 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 10, 1998
                                                     REGISTRATION NO. 333-55807
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                            AMENDMENT NO. 2 TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                              HOST MARRIOTT, L.P.
      (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS GOVERNING INSTRUMENT)

        DELAWARE                     7011                    52-2095412
    (STATE OR OTHER      (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
    JURISDICTION OF      CLASSIFICATION CODE NUMBER)     IDENTIFICATION NO.)
    INCORPORATION OR
      ORGANIZATION)

                             10400 FERNWOOD ROAD
                           BETHESDA, MARYLAND 20817
                                (301) 380-9000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                           CHRISTOPHER G. TOWNSEND
                               GENERAL COUNSEL
                             HOST MARRIOTT, L.P.
                             10400 FERNWOOD ROAD
                           BETHESDA, MARYLAND 20817
                                (301) 380-9000

(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:

                         J. WARREN GORRELL, JR., ESQ.
                           BRUCE W. GILCHRIST, ESQ.
                            HOGAN & HARTSON L.L.P.
                         555 THIRTEENTH STREET, N.W.
                         WASHINGTON, D.C. 20004-1109
                                (202) 637-5600

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

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

                              HOST MARRIOTT, L.P.

                        SUPPLEMENT DATED    , 1998 FOR

      PROSPECTUS/CONSENT SOLICITATION STATEMENT DATED     , 1998 FOR
                ATLANTA MARRIOTT MARQUIS II LIMITED PARTNERSHIP

  On the terms described in the Prospectus/Consent Solicitation Statement (the
"Consent Solicitation"), dated      , 1998, of which this Supplement (the
"Supplement") is a part, Host Marriott Corporation, ("Host") has adopted a plan to restructure its business operations so that it will qualify as a real estate investment trust ("REIT"). As part of this restructuring (the "REIT Conversion"), Host and its consolidated subsidiaries will contribute their full-service hotel properties and certain other businesses and assets to Host Marriott, L.P. (the "Operating Partnership") in exchange for units of limited partnership interest in the Operating Partnership ("OP Units") and the assumption of liabilities. The sole general partner of the Operating Partnership will be Host Marriott Trust ("Host REIT"), the entity into which Host will merge as part of the REIT Conversion. The Operating Partnership and Host REIT will operate together as an umbrella partnership REIT. Host REIT expects to qualify as a REIT beginning with its first full taxable year after the closing of the REIT Conversion, which Host REIT currently expects to be the year beginning January 1, 1999.

  Following the REIT Conversion and the Blackstone Acquisition, the Operating Partnership and its subsidiaries initially will own outright, or have controlling interests in, approximately 120 full-service hotels operating primarily under the Marriott, Ritz-Carlton, Four Seasons, Swissotel and Hyatt brand names (the "Hotels").

  As part of the REIT Conversion, the Operating Partnership is proposing to acquire by merger (the "Mergers") Atlanta Marriott Marquis II Limited Partnership, a Delaware limited partnership ("Atlanta Marquis" or the "Partnership"), and up to seven other limited partnerships (the "Partnerships") that own full-service hotels in which Host or its subsidiaries are general partners. As more fully described in the Consent Solicitation, limited partners of those Partnerships that participate in the Mergers will receive either OP Units or, at their election, unsecured % Callable Notes due December 15, 2005 issued by the Operating Partnership ("Notes"), in exchange for their partnership interests in such Partnerships (with respect to the Partnerships, those limited partners of the Partnerships who are unaffiliated with Host are referred to herein as the "Limited Partners," and with respect to Atlanta Marquis, the "Atlanta Marquis Limited Partners").

  Beginning one year after the Mergers, Limited Partners who retain OP Units will have the right to redeem their OP Units at anytime and receive, at the election of Host REIT, either freely tradeable, New York Stock Exchange listed Common Shares of Host REIT on a one-for-one basis (subject to adjustment) or cash in an amount equal to the market value of such shares (the "Unit Redemption Right").

  The number of OP Units to be allocated to Atlanta Marquis will be based upon
(i) its Exchange Value (as defined herein) and (ii) the price attributed to an OP Unit following the Merger, determined as described herein (but in no event
greater than $   per OP Unit). The principal amount of Notes that Atlanta
Marquis Limited Partners may elect to receive in exchange for the OP Units received in the Merger will be based upon Atlanta Marquis' Note Election Amount (as defined herein). See "Determination of Exchange Value of Atlanta Marquis and Allocation of OP Units." The estimated Exchange Value and Note Election Amount set forth herein may increase or decrease as a result of various adjustments, and will be finally calculated shortly before the Effective Date. Pursuant to the Merger, Atlanta Marquis Limited Partners have an estimated Exchange Value of $45,425 per Partnership Unit and a Note Election Amount of $27,255 per Partnership Unit.


RISK FACTORS

  In deciding whether to approve the Merger, Atlanta Marquis Limited Partners should consider certain risks and other factors. The General Partner believes that Atlanta Marquis Limited Partners should particularly consider the following, which should be read in conjunction with the information in the Consent Solicitation under "Risk Factors" and "Federal Income Tax
Consequences:"

                            Atlanta Marquis Supp-1

  . Substantial Benefits to Related Parties. Host REIT and its subsidiaries will realize substantial benefits from the Mergers and the REIT Conversion, including savings from a substantial reduction in corporate-level income taxes expected as a result of the REIT Conversion. To the extent that such anticipated benefits of the REIT Conversion are reflected in the value of Host's common stock prior to the Effective Date, such benefits will not be shared with the Limited Partners. Because of Host's significant ownership position in certain Partnerships (including Atlanta Marquis), the failure of one or more of these Partnerships, including Atlanta Marquis, to participate in a Merger likely would require that Host contribute some or all of its ownership interest in the Non-Participating Partnership to a taxable Non-Controlled Subsidiary, which would materially reduce the benefit to Host of the REIT Conversion as it applies to that interest.

  . Absence of Arm's Length Negotiations. No independent representative was retained to negotiate on behalf of the Atlanta Marquis Limited Partners or the other Limited Partners. Although the General Partner has obtained the Appraisal and the Fairness Opinion from AAA, AAA has not negotiated with the General Partner or Host and has not participated in establishing the terms of the Mergers. Consequently, the terms and conditions of the Mergers may have been more favorable to the Atlanta Marquis Limited Partners or the other Limited Partners if such terms and conditions were the result of arm's length negotiations.

  . Other Conflicts of Interest. The Mergers, the REIT Conversion and the recommendations of the General Partner involve the following conflicts of interest because of the relationships among Host, the Operating Partnership, the General Partners and SLC: (i) the General Partners, which are all subsidiaries of Host (except for PHLP, in which Host is the General Partner), must assess whether a Merger is fair and equitable to the Limited Partners of its Partnership, which involves considerations for Host and its subsidiaries that are different from those that affect the Limited Partners, (ii) the terms of the Leases of the Hotels, including Atlanta Marquis' Hotel, will be determined by Host, which will distribute the common stock of SLC, the parent of the Lessees, to its shareholders after such terms have been set and (iii) the terms of the Partnership Agreement, including provisions which benefit Host REIT, have been determined by Host. Such conflicts may result in decisions that do not fully reflect the interests of all Limited Partners, including the Atlanta Marquis Limited Partners.





  . Uncertainties at the Time of Voting Include the Number of OP Units to be
    Received. There are several other uncertainties at the time the Atlanta Marquis Limited Partners must vote on the Merger, including (i) the exact Exchange Value for Atlanta Marquis (which will be adjusted for changes in lender and capital expenditure reserves, indebtedness, deferred maintenance and other items prior to the Effective Date), (ii) the price of the OP Units for purposes of the Merger, which will be determined by reference to the post-Merger trading prices of Host REIT's Common Shares and which, together with the Exchange Value, will determine the number of OP Units the Atlanta Marquis Limited Partners will receive and (iii) the exact principal amount of the Notes that may be received in exchange for OP Units, which cannot be known until after the vote on the Merger. For these reasons, the Atlanta Marquis Limited Partners cannot know at the time they vote on the Merger these important aspects of the Merger.

  . Sale of Personal Property May Result in Gain to Atlanta Marquis Limited
    Partners. In order to facilitate the participation of Atlanta Marquis in the Merger without adversely affecting Host REIT's qualification as a REIT, the Operating Partnership will require, as part of the Merger, that Atlanta Marquis sell a portion of the personal property associated with the Hotel owned by Atlanta Marquis to a Non-Controlled Subsidiary. This sale would be a taxable transaction and may (although is not expected to) result in an allocation of a relatively modest amount of ordinary recapture income by Atlanta Marquis to Atlanta Marquis Limited Partners. This income, if any, will be allocated to each Atlanta Marquis Limited Partner in the same proportion and to the same extent that such Atlanta Marquis Limited Partner was allocated any deductions directly or indirectly giving rise to the treatment of such income as recapture income. An Atlanta Marquis Limited Partner who receives such an allocation of recapture income would not be entitled to any special distribution from Atlanta Marquis in connection with the sale of personal property.

                            Atlanta Marquis Supp-2

  . Exchange Value May Not Equal Fair Market Value of Atlanta Marquis'
    Hotel. Each Atlanta Marquis Limited Partner who retains OP Units will receive consideration with a deemed value equal to the Exchange Value of such Atlanta Marquis Limited Partner's Partnership Interest. The determination of the Exchange Value of Atlanta Marquis involves numerous estimates and assumptions. There is no assurance that the Exchange Value of Atlanta Marquis will equal the fair market value of the Hotel and other assets contributed by Atlanta Marquis. See "Determination of Exchange Value of Atlanta Marquis and Allocation of OP Units."

  . Price of OP Units Might Be Less than the Fair Market Value of the
    Partnership Interests. The price of an OP Unit, for purposes of the Mergers and the REIT Conversion, will be equal to the average closing price on the NYSE of a Host REIT Common Share for the first 20 trading days after the Effective Date of the Mergers (but in no event greater
    than $    per share). It is likely that, over time, the value of the publicly traded Common Shares of Host REIT (and therefore the value of the OP Units) will diverge from the deemed value of the OP Units used for purposes of the Mergers. This could result in the Atlanta Marquis Limited Partners receiving OP Units with an actual value that is less than either the price of the OP Units for purposes of the Mergers or the fair market value of their Partnership Interests.

  . Inability of Atlanta Marquis Limited Partners to Redeem OP Units for One
    Year. Atlanta Marquis Limited Partners who elect to retain OP Units received in the Merger will be unable to redeem such OP Units for one year following the Merger. Until then, Atlanta Marquis Limited Partners will bear the risk of illiquidity.

  . Current Host Common Stock Price May Not Necessarily Be Indicative of the
    Price of Host REIT Common Shares Following the REIT Conversion. Host's current stock price is not necessarily indicative of how the market will value Host REIT Common Shares following the REIT Conversion. The current stock price of Host reflects the current market valuation of Host's current business and assets (including the SLC common stock and the cash or securities to be distributed in connection with the REIT Conversion) and not the business and assets of Host REIT following the REIT Conversion.

  . Value of the Notes Will Be Less than the Exchange Value. At the same time that he votes on the Merger, each Atlanta Marquis Limited Partner also may elect to receive, at the time of the Merger in exchange for OP Units, an unsecured, seven-year Note of the Operating Partnership with a principal amount equal to the Note Election Amount of his Partnership Interest. The deemed value of the OP Units to be received by the Atlanta Marquis Limited Partners will exceed the principal amount of the corresponding Notes (because the Exchange Value will be higher than the Note Election Amount) and there is no assurance that the Note an Atlanta Marquis Limited Partner receives will have a value equal to either (i) the fair market value of the Atlanta Marquis Limited Partner's share of the Hotel and other assets owned by Atlanta Marquis or (ii) the principal amount of the Note. There will be no public market for the Notes. If the Notes are sold, they may sell at prices substantially below their issuance price. Noteholders are likely to receive the full principal amount of a Note only if they hold the Note to maturity, which is December 15, 2005, or if the Operating Partnership repays the Notes prior to maturity. Because the Notes are unsecured obligations of the Operating Partnership, they will be effectively subordinated to all secured debt of the Operating Partnership and all obligations of both Atlanta Marquis and the Operating Partnership's other subsidiaries. See "Description of the Notes." As of June 19, 1998, on a pro forma basis assuming the Full Participation Scenario, the Operating Partnership would have had aggregate consolidated debt of approximately $5.1 billion to which the Notes were effectively subordinated or which rank equally with such Notes.

  . Fundamental Change in Nature of Investment; Potential
    Underperformance. The Mergers and the REIT Conversion involve a fundamental change in the nature of an Atlanta Marquis Limited Partner's investment from holding an interest in Atlanta Marquis, which was structured as a tax shelter and tax credit investment, is a finite-life entity, has a fixed portfolio of one Hotel and distributes the cash flow from the operation of such Hotel to the Atlanta Marquis Limited Partners, to holding an interest in an infinite-life, operating real estate company with a portfolio of approximately 120 Hotels that (i) collects and distributes to its limited partners rents received from the Lessees (which will bear the risks and

                            Atlanta Marquis Supp-3
   receive the direct benefits of the Hotels' operations), (ii) has the ability to acquire additional hotels, (iii) is able to reinvest proceeds from sales or refinancings of existing Hotels in other hotels and (iv) has a publicly traded general partner. In addition, each Atlanta Marquis Limited Partner's investment will change from one that allows an Atlanta Marquis Limited Partner to receive a return of capital in the form of distributions from any net proceeds of a sale or refinancing of Atlanta Marquis' assets to an investment in which an Atlanta Marquis Limited Partner who retains OP Units likely would realize a return of capital only through the exercise of the Unit Redemption right. An Atlanta Marquis Limited Partner's share of the liquidation proceeds, if any, from the sale of the Atlanta Marquis Hotel could be higher than the amount realized upon exercise of the Unit Redemption Right (or payments on any Note received by an Atlanta Marquis Limited Partner who elects to exchange his OP Units for such Note). An investment in the Operating Partnership may not outperform an investment in Atlanta Marquis. See "Comparison of Ownership of Partnership Interests, OP Units and Common Shares."

  . Exposure to Market and Economic Conditions of Other Hotels. As a result of the Mergers, Atlanta Marquis Limited Partners who elect to retain OP Units will own interests in a much larger enterprise with a broader range of assets than Atlanta Marquis individually. A material adverse change affecting the Operating Partnership's assets will affect all Limited Partners, including Atlanta Marquis Limited Partners, regardless of whether a particular Limited Partner previously was an investor in such affected assets. Atlanta Marquis owns discrete assets and the Mergers and the REIT Conversion will significantly diversify the types and geographic locations of the Hotels in which the Atlanta Marquis Limited Partners will have interests. As a result, the Hotels owned by the Operating Partnership may be affected differently by economic and market conditions than the Hotel previously owned by Atlanta Marquis.

  . Atlanta Marquis Limited Partners Have No Cash Appraisal Rights. Atlanta
    Marquis Limited Partners who vote against the Merger have no right to receive cash based upon an appraisal of their Partnership Interests.

  . Uncertainties as to the Size and Leverage of the Operating Partnership.
    The Atlanta Marquis Limited Partners cannot know at the time they vote on the Merger the exact size and amount of leverage of the Operating Partnership. Host is an existing operating company that regularly issues and repays debt, acquires additional hotels and disposes of existing hotels. Also, some or all of the Partnerships may elect not to participate in a Merger. In addition, outside partners in certain Private Partnerships may not consent to a lease of their partnership's Hotel(s). In either such case, Host will contribute its interests in such Partnerships and Private Partnerships to the Operating Partnership, but the Operating Partnership may, in turn, contribute such interests to a Non-Controlled Subsidiary, which will be subject to corporate-level income taxation. Host also may repurchase outstanding securities or issue new debt or equity securities prior to the consummation of the Mergers and the REIT Conversion.

  . Lack of Control over Hotel Operations. Due to current federal income tax law restrictions on a REIT's ability to derive revenues directly from the operation of a hotel, the Operating Partnership will lease virtually all of its consolidated Hotels to the Lessees, which will operate the Hotels by continuing to retain the Managers pursuant to the Management Agreements. The Operating Partnership will not operate the Hotels or participate in the decisions affecting the daily operations of the Hotels. The Operating Partnership will have only a limited ability to require the Lessees or the Managers to operate or manage the Hotels in any particular manner and no ability to govern any particular aspect of their day-to-day operation or management. Therefore, the Operating Partnership will be dependent for its revenue upon the ability of the Lessees and the Managers to operate and manage the Hotels.

  . Expiration of Leases and Possible Inability to Find Other Lessees. The
    Leases will expire seven to ten years after the Effective Date and there can be no assurance that such Leases will be renewed (or if renewed, will be renewed on terms as favorable to the Operating Partnership). If the Leases are not renewed, the Operating Partnership will be required to find other lessees, which lessees must meet certain requirements set forth in the Management Agreements. There can be no assurance that satisfactory lessees could be found or as to the terms and conditions on which the Operating Partnership would be able to renew the Leases or enter into new leases with such lessees.

                            Atlanta Marquis Supp-4

  . Requisite Vote of Atlanta Marquis Limited Partners Binds All Atlanta
    Marquis Limited Partners. For Atlanta Marquis, approval by a majority of the Class A Limited Partners is required to approve the Merger, as described in "Voting Procedures--Required Vote and Other Conditions." Such approval will cause Atlanta Marquis to participate in the Merger and will bind all Atlanta Marquis Limited Partners, including Atlanta Marquis Limited Partners who voted against or abstained from voting with respect to the Merger.

  . Substantial Indebtedness of the Operating Partnership. The Operating
    Partnership will have substantial indebtedness. As of June 19, 1998, on a pro forma basis assuming the Full Participation Scenario, the Operating Partnership had outstanding indebtedness totaling approximately $5.1
    billion, which represents a   % debt-to-total market capitalization ratio
    on a pro forma basis at such date (based upon a price per Common Share of Host REIT of $ ). The Operating Partnership's business is capital intensive and it will have significant capital requirements in the future. The Operating Partnership's leverage level could affect its ability to (i) obtain financing in the future, (ii) undertake refinancings on terms and subject to conditions deemed acceptable by the Operating Partnership, (iii) make distributions to partners, (iv) pursue its acquisition strategy or (v) compete effectively or operate successfully under adverse economic conditions.

  . No Limitation on Debt. There are no limitations in Host REIT's or the Operating Partnership's organizational documents which limit the amount of indebtedness either may incur, although both the Notes and the Operating Partnership's other debt instruments will contain certain restrictions on the amount of indebtedness that the Operating Partnership may incur.

  . Rental Revenues from Hotels Subject to Rights of Lenders. In accordance with the mortgage loan agreements with respect to outstanding indebtedness of certain Hotel Partnerships, the rental revenues received by such Hotel Partnerships under certain Leases first will be used to satisfy the debt service on such outstanding indebtedness with only the cash flow remaining after debt service being available to satisfy other obligations of the Hotel Partnership (including paying property taxes and insurance, funding the required FF&E reserves for the Hotels and capital improvements and paying debt service with respect to unsecured debt) and to make distributions to holders of OP Units.

  . Ownership Limitations. No person or group may own, actually or constructively (as determined under the applicable Code provisions), (i) in excess of 9.8% of the number or value of outstanding Common Shares of Host REIT or (ii) in excess of 4.9% of the value of the OP Units (other than Host REIT and The Blackstone Group), subject to waiver or modification by Host REIT or the Operating Partnership, as the case may be, in certain limited circumstances.

  . Timing of the REIT Conversion. If the REIT Conversion does not occur in time for Host REIT to elect REIT status effective January 1, 1999, the effectiveness of Host REIT's election could be delayed to January 1, 2000, which would result in Host REIT continuing to pay corporate-level income taxes in 1999 and could cause the Blackstone Acquisition not to be consummated.

  . Effect of Subsequent Events upon Recognition of Gain. Even though the
    Atlanta Marquis Limited Partners (other than those who elect to receive a Note in exchange for OP Units) generally are not expected to recognize significant taxable gain at the time of the Merger, there are a variety of events and transactions (including the sale of the Hotel currently owned by Atlanta Marquis or the reduction of indebtedness securing the Hotel) that could cause an Atlanta Marquis Limited Partner to recognize all or a part of the gain that otherwise has been deferred through the REIT Conversion. See "Federal Income Tax Consequences--Tax Treatment of Atlanta Marquis Limited Partners Who Hold OP Units Following the Merger." Certain Hotels (including the Blackstone Hotels) will be covered by agreements with third parties which will restrict the Operating Partnership's ability to dispose of those properties or refinance their debt. If Atlanta Marquis elects to participate in the Merger, the Operating Partnership will succeed to an existing agreement that will restrict its ability to dispose of the Atlanta Marquis Hotel or to refinance the debt secured by such Hotel without compensating certain outside partners for the resulting adverse tax consequences. As for the remaining initial properties, the partnership agreement of the Operating

                            Atlanta Marquis Supp-5

   Partnership, which is substantially in the form attached to the Consent Solicitation as Appendix A (the "Partnership Agreement"), does not impose any restrictions on the Operating Partnership's ability to dispose of the Hotels or to refinance debt secured by the Hotels (but the Operating Partnership is obligated to pay any taxes Host REIT incurs as a result of such transactions). In addition, the Partnership Agreement provides that Host REIT, as general partner of the Operating Partnership, is not required to take into account the tax consequences of the limited partners in deciding whether to cause the Operating Partnership to undertake specific transactions (but the Operating Partnership is obligated to pay any taxes that Host REIT incurs as a result of such transactions) and the limited partners have no right to approve or disapprove such transactions. See "Description of OP Units--Sales of Assets."

  . Election to Exchange OP Units for Notes. An Atlanta Marquis Limited
    Partner who elects to receive a Note in connection with the Merger in exchange for his OP Units will be treated as having made a taxable disposition of his Partnership Interest. An Atlanta Marquis Limited Partner who receives a Note may be eligible to defer only a small portion, but not all, of that gain under the "installment sale" rules. An Atlanta Marquis Limited Partner with a "negative capital account" with respect to his Partnership Interest who elects to receive a Note will recognize "phantom income" in that amount at the time of the Merger in any event. See "Federal Income Tax Consequences--Tax Treatment of Atlanta Marquis Limited Partners Who Exercise Their Right to Make the Note Election."

  . Competition in the Lodging Industry. The profitability of the Hotels is subject to general economic conditions, the management abilities of the Managers (including primarily Marriott International), competition, the desirability of particular locations and other factors relating to the operation of the Hotels. The full-service segment of the lodging industry, in which virtually all of the Hotels operate, is highly competitive, and the Hotels generally operate in geographical markets that contain numerous competitors. The Hotels' success will be dependent, in large part, upon their ability to compete in such areas as access, location, quality of accommodations, room rate structure, the quality and scope of food and beverage facilities and other services and amenities. The lodging industry, including the Hotels (and thus the Operating Partnership), may be adversely affected in the future by (i) national and regional economic conditions, (ii) changes in travel patterns, (iii) taxes and government regulations which influence or determine wages, prices, interest rates, construction procedures and costs, (iv) the availability of credit and (v) other factors beyond the control of the Operating Partnership.

  . Failure of Host REIT to Qualify as a REIT for Tax Purposes. Taxation of
    Host REIT as a corporation if it fails to qualify as a REIT, and Host REIT's subsequent liability for federal, state and local taxes on its income and property, would, among other things, have the effect of reducing cash available for distribution to Host REIT's shareholders and materially reducing the value of the Common Shares and OP Units.

  . Failure of the Operating Partnership to Qualify as a Partnership for Tax
    Purposes. Taxation of the Operating Partnership as a corporation if it fails to qualify as a partnership and the Operating Partnership's subsequent liability for federal, state and local income taxes would, among other things, have the effect of reducing cash available for distribution to holders of OP Units, would cause Host REIT to fail to qualify as a REIT for tax purposes and would cause the holders of OP Units to recognize substantial taxable gain at the time the Operating Partnership ceases to qualify as a partnership.

  . Failure of the Leases to Qualify as Leases. If the Lease of the Hotel to the Lessee were to be disregarded for tax purposes (for example, because the Lease was determined to lack economic substance), Host REIT could fail to qualify as a REIT and the Operating Partnership might be treated as a corporation for federal income tax purposes, which would have a material adverse impact on the Atlanta Marquis Limited Partners and the value of the OP Units.

  . Change in Tax Laws. No assurance can be provided that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to Host REIT's qualification as a REIT or the federal income tax consequences of such qualification.

                            Atlanta Marquis Supp-6

  . Atlanta Marquis Limited Partners Need to Consult with Their Own Tax
    Advisors. Because the specific tax attributes of an Atlanta Marquis Limited Partner and the facts regarding such Atlanta Marquis Limited Partner's interest in Atlanta Marquis could have a material impact on the tax consequences to such Atlanta Marquis Limited Partner of the Merger, the subsequent ownership and disposition of OP Units or Notes and/or the subsequent ownership and disposition of Common Shares, it is essential that each Atlanta Marquis Limited Partner consult with his own tax advisors regarding the application of federal, foreign and state and local tax laws to such Atlanta Marquis Limited Partner's personal tax situation.

  . Effect of Possible Classification as a Publicly Traded Partnership on
    Passive Losses. There is a significant possibility that the Operating Partnership could be classified as a "publicly traded partnership," in which event the Atlanta Marquis Limited Partners would not be able to use suspended passive activity losses from other investments (including from Atlanta Marquis) to offset income from the Operating Partnership. It is estimated that each Atlanta Marquis Limited Partner who purchased his Partnership Interest at the time of the original offering of such Interests, has held such Partnership Interest continuously since that time and whose Partnership Interest has been his only investment in a passive activity would have a significant passive activity loss carryforward as of December 31, 1998.

  . Host's Substantial Deferred Tax and Contingent Liabilities. Host will have substantial deferred tax liabilities that are likely to be recognized in the next ten years (notwithstanding Host REIT's status as a REIT), and the IRS could assert substantial additional liabilities for taxes against Host for taxable years prior to the time Host REIT qualifies as a REIT. Under the terms of the REIT Conversion and the Partnership Agreement, the Operating Partnership will be responsible for paying (or reimbursing Host REIT for the payment of) all such tax liabilities as well as any other liabilities (including contingent liabilities and liabilities attributable to litigation that Host REIT may incur) whether such liabilities are incurred by reason of Host's activities prior to the REIT Conversion or the activities of Host REIT subsequent thereto.



  Because REITs are not permitted under current federal income tax law to derive revenues directly from the operation of hotels, the Operating Partnership will lease the Hotels to lessees (the "Lessees") that will operate the Hotels under the existing management agreements and pay rent to the Operating Partnership, as more fully described herein. The Lessees generally will be indirect controlled subsidiaries of HMC Senior Communities, Inc. ("SLC"), which currently is a wholly owned subsidiary of Host. SLC will become a separate public company when Host distributes the common stock of SLC and other consideration to its existing shareholders and the Blackstone Entities in connection with Host's distribution of its accumulated earnings and profits, which Host REIT is required to do in order to qualify as a REIT. Shares of Host REIT and SLC will become separately traded securities and the companies will operate independently. There will be no overlap between the boards of Host REIT and SLC. There will be a substantial overlap of shareholders of the two companies initially, but this likely will diverge over time.

  MARRIOTT MARQUIS CORPORATION (THE "GENERAL PARTNER"), THE GENERAL PARTNER OF ATLANTA MARQUIS, BELIEVES THAT THE MERGER PROVIDES SUBSTANTIAL BENEFITS AND IS FAIR TO THE ATLANTA MARQUIS LIMITED PARTNERS AND RECOMMENDS THAT ALL ATLANTA MARQUIS LIMITED PARTNERS VOTE FOR THE MERGER.

  The effects of the Mergers may be different for Limited Partners of the various Partnerships. This Supplement has been prepared to highlight for Atlanta Marquis Limited Partners the specific risks, benefits, effects and fairness of the Merger to them and to provide other information specific to Atlanta Marquis. Supplements have also been prepared for each of the other Partnerships. This Supplement, together with the supplements of the other Partnerships (collectively, the "Supplements"), are part of the Consent Solicitation. Upon receipt of a written request by a Limited Partner or his representative, so designated in writing, the General Partner will send a copy of any Supplement without charge. All requests for a copy of a Supplement should be directed to: Investor Relations, 10400 Fernwood Road, Bethesda, Maryland 20817, telephone number 301-380-2070 (between the hours of 9:00 a.m. and 4:00 p.m., eastern time).

                            Atlanta Marquis Supp-7

  All cross-references refer to the Consent Solicitation unless the context indicates otherwise. Capitalized terms not defined herein shall have the meaning set forth in the Consent Solicitation. The information contained herein, unless otherwise indicated, assumes the REIT Conversion occurs with all Partnerships participating and no Notes being issued (the "Full Participation Scenario").

EXPECTED BENEFITS OF THE MERGER

  The General Partner believes that participating in the Merger would likely be beneficial to the Atlanta Marquis Limited Partners for the reasons set forth below. This information is qualified by and should be read in conjunction with the information in the Consent Solicitation under "Background and Reasons for the Mergers and the REIT Conversion--Reasons for the Mergers." These benefits, which should be viewed as alternatives to continuing the business and operations of Atlanta Marquis, are expected to include:

  . Exchange Value of Atlanta Marquis. Atlanta Marquis Limited Partners who elect to retain OP Units in the Merger will receive OP Units with an estimated Exchange Value equal to $45,425 per Partnership Unit.

  . Enhanced Liquidity of Investment. The REIT Conversion will offer Atlanta
    Marquis Limited Partners significantly enhanced liquidity with respect to their investments in Atlanta Marquis because, commencing one year following the Effective Date, Atlanta Marquis Limited Partners who retain OP Units will be able to exercise their Unit Redemption Right at any time, subject to certain limited exceptions. Host has approximately 204 million shares of common stock outstanding and is expected to have a
    total common equity market capitalization of approximately $   billion
    after giving effect to the estimated $    million earnings and profits
    distribution (based on Host's $   closing price per share on the NYSE on
         , 1998). The exercise of the Unit Redemption Right, however, generally would result in recognition of taxable income or gain at that time.

  . Public Market Valuation of Assets. The Partnership Units of Atlanta
    Marquis currently trade at a discount to the net asset value of Atlanta Marquis' assets. In contrast, the General Partner believes that by exchanging interests in Atlanta Marquis, which is a non-traded, finite-life limited partnership with a fixed portfolio for interests in an infinite-life real estate company focused primarily on a more diverse and growing full-service hotel portfolio and providing valuation based upon publicly traded Common Shares of Host REIT, the Atlanta Marquis Limited Partners will have the opportunity to participate in the recent trend toward ownership of real estate through a publicly traded entity, which, in many instances, has resulted in market valuations of public real estate companies in excess of the estimated net asset values of those companies. There can be no assurance, however, that the Common Shares of Host REIT will trade at a premium to the private market values of the Operating Partnership's assets or that the relative pricing differential will not change or be eliminated in the future. Also, the benefit of Host's conversion to a REIT will not be shared by the Atlanta Marquis Limited Partners if and to the extent that such benefit is reflected in the market valuation of Host's common stock prior to the REIT Conversion.

  . Regular Quarterly Cash Distributions. The General Partner expects that the Operating Partnership will make regular quarterly cash distributions to holders of OP Units. The General Partner expects that these distributions will be higher than the estimated cash distributions for 1998 of Atlanta Marquis, and in any event, the ability to receive distributions quarterly and in regular amounts would be enhanced. For additional information regarding historical and estimated future distributions for Atlanta Marquis and the other Partnerships, see "Background and Reasons for the Mergers and the REIT Conversion--Reasons for the Mergers."

  . Substantial Tax Deferral. The General Partner expects that Atlanta
    Marquis Limited Partners who do not elect to receive a Note in exchange for OP Units generally should be able to obtain the benefits of the Merger while continuing to defer recognition for federal income tax purposes of at least a substantial portion, if not all, of the gain with respect to their Partnership Interests that otherwise would be recognized in the event of a liquidation of Atlanta Marquis or a sale or other disposition of its assets in a

                            Atlanta Marquis Supp-8
   taxable transaction (although Atlanta Marquis Limited Partners may (although are not expected to) recognize a relatively modest amount of ordinary income as the result of required sales of personal property to a Non-Controlled Subsidiary in order to facilitate Host REIT's qualification as a REIT). Thereafter, such Atlanta Marquis Limited Partners generally should be able to defer at least a substantial portion of such built-in gain until they elect to exercise their Unit Redemption Right or the Hotel currently owned indirectly by Atlanta Marquis is sold or otherwise disposed of in a taxable transaction by the Operating Partnership or the debt now secured by the Hotel is repaid, prepaid or substantially reduced. If Atlanta Marquis participates in the Merger, the Operating Partnership will succeed to an existing agreement that will restrict its ability to dispose of the hotel owned indirectly by Atlanta Marquis or to refinance the debt secured by such hotel for approximately 11 1/2 years beyond the consummation of the Merger without compensating certain outside partners for the resulting adverse tax consequences. The federal income tax consequences of the Merger are highly complex and, with respect to each Atlanta Marquis Limited Partner, are dependent upon many variables, including the particular circumstances of such Atlanta Marquis Limited Partner. See "Federal Income Tax Consequences--Tax Consequences of the Merger." Each Atlanta Marquis Limited Partner is urged to consult with his own tax advisors as to the consequences of the Merger in light of his particular circumstances.

  . Risk Diversification. Participation in the Merger, as well as future hotel acquisitions by the Operating Partnership, will reduce the dependence of Atlanta Marquis Limited Partners upon the performance of, and the exposure to the risks associated with, Atlanta Marquis' Hotel and spread such risk over a broader and more varied portfolio, including more diverse geographic locations and multiple brands. See "Business and Properties--Business Objectives."

  . Reduction in Leverage and Interest Costs. It is expected that the Operating Partnership will have a significantly lower leverage to value ratio than Atlanta Marquis currently, which has a leverage ratio of 71% (calculated as a percentage of Appraised Value), resulting in significant interest and debt service savings and greater financial stability.

  . Growth Potential. The General Partner believes that the Atlanta Marquis
    Limited Partners, by owning interests in a publicly traded real estate company focused primarily on a more diverse and growing upscale and luxury full-service hotel portfolio, will be able to participate in growth opportunities that would not otherwise be available to them.

  . Greater Access to Capital. With publicly traded equity securities, a larger base of assets and a substantially greater equity value than Atlanta Marquis individually, Host REIT expects to have greater access to the capital necessary to fund the Operating Partnership's operations and to consummate acquisitions on more attractive terms than would be available to Atlanta Marquis individually. This greater access to capital should provide greater financial stability to the Operating Partnership and reduce the level of risk associated with refinancing existing loans upon maturity, as compared to Atlanta Marquis individually.

  If Atlanta Marquis does not participate in the Merger, its business will continue in its current manner; however, the Operating Partnership may elect to contribute some or all of its interest in Atlanta Marquis to a Non-Controlled Subsidiary.

DETERMINATION OF EXCHANGE VALUE OF ATLANTA MARQUIS AND ALLOCATION OF OP UNITS

  GENERAL. The Exchange Value of Atlanta Marquis will be equal to the greatest of its Adjusted Appraised Value, Continuation Value and Liquidation Value, each of which has been determined as follows:

  . Adjusted Appraised Value. The General Partner has retained AAA to determine the market value of the Hotel as of March 1, 1998 (the "Appraised Value"). The "Adjusted Appraised Value" of Atlanta Marquis equals the Appraised Value of its Hotel, adjusted as of the Final Valuation Date for lender reserves, capital expenditure reserves, existing indebtedness (including a "mark to market" adjustment to reflect the market value of such indebtedness), certain deferred maintenance costs, deferred management fees and transfer and recordation taxes and fees.


                            Atlanta Marquis Supp-9

  . Continuation Value. The "Continuation Value" of Atlanta Marquis represents AAA's estimate, as adopted by the General Partner, of the discounted present value, as of January 1, 1998, of the Atlanta Marquis limited partners' share of estimated future cash distributions and estimated net sales proceeds (plus lender reserves), assuming that Atlanta Marquis continues as an operating business for twelve years and its assets are sold on December 31, 2009 for their then estimated market value.

  . Liquidation Value. The "Liquidation Value" of Atlanta Marquis represents the General Partner's estimate of the net proceeds to Atlanta Marquis limited partners resulting from the assumed sale as of December 31, 1998 of the Hotel of Atlanta Marquis, at its Adjusted Appraised Value (after eliminating any "mark to market" adjustment and adding back the deduction for transfer and recordation taxes and fees, if any, made in deriving the Adjusted Appraised Value), less (i) estimated liquidation costs, expenses and contingencies equal to 2.5% of Appraised Value and (ii) prepayment penalties or defeasance costs, as applicable.

  Final determination of the Exchange Value of Atlanta Marquis will be made as of the end of the four week accounting period ending at least 20 days prior to the Effective Date (the "Final Valuation Date") and will be equal to the greatest of Adjusted Appraised Value, Continuation Value and Liquidation Value as of such date. Adjusted Appraised Value, Continuation Value and Liquidation Value will be adjusted as of the Final Valuation Date (i) to reflect the amount of lender and capital expenditure reserves and the amount of deferred management fees as of such date, (ii) to increase the Adjusted Appraised Value by any amounts actually expended by Atlanta Marquis after the Initial Valuation Date to perform deferred maintenance that were previously subtracted in determining the estimated Adjusted Appraised Value of Atlanta Marquis and
(iii) to reflect any changes in Atlanta Marquis' other reserves, such as for litigation expenses and indemnification costs and any revised estimates of transfer and recordation taxes and fees.

  APPRAISED VALUE. Atlanta Marquis' Hotel was appraised as of March 1, 1998 by AAA, an independent, nationally recognized hotel valuation and financial advisory firm experienced in the appraisals of lodging properties such as Atlanta Marquis' Hotel. The appraisal (the "Appraisal") was reviewed by a Member Appraisal Institute ("MAI") appraiser and certified by such MAI appraiser as having been prepared in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation.

  The purpose of the Appraisal is to provide an estimate of the "Market Value" of the Hotel. "Market Value" means the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably and assuming the price is not affected by undue stimuli. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby: (i) the buyer and seller are equally motivated; (ii) both parties are well informed or well advised, and each is acting in what he considers his own best interest; (iii) a reasonable time frame is allowed for exposure in the open market; (iv) payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto and (v) the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale. AAA made a site visit at Atlanta Marquis' Hotel for purposes of the Appraisal.

  In preparing the Appraisal, AAA relied primarily on the income capitalization method of valuation, and then compared the value estimated by this method with recent sales of comparable properties, as a check on the reasonableness of the value determined through the income capitalization method. AAA employed the following procedures for determining the Appraised Value of Atlanta Marquis' Hotel:

  . Historical 1997 and Projected Year's Earnings. AAA reviewed the historical 1997 net operating income (i.e., income before interest, taxes, depreciation and amortization) ("NOI") prior to incentive management fees and certain capital expenditures for the Hotel. AAA also prepared a projection of the net operating income prior to incentive management fees and certain capital expenditures for the Hotel for the twelve month period ending February 28, 1999 (the "Projected Year"), using historical financial

                            Atlanta Marquis Supp-10
   information for the Hotel, budget information, a survey with the manager of the Hotel addressing the physical condition of the Hotel, local market conditions (including business mix, demand generators, future trends and predictability of business), changes in the competitive environment, comparison with direct competitors of the Hotel and risk factors relating to the Hotel. The resulting gross margin (ratio of total revenues to NOI prior to incentive management fees) was checked against AAA's database of the gross margins for similar hotels for reasonableness.

  . Impact of Incentive Management Fees. AAA estimated a normalized annual amount of incentive management fees payable under the applicable management agreement and subtracted this amount from the net operating income prior to incentive management fees and certain capital expenditures for 1997 and the Projected Year.

  . Impact of Owner Funded Capital Expenditures. AAA estimated normalized annual amounts of owner funded capital expenditures (over and above the FF&E reserve) based in part on projected owner funded capital expenditures estimated in the Engineering Study, including, in the case of Atlanta Marquis, certain identified 1998 capital expenditures for which reserves have been set aside. The normalized amounts were then subtracted from the NOI prior to owner funded capital expenditures for 1997 and the Projected Year.

  . Capitalization of Adjusted NOI. AAA then capitalized the amount resulting from the foregoing adjustments ("Adjusted NOI") for 1997 and the Projected Year by dividing such amounts by capitalization rates that AAA determined to be appropriate. A capitalization rate represents the relationship between net operating income and sales prices of income producing property. AAA selected the capitalization rates based upon its review of current published surveys reflecting the opinions of investors and participants such as REITs, hotel acquisition/management companies and pension funds, lenders, brokers and consultants as to current capitalization rates, and its own database of capitalization rates reflected in recent transactions, adjusted for factors specific to the Hotel, such as location, physical condition, reserve policies, local market volatility and competition, guest mix, renovation influences and other income characteristics. AAA used separate capitalization rates that it deemed appropriate to capitalize 1997 historical Adjusted NOI and estimated Projected Year's Adjusted NOI. AAA then estimated the value of the Hotel based upon each of the values estimated by capitalizing 1997 and Projected Year's Adjusted NOI and its professional judgment. The following table sets forth the effective capitalization rates for 1997 and Projected Year's Adjusted NOI resulting from AAA's estimated Appraised Value of Atlanta Marquis' Hotel.

  RESULTING EFFECTIVE CAPITALIZATION RATES FOR APPRAISALS OF ATLANTA MARQUIS'
                                     HOTEL

                                                          PROJECTED YEAR
            1997                                    (ENDING FEBRUARY 28, 1999)
            ----                                    --------------------------
            9.4%                                               9.4%

  The resulting Appraised Value of Atlanta Marquis' Hotel, as estimated by AAA, is $ 255,000,000.

  . Comparison with Comparable Sales. AAA checked the Appraised Value of the
    Hotel derived by the foregoing procedures against its database of comparable sale transactions for reasonableness.

  The Appraised Value assumes all contractual provisions for FF&E reserves are adequate and have not been reduced to reflect deferred maintenance or environmental remediation costs with respect to Atlanta Marquis' Hotel (but estimated deferred maintenance costs have been deducted in estimating the Adjusted Appraised Value of the Atlanta Marquis' Hotel). The Appraised Value did not take into account the costs that might be incurred in selling the Hotel (but estimated costs for transfer and recordation taxes and fees have been deducted in estimating the Adjusted Appraised Value of the Hotel).

  The Appraisal is not a guarantee of present or future values and no assurance can be given as to the actual value of Atlanta Marquis' Hotel. The Appraisal should be read in conjunction with other information, such as, but not limited to, the audited financial statements of Atlanta Marquis.

                            Atlanta Marquis Supp-11

  The Appraised Value, and the assumptions underlying the projections on which the Appraised Value is based, are contingent upon a series of future events, the outcomes of which are not necessarily within the Operating Partnership's control and cannot be determined at this time. There can be no assurance that another appraiser would not have arrived at a different result. Some of the assumptions inevitably will not materialize and unanticipated events and circumstances will occur subsequent to the date of the Appraisal. Furthermore, the actual results achieved from Atlanta Marquis' Hotel will vary from the results projected in the Appraisal and the variations may be material.

  ADJUSTED APPRAISED VALUE. The Adjusted Appraised Value of Atlanta Marquis was determined by making various adjustments to the Appraised Value of Atlanta Marquis' Hotel, as described below.

  . Lender Reserves. Atlanta Marquis' debt service reserves are required to be held by third-party lenders. The amount of these lender reserves as of the Initial Valuation Date was added to the Appraised Value of the Hotel. A final determination of the lender reserves of Atlanta Marquis will be made on the Final Valuation Date and any changes in such reserves will be reflected in the Adjusted Appraised Value.

  . 1998 Capital Expenditure Reserve. For Atlanta Marquis, an amount equal to the capital expenditure reserve which was set aside as of March 1, 1998 for various identified capital improvements in 1998 (which amounts resulted in reductions in the Appraised Value as described above) was added back to the Appraised Value.

  . Mortgage and Other Debt. The estimated principal balance and accrued interest as of the Effective Date (assumed to be December 31, 1998) of all mortgage and other debt of Atlanta Marquis has been subtracted from the Appraised Value.

  . Mark to Market Adjustments. The third-party loans of the Partnerships have various interest rates and terms to maturity. In order to reflect the market value of the third-party loans of Atlanta Marquis, the estimated Adjusted Appraised Value for Atlanta Marquis has been increased to "mark to market" the interest rate for such loans. This adjustment has been estimated by comparing the interest cost using the applicable interest rates on existing third-party loans over their remaining term to the interest cost using the interest rate that the Operating Partnership believes it would be able to obtain for unsecured debt in the market as of the Final Valuation Date (which would have been % per annum based on a 225 basis point (2.25 percent) spread over the yield on seven-year U.S.
    Treasury securities as of      , 1998). The mark to market adjustment for
    the loan was calculated by determining the difference between the present values, as of December 31, 1998, of the interest payments over the remaining term of the loan from January 1, 1999 to maturity using the actual interest rate as the discount rate as compared to using the assumed market rate as the discount rate.

  . Deferred Management Fees. The amount of deferred management fees
    (management fees earned by the manager pursuant to the management agreement and not paid currently) estimated to be payable under the Management Agreement of Atlanta Marquis as of December 31, 1998 have been subtracted from the Appraised Value. The amount of such deferred management fees will be recalculated as of the Final Valuation Date.

  . Deferred Maintenance Costs. The estimated cost to complete any deferred maintenance items identified in the Engineering Study relating to the Atlanta Marquis' Hotel have been subtracted from the Appraised Value. The adjustments for this item will be reduced at the Final Valuation Date to reflect amounts expended after the Initial Valuation Date to perform such deferred maintenance. No adjustments have been made for previously budgeted capital expenditures or deferred maintenance costs estimated in the Engineering Study that are reflected in the cash flow projections used for purposes of estimating the Appraised Value.

                            Atlanta Marquis Supp-12

  The following table sets forth the adjustments to the Appraised Value of Atlanta Marquis' Hotel made to derive the estimated Adjusted Appraised Value for Atlanta Marquis as of the Initial Valuation Date.


     CALCULATION OF ESTIMATED ADJUSTED APPRAISED VALUE FOR ATLANTA MARQUIS
                       AS OF THE INITIAL VALUATION DATE
              (IN THOUSANDS, EXCEPT PER PARTNERSHIP UNIT AMOUNT)

      Appraised Value................................................ $ 255,000
      Lender reserves................................................     3,600
      Capital expenditure reserve....................................    16,750
      Mortgage debt..................................................  (162,047)
      Other debt.....................................................   (20,134)
      Mark to market adjustment......................................     4,693
      Deferred maintenance costs.....................................      (607)
                                                                      ---------
      Estimated Adjusted Appraised Value............................. $  97,255
                                                                      =========
      Limited partners' share........................................ $  22,255
      Per Partnership Unit........................................... $  41,991

  CONTINUATION VALUE. AAA estimated the Continuation Value of Atlanta Marquis using the following methodology:

  . Estimated Future Cash Distributions. AAA prepared estimates of future partnership cash flow for Atlanta Marquis for the 12-year period from January 1, 1998 through December 31, 2009 based upon the estimated 1998 NOI before incentive management fees used in the Appraisals and for each subsequent year applying an assumed annual stabilized growth rate (as shown in the table below) developed by AAA for this analysis. For each year in the projection period, AAA estimated the amount of cash available for distribution to Atlanta Marquis' limited partners after payment of all management fees, debt service, owner funded capital expenditures based on the Engineering Study and other partnership expenses and after application of the applicable partnership agreement provisions. AAA assumed that Atlanta Marquis' FF&E reserve was adequate and understood that Host determined that there were no reserve shortfalls or surpluses.

  . Determination of Residual Value. To estimate the residual value of the Atlanta Marquis limited partners' interest in Atlanta Marquis at the end of the 12-year period, AAA assumed that the Atlanta Marquis Hotel would be sold as of December 31, 2009 at its then market value. AAA estimated the market value of the Hotel as of such date by applying an exit capitalization rate that it deemed appropriate, using the factors described above in connection with the "--Appraised Value," which is set forth in the table below, to the estimated Adjusted NOI for 2009 (estimated as described above). AAA then subtracted estimated sales costs of 2.0% of the estimated market value, added lender reserves and subtracted the estimated outstanding principal balance of debt as of December 31, 2009 and deferred management fees to arrive at net sales proceeds available for distribution to partners. AAA then determined what portion of such estimated net sales proceeds would be distributable to Atlanta Marquis' limited partners under the partnership and debt agreements.

  . Discounting Distributions to Present Value. As a final step, AAA discounted the estimated future cash distributions to Atlanta Marquis' limited partners from operations and estimated net sales proceeds to their present value as of January 1, 1998, using a discount rate of 20% per annum. AAA believes that this discount rate reflects the return on investment that investors expect from leveraged investments of this nature.

                            Atlanta Marquis Supp-13

  The growth rate and exit capitalization rate used to determine the estimated Continuation Value for Atlanta Marquis are as set forth below:

                     GROWTH RATE, EXIT CAPITALIZATION RATE
             AND ESTIMATED CONTINUATION VALUE FOR ATLANTA MARQUIS

                                                                 ESTIMATED
                          EXIT CAPITALIZATION RATE           CONTINUATION VALUE
        GROWTH RATE                (2009)                  (PER PARTNERSHIP UNIT)
        -----------       ------------------------         ----------------------
           4.40%                   9.80%                          $45,425

  LIQUIDATION VALUE. The Liquidation Value of Atlanta Marquis was estimated by the General Partner and represents the estimated value of Atlanta Marquis if all of its assets were sold as of December 31, 1998. Such value was based upon the Adjusted Appraised Value of Atlanta Marquis, with the following adjustments: (i) the "mark to market" adjustment used to estimate the Adjusted Appraised Value was eliminated and instead prepayment or defeasance costs that would be payable under existing debt agreements (regardless of whether the debt in fact can be prepaid on December 31, 1998) were deducted from the Appraised Value; and (ii) the deduction for transfer and recordation taxes and fees used to estimate the Adjusted Appraised Value was eliminated and instead an amount equal 2.5% of the Appraised Value of Atlanta Marquis' Hotel was subtracted from the Appraised Value for estimated liquidation costs, expenses and contingencies. The General Partner then determined the portion of the estimated Liquidation Value that would be distributable to Atlanta Marquis' limited partners under the terms of the partnership agreement and other contractual arrangements.

  The following table sets forth the adjustments made to the Adjusted Appraised Value to estimate the Liquidation Value of Atlanta Marquis as of the Initial Valuation Date:

         CALCULATION OF ESTIMATED LIQUIDATION VALUE OF ATLANTA MARQUIS
                       AS OF THE INITIAL VALUATION DATE
              (IN THOUSANDS, EXCEPT PER PARTNERSHIP UNIT AMOUNT)

      Appraised Value................................................ $ 255,000
      Lender reserves................................................     3,600
      Capital expenditure reserve....................................    16,750
      Mortgage debt..................................................  (162,047)
      Other debt.....................................................   (20,134)
      Prepayment/defeasance costs....................................   (10,972)
      Deferred maintenance costs.....................................      (607)
      Sales costs....................................................    (6,375)
                                                                      ---------
      Estimated Liquidation Value.................................... $  75,215
                                                                      =========
      Limited partners' share........................................ $     215
      Per Partnership Unit........................................... $     406

  ESTIMATED EXCHANGE VALUE. The following table sets forth the estimated Exchange Value of Atlanta Marquis (based upon the greatest of its estimated Adjusted Appraised Value, estimated Continuation Value and estimated Liquidation Value), the estimated minimum and pro forma number of OP Units to be received and the estimated Note Election Amount for Atlanta Marquis, all on a per Partnership Unit basis as of the Initial Valuation Date. The estimated Exchange Value for Atlanta Marquis will be received by each Atlanta Marquis Limited Partner retaining OP Units in the Merger. The estimated Note Election Amount for Atlanta Marquis (which will be received by Atlanta Marquis Limited Partners electing to receive Notes in exchange for OP Units) is equal to 60% of its Exchange Value for Atlanta Marquis. The estimated values set forth below may increase

                            Atlanta Marquis Supp-14
or decrease as a result of various adjustments, which will be finally calculated as of the Final Valuation Date but will not change as a result of less than all of the Partnerships participating in the Mergers. The actual number of OP Units to be received by the Atlanta Marquis Limited Partners will be based on the average closing price on the NYSE of a Host REIT Common Share for the 20 trading days after the Effective Date.

                        ESTIMATED EXCHANGE VALUE,

               NUMBER OF OP UNITS AND NOTE ELECTION AMOUNT
                              OF ATLANTA MARQUIS
                            PER PARTNERSHIP UNIT(1)

      ESTIMATED                                       ESTIMATED   ESTIMATED  ESTIMATED
      ADJUSTED     ESTIMATED    ESTIMATED  ESTIMATED   MINIMUM    PRO FORMA    NOTE
      APPRAISED   CONTINUATION LIQUIDATION EXCHANGE   NUMBER OF   NUMBER OF  ELECTION
        VALUE        VALUE        VALUE    VALUE(2)  OP UNITS(3) OP UNITS(4) AMOUNT(5)
      ---------   ------------ ----------- --------- ----------- ----------- ---------
       $41,991      $45,425       $406      $45,425                 2,271     $27,255

--------
(1) A Partnership Unit in Atlanta Marquis represents an original investment of $100,000.
(2) The estimated Exchange Value is equal to the greatest of estimated Adjusted Appraised Value, estimated Continuation Value and estimated Liquidation Value.

(3) Assumes the price of an OP Unit is $    , which is the maximum price for
    purposes of the Merger.

(4) Assumes the price of an OP Unit is $20.00, which is the price used for purposes of the pro forma financial statements.

(5) The principal amount of Notes is equal to the greater of (i) the Liquidation Value or (ii) 60% of the Exchange Value (the "Note Election Amount").

  Price of OP Units to Pay Exchange Value to Atlanta Marquis Limited
Partners. Each Atlanta Marquis Limited Partner will receive OP Units with a deemed value equal to the Exchange Value of such Atlanta Marquis Limited Partner's Partnership Interests. The price of an OP Unit for this purpose will be equal to the average closing price on the NYSE of a Host REIT Common Share for the 20 trading days after the Effective Date of the Mergers (but in no
event greater than $     per share). The closing price per share of Host
common stock on the NYSE was $   , on       , 1998.

  Atlanta Marquis Limited Partners at the Effective Date of the Merger who retain OP Units will receive cash distributions from Atlanta Marquis for all of 1998 and, if the Merger does not occur in 1998, any portion of 1999 prior to the Merger for which period they do not receive a cash distribution from the Operating Partnership. Cash distributions will be made by Atlanta Marquis in accordance with its partnership agreement on or before June 1, 1999 in respect of 1998 operations and, if the Merger does not occur prior to January 1, 1999, within 90 days after the Effective Date of the Merger in respect of any 1999 operations. Atlanta Marquis Limited Partners at the Effective Date of the Merger who receive Notes in exchange for OP Units will participate in the same distributions from Atlanta Marquis as Limited Partners who retain OP Units but will not receive any distributions from the Operating Partnership with respect to periods after the Effective Date of the Merger.

  No fractional OP Units will be issued. Fractional amounts less than or equal to 0.50 of an OP Unit will be rounded down to the next whole number and fractional amounts greater than 0.50 will be rounded up to the next whole number of OP Units.

VALUATION OF THE GENERAL PARTNER'S INTEREST IN ATLANTA MARQUIS AND ALLOCATION OF OP UNITS TO THE GENERAL PARTNER

  The value of the General Partner's interest will be equal to the aggregate Exchange Value of Atlanta Marquis minus the aggregate Exchange Value of the Atlanta Marquis Limited Partners' Partnership Interests (giving effect to the applicable distribution preferences in the Atlanta Marquis partnership agreement). The number of OP Units that will be received by the General Partner will be equal to the value of its interest in Atlanta Marquis divided by the same price per OP Unit used to determine the number of OP Units to be received

                            Atlanta Marquis Supp-15
by Atlanta Marquis Limited Partners. The total number of OP Units that will be owned directly or indirectly by Host REIT (including OP Units owned by the General Partner) will be equal to the number of outstanding shares of common stock of Host at the Effective Date.

  The following table sets forth the estimated value of the General Partner's and its affiliate's interest in Atlanta Marquis based upon the estimated aggregate Exchange Value of the Atlanta Marquis Limited Partners' Partnership Interests as of the Initial Valuation Date and the minimum and pro forma number of OP Units estimated to be received by the General Partner and its affiliate in respect thereof.

   ESTIMATED VALUE OF THE GENERAL PARTNER'S AND ITS AFFILIATE'S INTEREST AND
                            NUMBER OF OP UNITS

                              (IN THOUSANDS)

Aggregate Exchange Value...............................................  $88,662
Limited Partners' share of aggregate Exchange Value....................   24,075
                                                                         -------
Value of General Partner's interest(1).................................  $64,587
Value of Host's limited partner interest...............................       68
                                                                         -------
Total Host interest....................................................  $64,655
                                                                         =======
Number of OP Units:
 Minimum(2)............................................................
 Pro Forma(3)..........................................................    3,233

--------

(1)Amount includes the Class B Limited Partner interest owned by an affiliate of the General Partner.

(2)Assumes the price of an OP Unit is $   , which is the maximum price for
  purposes of the Mergers.

(3)Assumes the price of an OP Unit is $20.00, which is the price used for purposes of the pro forma financial statements.

CASH DISTRIBUTIONS

  Historical Cash Distributions Paid by Atlanta Marquis. The following table sets forth the distributions paid to Atlanta Marquis Limited Partners (per Partnership Unit) during the periods indicated. The information below should be read in conjunction with the information in this Supplement under the caption "Selected Financial Data."

             HISTORICAL CASH DISTRIBUTIONS PAID BY ATLANTA MARQUIS

                        (PER PARTNERSHIP UNIT)(1)

                                     FIRST TWO
                                     QUARTERS            FISCAL YEAR
                                     --------- --------------------------------
                                       1998    1997  1996   1995   1994   1993
                                     --------- ---- ------ ------ ------ ------
From net income....................   $  --    $--  $1,522 $4,386 $3,444 $2,979
Representing return of capital(2)..    5,000    --     --     --     --     --
Payments due to reallocation of
 losses(3).........................      --     284    --     --     844  1,411
                                      ------   ---- ------ ------ ------ ------
  Total............................   $5,000   $284 $1,522 $4,386 $4,288 $4,390
                                      ======   ==== ====== ====== ====== ======

--------
(1) A Partnership Unit represents a $100,000 original investment in Atlanta Marquis.
(2) Computed as all distributions in excess of distributions from operating cash flow.

(3) Represents amounts paid by the General Partner to the Atlanta Marquis Limited Partners to compensate them for allocations of tax losses resulting from the 1990 debt refinancing.

  Compensation and Distributions to the General Partner. Under Atlanta Marquis' partnership agreement, the General Partner does not receive fees or compensation in connection with managing the affairs of Atlanta Marquis but the General Partner and its affiliates are reimbursed for certain costs and expenses incurred on behalf

                            Atlanta Marquis Supp-16
of Atlanta Marquis. In addition, the General Partner is entitled to distributions related to its interests in Atlanta Marquis. The following information has been prepared to compare the amount of reimbursements paid and cash distributions made by Atlanta Marquis to the General Partner and its affiliates to the amounts that would have been paid if the reimbursement and distribution structure which will be in effect after the REIT Conversion had been in effect for the periods presented.

  Following the REIT Conversion, Host REIT will be operated as a self-administered REIT and as a result no reimbursements or other compensation will be received by the General Partner.

  The following table sets forth the reimbursements and distributions paid by Atlanta Marquis to its General Partner and its affiliates for the last three fiscal years and the First Two Quarters 1998 ("Historical") and the reimbursements and distributions that would have been paid to the General Partner and its affiliates for the last fiscal year and the First Two Quarters 1998 if the REIT Conversion had been in effect, assuming the Full Participation Scenario ("Pro Forma") and assuming a distribution per OP Unit of $1.05 per year during such period, which is the midpoint of the expected distribution range for 1999.

                         HISTORICAL AND PRO FORMA

  REIMBURSEMENTS AND DISTRIBUTIONS TO THE GENERAL PARTNER AND ITS AFFILIATES

                              (IN THOUSANDS)

                                                             FISCAL YEAR
                          FIRST TWO QUARTERS  ------------------------------------------
                                 1998                 1997            1996       1995
                         -------------------- -------------------- ---------- ----------
                         HISTORICAL PRO FORMA HISTORICAL PRO FORMA HISTORICAL HISTORICAL
                         ---------- --------- ---------- --------- ---------- ----------
Reimbursements(1).......    $684     $  --       $196     $  --       $65        $ 84
Distributions(2)........     --       1,697       --       3,394       10          30
                            ----     ------      ----     ------      ---        ----
  Total.................    $684     $1,697      $196     $3,394      $75        $114
                            ====     ======      ====     ======      ===        ====

--------

(1) All expenses will be paid directly by the Operating Partnership, accordingly, there are no expected reimbursements on a pro forma basis.

(2) The amount of distributions payable to the General Partner and its affiliates on a pro forma basis reflect distributions at a rate of $1.05 per annum per OP Unit (which is the midpoint of the expected range of distributions per OP Unit for 1999) with respect to the estimated number of OP Units that the General Partner and its affiliates will receive in exchange for its general and limited partner interests in Atlanta Marquis. Such number does not reflect the aggregate number of OP Units Host will receive in connection with the REIT Conversion.

CERTAIN INFORMATION REGARDING THE HOTEL OWNED BY ATLANTA MARQUIS

NAME OF HOTEL                    LOCATION OF HOTEL NUMBER OF ROOMS DATE OPENED
-------------                    ----------------- --------------- -----------
Atlanta Marriott Marquis
 Hotel(1).......................    Atlanta, GA         1,671         1985

--------

(1) Atlanta Marquis has an 80% residual interest of the Atlanta Marriott Marquis Hotel and, for 1998, is expected to receive 100% of the cash flow from the Hotel.

                            Atlanta Marquis Supp-17

  The table below sets forth certain performance information for Atlanta Marquis' Hotel for the indicated periods.

                                     FIRST TWO
                                     QUARTERS              FISCAL YEAR
                                  -----------------  --------------------------
                                   1998      1997     1997      1996     1995
                                  -------   -------  -------   -------  -------
Average daily rate............... $138.66   $132.56  $127.36   $131.91  $116.02
Occupancy........................    69.1 %    74.5%    69.8 %    68.6%    71.6%
REVPAR........................... $ 95.81   $ 98.76  $ 88.90   $ 90.49  $ 83.07
% REVPAR change..................    (3.0)%     --      (1.7)%     8.9%     --

  The Atlanta Marriott Marquis is a full-service Marriott hotel. It is located on approximately 3.6 acres of land in the heart of downtown Atlanta. The Hotel is in the Peachtree Center area of Atlanta's central business district and occupies most of the block that is bordered by Baker Street to the north, Courtland Street to the east, Harris Street to the south and Peachtree Center Avenue to the west. The Hotel is located within walking distance of Atlanta's convention facilities, as well as restaurants, lounges, a gift shop and several retail shops.

  The Hotel opened on July 1, 1985. The 1,671 room Hotel includes 72 suites and contains over 122,000 square feet of meeting and exhibition space and five restaurants and lounges. Recreational facilities include a complimentary health club, an indoor/outdoor swimming pool, hydro-therapy pool, sundeck, steam room and sauna, a rub-down area and a game room. The Hotel features a spectacular 50-story atrium that soars to an enormous rooftop skylight.

  Capital Improvements. In 1997, the Hotel completed a $7.0 million refurbishment of approximately half its guest rooms which included the replacement of the carpeting, bedspreads, upholstery, drapes and other similar items ("Softgoods") and also the dressers, chairs, beds and other furniture ("Casegoods"). The refurbishment of the remaining 711 rooms and 16 suites will begin in mid-1998. This portion of the refurbishment will be funded from a reserve which was established by Atlanta Marquis with the lender on the New Maturity Date (as defined). Also in 1997, the facade repair project was started, which entails a repair of the entire facade of the building. The project is expected to cost $7.5 million and will be funded by Atlanta Marquis from a reserve which was also established with the lender on the New Maturity Date. The project is expected to be completed by mid-1999.

  Competition. The primary competition for the Hotel comes from the following four first-class hotels in downtown Atlanta: (i) the 1,278 room Hyatt Regency Atlanta Hotel, (ii) the 1,222 room Atlanta Hilton & Towers Hotel, (iii) the 1,068 room Westin Peachtree Plaza Hotel and (iv) the 747 room Radisson Hotel Atlanta. These four competitors contain an aggregate of approximately 4,315 rooms and approximately 332,000 square feet of meeting space. Hotel management has formed an alliance with the Westin, Hyatt and Hilton (the "Atlanta Alliance"). The Atlanta Alliance is a formal arrangement among the four hotels to present a meeting alternative to customers' groups that are too large for a single hotel but too small for the Georgia World Congress Center, Atlanta's convention center.

  In addition, other hotels in the Atlanta area compete with the Hotel; however, these differ from the Atlanta Marquis Hotel in terms of size, room rates, facilities, amenities and services offered, market orientation and/or location. As a major convention facility, the Hotel also competes with similar facilities throughout the country.

  No new full-service hotels opened in the Atlanta market in 1997 and none are expected to open in 1998. However, during 1997, 38 new limited service hotels opened thus adding 3,422 new rooms to the market and approximately 13 more properties containing a total of 1,498 rooms are expected to open in 1998 in the Atlanta suburbs. These additions are not expected to have a significant impact on the Hotel's revenues as these hotels target a significantly different market segment. In 1997, the Atlanta properties generally reported decreased results due to higher activity in 1996 related to the Summer Olympics and the impact of additional supply added to the suburban areas. In 1998, construction began on a 320-room Doubletree Guest Suites hotel which is expected to open in mid-1999.

                            Atlanta Marquis Supp-18

LEGAL PROCEEDINGS

  Texas Multi-Partnership Lawsuit. On March 16, 1998, limited partners in several limited partnerships sponsored by Host, including Atlanta Marquis, filed a lawsuit, Robert M. Haas, Sr. and Irwin Randolph Joint Tenants, et al.
v. Marriott International, Inc., et al., Case No. CI-04092, in the 57th Judicial District Court of Bexar County, Texas, alleging that the defendants conspired to sell hotels to the partnerships for inflated prices and that they charged the partnerships excessive management fees to operate the partnerships' hotels. The plaintiffs further allege that the Defendants committed fraud, breached fiduciary duties and violated the provisions of various contracts. The plaintiffs are seeking unspecified damages. Although the partnerships have not been named as defendants, their partnership agreements include provisions which require the partnerships to indemnify the general partners against losses, expenses and fees. The defendants filed answers and defenses to the petition.

  Atlanta Marquis. Certain limited partners of Atlanta Marriott Marquis Limited Partnership ("AMMLP"), filed a putative class-action lawsuit Hiram and Ruth Sturm v. Marriott Marquis Corporation, et al., Case No. 97-CV-3706, in the U.S. District Court for the Northern District of Georgia, on December 12, 1997, against AMMLP's general partner, its directors and Host, regarding the merger of AMMLP into a new partnership (the "AMMLP Merger") as part of a refinancing of the partnerships' debt. The plaintiffs allege that the defendants misled the limited partners in order to induce them to approve the AMMLP Merger, violated securities regulations and federal roll-up regulations and breached their fiduciary duties to the partners. The plaintiffs sought to enjoin, or in the alternative, rescind, the AMMLP Merger and damages. The partnership agreement includes provisions which require the partnership to indemnify the general partners against losses, expenses and fees. The defendants filed a motion to dismiss.

  Another limited partner of AAMLP sought similar relief and filed a separate lawsuit, styled Poorvu v. Marriott Marquis Corporation, et al., Civil Action No. 16095-NC, on December 19, 1997, in Delaware State Chancery Court. The defendants have filed an answer to the complaint.

AMENDMENTS TO THE ATLANTA MARQUIS PARTNERSHIP AGREEMENT

  In order to allow the Hotel of Atlanta Marquis to be leased to SLC in connection with the Merger and the REIT Conversion, Atlanta Marquis' partnership agreement must be amended. Currently, there is no provision in Atlanta Marquis' partnership agreement to allow Atlanta Marquis' Hotel to be leased. Therefore, Section 5.02B of Atlanta Marquis' partnership agreement must be amended to add a new paragraph 5.02B(6) to read as follows:

  (6) lease (or consent to the lease), directly or indirectly, in one transaction or a series of related transactions of the Hotel.

  Other Amendments. Amendments to certain terms and sections of Atlanta Marquis' partnership agreement would be made in order to (i) reduce to one the number of appraisals of the fair market value of Atlanta Marquis Hotel that Atlanta Marquis must provide to the Atlanta Marquis Limited Partners before the General Partner can cause Atlanta Marquis to sell its assets to the General partner of an affiliate (ii) delete certain obsolete references to entities and agreements that are no longer in existence, (iii) update Atlanta Marquis' partnership agreement to reflect the passage of time since the formation of Atlanta Marquis and (iv) make any other amendments to Atlanta Marquis' partnership agreement deemed necessary or advisable, in the sole discretion of the General Partner, in connection with the consummation of the Merger and the REIT Conversion. The General Partner does not believe that these amendments would affect the rights of the Atlanta Marquis Limited Partners in any material respect nor the duties and obligations of the General Partner. These changes are included, along with the other proposed amendments, in the copy of Atlanta Marquis' partnership agreement, as proposed to be amended, which is attached hereto. The amended Atlanta Marquis partnership agreement is marked to indicate the revisions made to the existing Atlanta Marquis partnership agreement and should be read in its entirety. Deleted provisions are contained in brackets and struck through and added provisions are in bold type and underlined.


                            Atlanta Marquis Supp-19

FAIRNESS ANALYSIS AND OPINION

FAIRNESS ANALYSIS

  The General Partner believes that the Merger provides substantial benefits and are fair to the Limited Partners of Atlanta Marquis and recommends that all Limited Partners of Atlanta Marquis consent to the Merger. The General Partner bases this recommendation primarily on (i) its view that the expected benefits of the Merger for the Atlanta Marquis Limited Partners outweigh the risks and potential detriments of the Merger to the Atlanta Marquis Limited Partners (see "Background and Reasons for the Mergers and the REIT Conversion--Reasons for the Mergers" and "Risk Factors"), (ii) its view that the value of the OP Units allocable to the Atlanta Marquis Limited Partners on the basis of the Exchange Value established for Atlanta Marquis represents fair consideration for the Partnership Interests held by the Atlanta Marquis Limited Partners and is fair to the Atlanta Marquis Limited Partners from a financial point of view and (iii) the Appraisal and Fairness Opinion of AAA.

  The Merger is not conditioned upon the consummation of any of the other Mergers. The General Partner has considered this fact in evaluating the fairness of the Merger. The General Partner believes that the fairness of the Merger will not be materially affected by the presence or absence of any other individual Partnership or by any particular combination of other Partnerships and that the Merger will be fair to the Atlanta Marquis Limited Partners, individually and as a whole, if it is consummated with any combination of other Participating Partnerships. The General Partner bases this belief primarily on the fact that the consideration to be paid to the Atlanta Marquis Limited Partners has been established based upon Atlanta Marquis' Exchange Value, without regard to any possible combination of other Partnerships.

  In reaching the conclusions implicit in the above recommendation, the General Partner has taken into account the following considerations, placing the greatest weight on the first two considerations:

  . The General Partner has concluded that the Exchange Value for Atlanta
    Marquis, which is equal to its Continuation Value, represents fair consideration for the Partnership Interests of the Atlanta Marquis Limited Partners in the Merger in relation to Atlanta Marquis. The General Partner also has concluded that the Exchange Value established for the Atlanta Marquis Limited Partners fairly reflects the value of the assets held by Atlanta Marquis. In addition, the Fairness Opinion supports these conclusions.

  . Atlanta Marquis Limited Partners will be able to defer recognition of gain until such time as they choose to realize such gain based on their own personal circumstances.

  . The General Partner has concluded that the potential benefits of the Merger to the Atlanta Marquis Limited Partners, as described under "Background and Reasons for the Mergers and the REIT Conversion--Reasons for the Mergers," outweigh the potential risks and detriments of the Merger for the Atlanta Marquis Limited Partners, as described in "Risk Factors."

  . The Fairness Opinion, in the view of the General Partner, supports the fairness of the Merger, even though it includes qualifications, limitations and assumptions relating to its scope and other factors that Atlanta Marquis Limited Partners should consider carefully. The availability of the Fairness Opinion is particularly significant in light of the absence of arm's length negotiations in establishing the terms of the Merger.

  . Host will contribute its wholly owned full-service hotel assets, substantially all of its interests in the Hotel Partnerships and its other assets (excluding its senior living assets and the cash or securities to be distributed to its shareholders) to the Operating Partnership in exchange for (i) a number of OP Units equal to the number of outstanding shares of common stock of Host, (ii) preferred partnership interests in the Operating Partnership corresponding to any shares of Host preferred stock outstanding at the time of the REIT Conversion and
    (iii) the assumption by the Operating Partnership of all liabilities of Host (including past and future tax liabilities), other than liabilities of SLC. Following these contributions, the Operating Partnership and its subsidiaries will directly own all of Host's wholly owned hotels and all of Host's interests in the Hotel Partnerships and Host's assets. Host will receive OP Units in respect of its general and limited partner interests in Atlanta Marquis on substantially the same basis as the Partnership

                            Atlanta Marquis Supp-20

   Units held by Atlanta Marquis Limited Partners. Host REIT will not receive any compensation for its services as general partner to the Operating Partnership following the REIT Conversion and will benefit from the operations of the Operating Partnership only to the extent of the distributions received based upon its percentage interest in the Operating Partnership to the same extent as the other limited partners. Because Host REIT will share in the value of the Operating Partnership solely through distributions and not through any separate compensation structure, the General Partner believes that this is a factor supporting the fairness of the Merger to the Atlanta Marquis Limited Partners.

  . The General Partner believes that the value of the consideration to be received by the Atlanta Marquis Limited Partners in the Merger is fair in relation to the value which would be derived by such Limited Partners under any of the alternatives described under "Background and Reasons for the Mergers and the REIT Conversion--Alternatives to the Mergers," especially since the Exchange Value of Atlanta Marquis is equal to its Continuation Value, which is the greatest of the Adjusted Appraised Value, the Continuation Value and the Liquidation Value and the historic prices paid for Atlanta Marquis Partnership Units. The General Partner does not believe that the sale of Atlanta Marquis' Hotel and liquidation of Atlanta Marquis will obtain for Atlanta Marquis Limited Partners as much value as the value to be received by such Atlanta Marquis Limited Partners following the Merger. In addition, while the Continuation Values of three of the Partnerships, including Atlanta Marquis, are higher than the Adjusted Appraised Values of such Partnerships, the General Partners believe that the Mergers provide substantial benefits to such Atlanta Marquis Limited Partners and other Limited Partners, including those benefits described under "Background and Reasons for the Mergers and the REIT Conversion--Reasons for the Mergers," especially enhanced liquidity and regular quarterly cash distributions. The General Partner believes that the following benefits are of the greatest value and importance to the Atlanta Marquis Limited Partners:

    . Enhanced Liquidity. The Merger and the REIT Conversion will offer Atlanta Marquis Limited Partners significantly enhanced liquidity with respect to their investments in the Partnerships because, commencing one year following the Effective Date, Atlanta Marquis Limited Partners who retain OP Units will be able to exercise their Unit Redemption Right at any time, subject to certain limited exceptions. Host has approximately 204 million shares of common stock outstanding and is expected to have a total common equity market capitalization of approximately $ billion after giving effect to the estimated $ million earnings and profits distribution (based on
       Host's $  closing price per share on the NYSE on      , 1998). The
       exercise of the Unit Redemption Right, however, generally would result in recognition of taxable income or gain at that time.

    . Risk Diversification. Upon consummation of the REIT Conversion, each Atlanta Marquis Limited Partner's investment will be converted from an investment in Atlanta Marquis, which owns one hotel into an investment in an enterprise that initially will own or control approximately 120 Hotels and will have a total market capitalization of approximately $ billion, thereby reducing the dependence upon the performance of, and the exposure to the risks associated with, the Hotel currently owned by Atlanta Marquis and spreading such risk over a broader and more varied portfolio, including more diverse geographic locations and multiple brands.

    . Reduction in Leverage and Interest Costs. It is expected that the Operating Partnership will have a significantly lower leverage to value ratio than Atlanta Marquis currently, which has a leverage ratio of 71% (calculated as a percentage of Appraised Value), resulting in significant interest and debt service savings and greater financial stability.

    . Regular Quarterly Cash Distributions. The General Partner expects that the Operating Partnership will make regular quarterly cash distributions to holders of OP Units. Host expects that these distributions will be higher than the estimated cash distributions for 1998 of Atlanta Marquis and, in any event, the ability to receive distributions quarterly and in regular amounts would be enhanced.

    . Substantial Tax Deferral. The General Partner expects that Atlanta Marquis Limited Partners who do not elect to receive Notes in exchange for OP Units generally should be able to obtain the

                            Atlanta Marquis Supp-21
       benefits of the Merger while continuing to defer recognition for federal income tax purposes of at least a substantial portion, if not all, of the gain with respect to their Partnership Interests that otherwise would be recognized in the event of a liquidation of Atlanta Marquis or a sale or other disposition of its assets in a taxable transaction (although Atlanta Marquis Limited Partners may (although are not expected to) recognize a relatively modest amount of ordinary income as the result of required sales of personal property by Atlanta Marquis to a Non-Controlled Subsidiary in order to facilitate Host REIT's qualification as a REIT).


  . The General Partner believes that the economic terms of the lease of the Atlanta Marquis Hotel are fair and reasonable from the standpoint of the Operating Partnership.

  The General Partner believes that the factors described above, which support the fairness of the Merger to the Atlanta Marquis Limited Partners, when weighed against the factors that may be disadvantageous, taken as a whole, indicate that the Merger is fair to the Atlanta Marquis Limited Partners.

 Fairness Opinion

  AAA, an independent financial advisory firm with substantial real estate and partnership transaction experience, was engaged by the General Partner and the other General Partners to perform the Appraisals and to render the Fairness Opinion that (i) the Exchange Value and the methodologies and underlying assumptions used to determine the Exchange Value, the Adjusted Appraised Value, the Continuation Value and the Liquidation Value of Atlanta Marquis and each other Partnership (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels) are fair and reasonable, from a financial point of view, to the Atlanta Marquis Limited Partners and the Limited Partners of each other Partnership and (ii) the methodologies used to determine the value of an OP Unit and to allocate the equity in the Operating Partnership to be received by the Atlanta Marquis Limited Partners and the partners of each other Partnership are fair and reasonable to the Atlanta Marquis Limited Partners and the Limited Partners of each other Partnership. The Fairness Opinion is addressed to each Partnership and it may be relied upon by each of the Atlanta Marquis Limited Partners and the Limited Partners of the other Partnerships. The full text of the Fairness Opinion, which contains a description of the assumptions and qualifications applicable to the review and analysis by AAA, is set forth in Appendix B to the Consent Solicitation and should be read in its entirety. The material assumptions and qualifications to the Fairness Opinion are summarized below, although this summary does not purport to be a complete description of the various inquiries and analyses undertaken by AAA in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex analytical process not necessarily susceptible to partial analysis or amenable to summary description. For a more complete description of the assumptions and qualifications that limit the scope of the Fairness Opinion, see "-- Qualifications to Fairness Opinion" and "--Assumptions" below.

  Although the General Partner advised AAA that certain assumptions were appropriate in its view, the General Partner imposed no conditions or limitations on the scope of the investigation by AAA or the methods and procedures to be followed by AAA in rendering the Fairness Opinion. The fees and expenses of AAA will be treated as a Merger Expense and will be paid by the Operating Partnership. In addition, the General Partner has agreed to indemnify AAA against certain liabilities. See "--Compensation and Material Relationships."

  Qualifications to Fairness Opinion. In the Fairness Opinion, AAA specifically states that it did not: (a) specifically consider other methodologies for allocation of the OP Units, (b) address or conclude that other methodologies for allocation of the OP Units to the Atlanta Marquis and the other Partnerships might not have been more favorable to the Limited Partners in certain of the Partnerships, (c) negotiate with the General Partner, the General Partners of other Partnerships or Host, (d) participate in establishing the terms of the Merger and the other Mergers, (e) provide an opinion as to the terms and conditions of the Merger and the other Mergers other than those explicitly stated in the Fairness Opinion, (f) make any independent review of the capital expenditure estimates set forth in the Engineering Study or (g) make any estimates of Atlanta Marquis' and each other Partnership's contingent liabilities. In addition, with respect to the specific reference to the allocation of the equity interest in the Operating Partnership to be received by the limited partners of each Partnership, AAA has assumed that the average closing price on the NYSE of a Host REIT Common Share for the 20 trading days after the Effective Date of the Mergers represents a fair price.

                            Atlanta Marquis Supp-22

  In connection with preparing the Fairness Opinion, AAA was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the analysis set forth in Appendix B. AAA will not deliver any additional written opinion of the analysis, other than to update the written opinion if requested by the Operating Partnership.

  Experience of AAA. AAA is the world's largest independent valuation consulting firm and is regularly and continually engaged in the valuation of commercial real estate and businesses and their securities in connection with tender offers, mergers and acquisitions, recapitalizations and reorganizations, divestitures, employee stock ownership plans, leveraged buyout plans, private placements, limited partnerships, estate and corporate matters, other financial advisory matters and other valuation purposes.

  AAA was selected because of its experience in the valuation of businesses and their securities in connection with tender offers, mergers and acquisitions, recapitalizations and reorganizations, including transactions involving hotel partnerships. In addition, Host and its affiliates have previously engaged AAA to provide appraisals and fairness opinions in connection with other transactions. The General Partner and the other General Partners considered two other firms for purposes of performing the appraisals and rendering the Fairness Opinion and received proposals from each. The General Partners selected AAA based upon price and experience.

  Summary of Materials Considered and Investigation Undertaken. As a basis for rendering the Fairness Opinion, AAA has made such reviews, studies and analyses as it deemed necessary and pertinent in order to provide it with a reasonable basis for the Fairness Opinion, including, but not limited to, the following: (i) reviewed the transaction documents and SEC reporting and/or filing documents, including drafts of the Form S-4 for the Mergers; (ii) provided the Market Value of each Hotel owned by each Partnership in a separate short form appraisal report and each such report was reviewed and certified by an MAI appraiser as to its preparation in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation; as part of the Appraisals, AAA reviewed historical operating statements, 1998 budget and year-to-date results and other financial information as it deemed necessary as a basis for the Fairness Opinion and the Appraisals also considered market transactions of similar lodging properties as appropriate as a basis for the Market Value of each Hotel; (iii) reviewed the methodologies used by each of the General Partners in their determination of the Exchange Value of each Partnership, including the nature and amount of all adjustments to the Appraised Values in determining such Exchange Values; AAA reviewed and tested for the fairness and reasonableness of all adjustments as well as for consideration of all adjustments deemed to be appropriate by AAA; (iv) reviewed the methodologies used by each of the General Partners in their determination of the value of an OP Unit and the allocation of the equity interest in the Operating Partnership to be received by the partners of each Partnership, and AAA reviewed and tested for the fairness and reasonableness of the methods and measurements made by the General Partners;
(v) reviewed the General Partners' determination of the Liquidation Value of each Partnership, and AAA reviewed and tested for the fairness and reasonableness of all adjustments proposed by the General Partners, as well as for consideration of all adjustments deemed appropriate by AAA; (vi) provided an estimate of the Continuation Value of each Partnership based upon the estimated present value of expected benefits to be received by each limited partner interest as though the Mergers did not occur and each Partnership's assets were sold within a twelve year period; AAA, as part of its analysis and review, determined appropriate rates of growth in house profit or net operating income, as well as reviewed other key variables affecting partnership cash flows and other economic/financial factors affecting the Partnerships' expected operations and results; (vii) reviewed the terms of the ground leases of the Hotels and the partnership agreement of each Partnership;
(viii) reviewed audited and unaudited historical income statements, balance sheets and statements of sources and uses of funds of each Partnership and Host and pro forma financial information for Host REIT; (ix) reviewed audited and unaudited historical operating statements of each Hotel, as well as current operating statements and budgets; (x) conducted real estate valuation and financial due diligence with respect to the Partnerships and their underlying assets, liabilities and equity; (xi) reviewed internal Marriott International, Host and Partnership financial analyses and other internally generated data for each Hotel; and (xii) discussed all of the foregoing information, where appropriate, with management of Marriott International, Host and the Partnerships and their respective employees.

                            Atlanta Marquis Supp-23

  Assumptions. In rendering its opinion, AAA relied, without independent verification, on the accuracy and completeness in all material respects of certain relevant publicly available information and information provided to AAA by Host and the Hotels. AAA assumed that all information furnished by Host, the Hotels and the Partnerships and their representatives, upon which AAA relied, presented an accurate description in all material respects of the current and prospective status of the Hotels and the Partnerships from an operational and financial point of view. AAA also noted that the Fairness Opinion was based upon financial, economic, market and other considerations as they existed and could be evaluated on the date thereof.

  Conclusions. AAA concluded that, based upon and subject to its analysis and assumptions and limiting conditions, and as of the date of the Fairness
Opinion: (i) the Exchange Value and the methodologies used to determine the Exchange Value, the Adjusted Appraised Value, the Continuation Value and the Liquidation Value of each Partnership (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of each of the Hotels) are fair and reasonable, from a financial point of view, to the Atlanta Marquis Limited Partners and the Limited Partners of each other Partnership and (ii) the methodologies used to determine the value of an OP Unit and to allocate the equity interest in the Operating Partnership to be received by the Atlanta Marquis Limited Partners and the Limited Partners of each Partnership are fair and reasonable to the Atlanta Marquis Limited Partners and the Limited Partners of each other Partnership.

  Compensation and Material Relationships. AAA has been paid a fee of $335,000 for its services as described herein, including the Appraisals and preparing to deliver the Fairness Opinion. In addition, AAA will be reimbursed for all reasonable out-of-pocket expenses, including legal fees, and will be indemnified against certain liabilities, including certain liabilities under the securities laws. The fee was negotiated between Host, the General Partners and AAA. Payment of the fee to AAA is not dependent upon completion of the Mergers. AAA has been previously engaged by Host and its affiliates to provide appraisals, fairness opinions and solvency opinions in connection with other transactions.

VOTING PROCEDURES

  The consent of Atlanta Marquis Limited Partners holding a majority of the outstanding Class A limited partner interests is required for participation in the Merger. The General Partner holds 0.28% of the outstanding Class A limited partner interests. The General Partner also owns a Class B limited partners interest representing a 58.35% limited partner interest in the Partnership. The General Partner intends to vote its Class A limited partner interests FOR the Merger.

  An Atlanta Marquis Limited Partner may mark the Consent Form to vote "FOR," "AGAINST" or "ABSTAIN" with respect to participation in the Merger by Atlanta Marquis. THE FAILURE OF AN ATLANTA MARQUIS LIMITED PARTNER TO VOTE OR AN ABSTENTION WILL HAVE THE SAME EFFECT AS IF SUCH LIMITED PARTNER HAD VOTED HIS PARTNERSHIP INTERESTS "AGAINST" THE MERGER. ATLANTA MARQUIS LIMITED PARTNERS WHO RETURN A SIGNED CONSENT FORM BUT FAIL TO INDICATE THEIR APPROVAL OR DISAPPROVAL AS TO ANY MATTER (INCLUDING THE MERGER) WILL BE DEEMED TO HAVE VOTED TO APPROVE SUCH MATTER. The voting procedures applicable to Atlanta Marquis Limited Partners are set forth in the Consent Solicitation under the heading "Voting Procedures--Required Vote and Other Conditions."

  As of June 19, 1998, no person owned of record, or to the Partnership's knowledge owns beneficially, more than 5% of the total number of Partnership Units.

FEDERAL INCOME TAX CONSEQUENCES

  In addition to the federal income tax consequences discussed in the sections of the Consent Solicitation entitled "Federal Income Tax Consequences" and "Risk Factors--Federal Income Tax Risks," Atlanta Marquis Limited Partners should read carefully the following discussion of federal income tax consequences applicable specifically to the Atlanta Marquis Limited Partners. The information included in this discussion is based upon various factual assumptions and information which are believed by the Operating Partnership and the General

                            Atlanta Marquis Supp-24

Partner to be reliable. However, some of these assumptions inevitably will not materialize, and unanticipated events and circumstances will occur. Therefore, there likely will be differences between the information provided herein, including the numerical data and estimates, and actual results, and the variations may be material and adverse.


 Applicability of Tax Opinions

  Hogan & Hartson L.L.P. ("Hogan & Hartson"), counsel to Host REIT, Host and the Operating Partnership, has provided to Host REIT and the Operating Partnership an opinion letter (substantially in the form of Appendix C to the Consent Solicitation) as to certain federal income tax consequences to the Operating Partnership and the Atlanta Marquis Limited Partners resulting from the Mergers and the REIT Conversion. The opinion letter is based upon certain assumptions and certain representations provided by Host REIT, Host, the Operating Partnership and the General Partners. These representations generally involve factual matters relating to the organization, ownership and operations (including the income, assets, businesses, liabilities and properties) of the Partnerships and Hotels contributed to the Operating Partnership by Host and the Blackstone Entities prior to the Mergers and the REIT Conversion and of Host REIT, the Operating Partnership and the Partnerships following the Mergers and the REIT Conversion. In addition, on the Effective Date, Hogan & Hartson expects to provide to Host REIT and the Operating Partnership an opinion letter (substantially in the form of Appendix D to the Consent Solicitation) as to the qualification and taxation of Host REIT as a REIT under the Code following the REIT Conversion. The receipt of this opinion letter is a condition to the REIT Conversion and each of the Mergers. See "Federal Income Tax Consequences--Summary of Tax Opinions" in the Consent Solicitation.

  Each opinion provided by Hogan & Hartson in the opinion letter that is substantially in the form of Appendix C to the Consent Solicitation is applicable to the Atlanta Marquis Limited Partners.

  The opinions already rendered by Hogan & Hartson are based on the Code and Treasury Regulations in effect on the date hereof, current administrative interpretations and positions of the IRS and existing court decisions, and the opinions to be rendered by Hogan & Hartson on the Effective Date will be based on the same authorities as of the Effective Date. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the law or the above conclusions reached by counsel. In addition, any such change could apply retroactively to transactions preceding the date of change. Moreover, opinions of counsel merely represent counsel's best judgment with respect to the probable outcome on the merits and are not binding on the IRS or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinions (which do not bind the IRS or the courts) will not be challenged by the IRS or will be sustained by a court if so challenged. With the one exception described below (see--"Tax Consequences of the Merger-- Deemed Cash Distribution and Resulting Taxable Gain") and in the Consent Solicitation under "Federal Income Tax Consequences--Tax Consequences of the Mergers--IRS Ruling Request Regarding Allocation of Partnership Liabilities," neither Host REIT, the Operating Partnership nor the General Partners have requested or plan to request any rulings from the IRS concerning the tax consequences of the Mergers or the treatment of either the Operating Partnership or Host REIT subsequent to the REIT Conversion.

 Tax Consequences of the Merger

  Overview. Hogan & Hartson has provided an opinion to the effect that, except for any gain attributable to the sale of personal property by Atlanta Marquis to a Non-Controlled Subsidiary in connection with the REIT Conversion, the Merger will not result in the recognition of taxable gain or loss at the time of the Merger to an Atlanta Marquis Limited Partner (i) who does not exercise his Unit Redemption Right on a date sooner than the date two years after the date of the consummation of the Merger; (ii) who does not receive a cash distribution (or a deemed cash distribution resulting from relief from liabilities, including as a result of any repayment of the Ivy Street Mortgage
Debt) in connection with the Merger or the REIT Conversion in excess of his aggregate adjusted basis in his Atlanta Marquis Partnership Units at the time of the Merger; (iii) who does not elect to

                            Atlanta Marquis Supp-25
receive a Note in exchange for his OP Units in connection with the Merger (the "Note Election"); (iv) who is not required to recognize gain by reason of the exercise by another Atlanta Marquis Limited Partner of his right to make the Note Election (which, in counsel's opinion, described below, should not be the result of such election); and (v) who does not have his "at risk" amount fall below zero as a result of the Merger or the REIT Conversion. See "Federal Income Tax Consequences--Summary of Tax Opinions" in the Consent Solicitation.

  With respect to the foregoing exceptions to nonrecognition treatment, the Operating Partnership and the General Partner believe as follows: (i) an Atlanta Marquis Limited Partner who acquired his Atlanta Marquis Partnership Units in the original offering of such Partnership Units and who has held such Partnership Units at all times since would not be considered to receive, as a result of the Merger, a distribution (or a deemed cash distribution resulting from relief from liabilities) that exceeds his aggregate adjusted basis in his Atlanta Marquis Partnership Units at the time of the Merger, and would not have his "at risk" amount fall below zero as a result of the Merger (in this regard, the Operating Partnership has no plan to prepay or repay the Ivy Street Mortgage Debt in connection with the REIT Conversion), and (ii) a portion of the personal property associated with the Atlanta Marquis Hotel will need to be sold to a Non-Controlled Subsidiary in connection with the REIT Conversion, which may (although is not expected to) result in the recognition of a relatively modest amount of income by the Atlanta Marquis Limited Partners. See "Federal Income Tax Consequences--Tax Consequences of the Mergers--Overview" in the Consent Solicitation and "Tax Allocations upon the Sale of Certain Personal Property Associated with the Atlanta Marquis Hotel" below.

  With respect to the effects of an Atlanta Marquis Limited Partner's election to receive a Note in exchange for his OP Units in connection with the Merger, Hogan & Hartson is of the opinion that, although the matter is not free from doubt, an Atlanta Marquis Limited Partner who does not make the Note Election in connection with the Merger should not be required to recognize gain by reason of another Atlanta Marquis Limited Partner's exercise of such right. With respect to the exercise of a Unit Redemption Right, Hogan & Hartson is of the opinion that it is more likely than not that an Atlanta Marquis Limited Partner's exercise of his Unit Redemption Right more than one year after the date of consummation of the Merger but less than two years after such date will not cause the Merger itself to be a taxable transaction for the Atlanta Marquis Limited Partner (or the other Atlanta Marquis Limited Partners). See "Federal Income Tax Consequences--Summary of Tax Opinions" in the Consent Solicitation. Opinions of counsel, however, do not bind the IRS or the courts, and no assurances can be provided that such opinions will not be challenged by the IRS or will be sustained by a court if so challenged.

  Deemed Cash Distribution and Resulting Taxable Gain. With respect to his Atlanta Marquis Partnership Units, an Atlanta Marquis Limited Partner will receive no actual cash distribution in connection with the Merger but would be deemed to receive a cash distribution in connection with the Merger to the extent that his share of Operating Partnership liabilities immediately after the Merger and the REIT Conversion is less than his share of Atlanta Marquis liabilities immediately prior to the Merger. For example, any repayment of the Ivy Street Mortgage Debt or debt encumbering other Hotels may result in a deemed cash distribution to the Atlanta Marquis Limited Partners. See "Federal Income Tax Consequences--Tax Consequences of the Mergers--Relief from Liabilities/Deemed Cash Distribution" in the Consent Solicitation. Even though the Ivy Street Mortgage Debt and the debt encumbering other Hotels is not expected to be repaid or refinanced in connection with the Mergers and the REIT Conversion (except as described in the Consent Solicitation), an Atlanta Marquis Limited Partner's share of indebtedness following the Mergers and the REIT Conversion may nonetheless decrease in comparison to the Limited Partner's estimated aggregate share of Atlanta Marquis indebtedness as of December 31, 1998 (calculated based on the assumption that the Mergers did not occur) by reason of the manner in which the debt allocation rules work when multiple assets with different levels of leverage are consolidated into a single partnership.

  An Atlanta Marquis Limited Partner, however, would recognize taxable gain as a result of any deemed cash distribution only to the extent that the deemed cash distribution were to exceed his adjusted tax basis in his Atlanta Marquis Partnership Units immediately prior to the Merger. As noted above, the Operating Partnership and the General Partner believe, based upon and subject to the assumptions and other limitations described below, that an Atlanta Marquis Limited Partner who acquired his Atlanta Marquis Partnership Units in the original offering of such Partnership Units and has held the Partnership Units at all times since the offering will

                            Atlanta Marquis Supp-26
have an adjusted tax basis in excess of the deemed cash distribution that might occur in connection with the Merger and the REIT Conversion. Therefore, such an Atlanta Marquis Limited Partner should not recognize gain due to such deemed cash distribution resulting from the relief from liabilities in connection with the Merger and the REIT Conversion.

  The adjusted tax basis of an Atlanta Marquis Limited Partner who did not acquire his Atlanta Marquis Partnership Units in the original offering of such Partnership Units or who has not held his Atlanta Marquis Partnership Units at all times since such offering could vary materially from that of an Atlanta Marquis Limited Partner who did so. If an Atlanta Marquis Limited Partner has an adjusted tax basis in his Atlanta Marquis Partnership Units (per Atlanta Marquis Partnership Unit) that is substantially less than the adjusted tax basis of an Atlanta Marquis Limited Partner who acquired his Atlanta Marquis Partnership Units in the original offering of such Partnership Units and has held such Partnership Units at all times since, he could recognize gain due to any deemed cash distribution resulting from the relief from liabilities in connection with the Merger and the REIT Conversion.

  The Operating Partnership has no current plan or intention to cause the prepayment of the Ivy Street Mortgage Debt or, except as described in the Consent Solicitation, any of the nonrecourse liabilities encumbering the Hotels owned by the other Partnerships. The Operating Partnership, however, will have to repay mortgage indebtedness securing the Hotels owned by the Partnerships at the time such indebtedness matures. There can be no assurance that at such time the Operating Partnership will be able to secure nonrecourse mortgage indebtedness secured only by those Hotels in an amount sufficient to avoid a deemed cash distribution to the former Limited Partners in those Partnerships, including Atlanta Marquis. Moreover, the Operating Partnership's current long-term financing strategy is to have as little debt as possible that is secured by individual Hotels and to have as much debt as possible in the form of unsecured debt, held either by the public or by institutional investors, which debt may or may not be recourse to Host REIT, as general partner of the Operating Partnership. In view of these considerations and the potential adverse consequences to Limited Partners in certain Partnerships, including the Atlanta Marquis Limited Partners, the Operating Partnership has requested from the IRS a ruling to the effect that such unsecured indebtedness of the Operating Partnership that is issued initially to institutional investors and is not recourse to Host REIT (i) would qualify as "nonrecourse liabilities" for purposes of Code Section 752, (ii) to the extent the proceeds thereof are applied to repay existing nonrecourse mortgage indebtedness secured by one or more Hotels (including the Ivy Street Mortgage Debt), would be considered to be "secured" by those Hotels for purposes of allocating the liabilities for tax basis purposes (and thus would be allocable, at least in substantial part, to the former Limited Partners in the Partnership owning those Hotels, including the Atlanta Marquis Limited Partners), and (iii) would constitute "qualified nonrecourse financing" secured by such Hotels for purposes of Code Section 465. The IRS has recently issued a ruling to that effect to another taxpayer, and has indicated to the Operating Partnership's representatives that it is favorably inclined to issue that ruling to the Operating Partnership.

  Each Atlanta Marquis Limited Partner will gradually begin to recognize income over the term of his ownership of OP Units (beginning, perhaps, in his first year of ownership of OP Units) attributable to deemed cash distributions resulting from the relief from liabilities, as the aggregate principal amount of nonrecourse indebtedness encumbering (or deemed to encumber) the Atlanta Marquis Hotel amortizes in accordance with its terms. The Operating Partnership will make regular quarterly cash distributions to the Atlanta Marquis Limited Partners that may or may not be sufficient to allow the Atlanta Marquis Limited Partners to pay the federal and state income tax owed on the income allocated to such Limited Partners by reason of the amortization of the debt secured by the Atlanta Marquis Hotel.

  Section 465(e) Recapture. As discussed in the Consent Solicitation, see "Federal Income Tax Consequences--Tax Consequences of the Mergers--Section 465(e) Recapture," the "at risk" rules of Section 465 of the Code generally apply to limit the use of partnership losses by a partner. Under Section 465(e) of the Code, a partner may be required to include in gross income, or "recapture," losses previously allowed to such partner with respect to his investment in a partnership if the amount for which the partner is "at risk" in relation to his investment in the partnership is less than zero at the close of the taxable year.

                            Atlanta Marquis Supp-27

  It is possible that the consummation of the Mergers and the REIT Conversion or the repayment of certain "qualified nonrecourse financing" of the Operating Partnership, the Hotel Partnerships or the Hotels contributed to the Operating Partnership by the Blackstone Entities at the time of or following the Merger and the REIT Conversion could, singularly or in combination, cause an Atlanta Marquis Limited Partner's amount at risk in relation to his investment in Atlanta Marquis (and, after the Mergers, in the Operating Partnership) to be reduced below zero, resulting in an income inclusion to the Limited Partner under Section 465(e) of the Code. Currently, a sufficient portion of the current debt of Atlanta Marquis constitutes "qualified nonrecourse financing" so that the Atlanta Marquis Limited Partners have positive at risk amounts, and the Operating Partnership expects that most of the current debt with respect to the other Hotel Partnerships and the Hotels contributed by the Blackstone Entities that will be assumed by the Operating Partnership as part of the Mergers and the REIT Conversion should qualify as "qualified nonrecourse financing." The Operating Partnership and the General Partner believe, based upon and subject to the assumptions and other limitations described below, that an Atlanta Marquis Limited Partner who acquired his Atlanta Marquis Partnership Units in the original offering of such Partnership Units and has held the Partnership Units at all times since will have a positive at risk amount immediately following the Merger and the REIT Conversion.

  It is possible, however, that a former Atlanta Marquis Limited Partner's at risk amount could decline in the future, either because of the allocation of losses from the Operating Partnership to that former Atlanta Marquis Limited Partner or because of cash distributions by the Operating Partnership to that former Atlanta Marquis Limited Partner in excess of the taxable income allocable to him with respect to his OP Units. Moreover, there can be no assurance that debt incurred by the Operating Partnership in the future to refinance the Ivy Street Mortgage Debt or outstanding mortgage debt of the other Hotel Partnerships or the Hotels contributed by the Blackstone Entities will qualify as "qualified nonrecourse financing." If, however, the Operating Partnership were to obtain the requested ruling from the IRS and were to refinance existing mortgage indebtedness of the Partnerships, including the Ivy Street Mortgage Debt, with the type of indebtedness described in the ruling, such indebtedness should constitute "qualified nonrecourse financing" for purposes of the "at risk" rules.

  Impact of Assumption of Atlanta Marquis Liabilities by the Operating Partnership. As described in the Consent Solicitation, see "Federal Income Tax Consequences--Tax Consequences of the Mergers--Disguised Sale Regulations," an Atlanta Marquis Limited Partner will recognize gain to the extent he is treated as having sold all or part of his Atlanta Marquis Partnership Interest in a "disguised sale." For purposes of these rules, certain reductions in a partner's share of partnership liabilities are treated as a transfer of money or other property from the partnership to the partner which may give rise to a disguised sale, even if that reduction would not otherwise result in a taxable deemed cash distribution in excess of the partner's basis in his partnership interest. However, if a transfer of property by a partner to a partnership is not otherwise treated as part of a disguised sale, then any reduction in the partner's share of "qualified liabilities" also will not be treated as part of a disguised sale. A "qualified liability" in connection with a transfer of property to a partnership includes (i) any liability incurred more than two years prior to the earlier of the transfer of the property or the date the partner agrees in writing to the transfer, as long as the liability has encumbered the transferred property throughout the two-year period; (ii) a liability that was not incurred in anticipation of the transfer of the property to a partnership, but that was incurred by the partner within the two-year period prior to the earlier of the date the partner agrees in writing to transfer the property or the date the partner transfers the property to a partnership and that has encumbered the transferred property since it was incurred; (iii) a liability that is traceable under the Treasury Regulations to capital expenditures with respect to the property; and (iv) a liability that was incurred in the ordinary course of the trade or business in which property transferred to the partnership was used or held, but only if all the assets related to that trade or business are transferred, other than assets that are not material to a continuation of the trade or business. However, a recourse liability is not a "qualified liability" unless the amount of the liability does not exceed the fair market value of the transferred property (less any other liabilities that are senior in priority and encumber such property or any allocable liabilities described in (iii) or (iv), above) at the time of transfer.

  The General Partner and the Operating Partnership believe, based upon their review of the facts and circumstances surrounding each liability, that all liabilities of Atlanta Marquis (including its share of the Ivy

                            Atlanta Marquis Supp-28

Street Mortgage Debt) fall into one of the four categories of "qualified liabilities" described above and, accordingly, that the mere assumption by the Operating Partnership of the outstanding liabilities of Atlanta Marquis will not give rise to a "disguised sale" by any of the Atlanta Marquis Limited Partners.

 Tax Treatment of Atlanta Marquis Limited Partners Who Hold OP Units Following the Merger

  Initial Basis in Units. In general, an Atlanta Marquis Limited Partner will have an initial tax basis in his OP Units received in the Merger with respect to his Atlanta Marquis Partnership Units equal to the basis in his Atlanta Marquis Partnership Units at the time of the Merger, reduced to reflect any deemed cash distributions resulting from a reduction in his share of Atlanta Marquis liabilities and increased to reflect his share of other liabilities of the Operating Partnership and any gain required to be recognized in connection with the Mergers and the REIT Conversion (including income, if any, attributable to the sale of a portion of the personal property associated with the Atlanta Marquis Hotel, as described below under "--Tax Allocations upon the Sale of Certain Personal Property Associated with the Atlanta Marquis Hotel"). For a discussion of the federal income tax consequences for an Atlanta Marquis Limited Partner from a reduction in basis that may result from the Merger and the REIT Conversion, see "Federal Income Tax Consequences--Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers--Initial Tax Basis of OP Units" in the Consent Solicitation.

  Tax Allocations upon a Sale by the Operating Partnership of Atlanta Marquis Hotel. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (referred to as the "Book-Tax Difference"). The Operating Partnership and the General Partner estimate, based upon and subject to the assumptions and other limitations described below, that the Book-Tax Difference for all Atlanta Marquis Limited Partners (but excluding all of Host's interests) with respect to the Atlanta Marquis Hotel will be $107,243,380 upon the consummation of the Merger.

  If the Operating Partnership were to sell the Atlanta Marquis Hotel, the former partners of Atlanta Marquis (including Host REIT with respect to Host's interest in Atlanta Marquis held through Marriott Marquis Corporation) would be specially allocated by the Operating Partnership an aggregate amount of taxable gain equal to the aggregate Book-Tax Difference with respect to the Atlanta Marquis Hotel. The share of such gain allocable to an Atlanta Marquis Limited Partner who acquired his Atlanta Marquis Partnership Units in the original offering of such Partnership Units and held such Partnership Units at all times since would be $202,346 per Atlanta Marquis Partnership Unit. The share of such gain of an Atlanta Marquis Limited Partner who did not acquire his Atlanta Marquis Partnership Units in the original offering of such Partnership Units or who has not held his Atlanta Marquis Partnership Units at all times since such offering could vary materially from this amount. If the Operating Partnership were to sell the Atlanta Marquis Hotel, the remaining Book-Tax Difference at the time the Hotel is sold would be required to be allocated exclusively to the former Atlanta Marquis Limited Partners and the General Partner, even though the proceeds of such sale would be allocated proportionately among all the partners in the Operating Partnership (and would likely be retained by the Operating Partnership, rather than distributed to holders of OP Units and Common Shares of Host REIT). The Atlanta Marquis Limited Partners would not be entitled to any special distributions from the Operating Partnership in connection with such a sale, and thus would not necessarily receive cash distributions from the Operating Partnership sufficient to pay such additional taxes. Although the Partnership Agreement does not impose any restrictions upon the Operating Partnership preventing it from causing the sale of the Atlanta Marquis Hotel at any time following the Merger, the Operating Partnership does not have current plans to pursue a sale of such Hotel. See "Federal Income Tax Consequences--Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers--Sale of Individual Hotels" in the Consent Solicitation.


                            Atlanta Marquis Supp-29

  Tax Allocations upon the Sale of Certain Personal Property Associated with the Atlanta Marquis Hotel. As discussed in the Consent Solicitation, see "Federal Income Tax Consequences--Federal Income Taxation of Host REIT Following the REIT Conversion--Income Tests Applicable to REITs" and "-- Taxable Income Attributable to Sales of Personal Property in Connection with the REIT Conversion," if the rent attributable to personal property leased in connection with the lease of each Hotel is greater than 15% of the total rent received under the lease of such Hotel, the portion of the rent attributable to the personal property will not constitute qualifying income to Host REIT (the "15% Personal Property Test"). The Operating Partnership and the General Partner have determined that the percentage of rent attributable to the personal property to be leased in connection with the lease of the Atlanta Marquis Hotel would not satisfy the 15% Personal Property Test. The 15% Personal Property Test is a mechanical test that is based not on the relative fair market value of the assets subject to lease, or the relative fair rental value of those assets, but, rather, is based on the average relative adjusted tax bases of the assets subject to the lease. Accordingly, immediately prior to the Merger, the Operating Partnership will require Atlanta Marquis, if it chooses to participate in the Merger, to sell to a Non-Controlled Subsidiary of a portion of the personal property associated with the Atlanta Marquis Hotel. This sale, which will be a taxable transaction, may (although is not expected to) result in the recognition by Atlanta Marquis (and the allocation to the Atlanta Marquis Limited Partners) of a relatively modest amount of taxable gain to the extent of Atlanta Marquis' share of the difference, if any, between the fair market value of the personal property at the time of the sale and the adjusted tax basis of such property at that time. The actual amount of such gain, if any, will be determinable only at the time of the sale and will be affected by the specific personal property selected to be sold and the fair market value and adjusted basis of that personal property. Pursuant to the Atlanta Marquis partnership agreement, any such taxable gain will be characterized as ordinary recapture income and will be allocated by Atlanta Marquis to the former Atlanta Marquis Limited Partners in the same proportions and to the same extent that such Limited Partners were allocated any deductions directly or indirectly giving rise to the treatment of such gain as recapture income prior to the Merger. The Atlanta Marquis Limited Partners would not be entitled to any special distributions from Atlanta Marquis in connection with such a sale of personal property.

  Tax Allocations with Respect to Contributed Hotel Generally. The tax allocations of depreciation to the Atlanta Marquis Limited Partners may change significantly as a result of the Mergers and the REIT Conversion for two reasons. First, as described above, pursuant to Section 704(c) of the Code, the Atlanta Marquis Limited Partners' share of depreciation and deductions attributable to the Atlanta Marquis Hotel will be required to be allocated for federal income tax purposes in a manner such that the Atlanta Marquis Limited Partners are charged with their share of the Book-Tax Difference associated with the Atlanta Marquis Hotel at the time of the consummation of the Merger. Consequently, an Atlanta Marquis Limited Partner will be allocated less depreciation with respect to the Atlanta Marquis Hotel than would be the case if the Mergers had not occurred and the Atlanta Marquis Limited Partner had continued to hold his Atlanta Marquis Partnership Units. (On the other hand, a former Atlanta Marquis Limited Partner will be allocated depreciation with respect to other Hotels acquired by the Operating Partnership in connection with the Mergers and the REIT Conversion, including the Hotels owned by the other Hotel Partnerships and the Hotels being contributed to the Operating Partnership by Host and the Blackstone Entities in connection with the Merger and the REIT Conversion.) Second, the Merger will cause the technical termination under Section 708(b)(1)(B) of the Code of Atlanta Marquis and most of the other Hotel Partnerships that participate in the Merger. Section 168(i)(7) of the Code provides, in effect, that when a partnership terminates under Section 708(b)(1)(B) of the Code, the partnership must begin new depreciation periods for its property. As a result, the remaining bases of the real estate components of the Atlanta Marquis Hotel (in which Atlanta Marquis owns an indirect interest through its interest in Ivy Street Hotel Limited Partnership) and the Hotels held by the other Hotel Partnerships that terminate will be depreciated over 39 years, rather than over the remaining current lives of such Hotels (which range from less than one year to 39 years). See "Federal Income Tax Consequences--Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers--Effect of Mergers on Depreciation" in the Consent Solicitation.

  In light of the complexity of the governing rules affecting the calculation and allocation of depreciation with respect to properties contributed to a partnership, particularly when a number of those properties are subject to

                            Atlanta Marquis Supp-30
the separate adjustments required in connection with a technical termination under Section 708 of the Code, the number of Hotels that the Operating Partnership will be acquiring in connection with the Mergers and the REIT Conversion, and the impact on these calculations of other outside events, including equity offerings by Host or Host REIT and other acquisitions undertaken by Host, Host REIT or the Operating Partnership prior to or in connection with the REIT Conversion, the Operating Partnership and the General Partner believe that it is impossible to predict with any degree of precision the impact that the Mergers and the REIT Conversion will have on the future depreciation (and, consequently, the amount of taxable income) allocable to an Atlanta Marquis Limited Partner.

  Impact on Passive Activity Losses of an Investment in a Publicly Traded Partnership. The passive loss limitation rules generally provide that individuals, estates, trusts and certain closely held corporations and personal service corporations can only deduct losses from passive activities (generally activities in which the taxpayer does not materially participate, which would include the Operating Partnership for Atlanta Marquis Limited Partners) to the extent that such losses are not in excess of the taxpayer's income from passive activities or investments. An Atlanta Marquis Limited Partner would be able to offset losses from other passive activities against income from the Operating Partnership that is considered passive income (but not portfolio income) so long as the Operating Partnership is not treated as a publicly traded partnership. The Operating Partnership and the General Partner believe, however, that there is a substantial risk that the Operating Partnership will be treated as a publicly traded partnership for purposes of the passive loss limitation rules. In this event, any losses or deductions of the Operating Partnership allocable to an Atlanta Marquis Limited Partner after the Merger could not be used to offset passive income from other passive activities. Similarly, losses from other passive activities (including losses attributable to Atlanta Marquis for periods prior to the Merger) could not be applied to offset income of the Operating Partnership allocated to an Atlanta Marquis Limited Partner. An Atlanta Marquis Limited Partner, however, would be able to offset any passive losses from his investment in Atlanta Marquis (or other investments) against any gain recognized by the Atlanta Marquis Limited Partner as a result of the Merger. The Operating Partnership and the General Partner estimate that, as of December 31, 1998, an Atlanta Marquis Limited Partner who purchased his Partnership Units at the time of the original offering, has held those Partnership Units continuously since that time, and whose Partnership Units have been his only investment in a passive activity would have a passive activity loss carryforward of approximately $127,233, on a per Partnership Unit basis.

  State and Local Taxes. Atlanta Marquis Limited Partners holding OP Units will be subject to state and local taxation in a number of jurisdictions in which the Operating Partnership directly or indirectly holds real property and would be required to file periodic tax returns in those jurisdictions. In this regard, immediately following the Mergers and the REIT Conversion, the Operating Partnership expects that it will own properties in approximately 28 states across the United States and the District of Columbia. Currently, Atlanta Marquis owns, indirectly, property in only one state. See "Federal Income Tax Consequences--Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers--State and Local Taxes" in the Consent Solicitation.

 Assumptions Used in Determining Tax Consequences of the Merger

  In preparing the discussion set forth above, the Operating Partnership and the General Partner made several key assumptions, which are described below. If any such assumption is not accurate with respect to a particular Atlanta Marquis Limited Partner, the tax consequences of the Merger to such Limited Partner could be substantially different from those reflected above. ACCORDINGLY, EACH ATLANTA MARQUIS LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISORS TO DETERMINE THE IMPACT OF SUCH ATLANTA MARQUIS LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER.

  First, with respect to an Atlanta Marquis Limited Partner's basis in his Atlanta Marquis Partnership Units prior to the Merger, the Operating Partnership and the General Partner assumed that an Atlanta Marquis Limited Partner acquired his Atlanta Marquis Partnership Units in the original offering of such Partnership Units and has held such Partnership Units at all times since the offering (the "Original Limited Partner's Adjusted Basis"). In

                            Atlanta Marquis Supp-31
general, each Atlanta Marquis Limited Partner had an initial tax basis in his Atlanta Marquis Partnership Units ("Initial Basis") equal to his cash investment in Atlanta Marquis (plus his proportionate share of Atlanta Marquis's nonrecourse liabilities at the time he acquired his Atlanta Marquis Partnership Units). An Atlanta Marquis Limited Partner's Initial Basis generally has been increased by (a) such Limited Partner's share of Atlanta Marquis taxable income and (b) any increases in his share of liabilities of Atlanta Marquis. Generally, such Limited Partner's Initial Basis has been decreased (but not below zero) by (i) his share of Atlanta Marquis cash distributions, (ii) any decreases in his share of liabilities of Atlanta Marquis, (iii) his share of losses of Atlanta Marquis and (iv) his share of nondeductible expenditures of Atlanta Marquis that are not chargeable to capital.

  The General Partner has set forth on Appendix E to the Consent Solicitation for Atlanta Marquis (i) the Original Limited Partner's Adjusted Basis as of December 31, 1997 for each such Atlanta Marquis Limited Partner, and (ii) an estimate of such Atlanta Marquis Limited Partner's Original Limited Partner's Adjusted Basis as of December 31, 1998 (computed without regard to the Mergers and based upon the assumptions set forth in Appendix E to the Consent Solicitation). The Atlanta Marquis General Partner also has set forth on Appendix E to the Consent Solicitation for each Atlanta Marquis Limited Partner whose adjusted basis in his Atlanta Marquis Partnership Interest is the same as the Original Limited Partner's Adjusted Basis (i) the Atlanta Marquis liabilities allocable to such Atlanta Marquis Limited Partner as of December 31, 1997, and (ii) an estimate of the Atlanta Marquis liabilities allocable to such Limited Partner as of December 31, 1998 (computed without regard to the Mergers and based upon the assumptions set forth in Appendix E to the Consent Solicitation).

  The adjusted tax basis of an Atlanta Marquis Limited Partner who did not acquire his Atlanta Marquis Partnership Units in the original offering of such Partnership Units could vary materially from that of an Atlanta Marquis Limited Partner who did so for various reasons. If an Atlanta Marquis Limited Partner has an adjusted tax basis in his Atlanta Marquis Partnership Units that is less than the Original Limited Partner's Adjusted Tax Basis, the Merger might result in the receipt by the Atlanta Marquis Limited Partner of a deemed distribution of cash in excess of his adjusted tax basis in his Atlanta Marquis Partnership Units, which could result in the recognition of income or gain.

  Second, the Operating Partnership and the General Partner assumed that the method expected to be used by the Operating Partnership to allocate liabilities among the partners will be respected for federal income tax purposes. The Operating Partnership will allocate liabilities associated with the Atlanta Marquis Hotel as described in "Federal Income Tax Consequences-- Tax Consequences of the Mergers--Relief from Liabilities/Deemed Cash Distribution" in the Consent Solicitation. If the method used by the Operating Partnership were not respected for federal income tax purposes and the nonrecourse liabilities actually allocable to an Atlanta Marquis Limited Partner are less than the amount assumed by the Operating Partnership and the General Partner, the Merger might result in the receipt by such Atlanta Marquis Limited Partner of a deemed distribution of cash that is greater than the deemed distribution of cash expected to be received by such Atlanta Marquis Limited Partner as described above in "Tax Consequences of the Merger--Deemed Cash Distribution and Resulting Taxable Gain." For an Atlanta Marquis Limited Partner who did not acquire his Atlanta Marquis Partnership Units in the original offering of such Partnership Units and who has not held such Partnership Units at all times since, this deemed distribution of cash could exceed his adjusted tax basis in his Atlanta Marquis Partnership Units, which could result in the recognition of income or gain.

  Finally, the Operating Partnership and the General Partner assumed that the Merger will be treated for federal income tax purposes as the transfer by the Atlanta Marquis Limited Partners of their interests in the Partnership to the Operating Partnership in exchange for OP Units. There can be no assurance, however, that the IRS will not seek to recharacterize each Merger as either
(i) the liquidation of a Partnership followed by the distribution by the Partnership of its assets to its partners and the subsequent transfers by such partners of such assets to the Operating Partnership in exchange for OP Units, or (ii) the transfer by a Partnership of its assets to the Operating Partnership in exchange for OP Units (and possibly Notes) and the subsequent distribution of such OP Units (and possibly Notes) to its partners. If the Merger is recharacterized in the manner described in (ii) in

                            Atlanta Marquis Supp-32
the preceding sentence, the tax consequences of the Merger to the Atlanta Marquis Limited Partners likely would be materially affected.

  EACH ATLANTA MARQUIS LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISORS TO DETERMINE THE IMPACT OF SUCH ATLANTA MARQUIS LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER. THE TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER TO A PARTICULAR ATLANTA MARQUIS LIMITED PARTNER COULD VARY SUBSTANTIALLY FROM THE CONSEQUENCES DESCRIBED ABOVE.

 Tax Treatment of Atlanta Marquis Limited Partners Who Exercise Their Right to Make the Note Election

  An Atlanta Marquis Limited Partner who exercises his right to make the Note Election and receives a Note in connection with the Merger will be treated as having made a taxable disposition of his OP Units. The amount realized in connection with such disposition will equal the sum of the "issue price" of the Notes (i.e., the face amount of the Note, currently estimated as $27,255 per Atlanta Marquis Partnership Unit) plus the portion of Atlanta Marquis liabilities allocable to the Atlanta Marquis Limited Partner for federal income tax purposes immediately prior to the disposition of the OP Units (estimated as $162,595 per Atlanta Marquis Partnership Unit as of December 31,
1998). To the extent the amount realized exceeds the Atlanta Marquis Limited Partner's adjusted basis in his Atlanta Marquis Partnership Units, the Atlanta Marquis Limited Partner will recognize gain. The Operating Partnership and the General Partner estimate (assuming the Atlanta Marquis Limited Partner acquired his Atlanta Marquis Partnership Units at the time of the original offering and has held such Partnership Units at all times since the offering) that the amount of gain that would be recognized by an Atlanta Marquis Limited Partner who made the Note Election would be approximately $192,800 per Atlanta Marquis Partnership Unit, as of December 31, 1998. This assumes that an Atlanta Marquis Limited Partner has treated the prior year payment from the General Partner to compensate the Atlanta Marquis Limited Partners for certain tax loss reallocations as an adjustment to the original purchase price of his Partnership Unit(s). These payments totaled $8,624 per Partnership Unit. For a discussion of the federal income tax rates applicable to the net capital gain from the sale of a capital asset, see "Federal Income Tax Consequences--Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers-- Disposition of OP Units by Limited Partners" in the Consent Solicitation. In this regard, the General Partner estimates that, as of December 31, 1998, if Atlanta Marquis sold its Hotel in a fully taxable transaction for a net amount, after payment of liabilities, determined by reference to the Note Election Amount of Atlanta Marquis, the "unrecognized Section 1250 gain" per Atlanta Marquis Partnership Unit would be $137,463 and the gain subject to tax as ordinary income under Code Section 1245 per Atlanta Marquis Partnership Unit would be $4,131. An Atlanta Marquis Limited Partner who makes the Note Election would be able to treat any per Partnership Unit passive activity loss carryforward with respect to the activities of Atlanta Marquis, to the extent the sum of such losses exceeds his passive activity income for 1998, as losses that are not from a passive activity and, therefore, not subject to the passive activity loss limitation rules. For purposes of determining the gain recognized by a Limited Partner as a result of making the Note Election, an original Limited Partner's Adjusted Basis does not reflect such Limited Partner's share of the syndication costs incurred by his Partnership at formation. An original Atlanta Marquis Limited Partner's share of syndication costs was $11,898 per Atlanta Marquis Partnership Unit.

  An Atlanta Marquis Limited Partner who elects to receive a Note will be eligible to defer only a small portion of that gain under the "installment sale" rules. To the extent that the face amount of the Note (and any other installment obligations received by the taxpayer during the year) outstanding at the end of the taxable year in which the Merger occur exceeds $5,000,000, the "installment sale" rules will require that the Atlanta Marquis Limited Partner who defers gain pay to the IRS interest on the resulting tax that has been deferred. The Atlanta Marquis Limited Partner will not be eligible to defer gain recognized upon the receipt of the Note to the extent that his share of Atlanta Marquis liabilities at the time of the Merger exceeds his adjusted tax basis in his Atlanta Marquis Partnership Units immediately prior to the Merger (that is, to the extent that he has a "negative capital account" for tax purposes). In addition, the Atlanta Marquis Limited Partner will not be eligible to defer gain to

                            Atlanta Marquis Supp-33
the extent that such gain would be taxed as ordinary income under Sections 1245 and 1250 of the Code. Lastly, if an Atlanta Marquis Limited Partner disposes of his Note, any gain that had been deferred would be recognized in the year of disposition.

  THE SPECIFIC TAX ATTRIBUTES OF A PARTICULAR ATLANTA MARQUIS LIMITED PARTNER COULD HAVE A MATERIAL IMPACT ON THE TAX CONSEQUENCES OF THE MERGER, AND THE SUBSEQUENT OWNERSHIP AND DISPOSITION OF NOTES. THEREFORE, IT IS ESSENTIAL THAT ATLANTA MARQUIS LIMITED PARTNERS CONSIDERING ELECTING TO RECEIVE NOTES CONSULT WITH THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO SUCH ATLANTA MARQUIS LIMITED PARTNERS' RESPECTIVE PERSONAL TAX SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION.

 Tax Consequences if Atlanta Marquis Does Not Participate in the Merger

  If Atlanta Marquis does not participate in the Merger, the Atlanta Marquis Limited Partners would not have any tax consequences resulting from the Merger. The consequences of continued ownership of Atlanta Marquis Partnership Units will be the same as would have resulted if the Merger had not been proposed.

                                   *   *   *

  The above description is not exhaustive of all possible tax considerations associated with the Merger and the REIT Conversion. This summary does not discuss foreign tax considerations, nor does it discuss all of the aspects of federal income taxation or state and local taxation that may be relevant to Atlanta Marquis Limited Partners in light of their particular circumstances. EACH ATLANTA MARQUIS LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISORS TO DETERMINE THE IMPACT OF SUCH ATLANTA MARQUIS LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER.

                            Atlanta Marquis Supp-34

                            SELECTED FINANCIAL DATA

  The following table presents selected historical financial data derived from Atlanta Marriott Marquis Limited Partnership ("AMMLP") financial statements for the five most recent fiscal years in the period ended December 31, 1997 and the unaudited condensed financial statements for the First Two Quarters 1998 and the First Two Quarters 1997. The following data should be read in conjunction with AMMLP financial statements and the notes thereto, Management's Discussion and Analysis of Financial Condition and Results of Operations and the other financial information included elsewhere herein.

                          FIRST TWO QUARTERS                           FISCAL YEAR
                          --------------------  ---------------------------------------------------------------
                            1998       1997        1997         1996         1995         1994         1993
                          ---------  ---------  -----------  -----------  -----------  -----------  -----------
                              (UNAUDITED)        (AMOUNTS IN THOUSANDS, EXCEPT PER PARTNERSHIP UNIT) (3)
Revenues................  $  19,060  $  20,173  $    36,471  $    38,654  $    34,831  $    32,201  $   29,563
Operating profit........     12,897     12,808       23,933       24,782       21,770       19,071      16,008
Income (loss) before
 extraordinary item(1)..      5,087      2,325         (569)       2,543         (413)      (3,073)     (5,935)
Net income (loss).......      9,261      2,325         (569)       2,543         (413)      (3,073)     (5,935)
Distributions:
 General partner........         --         --           --            8           23           19          16
 Limited partners--Class
  A.....................      2,650         --           --          811        2,324        1,870       1,581
 Limited partners--Class
  B(2)..................         --         --           --           --           --           --          --
                          ---------  ---------  -----------  -----------  -----------  -----------  ----------
 Total..................      2,650         --           --          819        2,347        1,889       1,597
Per Partnership Unit--
 Class A(3)
 Net income (loss)......          0      4,343       (1,062)       4,751         (772)      (5,740)    (11,087)
 Distributions..........      5,000         --          284        1,522        4,386        4,288       4,390
Cash provided by (used
 in) operating
 activities.............     (4,909)    15,068       21,608        9,893       10,062        5,602       4,422
Cash used in investing
 activities.............     (4,764)    (2,310)      (4,403)      (4,483)      (3,740)      (3,099)     (3,002)
Cash provided by (used
 in) financing
 activities.............     (5,638)        --       (1,304)        (819)      (5,847)      (4,589)        518
Increase (decrease) in
 cash and cash
 equivalents............    (15,311)    12,758       15,901        4,591          475       (2,086)      1,938
Ratio of earnings to
 fixed charges
 (unaudited)(4).........       1.64x      1.21x          --         1.10x          --           --          --
Deficiency of earnings
 to fixed charges
 (unaudited)(4).........         --         --          569           --          413        3,073       5,935
Total assets at book
 value..................    209,192    195,701      194,376      181,508      175,963      179,821     186,138
Cash and cash
 equivalents............      6,191     18,359       21,502        5,601        1,010          535       2,621
Total debt(5)...........    183,366    236,638      229,543      235,708      233,877      235,723     235,658
Total liabilities.......    185,689    250,914      246,484      239,047      235,226      236,324     237,679
Partner's capital
 (deficit):
 Limited partners--Class
  A.....................    (60,238)   (54,723)     (57,588)     (57,025)     (58,732)     (55,999)    (51,087)
 Limited partner--Class
  B.....................     84,261          0        6,000           --           --           --          --
 General partner........       (520)      (491)        (520)        (514)        (531)        (504)       (454)
Book Value per
 Partnership Unit (Class
 A) (unaudited)(3)......   (113,657)  (103,251)    (108,657)    (107,594)    (110,815)    (105,658)    (96,391)
Exchange value per
 Partnership Unit
 (unaudited)(3).........     45,425         --           --           --           --           --          --

--------

(1) During the First Two Quarters 1998, AMMLP recorded an extraordinary gain of $4,174,000 from the forgiveness of deferred incentive management fees and early extinguishment of debt recorded in conjunction with the refinancing of the mortgage debt of AMMLP.

(2) The Class B Limited Partner is Host Marriott Corporation, which does not own Units, but is entitled to a preferred return.

(3) A Partnership Unit represents a $100,000 original investment in Atlanta Marquis.

(4) The ratio of earnings to fixed charges is computed by dividing net income
    (loss) before interest expense and other fixed charges by total fixed charges, including interest expense, amortization of debt issuance costs and the portion of rent expense that is deemed to represent interest. The deficiency of earnings to fixed charges is largely the result of depreciation and amortization of $5,250,000, $6,608,000, $7,464,000 and $7,406,000 as of December 31, 1997, 1995, 1994 and 1993, respectively.

(5) Total debt includes amounts due to Host Marriott under the Term Loan of $20,134,000 as of June 19, 1998 and $30,524,000, $23,634,000 and
    $26,334,000 as of December 31, 1997, 1994 and 1993, respectively, and $20,134,000 as of December 31, 1996 and 1995 under the Original Debt Service, Commitment and Interest Guarantees.

                            Atlanta Marquis Supp-35

THE AMMLP MERGER

  On December 31, 1997 limited partners holding a majority of the limited partner Units in AMMLP consented to the merger of AMMLP with and into Atlanta Marquis. The merger was part of a series of transactions. On December 31, 1997, AMMLP merged with and into Atlanta Marquis pursuant to an agreement and plan of merger (the "AMMLP Merger"). The requisite number of AMMLP limited partners approved the AMMLP Merger in accordance with the applicable provisions of the partnership agreement and the Delaware Revised Uniform Limited Partnership Act.

  In conjunction with the AMMLP Merger and the refinancing of the mortgage debt, the following transactions occurred:

  . AMMLP was merged with and into Atlanta Marquis. With the AMMLP Merger, the separate existence of AMMLP ceased and AMMLP limited partnership units ("Units") were converted on a one-for-one basis into Class A limited partnership new units ("Partnership Units"). AMMLP limited partners who held fractional interests in Units received the same interest in the Partnership Units.

  . On December 31, 1997, the General Partner made an initial capital contribution of $6 million to the Partnership. On January 30, 1998 the General Partner contributed an additional $69 million. In return for such additional capital contributions, the General Partner received a new Class B limited partnership interest in Atlanta Marquis entitling the General Partner to a 13.5% cumulative, compounding annual preferred return and priority return of such capital. The General Partner also surrendered its then existing Class B interest on distributions.

  . Partnership Class A limited partners will receive an annual return of 5% on their initial investment in AMMLP, ratably with a 5% return to the General Partner on its initial investment in AMMLP, after payment of the preferred return on the Class B interest. To the extent unpaid in any year, such return will accumulate and compound and be payable from sale or refinancing proceeds.

  . The General Partner caused the Partnership to contribute the Land to a subsidiary of Ivy Street Hotel Limited Partnership ("Ivy"), in return for a credit to the Partnership's capital account of $26.5 million (represented by a Class C limited partnership interest in Ivy) and a 10% cumulative, compounding annual preferred return and a priority return. The General Partner also caused the Partnership to reinvest the capital contributions received from the General Partner in Ivy (represented by a Class B partnership interest in Ivy) for a 13.5% cumulative, compounding annual preferred return and priority return of such capital.

  . To facilitate the refinancing of Ivy's mortgage debt, the Hotel and the Land were conveyed to a special purpose, bankruptcy remote entity, HMA Realty Limited Partnership ("HMA"). The sole general partner of HMA, with a 1% interest, is HMA-GP, Inc., a wholly-owned subsidiary of Ivy. The sole limited partner, with a 99% interest, is Ivy. Accordingly, the new mortgage debt agreements were entered into by HMA.

  . Host Marriott waived its existing right to priority repayment of the $20.1 million in prior non-interest bearing Interest Guarantee advances to Ivy and restructured such advances as a loan with a 15-year term (interest only for the first five years) bearing interest at a rate of 9% per annum (the "Term Loan"). Payments are due monthly in arrears from cash available after payment of debt service on the New Mortgage Debt. Upon a sale of the Hotel, the Term Loan will accelerate and become due and payable.

  . The outstanding amount of the Interest Guarantee of $10.4 million and related interest was repaid to Host Marriott.

  . The $30 million Principal Guarantee provided by Host Marriott was eliminated.

  . The Partnership distributed funds to Class A limited partners of approximately $5,000 per Partnership Unit. This distribution represented the excess of the Partnership's reserve after payment of a majority of the transaction costs related to the Mortgage Debt refinancing.


                            Atlanta Marquis Supp-36

  AMMLP's partnership agreement was amended (the "AMMLP-II Partnership Agreement") as a result of the AMMLP Merger to incorporate the following revisions: (i) a revised provision regarding a sale of the Hotel to permit Atlanta Marquis to sell the Hotel to an unaffiliated third party without the consent of the limited partners; (ii) a revised provision limiting the voting rights of the General Partner and its affiliates to permit the General Partner and its affiliates to have full voting rights with respect to all Partnership Units currently held by or acquired by the General Partner and its affiliates;
(iii) extinguishment of the original Class B limited partner interest held by the General Partner and replacement of it with a new Class B interest which is entitled to a 13.5% cumulative, compounded annual return; (iv) addition of a mechanism that allows the Class B limited partner to contribute up to an additional $20 million should the Hotel require additional funding (such contribution would also be entitled to the 13.5% return discussed above); (v) a revised right of removal of the General Partner clause so that an affirmative vote of 66 2/3% would be needed to effect a removal of the General Partner and;
(vi) revisions to the provisions for allocations and distributions (see Item 8 "Financial Statements and Supplementary Data" below). As a result of the approval of the AMMLP Merger, the AMMLP-II Partnership Agreement became effective December 31, 1997.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

  Hotel revenues represent house profit of the Hotel since substantially all of the operating decisions related to the generation of house profit of the Hotel rest with the Manager. House profit reflects Hotel operating results and represents gross Hotel sales less property-level expenses, excluding depreciation and amortization, base and incentive management fees, property taxes, equipment rent and certain other costs, which are disclosed separately in the consolidated statement of operations.

 First Two Quarters 1998 Compared to First Two Quarters 1997

  Revenues. Partnership revenues for the first two quarters 1998 decreased 6%, or $1.1 million, to $19.1 million, when compared to the same period in 1997 due to decreases in room and food and beverage sales. Room sales decreased 3%, or $801,000, to $27.0 million for first two quarters 1998, when compared to the same period in 1997. Food and beverage sales decreased 7%, or $1.0 million, to $12.3 million for the first two quarters 1998 when compared to the same period in 1997. The decrease in food and beverage sales is primarily due to lower occupancy levels at the Hotel for the first two quarters 1998 as compared to the same period in 1997. Room sales decreased due to a 3% decrease in REVPAR for the first two quarters 1998 when compared to the same period in 1997. REVPAR, or revenue per available room, represents the combination of the average daily room rate charged and the average daily occupancy achieved and is a commonly used indicator of hotel performance. (although it is not a GAAP, or generally accepted accounting principles measure of revenue). REVPAR decreased for the first two quarters 1998 due to a 5.4 percentage point decrease in average occupancy to 69%, respectively, when compared to the same period in 1997. The decrease in occupancy was partially offset by a 5%, or $6, increase in average room rate to $139 for the first two quarters 1998 when compared to the same period in 1997. The increase in average room rate is due to a shift in group mix to higher-rated group business. The decrease in average occupancy is primarily due to a decrease in the number of city-wide conventions in the first two quarters of 1998 when compared to the same period in 1997. Additional supply added to the Atlanta suburbs has also impacted 1998 occupancy levels.

  Operating Costs and Expenses. For first two quarters 1998, operating costs and expenses decreased 16%, or $1.2 million, to $6.2 million when compared to the same periods in 1997, primarily due to a decrease in incentive management fees. For the first two quarters 1998, $90,000 of incentive management fees were earned as compared to $2.0 million for 1997. Incentive management fees decreased due to an increase in Owner's Priority. Pursuant to the new management agreement, effective January 3, 1998, no incentive management fees are payable to the Manager with respect to the first $29.7 million of operating profit. Thereafter, the Manager will receive 20% of the profit in excess of such figure. As a percentage of revenues, operating costs and expenses represented 32% and 37% of revenues for the first two quarters 1998 and 1997, respectively.

                            Atlanta Marquis Supp-37

  Operating Profit. As a result of the changes in revenues and expenses discussed above, operating profit increased 1%, or $89,000, to $12.9 million for the first two quarters 1998 when compared to the same period in 1997.

  Interest Expense. Interest expense decreased 27%, or $2.9 million, to $8.0 million for the first two quarters 1998, when compared to the same period in 1997. The decrease is primarily due to the refinancing of the mortgage debt on February 2, 1998. On that date, HMA obtained new 12-year first mortgage financing of $164 million (the "Mortgage Debt") which, together with $35 million from the additional $69 million capital contributed by the General Partner, was used to pay the $199 million maturing mortgage debt. The Mortgage Debt bears interest at a fixed rate of 7.4% and required monthly principal and interest payments based on a 25-year amortization schedule. The prior mortgage debt bore interest at a fixed rate of 10.3%.

  Net Income Before Extraordinary Items. Net income before extraordinary items increased 119%, or $2.8 million, to $5.1 million for the first two quarters 1998 when compared to the same period in 1997. The increase is primarily due to decreases in incentive management fees and interest expense.

  Extraordinary Items. Pursuant to the terms of the new management agreement, all unpaid incentive management fees accrued through December 31, 1997 amounting to $4.2 million were forgiven by the Manager. During the first two quarters 1998, the Partnership recorded an extraordinary gain in conjunction with the write off. In addition, the Partnership recorded a $19,000 extraordinary gain on extinguishment of debt during the first two quarters 1998.

 1997 Compared to 1996:

  Revenues. Partnership revenues for 1997 decreased 6% to $36.5 million from $38.7 million in 1996. The decrease in revenues is primarily due to a 2% decrease in REVPAR or revenue per available room. REVPAR decreased due to a 3% decrease in average room rate to approximately $127 partially offset by a 1.2 percentage point increase in average occupancy to 69.8. These results are primarily due to the impact of the 1996 summer Olympic Games. In 1996, the Hotel was able to drive up the average room rate throughout the year as room rates throughout the Atlanta market were high. Occupancy levels, however, were more directly tied to the timing of the Olympic Games. While occupancy levels were high during the course of the Olympic Games, there was a significant decline in demand in the months immediately prior to and subsequent to the Olympic Games.

  No new full-service hotels opened in the Atlanta market in 1997 and none are expected to open in 1998. However, during 1997, 38 new limited service hotels opened thus adding 3,422 new rooms and 13 more properties containing a total of 1,498 rooms are expected to open in 1998 in the Atlanta suburbs. These additions did not have and are not expected to have a significant impact on the Hotel's revenues as these hotels target a significantly different market segment. Construction has been started on a 320-room Doubletree guest suite hotel which is expected to open in mid-1999. The number of city-wide conventions is expected to be down only slightly, however, roomnights associated with these conventions are expected to be down by 80,000. The Hotel's strategy to mitigate the impact of this will be to continue to focus on customer service, to work closely with the Atlanta Convention and Visitors Bureau to generate short term business for 1998 and to put into effect the marketing plan developed with the other Atlanta Marriott products targeting leisure weekend and summer customers.

  Operating Costs and Expenses. In 1997, operating costs and expenses decreased $1.3 million to $12.5 million primarily due to a decrease in incentive management fees. In 1997, $1.2 million of incentive management fees were earned as compared to $2.0 million earned in 1996. The decrease in incentive management fees earned was the result of decreased Hotel operating results. As a percentage of revenues, operating costs and expenses represented 34% of revenues for 1997 and 36% in 1996.

  Operating Profit. In 1997, operating profit decreased $849,000 to $23.9 million primarily due to the changes in revenues and operating costs and expenses discussed above. As a percentage of total revenues, operating profit represented 66% in 1997 and 64% in 1996.

                            Atlanta Marquis Supp-38

  Interest Expense. In 1997, interest expense increased $2.5 million to $25.4 million primarily due to a 2.0 percentage point increase in the interest rate charged on the mortgage debt for the period from the Maturity Date through the New Maturity Date coupled with financing costs of $900,000 incurred in connection with the extension of the maturity date of the Mortgage Debt.

  Net Income (Loss). In 1997, the Partnership had a net loss of $569,000, a decrease of $3.1 million over 1996's net income of $2.5 million. This decrease was primarily due to lower Hotel revenues and an increase in the Partnership's interest expense, partially offset by a decrease in incentive management fees.

 1996 Compared to 1995:

  Revenues. Partnership revenues for 1996 increased 11% to $38.7 million from $34.8 million in 1995. The increase in revenues is the result of a 9% increase in REVPAR. REVPAR increased due to a 14% increase in average room rate to approximately $132 partially offset by a 3.0 percentage point decrease in average occupancy to the high-60's. These changes in average room rate and average occupancy are primarily due to the impact on the city of the 17-day Centennial Olympic Games. The increase in average room rate was due to an increase in room rates throughout the Atlanta market. The decline in average occupancy was due to a decline in city-wide demand for the months prior to and immediately after the Olympics. During the Olympic Games, the Hotel hosted the "Olympic Family" which was comprised of the International Olympic Committee, the Atlanta Committee for the Olympic Games and federations from each of the participating countries.

  Operating Costs and Expenses. In 1996, operating costs and expenses increased $811,000 to $13.9 million. The increase was primarily due to the changes in the following:

  Depreciation. Depreciation decreased $1.1 million, or 16%, in 1996 when compared to 1995 due to a portion of the Hotel's furniture and equipment becoming fully depreciated in 1995.

  Incentive Management Fees. In 1996, $2.0 million of incentive management fees were earned as compared to $1.0 million earned in 1995. The increase in incentive management fees earned was the result of improved Hotel operating results resulting in certain cash flow priorities having been met.

  Equipment Rent and Other. Equipment rent and other increased $460,000 due to the inclusion of a property tax credit in 1995 results which did not occur in 1996.

  As a percentage of revenues, operating costs and expenses represented 36% of revenues for 1996 and 38% in 1995.

  Operating Profit. In 1996, operating profit increased $3.0 million to $24.8 million primarily due to the changes in revenues and operating costs and expenses discussed above. As a percentage of total revenues, operating profit represented 64% in 1996 and 63% in 1995.

  Net Income (Loss). In 1996, the Partnership had a net income of $2.5 million, an increase of $3.0 million over 1995's net loss of $413,000. This increase was primarily due to higher Hotel revenues.

 Inflation

  The rate of inflation has been relatively low and accordingly has not had a significant impact on the Partnership's operating results. However, the Hotel's room rates and occupancy levels are sensitive to inflation. The Manager is generally able to pass through increased costs to customers through higher room rates.

CAPITAL RESOURCES AND LIQUIDITY

  AMMLP's financing needs have been historically funded through loan agreements with independent financial institutions. As a result of the successful refinancing of the Partnership's Mortgage Debt, the General

                            Atlanta Marquis Supp-39

Partner believes that the Partnership will have sufficient capital resources and liquidity to conduct its operations in the ordinary course of business.


 Mortgage Debt

  On February 2, 1998, the mortgage debt was successfully refinanced with a third party lender. The Partnership's debt now consists of a $164 million mortgage loan, which is nonrecourse to HMA, which bears interest at a fixed rate of 7.4% for a 12-year term. The mortgage loan requires payments of principal and interest based upon a 25-year amortization schedule. As part of the refinancing, HMA was required to establish certain reserves which are held by an agent of the lender including:

  . $3.6 million debt service reserve--This reserve is equal to three months of debt service.

  . $10.1 million deferred maintenance and capital expenditure reserve--This reserve will be expended for capital expenditures for repairs to the facade of the Hotel as well as various renewals and replacements and site improvements.

  . $7.5 million rooms refurbishment reserve--This reserve will be expended to refurbish the remaining 711 rooms and 16 suites at the Hotel which have not already been refurbished.

  . $1.3 million tax and insurance reserve--This reserve will be used to pay real estate tax and insurance premiums for the Hotel.

  In addition, HMA advanced an additional $2.6 million to the Manager for working capital needs and used the remaining cash to pay transaction costs associated with the refinancing.

PRINCIPAL SOURCES AND USES OF CASH

 General

  The Partnership's principal source of cash is cash from Hotel operations. Its principal uses of cash are to pay debt service payments on the Partnership's mortgage debt, to make guarantee repayments, to fund the property improvement fund and to make cash distributions to the partners. Additionally, in 1998 the Partnership received cash through an equity infusion by the General Partner and utilized cash to pay financing costs incurred in connection with the refinancing of the Partnership's mortgage debt and to establish reserves required by the lender.

 First Two Quarters 1998 Compared to First Two Quarters 1997

  Total cash used in operating activities was $4.9 million for the first two quarters 1998 as compared to total cash provided by operations of $15.1 million for the first two quarters of 1997. In 1998, cash was used to pay accrued interest on the Partnership's debt. In addition, pursuant to the terms of the Mortgage Debt, the Partnership was required to establish with the lender a separate reserve account for payments of insurance premiums and real estate taxes for the mortgaged property as a result of the credit rating of Marriott International, Inc. Thus, the Partnership has transferred $2.2 million into the reserve through June 19, 1998. The reserve is included in restricted cash reserves and the resulting tax and insurance liability is included in accounts payable and accrued expenses in the accompanying balance sheet.

  Cash used in investing activities was $4.8 million for the first two quarters 1998 as compared to $2.3 million for the first two quarters 1997. The increase in cash used in investing activities is primarily due to an advance of $2.6 million to the Manager for working capital needs.

  Cash used in financing activities was $5.6 million for the first two quarters 1998. For the first two quarters 1997, no cash was provided by or used in financing activities. The increase in cash used in financing activities is primarily the result of the restructuring and refinancing transactions. During 1998, the Partnership acquired new mortgage debt financing of $164 million and received the remaining $69 million of the $75 million equity

                            Atlanta Marquis Supp-40
infusion from the General Partner. These proceeds were used as follows: to repay the $199.8 million of mortgage debt; to repay $10.4 million of the debt service guarantee and related interest outstanding under the Host Marriott interest guarantee; to establish $22.5 million of reserves required by the lender; and, to pay financing costs of $3.0 million. The Partnership made a cash distribution in February 1998 to the Class A limited partners of $2.7 million, or $5,000 per limited partner unit, from 1997 operations.

  The General Partner believes that cash from Hotel operations and the reserves established in conjunction with the refinancing will continue to meet the short and long-term operational needs of the partnership.

 1997, 1996 and 1995:

  Cash used in investing activities was $4.4 million, $4.5 million and $3.7 million for the years ended December 31, 1997, 1996 and 1995, respectively. Contributions to the property improvement fund for the years ended December 31, 1997, 1996, and 1995, were $3.9 million, $4.1 million, and $3.3 million, respectively. Property and equipment additions increased in 1997 due to increased expenditures at the Hotel associated with the first half of the rooms refurbishment completed in 1997.

  Cash used in financing activities was $1.3 million, $1.0 million and $5.8 million for the years ended December 31, 1997, 1996 and 1995, respectively. In 1997, the Partnership drew $10.4 million pursuant to the Interest Guarantee and received $6 million of the $75 million total equity infusion from the General Partner. The Partnership paid $28.5 million, $20.4 million and $20.4 million of interest on the mortgage debt for the years ended December 31, 1997, 1996 and 1995, respectively. On the Maturity Date, the Partnership was required to pay $17.6 million representing the Deferred Interest on the Mortgage Debt. No guarantee repayments to Host Marriott were made in 1997 and 1996. The Partnership made a guarantee repayment of $3.5 million in 1995. No distributions to partners were made in 1997 as all cash flow was being reserved in anticipation of the Mortgage Debt maturity. Distributions to partners were $819,000 in 1996 and $2.3 million in 1995. Subsequent to year end, the Partnership made a cash distribution to the Class A limited partners of $2,648,562 ($5,000 per Partnership Unit).

  Total cash provided from operations was $21.6 million, $9.9 million and $10.1 million for the years ended December 31, 1997, 1996 and 1995, respectively. Partnership did not pay the interest payment of the Mortgage Debt which was due on January 10, 1998 until January 9, 1998. In both 1996 and 1995, the majority of the January interest payment was paid in December of the preceding year. This difference in the timing of the interest payments accounts for the difference in the total cash provided from operations.

  The General Partner believes that cash from Hotel operations and the reserves established in conjunction with the refinancing will continue to meet the short and long-term operational needs of the Partnership. In addition, the General Partner believes the property improvement fund and the capital reserves established in conjunction with the refinancing will be adequate for the future capital repairs and replacement needs of the Hotel.

 Capital Expenditures

  The Partnership is required to maintain the Hotel in good repair and condition. The new management agreement provides for the establishment of a property improvement fund to cover the cost of non-routine repairs and maintenance and renewals and replacements to the Hotel's property and equipment. Contributions to the fund are 5% of Hotel gross sales. Annual contributions to the fund equaled 4% of gross Hotel sales through June 1995 and are 5% thereafter. Per the terms of the New Management Agreement, contributions to the property improvement fund will remain at 5%.

  In 1997, the Hotel completed a $7.0 million refurbishment of approximately half its guest rooms which included the replacement of the carpeting, bedspreads, upholstery, drapes and other similar items and also the dressers, chairs, beds and other furniture. The refurbishment of the remaining 711 rooms and 16 suites began in

                            Atlanta Marquis Supp-41
mid-1998. This portion of the refurbishment will be funded from a reserve which was established by the Partnership with the lender on February 2, 1998. The facade repair project which entails a repair of the entire facade of the building is underway. The project is expected to cost $9.0 million and will be funded by the Partnership from a reserve which was also established with the lender in conjunction with the refinancing on the Maturity Date. The project is expected to be completed by mid-1999.

INFLATION

  For the three fiscal years ended December 31, 1997 and the First Two Quarters 1998, the rate of inflation has been relatively low and, accordingly, has not had a significant impact to the Partnership's revenues and net income. The manager is generally able to pass through increased costs to customers through higher room rates. In 1997, the increase in average room rates at the Hotel exceeded those of direct competitors as well as the general level of inflation. The amount of the Partnership's interest expense under floating rate debt for a particular year will be affected by changes in short-term interest rates.

YEAR 2000 ISSUES

  Over the last few years, Host Marriott Corporation, the parent company of the General Partner, has invested in implementing new accounting systems which are Year 2000 compliant. Accordingly, the General Partner believes that future costs associated with Year 2000 issues will be minimal and not material to the Partnership's financial statements.

  However, the Partnership does rely upon accounting software used by the Manager of its property to obtain financial information. The General Partner believes that the manager has begun to implement changes to the property specific software to ensure the software will function properly in the Year 2000 and does not expect to incur significant costs related to these modifications.

                            Atlanta Marquis Supp-42

                             FINANCIAL STATEMENTS

                            Atlanta Marquis Supp-43

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE PARTNERS OF ATLANTA MARRIOTT MARQUIS II LIMITED PARTNERSHIP:

  We have audited the accompanying consolidated balance sheet of Atlanta Marriott Marquis II Limited Partnership (a Delaware limited partnership) and Ivy Street Hotel Limited Partnership, its majority-owned subsidiary partnership, as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in partners' deficit and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the General Partner's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Atlanta Marriott Marquis II Limited Partnership and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                                    Arthur Andersen LLP

Washington, D.C.
March 11, 1998

                            Atlanta Marquis Supp-44

         ATLANTA MARRIOTT MARQUIS II LIMITED PARTNERSHIP AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996
                                 (IN THOUSANDS)

                                                               1997      1996
                                                             --------  --------
                          ASSETS
Property and equipment, net................................  $165,372  $162,111
Due from Marriott International, Inc.......................     4,425     6,390
Property improvement fund..................................     2,756     6,864
Deferred financing costs, net of accumulated amortization..       321       542
Cash and cash equivalents..................................    21,502     5,601
                                                             --------  --------
                                                             $194,376  $181,508
                                                             ========  ========
             LIABILITIES AND PARTNERS' DEFICIT
LIABILITIES
  Mortgage debt............................................  $199,019  $215,574
  Due to Host Marriott under Original Debt Service
   Guarantee and Commitment and Interest Guarantee.........    30,524    20,134
  Due to Marriott International, Inc.......................     4,198     3,030
  Accounts payable and accrued expenses....................    12,743       309
                                                             --------  --------
    Total Liabilities......................................   246,484   239,047
                                                             --------  --------
PARTNERS' DEFICIT
  General Partner
    Capital contributions..................................       536       536
    Capital distributions..................................      (165)     (165)
    Cumulative net losses..................................      (891)     (885)
                                                             --------  --------
                                                                 (520)     (514)
                                                             --------  --------
  Class A Limited Partners
    Capital contributions, net of offering costs of
     $6,430................................................    46,570    46,570
    Capital distributions..................................   (15,982)  (15,982)
    Cumulative net losses..................................   (88,176)  (87,613)
                                                             --------  --------
                                                              (57,588)  (57,025)
                                                             --------  --------
  Class B Limited Partner
    Capital contribution...................................     6,000       --
                                                             --------  --------
    Total Partners' Deficit................................   (52,108)  (57,539)
                                                             --------  --------
                                                             $194,376  $181,508
                                                             ========  ========

                See Notes to Consolidated Financial Statements.

                            Atlanta Marquis Supp-45

         ATLANTA MARRIOTT MARQUIS II LIMITED PARTNERSHIP AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                    (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                   1997      1996      1995
                                                 --------  --------  --------
REVENUES (Note 3)............................... $ 36,471  $ 38,654  $ 34,831
                                                 --------  --------  --------
OPERATING COSTS AND EXPENSES
  Depreciation..................................    5,250     5,525     6,608
  Property taxes................................    2,754     2,858     2,692
  Base management fee...........................    2,562     2,654     2,435
  Incentive management fee......................    1,167     2,018       969
  Equipment rent and other......................      805       817       357
                                                 --------  --------  --------
                                                   12,538    13,872    13,061
                                                 --------  --------  --------
OPERATING PROFIT................................   23,933    24,782    21,770
  Interest expense..............................  (25,389)  (22,890)  (22,712)
  Interest income...............................      887       651       529
                                                 --------  --------  --------
NET (LOSS) INCOME............................... $   (569) $  2,543  $   (413)
                                                 ========  ========  ========
ALLOCATION OF NET (LOSS) INCOME
  General Partner............................... $     (6) $     25  $     (4)
  Limited Partners..............................     (563)    2,518      (409)
                                                 --------  --------  --------
                                                 $   (569) $  2,543  $   (413)
                                                 ========  ========  ========
NET (LOSS) INCOME PER LIMITED PARTNER UNIT (530
 Units)......................................... $ (1,062) $  4,751  $   (772)
                                                 ========  ========  ========


                See Notes to Consolidated Financial Statements.

                            Atlanta Marquis Supp-46

         ATLANTA MARRIOTT MARQUIS II LIMITED PARTNERSHIP AND SUBSIDIARY
            CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' DEFICIT
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                    CLASS A   CLASS B
                                            GENERAL LIMITED   LIMITED
                                            PARTNER PARTNERS  PARTNER  TOTAL
                                            ------- --------  ------- --------
Balance, December 31, 1994.................  $(504) $(55,999) $  --   $(56,503)
  Capital distributions....................    (23)   (2,324)    --     (2,347)
  Net loss.................................     (4)     (409)    --       (413)
                                             -----  --------  ------  --------
Balance, December 31, 1995.................   (531)  (58,732)    --    (59,263)
  Capital distributions....................     (8)     (811)    --       (819)
  Net income...............................     25     2,518     --      2,543
                                             -----  --------  ------  --------
Balance, December 31, 1996.................   (514)  (57,025)    --    (57,539)
  Capital contributions....................    --        --    6,000     6,000
  Net loss.................................     (6)     (563)    --       (569)
                                             -----  --------  ------  --------
Balance, December 31, 1997.................  $(520) $(57,588) $6,000  $(52,108)
                                             =====  ========  ======  ========


                See Notes to Consolidated Financial Statements.

                            Atlanta Marquis Supp-47

         ATLANTA MARRIOTT MARQUIS II LIMITED PARTNERSHIP AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                      1997     1996     1995
                                                    --------  -------  -------
OPERATING ACTIVITIES
  Net (loss) income................................ $   (569) $ 2,543  $  (413)
  Noncash items:
    Depreciation...................................    5,250    5,525    6,608
    Deferred interest..............................    1,035    1,831    1,654
    Amortization of financing costs as interest....      325      621      619
    (Gain) loss on disposition of assets...........      --        (1)      64
  Changes in operating accounts:
    Accounts payable and accrued expenses..........   12,434       24     (178)
    Due from Marriott International, Inc...........    1,965   (2,616)     782
    Due to Marriott International, Inc.............    1,168    1,966      926
                                                    --------  -------  -------
      Cash provided by operating activities........   21,608    9,893   10,062
                                                    --------  -------  -------
INVESTING ACTIVITIES
  Additions to property and equipment, net.........   (8,511)  (3,444)  (2,643)
  Change in property improvement fund..............    4,108   (1,039)  (1,097)
                                                    --------  -------  -------
      Cash used in investing activities............   (4,403)  (4,483)  (3,740)
                                                    --------  -------  -------
FINANCING ACTIVITIES
  Advances under Original Debt Service Guarantee
   and Commitment and Interest Guarantee...........   10,390      --       --
  Payment of deferred interest on mortgage debt....  (17,590)     --       --
  Capital contributions from General Partner for
   Class B Limited Partnership Interest............    6,000      --       --
  Payment of deferred financing costs..............     (104)     --       --
  Capital distributions............................      --      (819)  (2,347)
  Repayments under Original Debt Service Guarantee
   and Commitment and Interest Guarantee...........      --       --    (3,500)
                                                    --------  -------  -------
      Cash used in financing activities............   (1,304)    (819)  (5,847)
                                                    --------  -------  -------
INCREASE IN CASH AND CASH EQUIVALENTS..............   15,901    4,591      475
CASH AND CASH EQUIVALENTS at beginning of year.....    5,601    1,010      535
                                                    --------  -------  -------
CASH AND CASH EQUIVALENTS at end of year........... $ 21,502  $ 5,601  $ 1,010
                                                    ========  =======  =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid for mortgage interest.................. $ 28,470  $20,438  $20,438
                                                    ========  =======  =======

                See Notes to Consolidated Financial Statements.

                            Atlanta Marquis Supp-48

         ATLANTA MARRIOTT MARQUIS II LIMITED PARTNERSHIP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996

NOTE 1. THE PARTNERSHIP

 Description of the Partnership

  Atlanta Marriott Marquis Limited Partnership ("AMMLP"), a Delaware limited partnership, was formed on May 28, 1985 (the "Closing Date"), to (i) acquire an 80% general partnership interest in the Ivy Street Hotel Limited Partnership ("Ivy"), a partnership between John C. Portman, Jr. ("Portman") and Host Marriott Corporation ("Host Marriott") that was formed to develop, own and operate the 1,671 room Atlanta Marriott Marquis Hotel (the "Hotel"), and (ii) purchase from Ivy the parcel of land (the "Land") on which the Hotel is located. The sole general partner of the Partnership, with a 1% interest, is Marriott Marquis Corporation (the "General Partner"), a wholly-owned subsidiary of Host Marriott. Marriott International, Inc. serves as the manager of the Hotel ("Marriott International" or the "Manager").

  On the Closing Date, 530 Class A limited partnership interests of $100,000 per Unit ("Unit") were sold in a private placement. The General Partner made a capital contribution of $536,000 on May 28, 1985 for its 1% general partnership interest. In addition, the General Partner acquired a Class B limited partnership interest without making any additional capital contribution.

  The Partnership purchased its 80% general partnership interest in Ivy from Host Marriott for a total price of $28.8 million. The Partnership also acquired the Land from Ivy for $10 million in a separate transaction. The Partnership subsequently leased the Land to Ivy under a 99-year lease with rentals based primarily on Hotel sales.

  On July 9, 1997, Atlanta Marriott Marquis II Limited Partnership (the "Partnership") was formed in anticipation of the merger discussed below. The general partner of the Partnership is also Marriott Marquis Corporation. Prior to December 31, 1997, the Partnership did not engage in any active business and was organized solely to succeed AMMLP's interest in Ivy. Effective December 31, 1997, the Partnership succeeded AMMLP as the managing general partner of Ivy.

  On December 31, 1997, AMMLP merged with and into the Partnership (the "Merger"). The Merger of AMMLP and AMMLP-II was treated as a reorganization of affiliated entities and AMMLP's basis in its assets and liabilities were carried over. In conjunction with the Merger, the following transactions occurred:

  . AMMLP was merged with and into the Partnership. With the Merger, the separate existence of AMMLP ceased and AMMLP limited partner units ("Units") were converted on a one-for-one basis into Partnership Class A limited partnership units ("Partnership Units"). AMMLP limited partners who held fractional interests in Units received the same interest in Partnership Units.

  . On December 31, 1997, the General Partner made an initial capital contribution of $6 million to the Partnership. Subsequent to year end, on January 30, 1998, the General Partner contributed an additional $69 million. In return for such additional capital contributions, the General Partner received a new Class B limited partnership interest in the Partnership entitling the General Partner to a 13.5% cumulative, compounding annual preferred return and priority return of such capital. The General Partner also surrendered its then existing Class B interest on distributions.

  . The Partnership Class A limited partners will receive an annual return of 5% on their initial investment in AMMLP, ratably with a 5% return to the General Partner on its initial investment in AMMLP, after payment of the preferred return on the Class B interest. To the extent unpaid in any year, such return will accumulate and compound and be payable from sale or refinancing proceeds.

  AMMLP's partnership agreement was amended (the "AMMLP-II Partnership Agreement") as a result of the Merger to incorporate the following revisions:
(i) a revised provision regarding a sale of the Hotel to permit

                            Atlanta Marquis Supp-49
the Partnership to sell the Hotel to an unaffiliated third party without the consent of the limited partners; (ii) a revised provision limiting the voting rights of the General Partner and its affiliates to permit the General Partner and its affiliates to have full voting rights with respect to all Partnership Units currently held by or acquired by the General Partner and its affiliates;
(iii) extinguishment of the original Class B limited partner interest held by the General Partner and replacement of it with a new Class B interest which is entitled to a 13.5% cumulative, compounded annual return; (iv) addition of a mechanism that allows the Class B limited partner to contribute up to an additional $20 million should the Hotel require additional funding (such contribution would also be entitled to the 13.5% return discussed above); (v) a revision of the right of removal of the General Partner clause so that an affirmative vote of 66 2/3% would be needed to effect a removal of the General Partner and; (v) revised provisions for allocations and distributions (see Note
9). As a result of the approval of the Merger, the AMMLP-II Partnership Agreement became effective December 31, 1997.

 Partnership Allocations and Distributions

  Ivy generally allocates operating income, gains and losses, deductions and cash available for distribution 80% to the Partnership and 20% to Portman. However, the first $1 million plus 5% of annual gross room sales of annual cash available for distribution from Ivy was paid to AMMLP unless Ivy exercised its option to repurchase the Land.

  During 1990, AMMLP determined that the probability of collecting the minority interest receivable from Portman was remote. Thus, AMMLP wrote off this receivable which totaled $3,542,000 and began recording 100% of the losses of Ivy. In future years, if AMMLP-II records income, 100% of the income will be allocated to AMMLP-II until such excess income allocated to AMMLP-II equals the excess losses previously recorded by AMMLP. Thereafter, any income would be allocated 80% to AMMLP-II and 20% to Portman. As of December 31, 1997 and 1996, excess losses recognized by AMMLP and the Partnership were $621,000 and $50,000, respectively. AMMLP net losses, as defined, were generally allocated as follows:

    (i) beginning in 1991 and continuing until the Class A limited partners and the General Partner had received sale or refinancing proceeds ("Capital Receipts") equal to their total cumulative capital contributions ("Original Capital"), 1% to the General Partner, 80% to the Class A limited partners and 19% to the Class B limited partner; and

    (ii) thereafter, 1% to the General Partner, 65% to the Class A Limited Partners and 34% to the Class B Limited Partner.

  These allocations could have been subject to certain special allocations of net profit or net loss to the General Partner required by Federal income tax regulations.

  Cash Available for Distribution, as defined, generally was distributed as follows:

    (i) beginning in 1991, and continuing until the Class A Limited Partners and the General Partner had received distributions of Capital Receipts equal to their Original Capital, 1% to the General Partner, 80% to the Class A Limited Partners and 19% to the Class B Limited Partner; and

    (ii) thereafter, 1% to the General Partner, 65% to the Class A Limited Partners and 34% to the Class B Limited Partner. However, until the General Partner and the Class A Limited Partners had received a return of their Original Capital through distributions of Capital Receipts, the Class B Limited Partner will subordinate its cash distributions to an annual non-cumulative 10% return on Original Capital to the General Partner and the Class A Limited Partners.

  Net profits, as defined, generally were allocated in the same ratio as Cash Available for Distribution. Excess net profits were then to be applied to offset prior net losses in excess of the partners' remaining invested capital. Notwithstanding the above allocations, the Partnership Agreement provided for specific allocation to the partners of gain realized and proceeds received by the Partnership upon sale, condemnation or other disposition of the Hotel or assets of the Partnership. In addition, the Partnership Agreement provided for specific allocations of any excess refinancing or land sale proceeds.

                            Atlanta Marquis Supp-50

  As discussed above, on December 31, 1997, the Partnership executed the AMMLP-II Partnership Agreement which provides for a change in the above allocations (see Note 9).

  For financial reporting purposes, profits and losses are allocated among the partners based upon their stated interests in cash available for distribution.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Accounting

  The Partnership's records are maintained on the accrual basis of accounting, and its fiscal year coincides with the calendar year. The Partnership's financial statements consolidate the financial statements of Ivy, its majority-owned subsidiary partnership. All material intercompany transactions, including the land lease between the Partnership and Ivy described in Note 8, have been eliminated. All assets and liabilities of AMMLP have been carried over to the Partnership at their historical basis.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenues and Expenses

  Hotel revenues represent house profit of the Hotel since substantially all of the operating decisions related to the generation of house profit of the Hotel rests with the Manager. House profit reflects Hotel operating results and represents gross Hotel sales less property-level expenses, excluding depreciation and amortization, base and incentive management fees, property taxes, equipment rent and certain other costs, which are disclosed separately in the accompanying consolidated statement of operations.

  On November 20, 1997, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board reached a consensus on EITF 97-2 "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements." EITF 97-2 addresses the circumstances in which a management entity may include the revenues and expenses of a managed entity in its financial statements.

  The Partnership is assessing the impact of EITF 97-2 on its policy of excluding property-level revenues and operating expenses of the Hotel from its statements of operations (see Note 3). If the Partnership concludes that EITF 97-2 should be applied to the Hotel, it would include operating results of this managed operation in its financial statements. Application of EITF 97-2 to financial statements as of and for the year ended December 31, 1997 would have increased both revenues and operating expenses by approximately $48,926,000 and would have had no impact on net loss.

 Property and Equipment

  Property and equipment is recorded at cost which includes interest, rent and real estate taxes incurred during development. Depreciation is computed using the straight-line method over the following estimated useful lives of the assets:

      Building and improvements...................................      50 years
      Furniture and equipment..................................... 3 to 20 years

  All land, property and equipment is pledged as security for the mortgage debt described in Note 6.

                            Atlanta Marquis Supp-51

  The Partnership assesses impairment of its real estate property based on whether estimated undiscounted future cash flows for the property will be less than its net book value. If the property is impaired, its basis is adjusted to fair market value.

 Deferred Financing Costs

  Financing costs incurred in connection with obtaining the mortgage debt have been deferred and are being amortized using the straight-line method, which approximates the effective interest rate method, over three to ten years. A portion of the deferred financing costs totaling $4,249,000 were fully amortized as of July 10, 1997. Additional financing costs of $104,000 were incurred in 1997 in connection with the refinancing of the Partnership's mortgage debt. Accumulated amortization of the deferred financing costs totaled $4,413,000 and $4,090,000 at December 31, 1997 and 1996, respectively. This amount includes amortization of deferred financing costs for both Ivy and the Partnership. Of the total, the Partnership has accumulated amortization of $164,000 and $151,000 at December 31, 1997 and 1996, respectively.

 Cash and Cash Equivalents

  The Partnership considers all highly liquid investments with a maturity of three months or less at date of purchase to be cash equivalents.

 Income Taxes

  Provision for Federal and state income taxes has not been made in the accompanying financial statements since the Partnership does not pay income taxes but rather allocates its profits and losses to the individual partners. There are significant differences between the net income/loss reported in these financial statements and the net income/loss determined for income tax purposes. These differences are due primarily to the use, for tax purposes, of accelerated depreciation methods and shorter depreciable lives for the assets, the timing of the recognition of incentive management fee expense and the treatment of the minority interest receivable. As a result of these differences, the (deficit)/excess of the tax basis in net Partnership liabilities and the net liabilities reported in the accompanying financial statements is $(90,642,000) and $72,111,000 as of December 31, 1997 and 1996,
respectively. For tax purposes, the assets of the Partnership were stepped up to fair market value on December 31, 1997 when the General Partner made an initial capital contribution of $6.0 million to the Partnership for a Class B limited partnership interest in the Partnership.

 Statement of Financial Accounting Standards

  In 1996, AMMLP adopted Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Adoption of SFAS No. 121 did not have an effect on its financial statements.

                            Atlanta Marquis Supp-52

NOTE 3. HOTEL REVENUES

  Revenues consist of Hotel operating results for the three years ended December 31 (in thousands):

                                                         1997    1996    1995
                                                        ------- ------- -------
   HOTEL SALES
     Rooms............................................. $54,102 $56,115 $50,515
     Food and beverage.................................  25,821  25,968  25,379
     Other.............................................   5,474   6,381   5,277
                                                        ------- ------- -------
                                                         85,397  88,464  81,171
                                                        ------- ------- -------
   HOTEL EXPENSES
     Departmental direct costs
       Rooms...........................................  11,485  11,508  10,821
       Food and beverage...............................  17,776  18,003  17,289
     Other hotel operating expenses....................  19,665  20,299  18,230
                                                        ------- ------- -------
                                                         48,926  49,810  46,340
                                                        ------- ------- -------
   HOTEL REVENUES...................................... $36,471 $38,654 $34,831
                                                        ======= ======= =======

NOTE 4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following as of December 31 (in thousands):

                                                               1997      1996
                                                             --------  --------
   Leased land acquisition costs and land................... $ 12,617  $ 12,617
   Building and improvements................................  182,629   182,597
   Furniture and equipment..................................   42,621    34,142
                                                             --------  --------
                                                              237,867   229,356
   Less accumulated depreciation............................  (72,495)  (67,245)
                                                             --------  --------
                                                             $165,372  $162,111
                                                             ========  ========

  For financial reporting purposes the Land is carried at its historical purchase cost of $10 million as required by generally accepted accounting principles.

NOTE 5. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

  The estimated fair values of financial instruments are shown below. The fair values of financial instruments not included in this table are estimated to be equal to their carrying amounts (in thousands):

                               AS OF DECEMBER 31, 1997  AS OF DECEMBER 31, 1996
                               ------------------------ ------------------------
                                ESTIMATED                ESTIMATED
                                 CARRYING      FAIR       CARRYING      FAIR
                                  AMOUNT       VALUE       AMOUNT       VALUE
                               ------------------------ ------------------------
   Mortgage debt.............  $   199,019  $   199,019 $   215,574  $   215,574
   Due to Host Marriott under
    Original Debt Service
    Guarantee and Commitment
    and Interest Guarantee...       30,524       30,524      20,134       14,300
   Incentive management fees
    due to Marriott
    International, Inc.......        4,155          --        2,987          --

  The 1997 and 1996 estimated fair value of the mortgage debt is stated at its carrying value as it was repaid on February 2, 1998. The amounts held in Due to Host Marriott under original debt service and commitment consist of the interest guarantee in the amount of $10,390,000 and the original debt service commitment in the

                            Atlanta Marquis Supp-53
amount of $20,134,000. The estimated fair value of the interest guarantee is the carrying value as it was also repaid on February 2, 1998. The estimated fair value of the original debt service commitment is its carrying value as the obligation earns interest at 9% as of February 2, 1998. The estimated fair value of incentive management fees due to Marriott International is zero. As part of the new management agreement effective January 3, 1998, all accrued incentive management fees were waived by the Manager and the Partnership's accrued liability was written off to income in 1998.

NOTE 6.  MORTGAGE DEBT

  As of December 31, 1996, the AMMLP's mortgage debt consisted of a total of $215,574,000 in nonrecourse mortgage notes (the "Mortgage Debt"). Through July 10, 1997 (the "Maturity Date"), interest accrued on the Mortgage Debt at a fixed rate of 10.3%. Interest only was payable semiannually in arrears. The cash payment rate was 10.17%. The difference between the cash payment rate and the accrual rate (the "Deferred Interest") was added to the balance of the Mortgage Debt. The cumulative Deferred Interest added to the Mortgage Debt balance amounted to $17.6 million and $16.5 million at July 10, 1997 and December 31, 1996, respectively. On the Maturity Date, the Mortgage Debt matured, at which time AMMLP and Ivy entered into a letter agreement (the "Letter Agreement") with the lender which effectively extended the maturity of the Mortgage Debt until February 2, 1998 (the "New Maturity Date"). On the Maturity Date, AMMLP and Ivy were required to pay $17.6 million representing the Deferred Interest on the Mortgage Debt in addition to the scheduled interest payment of $ 10.1 million. As a result, the Mortgage Debt balance outstanding was reduced to $ 199,019,000.

  The payment of Deferred Interest was funded from $7.2 million of Ivy cash reserves established by the General Partner in anticipation of the Mortgage Debt maturity and $10.4 million drawn pursuant to the Host Marriott interest guarantee (the "Interest Guarantee"). Host Marriott had agreed to advance up to $50 million to cover interest and principal shortfalls. Had cash flow from operations been insufficient to fully fund interest due, $20 million was available under the Interest Guarantee through the Maturity Date. The remaining $30 million was available under the Principal Guarantee. Prior to the payment of Deferred Interest in the amount of $10.4 million on the Maturity Date, there were no amounts outstanding under either the Principal Guarantee or the Interest Guarantee. In conjunction with the extension, Host Marriott reaffirmed its obligations pursuant to these guarantees through the New Maturity Date. The Principal Guarantee was available in case of a sale, refinancing or acceleration of the principal amount of the underlying notes resulting from an Event of Default, as defined. To the extent the Interest Guarantee was not used, it became available as a Principal Guarantee.

  During the term of the Letter Agreement, the Mortgage Debt continued to be nonrecourse, and accrued interest at 12.3% with interest payments due on January 10 and February 2, 1998. Additionally, all funds remitted by the Manager during the term of the extension were held for the benefit of the lender. In conjunction with the Letter Agreement, Ivy paid an extension fee of $500,000 as well as approximately $410,000 representing costs and expenses related to the transaction.

  Host Marriott had guaranteed up to $33 million of the original debt (the "Original Debt Service Guarantee" and the "Commitment") under which Host Marriott was obligated to make certain required debt service payments and restore any cash flow deficits to the extent that Partnership cash flow, as defined, was insufficient. Pursuant to the terms of the Mortgage Debt, the Commitment was modified to fund only certain furniture, fixtures and equipment expenditures and ground rent shortfalls. Any interest, principal or guarantee loans made at a time when the Commitment was not fully funded reduced, dollar for dollar, but not below zero, the remaining unfunded amount of the Commitment. Advances under the Principal Guarantee, Interest Guarantee and Original Debt Service Guarantee and Commitment up to cumulative fundings of $33 million did not bear interest. Amounts advanced in excess of $33 million accrued interest at 1% over the prime rate. As of December 31, 1997, cumulative fundings equaled $41.6 million, exceeding the $33 million by $8.6 million. The excess fundings accrued interest until they were repaid subsequent to year-end. Total accrued interest on the cumulative advances for the period from the Maturity Date through December 31, 1997 equaled $398,000. As of December 31, 1997 and 1996, Ivy had $20.1 million due to Host Marriott under the Commitment.


                            Atlanta Marquis Supp-54

  On March 24, 1994, the note holders of the Mortgage Debt voted to accept the Manager as a back-up guarantor and on December 21, 1994, the agreement was finalized. The Manager, as back-up guarantor, was required to perform the obligations under the guarantees in the event that Host Marriott failed to do so. In conjunction with the extension, the Manager reaffirmed its obligations pursuant to these guarantees through the New Maturity Date.

  Subsequent to year-end, the Mortgage Debt was refinanced (see Note 9).

NOTE 7. HOTEL MANAGEMENT AGREEMENT

  Ivy entered into a hotel management agreement (the "Management Agreement") with the Manager to manage the Hotel for a term of 25 years, renewable at Ivy's or the Manager's option for five additional 10-year terms. The Manager was entitled to compensation for its services in the form of a base management fee equal to 3% of gross sales. Base management fees paid in 1997, 1996 and 1995 were $2,562,000, $2,654,000 and $2,435,000, respectively.

  In addition, the Manager earned an incentive management fee equal to 50% of assumed net cash flow of the Hotel, as defined. However, once total cumulative incentive management fees reached an amount equal to or greater than 20% of total cumulative Hotel profit, as defined, the Manager earned an incentive management fee equal to the average of (i) 50% of assumed net cash flow and
(ii) 20% of Hotel profit. The incentive management fee was paid out of cash flow available for incentive management fees, as defined, and was subordinated to the Mortgage Debt, guarantee repayments and rent under the Land lease. Any incentive management fees earned but not paid were deferred without interest and paid out of the first cash flow available for the incentive management fee. During 1997 and 1996, $1,167,000 and $2,018,000, respectively, in incentive management fees had been earned. Through December 31, 1997, no incentive management fees had ever been paid. Deferred incentive management fees as of December 31, 1997 and 1996 were $4,154,000 and $2,987,000, respectively, and are included in Due to Marriott International, Inc. in the accompanying consolidated balance sheet. Subsequent to year-end, a new management agreement was entered into. As part of this new agreement, all accrued incentive management fees were waived by the Manager (see Note 9) and the Partnership's accrued liability was written off in 1998 (see Note 9).

  Pursuant to the terms of the Management Agreement, the Manager is required to furnish the Hotel with certain services ("Chain Services") which are generally provided on a central or regional basis to all domestic full-service hotels managed, owned or leased by the Manager or its subsidiaries. Chain Services include central training, advertising and promotion, a national reservation system, computerized payroll and accounting services and such additional services as needed which may be more efficiently performed on a centralized basis. Costs and expenses incurred in providing such services are allocated among all hotels in the Manager's full-service hotel system. In addition, the Hotel also participates in the Manager's Marriott Rewards Program ("MRP"). This program succeeded the Honored Guest Awards Program. The cost of this program is charged to all hotels in the Manager's hotel system. The total amount of Chain Services and MRP costs allocated to the Hotel were $2,685,000 in 1997, $1,968,000 in 1996 and $2,431,000 in 1995.

  Pursuant to the terms of the Management Agreement, the Partnership is required to provide the Manager with working capital and supplies to meet the operating needs of the Hotel. The Manager converts cash advanced by the Partnership into other forms of working capital consisting primarily of operating cash, inventories, and trade receivables and payables which are maintained and controlled by the Manager. Upon termination of the Management Agreement, the working capital and supplies will be returned to the Partnership. As of December 31, 1997 and 1996, $3,077,000 has been advanced to the Manager for working capital and supplies which is included in Due from Marriott International, Inc. in the accompanying consolidated balance sheet. The supplies advanced to the Manager are recorded at their estimated net realizable value. At December 31, 1997 and 1996, accumulated amortization related to the revaluation of these supplies totaled $177,000. Subsequent to year-end, an additional $2,639,000 was advanced to the Manager for working capital needs at the Hotel (see Note 9).


                            Atlanta Marquis Supp-55

  The Partnership is required to maintain the Hotel in good repair and condition. Pursuant to the Agreement, annual contributions to a property improvement fund provide for the replacement of furniture, fixtures and equipment. Annual contributions to the fund equaled 4% of gross Hotel sales through June 1995 and 5% thereafter. Total contributions to the property improvement fund for the years ended December 31, 1997, 1996, and 1995 were $3,929,000, $4,122,000 and $3,302,000, respectively.

NOTE 8. LAND LEASE

  On the Closing Date, AMMLP acquired the Land on which the Hotel is located from Ivy for $10 million. AMMLP has leased the Land to Ivy for a period of 99 years. Annual rent was equal to 5% of annual gross room sales from the Hotel. Ivy had an option to repurchase the Land at any time through 1999. Through 1995, the option price was $25 million and for the ensuing four years the option price will be adjusted for changes in the Consumer Price Index. At December 31, 1997 and 1996, the option price was $26,500,000 and $25,825,000, respectively. Total rentals under the lease, which were eliminated in consolidation, were $2,705,000 in 1997, $2,806,000 in 1996 and $2,526,000 in
1995.

  Subsequent to year-end, the Land lease was terminated (see Note 9) because the Land was contributed to a subsidiary of Ivy.

NOTE 9. SUBSEQUENT EVENTS

 Bankruptcy Remote Entity

  To facilitate the refinancing of AMMLP's Mortgage Debt, on January 29, 1998 the Hotel and the Land were conveyed to a special purpose, bankruptcy remote entity, HMA Realty Limited Partnership ("HMA"). The sole general partner of HMA with a 1% interest, is HMA-GP, Inc., a wholly-owned subsidiary of Ivy. The sole limited partner, with a 99% interest, is Ivy.

 Mortgage Debt

  On the New Maturity Date, the following transactions occurred:

  . HMA obtained new 12-year first mortgage financing of $164 million (the
    "New Mortgage Debt") which, together with $35 million from the additional $69 million capital contributed by the General Partner were used to pay the maturing Mortgage Debt. The New Mortgage Debt is nonrecourse to HMA, bears interest at a fixed rate of 7.4% and will require monthly payments of principal and interest calculated to fully amortize the loan over 25 years resulting in annual debt service of $14.1 million for 1998 and $14.4 million annually until the end of the 12-year term.

  . Host Marriott waived its existing right to priority repayment of the $20.1 million in prior non-interest bearing Interest Guarantee advances to Ivy and restructured such advances as a loan with a 15 year term (interest only for the first five years) bearing interest at a rate of 9% per annum (the "Term Loan"). Payments are due monthly in arrears from cash available after payment of debt service on the New Mortgage Debt. Upon a sale of the Hotel, the Term Loan will accelerate and become due and payable.

  . The outstanding amount of the Interest Guarantee of $10.4 million and related interest was repaid to Host Marriott.

  . The $30 million Principal Guarantee provided by Host Marriott was eliminated.

  . The Partnership distributed funds to Class A limited partners of approximately $5,000 per Partnership Unit. This distribution represented the excess of the Partnership's reserve after payment of a majority of the transaction costs related to the Mortgage Debt refinancing.

  As part of the refinancing, HMA was required to establish certain reserves which are held by an agent of the lender including:

  . $3.6 million debt service reserve--This reserve is equal to three months of debt service.

                            Atlanta Marquis Supp-56

  . $10.1 million deferred maintenance and capital expenditure reserve--This reserve will be expended for capital expenditures for repairs to the facade of the Hotel as well as various renewals and replacements and site improvements.

  . $7.5 million rooms refurbishment reserve--This reserve will be expended to refurbish the remaining 711 rooms and 16 suites at the Hotel which have not already been refurbished.

  . $1.3 million tax and insurance reserve--This reserve will be used to pay real estate tax and insurance premiums for the Hotel.

  In addition, HMA advanced an additional $2,639,000 to the Manager for working capital needs and used the remaining cash to pay transaction costs associated with the refinancing.

 New Management Agreement

  To facilitate the refinancing effective January 3, 1998, a new management agreement (the "New Management Agreement") was entered into by HMA and the Manager. The New Agreement expires on July 1, 2010 and is renewable at the Manager's option for five additional 10-year terms. Pursuant to the terms of the New Management Agreement, no incentive management fees are payable to the Manager with respect to the first $29.7 million of operating profit (the "Owner's Priority"). Thereafter, the Manager will receive 20% of the profit in excess of such Owner's Priority. The amount of the Owner's Priority will not be reduced but may be increased to take into account additional capital contributions by the General Partner or its affiliates. As part of the New Management Agreement, all accrued incentive management fees amounting to $4.5 million were waived by the Manager and the Partnership's accrued liability was written off in 1998.

 Land Lease

  As part of the Merger transactions, the Partnership contributed the Land to a subsidiary of Ivy. This transaction terminated the Land lease and resulted in cessation of Land lease payments from Ivy to the Partnership. The Partnership received a credit to its capital account in Ivy of $26.5 million in consideration of the Land contribution. For financial reporting purposes the Land will continue to be carried at its historical purchase cost of $10 million as required by generally accepted accounting principles.

 New Partnership Agreement

  AMMLP's partnership agreement was amended (the "AMMLP-II Partnership Agreement") as a result of the Merger to incorporate the following revisions:

    (i) a revised provision regarding a sale of the Hotel to permit the Partnership to sell the Hotel to an unaffiliated third party without the consent of the limited partners;

    (ii) a revised provision limiting the voting rights of the General Partner and its affiliates to permit the General Partner and its affiliates to have full voting rights with respect to all Partnership Units currently held by or acquired by the General Partner and its affiliates;

    (iii) extinguishment of the original Class B limited partner interest held by the General Partner and replacement of it with a new Class B interest which is entitled to a 13.5% cumulative, compounded annual return;

    (iv) addition of a mechanism that allows the Class B limited partner to contribute up to an additional $20 million should the Hotel require additional funding (such contribution would also be entitled to the 13.5% return discussed above);

    (v) a revised right of removal of the General Partner clause so that an affirmative vote of 66 2/3% would be needed to effect a removal of the General Partner and;

    (vi) a revision of AMMLP's allocations and distributions such that Partnership cash available for distribution is generally allocated as follows:


                            Atlanta Marquis Supp-57

      (a) to the General Partner, until the General Partner has received a 13.5% cumulative compounded annual return on its Class B invested capital,

      (b) to the General Partner and Class A limited partners, until the General Partner and the Class A limited partners have received a non-cumulative, non-compounded annual return of 5% on their initial investment in AMMLP-II, and

      (c) thereafter, in proportion to total invested capital through completion of the Restructuring Transactions of approximately 41% to limited partners and 59% to the General Partner; and

    (vii) a revision of AMMLP's allocations and distributions such that Partnership sale or refinancing proceeds are generally allocated as follows:

      (a) to the General Partner, until the General Partner has received a 13.5% cumulative compounded annual return on its Class B invested capital,

      (b) to the General Partner and Class A limited partners, until the General Partner and the Class A limited partners have received a non-cumulative, non-compounded annual return of 5% on their initial investment in AMMLP-II,

      (c) to the General Partner, until its Class B invested capital of up to $75 million has been fully returned, taking into account all distributions to such Partners following the effective date of the Restructuring Transactions (other than the approximately $5,000 per Partnership Unit distributed as part of the Restructuring
    Transactions),

      (d) to the General Partner and Class A limited partners until they have received a cumulative, compounded return on their original invested capital of 5% per annum from the effective date of the Restructuring Transactions,

      (e) to the General Partner and Class A limited partners, until such partners' original invested capital of $536,000 and $53,000,000, respectively, has been fully returned, and

      (f) thereafter, in proportion to total invested capital through completion of the Restructuring Transactions of approximately 41% to limited partners and 59% to the General Partner.

  As a result of the approval of the Merger, the AMMLP-II Partnership Agreement became effective December 31, 1997.

 Ivy Partnership Agreement

  In conjunction with the Merger transactions, the Ivy partnership agreement was amended to incorporate the following revisions: (i) provide that the $75 million contributed by the General Partner of the Partnership to Ivy will be entitled to receive an annual preferred return equal to 13.5% compounding to the extent unpaid; (ii) provide that the Land, after contribution by the Partnership to Ivy at an agreed upon value of $26.5 million, will be entitled to receive an annual compounding preferred return equal to 10%, after payment of the 13.5% return described above; and (iii) allows the Partnership the unilateral right, as managing general partner of Ivy, to make most major decisions on behalf of Ivy, including, without limitation, the sale or other disposition of the Hotel, except where such disposition is to a party related to Host Marriott or an affiliate of Host Marriott.

                            Atlanta Marquis Supp-58

        ATLANTA MARRIOTT MARQUIS II LIMITED PARTNERSHIP AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                      FIRST TWO QUARTERS
                                                      --------------------
                                                        1998        1997
                                                      ---------  ---------
REVENUES..........................................    $  19,060  $  20,173
                                                      ---------  ---------
OPERATING COSTS AND
 EXPENSES
  Depreciation....................................        2,891      2,349
  Property taxes and
   other..........................................        1,923      1,707
  Base management fees............................        1,259      1,311
  Incentive management
   fees...........................................           90      1,998
                                                      ---------  ---------
                                                          6,163      7,365
                                                      ---------  ---------
OPERATING PROFIT..................................       12,897     12,808
  Interest expense................................       (7,964)   (10,862)
  Interest income.................................          154        379
                                                      ---------  ---------
NET INCOME BEFORE
 EXTRAORDINARY ITEMS..............................        5,087      2,325
EXTRAORDINARY ITEMS
  Gain on extinguishment
   of debt........................................           19         --
  Gain on forgiveness of
   incentive management
   fees...........................................        4,155         --
                                                      ---------  ---------
NET INCOME........................................    $   9,261  $   2,325
                                                      =========  =========
ALLOCATION OF NET INCOME
  General Partner.................................    $      --  $      23
  Class A Limited
   Partners.......................................           --      2,302
  Class B Limited
   Partner........................................        9,261         --
                                                      ---------  ---------
                                                      $   9,261  $   2,325
                                                      =========  =========
NET INCOME PER CLASS A
 LIMITED PARTNER UNIT (530
 Units)...........................................    $      --  $   4,343
                                                      =========  =========


           See Notes to Condensed Consolidated Financial Statements.

                            Atlanta Marquis Supp-59

        ATLANTA MARRIOTT MARQUIS II LIMITED PARTNERSHIP AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                                        JUNE 19,   DECEMBER 31,
                                                          1998         1997
                                                       ----------- ------------
                                                       (UNAUDITED)
                        ASSETS
Property and equipment, net...........................  $164,005     $165,372
Due from Marriott International, Inc..................     7,434        4,425
Property improvement fund.............................     3,357        2,756
Deferred financing costs, net of accumulated
 amortization.........................................     3,174          321
Restricted cash reserves..............................    25,031          --
Cash and cash equivalents.............................     6,191       21,502
                                                        --------     --------
                                                        $209,192     $194,376
                                                        ========     ========
     LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)
LIABILITIES
  Mortgage debt.......................................  $163,232     $199,019
  Due to Host Marriott Corporation under Original Debt
   Service Guarantee and Commitment and Interest
   Guarantee..........................................       --        30,524
  Term loan payable to Host Marriott Corporation......    20,134          --
  Due to Marriott International, Inc..................       133        4,198
  Accounts payable and accrued expenses...............     2,190       12,743
                                                        --------     --------
    Total Liabilities.................................   185,689      246,484
                                                        --------     --------
PARTNERS' CAPITAL (DEFICIT)
  General Partner.....................................      (520)        (520)
  Class A Limited Partners............................   (60,238)     (57,588)
  Class B Limited Partner.............................    84,261        6,000
                                                        --------     --------
  Total Partners' Capital (Deficit)...................    23,503      (52,108)
                                                        --------     --------
                                                        $209,192     $194,376
                                                        ========     ========


           See Notes to Condensed Consolidated Financial Statements.

                            Atlanta Marquis Supp-60

        ATLANTA MARRIOTT MARQUIS II LIMITED PARTNERSHIP AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                FIRST TWO
                                                                QUARTERS
                                                            ------------------
                                                              1998      1997
                                                            ---------  -------
OPERATING ACTIVITIES
  Net income............................................... $   9,261  $ 2,325
  Net extraordinary items..................................    (4,174)     --
                                                            ---------  -------
  Income before extraordinary items........................     5,087    2,325
    Noncash items..........................................     2,994    3,567
    Changes in operating accounts..........................   (12,990)   9,176
                                                            ---------  -------
      Cash (used in) provided by operating activities......    (4,909)  15,068
                                                            ---------  -------
INVESTING ACTIVITIES
  Working capital provided to Marriott International,
   Inc.....................................................    (2,639)     --
  Additions to property and equipment, net.................    (1,524)  (1,109)
  Change in property improvement fund......................      (601)  (1,201)
                                                            ---------  -------
      Cash used in investing activities....................    (4,764)  (2,310)
                                                            ---------  -------
FINANCING ACTIVITIES
  Proceeds from mortgage debt..............................   164,000      --
  Repayment of mortgage debt...............................  (199,768)     --
  Capital contributions from General Partner for Class B
   Limited Partnership Interest............................    69,000      --
  Changes in restricted lender reserves....................   (22,873)     --
  Repayments under Original Debt Service Guarantee and
   Commitment and Interest Guarantee to Host Marriott
   Corporation.............................................   (10,390)     --
  Payment of financing costs...............................    (2,957)     --
  Capital distributions....................................    (2,650)     --
                                                            ---------  -------
      Cash used in financing activities....................    (5,638)     --
                                                            ---------  -------
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS...........   (15,311)  12,758
CASH AND CASH EQUIVALENTS at beginning of period...........    21,502    5,601
                                                            ---------  -------
CASH AND CASH EQUIVALENTS at end of period................. $   6,191  $18,359
                                                            =========  =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for mortgage and other interest................ $  19,127  $   662
                                                            =========  =======

           See Notes to Condensed Consolidated Financial Statements.

                            Atlanta Marquis Supp-61

        ATLANTA MARRIOTT MARQUIS II LIMITED PARTNERSHIP AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

  1. The accompanying condensed consolidated financial statements have been prepared by the Atlanta Marriott Marquis II Limited Partnership (the "Partnership" and "AMMLP-II") without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted from the accompanying statements. The Partnership believes the disclosures made are adequate to make the information presented not misleading. However, the condensed consolidated financial statements should be read in conjunction with the Partnership's consolidated financial statements and notes thereto included in the Partnership's Form 10-K for the year ended December 31, 1997.

  In the opinion of the Partnership, the accompanying unaudited condensed consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Partnership as of June 19, 1998, the results of operations and cash flows for the first two quarters 1998 and 1997. Interim results are not necessarily indicative of fiscal year performance because of seasonal and short-term variations.

  Through December 31, 1997, for financial reporting purposes the net income/(loss) of the Partnership was allocated 99% to the limited partners and 1% to Marriott Marquis Corporation (the "General Partner"), a wholly-owned subsidiary of Host Marriott Corporation ("Host Marriott"). As reported in the Partnership's Form 10-K for the fiscal year ended December 31, 1997, Atlanta Marriott Marquis Limited Partnership's ("AMMLP") partnership agreement was amended as a result of the Merger to incorporate a revision of AMMLP's allocations and distributions such that Partnership net income is generally allocated (i) to the General Partner, until the General Partner has received a 13.5% cumulative compounded annual return on its Class B invested capital, (ii) to the General Partner and Class A limited partners, until the General Partner and the Class A limited partners have received a non-cumulative, non-compounded annual return of 5% on their initial investment in the Partnership, and (iii) thereafter, in proportion to total invested capital through completion of the merger transactions of approximately 41% to limited partners and 59% to the General Partner. Net losses are generally allocated in proportion to the partners capital accounts. Significant differences exist between the net income/(loss) for financial reporting purposes and the net income/(loss) reported for Federal income tax purposes. These differences are due primarily to the use, for income tax purposes, of accelerated depreciation methods, shorter depreciable lives for the assets, and differences in the timing of the recognition of 1997 incentive management fee expense.

  Through December 31, 1997, AMMLP owned an 80% general partnership interest in Ivy Street Hotel Limited Partnership ("Ivy") which owned the Atlanta Marriott Marquis Hotel (the "Hotel"). The Partnership also owned the land (the "Land") on which the Hotel is located. On December 31, 1997 AMMLP merged (the "Merger") with and into the Partnership. The Merger of AMMLP and the Partnership was treated as a reorganization of affiliated entities and AMMLP's basis in its assets and liabilities were carried over. On January 29, 1998, the Hotel and the Land were conveyed to a special purpose, bankruptcy remote entity, HMA Realty Limited Partnership ("HMA"). The sole general partner of HMA with a 1% interest, is HMA-GP, Inc., a wholly-owned subsidiary of Ivy. The sole limited partner, with a 99% interest, is Ivy. The Partnership consolidates Ivy and HMA, and all significant intercompany transactions and balances between the Partnership, Ivy and HMA have been eliminated. In 1990, the Partnership determined that the probability of collecting the receivable from the minority partner in Ivy was remote. Thus, the Partnership wrote off this receivable and is now recording 100% of the income/(loss) of Ivy until excess income allocated to the Partnership equals the excess losses previously recorded by the Partnership.

                            Atlanta Marquis Supp-62

        ATLANTA MARRIOTT MARQUIS II LIMITED PARTNERSHIP AND SUBSIDIARIES

  2. Certain reclassifications were made to the prior year financial statements to conform to the 1998 presentation.

  3. Revenues represent house profit of the Hotel since HMA has delegated substantially all of the operating decisions related to the generation of house profit of the Hotel to Marriott International, Inc. (the "Manager"). House profit reflects hotel operating results which flow to HMA as property owner and represents gross hotel sales less property-level expenses, excluding depreciation, base and incentive management fees, property taxes and certain other costs, which are disclosed separately in the condensed consolidated statement of operations.

  Partnership revenues generated by the Hotel for 1998 and 1997 consist of (in thousands):

                                                                   FIRST TWO
                                                                   QUARTERS
                                                                ---------------
                                                                 1998    1997
                                                                ------- -------
HOTEL SALES
  Rooms........................................................ $26,909 $27,710
  Food and beverage............................................  12,269  13,254
  Other........................................................   2,779   2,800
                                                                ------- -------
                                                                 41,957  43,764
                                                                ------- -------
HOTEL EXPENSES
  Departmental direct costs
    Rooms......................................................   5,536   5,752
    Food and beverage..........................................   8,186   8,370
  Other hotel operating expenses...............................   9,175   9,469
                                                                ------- -------
                                                                 22,897  23,591
                                                                ------- -------
REVENUES....................................................... $19,060 $20,173
                                                                ======= =======

  On November 20, 1997, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board reached a consensus on EITF 97-2 "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements." EITF 97-2 addresses the circumstances in which a management entity may include the revenues and expenses of a managed entity in its financial statements.

  The Partnership is assessing the impact of EITF 97-2 on its policy of excluding property-level revenues and operating expenses of the Hotel from its statements of operations. If the Partnership concludes that EITF 97-2 should be applied to the Hotel, it would include operating results of this managed operation in its financial statements. Application of EITF 97-2 to financial statements as of and for the first two quarters 1998, would have increased both revenues and operating costs and expenses by approximately $22,897,000 and would have had no impact on net income.

  4. On February 2, 1998, HMA obtained new 12-year first mortgage financing of $164 million which, together with $35 million from the additional $69 million capital contributed by the General Partner, was used to pay the mortgage debt. The mortgage debt is nonrecourse to HMA, bears interest at a fixed rate of 7.4% and requires monthly payments of principal and interest calculated to fully amortize the loan over 25 years. Annual debt service on the new mortgage debt is $14.1 million for 1998 and $14.4 million annually until the end of the 12-year term.

  5. To facilitate the refinancing, effective January 3, 1998, a new management agreement was entered into by HMA and the Manager. The new management agreement expires on July 1, 2010 and is renewable at the

                            Atlanta Marquis Supp-63

        ATLANTA MARRIOTT MARQUIS II LIMITED PARTNERSHIP AND SUBSIDIARIES

Manager's option for five additional 10-year terms. Pursuant to the terms of the new management agreement, no incentive management fees are payable to the Manager with respect to the first $29.7 million of operating profit (the "Owner's Priority"). Thereafter, the Manager will receive 20% of the profit in excess of such Owner's Priority. As part of the new management agreement, all accrued incentive management fees totaling $4.2 million were forgiven by the Manager. The Partnership recorded an extraordinary gain in conjunction with the forgiveness in the accompanying condensed consolidated financial statements.

  6. Pursuant to the terms of the Mortgage Debt, HMA was required to establish with the lender a separate reserve account for payments of insurance premiums and real estate taxes for the mortgaged property as a result of the credit rating of Marriott International, Inc. Thus, the Partnership has transferred $2.2 million into the reserve through June 19, 1998. The reserve is included in restricted cash reserves and the resulting tax and insurance liability is included in accounts payable and accrued expenses in the accompanying balance sheet.

  Additionally, HMA was required to establish the following reserves which are classified as restricted cash reserves in the accompanying condensed consolidated balance sheet and are held by the agent of the lender including:

  .$3.6 million debt service reserve--This reserve is equal to three months of debt service.

  . $10.1 million deferred maintenance and capital expenditure reserve--This reserve will be expended for capital expenditures for repairs to the facade of the Hotel as well as various renewals and replacements and site improvements.

  . $7.5 million rooms refurbishment reserve--This reserve will be expended to refurbish the remaining 711 rooms and 16 suites at the Hotel which have not already been refurbished.

  7. On April 17, 1998, Host Marriott, parent company of the General Partner of the Partnership, announced that its Board of Directors authorized Host Marriott to reorganize its business operations to qualify as a real estate investment trust ("REIT") to become effective as of January 1, 1999. As part of the REIT conversion, Host Marriott formed a new operating Partnership (the "Operating Partnership") and limited partners in certain Host Marriott full-service hotel partnerships and joint ventures, including the Atlanta Marriott Marquis II Limited Partnership, are expected to be given an opportunity to receive, on a tax-deferred basis, Operating Partnership units in the Operating Partnership in exchange for their current Partnership interests. The Operating Partnership units would be redeemable by the limited partner for freely traded Host Marriott shares (or the cash equivalent thereof) at any time after one year from the closing of the merger. In connection with the REIT conversion, the Operating Partnership filed a Registration Statement on Form S-4 with the Securities and Exchange Commission on June 2, 1998. Limited Partners will be able to vote on this Partnership's participation in the merger later this year through a consent solicitation.

                            Atlanta Marquis Supp-64

                              HOST MARRIOTT, L.P.

                       SUPPLEMENT DATED      , 1998 FOR
        PROSPECTUS/CONSENT SOLICITATION STATEMENT DATED      , 1998 FOR
          MUTUAL BENEFIT CHICAGO MARRIOTT SUITE HOTEL PARTNERS, L.P.

  On the terms described in the Prospectus/Consent Solicitation Statement (the
"Consent Solicitation"), dated      , 1998, of which this Supplement (the
"Supplement") is a part, Host Marriott Corporation ("Host") has adopted a plan to restructure its business operations so that it will qualify as a real estate investment trust ("REIT"). As part of this restructuring (the "REIT Conversion"), Host and its consolidated subsidiaries will contribute their full-service hotel properties and certain other businesses and assets to Host Marriott, L.P., (the "Operating Partnership") in exchange for units of limited partnership interest in the Operating Partnership ("OP Units") and the assumption of liabilities. The sole general partner of the Operating Partnership will be Host Marriott Trust ("Host REIT"), the entity into which Host will merge as part of the REIT Conversion. Host REIT expects to qualify as a REIT beginning with its first full taxable year after closing of the REIT Conversion, which Host REIT currently expects to be the year beginning January 1, 1999.

  Following the REIT Conversion and the Blackstone Acquisition (defined below), the Operating Partnership and its subsidiaries initially will own outright, or have controlling interests in, approximately 120 full-service hotels operating primarily under the Marriott, Ritz-Carlton, Four Seasons, Swissotel and Hyatt brand names (the "Hotels").

  As part of the REIT Conversion, the Operating Partnership is proposing to acquire by merger (the "Mergers") Mutual Benefit Chicago Marriott Suite Hotel Partners, L.P., a Rhode Island limited partnership ("Chicago Suites" or the "Partnership"), and up to seven other limited partnerships (the "Partnerships") that own full-service hotels in which Host or its subsidiaries are general partners. As more fully described in the Consent Solicitation, limited partners of those Partnerships that participate in the Mergers will
receive either OP Units or, at their election, unsecured   % Callable Notes
due December 15, 2005 issued by the Operating Partnership ("Notes"), in exchange for their partnership interests in such Partnerships (with respect to the Partnerships, those limited partners of the Partnerships who are unaffiliated with Host are referred to herein as the "Limited Partners," and with respect to Chicago Suites, the "Chicago Suites Limited Partners").

  Beginning one year after the Mergers, Limited Partners who retain OP Units will have the right to redeem their OP Units at any time and receive, at the election of Host REIT, either freely tradeable, New York Stock Exchange listed Common Shares of Host REIT on a one-for-one basis (subject to adjustment) or cash in an amount equal to the market value of such shares (the "Unit Redemption Right").

  The number of OP Units to be allocated to Chicago Suites will be based upon
(i) its Exchange Value (as defined herein) and (ii) the price attributed to an OP Unit following the Merger, determined as described herein (but in no event
greater than $   per OP Unit). The principal amount of Notes that Chicago
Suites Limited Partners may elect to receive in exchange for the OP Units received in the Merger will be based upon Chicago Suites' Note Election Amount (as defined herein). See "Determination of Exchange Value of Chicago Suites and Allocation of OP Units." The estimated Exchange Value and Note Election Amount set forth herein may increase or decrease as a result of various adjustments, and will be finally calculated shortly before the Effective Date. Pursuant to the Merger, Chicago Suites Limited Partners have an estimated Exchange Value of $33,131 per Partnership Unit and a Note Election Amount of $31,467 per Partnership Unit.

RISK FACTORS

  In deciding whether to approve the Merger, Chicago Suites Limited Partners should consider certain risks and other factors. The General Partner believes that Chicago Suites Limited Partners should particularly consider the following, which should be read in conjunction with the information in the Consent Solicitation under "Risk Factors" and "Federal Income Tax
Consequences:"

  . Substantial Benefits to Related Parties. Host REIT and its subsidiaries will realize substantial benefits from the Mergers and the REIT Conversion, including savings from a substantial reduction in corporate-

                             Chicago Suites Supp-1
   level income taxes expected as a result of the REIT Conversion. To the extent that such anticipated benefits of the REIT Conversion are reflected in the value of Host's common stock prior to the Effective Date, such benefits will not be shared with the Limited Partners. Because of Host's significant ownership position in certain Partnerships, the failure of one or more of these Partnerships to participate in a Merger likely would require that Host contribute some or all of its ownership interest in the Non-Participating Partnership to a taxable Non-Controlled Subsidiary, which would materially reduce the benefit to Host of the REIT Conversion as it applies to that interest.

  . Absence of Arm's Length Negotiations. No independent representative was retained to negotiate on behalf of the Chicago Suites Limited Partners or the other Limited Partners. Although the General Partner has obtained the Appraisal and the Fairness Opinion from AAA, AAA has not negotiated with the General Partner or Host and has not participated in establishing the terms of the Mergers. Consequently, the terms and conditions of the Mergers may have been more favorable to the Chicago Suites Limited Partners or the other Limited Partners if such terms and conditions were the result of arm's length negotiations.

  . Other Conflicts of Interest. The Mergers, the REIT Conversion and the recommendations of the General Partner involve the following conflicts of interest because of the relationships among Host, the Operating Partnership, the General Partner and SLC: (i) the General Partners, which are all subsidiaries of Host (except for PHLP, in which Host is the General Partner), must assess whether a Merger is fair and equitable to the Limited Partners of its Partnership, which involves considerations for Host and its subsidiaries that are different from those that affect the Limited Partners, (ii) the terms of the Leases of the Hotels, including Chicago Suites' Hotel, will be determined by Host, which will distribute the common stock of SLC, the parent of the Lessees, to its shareholders after such terms have been set and (iii) the terms of the Partnership Agreement, including provisions which benefit Host REIT, have been determined by Host. Such conflicts may result in decisions that do not fully reflect the interests of all Limited Partners, including the Chicago Suites Limited Partners.

  . Uncertainties at the Time of Voting Include the Number of OP Units to be
    Received. There are several other uncertainties at the time the Chicago Suites Limited Partners must vote on the Merger, including (i) the exact Exchange Value for Chicago Suites (which will be adjusted for changes in lender and capital expenditures reserves, indebtedness, deferred maintenance and other items prior to the Effective Date), (ii) the price of the OP Units for purposes of the Merger, which will be determined by reference to the post-Merger trading prices of Host REIT's Common Shares and which, together with the Exchange Value, will determine the number of OP Units the Chicago Suites Limited Partners will receive and (iii) the exact principal amount of the Notes that may be received in exchange for OP Units, which cannot be known until after the vote on the Merger. For these reasons, the Chicago Suites Limited Partners cannot know at the time they vote on the Merger these important aspects of the Merger.

  . Combined REVPAR for the Operating Partnership's Hotels is Significantly
    Less than the REVPAR for the Chicago Suites Hotel. The Operating Partnership's pro forma REVPAR for the First Two Quarters of 1998 is significantly lower than the REVPAR attributable to Chicago Suites' Hotel for the same period.

  . Adverse Tax Consequences to the General Partner of a Sale of the
    Hotel. In past years, Chicago Suites has disproportionately allocated tax losses to the General Partner, with the result that if the Chicago Suites Hotel were to be sold in a taxable transaction, the General Partner (and thus Host) would incur a disproportionately larger tax gain than the Chicago Suites Limited Partners. Accordingly, the General Partner and Host have an additional conflict of interest in deciding the appropriate course of action for Chicago Suites with respect to its Hotel.

  . Exchange Value May Not Equal Fair Market Value of Chicago Suites'
    Hotel. Each Chicago Suites Limited Partner who retains OP Units will receive consideration with a deemed value equal to the Exchange Value of such Chicago Suites Limited Partner's Partnership Interest. The determination of the Exchange Value of Chicago Suites involves numerous estimates and assumptions. There is no assurance that the Exchange Value of Chicago Suites will equal the fair market value of the Hotel and other assets contributed by Chicago Suites. See "Determination of Exchange Value of Chicago Suites and Allocation of OP Units."

                            Chicago Suites Supp- 2

  . Price of OP Units Might Be Less than the Fair Market Value of the
    Partnership Interests. The price of an OP Unit, for purposes of the Mergers and the REIT Conversion, will be equal to the average closing price on the NYSE of a Host REIT Common Share for the first 20 trading days after the Effective Date of the Mergers (but in no event greater
    than $    per share). It is likely that, over time, the value of the publicly traded Common Shares of Host REIT (and therefore the value of the OP Units) will diverge from the deemed value of the OP Units used for purposes of the Mergers. This could result in the Chicago Suites Limited Partners receiving OP Units with an actual value that is less than either the price of the OP Units for purposes of the Mergers or the fair market value of their Partnership Interests.

  . Current Host Common Stock Price May Not Necessarily Be Indicative of the
    Price of Host REIT Common Shares Following the REIT Conversion. Host's current stock price is not necessarily indicative of how the market will value Host REIT Common Shares following the REIT Conversion. The current stock price of Host reflects the current market valuation of Host's current business and assets (including the SLC common stock and the cash or securities to be distributed in connection with the REIT Conversion) and not the business and assets of Host REIT following the REIT Conversion.

  . Allocation of OP Units to Host REIT is Different from Allocation of OP
    Units to Limited Partners. Host REIT will receive in the aggregate a number of OP Units (including OP Units allocated to the General Partners of the Partnerships) equal to the number of shares of Host common stock outstanding on the Effective Date (and, if Host has outstanding shares of preferred stock at the time of the REIT Conversion, a corresponding number of preferred partnership interests in the Operating Partnership), which should fairly represent the market value of Host REIT but may not be equal to the fair market or net asset value of the Hotels and other assets that Host will contribute to the Operating Partnership. The Partnerships will receive OP Units in the Mergers with a deemed value equal to the Exchange Value of such Partnership. The different methods of allocating OP Units may result in Limited Partners not receiving the fair market value of their Partnership Interests and Host REIT receiving a higher percentage of the interests in the Operating Partnership. See "Determination of Exchange Values and Allocation of OP Units."

  . Inability of Chicago Suites Limited Partners to Redeem OP Units for One
    Year. Chicago Suites Limited Partners who elect to retain OP Units received in the Merger will be unable to redeem such OP Units for one year following the Merger. Until then, Chicago Suites Limited Partners will bear the risk of illiquidity.

  . Value of the Notes Will Be Less than the Exchange Value. At the same time that he votes on the Merger, each Chicago Suites Limited Partner also may elect to receive, at the time of the Merger in exchange for OP Units, an unsecured, seven-year Note of the Operating Partnership with a principal amount equal to the Note Election Amount of his Partnership Interest. The deemed value of the OP Units to be received by the Chicago Suites Limited Partners will exceed the principal amount of the corresponding Notes (because the Exchange Value will be higher than the Note Election Amount) and there is no assurance that the Note a Chicago Suites Limited Partner receives will have a value equal to either (i) the fair market value of the Chicago Suites Limited Partner's share of the Hotel and other assets owned by Chicago Suites or (ii) the principal amount of the Note. There will be no public market for the Notes. If the Notes are sold, they may sell at prices substantially below their issuance price. Noteholders are likely to receive the full principal amount of a Note only if they hold the Note to maturity, which is December 15, 2005, or if the Operating Partnership repays the Notes prior to maturity. Because the Notes are unsecured obligations of the Operating Partnership, they will be effectively subordinated to all secured debt of the Operating Partnership and all obligations of both Chicago Suites and the Operating Partnership's other subsidiaries. See "Description of the Notes." As of June 19, 1998, on a pro forma basis assuming the Full Participation Scenario, the Operating Partnership would have had aggregate consolidated debt of approximately $5.1 billion to which the Notes were effectively subordinated or which rank equally with such Notes.

  . Fundamental Change in Nature of Investment; Potential
    Underperformance. The Mergers and the REIT Conversion involve a fundamental change in the nature of a Chicago Suites Limited Partner's investment from holding an interest in Chicago Suites, which is a finite-life entity, has a fixed portfolio of one Hotel and distributes the cash flow from the operation of such Hotel to the Chicago Suites Limited Partners, to

                             Chicago Suites Supp-3
   holding an interest in an infinite-life, operating real estate company with a portfolio of approximately 120 Hotels that (i) collects and distributes to its limited partners rents received from the Lessees (which will bear the risks and receive the direct benefits of the Hotels' operations), (ii) has the ability to acquire additional hotels, (iii) is able to reinvest proceeds from sales or refinancings of existing Hotels in other hotels and (iv) has a publicly traded general partner. In addition, each Chicago Suites Limited Partner's investment will change from one that allows a Chicago Suites Limited Partner to receive a return of capital in the form of distributions from any net proceeds of a sale or refinancing of Chicago Suites' assets to an investment in which a Chicago Suites Limited Partner who retains OP Units likely would realize a return of capital only through the exercise of the Unit Redemption Right. A Chicago Suites Limited Partner's share of the liquidation proceeds, if any, from the sale of the Chicago Suites Hotel could be higher than the amount realized upon exercise of the Unit Redemption Right (or payments on any Note received by a Chicago Suites Limited Partner who elects to exchange his OP Units for such Note). An investment in the Operating Partnership may not outperform an investment in Chicago Suites. See "Comparison of Ownership of Partnership Interests, OP Units and Common Shares".

  . Lack of Control over Hotel Operations. Due to current federal income tax law restrictions on a REIT's ability to derive revenues directly from the operation of a hotel, the Operating Partnership will lease virtually all of its consolidated Hotels to the Lessees, which will operate the Hotels by continuing to retain the Managers pursuant to the Management Agreements. The Operating Partnership will not operate the Hotels or participate in the decisions affecting the daily operations of the Hotels. The Operating Partnership will have only a limited ability to require the Lessees or the Managers to operate or manage the Hotels in any particular manner and no ability to govern any particular aspect of their day-to-day operation or management. Therefore, the Operating Partnership will be dependent for its revenue upon the ability of the Lessees and the Managers to operate and manage the Hotels.

  . Exposure to Market and Economic Conditions of Other Hotels. As a result of the Mergers, Chicago Suites Limited Partners who elect to retain OP Units will own interests in a much larger enterprise with a broader range of assets than Chicago Suites individually. A material adverse change affecting the Operating Partnership's assets will affect all Limited Partners, including Chicago Suites Limited Partners, regardless of whether a particular Limited Partner previously was an investor in such affected assets. Chicago Suites owns discrete assets and the Mergers and the REIT Conversion will significantly diversify the types and geographic locations of the Hotels in which the Chicago Suites Limited Partners will have interests. As a result, the Hotels owned by the Operating Partnership may be affected differently by economic and market conditions than the Hotel previously owned by Chicago Suites.

  . Chicago Suites Limited Partners Have No Cash Appraisal Rights. Chicago
    Suites Limited Partners who vote against the Merger have no right to receive cash based upon an appraisal of their Partnership Interests.

  . Uncertainties as to the Size and Leverage of the Operating
    Partnership. The Chicago Suites Limited Partners cannot know at the time they vote on the Merger the exact size and amount of leverage of the Operating Partnership. Host is an existing operating company that regularly issues and repays debt, acquires additional hotels and disposes of existing hotels. Also, some or all of the Partnerships may elect not to participate in a Merger. In addition, outside partners in certain Private Partnerships may not consent to a lease of their partnership's Hotel(s). In either such case, Host will contribute its interests in such Partnerships and Private Partnerships to the Operating Partnership, but the Operating Partnership may, in turn, contribute such interests to a Non-Controlled Subsidiary, which will be subject to corporate-level income taxation. Host also may repurchase outstanding securities or issue new debt or equity securities prior to the consummation of the Mergers and the REIT Conversion.

  . Expiration of Leases and Possible Inability to Find Other Lessees. The
    Leases will expire seven to ten years after the Effective Date and there can be no assurance that such Leases will be renewed (or if renewed, will be renewed on terms as favorable to the Operating Partnership). If the Leases are not renewed, the Operating Partnership will be required to find other lessees, which lessees must meet certain requirements set forth in the Management Agreements. There can be no assurance that satisfactory lessees

                             Chicago Suites Supp-4
   could be found or as to the terms and conditions on which the Operating Partnership would be able to renew the Leases or enter into new leases with such lessees.

  . Requisite Vote of Chicago Suites Limited Partners Binds All Chicago
    Suites Limited Partners. For Chicago Suites, approval by a majority of the Partnership Interests of Chicago Suites that are eligible to be voted is required to approve the Merger, as described in "Voting Procedures-- Required Vote and Other Conditions." Such approval will cause Chicago Suites to participate in the Merger and will bind all Chicago Suites Limited Partners, including Chicago Suites Limited Partners who voted against or abstained from voting with respect to the Merger.

  . Substantial Indebtedness of the Operating Partnership. The Operating
    Partnership will have substantial indebtedness. As of June 19, 1998, on a pro forma basis assuming the Full Participation Scenario, the Operating Partnership had outstanding indebtedness totaling approximately $5.1 billion, which represents a % debt-to-total market capitalization ratio on a pro forma basis at such date (based upon a price per Common Share of Host REIT of $ ). The Operating Partnership's business is capital intensive and it will have significant capital requirements in the future. The Operating Partnership's leverage level could affect its ability to (i) obtain financing in the future, (ii) undertake refinancings on terms and subject to conditions deemed acceptable by the Operating Partnership, (iii) make distributions to partners, (iv) pursue its acquisition strategy or (v) compete effectively or operate successfully under adverse economic conditions.

  . No Limitation on Debt. There are no limitations in Host REIT's or the Operating Partnership's organizational documents which limit the amount of indebtedness either may incur, although both the Notes and the Operating Partnership's other debt instruments will contain certain restrictions on the amount of indebtedness that the Operating Partnership may incur.

  . Rental Revenues from Hotels Subject to Rights of Lenders. In accordance with the mortgage loan agreements with respect to outstanding indebtedness of certain Hotel Partnerships, the rental revenues received by such Hotel Partnerships under certain Leases first will be used to satisfy the debt service on such outstanding indebtedness with only the cash flow remaining after debt service being available to satisfy other obligations of the Hotel Partnership (including paying property taxes and insurance, funding the required FF&E reserves for the Hotels and capital improvements and paying debt service with respect to unsecured debt) and to make distributions to holders of OP Units.

  . Ownership Limitations. No person or group may own, actually or constructively (as determined under the applicable Code provisions), (i) in excess of 9.8% of the number or value of outstanding Common Shares of Host REIT or (ii) in excess of 4.9% of the value of the OP Units (other than Host REIT and The Blackstone Group), subject to waiver or modification by Host REIT or the Operating Partnership, as the case may be, in certain limited circumstances.

  . Timing of the REIT Conversion. If the REIT Conversion does not occur in time for Host REIT to elect REIT status effective January 1, 1999, the effectiveness of Host REIT's election could be delayed to January 1, 2000, which would result in Host REIT continuing to pay corporate-level income taxes in 1999 and could cause the Blackstone Acquisition not to be consummated.

  . Effect of Subsequent Events upon Recognition of Gain. Even though the
    Chicago Suites Limited Partners (other than those who elect to receive a Note in exchange for OP Units) generally are not expected to recognize significant taxable gain at the time of the Merger, there are a variety of events and transactions (including the sale of the Hotel currently owned by Chicago Suites or the reduction of indebtedness securing the Hotel) that could cause a Chicago Suites Limited Partner to recognize all or a part of the gain that otherwise has been deferred through the REIT Conversion. See "Federal Income Tax Consequences--Tax Treatment of Chicago Suites Limited Partners Who Hold OP Units Following the Merger." Certain Hotels (including the Blackstone Hotels) will be covered by agreements with third parties which will restrict the Operating Partnership's ability to dispose of those properties or refinance their debt. In addition, if Atlanta Marquis participates in the Mergers, the Operating Partnership will succeed to an existing agreement that will restrict its ability to dispose of the Atlanta Marquis Hotel or to refinance the debt secured by such Hotel without compensating certain outside partners for the resulting

                             Chicago Suites Supp-5
   adverse tax consequences. As for the remaining initial properties (including the Hotel owned by Chicago Suites), the partnership agreement of the Operating Partnership, which is substantially in the form attached to the Consent Solicitation as Appendix A (the "Partnership Agreement"), does not impose any restrictions on the Operating Partnership's ability to dispose of the Hotels or to refinance debt secured by the Hotels (but the Operating Partnership is obligated to pay any taxes Host REIT incurs as a result of such transactions). In addition, the Partnership Agreement provides that Host REIT, as general partner of the Operating Partnership, is not required to take into account the tax consequences of the limited partners in deciding whether to cause the Operating Partnership to undertake specific transactions (but the Operating Partnership is obligated to pay any taxes that Host REIT incurs as a result of such transactions) and the limited partners have no right to approve or disapprove such transactions. See "Description of OP Units--Sales of Assets."

  . Election to Exchange OP Units for Notes. A Chicago Suites Limited Partner who elects to receive a Note in connection with the Merger in exchange for his OP Units will be treated as having made a taxable disposition of his Partnership Interest. A Chicago Suites Limited Partner who receives a Note may be eligible to defer at least a portion of that gain under the "installment sale" rules. A Chicago Suites Limited Partner with a "negative capital account" with respect to his Partnership Interest who elects to receive a Note will recognize "phantom income" in that amount at the time of the Merger in any event. See "Federal Income Tax Consequences--Tax Treatment of Chicago Suites Limited Partners Who Exercise Their Right to Make the Note Election."

  . Competition in the Lodging Industry. The profitability of the Hotels is subject to general economic conditions, the management abilities of the Managers (including primarily Marriott International), competition, the desirability of particular locations and other factors relating to the operation of the Hotels. The full-service segment of the lodging industry, in which virtually all of the Hotels operate, is highly competitive, and the Hotels generally operate in geographical markets that contain numerous competitors. The Hotels' success will be dependent, in large part, upon their ability to compete in such areas as access, location, quality of accommodations, room rate structure, the quality and scope of food and beverage facilities and other services and amenities. The lodging industry, including the Hotels (and thus the Operating Partnership), may be adversely affected in the future by (i) national and regional economic conditions, (ii) changes in travel patterns, (iii) taxes and government regulations which influence or determine wages, prices, interest rates, construction procedures and costs, (iv) the availability of credit and (v) other factors beyond the control of the Operating Partnership.

  . Failure of Host REIT to Qualify as a REIT for Tax Purposes. Taxation of
    Host REIT as a corporation if it fails to qualify as a REIT, and Host REIT's subsequent liability for federal, state and local taxes on its income and property, would, among other things, have the effect of reducing cash available for distribution to Host REIT's shareholders and materially reducing the value of the Common Shares and OP Units.

  . Failure of the Operating Partnership to Qualify as a Partnership for Tax
    Purposes. Taxation of the Operating Partnership as a corporation if it fails to qualify as a partnership and the Operating Partnership's subsequent liability for federal, state and local income taxes would, among other things, have the effect of reducing cash available for distribution to holders of OP Units, would cause Host REIT to fail to qualify as a REIT for tax purposes and would cause the holders of OP Units to recognize substantial taxable gain at the time the Operating Partnership ceases to qualify as a partnership.

  . Failure of the Leases to Qualify as Leases. If the Lease of the Hotel to the Lessee were to be disregarded for tax purposes (for example, because the Lease was determined to lack economic substance), Host REIT could fail to qualify as a REIT and the Operating Partnership might be treated as a corporation for federal income tax purposes, which would have a material adverse impact on the Chicago Suites Limited Partners and the value of the OP Units.

  . Change in Tax Laws. No assurance can be provided that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to Host REIT's qualification as a REIT or the federal income tax consequences of such qualification.

                             Chicago Suites Supp-6

  . Chicago Suites Limited Partners Need to Consult with Their Own Tax
    Advisors. Because the specific tax attributes of a Chicago Suites Limited Partner and the facts regarding such Chicago Suites Limited Partner's interest in Chicago Suites could have a material impact on the tax consequences to such Chicago Suites Limited Partner of the Merger, the subsequent ownership and disposition of OP Units or Notes and/or the subsequent ownership and disposition of Common Shares, it is essential that each Chicago Suites Limited Partner consult with his own tax advisors regarding the application of federal, foreign and state and local tax laws to such Chicago Suites Limited Partner's personal tax situation.

  . Effect of Possible Classification as a Publicly Traded Partnership on
    Passive Losses. There is a significant possibility that the Operating Partnership could be classified as a "publicly traded partnership," in which event the Chicago Suites Limited Partners would not be able to use suspended passive activity losses from other investments (including from Chicago Suites) to offset income from the Operating Partnership. It is estimated that each Chicago Suites Limited Partner who purchased his Partnership Interest at the time of the original offering of such Interests, has held such Partnership Interest continuously since that time and whose Partnership Interest has been his only investment in a passive activity, would have a passive activity loss carryforward as of December 31, 1998.

  . Host's Substantial Deferred Tax and Contingent Liabilities. Host will have substantial deferred tax liabilities that are likely to be recognized in the next ten years (notwithstanding Host REIT's status as a REIT), and the IRS could assert substantial additional liabilities for taxes against Host for taxable years prior to the time Host REIT qualifies as a REIT. Under the terms of the REIT Conversion and the Partnership Agreement, the Operating Partnership will be responsible for paying (or reimbursing Host REIT for the payment of) all such tax liabilities as well as any other liabilities (including contingent liabilities and liabilities attributable to litigation that Host REIT may incur) whether such liabilities are incurred by reason of Host's activities prior to the REIT Conversion or the activities of Host REIT subsequent thereto.

  Because REITs are not permitted under current federal income tax law to derive revenues directly from the operation of hotels, the Operating Partnership will lease the Hotels to lessees (the "Lessees") that will operate the Hotels under the existing management agreements and pay rent to the Operating Partnership, as more fully described herein. The Lessees generally will be indirect controlled subsidiaries of HMC Senior Communities, Inc. ("SLC"), which currently is a wholly owned subsidiary of Host. SLC will become a separate public company when Host distributes the common stock of SLC and other consideration to its existing shareholders and the Blackstone Entities in connection with Host's distribution of its accumulated earnings and profits, which Host REIT is required to do in order to qualify as a REIT. Shares of Host REIT and SLC will become separately traded securities and the companies will operate independently. There will be no overlap between the boards of Host REIT and SLC. There will be a substantial overlap of shareholders of the two companies initially, but this likely will diverge over time.

  MOHS CORPORATION (THE "GENERAL PARTNER"), THE GENERAL PARTNER OF CHICAGO SUITES, BELIEVES THAT THE MERGER PROVIDES SUBSTANTIAL BENEFITS AND IS FAIR TO THE CHICAGO SUITES LIMITED PARTNERS AND RECOMMENDS THAT ALL CHICAGO SUITES LIMITED PARTNERS VOTE FOR THE MERGER.

  The effects of the Mergers may be different for Limited Partners of the various Partnerships. This Supplement has been prepared to highlight for Chicago Suites Limited Partners the specific risks, benefits, effects and fairness of the Merger to them and to provide other information specific to Chicago Suites. Supplements have also been prepared for each of the other Partnerships. This Supplement, together with the supplements of the other Partnerships (collectively, the "Supplements"), are part of the Consent Solicitation. Upon receipt of a written request by a Limited Partner or his representative so designated in writing, the General Partner will send a copy of any Supplement without charge. All requests for a copy of a Supplement should be directed to: Investor Relations, 10400 Fernwood Road, Bethesda, Maryland 20817, telephone number 301-380-2070 (between the hours of 9:00 a.m. and 4:00 p.m., eastern time).

                             Chicago Suites Supp-7

  All cross-references refer to the Consent Solicitation unless the context indicates otherwise. Capitalized terms not defined herein shall have the meaning set forth in the Consent Solicitation. The information contained herein, unless otherwise indicated, assumes the REIT Conversion occurs with all Partnerships participating and no Notes being issued (the "Full Participation Scenario").

EXPECTED BENEFITS OF THE MERGER

  The General Partner believes that participating in the Merger would likely be beneficial to the Chicago Suites Limited Partners for the reasons set forth below. This information is qualified by and should be read in conjunction with the information in the Consent Solicitation under "Background and Reasons for the Mergers and the REIT Conversion--Reasons for the Mergers." These benefits, which should be viewed as alternatives to continuing the business and operations of Chicago Suites, are expected to include:

  . Exchange Value of Chicago Suites. Chicago Suites Limited Partners who elect to retain OP Units in the Merger will receive OP Units with an estimated Exchange Value equal to $33,131 per Partnership Unit.

  . Enhanced Liquidity of Investment. The REIT Conversion will offer Chicago
    Suites Limited Partners significantly enhanced liquidity with respect to their investments in Chicago Suites because, commencing one year following the Effective Date, Chicago Suites Limited Partners who retain OP Units will be able to exercise their Unit Redemption Right at any time, subject to certain limited exceptions. Host has approximately 204 million shares of common stock outstanding and is expected to have a
    total common equity market capitalization of approximately $   billion
    after giving effect to the estimated $    million earnings and profits
    distribution (based on Host's $   closing price per share on the NYSE on
         , 1998). The exercise of the Unit Redemption Right, however, generally would result in recognition of taxable income or gain at that time.

  . Public Market Valuation of Assets. The Partnership Units of Chicago
    Suites currently trade at a discount to the net asset value of Chicago Suites' assets. In contrast, the General Partner believes that by exchanging interests in Chicago Suites, which is a non-traded, finite-life limited partnership with a fixed portfolio for interests in an infinite-life real estate company focused primarily on a more diverse and growing full-service hotel portfolio and providing valuation based upon publicly traded Common Shares of Host REIT, the Chicago Suites Limited Partners will have the opportunity to participate in the recent trend toward ownership of real estate through a publicly traded entity, which, in many instances, has resulted in market valuations of public real estate companies in excess of the estimated net asset values of those companies. There can be no assurance, however, that the Common Shares of Host REIT will trade at a premium to the private market values of the Operating Partnership's assets or that the relative pricing differential will not change or be eliminated in the future. Also, the benefit of Host's conversion to a REIT will not be shared by the Chicago Suites Limited Partners if and to the extent that such benefit is reflected in the market valuation of Host's common stock prior to the REIT Conversion.

  . Regular Quarterly Cash Distributions. The General Partner expects that the Operating Partnership will make regular quarterly cash distributions to holders of OP Units. Host expects that these distributions will be higher than the estimated cash distributions for 1998 of Chicago Suites, and in any event, the ability to receive distributions quarterly and in regular amounts would be enhanced. For additional information regarding historical and estimated future distributions for Chicago Suites and the other Partnerships, see "Background and Reasons for the Mergers and the REIT Conversion--Reasons for the Mergers."

  . Substantial Tax Deferral. The General Partner expects that Chicago Suites
    Limited Partners who do not elect to receive a Note in exchange for OP Units generally should be able to obtain the benefits of the Merger while continuing to defer recognition for federal income tax purposes of at least a substantial portion, if not all, of the gain with respect to their Partnership Interests that otherwise would be recognized in the event of a liquidation of Chicago Suites or a sale or other disposition of its assets in a taxable transaction. Thereafter, such Chicago Suites Limited Partners generally should be able to defer at least a substantial portion of such built-in gain until they elect to exercise their Unit Redemption Right or

                             Chicago Suites Supp-8
   the Hotel currently owned by Chicago Suites is sold or otherwise disposed of in a taxable transaction by the Operating Partnership or the debt now secured by the Hotel is repaid, prepaid or substantially reduced. The federal income tax consequences of the Merger are highly complex and, with respect to each Chicago Suites Limited Partner, are dependent upon many variables, including the particular circumstances of such Chicago Suites Limited Partner. See "Federal Income Tax Consequences--Tax Consequences of the Merger." Each Chicago Suites Limited Partner is urged to consult with his own tax advisors as to the consequences of the Merger in light of his particular circumstances.

  . Risk Diversification. Participation in the Merger, as well as future hotel acquisitions by the Operating Partnership, will reduce the dependence of Chicago Suites Limited Partners upon the performance of, and the exposure to the risks associated with, Chicago Suites' Hotel and spread such risk over a broader and more varied portfolio, including more diverse geographic locations and multiple brands.

  . Reduction in Leverage and Interest Costs. It is expected that the Operating Partnership will have a significantly lower leverage to value ratio than Chicago Suites currently, which has a leverage ratio of 66% (calculated as a percentage of Appraised Value), resulting in significant interest and debt service savings and greater financial stability.

  . Growth Potential. The General Partner believes that the Chicago Suites
    Limited Partners, by owning interests in a publicly traded real estate company focused primarily on a more diverse and growing upscale and luxury full-service hotel portfolio, will be able to participate in growth opportunities that would not otherwise be available to them.

  . Greater Access to Capital. With publicly traded equity securities, a larger base of assets and a substantially greater equity value than Chicago Suites individually, Host REIT expects to have greater access to the capital necessary to fund the Operating Partnership's operations and to consummate acquisitions on more attractive terms than would be available to Chicago Suites individually. This greater access to capital should provide greater financial stability to the Operating Partnership and reduce the level of risk associated with refinancing existing loans upon maturity, as compared to Chicago Suites individually.

  If Chicago Suites does not participate in the Merger, its business will continue in the same manner; however, the Operating Partnership may elect to contribute some or all of its interest in Chicago Suites to a Non-Controlled Subsidiary.

DETERMINATION OF EXCHANGE VALUE OF CHICAGO SUITES AND ALLOCATION OF OP UNITS

  GENERAL. The Exchange Value of Chicago Suites will be equal to the greatest of its Adjusted Appraised Value, Continuation Value and Liquidation Value, each of which has been determined as follows:

  . Adjusted Appraised Value. The General Partner has retained AAA to determine the market value of the Hotel as of March 1, 1998 (the "Appraised Value"). The "Adjusted Appraised Value" of Chicago Suites equals the Appraised Value of its Hotel, adjusted as of the Final Valuation Date for lender reserves, capital expenditure reserves, existing indebtedness (including a "mark to market" adjustment to reflect the market value of such indebtedness), certain deferred maintenance costs, deferred management fees and transfer and recordation taxes and fees.

  . Continuation Value. The "Continuation Value" of Chicago Suites represents
    AAA's estimate, as adopted by the General Partner, of the discounted present value, as of January 1, 1998, of the Chicago Suites limited partners' share of estimated future cash distributions and estimated net sales proceeds (plus lender reserves), assuming that Chicago Suites continues as an operating business for twelve years and its assets are sold on December 31, 2009 for their then estimated market value.

  . Liquidation Value. The "Liquidation Value" of Chicago Suites represents the General Partner's estimate of the net proceeds to Chicago Suites limited partners resulting from the assumed sale as of December 31, 1998 of the Hotel of Chicago Suites, at its Adjusted Appraised Value (after eliminating any "mark to market" adjustment and adding back the deduction for transfer and recordation taxes and

                             Chicago Suites Supp-9
   fees, if any, made in deriving the Adjusted Appraised Value), less (i) estimated liquidation costs, expenses and contingencies equal to 2.5% of Appraised Value and (ii) prepayment penalties or defeasance costs, as applicable.

  Final determination of the Exchange Value of Chicago Suites will be made as of the end of the four week accounting period ending at least 20 days prior to the Effective Date (the "Final Valuation Date") and will be equal to the greatest of Adjusted Appraised Value, Continuation Value and Liquidation Value as of such date. Adjusted Appraised Value, Continuation Value and Liquidation Value will be adjusted as of the Final Valuation Date (i) to reflect the amount of lender and capital expenditure reserves and the amount of deferred management fees as of such date, (ii) to increase the Adjusted Appraised Value by any amounts actually expended by Chicago Suites after the Initial Valuation Date to perform deferred maintenance that were previously subtracted in determining the estimated Adjusted Appraised Value of Chicago Suites and (iii) to reflect any changes in Chicago Suites' other reserves, such as for litigation expenses and indemnification costs and any revised estimates of transfer and recordation taxes and fees.

  APPRAISED VALUE. Chicago Suites' Hotel was appraised as of March 1, 1998 by AAA, an independent, nationally recognized hotel valuation and financial advisory firm experienced in the appraisals of lodging properties such as Chicago Suites' Hotel. The appraisal (the "Appraisal") was reviewed by a Member Appraisal Institute ("MAI") appraiser and certified by such MAI appraiser as having been prepared in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation.

  The purpose of the Appraisal is to provide an estimate of the "Market Value" of the Hotel. "Market Value" means the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably and assuming the price is not affected by undue stimuli. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby: (i) the buyer and seller are equally motivated; (ii) both parties are well informed or well advised, and each is acting in what he considers his own best interest; (iii) a reasonable time frame is allowed for exposure in the open market; (iv) payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto and (v) the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale. AAA made a site visit at Chicago Suites' Hotel for purposes of the Appraisal.

  In preparing the Appraisal, AAA relied primarily on the income capitalization method of valuation, and then compared the value estimated by this method with recent sales of comparable properties, as a check on the reasonableness of the value determined through the income capitalization method. AAA employed the following procedures for determining the Appraised Value of Chicago Suites' Hotel:

  . Historical 1997 and Projected Year's Earnings. AAA reviewed the historical 1997 net operating income (i.e., income before interest, taxes, depreciation and amortization) ("NOI") prior to incentive management fees and certain capital expenditures for the Hotel. AAA also prepared a projection of the net operating income prior to incentive management fees and certain capital expenditures for the Hotel for the twelve month period ending February 28, 1999 (the "Projected Year"), using historical financial information for the Hotel, budget information, a survey with the manager of the Hotel addressing the physical condition of the Hotel, local market conditions (including business mix, demand generators, future trends and predictability of business), changes in the competitive environment, comparison with direct competitors of the Hotel and risk factors relating to the Hotel. The resulting gross margin (ratio of total revenues to NOI prior to incentive management fees) was checked against AAA's database of the gross margins for similar hotels for reasonableness.

  . Impact of Incentive Management Fees. AAA estimated a normalized annual amount of incentive management fees payable under the applicable management agreement and subtracted this amount from the net operating income prior to incentive management fees and certain capital expenditures for 1997 and the Projected Year.

                            Chicago Suites Supp-10

  . Impact of Owner Funded Capital Expenditures. AAA estimated normalized annual amounts of owner funded capital expenditures (over and above the FF&E reserve) based in part on projected owner funded capital expenditures estimated in the Engineering Study. The normalized amounts were then subtracted from the NOI prior to owner funded capital expenditures for 1997 and the Projected Year.

  . Capitalization of Adjusted NOI. AAA then capitalized the amount resulting from the foregoing adjustments ("Adjusted NOI") for 1997 and the Projected Year by dividing such amounts by capitalization rates that AAA determined to be appropriate. A capitalization rate represents the relationship between net operating income and sales prices of income producing property. AAA selected the capitalization rates based upon its review of current published surveys reflecting the opinions of investors and participants such as REITs, hotel acquisition/management companies and pension funds, lenders, brokers and consultants as to current capitalization rates, and its own database of capitalization rates reflected in recent transactions, adjusted for factors specific to the Hotel, such as location, physical condition, reserve policies, local market volatility and competition, guest mix, renovation influences and other income characteristics. AAA used separate capitalization rates that it deemed appropriate to capitalize 1997 historical Adjusted NOI and estimated Projected Year's Adjusted NOI. AAA then estimated the value of the Hotel based upon each of the values estimated by capitalizing 1997 and Projected Year's Adjusted NOI and its professional judgment. The following table sets forth the effective capitalization rates for 1997 and Projected Year's Adjusted NOI resulting from AAA's estimated Appraised Value of Chicago Suites' Hotel.

   RESULTING EFFECTIVE CAPITALIZATION RATES FOR APPRAISAL OF CHICAGO SUITES'
                                  HOTEL

                    PROJECTED YEAR
       1997   (ENDING FEBRUARY 28, 1999)
       ----   --------------------------
       9.4%              10.3%

  The resulting Appraised Value of Chicago Suites' Hotel, as estimated by AAA, is $34,300,000.

  . Comparison with Comparable Sales. AAA checked the Appraised Value of the
    Hotel derived by the foregoing procedures against its database of comparable sale transactions for reasonableness.

  Chicago Suites' Hotel was encumbered by a ground lease as of the date of the Appraisal. Accordingly, the Appraised Value of the Hotel has been decreased to reflect the encumbrance of the ground lease and the interest of the ground lessor in the operating cash flows of the Hotel. The Appraised Value assumes all contractual provisions for FF&E reserves are adequate and have not been reduced to reflect deferred maintenance or environmental remediation costs with respect to Chicago Suites' Hotel (but estimated deferred maintenance costs have been deducted in estimating the Adjusted Appraised Value of Chicago Suites' Hotel). The Appraised Value did not take into account the costs that might be incurred in selling the Hotel (but estimated costs for transfer and recordation taxes and fees have been deducted in estimating the Adjusted Appraised Value of the Hotel).

  The Appraisal is not a guarantee of present or future values and no assurance can be given as to the actual value of Chicago Suites' Hotel. The Appraisal should be read in conjunction with other information, such as, but not limited to, the audited financial statements of Chicago Suites.

  The Appraised Value, and the assumptions underlying the projections on which the Appraised Value is based, are contingent upon a series of future events, the outcomes of which are not necessarily within the Operating Partnership's control and cannot be determined at this time. There can be no assurance that another appraiser would not have arrived at a different result. Some of the assumptions inevitably will not materialize and unanticipated events and circumstances will occur subsequent to the date of the Appraisal. Furthermore, the actual results achieved from Chicago Suites' Hotel will vary from the results projected in the Appraisal and the variations may be material.


                            Chicago Suites Supp-11

  ADJUSTED APPRAISED VALUE. The Adjusted Appraised Value of Chicago Suites was determined by making various adjustments to the Appraised Value of Chicago Suites' Hotel, as described below.

  . Mortgage and Other Debt. The estimated principal balance and accrued interest as of the Effective Date (assumed to be December 31, 1998) of all mortgage and other debt of Chicago Suites has been subtracted from the Appraised Value.

  . Mark to Market Adjustment. The third-party loans of the Partnerships have various interest rates and terms to maturity. In order to reflect the market value of the third-party loans of Chicago Suites, the estimated Adjusted Appraised Value for Chicago Suites has been increased to "mark to market" the interest rate for such loans. This adjustment has been estimated by comparing the interest cost using the applicable interest rates on existing third-party loans over their remaining term to the interest cost using the interest rate that the Operating Partnership believes it would be able to obtain for unsecured debt in the market as
    of the Final Valuation Date (which would have been   % per annum based on
    a 225 basis point (2.25 percent) spread over the yield on seven-year U.S.
    Treasury securities as of    , 1998). The mark to market adjustment for
    each loan was calculated by determining the difference between the present values, as of December 31, 1998, of the interest payments over the remaining term of the loan from January 1, 1999 to maturity using the actual interest rate as the discount rate as compared to using the assumed market rate as the discount rate.

  . Deferred Maintenance Costs. The estimated cost to complete any deferred maintenance items identified in the Engineering Study relating to the Chicago Suites' Hotel has been subtracted from the Appraised Value. The adjustments for this item will be reduced at the Final Valuation Date to reflect amounts expended after the Initial Valuation Date to perform such deferred maintenance. No adjustments have been made for previously budgeted capital expenditures or deferred maintenance costs estimated in the Engineering Study that are reflected in the cash flow projections used for purposes of estimating the Appraised Value.

  . Transfer and Recordation Taxes and Fees. The estimated transfer and recordation taxes and fees required to be paid by Chicago Suites in connection with the Merger have been subtracted from the Appraised Value. The actual transfer and recordation taxes and fees will be paid by the Operating Partnership as part of the Merger Expenses.

  The following table sets forth the adjustments to the Appraised Value made to derive the estimated Adjusted Appraised Value for Chicago Suites as of the Initial Valuation Date.

     CALCULATION OF ESTIMATED ADJUSTED APPRAISED VALUE FOR CHICAGO SUITES
                       AS OF THE INITIAL VALUATION DATE
              (IN THOUSANDS, EXCEPT PER PARTNERSHIP UNIT AMOUNT)

     Appraised Value.................................................. $ 34,300
     Mortgage debt....................................................  (22,284)
     Other debt.......................................................     (464)
     Mark to market adjustment........................................       94
     Deferred maintenance costs.......................................      (46)
     Transfer taxes...................................................     (274)
                                                                       --------
     Estimated Adjusted Appraised Value............................... $ 11,326
                                                                       ========
     Limited partners' share.......................................... $ 11,213
     Per Partnership Unit............................................. $ 33,131

  CONTINUATION VALUE. AAA estimated the Continuation Value of Chicago Suites using the following methodology:

  . Estimated Future Cash Distributions. AAA prepared estimates of future partnership cash flow for Chicago Suites for the 12-year period from January 1, 1998 through December 31, 2009 based upon the

                            Chicago Suites Supp-12
   estimated 1998 NOI before incentive management fees used in the Appraisal and for each subsequent year applying an assumed annual stabilized growth rate (as shown in the table below) developed by AAA for this analysis. For each year in the projection period, AAA estimated the amount of cash available for distribution to Chicago Suites' limited partners after payment of all management fees, debt service, owner funded capital expenditures based on the Engineering Study and other partnership expenses and after application of the applicable partnership agreement provisions. AAA assumed that Chicago Suites FF&E reserve was adequate and understood that Host determined that there were no reserve shortfalls or surpluses.

  . Refinancing Assumptions. AAA assumed that Chicago Suites' first mortgage loan, which matures in 2001, would be refinanced with interest rate at 7.25% per annum and a 20-year amortization schedule, with estimated refinancing costs of 2% of the refinanced amount being paid from operating cash flow.

  . Determination of Residual Value. To estimate the residual value of the Chicago Suites limited partners' interest in Chicago Suites at the end of the 12-year period, AAA assumed that the Hotel would be sold as of December 31, 2009 at its then market value. AAA estimated the market value of the Hotel as of such date by applying an exit capitalization rate that it deemed appropriate, using the factors described above in connection with the "--Appraised Value," which are set forth in the table below, to the estimated Adjusted NOI for 2009 (estimated as described above). AAA then subtracted estimated sales costs of 2.0% of the estimated market value, added lender reserves and subtracted the estimated outstanding principal balance of debt as of December 31, 2009 and deferred management fees to arrive at net sales proceeds available for distribution to Chicago Suites' partners. AAA then determined what portion of such estimated net sales proceeds would be distributable to Chicago Suites' limited partners under the partnership and debt agreements.

  . Discounting Distributions to Present Value. As a final step, AAA discounted the estimated future cash distributions to Chicago Suites limited partners from operations and estimated net sales proceeds to their present value as of January 1, 1998, using a discount rate of 20% per annum. AAA believes that this discount rate reflects the return on investment that investors expect from leveraged investments of this nature.

  The growth rate and exit capitalization rate used to determine the estimated Continuation Value for Chicago Suites are as set forth below:

                     GROWTH RATE, EXIT CAPITALIZATION RATE
              AND ESTIMATED CONTINUATION VALUE FOR CHICAGO SUITES

                                                               ESTIMATED
                           EXIT CAPITALIZATION RATE        CONTINUATION VALUE
           GROWTH RATE              (2009)               (PER PARTNERSHIP UNIT)
           -----------     -------------------------     ----------------------
              3.7%                    9.9%                      $24,184

  LIQUIDATION VALUE. The Liquidation Value of Chicago Suites was estimated by the General Partner and represents the estimated value of Chicago Suites if all of its assets were sold as of December 31, 1998. Such value was based upon the Adjusted Appraised Value of Chicago Suites, with the following adjustments: (i) the "mark to market" adjustment used to estimate the Adjusted Appraised Value was eliminated and instead prepayment or defeasance costs that would be payable under existing debt agreements (regardless of whether the debt in fact can be prepaid on December 31, 1998) were deducted from the Appraised Value and (ii) the deduction for transfer and recordation taxes and fees used to estimate the Adjusted Appraised Value was eliminated and instead an amount equal 2.5% of the Appraised Value of Chicago Suites Hotel was subtracted from the Appraised Value for estimated liquidation costs, expenses and contingencies. The General Partner then determined the portion of the estimated Liquidation Value that would be distributable to Chicago Suites limited partners under the terms of the partnership agreement and other contractual arrangements.

                            Chicago Suites Supp-13

  The following table sets forth the adjustments made to the Adjusted Appraised Value to estimate the Liquidation Value of Chicago Suites as of the Initial Valuation Date:

         CALCULATION OF ESTIMATED LIQUIDATION VALUE OF CHICAGO SUITES
                       AS OF THE INITIAL VALUATION DATE
              (IN THOUSANDS, EXCEPT PER PARTNERSHIP UNIT AMOUNT)

            Appraised Value.................... $ 34,300
            Mortgage debt......................  (22,284)
            Other debt.........................     (464)
            Deferred maintenance costs.........      (46)
            Sales costs........................     (858)
                                                --------
            Estimated Liquidation Value........ $ 10,648
                                                ========
            Limited partners' share............ $ 10,541
            Per Partnership Unit............... $ 31,467

  ESTIMATED EXCHANGE VALUE. The following table sets forth the estimated Exchange Value of Chicago Suites (based upon the greatest of its estimated Adjusted Appraised Value, estimated Continuation Value and estimated Liquidation Value), the estimated minimum and pro forma number of OP Units to be received and the estimated Note Election Amount for Chicago Suites, all on a per Partnership Unit basis as of the Initial Valuation Date. The estimated Exchange Value for Chicago Suites will be received by each Chicago Suites Limited Partner retaining OP Units in the Merger. The estimated Note Election Amount for Chicago Suites (which will be received by Chicago Suites Limited Partners electing to receive Notes in exchange for OP Units) is equal to the Liquidation Value for Chicago Suites. The estimated values set forth below may increase or decrease as a result of various adjustments, which will be finally calculated as of the Final Valuation Date but will not change as a result of less than all of the Partnerships participating in the Mergers. The actual number of OP Units to be received by the Chicago Suites Limited Partners will be based on the average closing price on the NYSE of a Host REIT Common Share for the 20 trading days after the Effective Date.

                        ESTIMATED EXCHANGE VALUE,

               NUMBER OF OP UNITS AND NOTE ELECTION AMOUNT
                   OF CHICAGO SUITES PER PARTNERSHIP UNIT(1)

                                                              ESTIMATED   ESTIMATED
         ESTIMATED         ESTIMATED    ESTIMATED  ESTIMATED   MINIMUM    PRO FORMA    ESTIMATED
     ADJUSTED APPRAISED   CONTINUATION LIQUIDATION EXCHANGE   NUMBER OF   NUMBER OF  NOTE ELECTION
           VALUE             VALUE        VALUE    VALUE(2)  OP UNITS(3) OP UNITS(4)   AMOUNT(5)
     ------------------   ------------ ----------- --------- ----------- ----------- -------------
          $33,131           $24,184      $31,467    $33,471                 1,674       $31,467

--------
(1) A Partnership Unit in Chicago Suites represents an original investment of $35,000.
(2) The estimated Exchange Value is equal to the greatest of estimated Adjusted Appraised Value, estimated Continuation Value and estimated Liquidation Value.

(3) Assumes the price of an OP Unit is $ , which is the maximum price for purposes of the Merger.

(4) Assumes the price of an OP Unit is $20.00, which is the price used for purposes of the pro forma financial statements.

(5) The principal amount of Notes is equal to the greater of (i) the Liquidation Value or (ii) 60% of the Exchange Value (the "Note Election Amount").

  Price of OP Units to Pay Exchange Value to Chicago Suites Limited
Partners. Each Chicago Suites Limited Partner will receive OP Units with a deemed value equal to the Exchange Value of such Chicago Suites Limited Partner's Partnership Interests. The price of an OP Unit for this purpose will be equal to the average closing price on the NYSE of a Host REIT Common Share for the 20 trading days after the Effective Date of the

                            Chicago Suites Supp-14

Mergers (but in no event greater than $   per share). The closing price per
share of Host common stock on the NYSE was $  , on        , 1998.

  Chicago Suites Limited Partners at the Effective Date of the Merger who retain OP Units will receive cash distributions from Chicago Suites for all of 1998 and, if the Merger does not occur in 1998, any portion of 1999 prior to the Merger for which period they do not receive a cash distribution from the Operating Partnership. Cash distributions will be made by Chicago Suites in accordance with its partnership agreement on or before June 1, 1999 in respect of 1998 operations and, if the Merger does not occur prior to January 1, 1999, within 90 days after the Effective Date of the Merger in respect of any 1999 operations. Chicago Suites Limited Partners at the Effective Date of the Merger who receive Notes in exchange for OP Units will participate in the same distributions from Chicago Suites as Limited Partners who retain OP Units but will not receive any distributions from the Operating Partnership with respect to periods after the Effective Date of the Merger.

  No fractional OP Units will be issued. Fractional amounts less than or equal to 0.50 of an OP Unit will be rounded down to the next whole number and fractional amounts greater than 0.50 will be rounded up to the next whole number of OP Units.

VALUATION OF THE GENERAL PARTNER'S INTEREST IN CHICAGO SUITES AND ALLOCATION OF OP UNITS TO THE GENERAL PARTNER

  The value of the General Partner's interest will be equal to the aggregate Exchange Value of Chicago Suites minus the aggregate Exchange Value of the Chicago Suites Limited Partners' Partnership Interests (giving effect to the applicable distribution preferences in the Chicago Suites partnership agreement). The number of OP Units that will be received by the General Partner will be equal to the value of its interest in Chicago Suites divided by the same price per OP Unit used to determine the number of OP Units to be received by the Chicago Suites Limited Partners. The total number of OP Units that will be owned directly or indirectly by Host REIT (including OP Units owned by the General Partner) will be equal to the number of outstanding shares of common stock of Host at the Effective Date.

  The following table sets forth the estimated value of the General Partner's interests in Chicago Suites based upon the estimated aggregate Exchange Value of the Chicago Suites Limited Partners' Partnership Interests as of the Initial Valuation Date and the minimum and pro forma number of OP Units estimated to be received by the General Partner in respect thereof.

ESTIMATED VALUES OF THE GENERAL PARTNER'S INTEREST AND NUMBER OF OP UNITS

                          (DOLLARS IN THOUSANDS)

Aggregate Exchange Value............................................... $11,326
Limited partners' share of aggregate Exchange Value....................  11,213
                                                                        -------
Value of General Partner's interest.................................... $   113
                                                                        -------
Total Host interest.................................................... $   113
                                                                        =======
Number of OP Units:
  Minimum(1)...........................................................
  Pro Forma(2).........................................................       6

--------

(1)Assumes the price of an OP Unit is $   , which is the maximum price for
  purposes of the Mergers.

(2)Assumes the price of an OP Unit is $20.00, which is the price used for purposes of the pro forma financial statements.

CASH DISTRIBUTIONS

  Historical Cash Distributions Paid by Chicago Suites. Chicago Suites has not paid any cash distributions to its Limited Partners in the First Two Quarters 1998 and for the fiscal years 1993 through 1997.

                            Chicago Suites Supp-15

  Compensation and Distributions to the General Partner. Under Chicago Suites' partnership agreement, the General Partner does not receive fees or compensation in connection with managing the affairs of Chicago Suites but the General Partner and its affiliates are reimbursed for certain costs and expenses incurred on behalf of Chicago Suites. In addition, the General Partner is entitled to distributions related to its interests in Chicago Suites. The following information has been prepared to compare the amount of reimbursements paid and cash distributions made by Chicago Suites to the General Partner and its affiliates to the amounts that would have been paid if the reimbursement and distribution structure which will be in effect after the REIT Conversion had been in effect for the periods presented.

  Following the REIT Conversion, Host REIT will be operated as a self-administered REIT and as a result no reimbursements or other compensation will be received by the General Partner.

  The following table sets forth the reimbursements and distributions paid by Chicago Suites to its General Partner for the last three fiscal years and the First Two Quarters 1998 ("Historical") and the reimbursements and distributions that would have been paid to the General Partner for the last fiscal year and the First Two Quarters 1998 if the REIT Conversion had been in effect, assuming the Full Participation Scenario ("Pro Forma") and assuming a distribution per OP Unit of $1.05 per year during such period, which is the midpoint of the expected distribution range for 1999.

   HISTORICAL AND PRO FORMA REIMBURSEMENTS AND DISTRIBUTIONS TO THE GENERAL
                                 PARTNER

                              (IN THOUSANDS)

                           FIRST TWO                  FISCAL YEAR
                            QUARTERS     --------------------------------------
                              1998             1997          1996       1995
                        ---------------- ---------------- ---------- ----------
                                    PRO              PRO
                        HISTORICAL FORMA HISTORICAL FORMA HISTORICAL HISTORICAL
                        ---------- ----- ---------- ----- ---------- ----------
Reimbursements(1)......    $82      $--     $59      $--     $119       $--
Distributions(2).......     --        3      --        6       --        --
                           ---      ---     ---      ---     ----       ---
    Total .............    $82      $ 3     $59      $ 6     $119       $--
                           ===      ===     ===      ===     ====       ===

--------

(1) All expenses will be paid directly by the Operating Partnership, accordingly, there are no expected reimbursements on a pro forma basis.

(2) The amount of distributions payable to the General Partner on a pro forma basis reflect distributions at a rate of $1.05 per annum per OP Unit (which is the midpoint of the expected range of distributions per OP Unit for 1999) with respect to the estimated number of OP Units that the General Partner will receive with respect to its general and limited partner interests in Chicago Suites. Such number does not reflect the aggregate number of OP Units Host will receive in connection with the REIT Conversion.

CERTAIN INFORMATION REGARDING THE HOTEL OWNED BY CHICAGO SUITES

                                                               NUMBER OF  DATE
NAME OF HOTEL                                LOCATION OF HOTEL   ROOMS   OPENED
-------------                                ----------------- --------- ------
Marriott Suites O'Hare......................    Chicago, IL       256     1988

  The table below sets forth certain performance information for Chicago Suites' Hotel for the indicated periods.

                                FIRST TWO QUARTERS          FISCAL YEAR
                                --------------------  -------------------------
                                  1998       1997      1997     1996     1995
                                ---------  ---------  -------  -------  -------
Average daily rate............. $  159.98  $  142.86  $146.83  $128.74  $120.80
Occupancy......................      82.0%      83.4%    83.2%    84.0%    81.4%
REVPAR......................... $  131.18  $  119.15  $122.16  $108.14  $ 98.33
% REVPAR change................      10.1%       --      13.0%    10.0%     --

                            Chicago Suites Supp-16

 Marriott Suites O'Hare Hotel, Chicago, Illinois

  The Marriott Suites O'Hare Hotel is a full-service Marriott suites hotel located approximately ten miles northwest of downtown Chicago and two miles east of O'Hare International Airport (the "Airport") on approximately four acres of leased land. The Hotel is part of the 29-acre Riverway office and retail park developed by Simon/Rosemont Developers.

  The Hotel opened in November 1988 with 256 guest suites. The Hotel has approximately 2,600 square feet of meeting space including a 2,000 square foot meeting room and 600 square foot board room. There is one food and beverage outlet available in the Hotel, which includes a 94-seat restaurant, 20-seat private dining restaurant and 33-seat lounge. Recreational amenities include an indoor pool, a whirlpool and an exercise room. The Hotel also offers a gift shop and parking for 272 vehicles on site. Chicago Suites purchased the Hotel in 1989 for approximately $35 million.

  Competition. The following table provides selected data on the Hotel and its seven main competitors in the vicinity of the Airport:

                                                NUMBER  YEAR OF  MEETING SPACE
     PROPERTY                                  OF ROOMS OPENING (SQUARE FOOTAGE)
     --------                                  -------- ------- ----------------
     O'HARE SUITES............................    256    1988         2,600
     Hyatt Regency............................  1,100    1971        81,600
     Hilton...................................    856    1972        33,900
     O'Hare Marriott..........................    681    1968        27,000
     Westin...................................    525    1984        38,700
     Sofitel..................................    300    1987        20,300
     Sheraton Gateway Suites..................    297    1986        12,500
     Rosemont Suites..........................    296    1987         6,800

  The O'Hare Marriott is owned by Host and managed by Marriott International, and other than limited joint marketing efforts, the Hotel and the O'Hare Marriott are direct competitors. In addition, other hotels in the Chicago area also compete with the Hotel; however, these differ in terms of size, room rates, facilities, market orientation and/or location. New competition is expected to open in the area in the near future; however, it is expected to have minimal impact on the Hotel as it appeals to a different segment of the market.

  Ground Lease. The Hotel is located on a 4.3-acre site that is leased from an unrelated third party for an initial term expiring in 2014. The Ground Lease may be renewed at the option of the Partnership for five successive terms of ten years each. The lease provides for annual rental during its term equal to the greater of $300,000 or 3% of annual gross room sales. Under the lease, the Partnership pays all costs, expenses, taxes and assessments relating to the land, including real estate taxes. The Partnership has a first right of negotiation in the event the ground lessor decides to sell the leased premises. Upon expiration or termination of the Ground Lease, title to the land and all improvements, including the Hotel, reverts to the ground lessor.

AMENDMENTS TO THE CHICAGO SUITES' PARTNERSHIP AGREEMENT

  In order to allow the Hotel of Chicago Suites to be leased to SLC in connection with the Merger and the REIT Conversion, Chicago Suites' partnership agreement must be amended to allow for the lease of Chicago Suites' Hotel in connection with the REIT Conversion. Therefore, Section 5.02B of Chicago Suites' partnership agreement will be amended to restate paragraph 5.02B(ii) in its entirety:

    (ii) sell, lease or otherwise dispose (or consent to the sale, lease or other disposition), directly or indirectly, in one transaction or a series of related transactions, of the Hotel.

  Other Amendments. Amendments to certain terms and sections of the Chicago Suites partnership agreement would be made in order to (i) delete certain obsolete references to entities and agreements that are no longer in existence, (ii) update the Chicago Suites partnership agreement to reflect the passage of time since the

                            Chicago Suites Supp-17
formation of Chicago Suites and (iii) make any other amendments to the Chicago Suites partnership agreement deemed necessary or advisable, in the sole discretion of the General Partner, in connection with the consummation of the Mergers and the REIT Conversion. The General Partner does not believe that these amendments would affect the rights of the Chicago Suites Limited Partners in any material respect nor the duties and obligations of the General Partner. These changes are included, along with the other proposed amendments, in the copy of Chicago Suites partnership agreement, as proposed to be amended, which is attached hereto. The amended Chicago Suites partnership agreement is marked to indicate the revisions made to the existing Chicago Suites partnership agreement and should be read in its entirety. Deleted provisions are contained in brackets and struck through and added provisions are in bold type and underlined.


FAIRNESS ANALYSIS AND OPINION

FAIRNESS ANALYSIS

  The General Partner believes that the Merger provides substantial benefits and is fair to the Limited Partners of Chicago Suites and recommends that all Limited Partners of Chicago Suites consent to the Merger. The General Partner bases this recommendation primarily on (i) its view that the expected benefits of the Merger for the Chicago Suites Limited Partners outweigh the risks and potential detriments of the Merger to the Chicago Suites Limited Partners (see "Background and Reasons for the Mergers and the REIT Conversion--Reasons for the Mergers" and "Risk Factors"), (ii) its view that the value of the OP Units allocable to the Chicago Suites Limited Partners on the basis of the Exchange Value established for Chicago Suites represents fair consideration for the Partnership Interests held by the Chicago Suites Limited Partners and is fair to the Chicago Suites Limited Partners from a financial point of view and
(iii) the Appraisal and Fairness Opinion of AAA.

  The Merger is not conditioned upon the consummation of any of the other Mergers. The General Partner has considered this fact in evaluating the fairness of the Merger. The General Partner believes that the fairness of the Merger will not be materially affected by the presence or absence of any other individual Partnership or by any particular combination of other Partnerships and that the Merger will be fair to the Chicago Suites Limited Partners, individually and as a whole, if it is consummated with any combination of other Participating Partnerships. The General Partner bases this belief primarily on the fact that the consideration to be paid to the Chicago Suites Limited Partners has been established based upon Chicago Suites' Exchange Value, without regard to any possible combination of other Partnerships.

  In reaching the conclusions implicit in the above recommendation, the General Partner has taken into account the following considerations, placing the greatest weight on the first two considerations:

  . The General Partner has concluded that the Exchange Value for Chicago
    Suites, which is equal to its Adjusted Appraised Value, represents fair consideration for the Partnership Interests of the Chicago Suites Limited Partners in the Merger in relation to Chicago Suites. The General Partner also has concluded that the Exchange Value established for the Chicago Suites Limited Partners fairly reflects the value of the assets held by Chicago Suites. In addition, the Fairness Opinion supports these conclusions.

  . Chicago Suites Limited Partners will be able to defer recognition of gain for tax purposes until such time as they choose to realize such gain based on their own personal circumstances.

  . The General Partner has concluded that the potential benefits of the Merger to the Chicago Suites Limited Partners, as described under "Background and Reasons for the Mergers and the REIT Conversion--Reasons for the Mergers," outweigh the potential risks and detriments of the Merger for the Chicago Suites Limited Partners, as described in "Risk Factors."

  . The Fairness Opinion, in the view of the General Partner, supports the fairness of the Merger, even though it includes qualifications, limitations and assumptions relating to its scope and other factors that Chicago Suites Limited Partners should consider carefully. The availability of the Fairness Opinion is particularly significant in light of the absence of arm's length negotiations in establishing the terms of the Merger.

                            Chicago Suites Supp-18

  . Host will contribute its wholly owned full-service hotel assets, substantially all of its interests in the Hotel Partnerships and its other assets (excluding its senior living assets and the cash or securities to be distributed to its shareholders) to the Operating Partnership in exchange for (i) a number of OP Units equal to the number of outstanding shares of common stock of Host, (ii) preferred partnership interests in the Operating Partnership corresponding to any shares of Host preferred stock outstanding at the time of the REIT Conversion and
    (iii) the assumption by the Operating Partnership of all liabilities of Host (including past and future tax liabilities), other than liabilities of SLC. Following these contributions, the Operating Partnership and its subsidiaries will directly own all of Host's wholly owned hotels and all of Host's interests in the Hotel Partnerships and Host's other assets. Host will receive OP Units in respect of its general partner interests in Chicago Suites on substantially the same basis as the Partnership Units held by Chicago Suites Limited Partners. Host REIT will not receive any compensation for its services as general partner to the Operating Partnership following the REIT Conversion and will benefit from the operations of the Operating Partnership only to the extent of the distributions received based upon its percentage interest in the Operating Partnership to the same extent as the other limited partners. Because Host REIT will share in the value of the Operating Partnership solely through distributions and not through any separate compensation structure, the General Partner believes that this is a factor supporting the fairness of the Merger to the Chicago Suites Limited Partners.

  . The General Partner believes that the value of the consideration to be received by the Chicago Suites Limited Partners in the Merger is fair in relation to the value which would be derived by such Limited Partners under any of the alternatives described under "Background and Reasons for the Mergers and the REIT Conversion--Alternatives to the Mergers," especially since the Exchange Value of Chicago Suites is equal to its Adjusted Appraised Value, which is the greatest of the Adjusted Appraised Value, the Continuation Value and the Liquidation Value and the historic prices paid for Chicago Suites Partnership Units. The General Partner does not believe that the sale of Chicago Suites' Hotel and liquidation of Chicago Suites will obtain for Chicago Suites' Limited Partners as much value as the value to be received by such Chicago Suites Limited Partners following the Merger. The General Partner believes that the following benefits are of the greatest value and importance to the Chicago Suites Limited Partners:

    . Enhanced Liquidity. The Merger and the REIT Conversion will offer Chicago Suites Limited Partners significantly enhanced liquidity with respect to their investment in Chicago Suites because, commencing one year following the Effective Date, Chicago Suites Limited Partners who retain OP Units will be able to exercise their Unit Redemption Right at any time, subject to certain limited exceptions. Host has approximately 204 million shares of common stock outstanding and is expected to have a total common equity market capitalization of approximately $ billion after giving effect to the estimated $ million earnings and profits distribution
       (based on Host's $  closing price per share on the NYSE on      ,
       1998). The exercise of the Unit Redemption Right, however, generally would result in recognition of taxable income or gain at that time.

    . Risk Diversification. Upon consummation of the REIT Conversion, each Chicago Suites Limited Partner's investment will be converted from an investment in Chicago Suites, which owns one hotel, into an investment in an enterprise that initially will own or control approximately 120 Hotels and will have a total market capitalization of approximately $ billions, thereby reducing the dependence upon the performance of, and the exposure to the risks associated with, the Hotel currently owned by Chicago Suites and spreading such risk over a broader and more varied portfolio, including more diverse geographic locations and multiple brands.

    . Reduction in Leverage and Interest Costs. It is expected that the Operating Partnership will have a significantly lower leverage to value ratio than Chicago Suites currently, which has a leverage ratio of 66% (calculated as a percentage of Appraised Value), resulting in significant interest and debt service savings and greater financial stability.

    . Regular Quarterly Cash Distributions. The General Partner expects that the Operating Partnership will make regular quarterly cash distributions to holders of OP Units. Host expects that these distributions will be higher than the estimated cash distributions for 1998 of Chicago

                            Chicago Suites Supp-19

       Suites and, in any event, the ability to receive distributions quarterly and in regular amounts would be enhanced.

    . Substantial Tax Deferral. The General Partner expects that Chicago Suites Limited Partners who do not elect to receive Notes in exchange for OP Units generally should be able to obtain the benefits of the Merger while continuing to defer recognition for federal income tax purposes of at least a substantial portion, if not all, of the gain with respect to their Partnership Interests that otherwise would be recognized in the event of a liquidation of Chicago Suites or a sale or other disposition of its assets in a taxable transaction.

  . The General Partner believes that the economic terms of the lease of the Chicago Suites Hotel is fair and reasonable from the standpoint of the Operating Partnership.

  The General Partner believes that the factors described above, which support the fairness of the Merger to the Chicago Suites Limited Partners, when weighed against the factors that may be disadvantageous, taken as a whole, indicate that the Merger is fair to the Chicago Suites Limited Partners.

FAIRNESS OPINION

  AAA, an independent financial advisory firm with substantial real estate and partnership transaction experience, was engaged by the General Partner and the other General Partners to perform the Appraisals and to render the Fairness Opinion that (i) the Exchange Value and the methodologies and underlying assumptions used to determine the Exchange Value, the Adjusted Appraised Value, the Continuation Value and the Liquidation Value of Chicago Suites and each other Partnership (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels) are fair and reasonable, from a financial point of view, to the Chicago Suites Limited Partners and the Limited Partners of each other Partnership and
(ii) the methodologies used to determine the value of an OP Unit and to allocate the equity in the Operating Partnership to be received by the limited partners of Chicago Suites and the limited partners of each other Partnership are fair and reasonable to the Chicago Suites Limited Partners and the Limited Partners of each other Partnership. The Fairness Opinion is addressed to each Partnership and it may be relied upon by each of the Chicago Suites Limited Partners and the Limited Partners of the other Partnerships. The full text of the Fairness Opinion, which contains a description of the assumptions and qualifications applicable to the review and analysis by AAA, is set forth in Appendix B to the Consent Solicitation and should be read in its entirety. The material assumptions and qualifications to the Fairness Opinion are summarized below, although this summary does not purport to be a complete description of the various inquiries and analyses undertaken by AAA in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex analytical process not necessarily susceptible to partial analysis or amenable to summary description. For a more complete description of the assumptions and qualifications that limit the scope of the Fairness Opinion, see "-- Qualifications to Fairness Opinion" and "--Assumptions" below.

  Although the General Partner advised AAA that certain assumptions were appropriate in its view, the General Partner imposed no conditions or limitations on the scope of the investigation by AAA or the methods and procedures to be followed by AAA in rendering the Fairness Opinion. The fees and expenses of AAA will be treated as a Merger Expense and will be paid by the Operating Partnership. In addition, the General Partner has agreed to indemnify AAA against certain liabilities. See "--Compensation and Material Relationships."

  Qualifications to Fairness Opinion. In the Fairness Opinion, AAA specifically states that it did not: (a) specifically consider other methodologies for allocation of the OP Units, (b) address or conclude that other methodologies for allocation of the OP Units to Chicago Suites and the other Partnerships might not have been more favorable to the Limited Partners in certain of the Partnerships, (c) negotiate with the General Partner, the General Partners of other Partnerships or Host, (d) participate in establishing the terms of the Merger and the other Mergers, (e) provide an opinion as to the terms and conditions of the Merger and the other Mergers other than those explicitly stated in the Fairness Opinion, (f) make any independent review of the capital expenditure estimates set forth in the Engineering Study or (g) make any estimates of Chicago Suites' and each other Partnership's contingent liabilities. In addition, with respect to the specific reference to the allocation of the equity interest in the Operating Partnership to be received by the limited partners of each Partnership, AAA has assumed that the average closing price on the NYSE of a Host REIT Common Share for the 20 trading days after the Effective Date of the Mergers represents a fair price.

                            Chicago Suites Supp-20

  In connection with preparing the Fairness Opinion, AAA was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the analysis set forth in Appendix B. AAA will not deliver any additional written opinion of the analysis, other than to update the written opinion if requested by the Operating Partnership.

  Experience of AAA. AAA is the world's largest independent valuation consulting firm and is regularly and continually engaged in the valuation of commercial real estate and businesses and their securities in connection with tender offers, mergers and acquisitions, recapitalizations and reorganizations, divestitures, employee stock ownership plans, leveraged buyout plans, private placements, limited partnerships, estate and corporate matters, other financial advisory matters and other valuation purposes.

  AAA was selected because of its experience in the valuation of businesses and their securities in connection with tender offers, mergers and acquisitions, recapitalizations and reorganizations, including transactions involving hotel partnerships. In addition, Host and its affiliates have previously engaged AAA to provide appraisals and fairness opinions in connection with other transactions. The General Partner and the other General Partners considered two other firms for purposes of performing the appraisals and rendering the Fairness Opinion and received proposals from each. The General Partner selected AAA based upon price and experience.

  Summary of Materials Considered and Investigation Undertaken. As a basis for rendering the Fairness Opinion, AAA has made such reviews, studies and analyses as it deemed necessary and pertinent in order to provide it with a reasonable basis for the Fairness Opinion, including, but not limited to, the following: (i) reviewed the transaction documents and SEC reporting and/or filing documents, including drafts of the Form S-4 for the Mergers; (ii) provided the Market Value of each Hotel owned by each Partnership in a separate short form appraisal report and each such report was reviewed and certified by an MAI appraiser as to its preparation in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation; as part of the Appraisals, AAA reviewed historical operating statements, 1998 budget and year-to-date results, and other financial information as it deemed necessary as a basis for the Fairness Opinion and the Appraisals also considered market transactions of similar lodging properties as appropriate as a basis for the Market Value of each Hotel; (iii) reviewed the methodologies used by each of the General Partners in their determination of the Exchange Value of each Partnership, including the nature and amount of all adjustments to the Appraised Values in determining such Exchange Values; AAA reviewed and tested for the fairness and reasonableness of all adjustments as well as for consideration of all adjustments deemed to be appropriate by AAA; (iv) reviewed the methodologies used by each of the General Partners in their determination of the value of an OP Unit and the allocation of the equity interest in the Operating Partnership to be received by the partners of each Partnership, and AAA reviewed and tested for the fairness and reasonableness of the methods and measurements made by the General Partners; (v) reviewed the General Partners' determination of the Liquidation Value of each Partnership, and AAA reviewed and tested for the fairness and reasonableness of all adjustments proposed by the General Partners, as well as for consideration of all adjustments deemed appropriate by AAA; (vi) provided an estimate of the Continuation Value of each Partnership based upon the estimated present value of expected benefits to be received by each limited partner interest as though the Mergers did not occur and each Partnership's assets were sold within a twelve year period; AAA, as part of its analysis and review, determined appropriate rates of growth in house profit or net operating income, as well as reviewed other key variables affecting partnership cash flows and other economic/financial factors affecting the Partnerships' expected operations and results; (vii) reviewed the terms of the ground leases of the Hotels and the partnership agreement of each Partnership; (viii) reviewed audited and unaudited historical income statements, balance sheets and statements of sources and uses of funds of each Partnership and Host and pro forma financial information for Host REIT; (ix) reviewed audited and unaudited historical operating statements of each Hotel, as well as current operating statements and budgets; (x) conducted real estate valuation and financial due diligence with respect to the Partnerships and their underlying assets, liabilities and equity; (xi) reviewed internal Marriott International, Host and Partnership financial analyses and other internally generated data for each Hotel and (xii) discussed all of the foregoing information, where appropriate, with management of Marriott International, Host and the Partnerships and their respective employees.

                            Chicago Suites Supp-21

  Assumptions. In rendering its opinion, AAA relied, without independent verification, on the accuracy and completeness in all material respects of certain relevant publicly available information and information provided to AAA by Host and the Hotels. AAA assumed that all information furnished by Host, the Hotels and the Partnerships and their representatives, upon which AAA relied, presented an accurate description in all material respects of the current and prospective status of the Hotels and the Partnerships from an operational and financial point of view. AAA also noted that the Fairness Opinion was based upon financial, economic, market and other considerations as they existed and could be evaluated on the date thereof.

  Conclusions. AAA concluded that, based upon and subject to its analysis and assumptions and limiting conditions, and as of the date of the Fairness
Opinion: (i) the Exchange Value and the methodologies used to determine the Exchange Value, the Adjusted Appraised Value, the Continuation Value and the Liquidation Value each Partnership (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of each of the Hotels) are fair and reasonable, from a financial point of view, to the Chicago Suites Limited Partners and the Limited Partners of each other Partnership and (ii) the methodologies used to determine the value of an OP Unit and to allocate the equity interest in the Operating Partnership to be received by the Chicago Suites limited partners and the limited partners of each other Partnership are fair and reasonable to the Chicago Suites Limited Partners and the Limited Partners of each other Partnership.

  Compensation and Material Relationships. AAA has been paid a fee of $335,000 for its services as described herein, including the Appraisals and preparing to deliver the Fairness Opinion. In addition, AAA will be reimbursed for all reasonable out-of-pocket expenses, including legal fees and will be indemnified against certain liabilities, including certain liabilities under the securities laws. The fee was negotiated between Host, the General Partners and AAA. Payment of the fee to AAA is not dependent upon completion of the Mergers. AAA has been previously engaged by Host and its affiliates to provide appraisals, fairness opinions and solvency opinions in connection with other transactions.

VOTING PROCEDURES

  The consent of Limited Partners holding more than 50% of the outstanding limited partner interests is required for participation in the Merger. The General Partner does not own any limited partner interests.

  A Chicago Suites Limited Partner may mark the Consent Form to vote "FOR," "AGAINST" or "ABSTAIN" with respect to participation in the Merger by Chicago Suites. THE FAILURE OF A LIMITED PARTNER OF CHICAGO SUITES TO VOTE OR AN ABSTENTION WILL HAVE THE SAME EFFECT AS IF SUCH LIMITED PARTNER HAD VOTED HIS PARTNERSHIP INTERESTS "AGAINST" THE MERGER. LIMITED PARTNERS WHO RETURN A SIGNED CONSENT FORM BUT FAIL TO INDICATE THEIR APPROVAL OR DISAPPROVAL AS TO ANY MATTER (INCLUDING THE MERGER) WILL BE DEEMED TO HAVE VOTED TO APPROVE SUCH MATTER. The voting procedures applicable to Chicago Suites' Limited Partners are set forth in the Consent Solicitation under the heading "Voting Procedures--Required Vote and Other Conditions."

  As of June 19, 1998, the following persons owned more than 5% of the total number of Partnership Units of Chicago Suites: Marriott Suite Hotel Association owned 8.80%; Landmark Capital LLC owned 7.51%; and Michael T. Sullivan owned 7.46%. No other person owned of record, or to the Partnership's knowledge owned beneficially, more than 5% of the total number of Partnership Units of Chicago Suites.

FEDERAL INCOME TAX CONSEQUENCES

  In addition to the federal income tax consequences discussed in the sections of the Consent Solicitation entitled "Federal Income Tax Consequences" and "Risk Factors--Federal Income Tax Risks," Chicago Suites Limited Partners should read carefully the following discussion of federal income tax consequences applicable specifically to the Chicago Suites Limited Partners. The information included in this discussion is based upon various factual assumptions and information which are believed by the Operating Partnership and the General Partner to be reliable. However, some of these assumptions inevitably will not materialize, and unanticipated events and circumstances will occur. Therefore, there likely will be differences between the information provided

                            Chicago Suites Supp-22
herein, including the numerical data and estimates, and actual results, and the variations may be material and adverse.

 Applicability of Tax Opinions

  Hogan & Hartson L.L.P. ("Hogan & Hartson"), counsel to Host REIT, Host and the Operating Partnership, has provided to Host REIT and the Operating Partnership an opinion letter (substantially in the form of Appendix C to the Consent Solicitation) as to certain federal income tax consequences to the Operating Partnership and the Chicago Suites' Limited Partners resulting from the Mergers and the REIT Conversion. The opinion letter is based upon certain assumptions and certain representations provided by Host REIT, Host, the Operating Partnership and the General Partners. These representations generally involve factual matters relating to the organization, ownership and operations (including the income, assets, businesses, liabilities and properties) of the Partnerships and Hotels contributed to the Operating Partnership by Host and the Blackstone Entities prior to the Mergers and the REIT Conversion and of Host REIT, the Operating Partnership and the Partnerships following the Mergers and the REIT Conversion. In addition, on the Effective Date, Hogan & Hartson expects to provide to Host REIT and the Operating Partnership an opinion letter (substantially in the form of Appendix D to the Consent Solicitation) as to the qualification and taxation of Host REIT as a REIT under the Code following the REIT Conversion. The receipt of this opinion letter is a condition to the REIT Conversion and each of the Mergers. See "Federal Income Tax Consequences--Summary of Tax Opinions" in the Consent Solicitation.

  Each opinion provided by Hogan & Hartson in the opinion letter that is substantially in the form of Appendix C to the Consent Solicitation is applicable to the Chicago Suites Limited Partners.

  The opinions already rendered by Hogan & Hartson are based on the Code and Treasury Regulations in effect on the date hereof, current administrative interpretations and positions of the IRS and existing court decisions, and the opinions to be rendered by Hogan & Hartson on the Effective Date will be based on the same authorities as of the Effective Date. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the law or the above conclusions reached by counsel. In addition, any such change could apply retroactively to transactions preceding the date of change. Moreover, opinions of counsel merely represent counsel's best judgment with respect to the probable outcome on the merits and are not binding on the IRS or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinions (which do not bind the IRS or the courts) will not be challenged by the IRS or will be sustained by a court if so challenged. With the one exception described below (see "--Tax Consequences of the Merger--Deemed Cash Distribution and Resulting Taxable Gain") and in the Consent Solicitation under "Federal Income Tax Consequences--Tax Consequences of the Mergers--IRS Ruling Request Regarding Allocation of Partnership Liabilities," neither Host REIT, the Operating Partnership nor the General Partners have requested or plan to request any rulings from the IRS concerning the tax consequences of the Mergers or the treatment of either the Operating Partnership or Host REIT subsequent to the REIT Conversion.

 Tax Consequences of the Merger

  Overview. Hogan & Hartson has provided an opinion to the effect that the Merger will not result in the recognition of taxable gain or loss at the time of the Merger to a Chicago Suites Limited Partner (i) who does not exercise his Unit Redemption Right on a date sooner than the date two years after the date of the consummation of the Merger; (ii) who does not receive a cash distribution (or a deemed cash distribution resulting from relief from liabilities, including as a result of any prepayment of the Chicago Suites Mortgage Debt) in connection with the Merger or the REIT Conversion in excess of his aggregate adjusted basis in his Chicago Suites Partnership Units at the time of the Merger; (iii) who does not elect to receive a Note in exchange for his OP Units in connection with the Merger (the "Note Election"); (iv) who is not required to recognize gain by reason of the exercise by another Chicago Suites Limited Partner of his right to make the Note Election;

                            Chicago Suites Supp-23
and (v) who does not have his "at risk" amount fall below zero as a result of the Merger or the REIT Conversion. See "Federal Income Tax Consequences-- Summary of Tax Opinions" in the Consent Solicitation.

  With respect to the foregoing exceptions to nonrecognition treatment, the Operating Partnership and the General Partner believe as follows: (i) a Chicago Suites Limited Partner who acquired his Chicago Suites Partnership Units in the original offering of such Partnership Units and who has held such Partnership Units at all times since would not be considered to receive, as a result of the Merger, a distribution (or a deemed cash distribution resulting from relief from liabilities) that exceeds his aggregate adjusted basis in his Chicago Suites Partnership Units at the time of the Merger, and would not have his "at risk" amount fall below zero as a result of the Merger, even if all of the Chicago Suites Mortgage Debt were to be repaid in connection with the Merger or the REIT Conversion, and (ii) none of the personal property owned by Chicago Suites will need to be sold to a Non-Controlled Subsidiary in connection with the REIT Conversion. See "Federal Income Tax Consequences--Tax Consequences of the Mergers--Overview" in the Consent Solicitation.

  With respect to the effects of a Chicago Suites Limited Partner's election to receive a Note in exchange for his OP Units in connection with the Merger, Hogan & Hartson is of the opinion that although the matter is not free from doubt, a Chicago Suites Limited Partner who does not make the Note Election should not be required to recognize gain by reason of another Chicago Suites Limited Partner's exercise of such right. With respect to the exercise of a Unit Redemption Right, Hogan & Hartson is of the opinion that it is more likely than not that a Chicago Suites Limited Partner's exercise of his Unit Redemption Right more than one year after the date of consummation of the Merger but less than two years after such date will not cause the Merger itself to be a taxable transaction for the Chicago Suites Limited Partner (or the other Chicago Suites Limited Partners). See "Federal Income Tax Consequences--Summary of Tax Opinions" in the Consent Solicitation. Opinions of counsel, however, do not bind the IRS or the courts, and no assurances can be provided that such opinions will not be challenged by the IRS or will be sustained by a court if so challenged.

  Deemed Cash Distribution and Resulting Taxable Gain. With respect to his Chicago Suites Partnership Units, a Chicago Suites Limited Partner will receive no actual cash distribution in connection with the Merger but would be deemed to receive a cash distribution in connection with the Merger to the extent that his share of Operating Partnership liabilities immediately after the Merger and the REIT Conversion is less than his share of Chicago Suites liabilities immediately prior to the Merger. For example, any prepayment of the Chicago Suites Mortgage Debt or debt encumbering other Hotels may result in a deemed cash distribution to the Chicago Suites Limited Partners. See "Federal Income Tax Consequences--Tax Consequences of the Mergers--Relief from Liabilities/Deemed Cash Distribution" in the Consent Solicitation. Even though the Chicago Suites Mortgage Debt and the debt encumbering other Hotels is not expected to be repaid or refinanced in connection with the Mergers and the REIT Conversion (except as described in the Consent Solicitation), a Chicago Suites Limited Partner's share of indebtedness following the Mergers and the REIT Conversion may nonetheless decrease in comparison to the Limited Partner's estimated aggregate share of Chicago Suites indebtedness as ofDecember 31, 1998 (calculated based on the assumption that the Mergers did not occur) by reason of themanner in which the debt allocation rules work when multiple assets with different levels of leverage are consolidated into a single partnership.

  A Chicago Suites Limited Partner, however, would recognize taxable gain as a result of any deemed cash distribution only to the extent that the deemed cash distribution were to exceed his adjusted tax basis in his Chicago Suites Partnership Units immediately prior to the Merger. As noted above, the Operating Partnership and the General Partner believe, based upon and subject to the assumptions and other limitations described below, that a Chicago Suites Limited Partner who acquired his Chicago Suites Partnership Units in the original offering of such Partnership Units and has held the Partnership Units at all times since the offering will have an adjusted tax basis in excess of the deemed cash distribution that might occur in connection with the Merger and the REIT Conversion, even if all of the Chicago Suites Mortgage Debt were to be repaid in connection with the Merger and the REIT Conversion, and the Chicago Suites Limited Partner were to have no share of any Operating Partnership indebtedness following the Merger and the REIT Conversion. Therefore, such a Chicago Suites Limited Partner should not recognize gain due to such deemed cash distribution resulting from the relief from liabilities in connection with the Merger and the REIT Conversion in any event.

                            Chicago Suites Supp-24

  The adjusted tax basis of a Chicago Suites Limited Partner who did not acquire his Chicago Suites Partnership Units in the original offering of such Partnership Units or who has not held his Chicago Suites Partnership Units at all times since such offering could vary materially from that of a Chicago Suites Limited Partner who did so. If a Chicago Suites Limited Partner has an adjusted tax basis in his Chicago Suites Partnership Units (per Chicago Suites Partnership Unit) that is substantially less than the adjusted tax basis of a Chicago Suites Limited Partner who acquired his Chicago Suites Partnership Units in the original offering of such Partnership Units and has held such Partnership Units at all times since, he could recognize gain due to any deemed cash distribution resulting from the relief from liabilities in connection with the Merger and the REIT Conversion.

  The Operating Partnership has no current plan or intention to cause the prepayment of the Chicago Suites Mortgage Debt or, except as described in the Consent Solicitation, any of the nonrecourse liabilities encumbering the Hotels owned by the other Partnerships. The Operating Partnership, however, will have to repay mortgage indebtedness securing the Hotels owned by the Partnerships at the time such indebtedness matures. There can be no assurance that at such time the Operating Partnership will be able to secure nonrecourse mortgage indebtedness secured only by those Hotels in an amount sufficient to avoid a deemed cash distribution to the former Limited Partners in those Partnerships, including Chicago Suites (although such a deemed distribution of cash may or may not result in the recognition of taxable income or gain by the former Chicago Suites Limited Partners). Moreover, the Operating Partnership's current long-term financing strategy is to have as little debt as possible that is secured by individual Hotels and to have as much debt as possible in the form of unsecured debt, held either by the public or by institutional investors, which debt may or may not be recourse to Host REIT, as general partner of the Operating Partnership. In view of these considerations and the potential adverse consequences to Limited Partners in certain Partnerships, the Operating Partnership has requested from the IRS a ruling to the effect that such unsecured indebtedness of the Operating Partnership that is issued initially to institutional investors and is not recourse to Host REIT (i) would qualify as "nonrecourse liabilities" for purposes of Code Section 752,
(ii) to the extent the proceeds thereof are applied to repay existing nonrecourse mortgage indebtedness secured by one or more Hotels (including the Chicago Suites Mortgage Debt), would be considered to be "secured" by those Hotels for purposes of allocating the liabilities for tax basis purposes (and thus would be allocable, at least in substantial part, to the former Limited Partners in the Partnerships owning those Hotels, including the Chicago Suites Limited Partners), and (iii) would constitute "qualified nonrecourse financing" secured by such Hotels for purposes of Code Section 465. The IRS has recently issued a ruling to that effect to another taxpayer, and has indicated to the Operating Partnership's representatives that it is favorably inclined to issue that ruling to the Operating Partnership.

  Section 465(e) Recapture. As discussed in the Consent Solicitation, see "Federal Income Tax Consequences--Tax Consequences of the Mergers--Section 465(e) Recapture," the "at risk" rules of Section 465 of the Code generally apply to limit the use of partnership losses by a partner. Under Section 465(e) of the Code, a partner may be required to include in gross income, or "recapture," losses previously allowed to such partner with respect to his investment in a partnership if the amount for which the partner is "at risk" in relation to his investment in the partnership is less than zero at the close of the taxable year.

  It is possible that the consummation of the Mergers and the REIT Conversion or the repayment of certain "qualified nonrecourse financing" of the Operating Partnership, the Hotel Partnerships or the Hotels contributed to the Operating Partnership by the Blackstone Entities at the time of or following the Mergers and the REIT Conversion could, singularly or in combination, cause a Chicago Suites Limited Partner's amount at risk in relation to his investment in Chicago Suites (and, after the Mergers, in the Operating Partnership) to be reduced below zero, resulting in an income inclusion to the Limited Partner under Section 465(e) of the Code. Currently, a sufficient portion of the current debt of Chicago Suites constitutes "qualified nonrecourse financing" so that the Chicago Suites Limited Partners have positive at risk amounts, and the Operating Partnership expects that most of the current debt with respect to the other Hotel Partnerships and the Hotels contributed by the Blackstone Entities that will be assumed by the Operating Partnership as part of the Mergers and the REIT Conversion should qualify as "qualified nonrecourse financing." The Operating Partnership and the General Partner believe,

                            Chicago Suites Supp-25
based upon and subject to the assumptions and other limitations described below, that a Chicago Suites Limited Partner who acquired his Chicago Suites Partnership Units in the original offering of such Partnership Units and has held the Partnership Units at all times since will have a positive at risk amount immediately following the Mergers and the REIT Conversion, even if all of the Chicago Suites Mortgage Debt were to be repaid in connection with the Mergers and the REIT Conversion and the Chicago Suites Limited Partners were to have no share of any other "qualified nonrecourse financing" following the Mergers and the REIT Conversion.

  It is possible, however, that a former Chicago Suites Limited Partner's at risk amount could decline in the future, either because of the allocation of losses from the Operating Partnership to that former Chicago Suites Limited Partner or because of cash distributions by the Operating Partnership to that former Chicago Suites Limited Partner in excess of the taxable income allocable to him with respect to his OP Units. In that event, it may be necessary for the former Chicago Suites Limited Partner to have a share of "qualified nonrecourse financing" from the Operating Partnership in order to avoid recognizing income by reason of his at risk amount falling below zero. Moreover, there can be no assurance that debt incurred by the Operating Partnership in the future to refinance the Chicago Suites Mortgage Debt or outstanding mortgage debt of the other Hotel Partnerships or the Hotels contributed by the Blackstone Entities will qualify as "qualified nonrecourse financing." The Operating Partnership's current long-term financing strategy is to have as little debt as possible that is secured by individual Hotels and to have as much debt as possible in the form of unsecured debt, held either by the public or by institutional investors, which debt may or may not be recourse to Host REIT, as general partner of the Operating Partnership. If, however, the Operating Partnership were to obtain the requested ruling from the IRS and were to refinance existing mortgage indebtedness of the Partnerships with the type of indebtedness described in the ruling, such indebtedness should constitute "qualified nonrecourse financing" for purposes of the "at risk" rules.

  Impact of Assumption of Chicago Suites Liabilities by the Operating Partnership. As described in the Consent Solicitation, see "Federal Income Tax Consequences--Tax Consequences of the Mergers--Disguised Sale Regulations," a Chicago Suites Limited Partner will recognize gain to the extent he is treated as having sold all or part of his Chicago Suites Partnership Interest in a "disguised sale." For purposes of these rules, certain reductions in a partner's share of partnership liabilities are treated as a transfer of money or other property from the partnership to the partner which may give rise to a disguised sale, even if that reduction would not otherwise result in a taxable deemed cash distribution in excess of the partner's basis in his partnership interest. However, if a transfer of property by a partner to a partnership is not otherwise treated as part of a disguised sale, then any reduction in the partner's share of "qualified liabilities" also will not be treated as part of a disguised sale. A "qualified liability" in connection with a transfer of property to a partnership includes (i) any liability incurred more than two years prior to the earlier of the transfer of the property or the date the partner agrees in writing to the transfer, as long as the liability has encumbered the transferred property throughout the two-year period; (ii) a liability that was not incurred in anticipation of the transfer of the property to a partnership, but that was incurred by the partner within the two-year period prior to the earlier of the date the partner agrees in writing to transfer the property or the date the partner transfers the property to a partnership and that has encumbered the transferred property since it was incurred; (iii) a liability that is traceable under the Treasury Regulations to capital expenditures with respect to the property; and (iv) a liability that was incurred in the ordinary course of the trade or business in which property transferred to the partnership was used or held, but only if all the assets related to that trade or business are transferred, other than assets that are not material to a continuation of the trade or business. However, a recourse liability is not a "qualified liability" unless the amount of the liability does not exceed the fair market value of the transferred property (less any other liabilities that are senior in priority and encumber such property or any allocable liabilities described in (iii) or (iv), above) at the time of transfer.

  The General Partner and the Operating Partnership believe, based upon their review of the facts and circumstances surrounding each liability, that all liabilities of Chicago Suites fall into one of the four categories of "qualified liabilities" described above and, accordingly, that the mere assumption by the Operating Partnership of the outstanding liabilities of Chicago Suites will not give rise to a "disguised sale" by any of the Chicago Suites Limited Partners.

                            Chicago Suites Supp-26

 Tax Treatment of Chicago Suites Limited Partners Who Hold OP Units Following the Merger

  Initial Basis in Units. In general, a Chicago Suites Limited Partner will have an initial tax basis in his OP Units received in the Merger with respect to his Chicago Suites Partnership Units equal to the basis in his Chicago Suites Partnership Units at the time of the Merger, reduced to reflect any deemed cash distributions resulting from a reduction in his share of Chicago Suites liabilities and increased to reflect his share of other liabilities of the Operating Partnership and any gain required to be recognized in connection with the Merger and the REIT Conversion. For a discussion of the federal income tax consequences for a Chicago Suites Limited Partner from a reduction in basis that may result from the Merger and the REIT Conversion, see "Federal Income Tax Consequences--Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers--Initial Tax Basis of OP Units" in the Consent Solicitation.

  Tax Allocations by the Operating Partnership upon a Sale of Marriott Suites O'Hare Hotel. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (referred to as the "Book-Tax Difference"). The Operating Partnership and the General Partner estimate, based upon and subject to the assumptions and other limitations described below, that the Book-Tax Difference for all Chicago Suited Limited Partners (but excluding all of Host's interests) with respect to the Marriott Suites O'Hare Hotel will be $4,873,177 upon the consummation of the Merger.

  If the Operating Partnership were to sell the Marriott Suites O'Hare Hotel, the former partners of Chicago Suites (including Host REIT with respect to the interests in Chicago Suites currently held indirectly by Host through the General Partner) would be specially allocated by the Operating Partnership an aggregate amount of taxable gain equal to the aggregate Book-Tax Difference with respect to the Marriott Suites O'Hare Hotel. The share of such gain allocable to a Chicago Suites Limited Partner who acquired his Chicago Suites Partnership Units in the original offering of such Partnership Units and held such Partnership Units at all times since would be $14,933 per Chicago Suites Partnership Unit. The share of such gain of a Chicago Suites Limited Partner who did not acquire his Chicago Suites Partnership Units in the original offering of such Partnership Units or who has not held his Chicago Suites Partnership Units at all times since such offering could vary materially from this amount. If the Operating Partnership were to sell the Marriott Suites O'Hare Hotel, the remaining Book-Tax Difference at the time the Hotel is sold would be required to be allocated exclusively to the former Chicago Suites Limited Partners and the General Partner, even though the proceeds of such sale would be allocated proportionately among all the partners in the Operating Partnership (and would likely be retained by the Operating Partnership, rather than distributed to holders of OP Units and Common Shares of Host REIT). The Chicago Suites Limited Partners would not be entitled to any special distributions from the Operating Partnership in connection with such a sale, and thus would not necessarily receive cash distributions from the Operating Partnership sufficient to pay such additional taxes. Although the Partnership Agreement does not impose any restrictions upon the Operating Partnership preventing it from causing the sale of the Marriott Suites O'Hare Hotel at any time following the Merger, the Operating Partnership does not have current plans to pursue a sale of the Hotel. See "Federal Income Tax Consequences--Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers--Sale of Individual Hotels" in the Consent Solicitation.

  Tax Allocations with Respect to Contributed Hotels Generally. The tax allocations of depreciation to the Chicago Suites Limited Partners may change significantly as a result of the Mergers and the REIT Conversion for two reasons. First, as described above, pursuant to Section 704(c) of the Code, depreciation and deductions attributable to the Marriott Suites O'Hare Hotel will be required to be allocated for federal income tax purposes in a manner such that the Chicago Suites Limited Partners are charged with the Book-Tax Difference associated with the Marriott Suites O'Hare Hotel at the time of the consummation of the Merger. Consequently, a Chicago

                            Chicago Suites Supp-27

Suites Limited Partner will be allocated less depreciation with respect to the Marriott Suites O'Hare Hotel than would be the case if the Mergers had not occurred and the Chicago Suites Limited Partner had continued to hold his Chicago Suites Partnership Units. (On the other hand, a former Chicago Suites Limited Partner will be allocated depreciation with respect to other Hotels acquired by the Operating Partnership in connection with the Mergers and the REIT Conversion, including the Hotels owned by the other Hotel Partnerships and the Hotels being contributed to the Operating Partnership by Host and the Blackstone Entities in connection with the Mergers and the REIT Conversion.) Second, the Mergers will cause the technical termination under Section 708(b)(1)(B) of the Code of Chicago Suites and most of the other Hotel Partnerships that participate in the Mergers. Section 168(i)(7) of the Code provides, in effect, that when a partnership terminates under Section 708(b)(1)(B) of the Code, the partnership must begin new depreciation periods for its property. As a result, the remaining bases of the real estate components of the Marriott Suites O'Hare Hotel and the Hotels held by the other Hotel Partnerships that terminate will be depreciated over 39 years, rather than over the remaining current lives of such Hotels (which range from less than one year to 39 years). See "Federal Income Tax Consequences--Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers--Effect of Mergers on Depreciation" in the Consent Solicitation.

  In light of the complexity of the governing rules affecting the calculation and allocation of depreciation with respect to properties contributed to a partnership, particularly when a number of those properties are subject to the separate adjustments required in connection with a technical termination under
Section 708 of the Code, the number of Hotels that the Operating Partnership will be acquiring in connection with the Merger and the REIT Conversion, and the impact on these calculations of other outside events, including equity offerings by Host or Host REIT and other acquisitions undertaken by Host, Host REIT or the Operating Partnership prior to or in connection with the REIT Conversion, the Operating Partnership and the General Partner believe that it is impossible to predict with any degree of precision the impact that the Mergers and the REIT Conversion will have on the future depreciation (and, consequently, the amount of taxable income) allocable to a Chicago Suites Limited Partner.

  Taxation of Tax-Exempt Limited Partners of Chicago Suites. Chicago Suites has a number of Limited Partners that qualify as tax-exempt entities pursuant to the Code. Substantially all of the partnership income allocated by Chicago Suites to its Limited Partners for tax purposes constitutes unrelated business taxable income ("UBTI") to those Limited Partners that qualify as tax-exempt entities. Following the Merger and the REIT Conversion, a substantial portion of the income derived by the Operating Partnership pursuant to its investments in the Hotels and allocated to the holders of OP Units would be excluded from UBTI as "rents from real property," interest or dividends. Some portion of the Operating Partnership's income, however, inevitably will not qualify for exclusion from UBTI, and other income that otherwise would qualify for exclusion from UBTI may constitute "unrelated debt-financed income" to tax-exempt holders of OP Units. The Operating Partnership and the General Partner cannot predict at this time the percentage of total income to be allocated by the Operating Partnership following the Merger and the REIT Conversion to a tax-exempt Limited Partner that would constitute either UBTI or "unrelated debt-financed income" to such Limited Partner. The Operating Partnership and the General Partner believe, however, that, following the Merger, the amount of taxable income allocated by the Operating Partnership to the former tax-exempt Chicago Suites Limited Partners will be substantially less than the amount of taxable income that would be allocated to such Limited Partners by Chicago Suites if Chicago Suites did not participate in the Merger.

  Impact on Passive Activity Losses of an Investment in a Publicly Traded Partnership. The passive loss limitation rules generally provide that individuals, estates, trusts and certain closely held corporations and personal service corporations can only deduct losses from passive activities (generally activities in which the taxpayer does not materially participate, which would include the Operating Partnership for Chicago Suites Limited Partners) to the extent that such losses are not in excess of the taxpayer's income from passive activities or investments. A Chicago Suites Limited Partner would be able to offset losses from other passive activities against income from the Operating Partnership that is considered passive income (but not portfolio income) so long as the Operating Partnership is not treated as a publicly traded partnership. The Operating Partnership and

                            Chicago Suites Supp-28
the General Partner believe, however, that there is a substantial risk that the Operating Partnership will be treated as a publicly traded partnership for purposes of the passive loss limitation rules. In this event, any losses or deductions of the Operating Partnership allocable to a Chicago Suites Limited Partner after the Merger could not be used to offset passive income from other passive activities. Similarly, losses from other passive activities (including losses attributable to Chicago Suites for periods prior to the Merger) could not be applied to offset income of the Operating Partnership allocated to a Chicago Suites Limited Partner. A Chicago Suites Limited Partner, however, would be able to offset any passive losses from his investment in Chicago Suites (or other investments) against any gain recognized by the Chicago Suites Limited Partner as a result of the Merger. The Operating Partnership and the General Partner estimate that, as of December 31, 1998, a Chicago Suites Limited Partner who purchased his Partnership Units at the time of the original offering, has held those Partnership Units continuously since that time, and whose Partnership Units have been his only investment in a passive activity would have a passive activity loss carryforward of approximately $3,339, on a per Partnership Unit basis.

  State and Local Taxes. Chicago Suites Limited Partners holding OP Units will be subject to state and local taxation in a number of jurisdictions in which the Operating Partnership directly or indirectly holds real property and would be required to file periodic tax returns in those jurisdictions. In this regard, immediately following the Mergers and the REIT Conversion, the Operating Partnership expects that it will own properties in approximately 28 states across the United States and the District of Columbia. Currently, Chicago Suites owns property in only one state. See "Federal Income Tax Consequences--Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers--State and Local Taxes" in the Consent Solicitation.

 Assumptions Used in Determining Tax Consequences of the Merger

  In preparing the discussion set forth above, the Operating Partnership and the General Partner made several key assumptions, which are described below. If any such assumption is not accurate with respect to a particular Chicago Suites Limited Partner, the tax consequences of the Merger to such Chicago Suites Limited Partner could be substantially different from those reflected above. ACCORDINGLY, EACH CHICAGO SUITES LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISORS TO DETERMINE THE IMPACT OF SUCH CHICAGO SUITES LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER.

  First, with respect to a Chicago Suites Limited Partner's basis in his Chicago Suites Partnership Units prior to the Merger, the Operating Partnership and the General Partner assumed that a Chicago Suites Limited Partner acquired his Chicago Suites Partnership Units in the original offering of such Partnership Units and has held such Partnership Units at all times since the offering (the "Original Limited Partner's Adjusted Basis"). In general, each Chicago Suites Limited Partner had an initial tax basis in his Chicago Suites Partnership Units ("Initial Basis") equal to his cash investment in Chicago Suites (plus his proportionate share of Chicago Suites' nonrecourse liabilities at the time he acquired his Chicago Suites Partnership Units). A Chicago Suites Limited Partner's Initial Basis generally has been increased by (a) such Limited Partner's share of Chicago Suites' taxable income and (b) any increases in his share of liabilities of Chicago Suites. Generally, such Limited Partner's Initial Basis has been decreased (but not below zero) by (i) his share of Chicago Suites cash distributions, (ii) any decreases in his share of liabilities of Chicago Suites, (iii) his share of losses of Chicago Suites, and (iv) his share of nondeductible expenditures of Chicago Suites that are not chargeable to capital.

  The General Partner has set forth on Appendix E to the Consent Solicitation for Chicago Suites (i) the Original Limited Partner's Adjusted Basis as of December 31, 1997 for each such Chicago Suites Limited Partner, and (ii) an estimate of such Chicago Suites Limited Partner's Original Limited Partner's Adjusted Basis as of December 31, 1998 (computed without regard to the Mergers and based upon the assumptions set forth in Appendix E to the Consent Solicitation). The General Partner also has set forth on Appendix E to the Consent Solicitation for each Chicago Suites Limited Partner whose adjusted basis in his Chicago Suites Partnership Interest is the same as the Original Limited Partner's Adjusted Basis (i) the Chicago Suites liabilities allocable to such Chicago Suites Limited Partner as of December 31, 1997, and (ii) an estimate of the Chicago Suites

                            Chicago Suites Supp-29
liabilities allocable to such Limited Partner as of December 31, 1998 (computed without regard to the Mergers and based upon the assumptions set forth in Appendix E to the Consent Solicitation).

  The adjusted tax basis of a Chicago Suites Limited Partner who did not acquire his Chicago Suites Partnership Units in the original offering of such Partnership Units could vary materially from that of a Chicago Suites Limited Partner who did so for various reasons. If a Chicago Suites Limited Partner has an adjusted tax basis in his Chicago Suites Partnership Units that is less than the Original Limited Partner's Adjusted Tax Basis, the Merger might result in the receipt by the Chicago Suites Limited Partner of a deemed distribution of cash in excess of his adjusted tax basis in his Chicago Suites Partnership Units, which could result in the recognition of income or gain.

  Finally, the Operating Partnership and the General Partner assumed that the Merger will be treated for federal income tax purposes as the transfer by the Chicago Suites Limited Partners of their interests in the Partnership to the Operating Partnership in exchange for OP Units. There can be no assurance, however, that the IRS will not seek to recharacterize each Merger as either
(i) the liquidation of a Partnership followed by the distribution by the Partnership of its assets to its partners and the subsequent transfers by such partners of such assets to the Operating Partnership in exchange for OP Units, or (ii) the transfer by a Hotel Partnership of its assets to the Operating Partnership in exchange for OP Units (and possibly Notes) and the subsequent distribution of such OP Units (and possibly Notes) to its partners. If the Merger is recharacterized in the manner described in (ii) in the preceding sentence, the tax consequences of the Merger to the Chicago Suites Limited Partners likely would be materially affected.

  EACH CHICAGO SUITES LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISORS TO DETERMINE THE IMPACT OF SUCH CHICAGO SUITES LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER. THE TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER TO A PARTICULAR CHICAGO SUITES LIMITED PARTNER COULD VARY SUBSTANTIALLY FROM THE CONSEQUENCES DESCRIBED ABOVE.

 Tax Treatment of Chicago Suites Limited Partners Who Exercise Their Right to Make the Note Election

  A Chicago Suites Limited Partner who exercises his right to make the Note Election and receive a Note in connection with the Merger will be treated as having made a taxable disposition of his OP Units. The amount realized in connection with such disposition will equal the sum of the "issue price" of the Notes (i.e., the face amount of the Note, currently estimated as $31,467 per Chicago Suites Partnership Unit) plus the portion of the Chicago Suites liabilities allocable to the Chicago Suites Limited Partner for federal income tax purposes immediately prior to the disposition of the OP Units (estimated as $36,295 per Chicago Suites Partnership Unit as of December 31, 1998). To the extent the amount realized exceeds the Chicago Suites Limited Partner's adjusted basis in his Chicago Suites Partnership Units, the Chicago Suites Limited Partner will recognize gain. The Operating Partnership and the General Partner estimate (assuming the Chicago Suites Limited Partner acquired his Chicago Suites Partnership Units at the time of the original offering and has held such Partnership Units at all times since the offering) that the amount of gain that would be recognized by a Chicago Suites Limited Partner who made the Note Election would be approximately $12,929 per Chicago Suites Partnership Unit, as of December 31, 1998. For a discussion of the federal income tax rates applicable to the net capital gain from the sale of a capital asset, see "Federal Income Tax Consequences--Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers--Disposition of OP Units by Limited Partners" in the Consent Solicitation. In this regard, the General Partner estimates that, as of December 31, 1998, if Chicago Suites sold the Marriott Suites O'Hare Hotel in a fully taxable transaction for a net amount, after payment of liabilities, equal to the Liquidation Value of Chicago Suites, the "unrecognized Section 1250 gain" per Chicago Suites Partnership Unit would be $7,525 and the gain subject to tax as ordinary income under Code Section 1245 per Chicago Suites Partnership Unit would be $887. A Chicago Suites Limited Partner who makes the Note Election would be able to treat any per Partnership Unit passive activity loss carryforward with respect to the activities of Chicago Suites, to the extent the sum of such losses exceeds his passive activity income for 1998, as losses that

                            Chicago Suites Supp-30
are not from a passive activity and, therefore, not subject to the passive activity loss limitation rules. For purposes of determining the gain recognized by a Limited Partner as a result of making the Note Election, an Original Limited Partner's Adjusted Basis does not reflect such Limited Partner's share of the syndication costs incurred by his Partnership at formation. An original Chicago Suites Limited Partner's share of syndication costs was $4,517 per Chicago Suites Partnership Unit.

  A Chicago Suites Limited Partner who elects to receive a Note may be eligible to defer at least a portion of that gain under the "installment sale" rules. Those rules, however, will not permit the Chicago Suites Limited Partner to defer all of the gain, and, to the extent that the face amount of the Note (and any other installment obligations received by the taxpayer during the year) outstanding at the end of the taxable year in which the Merger occur exceeds $5,000,000, will require that the Chicago Suites Limited Partner who defers gain pay to the IRS interest on the resulting tax that has been deferred. The Chicago Suites Limited Partner will not be eligible to defer gain recognized upon the receipt of the Note to the extent that his share of Chicago Suites liabilities at the time of the Merger exceeds his adjusted tax basis in his Chicago Suites Partnership Units immediately prior to the Merger (that is, to the extent that he has a "negative capital account" for tax purposes). In addition, the Chicago Suites Limited Partner will not be eligible to defer gain to the extent that such gain would be taxed as ordinary income under Section 1245 and 1250 of the Code. Lastly, if a Chicago Suites Limited Partner disposes of his Note, any gain that had been deferred would be recognized in the year of disposition.

  THE SPECIFIC TAX ATTRIBUTES OF A PARTICULAR CHICAGO SUITES LIMITED PARTNER COULD HAVE A MATERIAL IMPACT ON THE TAX CONSEQUENCES OF THE MERGER, AND THE SUBSEQUENT OWNERSHIP AND DISPOSITION OF NOTES. THEREFORE, IT IS ESSENTIAL THAT CHICAGO SUITES LIMITED PARTNERS CONSIDERING ELECTING TO RECEIVE NOTES CONSULT WITH THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO SUCH CHICAGO SUITES LIMITED PARTNERS' RESPECTIVE PERSONAL TAX SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION.

 Tax Consequences if Chicago Suites Does Not Participate in the Merger

  If Chicago Suites does not participate in the Merger, the Chicago Suites Limited Partners would not have any tax consequences resulting from the Merger. The consequences of continued ownership of Chicago Suites Partnership Units will be the same as would have resulted if the Merger had not been proposed.

                                  *    *    *

  The above description is not exhaustive of all possible tax considerations associated with the Merger and the REIT Conversion. This summary does not discuss foreign tax considerations, nor does it discuss all of the aspects of federal income taxation or state and local taxation that may be relevant to Chicago Suites Limited Partners in light of their particular circumstances. EACH CHICAGO SUITES LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISORS TO DETERMINE THE IMPACT OF SUCH CHICAGO SUITES LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER.

                            Chicago Suites Supp-31

                            SELECTED FINANCIAL DATA

  The following table presents selected historical financial data derived from the audited financial statements for the five most recent fiscal years in the period ended December 31, 1997 and the unaudited condensed financial statements for the First Two Quarters 1998 and First Two Quarters 1997. The following data should be read in conjunction with the audited financial statements and the notes thereto, Management's Discussion and Analysis of Financial Condition and Results of Operations and the other financial information included elsewhere herein.

                             FIRST TWO
                             QUARTERS                             FISCAL YEAR
                          ----------------  -----------------------------------------------------------
                           1998     1997       1997        1996         1995        1994        1993
                          -------  -------  ----------  -----------  ----------  ----------  ----------
                            (UNAUDITED)     (AMOUNTS IN THOUSANDS, EXCEPT PER PARTNERSHIP UNIT)(1)
Revenues................  $ 3,358  $ 2,952  $    6,568  $     5,660  $    4,913  $    4,509  $    4,311
Operating profit........    1,412    1,236       2,673        1,772         788         567         444
Net income (loss).......      437      266         582         (565)     (1,655)     (1,920)     (2,031)
Distributions:
 General partner........      --       --          --           --          --          --          --
 Limited partners.......      --       --          --           --          --          --          --
Per Partnership Unit:(1)
 Net income (loss)......    1,281      776       1,701       (1,651)     (4,839)     (5,617)     (5,941)
 Distributions..........      --       --          --           --          --          --          --
Cash provided by (used
 in) operating
 activities.............    1,244    1,076       1,881          798         636         881        (739)
Cash used in investing
 activities.............     (300)    (244)     (1,052)        (517)       (486)       (343)       (315)
Cash used in financing
 activities.............     (118)    (477)       (721)        (342)        --          --          --
Increase (decrease) in
 cash and cash
 equivalents............      826      355         108          (61)        150         538      (1,054)
Ratio of earnings to
 fixed charges
 (unaudited)(2).........     1.41x    1.25x       1.26x         --          --          --          --
Deficiency of earnings
 to fixed charges
 (unaudited)(2) ........      --       --          --           565       1,655       1,920       2,031
Total assets at book
 value..................   26,710   26,056      25,962       25,701      25,975      27,002      27,701
Cash and cash
 equivalents............    1,667    1,088         841          733         794         644         106
Total debt..............   24,885   25,220      25,003       25,361      25,500      25,500      25,500
Total liabilities.......   29,094   29,193      28,783       29,104      28,813      28,185      26,964
Partner's capital
 (deficit)(3):
 Limited partners.......   (2,378)  (3,124)     (2,811)      (3,387)     (2,821)     (1,200)        682
 General partner........       (6)     (13)        (10)         (16)        (17)         17          55
Book Value per
 Partnership Unit
 (unaudited)(1).........   (7,081)  (9,287)     (8,361)     (10,063)     (8,421)     (3,582)      2,036
Exchange Value per
 Partnership Unit
 (unaudited)(1).........   33,131      --          --           --          --          --          --

--------
(1) A Partnership Unit represents a $35,000 original investment in Chicago Suites and excludes MB Investment Properties 1% limited partner interest.

(2) The ratio of earnings to fixed charges is computed by dividing net income before interest expense and other fixed charges by total fixed charges, including interest expense, amortization of debt issuance costs and the portion of rent expense that is deemed to represent interest. The deficiency of earnings to fixed charges is largely the result of depreciation of $1,234,000, $1,644,000, $1,541,000 and $1,637,000 for
    fiscal years ended December 31, 1996, 1995, 1994 and 1993, respectively.

(3) On August 26, 1996, MB Investment Properties, Inc. withdrew as a general partner of the Partnership and converted its 1% interest to a Limited Partner interest.

                            Chicago Suites Supp-32

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

RESULTS OF OPERATIONS

 First Two Quarters 1998 Compared to First Two Quarters 1997

  Revenues. For the first two quarters 1998, revenues increased 14% or $406,000, over the same period in 1997 from $3.0 million to $3.4 million. Revenues and operating profit were impacted primarily by growth in revenue per available room ("REVPAR") of 10% over the comparable period in 1997 from $119 to $131. REVPAR represents the combination of the average daily room rate charged and the average daily occupancy achieved and is a commonly used indicator of hotel performance. REVPAR does not include food and beverage or other ancillary revenues generated by the property. The increase in REVPAR was the result of a 12% increase in average room rate from $143 to $160, slightly offset by a 1.4 percentage point decrease in average occupancy to 82%. The increase in average room rate for the first two quarters 1998 was primarily due to the Hotel limiting the sale of discounted rooms, creating a breakfast-included rate which raised the non-corporate premium rate, and increasing its corporate room rate $10 to $199, which represents a $30 increase over the corporate rate charged in the second quarter of 1997. The slight decrease in occupancy was the result of the Hotel's corporate rate increase.

  Operating Costs and Expenses. Operating costs and expenses increased 13% to $1.9 million for the first two quarters 1998 when compared to the same period in 1997. The increase in operating costs and expenses was primarily due to the 21% or $82,000 increase in depreciation expense and the 18% or $70,000 increase in incentive management fees. The increase in depreciation expense was due to the completion of the rooms renovation in 1997. The increase in incentive management fees was the result of the improvement in revenues discussed above. As a percentage of revenues, operating costs and expenses remained stable at 58% for the first two quarters 1998 when compared to the same period in 1997.

  Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, operating profit increased $176,000 to $1.4 million for the first two quarters 1998 from $1.2 million for the same period in 1997. Operating profit was 42% of revenues during both time periods.

  Interest expense. Interest expense increased for the first two quarters 1998 when compared to the same period in 1997 due primarily to interest expense from the roof and facade loan with a subsidiary of the Manager. The loan, which matures in June 2000, bears interest at 9% and will be repaid from the Partnership's cash flow from operations after defined priorities. Payments of approximately $19,000 per month began in June 1998, following the final disbursement of loan proceeds.

  Net income. For the first two quarters 1998, net income increased $171,000 to $437,000, compared to $266,000 for the same period in 1997. This increase was primarily due to an increase in hotel revenues, offset by the changes in expenses discussed above.

 1997 Compared to 1996

  Revenues. Revenues increased $908,000 or 16%, to $6.6 million in 1997 from $5.7 million in 1996 as a result of strong growth in REVPAR of 13%. Hotel sales increased $1.4 million, or 10%, to $14.4 million in 1997 also reflecting improvements in REVPAR for the year. The increase in REVPAR was the result of a 14% increase in average room rates from $129 in 1996 to $147 in 1997, while average occupancy decreased one percentage point to 83%. The decrease in occupancy was primarily the result of the Hotel's suites refurbishment which displaced approximately 1,000 roomnights during the First Quarter 1997.

  Operating Costs and Expenses. Operating costs and expenses remained stable at $3.9 million in 1997 compared to 1996. As a percentage of revenues, operating costs and expenses decreased to 59% of revenues in 1997 from 69% in 1996. Operating costs and expenses remained stable primarily due to the $399,000 decrease in depreciation expense as a result of the majority of the Hotel's furniture and equipment becoming fully

                            Chicago Suites Supp-33
depreciated in 1996, offset by the $171,000 increase in combined incentive and base management fees and the $33,000 increase in ground rent due to improved revenues as discussed above.

  Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, operating profit increased $901,000 to $2.7 million, or 41% of total revenues, in 1997 from $1.8 million, or 31% of revenues in 1996.

  Interest Expense. Interest expense decreased to $2.2 million in 1997 from $2.4 million in 1996 due to regular and additional principal amortization on the debt totaling $886,000. Additionally, the weighted average interest rate on the mortgage debt in 1997 decreased to 7.69% from 9.31% in 1996 due to the 1996 refinancing. See "Refinancing."

  Net Income. Net income increased $1.1 million to $582,000 in 1997 over 1996 due to the items discussed above.

 1996 Compared to 1995

  Revenues. Revenues increased $747,000, or 15%, to $5.7 million in 1996 from $4.9 million in 1995 as a result of strong growth in REVPAR. REVPAR increased 10% to $108 in 1996. Hotel sales increased $1.4 million, or 12%, to $13 million in 1996 also reflecting improvements in REVPAR for the year. The increase in REVPAR was the result of a 7% increase in average suite rate from $121 in 1995 to $129 in 1996, combined with a three percentage point increase in average occupancy to 84%.

  Operating Costs and Expenses. Operating costs and expenses decreased $237,000 to $3.9 million in 1996 from $4.1 million in 1995. As a percentage of revenues, operating costs and expenses represented 69% of revenues in 1996 and 84% in 1995. The decrease in operating costs and expenses was primarily due to a $410,000 decrease in depreciation expense due to the majority of the Hotel's furniture and equipment becoming fully depreciated in early 1996.

  Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, operating profit increased $984,000 to $1.8 million, or 31% of total revenues, in 1996 from $788,000, or 16% of revenues in 1995.

  Interest Expense. Interest expense was $2.4 million in 1996 and $2.5 million in 1995.

  Net Loss. Net loss decreased $1.1 million to a net loss of $565,000 in 1996 over the net loss of $1.7 million in 1995 due to the items discussed above.

CAPITAL RESOURCES AND LIQUIDITY

 General

  The General Partner believes that cash from operations will provide adequate funds for the operational needs of the Partnership for the foreseeable future.

PRINCIPAL SOURCES AND USES OF CASH

  The Partnership's principal source of cash is from operations. Its principal uses of cash are to fund the property improvement fund of the Hotel and to pay required principal amortization of the mortgage debt. Additionally, the Partnership is required to use its excess annual cash flow to pay additional principal on the mortgage debt.

  Total cash provided by operating activities for the first two quarters 1998 and 1997, was $1.2 million and $1.1 million, respectively. The increase was primarily due to an increase in hotel revenues when compared to 1997. See "Results of Operations" above.

                            Chicago Suites Supp-34

  Cash provided by operating activities was $1.9 million in 1997, $798,000 in 1996 and $636,000 in 1995. The $1.1 million increase in cash provided by operating activities between 1997 and 1996 was due primarily to the $908,000 increase in revenues, offset by $606,000 in incentive management fee paid, and $1 million in reduced interest payments, due to the debt refinancing discussed below. The $162,000 increase in cash provided by operating activities between 1996 and 1995 was due primarily to the $747,000 increase in revenues, offset by $465,000 in increased interest payments. Interest payments increased primarily as a result of the 1996 debt refinancing which resulted in one additional debt service payment in 1996 compared to 1995.

  For the first two quarters 1998 and 1997, cash used in investing activities was $300,000 and $244,000, respectively, and consisted of contributions to and expenditures from the property improvement fund.

  Cash used in investing activities was $1.1 million, $517,000 and $486,000 in 1997, 1996 and 1995, respectively. The Partnership's cash investing activities consist primarily of contributions to the property improvement fund and capital expenditures for improvements to the Hotel. In 1997, the Hotel completed a roof and facade restoration project, with funds provided by the Partnership, for which approximately $528,000 was spent.

  For the first two quarters 1998 and 1997, cash used in financing activities was $118,000 and $477,000, respectively, and consisted primarily of repayments on the mortgage debt. Additionally, during the second quarter of 1998, the Partnership made its final draw of $35,000 on the roof and facade loan.

  Cash used in financing activities was $721,000 in 1997 and $342,000 in 1996. In 1997, the Partnership's cash financing activities consisted of repayment of mortgage debt of $886,000, $528,000 in proceeds from a loan from a subsidiary of Marriott International, and $363,000 in payments of financing costs related to the 1996 refinancing. The Partnership made debt principal payments of $139,000 and paid financing costs of $203,000 in 1996. Financing activity in 1995 consisted entirely of the $164,000 advance from, and subsequent repayment into the property improvement fund, so that the Partnership could make its First Quarter debt service payment in 1995. Prior to the debt refinancing in 1996, no repayments of mortgage principal were required prior to maturity. See "Refinancing."

REFINANCING

  On September 24, 1996, the Partnership successfully refinanced its $25.5 million mortgage debt. Proceeds from the new loan were used to repay the existing mortgage debt and pay refinancing costs. The refinanced debt bears interest at a floating rate of 200 basis points over the three-month LIBOR rate, with an option to fix the interest rate during the first two years of the loan term, and requires quarterly payments of principal and interest based upon a 20-year amortization schedule for a five-year term expiring on the maturity date of June 12, 2001. The weighted average interest rate on the Partnership's debt in 1997, 1996 and 1995 was 7.69%, 9.31% and 9.575%, respectively. The weighted average interest rate during the first two quarters 1998 was 7.69%, compared to 7.64% during the comparable period in 1997.

PROPERTY IMPROVEMENT FUND

  The Partnership is required to maintain the Hotel in good condition. Under the Management Agreement, the Partnership is required to make annual contributions to the property improvement fund which provides funding for capital expenditures and replacement of furniture, fixtures and equipment. Contributions to the fund equaled 4% of gross Hotel sales in 1997, 1996 and 1995. The contribution amount will remain at 4% of gross Hotel sales in 1998 and 1999. In 2000 and thereafter, the Partnership is required to contribute 5% of gross Hotel sales to the fund. In 1997, 1996 and 1995, the Partnership contributed $577,000, $523,000 and $468,000, respectively, to the property improvement fund. For the first two quarters 1998 and 1997, the Partnership contributed $284,000 and $260,000, respectively, to the property improvement fund.

                            Chicago Suites Supp-35

  The General Partner expects that contributions to the property improvement fund will provide a sufficient reserve for the future capital repair and replacement needs of the Hotel's property and equipment.

MANAGEMENT FEES

  For 1997, the Partnership paid a base management fee equal to 3% of gross Hotel sales to the Manager. In addition, the Partnership paid an incentive management fee of $606,000 payable from cash flow remaining after payment of ground rent, debt service and an owner's priority return of $1,020,000. Payment of the incentive management fee is subordinated to the required principal and interest payments on the Amended and Restated Mortgage Debt, ground rent and an 8% annual priority return to the Partners. Of the remaining amount, the Partnership pays 50% of the current year incentive management fee to the extent of cash available. Fifty percent of any remaining cash is then applied to 50% of the current year incentive management fee and unpaid incentive management fees from prior years. Unpaid incentive management fees are reflected as deferred incentive management fees due to Marriott International, Inc. in the Partnership's balance sheet. The Manager waived its right to any unpaid deferred incentive management fees due to Marriott International which were earned during the period from June 12, 1989 to June 14, 1991. During the first two quarters of 1998 and 1997, the Manager received $439,000 and $261,000, respectively, of incentive management fees. The remaining $20,000 and $128,000, respectively, of incentive management fees earned were accrued as deferred incentive management fees payable to Marriott International. During 1997 the Manager received $606,000 of incentive management fee, while the remaining $258,000 of incentive management fee earned was accrued as a deferred incentive management fee payable to Marriott International. In 1996 and 1995, incentive management fees earned and accrued as deferred incentive management fees totaled $734,000 and $591,000, respectively. No incentive management fees were paid prior to 1997. As of December 31, 1997 and 1996 and June 19, 1998, the balance of deferred incentive management fees was $3.6 million, $3.3 million and $3.6 million, respectively.

INFLATION

  For the first two quarters 1998 and the three fiscal years ended December 31, 1997, the rate of inflation has been relatively low and, accordingly, has not had a significant impact on the Partnership's revenues and net income. The Manager is generally able to pass through increased costs to customers through higher room rates. In 1997, the increase in average room rates at the Hotel exceeded the general level of inflation. The amount of the Partnership's interest expense under floating rate debt for a particular year will be affected by changes in short-term interest rates.

SEASONALITY

  Demand, and thus occupancy and room rates, is affected by normally recurring seasonal patterns. Demand tends to be higher during the months of March through November than during the remainder of the year. This seasonality tends to affect the results of operations, increasing hotel revenues during these months. In addition, this seasonality may also increase the liquidity of the Partnership during these months.

YEAR 2000 ISSUES

  Over the last few years, Host Marriott Corporation, the parent company of the General Partner, has invested in implementing new accounting systems which are Year 2000 compliant. Accordingly, the General Partner believes that future costs associated with Year 2000 issues will be minimal and not material to the Partnership's financial statements.

  However, the Partnership does rely upon accounting software used by the Manager of its property to obtain financial information. The General Partner believes that the Manager has begun to implement changes to the property specific software to ensure that software will function properly in the Year 2000 and does not expect to incur significant costs related to these modifications.

                            Chicago Suites Supp-36

                              FINANCIAL STATEMENTS

                             Chicago Suites Supp-37

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE PARTNERS OF MUTUAL BENEFIT CHICAGO MARRIOTT SUITE HOTEL PARTNERS, L.P.:

  We have audited the accompanying balance sheet of Mutual Benefit Chicago Marriott Suite Hotel Partners, L.P. (a Rhode Island limited partnership) as of December 31, 1997 and 1996 and the related statements of operations, changes in partners' capital (deficit) and cash flows for the three years in the period ended December 31, 1997. These financial statements are the responsibility of the General Partner's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mutual Benefit Chicago Marriott Suite Hotel Partners, L.P. as of December 31, 1997 and 1996 and the results of its operations and its cash flows for the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Washington, D.C.
February 23, 1998

                            Chicago Suites Supp-38

           MUTUAL BENEFIT CHICAGO MARRIOTT SUITE HOTEL PARTNERS, L.P.
                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996
                                 (IN THOUSANDS)

                                                              1997      1996
                                                            --------  --------
ASSETS
Property and equipment, net................................ $ 23,784  $ 23,640
Property improvement fund..................................      402       329
Deferred financing costs, net..............................      428       512
Due from Marriott International, Inc.......................      507       487
Cash and cash equivalents..................................      841       733
                                                            --------  --------
                                                            $ 25,962  $ 25,701
                                                            ========  ========
LIABILITIES AND PARTNERS' DEFICIT
LIABILITIES
  Mortgage debt............................................ $ 24,475  $ 25,361
  Deferred incentive management fees due to Marriott
   International, Inc......................................    3,587     3,329
  Note payable to Marriott International, Inc..............      528       --
  Accounts payable and accrued expenses....................      193       414
                                                            --------  --------
      Total Liabilities....................................   28,783    29,104
                                                            --------  --------
PARTNERS' DEFICIT
  General Partner
    Capital contribution...................................      120       120
    Capital distributions..................................      (23)      (23)
    Cumulative net losses..................................     (107)     (113)
                                                            --------  --------
                                                                 (10)      (16)
                                                            --------  --------
  Limited Partners
    Capital contribution, net of offering costs of $1,512..   10,249    10,249
    Capital distributions..................................   (2,819)   (2,819)
    Cumulative net losses..................................  (10,241)  (10,817)
                                                            --------  --------
                                                              (2,811)   (3,387)
                                                            --------  --------
      Total Partners' Deficit..............................   (2,821)   (3,403)
                                                            --------  --------
                                                            $ 25,962  $ 25,701
                                                            ========  ========


                       See Notes to financial statements.

                             Chicago Suites Supp-39

           MUTUAL BENEFIT CHICAGO MARRIOTT SUITE HOTEL PARTNERS, L.P.
                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                    (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                      1997     1996     1995
                                                     -------  -------  -------
REVENUES
  Hotel revenues (Note 3)........................... $ 6,568  $ 5,660  $ 4,913
                                                     -------  -------  -------
OPERATING COSTS AND EXPENSES
  Real estate taxes and other.......................   1,295    1,139    1,172
  Incentive management fee..........................     864      734      591
  Depreciation......................................     835    1,234    1,644
  Base management fee...............................     433      392      351
  Ground rent.......................................     341      308      300
  Administrative and other..........................     127       81       67
                                                     -------  -------  -------
                                                       3,895    3,888    4,125
                                                     -------  -------  -------
OPERATING PROFIT....................................   2,673    1,772      788
  Interest expense..................................  (2,150)  (2,406)  (2,526)
  Interest income...................................      59       69       83
                                                     -------  -------  -------
NET INCOME (LOSS)................................... $   582  $  (565) $(1,655)
                                                     -------  -------  -------
ALLOCATION OF NET INCOME (LOSS)
  General Partner................................... $     6  $    (6) $   (17)
  MBIP Interest.....................................       6       (6)     (17)
  Limited Partner Unit Holders......................     570     (553)  (1,621)
                                                     -------  -------  -------
                                                     $   582  $  (565) $(1,655)
                                                     -------  -------  -------
NET INCOME (LOSS) PER LIMITED PARTNER UNIT
  (335 Units)....................................... $ 1,701  $(1,651) $(4,839)
                                                     =======  =======  =======


                       See Notes to financial statements.

                             Chicago Suites Supp-40

           MUTUAL BENEFIT CHICAGO MARRIOTT SUITE HOTEL PARTNERS, L.P.
              STATEMENTS OF CHANGES IN PARTNERS' CAPITAL (DEFICIT) FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                       GENERAL LIMITED
                                                       PARTNER PARTNERS   TOTAL
                                                       ------- --------  -------
Balance, December 31, 1994............................  $ 17   $(1,200)  $(1,183)
  Net loss............................................   (34)   (1,621)   (1,655)
                                                        ----   -------   -------
Balance, December 31, 1995............................   (17)   (2,821)   (2,838)
  Transfer of MBIP 1% GP interest to 1% LP interest...    11       (11)      --
  Net income..........................................   (10)     (555)     (565)
                                                        ----   -------   -------
Balance, December 31, 1996............................   (16)   (3,387)   (3,403)
  Net income..........................................     6       576       582
                                                        ----   -------   -------
Balance, December 31, 1997............................  $(10)  $(2,811)  $(2,821)
                                                        ====   =======   =======



                       See Notes to financial statements.

                             Chicago Suites Supp-41

           MUTUAL BENEFIT CHICAGO MARRIOTT SUITE HOTEL PARTNERS, L.P.
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                     1997     1996      1995
                                                    -------  -------  --------
OPERATING ACTIVITIES
  Net income (loss)................................ $   582  $  (565) $ (1,655)
  Noncash items:
    Depreciation...................................     835    1,234     1,644
    Deferred incentive management fees.............     258      734       591
    Amortization of deferred financing costs as
     interest......................................     124       33        46
    Deferred interest on mortgage loan.............      63      --        --
  Changes in operating accounts:
    Accounts payable and accrued expenses..........      39     (607)       30
    Due from Marriott International, Inc...........     (20)     (31)      (20)
                                                    -------  -------  --------
      Cash provided by operating activities........   1,881      798       636
                                                    -------  -------  --------
INVESTING ACTIVITIES
  Additions to property and equipment, net.........    (979)  (1,013)     (492)
  Change in property improvement fund..............     (73)     496         6
                                                    -------  -------  --------
      Cash used in investing activities............  (1,052)    (517)     (486)
                                                    -------  -------  --------
FINANCING ACTIVITIES
  Repayment of mortgage debt.......................    (886)    (139)      --
  Proceeds from note payable to Marriott
   International, Inc..............................     528      --        --
  Payment of financing costs.......................    (363)    (203)      --
                                                    -------  -------  --------
      Cash used in financing activities............    (721)    (342)      --
                                                    -------  -------  --------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...     108      (61)      150
CASH AND CASH EQUIVALENTS at beginning of year.....     733      794       644
                                                    -------  -------  --------
CASH AND CASH EQUIVALENTS at end of year........... $   841  $   733  $    794
                                                    =======  =======  ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid for mortgage interest.................. $ 1,947  $ 2,947  $  2,482
                                                    =======  =======  ========


                       See Notes to financial statements.

                             Chicago Suites Supp-42

          MUTUAL BENEFIT CHICAGO MARRIOTT SUITE HOTEL PARTNERS, L.P.
                         NOTES TO FINANCIAL STATEMENTS
             FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE 1. THE PARTNERSHIP

 Description of the Partnership

  Mutual Benefit Chicago Marriott Suite Hotel Partners, L.P. (the "Partnership"), a Rhode Island limited partnership, was formed in 1988 to acquire and own the 256 suite Marriott Suites O'Hare Hotel (the "Hotel") located near the O'Hare International Airport in Rosemont, Illinois. The Hotel, which opened on November 28, 1988, is managed by Marriott International, Inc. ("Marriott International") as part of its full service hotel system.

  In 1989, 335 limited partnership interests (the "Units"), representing a 98% interest in the Partnership, were sold pursuant to a private placement offering at $35,000 per Unit. Each general partner contributed $119,500 in cash for their respective 1% general partner interests. Under the purchase and sale agreement, Host Marriott Corporation ("Host Marriott") agreed to reduce the purchase price of the Hotel up to an aggregate total of $3,000,000 to the extent that the Hotel did not provide cash flow, after payment of ground rent and debt service, equivalent to $1,000,000 for each of the three years ended June 19, 1992 (the "Cash Flow Guaranty"). A total of $2,476,000 was paid to the Partnership under the Cash Flow Guaranty. The price adjustments were allocated as a reduction of the carrying value of the Partnership's property and equipment in the accompanying balance sheet.

  On August 23, 1996, MB Investment Properties, Inc. ("MBIP") withdrew as a general partner of the Partnership and converted its 1% interest to a limited partner. At December 31, 1997 the sole general partner is MOHS Corporation ("MOHS"), a Delaware corporation and subsidiary of Host Marriott.

 Partnership Allocations and Distributions

  Partnership allocations and distributions are generally made as follows:

    (a) Cash available for distribution is distributed (i) first, 100% to the limited partners (excluding MBIP) until they have received an annual 8% cumulative preferred return on their invested capital; (ii) to Host Marriott to repay principal and interest on advances made under the Debt Service Guarantee, as defined in Note 5, if any; and (iii) 100% to the general partner and MBIP until they have received an annual 8% cumulative preferred return on their invested capital. The balance, if any, shall be distributed (i) 1% to the general partner, 1% to MBIP and 98% to the remaining limited partners until the general partner and the limited partners (collectively, the "Partners") have received cumulative distributions of net proceeds from capital transactions and/or refinancing equal to $5,982,000; (ii) next, 10% to MOHS, 5% to MBIP and 85% to the remaining limited partners until the Partners have received cumulative distributions of net proceeds from capital transactions and/or refinancing equal to $11,964,000; and (iii) thereafter, 20% to MOHS, 10% to MBIP and 70% to the remaining limited partners.

    (b) Net proceeds from capital transactions and refinancing are generally distributed in the following order of priority: (i) first, 1% to the general partner, 1% to MBIP and 98% to the remaining limited partners until the Partners have received their initial capital contribution to the extent not previously distributed; (ii) then, to the limited partners (excluding
  MBIP) in an amount equal to their 8% cumulative preferred return on their invested capital; (iii) then, to the general partner and MBIP in an amount equal to their 8% cumulative preferred return on their invested capital;
  (iv) then, to Host Marriott to repay any advances made under the Debt Service Guarantee, together with accrued interest thereon; (v) then, to Marriott International to pay any unpaid deferred incentive management fee; and (vi) the balance, if any, 20% to MOHS, 10% to MBIP and 70% to the remaining limited partners.

    (c) For financial reporting purposes, profits and losses are allocated among the Partners based on their ownership interests.

                            Chicago Suites Supp-43

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenues and Expenses

  Revenues represent house profit from the Hotel because the Partnership has delegated substantially all of the operating decisions related to the generation of house profit of the Hotel to Marriott International. House profit reflects the net revenues flowing to the Partnership as property owner and represents hotel operating results less property-level expenses, excluding depreciation and amortization, base management fee, real estate taxes, ground rent, insurance and certain other costs, which are disclosed separately in the statement of operations (see Note 3).

  On November 20, 1997 the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board reached a consensus on EITF 97-2, "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements." EITF 97-2 addresses the circumstances in which a management entity may include the revenues and expenses of a managed entity in its financial statements.

  The Partnership is assessing the impact of EITF 97-2 on its policy of excluding the property level revenues and operating expenses of its hotel from its statements of operations (see Note 3). If the Partnership concludes that EITF 97-2 should be applied to its hotel, it would include operating results of those managed operations in its financial statements. Application of EITF 97-2 to the financial statements as of and for the year ended December 31, 1997, would have increased both revenues and operating expenses by approximately $7.9 million and would have had no impact on taxable income.

 Property and Equipment

  Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over the useful lives of the assets as follows:

       Leasehold improvements.......................................... 40 years
       Furniture and equipment.........................................  7 years

  All property and equipment is pledged to secure the Amended and Restated Mortgage Debt defined in Note 5.

  The Partnership assesses impairment of the Hotel based on whether estimated undiscounted future cash flows from the Hotel will be less than its net book value. If the Hotel is impaired, its basis is adjusted to fair market value.

 Deferred Financing Costs

  Deferred financing costs represent the costs incurred in connection with obtaining debt financing and are amortized over the term thereof. The original mortgage debt (see Note 5) matured on June 12, 1996. Deferred financing costs associated with that debt, totaling $320,000, were fully amortized at December 31, 1996 and were subsequently written off in 1997. Costs associated with the mortgage debt refinancing (see Note 5) totaled $566,000 and will be amortized over the term of the loan. Accumulated amortization of deferred financing costs at December 31, 1997 and 1996 totaled $138,000 and $334,000, respectively.

                            Chicago Suites Supp-44

 Cash and Cash Equivalents


  The Partnership considers all highly liquid investments with a maturity of three months or less at date of purchase to be cash equivalents.

 Income Taxes

  Provision for Federal and state income taxes has not been made in the accompanying financial statements because the Partnership does not pay income taxes but rather allocates profits and losses to the Partners in accordance with the partnership agreement. Significant differences exist between the net income for financial reporting purposes and the net income as reported on the Partnership's tax return. These differences are due primarily to the use, for income tax purposes, of accelerated depreciation methods and shorter depreciable lives of the assets. As a result of these differences, the excess of the tax basis in the net Partnership liabilities over the net Partnership liabilities reported in the accompanying financial statements was $896,000 and $969,000, respectively as of December 31, 1997 and 1996.

 Statement of Financial Accounting Standards

  In 1996, the Partnership adopted Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Adoption of SFAS No. 121 did not have an effect on its financial statements.

 Reclassifications

  Certain reclassifications were made to prior year financial statements to conform to the 1997 presentation.

NOTE 3. REVENUES

  Hotel revenues consist of Hotel operating results for the three years ended December 31 (in thousands) are:

                                                         1997    1996    1995
                                                        ------- ------- -------
   HOTEL SALES
     Rooms............................................. $11,336 $10,224 $ 9,100
     Food and beverage.................................   2,588   2,337   2,092
     Other.............................................     505     509     497
                                                        ------- ------- -------
                                                         14,429  13,070  11,689
                                                        ------- ------- -------
   HOTEL EXPENSES
     Departmental direct costs
       Rooms...........................................   2,541   2,509   2,311
       Food and beverage...............................   2,088   1,896   1,722
     Other hotel operating expenses....................   3,232   3,005   2,743
                                                        ------- ------- -------
                                                          7,861   7,410   6,776
                                                        ------- ------- -------
   HOTEL REVENUES...................................... $ 6,568 $ 5,660 $ 4,913
                                                        ======= ======= =======

NOTE 4. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following as of December 31 (in thousands):

                                                               1997      1996
                                                             --------  --------
   Leasehold improvements................................... $ 26,453  $ 26,015
   Furniture and equipment..................................    8,768     8,227
                                                             --------  --------
                                                               35,221    34,242
   Less accumulated depreciation............................  (11,437)  (10,602)
                                                             --------  --------
                                                             $ 23,784  $ 23,640
                                                             ========  ========

                            Chicago Suites Supp-45

NOTE 5. DEBT

 Mortgage Debt

  The Partnership entered into a loan agreement on June 12, 1989 with a bank to provide non-recourse mortgage debt of $25.5 million (the "Mortgage Debt") to finance the acquisition of the Hotel. The Mortgage Debt initially bore interest at a floating interest rate. On August 11, 1989 the Partnership exercised its option to fix the interest rate at 9.575% until maturity on June 12, 1996. Interest on the Mortgage Debt was payable on the last day of March, June, September and December of each year. No amortization of principal was required prior to maturity or the sale or refinancing of the Hotel.

  The Mortgage Debt matured on June 12, 1996 (the "Maturity Date"). On September 24, 1996 (the "Closing Date"), the Partnership completed a refinancing of the Mortgage Debt (the "Amended and Restated Mortgage Debt"). The lender granted the Partnership a forbearance of the loan for the period between the Maturity Date and the Closing Date. During the forbearance period from the Maturity Date until August 15, 1996 the Partnership continued to pay interest at the contract rate of 9.575%. Thereafter, until the Closing Date, the Partnership paid interest at a rate of 10.575%. The Amended and Restated Mortgage Debt matures on June 12, 2001 and carries a floating interest rate of 200 basis points over the three-month London Interbank Offered Rate ("LIBOR"), with an option to fix the interest rate during the first two years of the loan term. The weighted average interest rate from the Closing Date through December 31, 1996, was 7.62%. The weighted average interest rate for 1997 was 7.69%. The restructured loan requires minimum quarterly amortization payments based on a 20-year schedule. Additionally, all excess cash flow after payment of ground rent, required principal and interest payments, incentive management fee, partnership administrative expenses and refinancing costs is to be applied toward principal amortization. On June 24, 1997 the Partnership paid $305,000 from excess cash flow generated during 1996 toward additional principal amortization. The Partnership made a $766,000 principal payment in June 1998 from excess cash flow generated during 1997.

  As of the Closing Date, the lender deferred a $128,000 restructuring fee and $302,000 of expenses incurred by the lender in connection with restructuring the Mortgage Debt. On December 24, 1996, the Partnership paid $107,000 of lender's expenses. A total of $323,000 was accrued as deferred financing costs which is included in accounts payable and accrued expenses on the balance sheet for the year ended December 31, 1996. This accrued liability was paid in April 1997.

  Scheduled debt maturities under the Amended and Restated Mortgage Debt are as follows (in thousands):

       1998............................................................. $   627
       1999.............................................................     676
       2000.............................................................     728
       2001.............................................................  22,444
                                                                         -------
                                                                         $24,475
                                                                         =======

  The Amended and Restated Mortgage Debt is secured by the Hotel, an assignment of the Partnership's interest under the Ground Lease (as defined in Note 6), an assignment of the Hotel management agreement, and by the grant of a security interest in the Partnership's cash accounts and the personal property and fixtures of the Hotel.

 Debt Guarantees

  No debt service guarantee was provided on the Amended and Restated Mortgage Debt. However, MOHS reaffirmed its guarantee to the lender, that in the event of a foreclosure, proceeds payable to the lender would be at least $5,000,000.

                            Chicago Suites Supp-46

 Roof and Facade Loan

  Marriott International Capital Corporation ("MICC"), a subsidiary of Marriott International, provided $605,000 in available loan proceeds for the completion of the facade and roof restoration project at the Hotel. As of December 31, 1997, $528,000 has been disbursed under the loan. The loan matures in June 2000, bears interest at 9% and will be repaid from the Partnership's cash flow from operations after defined priorities. Payments of approximately $19,000 in principal and interest per month began in June 1998 following the final loan disbursement.

  Simultaneous with the execution of the loan agreement between the Partnership and MICC, Host Marriott purchased a 50% participation interest in the loan from MICC. Pursuant to the participation agreement, Host Marriott reimbursed MICC for 50% of the loan advances made to-date and will continue to reimburse MICC for 50% of any additional advances. Upon the final loan disbursement, Host Marriott will be reimbursed by MICC for 50% of the loan repayments as they are made by the Partnership to MICC.

NOTE 6. GROUND LEASE

  In 1989, the leasehold interest in the land upon which the Hotel is located was assigned to the Partnership by Host Marriott. The lease was created on June 16, 1986 pursuant to a ground lease (the "Ground Lease") from the landlord to Host Marriott. The initial term of the Ground Lease expires in 2014. The Ground Lease may be renewed at the option of the Partnership for five successive terms of ten years each. Upon expiration or termination of the Ground Lease, title to the Hotel and all improvements revert to the lessor. Rent expense under the Ground Lease is calculated at an amount equal to the greater of a minimum rental of $300,000 per year or a percentage rental equal to 3% of annual gross room sales. Ground rent expense for 1997, 1996 and 1995 was $341,000, $308,000 and $300,000, respectively.

NOTE 7. MANAGEMENT AGREEMENT

  The Partnership entered into a hotel management agreement (the "Management Agreement") with Marriott International (the "Manager") to manage the Hotel as part of Marriott International's full service hotel system. The Management Agreement has an initial term expiring in 2008. The Manager may renew the Management Agreement, at its option, for five successive ten-year terms. The Partnership may terminate the Management Agreement if specified minimum operating results are not achieved. However, the Manager may prevent termination by paying the Partnership the amount by which the minimum operating results were not achieved.

  The Management Agreement provides for annual payments of (i) the base management fee equal to 3% of gross sales from the Hotel, and (ii) the incentive management fee equal to 20% of net house profit, as defined. Payment of the incentive management fee is subordinated to the prior payment of required principal and interest payments, ground rent and an 8% annual priority return to the Partners. Unpaid incentive management fees are reflected as deferred incentive management fees payable to Marriott International in the accompanying balance sheet. The incentive management fee earned in 1997 was $864,000. Of this amount $606,000 was paid to the Manager and $258,000 was accrued as unpaid deferred incentive management fees. Unpaid incentive management fees earned in 1996 and 1995 were $734,000 and $591,000, respectively. The balance of deferred incentive management fees at December 31, 1997 and 1996 was $3.6 million and $3.3 million, respectively.

  Pursuant to the terms of the Management Agreement, the Partnership is required to provide the Manager with working capital and supplies to meet the operating needs of the Hotel. The Manager converts cash advanced by the Partnership into other forms of working capital consisting primarily of operating cash, inventories, and trade receivables and payables which are maintained and controlled by the Manager. Upon termination of the Management Agreement, the working capital and supplies will be returned to the Partnership. The individual components of working capital and supplies controlled by the Manager are not reflected in the Partnership's balance sheet. As of December 31, 1997 and 1996, $357,000 has been advanced to the Manager for working capital and supplies and is reflected in Due from Marriott International, Inc. on the accompanying balance sheet.

                            Chicago Suites Supp-47

  Pursuant to the terms of the Management Agreement, the Manager is required to furnish the Hotel with certain services ("Chain Services") which are generally provided on a central or regional basis to all hotels in Marriott International's full service hotel system. Chain Services include central training, advertising and promotion, a national reservation system and such additional services, as needed, which may be more efficiently performed on a centralized basis. Costs and expenses incurred in providing such services are allocated among all domestic full service hotels managed, owned or leased by Marriott International or its subsidiaries. In addition, the Hotel also participates in Marriott International's Marriott's Rewards Program ("MRP"), which was formerly called Marriott International's Honored Guest Awards Program. The cost of this program is charged to all hotels in Marriott International's hotel system based upon the MRP sales at each hotel. The total amount of Chain Services and MRP costs charged to the Partnership was $783,000, $757,000 and $649,000 for 1997, 1996 and 1995, respectively.

  The Management Agreement provides for the establishment of a property improvement fund for the Hotel which provides for the replacement of furniture, fixtures and equipment. Contributions to the property improvement fund are based on a percentage of gross Hotel sales equal to 4% for 1995 through 1999 and 5% thereafter. Contributions to the property improvement fund for 1997, 1996 and 1995 were $577,000, $523,000 and $468,000, respectively.

NOTE 8. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

  The estimated fair values of financial instruments are shown below. The estimated fair values of financial instruments not included in this table are estimated to be equal to their carrying amounts (in thousands):

                               AS OF DECEMBER 31, 1997  AS OF DECEMBER 31, 1996
                               ------------------------ ------------------------
                                            ESTIMATED                ESTIMATED
                                CARRYING       FAIR      CARRYING       FAIR
                                 AMOUNT       VALUE       AMOUNT       VALUE
                               ----------- ------------ ----------- ------------
     Mortgage Debt............ $    24,475 $    24,700  $    25,361 $    25,200

  The estimated fair value of the Mortgage Debt is based on the expected future debt service payments discounted at estimated market rates.

                            Chicago Suites Supp-48

           MUTUAL BENEFIT CHICAGO MARRIOTT SUITE HOTEL PARTNERS, L.P.

                       CONDENSED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                                  FIRST TWO
                                                                   QUARTERS
                                                                ---------------
                                                                 1998     1997
                                                                -------  ------
HOTEL REVENUES (Note 2)........................................ $ 3,358  $2,952
                                                                -------  ------
OPERATING COSTS AND EXPENSES
  Real estate taxes and other..................................     594     579
  Depreciation.................................................     467     385
  Incentive management fees....................................     459     389
  Base management fees.........................................     213     195
  Ground rent and administrative...............................     213     168
                                                                -------  ------
                                                                  1,946   1,716
                                                                -------  ------
OPERATING PROFIT...............................................   1,412   1,236
  Interest expense.............................................  (1,006)   (999)
  Interest income..............................................      31      29
                                                                -------  ------
NET INCOME..................................................... $   437  $  266
                                                                =======  ======
ALLOCATION OF NET INCOME
  General Partner.............................................. $     4  $    3
  MBIP Limited Partner Interest................................       4       3
  Limited Partner Unit Holders.................................     429     260
                                                                -------  ------
                                                                $   437  $  266
                                                                =======  ======
NET INCOME PER LIMITED PARTNER UNIT (335 Units)................ $ 1,281  $  776
                                                                =======  ======


                  See Notes to Condensed Financial Statements.

                             Chicago Suites Supp-49

           MUTUAL BENEFIT CHICAGO MARRIOTT SUITE HOTEL PARTNERS, L.P.

                            CONDENSED BALANCE SHEET
                                 (IN THOUSANDS)

                                                       JUNE 19,   DECEMBER 31,
                                                         1998         1997
                                                      ----------- ------------
                                                      (UNAUDITED)
                       ASSETS
Property and equipment, net..........................   $23,733     $23,784
Due from Marriott International, Inc.................       652         507
Other assets.........................................       658         830
Cash and cash equivalents............................     1,667         841
                                                        -------     -------
                                                        $26,710     $25,962
                                                        =======     =======
          LIABILITIES AND PARTNERS' DEFICIT
Mortgage debt........................................   $24,322     $24,475
Deferred incentive management fees due to Marriott
 International, Inc..................................     3,607       3,587
Accounts payable and accrued expenses................       602         193
Note payable to Marriott International, Inc..........       563         528
                                                        -------     -------
    Total Liabilities................................    29,094      28,783
                                                        -------     -------
PARTNERS' DEFICIT
  General Partner....................................        (6)        (10)
  MBIP Limited Partner Interest......................        (6)        (10)
  Limited Partner Unit Holders.......................    (2,372)     (2,801)
                                                        -------     -------
    Total Partners' Deficit..........................    (2,384)     (2,821)
                                                        -------     -------
                                                        $26,710     $25,962
                                                        =======     =======


                  See Notes to Condensed Financial Statements.

                             Chicago Suites Supp-50

           MUTUAL BENEFIT CHICAGO MARRIOTT SUITE HOTEL PARTNERS, L.P.

                       CONDENSED STATEMENT OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                   FIRST TWO
                                                                   QUARTERS
                                                                 --------------
                                                                  1998    1997
                                                                 ------  ------
OPERATING ACTIVITIES
  Net income.................................................... $  437  $  266
  Noncash items.................................................    572     597
  Changes in operating accounts.................................    235     213
                                                                 ------  ------
    Cash provided by operating activities.......................  1,244   1,076
                                                                 ------  ------
INVESTING ACTIVITIES
  Additions to property and equipment...........................   (416)   (440)
  Change in property improvement fund...........................    116     196
                                                                 ------  ------
    Cash used in investing activities...........................   (300)   (244)
                                                                 ------  ------
FINANCING ACTIVITIES
  Principal repayments of mortgage debt.........................   (153)   (336)
  Proceeds from note payable to Marriott International, Inc.....     35     --
  Payment of financing costs....................................    --     (141)
                                                                 ------  ------
    Cash used in financing activities...........................   (118)   (477)
                                                                 ------  ------
INCREASE IN CASH AND CASH EQUIVALENTS...........................    826     355
CASH AND CASH EQUIVALENTS at beginning of period................    841     733
                                                                 ------  ------
CASH AND CASH EQUIVALENTS at end of period...................... $1,667  $1,088
                                                                 ======  ======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for mortgage interest............................... $  484  $  481
                                                                 ======  ======


                  See Notes to Condensed Financial Statements.

                             Chicago Suites Supp-51

          MUTUAL BENEFIT CHICAGO MARRIOTT SUITE HOTEL PARTNERS, L.P.

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

  1. The accompanying condensed financial statements have been prepared by Mutual Benefit Chicago Marriott Suite Hotel Partners, L.P. (the "Partnership") without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted from the accompanying statements. The Partnership believes the disclosures made are adequate to make the information presented not misleading. However, the condensed financial statements should be read in conjunction with the Partnership's financial statements and notes thereto for the fiscal year ended December 31, 1997 included in the Partnership's Form 10.

  In the opinion of the Partnership, the accompanying unaudited condensed financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Partnership as of June 19, 1998, and the results of operations and cash flows for the first two quarters 1998 and 1997. Interim results are not necessarily indicative of fiscal year performance because of seasonal and short-term variations.

  For financial reporting purposes, net profits and net losses of the Partnership are allocated 1% to MOHS Corporation (the "General Partner"), a wholly owned subsidiary of Host Marriott Corporation ("Host Marriott"), 1% to Mutual Benefit Investment Properties ("MBIP"), a limited partner, and 98% to the remaining limited partners. Significant differences exist between the net profits and net losses for financial reporting purposes and the net profits and net losses reported for Federal income tax purposes. These differences are due primarily to the use, for income tax purposes, of accelerated depreciation methods, shorter depreciable lives of the assets, differences in the timing of the recognition of management fee expense and the deduction of certain costs incurred during construction which have been capitalized in the accompanying condensed financial statements.

  2. Hotel revenues represent house profit from the Hotel since the Partnership has delegated substantially all of the operating decisions related to the generation of house profit of the Hotel to Marriott International, Inc. (the "Manager"). House profit reflects hotel operating results which flow to the Partnership as property owner and represents gross hotel sales less property-level expenses, excluding depreciation and amortization, base and incentive management fees, property taxes and certain other costs, which are disclosed separately in the condensed statement of operations.

  On November 20, 1997 the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board reached a consensus on EITF 97-2, "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements." EITF 97-2 addresses the circumstances in which a management entity may include the revenues and expenses of a managed entity in its financial statements.

  The Partnership is assessing the impact of EITF 97-2 on its policy of excluding the property level revenues and operating expenses of its hotel from its statements of operations. If the Partnership concludes that EITF 97-2 should be applied to the Hotel, it would include operating results of the managed operation in its financial statements. Application of EITF 97-2 to the condensed financial statements as of and for the first two quarters 1998, would have increased both revenues and operating costs and expenses by approximately $3.7 million and would have had no impact on the operating profit or net income.

                            Chicago Suites Supp-52

          MUTUAL BENEFIT CHICAGO MARRIOTT SUITE HOTEL PARTNERS, L.P.

  Hotel revenues consist of hotel operating results as follows (in thousands):

                                                                    FIRST TWO
                                                                    QUARTERS
                                                                  -------------
                                                                   1998   1997
                                                                  ------ ------
   HOTEL SALES
     Rooms....................................................... $5,642 $5,106
     Food and beverage...........................................  1,222  1,171
     Other.......................................................    242    232
                                                                  ------ ------
                                                                   7,106  6,509
                                                                  ------ ------
   HOTEL EXPENSES
     Departmental Direct Costs
       Rooms.....................................................  1,198  1,145
       Food and beverage.........................................  1,001    946
     Other hotel operating expenses..............................  1,549  1,466
                                                                  ------ ------
                                                                   3,748  3,557
                                                                  ------ ------
   HOTEL REVENUES................................................ $3,358 $2,952
                                                                  ====== ======

  3. On April 17, 1998, Host Marriott Corporation ("Host Marriott"), parent company of the General Partner of the Partnership, announced that its Board of Directors authorized Host Marriott to reorganize its business operations to qualify as a real estate investment trust ("REIT") to become effective as of January 1, 1999. As part of the REIT conversion, Host Marriott formed a new operating partnership (the "Operating Partnership"), and limited partners in certain Host Marriott full-service hotel partnerships and joint ventures, including the Mutual Benefit Chicago Marriott Suite Hotel Partners, L.P., are expected to be given an opportunity to receive, on a tax-deferred basis, Operating Partnership units in the Operating Partnership in exchange for their current limited partnership interests. The Operating Partnership units would be redeemable by the limited partner for freely traded Host Marriott shares (or the cash equivalent thereof) at any time after one year from the closing of the merger. In connection with the REIT conversion, on June 2, 1998, the Operating Partnership filed a Registration Statement on Form S-4 with the Securities and Exchange Commission. Limited partners will be able to vote on this Partnership's participation in the merger later this year through a consent solicitation.

                            Chicago Suites Supp-53

                              HOST MARRIOTT, L.P.

                         SUPPLEMENT DATED   , 1998 FOR
         PROSPECTUS/CONSENT SOLICITATION STATEMENT DATED   , 1998 FOR
                  DESERT SPRINGS MARRIOTT LIMITED PARTNERSHIP

  On the terms described in the Prospectus/Consent Solicitation Statement (the
"Consent Solicitation"), dated      , 1998, of which this Supplement (the
"Supplement") is a part, Host Marriott Corporation ("Host") has adopted a plan to restructure its business operations so that it will qualify as a real estate investment trust ("REIT"). As part of this restructuring (the "REIT Conversion"), Host and its consolidated subsidiaries will contribute their full-service hotel properties and certain other businesses and assets to Host Marriott, L.P. (the "Operating Partnership") in exchange for units of limited partnership interest in the Operating Partnership ("OP Units") and the assumption of liabilities. The sole general partner of the Operating Partnership will be Host Marriott Trust ("Host REIT"), the entity into which Host will merge as part of the REIT Conversion. Host REIT expects to qualify as a REIT beginning with its first full taxable year after closing of the REIT Conversion, which Host REIT currently expects to be the year beginning January 1, 1999.

  Following the REIT Conversion and the Blackstone Acquisition, the Operating Partnership and its subsidiaries initially will own outright, or have controlling interests in, approximately 120 full-service hotels operating primarily under the Marriott, Ritz-Carlton, Four Seasons, Swissotel and Hyatt brand names (the "Hotels").

  As part of the REIT Conversion, the Operating Partnership is proposing to acquire by merger (the "Mergers") Desert Springs Marriott Limited Partnership, a Delaware limited partnership ("Desert Springs" or the "Partnership"), and up to seven other limited partnerships (the "Partnerships") that own full-service hotels in which Host or its subsidiaries are general partners. As more fully described in the Consent Solicitation, limited partners of those Partnerships that participate in the Mergers will receive either OP Units or, at their
election, unsecured   % Callable Notes due December 15, 2005 issued by the
Operating Partnership ("Notes"), in exchange for their partnership interests in such Partnerships (with respect to the Partnerships, those limited partners of the Partnerships who are unaffiliated with Host are referred to herein as the "Limited Partners," and with respect to Desert Springs, the "Desert Springs Limited Partners").

  Beginning one year after the Mergers, Limited Partners who retain OP Units will have the right to redeem their OP Units at any time and receive, at the election of Host REIT, either freely tradeable, New York Stock Exchange listed Common Shares of Host REIT on a one-for-one basis (subject to adjustment) or cash in an amount equal to the market value of such shares (the "Unit Redemption Right").

  The number of OP Units to be allocated to Desert Springs will be based upon
(i) its Exchange Value (as defined herein) and (ii) the price attributed to an OP Unit following the Merger, determined as described herein (but in no event
greater than $   per OP Unit). The principal amount of Notes that Desert
Springs Limited Partners may elect to receive in exchange for the OP Units received in the Merger will be based upon Desert Springs' Note Election Amount (as defined herein). See "Determination of Exchange Value of Desert Springs and Allocation of OP Units." The estimated Exchange Value and Note Election Amount set forth herein may increase or decrease as a result of various adjustments, and will be finally calculated shortly before the Effective Date. Pursuant to the Merger, Desert Springs Limited Partners have an estimated Exchange Value of $40,880 per Partnership Unit and a Note Election Amount of $27,617 per Partnership Unit.

RISK FACTORS

  In deciding whether to approve the Merger, Desert Springs Limited Partners should consider certain risks and other factors. The General Partner believes that Desert Springs Limited Partners should particularly consider the following, which should be read in conjunction with the information in the Consent Solicitation under "Risk Factors" and "Federal Income Tax
Consequences":

  . Substantial Benefits to Related Parties. Host REIT and its subsidiaries will realize substantial benefits from the Mergers and the REIT Conversion, including savings from a substantial reduction in corporate-

                             Desert Springs Supp-1
   level income taxes expected as a result of the REIT Conversion. To the extent that such anticipated benefits of the REIT Conversion are reflected in the value of Host's common stock prior to the Effective Date, such benefits will not be shared with the Limited Partners. Because of Host's significant ownership position in certain Partnerships (including Desert Springs), the failure of one or more of these Partnerships, including Desert Springs, to participate in a Merger likely would require that Host contribute some or all of its ownership interest in Desert Springs to a taxable Non-Controlled Subsidiary, which would materially reduce the benefit to Host of the REIT Conversion as it applies to Desert Springs.

  . Absence of Arm's Length Negotiations. No independent representative was retained to negotiate on behalf of the Desert Springs Limited Partners or the other Limited Partners. Although the General Partner has obtained the Appraisal and the Fairness Opinion from AAA, AAA has not negotiated with the General Partner or Host and has not participated in establishing the terms of the Mergers. Consequently, the terms and conditions of the Mergers may have been more favorable to the Desert Springs Limited Partners or the other Limited Partners if such terms and conditions were the result of arm's length negotiations.

  . Other Conflicts of Interest. The Mergers, the REIT Conversion and the recommendations of the General Partner involve the following conflicts of interest because of the relationships among Host, the Operating Partnership, the General Partner and SLC: (i) the General Partners, which are all subsidiaries of Host (except for PHLP, in which Host is the General Partner), must assess whether a Merger is fair and equitable to the Limited Partners of its Partnership, which involves considerations for Host and its subsidiaries that are different from those that affect the Limited Partners, (ii) the terms of the Leases of the Hotels, including Desert Springs' Hotel, will be determined by Host, which will distribute the common stock of SLC, the parent of the Lessees, to its shareholders after such terms have been set and (iii) the terms of the Partnership Agreement, including provisions which benefit Host REIT, have been determined by Host. Such conflicts may result in decisions that do not fully reflect the interests of all Limited Partners, including the Desert Springs Limited Partners.

  . Uncertainties at the Time of Voting Include the Number of OP Units to be
    Received. There are several uncertainties at the time the Desert Springs Limited Partners must vote on the Merger, including (i) the exact Exchange Value for Desert Springs (which will be adjusted for changes in lender and capital expenditures reserves, indebtedness, deferred maintenance and other items prior to the Effective Date), (ii) the price of the OP Units for purposes of the Mergers, which will be determined by reference to the post-Merger trading prices of Host REIT's Common Shares and which, together with the Exchange Value, will determine the number of OP Units the Desert Springs Limited Partners will receive and (iii) the exact principal amount of the Notes that may be received in exchange for OP Units, which cannot be known until after the vote on the Merger. For these reasons, the Desert Springs Limited Partners cannot know at the time they vote on the Merger these important aspects of the Merger.

  . Combined REVPAR for the Operating Partnership's Hotels is Significantly
    Less than the REVPAR for the Desert Springs Hotel. The Operating Partnership's pro forma REVPAR for the First Two Quarters 1998 is significantly lower than the REVPAR attributable to Desert Springs' Hotel for the same period.

  . Exchange Value May Not Equal Fair Market Value of Desert Springs' Hotel.
    Each Desert Springs Limited Partner who retains OP Units will receive consideration with a deemed value equal to the Exchange Value of such Desert Springs Limited Partner's Partnership Interest. The determination of the Exchange Value of Desert Springs involves numerous estimates and assumptions. There is no assurance that the Exchange Value of Desert Springs will equal the fair market value of the Hotel and other assets contributed by Desert Springs. See "Determination of Exchange Value of Desert Springs and Allocation of OP Units."

  . Price of OP Units Might Be Less than the Fair Market Value of the
    Partnership Interests. The price of an OP Unit, for purposes of the Mergers and the REIT Conversion, will be equal to the average closing price on the NYSE of a Host REIT Common Share for the first 20 trading days after the Effective Date of the Mergers (but in no event greater
    than $    per share). It is likely that, over time, the value of the publicly traded Common Shares of Host REIT (and therefore the value of the OP Units) will diverge

                             Desert Springs Supp-2
   from the deemed value of the OP Units used for purposes of the Mergers. This could result in the Desert Springs Limited Partners receiving OP Units with an actual value that is less than either the price of the OP Units for purposes of the Mergers or the fair market value of their Partnership Interests.

  . Adverse Tax Consequences to the General Partner of a Sale of the
    Hotel. In past years, Desert Springs has disproportionately allocated tax losses to the General Partner, with the result that if the Desert Springs Hotel was to be sold in a taxable transaction, the General Partner (and thus Host) would incur a disproportionately larger tax gain than the Desert Springs Limited Partners. Accordingly, the General Partner has an additional conflict of interest in deciding the appropriate course of action for Desert Springs with respect to its Hotel.




  . Allocation of OP Units to Host REIT is Different from Allocation of OP
    Units to Limited Partners. Host REIT will receive in the aggregate a number of OP Units (including OP Units allocated to the General Partners of the Partnerships) equal to the number of shares of Host common stock outstanding on the Effective Date (and, if Host has outstanding shares of preferred stock at the time of the REIT Conversion, a corresponding number of preferred partnership interests in the Operating Partnership), which should fairly represent the market value of Host REIT but may not be equal to the fair market or net asset value of the Hotels and other assets that Host will contribute to the Operating Partnership. The Partnerships will receive OP Units in the Mergers with a deemed value equal to the Exchange Value of such Partnership. The different methods of allocating OP Units may result in Limited Partners not receiving the fair market value of their Partnership Interests and Host REIT receiving a higher percentage of the interests in the Operating Partnership. See "Determination of Exchange Values and Allocation of OP Units."

  . Inability of Desert Springs Limited Partners to Redeem OP Units for One
    Year. Desert Springs Limited Partners who elect to retain OP Units received in the Merger will be unable to redeem such OP Units for one year following the Merger. Until then, Desert Springs Limited Partners will bear the risk of illiquidity.

  . Value of the Notes Will Be Less Than the Exchange Value. At the same time that he votes on the Merger, each Desert Springs Limited Partner also may elect to receive at the time of the Merger, in exchange for OP Units, an unsecured, seven-year Note of the Operating Partnership with a principal amount equal to the Note Election Amount of his Partnership Interest, which is based upon numerous assumptions and estimates. The deemed value of the OP Units to be received by the Desert Springs Limited Partners will exceed the principal amount of the corresponding Notes (because the Exchange Value will be higher than the Note Election Amount) and there is no assurance that the Note a Desert Springs Limited Partner receives will have a value equal to either (i) the fair market value of the Desert Springs Limited Partner's share of the Hotel and other assets owned by Desert Springs or (ii) the principal amount of the Note. There will be no public market for the Notes. If the Notes are sold, they may sell at prices substantially below their issuance price. Noteholders are likely to receive the full principal amount of a Note only if they hold the Note to maturity, which is December 15, 2005, or if the Operating Partnership repays the Notes prior to maturity. Because the Notes are unsecured obligations of the Operating Partnership, they will be effectively subordinated to all secured debt of the Operating Partnership and all obligations of both Desert Springs and the Operating Partnership's other subsidiaries. See "Description of the Notes." As of June 19, 1998, on a pro forma basis assuming the Full Participation Scenario, the Operating Partnership would have had aggregate consolidated debt of approximately $5.1 billion to which the Notes were effectively subordinated or which rank equally with such Notes.

  . Current Host Common Stock Price May Not Necessarily Be Indicative of the
    Price of Host REIT Common Shares Following the REIT Conversion. Host's current stock price is not necessarily indicative of how the market will value Host REIT Common Shares following the REIT Conversion. The current stock price of Host reflects the current market valuation of Host's current business and assets (including the SLC common stock and the cash or securities to be distributed in connection with the REIT Conversion) and not the business and assets of Host REIT following the REIT Conversion.

                             Desert Springs Supp-3

  . Fundamental Change in Nature of Investment; Potential Underperformance.
     The Mergers and the REIT Conversion involve a fundamental change in the nature of a Desert Springs Limited Partner's investment from holding an interest in Desert Springs, which was structured as a tax shelter investment, is a finite-life entity, has a fixed portfolio of one Hotel and distributes the cash flow from the operation of the Hotel to the Desert Springs Limited Partners, to holding an interest in an infinite-life, operating real estate company with a portfolio of approximately 120 Hotels that (i) collects and distributes to its limited partners rents received from the Lessees (which will bear the risks and receive the direct benefits of the Hotels' operations), (ii) has the ability to acquire additional hotels, (iii) is able to reinvest proceeds from sales or refinancings of existing Hotels in other hotels and (iv) has a publicly traded general partner. In addition, each Desert Springs Limited Partner's investment will change from one that allows a Desert Springs Limited Partner to receive a return of capital in the form of distributions from any net proceeds of a sale or refinancing of Desert Springs' assets to an investment in which a Desert Springs Limited Partner who retains OP Units likely would realize a return of capital only through the exercise of the Unit Redemption Right. A Desert Springs Limited Partner's share of the liquidation proceeds, if any, from the sale of the Desert Springs Hotel could be higher than the amount realized upon exercise of the Unit Redemption Right (or payments on any Note received by a Desert Springs Limited Partner who elects to exchange his OP Units for such Note). An investment in the Operating Partnership may not outperform an investment in Desert Springs. See "Comparison of Ownership of Partnership Interests, OP Units and Common Shares."

  . Exposure to Market and Economic Conditions of Other Hotels. As a result of the Mergers, Desert Springs Limited Partners who elect to retain OP Units will own interests in a much larger enterprise with a broader range of assets than Desert Springs individually. A material adverse change affecting the Operating Partnership's assets will affect all Limited Partners, including Desert Springs Limited Partners, regardless of whether a particular Limited Partner previously was an investor in such affected assets. Desert Springs owns discrete assets and the Mergers and the REIT Conversion will significantly diversify the types and geographic locations of the Hotels in which the Desert Springs Limited Partners will have interests. As a result, the Hotels owned by the Operating Partnership may be affected differently by economic and market conditions than the Hotel previously owned by Desert Springs.

  . Desert Springs Limited Partners Have No Cash Appraisal Rights. Desert
    Springs Limited Partners who vote against the Merger have no right to receive cash based upon an appraisal of their Partnership Interests.

  . Uncertainties as to the Size and Leverage of the Operating
    Partnership. The Desert Springs Limited Partners cannot know at the time they vote on the Merger the exact size and amount of leverage of the Operating Partnership. Host is an existing operating company that regularly issues and repays debt, acquires additional hotels and disposes of existing hotels. Also, some or all of the Partnerships may elect not to participate in a Merger. In addition, outside partners in certain Private Partnerships may not consent to a lease of their partnership's Hotel(s). In either such case, Host will contribute its interests in such Partnerships and Private Partnerships to the Operating Partnership, but the Operating Partnership may, in turn, contribute such interests to a Non-Controlled Subsidiary, which will be subject to corporate-level income taxation. Host also may repurchase outstanding securities or issue new debt or equity securities prior to the consummation of the Mergers and the REIT Conversion.

  . Lack of Control over Hotel Operations. Due to current federal income tax law restrictions on a REIT's ability to derive revenues directly from the operation of a hotel, the Operating Partnership will lease virtually all of its consolidated Hotels to the Lessees, which will operate the Hotels by continuing to retain the Managers pursuant to the Management Agreements. The Operating Partnership will not operate the Hotels or participate in the decisions affecting the daily operations of the Hotels. The Operating Partnership will have only a limited ability to require the Lessees or the Managers to operate or manage the Hotels in any particular manner and no ability to govern any particular aspect of their day-to-day operation or management. Therefore, the Operating Partnership will be dependent for its revenue upon the ability of the Lessees and the Managers to operate and manage the Hotels.

                             Desert Springs Supp-4

  . Expiration of Leases and Possible Inability to Find Other Lessees. The
    Leases will expire seven to ten years after the Effective Date and there can be no assurance that such Leases will be renewed (or if renewed, will be renewed on terms as favorable to the Operating Partnership). If the Leases are not renewed, the Operating Partnership will be required to find other lessees, which lessees must meet certain requirements set forth in the Management Agreements. There can be no assurance that satisfactory lessees could be found or as to the terms and conditions on which the Operating Partnership would be able to renew the Leases or enter into new leases with such lessees.

  . Requisite Vote of Desert Springs Limited Partners Binds All Desert
    Springs Limited Partners. For Desert Springs, approval by a majority of the Partnership Interests of Desert Springs that are eligible to be voted is required to approve the Merger, as described in "Voting Procedures-- Required Vote and Other Conditions." Such approval will cause Desert Springs to participate in the Merger and will bind all Desert Springs Limited Partners, including Desert Springs Limited Partners who voted against or abstained from voting with respect to the Merger.


  . Substantial Indebtedness of the Operating Partnership. The Operating
    Partnership will have substantial indebtedness. As of June 19, 1998, on a pro forma basis assuming the Full Participation Scenario, the Operating Partnership would have had outstanding indebtedness totaling approximately $5.1 billion, which represents a % debt-to-total market capitalization ratio on a pro forma basis at such date (based upon a
    price per Common Share of Host REIT of $     ). The Operating
    Partnership's business is capital intensive and it will have significant capital requirements in the future. The Operating Partnership's leverage level could affect its ability to (i) obtain financing in the future,
    (ii) undertake refinancings on terms and subject to conditions deemed acceptable by the Operating Partnership, (iii) make distributions to partners, (iv) pursue its acquisition strategy or (v) compete effectively or operate successfully under adverse economic conditions.

  . No Limitation on Debt. There are no limitations in Host REIT's or the Operating Partnership's organizational documents which limit the amount of indebtedness either may incur, although both the Notes and the Operating Partnership's other debt instruments will contain certain restrictions on the amount of indebtedness that the Operating Partnership may incur.

  . Rental Revenues from Hotels Subject to Rights of Lenders. In accordance with the mortgage loan agreements with respect to outstanding indebtedness of certain Hotel Partnerships, the rental revenues received by such Hotel Partnerships under certain Leases first will be used to satisfy the debt service on such outstanding indebtedness with only the cash flow remaining after debt service being available to satisfy other obligations of the Hotel Partnership (including paying property taxes and insurance, funding the required FF&E reserves for the Hotels and capital improvements and paying debt service with respect to unsecured debt) and to make distributions to holders of OP Units.

  . Ownership Limitations. No person or group may own, actually or constructively (as determined under the applicable Code provisions), (i) in excess of 9.8% of the number or value of outstanding Common Shares of Host REIT or (ii) in excess of 4.9% of the value of the OP Units (other than Host REIT and The Blackstone Group), subject to waiver or modification by Host REIT or the Operating Partnership, as the case may be, in certain limited circumstances.

  . Timing of the REIT Conversion. If the REIT Conversion does not occur in time for Host REIT to elect REIT status effective January 1, 1999, the effectiveness of Host REIT's election could be delayed to January 1, 2000, which would result in Host REIT continuing to pay corporate-level income taxes in 1999 and could cause the Blackstone Acquisition not to be consummated.

  . Effect of Subsequent Events upon Recognition of Gain. Even though the
    Desert Springs Limited Partners (other than those who elect to receive a Note in exchange for OP Units) generally are not expected to recognize significant taxable gain at the time of the Mergers, there are a variety of events and transactions (including the sale of the Hotel currently owned by Desert Springs or the reduction of indebtedness securing the Hotel) that could cause a Desert Springs Limited Partner to recognize all or a part of the gain that otherwise has been deferred through the REIT Conversion. See "Federal Income Tax Consequences--Tax Treatment of Desert Springs Limited Partners Who Hold OP Units Following

                             Desert Springs Supp-5
   the Merger." Certain Hotels (including the Blackstone Hotels) will be covered by agreements with third parties which will restrict the Operating Partnership's ability to dispose of those properties or refinance their debt. In addition, if Atlanta Marquis participates in the Mergers, the Operating Partnership will succeed to an existing agreement that will restrict its ability to dispose of the Atlanta Marquis Hotel or to refinance the debt secured by such Hotel without compensating certain outside partners for the resulting adverse tax consequences. As for the remaining initial properties (including the Hotel owned by Desert Springs), the partnership agreement of the Operating Partnership, which is substantially in the form attached to the Consent Solicitation as Appendix A (the "Partnership Agreement"), does not impose any restrictions on the Operating Partnership's ability to dispose of the Hotels or to refinance debt secured by the Hotels (but the Operating Partnership is obligated to pay any taxes Host REIT incurs as a result of any such transactions). In addition, the Partnership Agreement provides that Host REIT, as general partner of the Operating Partnership, is not required to take into account the tax consequences of the limited partners in deciding whether to cause the Operating Partnership to undertake specific transactions (but the Operating Partnership is obligated to pay any taxes that Host REIT incurs as a result of any such transaction) and the limited partners have no right to approve or disapprove such transactions. See "Description of OP Units--Sales of Assets."

  . Election to Exchange OP Units for Notes. A Desert Springs Limited Partner who elects to receive a Note in connection with the Merger in exchange for his OP Units will be treated as having made a taxable disposition of his Partnership Interest. A Desert Springs Limited Partner who receives a Note may be eligible to defer at least a small portion, but not all, of that gain under the "installment sale" rules. A Desert Springs Limited Partner with a "negative capital account" with respect to his Partnership Interest who elects to receive a Note will recognize "phantom income" in that amount at the time of the Merger in any event. See "Federal Income Tax Consequences--Tax Treatment of Desert Springs Limited Partners Who Exercise Their Right to Make the Note Election."

  . Competition in the Lodging Industry. The profitability of the Hotels is subject to general economic conditions, the management abilities of the Managers (including primarily Marriott International), competition, the desirability of particular locations and other factors relating to the operation of the Hotels. The full-service segment of the lodging industry, in which virtually all of the Hotels operate, is highly competitive and the Hotels generally operate in geographical markets that contain numerous competitors. The Hotels' success will be dependent, in large part, upon their ability to compete in such areas as access, location, quality of accommodations, room rate structure, the quality and scope of food and beverage facilities and other services and amenities. The lodging industry, including the Hotels (and thus the Operating Partnership), may be adversely affected in the future by (i) national and regional economic conditions, (ii) changes in travel patterns, (iii) taxes and government regulations which influence or determine wages, prices, interest rates, construction procedures and costs, (iv) the availability of credit and (v) other factors beyond the control of the Operating Partnership.

  . Failure of Host REIT to Qualify as a REIT for Tax Purposes. Taxation of
    Host REIT as a corporation if it fails to qualify as a REIT, and Host REIT's subsequent liability for federal, state and local taxes on its income and property, would, among other things, have the effect of reducing cash available for distribution to Host REIT's shareholders and materially reducing the value of the Common Shares and OP Units.

  . Failure of the Operating Partnership to Qualify as a Partnership for Tax
    Purposes. Taxation of the Operating Partnership as a corporation if it fails to qualify as a partnership and the Operating Partnership's subsequent liability for federal, state and local income taxes would, among other things, have the effect of reducing cash available for distribution to holders of OP Units, would cause Host REIT to fail to qualify as a REIT for tax purposes and would cause the holders of OP Units to recognize substantial taxable gain at the time the Operating Partnership ceases to qualify as a partnership.

  . Failure of the Leases to Qualify as Leases. If the lease of the Hotel to the Lessee were to be disregarded for tax purposes (for example, because the Lease was determined to lack economic substance), Host REIT could fail to qualify as a REIT and the Operating Partnership might be treated as a corporation for federal

                             Desert Springs Supp-6
   income tax purposes, which could have a material adverse impact on the Desert Springs Limited Partners and the value of the OP Units.

  . Change in Tax Laws. No assurance can be provided that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to Host REIT's qualification as a REIT or the federal income tax consequences of such qualification.

  . Desert Springs Limited Partners Need to Consult with Their Own Tax
    Advisors. Because the specific tax attributes of a Desert Springs Limited Partner and the facts regarding such Desert Springs Limited Partner's interest in Desert Springs could have a material impact on the tax consequences to such Desert Springs Limited Partner of the Merger, the subsequent ownership and disposition of OP Units or Notes and/or the subsequent ownership and disposition of Common Shares, it is essential that each Desert Springs Limited Partner consult with his own tax advisors regarding the application of federal, foreign and state and local tax laws to such Desert Springs Limited Partner's personal tax situation.

  . Effect of Possible Classification as a Publicly Traded Partnership on
    Passive Losses. There is a significant possibility that the Operating Partnership could be classified as a "publicly traded partnership," in which event the Desert Springs Limited Partners would not be able to use suspended passive activity losses from other investments (including from Desert Springs) to offset income from the Operating Partnership. It is estimated that each Desert Springs Limited Partner who purchased his Partnership Interest at the time of the original offering of such Interests, has held such Partnership Interest continuously since that time and whose Partnership Interest has been his only investment in a passive activity would have a passive activity loss carryforward as of December 31, 1998.

  . Host's Substantial Deferred Tax and Contingent Liabilities. Host will have substantial deferred tax liabilities that are likely to be recognized in the next ten years (notwithstanding Host REIT's status as a REIT), and the IRS could assert substantial additional liabilities for taxes against Host for taxable years prior to the time Host REIT qualifies as a REIT. Under the terms of the REIT Conversion and the Partnership Agreement, the Operating Partnership will be responsible for paying (or reimbursing Host REIT for the payment of) all such tax liabilities as well as any other liabilities (including contingent liabilities and liabilities attributable to litigation that Host REIT may incur) whether such liabilities are incurred by reason of Host's activities prior to the REIT Conversion or the activities of Host REIT subsequent thereto.


  Because REITs are not permitted under current federal income tax law to derive revenues directly from the operation of hotels, the Operating Partnership will lease the Hotels to lessees (the "Lessees") that will operate the Hotels under the existing management agreements and pay rent to the Operating Partnership, as more fully described herein. The Lessees generally will be indirect controlled subsidiaries of HMC Senior Communities, Inc. ("SLC"), which currently is a wholly owned subsidiary of Host. SLC will become a separate public company when Host distributes the common stock of SLC and other consideration to its existing shareholders and the Blackstone Entities in connection with Host's distribution of its accumulated earnings and profits, which Host REIT is required to do in order to qualify as a REIT. Shares of Host REIT and SLC will become separately traded securities and the companies will operate independently. There will be no overlap between the boards of Host REIT and SLC. There will be a substantial overlap of shareholders of the two companies initially, but this likely will diverge over time.

  MARRIOTT DESERT SPRINGS CORPORATION (THE "GENERAL PARTNER"), THE GENERAL PARTNER OF DESERT SPRINGS, BELIEVES THAT THE MERGER PROVIDES SUBSTANTIAL BENEFITS AND IS FAIR TO THE DESERT SPRINGS LIMITED PARTNERS AND RECOMMENDS THAT ALL DESERT SPRINGS LIMITED PARTNERS VOTE FOR THE MERGER.

  The effects of the Merger may be different for Limited Partners of the various Partnerships. This Supplement has been prepared to highlight for Desert Springs Limited Partners the specific risks, benefits, effects and fairness of the Merger to them and to provide other information specific to Desert Springs. Supplements have also been prepared for each of the other Partnerships. This Supplement, together with the supplements of the other Partnerships (collectively, the "Supplements"), are part of the Consent Solicitation. Upon receipt of a written request by a Limited Partner or his representative so designated in writing, the General Partner will send a copy of any Supplement without charge. All requests for a copy of a Supplement should be directed to: Investor

                             Desert Springs Supp-7

Relations, 10400 Fernwood Road, Bethesda, Maryland 20817, telephone number 301-380-2070 (between the hours of 9:00 a.m. and 4:00 p.m., eastern time).

  All cross-references refer to the Consent Solicitation unless the context indicates otherwise. Capitalized terms not defined herein shall have the meaning set forth in the Consent Solicitation. The information contained herein, unless otherwise indicated, assumes the REIT Conversion occurs with all Partnerships participating and no Notes being issued (the "Full Participation Scenario").

EXPECTED BENEFITS OF THE MERGER

  The General Partner believes that participating in the Merger would likely be beneficial to the Desert Springs Limited Partners for the reasons set forth below. This information is qualified by and should be read in conjunction with the information in the Consent Solicitation under "Background and Reasons for the Mergers and the REIT Conversion--Reasons for the Mergers." These benefits, which should be viewed as alternatives to continuing the business and operations of Desert Springs, are expected to include:

  . Exchange Value of Desert Springs. Desert Springs Limited Partners who elect to retain OP Units in the Merger will receive OP Units with an estimated Exchange Value equal to $40,880 per Partnership Unit.

  . Enhanced Liquidity of Investment. The REIT Conversion will offer Desert Springs Limited Partners significantly enhanced liquidity with respect to their investments in Desert Springs because, commencing one year following the Effective Date, Desert Springs Limited Partners who retain OP Units will be able to exercise their Unit Redemption Right at any time, subject to certain limited exceptions. Host has approximately 204 million shares of common stock outstanding and is expected to have a
     total common equity market capitalization of approximately $   billion
     after giving effect to the estimated $    million earnings and profits
     distribution (based on Host's $   closing price per share on the NYSE on
          , 1998). The exercise of the Unit Redemption Right, however, generally would result in recognition of taxable income or gain at that time.

  . Public Market Valuation of Assets. The Partnership Units of Desert Springs currently trade at a discount to the net asset value of Desert Springs' assets. In contrast, the General Partner believes that by exchanging interests in Desert Springs, which is a non-traded, finite-life limited partnership with a fixed portfolio for interests in an infinite-life publicly traded real estate company focused primarily on a more diverse and growing full-service hotel portfolio and providing valuation based upon publicly traded Common Shares of Host REIT, the Desert Springs Limited Partners will have the opportunity to participate in the recent trend toward ownership of real estate through a publicly traded entity, which, in many instances, has resulted in market valuations of public real estate companies in excess of the estimated net asset values of those companies. There can be no assurance, however, that the Common Shares of Host REIT will trade at a premium to the private market values of the Operating Partnership's assets or that the relative pricing differential will not change or be eliminated in the future. Also, the benefit of Host's conversion to a REIT will not be shared by the Desert Springs Limited Partners if and to the extent that such benefit is reflected in the market valuation of Host's common stock prior to the REIT Conversion.

  . Regular Quarterly Cash Distributions. The General Partner expects that the Operating Partnership will make regular quarterly cash distributions to holders of OP Units. The General Partner expects that these distributions will be higher than the estimated cash distributions for 1998 of Desert Springs and, in any event, the ability to receive distributions quarterly and in regular amounts would be enhanced. For additional information regarding historical and estimated future distributions for Desert Springs and the other Partnerships, see "Background and Reasons for the Mergers and the REIT Conversion -- Reasons for the Mergers."

  . Substantial Tax Deferral. The General Partner expects that Desert Springs Limited Partners who do not elect to receive a Note in exchange of OP Units generally should be able to obtain the benefits of the Merger while continuing to defer recognition for federal income tax purposes of at least a substantial portion, if not all, of the gain with respect to their Partnership Interests that otherwise would be recognized in the event of a liquidation of Desert Springs or a sale or other disposition of its assets

                             Desert Springs Supp-8
     in a taxable transaction. Thereafter, such Desert Springs Limited Partners generally should be able to defer at least a substantial portion of such built-in gain until they elect to exercise their Unit Redemption Right or the Hotel currently owned by Desert Springs is sold or otherwise disposed of in a taxable transaction by the Operating Partnership or the debt now secured by such Hotel is repaid, prepaid or substantially reduced. The federal income tax consequences of the Merger are highly complex and, with respect to each Desert Springs Limited Partner, are dependent upon many variables, including the particular circumstances of such Desert Springs Limited Partner. See "Federal Income Tax Consequences--Tax Consequences of the Merger." Each Desert Springs Limited Partner is urged to consult with his own tax advisors as to the consequences of the Merger in light of his particular circumstances.

  . Risk Diversification. Participation in the Merger, as well as future hotel acquisitions by the Operating Partnership, will reduce the dependence of Desert Springs Limited Partners upon the performance of, and the exposure to the risks associated with, Desert Springs' Hotel and spread such risk over a broader and more varied portfolio, including more diverse geographic locations and multiple brands. See "Business and Properties--Business Objectives."

  . Reduction in Leverage and Interest Costs. It is expected that the Operating Partnership will have a significantly lower leverage to value ratio than Desert Springs currently, which has a leverage ratio of 81% (calculated as a percentage of Appraised Value), resulting in significant interest and debt service savings and greater financial stability.

  . Growth Potential. The General Partner believes that the Desert Springs Limited Partners, by owning interests in a publicly traded real estate company focused primarily on a more diverse and growing upscale and luxury full-service hotel portfolio, will be able to participate in growth opportunities that would not otherwise be available to them.

  . Greater Access to Capital. With publicly traded equity securities, a larger base of assets and a substantially greater equity value than Desert Springs individually, Host REIT expects to have greater access to the capital necessary to fund the Operating Partnership's operations and to consummate acquisitions on more attractive terms than would be available to Desert Springs individually. This greater access to capital should provide greater financial stability to the Operating Partnership and reduce the level of risk associated with refinancing existing loans upon maturity, as compared to Desert Springs individually.

  If Desert Springs does not participate in the Merger, its business will continue in the same manner; however, the Operating Partnership may elect to contribute some or all of its interests in Desert Springs to a Non-Controlled Subsidiary.

DETERMINATION OF EXCHANGE VALUE OF DESERT SPRINGS AND ALLOCATION OF OP UNITS

  GENERAL. The Exchange Value of Desert Springs will be equal to the greatest of its Adjusted Appraised Value, Continuation Value and Liquidation Value, each of which has been determined as follows:

  . Adjusted Appraised Value. The General Partner has retained AAA to determine the market value of the Hotel as of March 1, 1998 (the "Appraised Value"). The "Adjusted Appraised Value" of Desert Springs equals the Appraised Value of its Hotel, adjusted as of the Final Valuation Date for lender reserves, capital expenditure reserves, existing indebtedness (including a "mark to market" adjustment to reflect the market value of such indebtedness), certain deferred maintenance costs, deferred management fees and transfer and recordation taxes and fees.

  . Continuation Value. The "Continuation Value" of Desert Springs represents AAA's estimate, as adopted by the General Partner, of the discounted present value, as of January 1, 1998, of the Desert Springs limited partners' share of estimated future cash distributions and estimated net sales proceeds (plus lender reserves), assuming that Desert Springs continues as an operating business for twelve years and its assets are sold on December 31, 2009 for their then estimated market value.

  . Liquidation Value. The "Liquidation Value" of Desert Springs represents the General Partner's estimate of the net proceeds to Desert Springs limited partners resulting from the assumed sale as of December 31, 1998 of the Hotel of Desert Springs, at its Adjusted Appraised Value (after eliminating

                             Desert Springs Supp-9
     any "mark to market" adjustment and adding back the deduction for transfer and recordation taxes and fees, if any, made in deriving the Adjusted Appraised Value), less (i) estimated liquidation costs, expenses and contingencies equal to 2.5% of Appraised Value and (ii) prepayment penalties or defeasance costs, as applicable.

  Final determination of the Exchange Value of Desert Springs will be made as of the end of the four week accounting period ending at least 20 days prior to the Effective Date (the "Final Valuation Date") and will be equal to the greatest of Adjusted Appraised Value, Continuation Value and Liquidation Value as of such date. Adjusted Appraised Value, Continuation Value and Liquidation Value will be adjusted as of the Final Valuation Date (i) to reflect the amount of lender and capital expenditure reserves and the amount of deferred management fees as of such date, (ii) to increase the Adjusted Appraised Value by any amounts actually expended by Desert Springs after the Initial Valuation Date to perform deferred maintenance that were previously subtracted in determining the estimated Adjusted Appraised Value of Desert Springs and (iii) to reflect any changes in Desert Springs' other reserves, such as for litigation expenses and indemnification costs and any revised estimates of transfer and recordation taxes and fees.

  APPRAISED VALUE. Desert Springs' Hotel was appraised as of March 1, 1998 by AAA, an independent, nationally recognized hotel valuation and financial advisory firm experienced in the appraisals of lodging properties such as Desert Springs' Hotel. The appraisal (an "Appraisal") was reviewed by a Member Appraisal Institute ("MAI") appraiser and certified by such MAI appraiser as having been prepared in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation.

  The purpose of the Appraisal is to provide an estimate of the "Market Value" of the Hotel. "Market Value" means the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably and assuming the price is not affected by undue stimuli. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby: (i) the buyer and seller are equally motivated; (ii) both parties are well informed or well advised and each is acting in what he considers his own best interest; (iii) a reasonable time frame is allowed for exposure in the open market; (iv) payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto and (v) the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale. AAA made a site visit at Desert Springs' Hotel for purposes of the Appraisal.

  In preparing the Appraisal, AAA relied primarily on the income capitalization method of valuation, and then compared the value estimated by this method with recent sales of comparable properties, as a check on the reasonableness of the value determined through the income capitalization method. AAA employed the following procedures for determining the Appraised Value of Desert Springs' Hotel:

  . Historical 1997 and Projected Year's Earnings. AAA reviewed the historical 1997 net operating income (i.e., income before interest, taxes, depreciation and amortization) ("NOI") prior to incentive management fees and certain capital expenditures for the Hotel. AAA also prepared a projection of the net operating income prior to incentive management fees and certain capital expenditures for the Hotel for the twelve month period ending February 28, 1999 (the "Projected Year"), using historical financial information for the Hotel, budget information, a survey with the manager of the Hotel addressing the physical condition of the Hotel, local market conditions (including business mix, demand generators, future trends and predictability of business), changes in the competitive environment, comparison with direct competitors of the Hotel and risk factors relating to the Hotel. The resulting gross margin (ratio of total revenues to NOI prior to incentive management fees) was checked against AAA's database of the gross margins for similar hotels for reasonableness.

  . Impact of Incentive Management Fees. AAA estimated a normalized annual amount of incentive management fees payable under the applicable management agreement and subtracted this amount from the net operating income prior to incentive management fees and certain capital expenditures for 1997 and the Projected Year.

                            Desert Springs Supp-10

  . Impact of Owner Funded Capital Expenditures. AAA estimated normalized annual amounts of owner funded capital expenditures (over and above the FF&E reserve) based in part on projected owner funded capital expenditures estimated in the Engineering Study, including, in the case of Desert Springs, certain identified 1998 capital expenditures for which reserves have been set aside. The normalized amounts were then subtracted from the NOI prior to owner funded capital expenditures for 1997 and the Projected Year.

  . Capitalization of Adjusted NOI. AAA then capitalized the amount resulting from the foregoing adjustments ("Adjusted NOI") for 1997 and the Projected Year by dividing such amounts by capitalization rates that AAA determined to be appropriate. A capitalization rate represents the relationship between net operating income and sales prices of income producing property. AAA selected the capitalization rates based upon its review of current published surveys reflecting the opinions of investors and participants such as REITs, hotel acquisition/management companies and pension funds, lenders, brokers and consultants as to current capitalization rates, and its own database of capitalization rates reflected in recent transactions, adjusted for factors specific to the Hotel, such as location, physical condition, reserve policies, local market volatility and competition, guest mix, renovation influences and other income characteristics. AAA used separate capitalization rates that it deemed appropriate to capitalize 1997 historical Adjusted NOI and estimated Projected Year's Adjusted NOI. AAA then estimated the value of the Hotel based upon each of the values estimated by capitalizing 1997 and Projected Year's Adjusted NOI and its professional judgment. The following table sets forth the effective capitalization rates for 1997 and Projected Year's Adjusted NOI resulting from AAA's estimated Appraised Value of Desert Springs' Hotel.

   RESULTING EFFECTIVE CAPITALIZATION RATES FOR APPRAISAL OF DESERT SPRINGS'
                                  HOTEL

   1997                                PROJECTED YEAR (ENDING FEBRUARY 28, 1999)
   ----                                -----------------------------------------
   8.9%...............................                    9.3%

  The resulting Appraised Value of Desert Springs' Hotel, as estimated by AAA, is $223,800,000.

  . Comparison with Comparable Sales. AAA checked the Appraised Value of the Hotel derived by the foregoing procedures against its database of comparable sale transactions for reasonableness.

  The Appraised Value assumes all contractual provisions for FF&E reserves are adequate and have not been reduced to reflect deferred maintenance or environmental remediation costs with respect to Desert Springs' Hotel (but estimated deferred maintenance costs have been deducted in estimating the Adjusted Appraised Value of Desert Springs' Hotel). The Appraised Value did not take into account the costs that might be incurred in selling the Hotel (but estimated costs for transfer and recordation taxes and fees have been deducted in estimating the Adjusted Appraised Value of the Hotel).

  The Appraisal is not a guarantee of present or future values and no assurance can be given as to the actual value of Desert Springs' Hotel. The Appraisal should be read in conjunction with other information, such as, but not limited to, the audited financial statements of Desert Springs.

  The Appraised Value, and the assumptions underlying the projections on which the Appraised Value is based, are contingent upon a series of future events, the outcomes of which are not necessarily within the Operating Partnership's control and cannot be determined at this time. There can be no assurance that another appraiser would not have arrived at a different result. Some of the assumptions inevitably will not materialize and unanticipated events and circumstances will occur subsequent to the date of the Appraisals. Furthermore, the actual results achieved from Desert Springs' Hotel will vary from the results projected in the Appraisal and the variations may be material.

  ADJUSTED APPRAISED VALUE. The Adjusted Appraised Value of Desert Springs was determined by making various adjustments to the Appraised Value of Desert Springs' Hotel, as described below.

  . Lender Reserves. Desert Springs' debt service reserves are required to be held by third-party lenders. The amount of these lender reserves as of the Initial Valuation Date was added to the Appraised Value

                            Desert Springs Supp-11
     of the Hotel. A final determination of the lender reserves of Desert Springs will be made on the Final Valuation Date and any changes in such reserves will be reflected in the Adjusted Appraised Value.

  . 1998 Capital Expenditure Reserves. For Desert Springs, an amount equal to the capital expenditure reserves which were set aside as of March 1, 1998 for various identified capital improvements in 1998 (which amounts resulted in reductions in the Appraised Value as described above) was added back to the Appraised Value.

  . Mortgage and Other Debt. The estimated principal balance and accrued interest as of the Effective Date (assumed to be December 31, 1998) of all mortgage and other debt of Desert Springs has been subtracted from the Appraised Value.

  . Mark to Market Adjustments. The third-party loans of the Partnerships have various interest rates and terms to maturity. In order to reflect the fair value of the third-party loans of Desert Springs, the estimated Adjusted Appraised Value for Desert Springs has been increased to "mark to market" the interest rate for such loans. This adjustment has been estimated by comparing the interest cost using the applicable interest rates on existing third-party loans over their remaining term to the interest cost using the interest rate that the Operating Partnership believes it would be able to obtain for unsecured debt in the market as of the Final Valuation Date (which would have been % per annum based on a 225 basis point (2.25 percent) spread over the yield on seven-year
     U.S. Treasury securities as of    , 1998). The mark to market adjustment
     for each loan was calculated by determining the difference between the present values, as of December 31, 1998, of the interest payments over the remaining term of the loan from January 1, 1999 to maturity using the actual interest rate as the discount rate as compared to using the assumed market rate as the discount rate. In the case of the mezzanine loan on Desert Springs, the adjustment reflects the prepayment penalty that would be payable because it is less than the mark to market adjustment.

  . Deferred Maintenance Costs. The estimated cost to complete any deferred maintenance items identified in the Engineering Study relating to Desert Springs' Hotel have been subtracted from the Appraised Value. The adjustments for this item will be reduced at the Final Valuation Date to reflect amounts expended after the Initial Valuation Date to perform such deferred maintenance. No adjustments have been made for previously budgeted capital expenditures or deferred maintenance costs estimated in the Engineering Study that are reflected in the cash flow projections used for purposes of estimating Appraised Value.

  The following table sets forth the adjustments to the Appraised Value made to derive the estimated Adjusted Appraised Value for Desert Springs' Hotel as of the Initial Valuation Date.

     CALCULATION OF ESTIMATED ADJUSTED APPRAISED VALUE FOR DESERT SPRINGS
                       AS OF THE INITIAL VALUATION DATE
              (IN THOUSANDS, EXCEPT PER PARTNERSHIP UNIT AMOUNT)

   Appraised Value................................................... $ 223,800
   Lender reserves...................................................     6,173
   Capital expenditure reserve.......................................     1,500
   Mortgage debt.....................................................  (101,632)
   Other debt........................................................   (92,438)
   Mark to market adjustment.........................................       411
   Deferred maintenance costs........................................      (650)
                                                                      ---------
   Estimated Adjusted Appraised Value................................ $  37,164
                                                                      =========
   Limited partners' share........................................... $  36,792
   Per Partnership Unit.............................................. $  40,880

                            Desert Springs Supp-12

  CONTINUATION VALUE. AAA estimated the Continuation Value of Desert Springs using the following methodology:

  . Estimated Future Cash Distributions. AAA prepared estimates of future partnership cash flow for Desert Springs for the 12-year period from January 1, 1998 through December 31, 2009 based upon the estimated 1998 NOI before incentive management fees used in the Appraisal and for each subsequent year applying an assumed annual stabilized growth rate (as shown in the table below) developed by AAA for this analysis. For each year in the projection period, AAA estimated the amount of cash available for distribution to Desert Springs' limited partners after payment of all management fees, debt service, owner funded capital expenditures based on the Engineering Study and other partnership expenses and after application of the applicable partnership agreement provisions. AAA assumed that Desert Springs' FF&E reserve was adequate and understood that Host determined that there were no reserve shortfalls or surpluses.

  . Determination of Residual Value. To estimate the residual value of the Desert Springs limited partners' interest in Desert Springs at the end of the 12-year period, AAA assumed that the Desert Springs Hotel would be sold as of December 31, 2009 at its then market value. AAA estimated the market value of the Hotel as of such date by applying an exit capitalization rate that it deemed appropriate, using the factors described above in connection with the "--Appraised Value," which are set forth in the table below, to the estimated Adjusted NOI for 2009 (estimated as described above). AAA then subtracted estimated sales
     costs of 2.0% of the estimated market value, added lende     r reserves
     and subtracted the estimated outstanding principal balance of debt as of December 31, 2009 and deferred management fees to arrive at net sales proceeds available for distribution to partners. AAA then determined what portion of such estimated net sales proceeds would be distributable to Desert Springs' limited partners under the partnership and debt agreements.

  . Discounting Distributions to Present Value. As a final step, AAA discounted the estimated future cash distributions to Desert Springs' limited partners from operations and estimated net sales proceeds to their present value as of January 1, 1998, using a discount rate of 20% per annum. AAA believes that this discount rate reflects the return on investment that investors expect from leveraged investments of this nature.

  The growth rate and exit capitalization rate used to determine the estimated Continuation Value for Desert Springs are as set forth below:

   GROWTH RATE, EXIT CAPITALIZATION RATEAND ESTIMATED CONTINUATION VALUE FOR
                                DESERT SPRINGS

                                                                ESTIMATED
                                                            CONTINUATION VALUE
   GROWTH RATE      EXIT CAPITALIZATION RATE (2009)       (PER PARTNERSHIP UNIT)
   -----------      -------------------------------       ----------------------
   4.50%                         9.66%                           $33,536

  LIQUIDATION VALUE. The Liquidation Value of Desert Springs was estimated by the General Partner and represents the estimated value of Desert Springs if all of its assets were sold as of December 31, 1998. Such value was based upon the Adjusted Appraised Value of Desert Springs, with the following adjustments: (i) the "mark to market" adjustment used to estimate the Adjusted Appraised Value was eliminated and instead prepayment or defeasance costs that would be payable under existing debt agreements (regardless of whether the debt in fact can be prepaid on December 31, 1998) were deducted from the Appraised Value; (ii) the deduction for transfer and recordation taxes and fees used to estimate the Adjusted Appraised Value was eliminated and instead an amount equal 2.5% of the Appraised Value of Desert Springs' Hotel was subtracted from the Appraised Value for estimated liquidation costs, expenses and contingencies; and (iii) the amount of participating interest payable on the Desert Springs subordinated loan held by Host was deducted from the Appraised Value to reflect the net proceeds available to partners of Desert Springs. The General Partner then determined the portion of the estimated Liquidation Value that would be distributable to Desert Springs' limited partners under the terms of the partnership agreement and other contractual arrangements.

                            Desert Springs Supp-13

  The following table sets forth the adjustments made to the Adjusted Appraised Value to estimate the Liquidation Value of Desert Springs as of the Initial Valuation Date:

CALCULATION OF ESTIMATED LIQUIDATION VALUE OF DESERT SPRINGS AS OF THE INITIAL
                                VALUATION DATE
              (IN THOUSANDS, EXCEPT PER PARTNERSHIP UNIT AMOUNT)

   Appraised Value................................................... $ 223,800
   Lender reserves...................................................     6,173
   Capital expenditure reserve.......................................     1,500
   Mortgage debt.....................................................  (101,632)
   Other debt........................................................   (89,669)
   Prepayment/defeasance costs.......................................    (8,821)
   Deferred maintenance costs........................................      (650)
   Sales costs.......................................................    (5,595)
                                                                      ---------
   Estimated Liquidation Value....................................... $  25,106
                                                                      =========
   Limited partners' share........................................... $  24,855
   Per Partnership Unit.............................................. $  27,617

  ESTIMATED EXCHANGE VALUE. The following table sets forth the estimated Exchange Value of Desert Springs (based upon the greatest of its estimated Adjusted Appraised Value, estimated Continuation Value and estimated Liquidation Value), the estimated minimum and pro forma number of OP Units to be received and the estimated Note Election Amount for Desert Springs, all on a per Partnership Unit basis as of the Initial Valuation Date. The estimated Exchange Value for Desert Springs will be received by each Desert Springs Limited Partner retaining OP Units in the Merger. The estimated Note Election Amount for Desert Springs (which will be received by Desert Springs Limited Partners electing to receive Notes in exchange for OP Units) is equal to the Liquidation Value for Desert Springs. The estimated values set forth below may increase or decrease as a result of various adjustments, which will be finally calculated as of the Final Valuation Date but will not change as a result of less than all of the Partnerships participating in the Mergers. The actual number of OP Units to be received by the Desert Springs Limited Partners will be based on the average closing price on the NYSE of a Host REIT Common Share for the 20 trading days after the Effective Date.

                        ESTIMATED EXCHANGE VALUE,

               NUMBER OF OP UNITS AND NOTE ELECTION AMOUNT

                OF DESERT SPRINGS PER PARTNERSHIP UNIT(1)

                                                              ESTIMATED   ESTIMATED
         ESTIMATED         ESTIMATED    ESTIMATED  ESTIMATED   MINIMUM    PRO FORMA    ESTIMATED
     ADJUSTED APPRAISED   CONTINUATION LIQUIDATION EXCHANGE   NUMBER OF   NUMBER OF  NOTE ELECTION
           VALUE             VALUE        VALUE    VALUE(2)  OP UNITS(3) OP UNITS(4)   AMOUNT(5)
     ------------------   ------------ ----------- --------- ----------- ----------- -------------
          $40,880           $33,536      $27,617    $40,880                 2,044       $27,617

--------

(1) A Partnership Unit in Desert Springs represents an original investment of $100,000.

(2) The estimated Exchange Value is equal to the greatest of estimated Adjusted Appraised Value, estimated Continuation Value and estimated Liquidation Value.

(3) Assumes the price of an OP Unit is $ , which is the maximum price for purposes of the Merger.

(4) Assumes the price of an OP Unit is $20.00, which is the price used for purposes of the pro forma financial statements.

(5) The principal amount of Notes is equal to the greater of (i) the Liquidation Value or (ii) 60% of the Exchange Value (the "Note Election Amount").

                            Desert Springs Supp-14

  Price of OP Units to Pay Exchange Value to Desert Springs Limited
Partners. Each Desert Springs Limited Partner will receive OP Units with a deemed value equal to the Exchange Value of such Desert Springs Limited Partner's Partnership Interests. The price of an OP Unit for this purpose will be equal to the average closing price on the NYSE of a Host REIT Common Share for the 20 trading days after the Effective Date of the Mergers (but in no
event greater than $   per Share). The closing price per share of Host common
stock on the NYSE was $  , on        , 1998.

  Desert Springs Limited Partners at the Effective Date of the Merger who retain OP Units will receive cash distributions from Desert Springs for all of 1998 and, if the Merger does not occur in 1998, any portion of 1999 prior to the Merger for which period they do not receive a cash distribution from the Operating Partnership. Cash distributions will be made by Desert Springs in accordance with its partnership agreement on or before June 1, 1999 in respect of 1998 operations and, if the Merger does not occur prior to January 1, 1999, within 90 days after the Effective Date of the Merger in respect of any 1999 operations. Desert Springs Limited Partners at the Effective Date of the Merger who receive Notes in exchange for OP Units will participate in the same distributions from Desert Springs as Limited Partners who retain OP Units but will not receive any distributions from the Operating Partnership with respect to periods after the Effective Date of the Merger.

  No fractional OP Units will be issued. Fractional amounts less than or equal to 0.50 of an OP Unit will be rounded down to the next whole number and fractional amounts greater than 0.50 will be rounded up to the next whole number of OP Units.

VALUATION OF THE GENERAL PARTNER'S INTEREST IN DESERT SPRINGS AND ALLOCATION OF OP UNITS TO THE GENERAL PARTNER

  The value of the General Partner's interest will be equal to the aggregate Exchange Value of Desert Springs minus the aggregate Exchange Value of the Desert Springs Limited Partners' Partnership Interests (giving effect to the applicable distribution preferences in the Desert Springs partnership agreement). The number of OP Units that will be received by the General Partner will be equal to the value of its interest in Desert Springs divided by the same price per OP Unit used to determine the number of OP Units to be received by the Desert Springs Limited Partners. The total number of OP Units that will be owned directly or indirectly by Host REIT (including OP Units owned by the General Partner) will be equal to the number of outstanding shares of common stock of Host at the Effective Date.

  The following table sets forth the estimated value of the General Partner's interest in Desert Springs based upon the estimated aggregate Exchange Value of the Desert Springs Limited Partners' Partnership Interests as of the Initial Valuation Date and the minimum and pro forma number of OP Units estimated to be received by the the General Partner in respect thereof.

 ESTIMATED VALUE OF THE GENERAL PARTNER'S INTEREST AND NUMBER OF OP UNITS

                          (DOLLARS IN THOUSANDS)

Aggregate Exchange Value...............................................  $37,164
Limited partners' share of aggregate Exchange Value....................   36,792
                                                                         -------
Value of General Partner's interest....................................      372
Total Host interest....................................................  $   372
                                                                         =======
Number of OP Units:
 Minimum(1)............................................................      --
 Pro Forma(2)..........................................................       19

--------

(1)Assumes the price of an OP Unit is $ , which is the maximum price for purposes of the Mergers.

(2)Assumes the price of an OP Unit is $20.00, which is the price used for purposes of the pro forma financial statements.

                            Desert Springs Supp-15

CASH DISTRIBUTIONS

  Historical Cash Distributions Paid by Desert Springs. The following table sets forth the distributions paid to Desert Springs Limited Partners (per Partnership Unit) during the periods indicated. The information below should be read in conjunction with the information in this Supplement under the caption "Selected Financial Data."

 HISTORICAL CASH DISTRIBUTIONS PAID BY DESERT SPRINGS(PER PARTNERSHIP UNIT)(1)

                                                          FISCAL YEAR
                         FIRST TWO QUARTERS ----------------------------------------
                                1998          1997    1996    1995    1994    1993
                         ------------------ -------- ------- ------- ------- -------
From net income.........       $2,500       $     -- $ 1,702 $ 5,577 $ 4,404 $ 5,498
Representing return of
 capital(2).............          --          25,000     --      --      --      --
                               ------       -------- ------- ------- ------- -------
  Total.................       $2,500       $ 25,000 $ 1,702 $ 5,577 $ 4,404 $ 5,498
                               ======       ======== ======= ======= ======= =======

--------
(1) A Partnership Unit represents a $100,000 original investment in Desert Springs.
(2) Computed as all distributions in excess of distributions from operating cash flow.

  Compensation and Distributions to the General Partner. Under Desert Springs' partnership agreement, the General Partner does not receive fees or compensation in connection with managing the affairs of Desert Springs but the General Partner and its affiliates are reimbursed for certain costs and expenses incurred on behalf of Desert Springs. In addition, the General Partner is entitled to distributions related to its interests in Desert Springs. The following information has been prepared to compare the amount of reimbursements paid and cash distributions made by Desert Springs to the General Partner and its affiliates to the amounts that would have been paid if the reimbursement and distribution structure which will be in effect after the REIT Conversion had been in effect for the periods presented.

  Following the REIT Conversion, Host REIT will be operated as a self-administered REIT and as a result no reimbursements or other compensation will be received by the General Partner.

  During the First Two Quarters 1998 and fiscal years 1997, 1996 and 1995, amounts actually paid by Desert Springs to the General Partner are shown below under "Historical" and the estimated amounts that would have been paid had the REIT Conversion been in effect for the periods presented, assuming the Full Participation Scenario, are shown under "Pro Forma" and assuming a distribution per OP Unit of $1.05 per year during such period, which is the midpoint of the expected distribution range for 1999.

   HISTORICAL AND PRO FORMA REIMBURSEMENTS AND DISTRIBUTIONS TO THE GENERAL
                        PARTNER AND ITS AFFILIATES

                              (IN THOUSANDS)

                            FIRST TWO
                             QUARTERS       FISCAL YEAR         FISCAL YEAR
                               1998             1997          1996       1995
                         ---------------- ---------------- ---------- ----------
                                     PRO              PRO
                         HISTORICAL FORMA HISTORICAL FORMA HISTORICAL HISTORICAL
                         ---------- ----- ---------- ----- ---------- ----------
Reimbursements(1).......   $  281   $ --     $273    $ --     $250       $ 67
Interest on Host
 Marriott Junior Loan...      776     --      --       --      --         --
Distributions(2)........       23      10     227       20      15         51
                           ------   -----    ----    -----    ----       ----
    Total ..............   $1,080   $  10    $500    $  20    $265       $118
                           ======   =====    ====    =====    ====       ====

--------

(1) All expenses will be paid directly by the Operating Partnership, accordingly, there are no expected reimbursements on a pro forma basis.

(2) The amount of distributions payable to the General Partner and its affiliates on a pro forma basis reflect distributions at a rate of $1.05 per annum per OP Unit (which is the midpoint of the expected range of distributions per OP Unit for 1999) with respect to the estimated number of OP Units that the General Partner and its affiliates will receive with respect to their general and limited partner interests in Desert Springs. Such number does not reflect the aggregate number of OP Units Host will receive in connection with the REIT Conversion.

                            Desert Springs Supp-16

CERTAIN INFORMATION REGARDING THE HOTEL OWNED BY DESERT SPRINGS

NAME OF HOTEL                     LOCATION OF HOTEL NUMBER OF ROOMS DATE OPENED
-------------                     ----------------- --------------- -----------
Marriott's Desert Springs Resort
 and Spa........................   Palm Desert, CA        884          1987

  The table below sets forth certain performance information for Desert Springs' Hotel for the indicated periods.

                              FIRST TWO QUARTERS          FISCAL YEAR
                              -------------------- ----------------------------
                                1998       1997      1997      1996      1995
                              ---------  --------- --------  --------  --------
Average daily rate...........   $214.47    $197.55 $ 169.55  $ 158.15  $ 150.34
Occupancy....................     79.7%      78.6%    73.00%    71.40%    68.90%
REVPAR.......................   $170.93    $155.27 $ 123.77  $ 112.92  $ 103.58
% REVPAR change..............     10.00%       --      9.60%     9.00%      --

  Marriott's Desert Springs Resort and Spa is a full-service Marriott hotel and, including the second golf course, is located on approximately 185 acres of land. It is located approximately 11 miles from the Palm Springs Airport and two hours east of Los Angeles.

  The Hotel opened on February 2, 1987. The Hotel consists of 884 large guest rooms including 65 luxury suites. Each room has a private balcony, mini-bar and other deluxe accommodations. The Hotel has an 18-hole championship golf course owned by the Partnership, with an additional 18-hole course which is leased by the Partnership. Twenty-three acres of man-made lakes are interspersed throughout the resort grounds and lower level of the Hotel's main lobby. Boats depart from inside the main lobby and carry guests to the various resort functions. There are a total of five outdoor pools divided between three guest areas. The main guest pool area, the Oasis, was expanded during 1995 and now has three pools and two spas, and the Spring Pool and Health Spa areas each have one pool and one spa. The tennis complex includes a separate tennis pro shop building, 20 tennis courts of various surfaces and badminton and volleyball courts. The health spa is housed in a separate one-story building. Within the health spa are separate men's and women's facilities, lap pool, hot and cold plunge pools, saunas, steam rooms, aerobics and exercise rooms, lounge and locker rooms. Food and beverage services within the resort include four fine dining restaurants that range from casual American to Japanese sushi and overlook the water. Additionally, there are two grille/snack bars at the outdoor pools, two golf club snack bars, lobby lounge, coffee bar and entertainment lounge. The 40,000 square foot lobby has an eight-story high view of the nearby mountains. The Hotel has a three-story garage with parking for approximately 1,500 vehicles. The meeting and exhibit spaces total 51,300 square feet of flexible space with 33 meeting rooms, including the 25,000 square foot "Desert" ballroom and the 21,000 square foot "Springs" ballroom.

LEGAL PROCEEDINGS

  The Partnership and the Hotel are involved in routine litigation and administrative proceedings arising in the ordinary course of business, some of which are expected to be covered by liability insurance and which collectively are not expected to have a material adverse effect on the business, financial conditions or results of operations of the Partnership.

  On March 16, 1998, limited partners in several partnerships, including Desert Springs, sponsored by Host Marriott Corporation ("Host Marriott") filed a lawsuit, styled Robert M. Haas, Sr. and Irwin Randolph Joint Tenants, et al.
v. Marriott International, Inc., et al., Case No. 98-CI-04092, in the 57th Judicial District Court of Bexar County, Texas, alleging that the defendants conspired to sell hotels to the partnerships for inflated prices

                            Desert Springs Supp-17
and that they charged the partnerships excessive management fees to operate the partnerships' hotels. The plaintiffs further allege, among other things, that the defendants committed fraud, breached fiduciary duties and violated the provisions of various contracts. The plaintiffs are seeking unspecified damages. Although the partnerships have not been named as defendants in the lawsuit, the partnership agreements relating to the partnerships include an indemnity provision which requires the partnerships, under certain circumstances, to indemnify the general partners against losses, judgments, expenses and fees. The defendants filed answers and defenses to the petition.


AMENDMENTS TO DESERT SPRINGS' PARTNERSHIP AGREEMENT

  In order to allow the Hotel of Desert Springs to be leased to SLC in connection with the Merger and the REIT Conversion, Desert Springs' partnership agreement must be amended. Currently, there is no provision in Desert Springs' partnership agreement to allow Desert Springs' Hotel to be leased. Therefore, Section 5.02B of Desert Springs' partnership agreement must be amended to add a new paragraph 5.02B(x) to read as follows:

    (x) lease (or consent to the lease), directly or indirectly, in one transaction or a series of related transactions, of the Hotel.

  Other Amendments. Amendments to certain terms and sections of the Desert Springs partnership agreement would be made in order to (i) reduce to one the number of appraisals of the fair market value of Desert Springs' Hotel that Desert Springs must provide to the Desert Springs Limited Partners before the General Partner can cause Desert Springs to sell its assets to the General Partner or an affiliate, (ii) delete certain obsolete references to entities and agreements that are no longer in existence, (iii) update the Desert Springs partnership agreement to reflect the passage of time since the formation of Desert Springs and (iv) make any other amendments to the Desert Springs partnership agreement deemed necessary or advisable, in the sole discretion of the General Partner, in connection with the consummation of the Merger and the REIT Conversion. The General Partner does not believe that these amendments would affect the rights of the Desert Springs Limited Partners in any material respect nor the duties and obligations of the General Partner. These changes are included, along with the other proposed amendments, in the copy of Desert Springs partnership agreement, as proposed to be amended, which is attached hereto. The amended Desert Springs partnership agreement is marked to indicate the revisions made to the existing Desert Springs partnership agreement and should be read in its entirety. Deleted provisions are contained in brackets and struck through and added provisions are in bold type and underlined.

FAIRNESS ANALYSIS AND OPINION

FAIRNESS ANALYSIS

  The General Partner believes that the Merger provides substantial benefits and is fair to the Limited Partners of Desert Springs and recommends that all Limited Partners of Desert Springs consent to the Merger. The General Partner bases this recommendation primarily on (i) its view that the expected benefits of the Merger for the Desert Springs Limited Partners outweigh the risks and potential detriments of the Merger to the Desert Springs Limited Partners (see "Background and Reasons for the Mergers and the REIT Conversion--Reasons for the Mergers" and "Risk Factors"), (ii) its view that the value of the OP Units allocable to the Desert Springs Limited Partners on the basis of the Exchange Value established for Desert Springs represents fair consideration for the Partnership Interests held by the Desert Springs Limited Partners and is fair to the Desert Springs Limited Partners from a financial point of view and
(iii) the Appraisal and Fairness Opinion of AAA.

  The Merger is not conditioned upon the consummation of any of the other Mergers. The General Partner has considered this fact in evaluating the fairness of the Merger. The General Partner believes that the fairness

                            Desert Springs Supp-18
of the Merger will not be materially affected by the presence or absence of any other individual Partnership or by any particular combination of other Partnerships and that the Merger will be fair to the Desert Springs Limited Partners, individually and as a whole, if it is consummated with any combination of other Participating Partnerships. The General Partner bases this belief primarily on the fact that the consideration to be paid to the Desert Springs Limited Partners has been established based upon Desert Springs' Exchange Value, without regard to any possible combination of other Partnerships.

  In reaching the conclusions implicit in the above recommendation, the General Partner has taken into account the following considerations, placing the greatest weight on the first two considerations:

  . The General Partner has concluded that the Exchange Value for Desert Springs, which is equal to its Adjusted Appraised Value, represents fair consideration for the Partnership Interests of the Desert Springs Limited Partners in the Merger in relation to Desert Springs. The General Partner also has concluded that the Exchange Value established for the Desert Springs Limited Partners fairly reflects the value of the assets held by Desert Springs. In addition, the Fairness Opinion supports these conclusions.

  . Desert Springs Limited Partners will be able to defer recognition of gain for tax purposes until such time as they choose to realize such gain based on their own personal circumstances.

  . The General Partner has concluded that the potential benefits of the Merger to the Desert Springs Limited Partners, as described under "Background and Reasons for the Mergers and the REIT Conversion--Reasons for the Mergers," outweigh the potential risks and detriments of the Merger for the Desert Springs Limited Partners, as described in "Risk Factors."

  . The Fairness Opinion, in the view of the General Partner, supports the fairness of the Merger, even though it includes qualifications, limitations and assumptions relating to its scope and other factors that Desert Springs Limited Partners should consider carefully. The availability of the Fairness Opinion is particularly significant in light of the absence of arm's length negotiations in establishing the terms of the Merger.

  . Host will contribute its wholly owned full-service hotel assets, substantially all of its interests in the Hotel Partnerships and its other assets (excluding its senior living assets and the cash or securities to be distributed to its shareholders) to the Operating Partnership in exchange for (i) a number of OP Units equal to the number of outstanding shares of common stock of Host, (ii) preferred partnership interests in the Operating Partnership corresponding to any shares of Host preferred stock outstanding at the time of the REIT Conversion and (iii) the assumption by the Operating Partnership of all liabilities of Host (including past and future tax liabilities), other than liabilities of SLC. Following these contributions, the Operating Partnership and its subsidiaries will directly own all of Host's wholly owned hotels and all of Host's interests in the Hotel Partnerships and Host's other assets. Host will receive OP Units in respect of its general partner interests in Desert Springs on substantially the same basis as the Partnership Units held by Desert Springs Limited Partners. Host REIT will not receive any compensation for its services as general partner to the Operating Partnership following the REIT Conversion and will benefit from the operations of the Operating Partnership only to the extent of the distributions received based upon its percentage interest in the Operating Partnership to the same extent as the other limited partners. Because Host REIT will share in the value of the Operating Partnership solely through distributions and not through any separate compensation structure, the General Partner believes that this is a factor supporting the fairness of the Merger to the Desert Springs Limited Partners.

  . The General Partner believes that the value of the consideration to be received by the Desert Springs Limited Partners in the Merger is fair in relation to the value which would be derived by such Limited Partners under any of the alternatives described under "Background and Reasons for the Mergers and the REIT Conversion--Alternatives to the Mergers," especially since the Exchange Value of Desert Springs is equal to its Adjusted Appraised Value, which is the greatest of the Adjusted Appraised Value, the Continuation Value and the Liquidation Value. The General Partner does not believe that the sale of Desert Springs' Hotel and liquidation of Desert Springs will obtain for Desert Springs'

                            Desert Springs Supp-19

     Limited Partners as much value as the value to be received by such Desert Springs Limited Partners following the Merger. The General Partner believes that the following benefits are of the greatest value and importance to the Desert Springs Limited Partners:

    . Enhanced Liquidity. The Merger and the REIT Conversion will offer Desert Springs Limited Partners significantly enhanced liquidity with respect to their investment in Desert Springs because, commencing one year following the Effective Date, Desert Springs Limited Partners who retain OP Units will be able to exercise their Unit Redemption Right at any time, subject to certain limited exceptions. Host has approximately 204 million shares of common stock outstanding and is expected to have a total common equity market capitalization of approximately $ billion after giving effect to the estimated $ million earnings and profits distribution
       (based on Host's $  closing price per share on the NYSE on      ,
       1998). The exercise of the Unit Redemption Right, however, generally would result in recognition of taxable income or gain at that time.

    . Risk Diversification. Upon consummation of the REIT Conversion, each Desert Springs Limited Partner's investment will be converted from an investment in Desert Springs, which owns one hotel into an investment in an enterprise that initially will own or control approximately 120 Hotels and will have a total market capitalization of approximately $ billion, thereby reducing the dependence upon the performance of, and the exposure to the risks associated with, the Hotel currently owned by Desert Springs and spreading such risk over a broader and more varied portfolio, including more diverse geographic locations and multiple brands.

    . Reduction in Leverage and Interest Costs. It is expected that the Operating Partnership will have a significantly lower leverage to value ratio than Desert Springs currently, which has a leverage ratio of 81% (calculated as a percentage of Appraised Value), resulting in significant interest and debt service savings and greater financial stability.

    . Regular Quarterly Cash Distributions. The General Partner expects that the Operating Partnership will make regular quarterly cash distributions to holders of OP Units. Host expects that these distributions will be higher than the estimated cash distributions for 1998 of Desert Springs and, in any event, the ability to receive distributions quarterly and in regular amounts would be enhanced.

    . Substantial Tax Deferral. The General Partner expects that Desert Springs Limited Partners who do not elect to receive Notes in exchange for OP Units generally should be able to obtain the benefits of the Merger while continuing to defer recognition for federal income tax purposes of at least a substantial portion, if not all, of the gain with respect to their Partnership Interests that otherwise would be recognized in the event of a liquidation of Desert Springs or a sale or other disposition of its assets in a taxable transaction.

  . The General Partner believes that the economic terms of the lease of the Desert Springs Hotel are fair and reasonable from the standpoint of the Operating Partnership.

  The General Partner believes that the factors described above, which support the fairness of the Merger to the Desert Springs Limited Partners, when weighed against the factors that may be disadvantageous, taken as a whole, indicate that the Merger is fair to the Desert Springs Limited Partners.

FAIRNESS OPINION

  AAA, an independent financial advisory firm with substantial real estate and partnership transaction experience, was engaged by the General Partner and the other General Partners to perform the Appraisals and to render the Fairness Opinion that (i) the Exchange Value and the methodologies and underlying assumptions used to determine the Exchange Value, the Adjusted Appraised Value, the Continuation Value and the Liquidation Value of Desert Springs and each other Partnership (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels) are fair and reasonable, from a financial

                            Desert Springs Supp-20
point of view, to the Desert Springs Limited Partners and the Limited Partners of each other Partnership and (ii) the methodologies used to determine the value of an OP Unit and to allocate the equity in the Operating Partnership to be received by the Desert Springs limited partners and the limited partners of each other Partnership are fair and reasonable to the Desert Springs Limited Partners and the Limited Partners of each other Partnership. The Fairness Opinion is addressed to each Partnership and it may be relied upon by each of the Desert Springs Limited Partners and the Limited Partners of each of the other Partnerships. The full text of the Fairness Opinion, which contains a description of the assumptions and qualifications applicable to the review and analysis by AAA, is set forth in Appendix B to the Consent Solicitation and should be read in its entirety. The material assumptions and qualifications to the Fairness Opinion are summarized below, although this summary does not purport to be a complete description of the various inquiries and analyses undertaken by AAA in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex analytical process not necessarily susceptible to partial analysis or amenable to summary description. For a more complete description of the assumptions and qualifications that limit the scope of the Fairness Opinion, see "--Qualifications to Fairness Opinion" and "--Assumptions" below.

  Although the General Partner advised AAA that certain assumptions were appropriate in its view, the General Partner imposed no conditions or limitations on the scope of the investigation by AAA or the methods and procedures to be followed by AAA in rendering the Fairness Opinion. The fees and expenses of AAA will be treated as a Merger Expense and will be paid by the Operating Partnership. In addition, the General Partner has agreed to indemnify AAA against certain liabilities. See "--Compensation and Material Relationships."

  Qualifications to Fairness Opinion. In the Fairness Opinion, AAA specifically states that it did not: (a) specifically consider other methodologies for allocation of the OP Units, (b) address or conclude that other methodologies for allocation of the OP Units to Desert Springs and the other Partnerships might not have been more favorable to the Limited Partners in certain of the Partnerships, (c) negotiate with the General Partner, the General Partners of other Partnerships or Host, (d) participate in establishing the terms of the Merger and the other Mergers, (e) provide an opinion as to the terms and conditions of the Merger and the other Mergers other than those explicitly stated in the Fairness Opinion, (f) make any independent review of the capital expenditure estimates set forth in the Engineering Study or (g) make any estimates of Desert Springs' and each other Partnership's contingent liabilities. In addition, with respect to the specific reference to the allocation of the equity interest in the Operating Partnership to be received by the limited partners of each Partnership, AAA has assumed that the average closing price on the NYSE of a Host REIT Common Share for the 20 trading days after the Effective Date of the Mergers represents a fair price.

  In connection with preparing the Fairness Opinion, AAA was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the analysis set forth in Appendix B. AAA will not deliver any additional written opinion of the analysis, other than to update the written opinion if requested by the Operating Partnership.

  Experience of AAA. AAA is the world's largest independent valuation consulting firm and is regularly and continually engaged in the valuation of commercial real estate and businesses and their securities in connection with tender offers, mergers and acquisitions, recapitalizations and reorganizations, divestitures, employee stock ownership plans, leveraged buyout plans, private placements, limited partnerships, estate and corporate matters, other financial advisory matters and other valuation purposes.

  AAA was selected because of its experience in the valuation of businesses and their securities in connection with tender offers, mergers and acquisitions, recapitalizations and reorganizations, including transactions involving hotel partnerships. In addition, Host and its affiliates have previously engaged AAA to provide appraisals and fairness opinions in connection with other transactions. The General Partner and the other General Partners considered two other firms for purposes of performing the appraisals and rendering the Fairness Opinion and received proposals from each. The General Partner selected AAA based upon price and experience.

  Summary of Materials Considered and Investigation Undertaken. As a basis for rendering the Fairness Opinion, AAA has made such reviews, studies and analyses as it deemed necessary and pertinent in order to provide it with a reasonable basis for the Fairness Opinion, including, but not limited to, the following: (i) reviewed the transaction documents and SEC reporting and/or filing documents, including drafts of the Form

                            Desert Springs Supp-21

S-4 for the Mergers; (ii) provided the Market Value of each Hotel owned by each Partnership in a separate short form appraisal report and each such report was reviewed and certified by an MAI appraiser as to its preparation in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation; as part of the Appraisals, AAA reviewed historical operating statements, 1998 budget and year-to-date results, and other financial information as it deemed necessary as a basis for the Fairness Opinion and the Appraisals also considered market transactions of similar lodging properties as appropriate as a basis for the Market Value of each Hotel; (iii) reviewed the methodologies used by each of the General Partners in their determination of the Exchange Value of each Partnership, including the nature and amount of all adjustments to the Appraised Values in determining such Exchange Values; AAA reviewed and tested for the fairness and reasonableness of all adjustments as well as for consideration of all adjustments deemed to be appropriate by AAA; (iv) reviewed the methodologies used by each of the General Partners in their determination of the value of an OP Unit and the allocation of the equity interest in the Operating Partnership to be received by the partners of each Partnership, and AAA reviewed and tested for the fairness and reasonableness of the methods and measurements made by the General Partners; (v) reviewed the General Partners' determination of the Liquidation Value of each Partnership, and AAA reviewed and tested for the fairness and reasonableness of all adjustments proposed by the General Partners, as well as for consideration of all adjustments deemed appropriate by AAA; (vi) provided an estimate of the Continuation Value of each Partnership based upon the estimated present value of expected benefits to be received by each limited partner interest as though the Mergers did not occur and each Partnership's assets were sold within a twelve year period; AAA, as part of its analysis and review, determined appropriate rates of growth in house profit or net operating income, as well as reviewed other key variables affecting partnership cash flows and other economic/financial factors affecting the Partnerships' expected operations and results; (vii) reviewed the terms of the ground leases of the Hotels and the partnership agreement of each Partnership; (viii) reviewed audited and unaudited historical income statements, balance sheets and statements of sources and uses of funds of each Partnership and Host and pro forma financial information for Host REIT; (ix) reviewed audited and unaudited historical operating statements of each Hotel, as well as current operating statements and budgets; (x) conducted real estate valuation and financial due diligence with respect to the Partnerships and their underlying assets, liabilities and equity; (xi) reviewed internal Marriott International, Host and Partnership financial analyses and other internally generated data for each Hotel and (xii) discussed all of the foregoing information, where appropriate, with management of Marriott International, Host and the Partnerships and their respective employees.

  Assumptions. In rendering its opinion, AAA relied, without independent verification, on the accuracy and completeness in all material respects of certain relevant publicly available information and information provided to AAA by Host and the Hotels. AAA assumed that all information furnished by Host, the Hotels and the Partnerships and their representatives, upon which AAA relied, presented an accurate description in all material respects of the current and prospective status of the Hotels and the Partnerships from an operational and financial point of view. AAA also noted that the Fairness Opinion was based upon financial, economic, market and other considerations as they existed and could be evaluated on the date thereof.

  Conclusions. AAA concluded that, based upon and subject to its analysis and assumptions and limiting conditions, and as of the date of the Fairness
Opinion: (i) the Exchange Value and the methodologies used to determine the Exchange Value, the Adjusted Appraised Value, the Continuation Value and the Liquidation Value each Partnership (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of each of the Hotels) are fair and reasonable, from a financial point of view, to the Desert Springs Limited Partners and the Limited Partners of each other Partnership and (ii) the methodologies used to determine the value of an OP Unit and to allocate the equity interest in the Operating Partnership to be received by the Desert Springs limited partners and the limited partners of each other Partnership are fair and reasonable to the Desert Springs Limited Partners and the Limited Partners of each other Partnership.

  Compensation and Material Relationships. AAA has been paid a fee of $335,000 for its services as described herein, including the Appraisals and preparing to deliver the Fairness Opinion. In addition, AAA will

                            Desert Springs Supp-22
be reimbursed for all reasonable out-of-pocket expenses, including legal fees and will be indemnified against certain liabilities, including certain liabilities under the securities laws. The fee was negotiated between Host, the General Partners and AAA. Payment of the fee to AAA is not dependent upon completion of the Mergers. AAA has been previously engaged by Host and its affiliates to provide appraisals, fairness opinions and solvency opinions in connection with other transactions.

VOTING PROCEDURES

  A majority of the limited partner interests held by Limited Partners must be present in person or by proxy for the vote to be recognized and a majority of the limited partner interests actually voting on the Merger must vote for the Merger to approve it.

  A Desert Springs Limited Partner may mark the Consent Form to vote "FOR," "AGAINST" or "ABSTAIN" with respect to participation in the Merger by Desert Springs. THE FAILURE OF A LIMITED PARTNER OF DESERT SPRINGS TO VOTE WILL MEAN THAT SUCH LIMITED PARTNER'S PARTNERSHIP INTEREST WILL NOT BE COUNTED FOR PURPOSES OF ESTABLISHING THE NUMBER OF LIMITED PARTNER INTERESTS REQUIRED TO RECOGNIZE THE VOTE AND MAY AFFECT THE MANNER IN WHICH HOST IS REQUIRED TO VOTE ITS LIMITED PARTNER INTERESTS. AN ABSTENTION OF A DESERT SPRINGS LIMITED PARTNER WILL BE COUNTED FOR PURPOSES OF ESTABLISHING THE NUMBER OF LIMITED PARTNER INTERESTS REQUIRED TO RECOGNIZE THE VOTE BUT WILL BE EFFECTIVELY COUNTED AS A VOTE "AGAINST" THE MERGER. A CONSENT FORM THAT IS PROPERLY SIGNED BUT NOT MARKED WILL BE VOTED FOR THE MERGER. The voting procedures applicable to Desert Springs Limited Partners are set forth in the Consent Solicitation under the heading "Voting Procedures--Required Vote and Other Conditions."

  As of June 19, 1998, no person owned of record, or to the Partnership's knowledge owns beneficially, more than 5% of the total number of limited Partner Units.

FEDERAL INCOME TAX CONSEQUENCES

  In addition to the federal income tax consequences discussed in the sections of the Consent Solicitation entitled "Federal Income Tax Consequences" and "Risk Factors--Federal Income Tax Risks," Desert Springs Limited Partners should read carefully the following discussion of federal income tax consequences applicable specifically to the Desert Springs Limited Partners. The information included in this discussion is based upon various factual assumptions and information which are believed by the Operating Partnership and the General Partner to be reliable. However, some of these assumptions inevitably will not materialize, and unanticipated events and circumstances will occur. Therefore, there likely will be differences between the information provided herein, including the numerical data and estimates, and actual results, and the variations may be material and adverse.

 Applicability of Tax Opinions

  Hogan & Hartson L.L.P. ("Hogan & Hartson"), counsel to Host REIT, Host and the Operating Partnership, has provided to Host REIT and the Operating Partnership an opinion letter (substantially in the form of Appendix C to the Consent Solicitation) as to certain federal income tax consequences to the Operating Partnership and the Desert Springs Limited Partners resulting from the Mergers and the REIT Conversion. The opinion letter is based upon certain assumptions and certain representations provided by Host REIT, Host, the Operating Partnership and the General Partners. These representations generally involve factual matters relating to the organization, ownership and operations (including the income, assets, businesses, liabilities and properties) of the Partnerships and Hotels contributed to the Operating Partnership by Host and the Blackstone Entities prior to the Mergers and the REIT Conversion and of Host REIT, the Operating Partnership and the Partnerships following the Mergers and the REIT Conversion. In addition, on the Effective Date, Hogan & Hartson expects to provide to Host REIT and the Operating Partnership an opinion letter (substantially in the form of Appendix D to the Consent Solicitation) as to the qualification and taxation of Host REIT as a REIT under the Code following the REIT Conversion. The receipt of this opinion letter is a condition to the REIT Conversion and each of the Mergers. See "Federal Income Tax Consequences--Summary of Tax Opinions" in the Consent Solicitation.

                            Desert Springs Supp-23

  Each opinion provided by Hogan & Hartson in the opinion letter that is substantially in the form of Appendix C to the Consent Solicitation is applicable to the Desert Springs Limited Partners.

  The opinions already rendered by Hogan & Hartson are based on the Code and Treasury Regulations in effect on the date hereof, current administrative interpretations and positions of the IRS and existing court decisions, and the opinions to be rendered by Hogan & Hartson on the Effective Date will be based on the same authorities as of the Effective Date. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the law or the above conclusions reached by counsel. In addition, any such change could apply retroactively to transactions preceding the date of change. Moreover, opinions of counsel merely represent counsel's best judgment with respect to the probable outcome on the merits and are not binding on the IRS or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinions (which do not bind the IRS or the courts) will not be challenged by the IRS or will be sustained by a court if so challenged. With the one exception described below (see "--Tax Consequences of the Merger--Deemed Cash Distribution and Resulting Taxable Gain") and in the Consent Solicitation under "Federal Income Tax Consequences--Tax Consequences of the Mergers--IRS Ruling Request Regarding Allocation of Partnership Liabilities," neither Host REIT, the Operating Partnership nor the General Partners have requested or plan to request any rulings from the IRS concerning the tax consequences of the Mergers or the treatment of either the Operating Partnership or Host REIT subsequent to the REIT Conversion.

 Tax Consequences of the Merger

  Overview. Hogan & Hartson has provided an opinion to the effect that the Merger will not result in the recognition of taxable gain or loss at the time of the Merger to a Desert Springs Limited Partner (i) who does not exercise his Unit Redemption Right on a date sooner than the date two years after the date of the consummation of the Merger; (ii) who does not receive a cash distribution (or a deemed cash distribution resulting from relief from liabilities, including as a result of any repayment of the GMAC Senior Loan or the Goldman Sachs Mezzanine Loan) in connection with the Merger or the REIT Conversion in excess of his aggregate adjusted basis in his Desert Springs Partnership Units at the time of the Merger; (iii) who does not elect to receive a Note in exchange for his OP Units in connection with the Merger (the "Note Election"); (iv) who is not required to recognize gain by reason of the exercise by another Desert Springs Limited Partner of his right to make the Note Election (which, in counsel's opinion, described below, should not be the result of such election); and (v) who does not have his "at risk" amount fall below zero as a result of the Merger or the REIT Conversion. See "Federal Income Tax Consequences--Summary of Tax Opinions" in the Consent Solicitation.

  With respect to the foregoing exceptions to nonrecognition treatment, the Operating Partnership and the General Partner believe as follows: (i) a Desert Springs Limited Partner who acquired his Desert Springs Partnership Units in the original offering of such Partnership Units and who has held such Partnership Units at all times since would not be considered to receive, as a result of the Merger, a distribution (or a deemed cash distribution resulting from relief from liabilities) that exceeds his aggregate adjusted basis in his Desert Springs Partnership Units at the time of the Merger, and would not have his "at risk" amount fall below zero as a result of the Merger (in this regard, the Operating Partnership has no plan to prepay or repay either the GMAC Senior Loan or the Goldman Sachs Mezzanine Loan in connection with the REIT Conversion), and (ii) none of the personal property owned by Desert Springs will need to be sold to a Non-Controlled Subsidiary in connection with the REIT Conversion. See "Federal Income Tax Consequences--Tax Consequences of the Mergers--Overview" in the Consent Solicitation.

  With respect to the effects of a Desert Springs Limited Partner's election to receive a Note in exchange for his OP Units in connection with the Merger, Hogan & Hartson is of the opinion that, although the matter is not free from doubt, a Desert Springs Limited Partner who does not make the Note Election should not be required to recognize gain by reason of another Desert Springs Limited Partner's exercise of such right. With respect to the exercise of a Unit Redemption Right, Hogan & Hartson is of the opinion that it is more likely than not that a

                            Desert Springs Supp-24

Desert Springs Limited Partner's exercise of his Unit Redemption Right more than one year after the date of consummation of the Merger but less than two years after such date will not cause the Merger itself to be a taxable transaction for the Desert Springs Limited Partner (or the other Desert Springs Limited Partners). See "Federal Income Tax Consequences--Summary of Tax Opinions" in the Consent Solicitation. Opinions of counsel, however, do not bind the IRS or the courts, and no assurances can be provided that such opinions will not be challenged by the IRS or will be sustained by a court if so challenged.

  Deemed Cash Distribution and Resulting Taxable Gain. With respect to his Desert Springs Partnership Units, a Desert Springs Limited Partner will receive no actual cash distribution in connection with the Merger but would be deemed to receive a cash distribution in connection with the Merger to the extent that his share of Operating Partnership liabilities immediately after the Merger and the REIT Conversion is less than his share of Desert Springs liabilities immediately prior to the Merger. For example, any repayment of the GMAC Senior Loan or the Goldman Sachs Mezzanine Loan or debt encumbering other Hotels may result in a deemed cash distribution to the Desert Springs Limited Partners. See "Federal Income Tax Consequences--Tax Consequences of the Mergers--Relief from Liabilities/Deemed Cash Distribution" in the Consent Solicitation. Even though the GMAC Senior Loan, the Goldman Sachs Mezzanine Loan and the debt encumbering other Hotels is not expected to be repaid or refinanced in connection with the Mergers and the REIT Conversion (except as described in the Consent Solicitation), a Desert Springs Limited Partner's share of indebtedness following the Mergers and the REIT Conversion may nonetheless decrease in comparison to the Limited Partner's estimated aggregate share of Desert Springs indebtedness as of December 31, 1998 (calculated based on the assumption that the Mergers did not occur) by reason of the manner in which the debt allocation rules work when multiple assets with different levels of leverage are consolidated into a single partnership.

  A Desert Springs Limited Partner, however, would recognize taxable gain as a result of any deemed cash distribution only to the extent that the deemed cash distribution were to exceed his adjusted tax basis in his Desert Springs Partnership Units immediately prior to the Merger. As noted above, the Operating Partnership and the General Partner believe, based upon and subject to the assumptions and other limitations described below, that a Desert Springs Limited Partner who acquired his Desert Springs Partnership Units in the original offering of such Partnership Units and has held the Partnership Units at all times since the offering will have an adjusted tax basis in excess of the deemed cash distribution that might occur in connection with the Merger and the REIT Conversion. Therefore, such a Desert Springs Limited Partner should not recognize gain due to such deemed cash distribution resulting from the relief from liabilities in connection with the Merger and the REIT Conversion.

  The adjusted tax basis of a Desert Springs Limited Partner who did not acquire his Desert Springs Partnership Units in the original offering of such Partnership Units or who has not held his Desert Springs Partnership Units at all times since such offering could vary materially from that of a Desert Springs Limited Partner who did so. If a Desert Springs Limited Partner has an adjusted tax basis in his Desert Springs Partnership Units (per Desert Springs Partnership Unit) that is substantially less than the adjusted tax basis of a Desert Springs Limited Partner who acquired his Desert Springs Partnership Units in the original offering of such Partnership Units and has held such Partnership Units at all times since, he could recognize gain due to any deemed cash distribution resulting from the relief from liabilities in connection with the Merger and the REIT Conversion.

  The Operating Partnership has no current plan or intention to cause the prepayment of the GMAC Senior Loan or the Goldman Sachs Mezzanine Loan or, except as described in the Consent Solicitation, any of the nonrecourse liabilities encumbering the Hotels owned by the other Partnerships. The Operating Partnership, however, will have to repay mortgage indebtedness securing the Hotels owned by the Partnerships at the time such indebtedness matures. There can be no assurance that at such time the Operating Partnership will be able to secure nonrecourse mortgage indebtedness secured only by those Hotels in an amount sufficient to avoid a deemed cash distribution to the former Limited Partners in those Partnerships, including Desert Springs. Moreover, the Operating Partnership's current long-term financing strategy is to have as little debt as possible

                            Desert Springs Supp-25
that is secured by individual Hotels and to have as much debt as possible in the form of unsecured debt, held either by the public or by institutional investors, which debt may or may not be recourse to Host REIT, as general partner of the Operating Partnership. In view of these considerations and the potential adverse consequences to Limited Partners in certain Partnerships, including the Desert Springs Limited Partners, the Operating Partnership has requested from the IRS a ruling to the effect that such unsecured indebtedness of the Operating Partnership that is issued initially to institutional investors and is not recourse to Host REIT (i) would qualify as "nonrecourse liabilities" for purposes of Code Section 752, (ii) to the extent the proceeds thereof are applied to repay existing nonrecourse mortgage indebtedness secured by one or more Hotels (including the GMAC Senior Loan or the Goldman Sachs Mezzanine Loan), would be considered to be "secured" by those Hotels for purposes of allocating the liabilities for tax basis purposes (and thus would be allocable, at least in substantial part, to the former Limited Partners in the Partnerships owning those Hotels, including the Desert Springs Limited Partners), and (iii) would constitute "qualified nonrecourse financing" secured by such Hotels for purposes of Code Section 465. The IRS has recently issued a ruling to that effect to another taxpayer, and has indicated to the Operating Partnership's representatives that it is favorably inclined to issue that ruling to the Operating Partnership.

  Each Desert Springs Limited Partner will gradually begin to recognize income over the term of his ownership of OP Units (beginning, perhaps, in his first year of ownership of OP Units) attributable to deemed cash distributions resulting from the relief from liabilities, as the aggregate principal amount of nonrecourse indebtedness encumbering (or deemed to encumber) the Hotel amortizes in accordance with its terms. The Operating Partnership will make regular quarterly cash distributions to the Desert Springs Limited Partners that may or may not be sufficient to allow the Desert Springs Limited Partners to pay the federal and state income tax owed on the income allocated to such Limited Partners by reason of the amortization of the debt secured by the Desert Springs Hotel.

  Even if Desert Springs does not participate in the Merger, the General Partner has estimated that the Desert Springs Limited Partners will be required to recognize in taxable year 1998 income of approximately $1,700 per Desert Springs Partnership Unit, as of December 31, 1998, resulting, in part, from the amortization of the GMAC Senior Loan and the Goldman Sachs Mezzanine Loan.

  Section 465(e) Recapture. As discussed in the Consent Solicitation, see "Federal Income Tax Consequences--Tax Consequences of the Mergers--Section 465(e) Recapture," the "at risk" rules of Section 465 of the Code generally apply to limit the use of partnership losses by a partner. Under Section 465(e) of the Code, a partner may be required to include in gross income, or "recapture," losses previously allowed to such partner with respect to his investment in a partnership if the amount for which the partner is "at risk" in relation to his investment in the partnership is less than zero at the close of the taxable year.

  It is possible that the consummation of the Mergers and the REIT Conversion or the repayment of certain "qualified nonrecourse financing" of the Operating Partnership, the Hotel Partnerships or the Hotels contributed to the Operating Partnership by the Blackstone Entities at the time of or following the Mergers and the REIT Conversion could, singularly or in combination, cause a Desert Springs Limited Partner's amount at risk in relation to his investment in Desert Springs (and, after the Mergers, in the Operating Partnership) to be reduced below zero, resulting in an income inclusion to the Limited Partner under Section 465(e) of the Code. Currently, a sufficient portion of the current debt of Desert Springs constitutes "qualified nonrecourse financing" so that the Desert Springs Limited Partners have positive at risk amounts, and the Operating Partnership expects that most of the current debt with respect to the other Hotel Partnerships and the Hotels contributed by the Blackstone Entities that will be assumed by the Operating Partnership as part of the Mergers and the REIT Conversion should qualify as "qualified nonrecourse financing." The Operating Partnership and the General Partner believe, based upon and subject to the assumptions and other limitations described below, that a Desert Springs Limited Partner who acquired his Desert Springs Partnership Units in the original offering of such Partnership Units and has held the Partnership Units at all times since will have a positive at risk amount immediately following the Mergers and the REIT Conversion.

                            Desert Springs Supp-26

  It is possible, however, that a former Desert Springs Limited Partner's at risk amount could decline in the future, either because of the allocation of losses from the Operating Partnership to that former Desert Springs Limited Partner or because of cash distributions by the Operating Partnership to that former Desert Springs Limited Partner in excess of the taxable income allocable to him with respect to his OP Units. Moreover, there can be no assurance that debt incurred by the Operating Partnership in the future to refinance the GMAC Senior Loan, the Goldman Sachs Mezzanine Loan or outstanding mortgage debt of the other Hotel Partnerships or the Hotels contributed by the Blackstone Entities will qualify as "qualified nonrecourse financing." If, however, the Operating Partnership were to obtain the requested ruling from the IRS, and were to refinance existing mortgage indebtedness of the Partnerships with the type of indebtedness described in the ruling, such indebtedness should constitute "qualified nonrecourse financing" for purposes of the "at risk" rules.

  Impact of Assumption of Desert Springs Liabilities by the Operating Partnership. As described in the Consent Solicitation, see "Federal Income Tax Consequences--Tax Consequences of the Mergers--Disguised Sale Regulations," a Desert Springs Limited Partner will recognize gain to the extent he is treated as having sold all or part of his Desert Springs Partnership Interest in a "disguised sale." For purposes of these rules, certain reductions in a partner's share of partnership liabilities are treated as a transfer of money or other property from the partnership to the partner which may give rise to a disguised sale, even if that reduction would not otherwise result in a taxable deemed cash distribution in excess of the partner's basis in his partnership interest. However, if a transfer of property by a partner to a partnership is not otherwise treated as part of a disguised sale, then any reduction in the partner's share of "qualified liabilities" also will not be treated as part of a disguised sale. A "qualified liability" in connection with a transfer of property to a partnership includes (i) any liability incurred more than two years prior to the earlier of the transfer of the property or the date the partner agrees in writing to the transfer, as long as the liability has encumbered the transferred property throughout the two-year period; (ii) a liability that was not incurred in anticipation of the transfer of the property to a partnership, but that was incurred by the partner within the two-year period prior to the earlier of the date the partner agrees in writing to transfer the property or the date the partner transfers the property to a partnership and that has encumbered the transferred property since it was incurred; (iii) a liability that is traceable under the Treasury Regulations to capital expenditures with respect to the property; and (iv) a liability that was incurred in the ordinary course of the trade or business in which property transferred to the partnership was used or held, but only if all the assets related to that trade or business are transferred, other than assets that are not material to a continuation of the trade or business. However, a recourse liability is not a "qualified liability" unless the amount of the liability does not exceed the fair market value of the transferred property (less any other liabilities that are senior in priority and encumber such property or any allocable liabilities described in (iii) or (iv), above) at the time of transfer.

  The General Partner and the Operating Partnership believe, based upon their review of the facts and circumstances surrounding each liability, that all liabilities of Desert Springs fall into one of the four categories of "qualified liabilities" described in the preceding paragraph. However, the General Partner estimates that approximately $19.3 million of Desert Springs indebtedness ($22,000 per $100,000 original investment in Desert Springs), as of December 31, 1998, may be "qualified liabilities" solely by reason of exception (ii) in the preceding paragraph (i.e., a liability incurred within two years of the Merger but not in anticipation of the Merger) and, thus, Desert Springs and the Desert Springs Limited Partners will be required to disclose such indebtedness on a completed IRS Form 8275 or on a statement attached to their tax returns for the taxable year in which the Merger occur. There can be no assurance, however, that the IRS will not challenge the position of Desert Springs that this indebtedness is a "qualified liability."

 Tax Treatment of Desert Springs Limited Partners Who Hold OP Units Following the Merger

  Initial Basis in Units. In general, a Desert Springs Limited Partner will have an initial tax basis in his OP Units received in the Merger with respect to his Desert Springs Partnership Units equal to the basis in his Desert Springs Partnership Units at the time of the Merger, reduced to reflect any deemed cash distributions resulting from a reduction in his share of Desert Springs liabilities and increased to reflect his share of other liabilities of the Operating Partnership and any gain required to be recognized in connection with the Merger and the REIT

                            Desert Springs Supp-27

Conversion. For a discussion of the federal income tax consequences for a Desert Springs Limited Partner from a reduction in basis that may result from the Merger and the REIT Conversion, see "Federal Income Tax Consequences--Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers--Initial Tax Basis of OP Units" in the Consent Solicitation.

  Tax Allocations by the Operating Partnership upon a Sale of Desert Springs Hotel. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (referred to as the "Book-Tax Difference"). The Operating Partnership and the General Partner estimate, based upon and subject to the assumptions and other limitations described below, that the Book-Tax Difference for all Desert Springs Limited Partners (but excluding all of Host's interests) with respect to the Desert Springs Hotel will be $51,842,186 upon the consummation of the Merger.

  If the Operating Partnership were to sell the Desert Springs Hotel, the former partners of Desert Springs (including Host REIT with respect to Host's interest in Desert Springs held through the General Partner) would be specially allocated by the Operating Partnership an aggregate amount of taxable gain equal to the aggregate Book-Tax Difference with respect to the Desert Springs Hotel. The share of such gain allocable to a Desert Springs Limited Partner who acquired his Desert Springs Partnership Units in the original offering of such Partnership Units and held such Partnership Units at all times since would be $57,753 per Desert Springs Partnership Unit for a Limited Partner who acquired his Partnership Units for cash, and $57,552 per Desert Springs Partnership Unit for a Limited Partner who acquired his Partnership Units pursuant to the installment purchase plan. The share of such gain of a Desert Springs Limited Partner who did not acquire his Desert Springs Partnership Units in the original offering of such Partnership Units or who has not held his Desert Springs Partnership Units at all times since such offering could vary materially from this amount. If the Operating Partnership were to sell the Desert Springs Hotel, the remaining Book-Tax Difference at the time the Hotel is sold would be required to be allocated exclusively to the former Desert Springs Limited Partners and the General Partner, even though the proceeds of such sale would be allocated proportionately among all the partners in the Operating Partnership (and would likely be retained by the Operating Partnership, rather than distributed to holders of OP Units and Common Shares of Host REIT). The Desert Springs Limited Partners would not be entitled to any special distributions from the Operating Partnership in connection with such a sale, and thus would not necessarily receive cash distributions from the Operating Partnership sufficient to pay such additional taxes. Although the Partnership Agreement does not impose any restrictions upon the Operating Partnership preventing it from causing the sale of the Desert Springs Hotel at any time following the Merger, the Operating Partnership does not have current plans to pursue a sale of the Desert Springs Hotel. See "Federal Income Tax Consequences--Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers--Sale of Individual Hotels" in the Consent Solicitation.

  Tax Allocations with Respect to Contributed Hotel Generally. The tax allocations of depreciation to the Desert Springs Limited Partners may change significantly as a result of the Mergers and the REIT Conversion for two reasons. First, as described above, pursuant to Section 704(c) of the Code, depreciation and deductions attributable to the Desert Springs Hotel will be required to be allocated for federal income tax purposes in a manner such that the Desert Springs Limited Partners are charged with the Book-Tax Difference associated with the Desert Springs Hotel at the time of the consummation of the Merger. Consequently, a Desert Springs Limited Partner will be allocated less depreciation with respect to the Desert Springs Hotel than would be the case if the Mergers had not occurred and the Desert Springs Limited Partner had continued to hold his Desert Springs Partnership Units. (On the other hand, a former Desert Springs Limited Partner will be allocated depreciation with respect to other Hotels acquired by the Operating Partnership in connection with the Mergers and the REIT Conversion, including the Hotels owned by the other Hotel Partnerships and the Hotels being contributed to the

                            Desert Springs Supp-28

Operating Partnership by Host and the Blackstone Entities in connection with the Mergers and the REIT Conversion.) Second, the Mergers will cause the technical termination under Section 708(b)(1)(B) of the Code of Desert Springs and most of the other Hotel Partnerships that participate in the Mergers and the REIT Conversion. Section 168(i)(7) of the Code provides, in effect, that when a partnership terminates under Section 708(b)(1)(B) of the Code, the partnership must begin new depreciation periods for its property. As a result, the remaining bases of the real estate components of the Desert Springs Hotel and the Hotels held by the other Hotel Partnerships that terminate will be depreciated over 39 years, rather than over the remaining current lives of such Hotels (which range from less than one year to 39 years). See "Federal Income Tax Consequences--Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers--Effect of Mergers on Depreciation" in the Consent Solicitation.

  In light of the complexity of the governing rules affecting the calculation and allocation of depreciation with respect to properties contributed to a partnership, particularly when a number of those properties are subject to the separate adjustments required in connection with a technical termination under
Section 708 of the Code, the number of Hotels that the Operating Partnership will be acquiring in connection with the Mergers and the REIT Conversion, and the impact on these calculations of other outside events, including equity offerings by Host or Host REIT and other acquisitions undertaken by Host, Host REIT or the Operating Partnership prior to or in connection with the REIT Conversion, the Operating Partnership and the General Partner believe that it is impossible to predict with any degree of precision the impact that the Mergers and the REIT Conversion will have on the future depreciation (and, consequently, the amount of taxable income) allocable to a Desert Springs Limited Partner.

  Impact on Passive Activity Losses of an Investment in a Publicly Traded Partnership. The passive loss limitation rules generally provide that individuals, estates, trusts and certain closely held corporations and personal service corporations can only deduct losses from passive activities (generally activities in which the taxpayer does not materially participate, which would include the Operating Partnership for Desert Springs Limited Partners) to the extent that such losses are not in excess of the taxpayer's income from passive activities or investments. A Desert Springs Limited Partner would be able to offset losses from other passive activities against income from the Operating Partnership that is considered passive income (but not portfolio income) so long as the Operating Partnership is not treated as a publicly traded partnership. The Operating Partnership and the General Partner believe, however, that there is a substantial risk that the Operating Partnership will be treated as a publicly traded partnership for purposes of the passive loss limitation rules. In this event, any losses or deductions of the Operating Partnership allocable to a Desert Springs Limited Partner after the Merger could not be used to offset passive income from other passive activities. Similarly, losses from other passive activities (including losses attributable to Desert Springs for periods prior to the Merger) could not be applied to offset income of the Operating Partnership allocated to a Desert Springs Limited Partner. A Desert Springs Limited Partner, however, would be able to offset any passive losses from his investment in Desert Springs (or other investments) against any gain recognized by the Desert Springs Limited Partner as a result of the Merger. The Operating Partnership and the Desert Springs General Partner estimate that, as of December 31, 1998, a Desert Springs Limited Partner who purchased his Desert Springs Partnership Units at the time of the original offering, has held those Partnership Units continuously since that time, and whose Partnership Units have been his only investment in a passive activity would have a passive activity loss carryforward of approximately $2,110, on a per Unit basis, if such Partnership Units were acquired for cash, and $9,179, on a per Unit basis, if such Partnership Units were acquired on the installment purchase plan.

  State and Local Taxes. Desert Springs Limited Partners holding OP Units will be subject to state and local taxation in a number of jurisdictions in which the Operating Partnership directly or indirectly holds real property and would be required to file periodic tax returns in those jurisdictions. In this regard, immediately following the Mergers and the REIT Conversion, the Operating Partnership expects that it will own properties in approximately 28 states across the United States and the District of Columbia. Currently, Desert Springs owns property in only one state. See "Federal Income Tax Consequences--Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers--State and Local Taxes" in the Consent Solicitation.

                            Desert Springs Supp-29

 Assumptions Used in Determining Tax Consequences of the Merger

  In preparing the discussion set forth above, the Operating Partnership and the General Partner made several key assumptions, which are described below. If any such assumption is not accurate with respect to a particular Desert Springs Limited Partner, the tax consequences of the Merger to such Desert Springs Limited Partner could be substantially different from those reflected above. ACCORDINGLY, EACH DESERT SPRINGS LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISORS TO DETERMINE THE IMPACT OF SUCH DESERT SPRINGS LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER.

  First, with respect to a Desert Springs Limited Partner's basis in his Desert Springs Partnership Units prior to the Merger, the Operating Partnership and the Desert Springs General Partner assumed that a Desert Springs Limited Partner acquired his Desert Springs Partnership Units in the original offering of such Partnership Units and has held such Partnership Units at all times since the offering (the "Original Limited Partner's Adjusted Basis"). In general, each Desert Springs Limited Partner had an initial tax basis in his Desert Springs Partnership Units ("Initial Basis") equal to his cash investment in Desert Springs (plus his proportionate share of Desert Spring's nonrecourse liabilities at the time he acquired his Desert Springs Partnership Units). A Desert Springs Limited Partner's Initial Basis generally has been increased by (a) such Limited Partner's share of Desert Springs taxable income and (b) any increases in his or her share of liabilities of Desert Springs. Generally, such Limited Partner's Initial Basis has been decreased (but not below zero) by (i) his share of Desert Springs cash distributions, (ii) any decreases in his share of liabilities of Desert Springs, (iii) his share of losses of Desert Springs and (iv) his share of nondeductible expenditures of Desert Springs that are not chargeable to capital.

  The General Partner has set forth on Appendix E to the Consent Solicitation for Desert Springs (i) the Original Limited Partner's Adjusted Basis as of December 31, 1997 for each such Desert Springs Limited Partner, and (ii) an estimate of such Desert Springs Limited Partner's Original Limited Partner's Adjusted Basis as of December 31, 1998 (computed without regard to the Mergers and based upon the assumptions set forth in Appendix E to the Consent Solicitation). The General Partner also has set forth on Appendix E to the Consent Solicitation for each Desert Springs Limited Partner whose adjusted basis in his Desert Springs Partnership Interest is the same as the Original Limited Partner's Adjusted Basis (i) the Desert Springs liabilities allocable to such Desert Springs Limited Partner as of December 31, 1997, and (ii) an estimate of the Desert Springs liabilities allocable to such Limited Partner as of December 31, 1998 (computed without regard to the Mergers and based upon the assumptions set forth in Appendix E to the Consent Solicitation). Each of these estimates is shown separately for those Desert Springs Limited Partners who acquired their Partnership Units at the time of the original offering pursuant to the installment purchase plan.

  The adjusted tax basis of a Desert Springs Limited Partner who did not acquire his Desert Springs Partnership Units in the original offering of such Partnership Units could vary materially from that of a Desert Springs Limited Partner who did so for various reasons. If a Desert Springs Limited Partner has an adjusted tax basis in his Desert Springs Partnership Units that is less than the Original Limited Partner's Adjusted Tax Basis, the Merger might result in the receipt by the Desert Springs Limited Partner of a deemed distribution of cash in excess of his adjusted tax basis in his Desert Springs Partnership Units, which could result in the recognition of income or gain.

  Second, the Operating Partnership and the General Partner assumed that the method expected to be used by the Operating Partnership to allocate liabilities among the partners will be respected for federal income tax purposes. The Operating Partnership will allocate liabilities associated with the Desert Springs Hotel as described in "Federal Income Tax Consequences--Tax Consequences of the Mergers--Relief from Liabilities/Deemed Cash Distribution" in the Consent Solicitation. If the method used by the Operating Partnership were not respected for federal income tax purposes and the nonrecourse liabilities actually allocable to a Desert Springs Limited Partner are less than the amount assumed by the Operating Partnership and the General Partner, the Merger might result in the receipt by such Desert Springs Limited Partner of a deemed distribution of cash that is greater than the deemed distribution of cash expected to be received by such Desert Springs Limited Partner

                            Desert Springs Supp-30
as described above in "Tax Consequences of the Merger--Deemed Cash Distribution and Resulting Taxable Gain." For a Desert Springs Limited Partner who did not acquire his Desert Springs Partnership Units in the original offering of such Partnership Units or who did not hold such Partnership Units at all times since, this deemed distribution of cash could exceed his adjusted tax basis in his Desert Springs Partnership Units, which could result in the recognition of income or gain.

  Finally, the Operating Partnership and the General Partner assumed that the Merger will be treated for federal income tax purposes as the transfer by the Desert Springs Limited Partners of their interests in Partnership to the Operating Partnership in exchange for OP Units. There can be no assurance, however, that the IRS will not seek to recharacterize each Merger as either
(i) the liquidation of a Partnership followed by the distribution by the Partnership of its assets to its partners and the subsequent transfers by such partners of such assets to the Operating Partnership in exchange for OP Units, or (ii) the transfer by a Partnership of its assets to the Operating Partnership in exchange for OP Units (and possibly Notes) and the subsequent distribution of such OP Units (and possibly Notes) to its partners. If the Merger is recharacterized in the manner described in (ii) in the preceding sentence, the tax consequences of the Merger to the Desert Springs Limited Partners likely would be materially affected.

  EACH DESERT SPRINGS LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISORS TO DETERMINE THE IMPACT OF SUCH DESERT SPRINGS LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER. THE TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER TO A PARTICULAR DESERT SPRINGS LIMITED PARTNER COULD VARY SUBSTANTIALLY FROM THE CONSEQUENCES DESCRIBED ABOVE.

 Tax Treatment of Desert Springs Limited Partners Who Exercise Their Right to Make the Note Election

  A Desert Springs Limited Partner who exercises his right to make the Note Election and receives a Note in connection with the Merger will be treated as having made a taxable disposition of his OP Units. The amount realized in connection with such disposition will equal the sum of the "issue price" of the Note (i.e., the face amount of the Note, currently estimated as $27,617 per Desert Springs Partnership Unit) plus the portion of Desert Springs liabilities allocable to the Desert Springs Limited Partner for federal income tax purposes immediately prior to the disposition of the OP Units (estimated as $123,059 per Desert Springs Partnership Unit as of December 31, 1998). To the extent the amount realized exceeds the Desert Springs Limited Partner's adjusted basis in his Desert Springs Partnership Units, the Desert Springs Limited Partner will recognize gain. The Operating Partnership and the Desert Springs General Partner estimate (assuming the Desert Springs Limited Partner acquired his Desert Springs Partnership Units at the time of the original offering and has held such Partnership Units at all times since the offering) that the amount of gain that would be recognized by a Desert Springs Limited Partner who made the Note Election would be approximately $44,490 per Desert Springs Partnership Unit, as of December 31, 1998 if such Partnership Unit was acquired for cash, and $44,289 per Desert Springs Partnership Unit if such Partnership Unit was acquired pursuant to an installment purchase plan. For a discussion of the federal income tax rates applicable to the net capital gain from the sale of a capital asset, see "Federal Income Tax Consequences--Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers-- Disposition of OP Units by Limited Partners" in the Consent Solicitation. In this regard, the General Partner estimates that, as of December 31, 1998, if Desert Springs sold its Hotel in a fully taxable transaction for a net amount, after payment of liabilities, equal to the Liquidation Value of Desert Springs, the "unrecognized Section 1250 gain" per Desert Springs Partnership Unit would be $19,008 if the Desert Springs Partnership Unit were acquired for cash, and $19,008 if such Partnership Unit were acquired pursuant to the installment purchase plan. The gain subject to tax as ordinary income under Code Section 1245 per Desert Springs Partnership Unit would be $1,252 if the Desert Springs Partnership Unit were acquired for cash, and $1,252 if such Partnership Unit were acquired pursuant to the installment purchase plan. A Desert Springs Limited Partner who makes the Note Election would be able to treat any per Partnership Unit passive activity loss carryforward with respect to the activities of Desert Springs, to the extent the sum of such losses exceeds his passive activity income for 1998, as losses that are not from a passive activity and, therefore, not subject to

                            Desert Springs Supp-31
the passive activity loss limitation rules. For purposes of determining the gain recognized by the Limited Partner as a result of making the Note Election, an Original Limited Partner's Adjusted Basis does not reflect such Limited Partner's share of the syndication costs incurred by his Partnership at formation. An original Desert Springs Limited Partner's share of syndication costs was $10,015 per Desert Springs Partnership Unit.

  A Desert Springs Limited Partner who elects to receive a Note may be eligible to defer at least a small portion of that gain under the "installment sale" rules. Those rules, however, will not permit the Desert Springs Limited Partner to defer all of the gain, and, to the extent that the face amount of the Note (and any other installment obligations received by the taxpayer during the year) outstanding at the end of the taxable year in which the Merger occurs exceeds $5,000,000, will require that the Desert Springs Limited Partner who defers gain pay to the IRS interest on the resulting tax that has been deferred. The Desert Springs Limited Partner will not be eligible to defer gain recognized upon the receipt of the Note to the extent that its share of Desert Springs liabilities at the time of the Merger exceeds his adjusted tax basis in his Desert Springs Partnership Units immediately prior to the Merger (that is, to the extent that he has a "negative capital account" for tax purposes). In addition, the Desert Springs Limited Partner will not be eligible to defer gain to the extent that such gain would be taxed as ordinary income under Sections 1245 and 1250 of the Code. Lastly, if a Desert Springs Limited Partner disposes of its Note, any gain that had been deferred would be recognized in the year of disposition.

  THE SPECIFIC TAX ATTRIBUTES OF A PARTICULAR DESERT SPRINGS LIMITED PARTNER COULD HAVE A MATERIAL IMPACT ON THE TAX CONSEQUENCES OF THE MERGER, AND THE SUBSEQUENT OWNERSHIP AND DISPOSITION OF NOTES. THEREFORE, IT IS ESSENTIAL THAT DESERT SPRINGS LIMITED PARTNERS CONSIDERING ELECTING TO RECEIVE NOTES CONSULT WITH THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO SUCH DESERT SPRINGS LIMITED PARTNERS' RESPECTIVE PERSONAL TAX SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

 Tax Consequences if Desert Springs Does Not Participate in the Merger

  If Desert Springs does not participate in the Merger, the Desert Springs Limited Partners would not have any tax consequences resulting from the Merger. The consequences of continued ownership of Desert Springs Partnership Units will be the same as would have resulted if the Merger had not been proposed.

                                     * * *

  The above description is not exhaustive of all possible tax considerations associated with the Merger and the REIT Conversion. This summary does not discuss foreign tax considerations, nor does it discuss all of the aspects of federal income taxation or state and local taxation that may be relevant to Desert Springs Limited Partners in light of their particular circumstances. EACH DESERT SPRINGS LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISORS TO DETERMINE THE IMPACT OF SUCH DESERT SPRINGS LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER.

                            Desert Springs Supp-32

                            SELECTED FINANCIAL DATA

  The following table presents selected historical financial data derived from the audited financial statements for the five most recent fiscal years in the period ended December 31, 1997 and the unaudited financial statements for the First Two Quarters 1998 and First Two Quarters 1997. The following data should be read in conjunction with the financial statements and the notes thereto, Management's Discussion and Analysis of Financial Condition and Results of Operations and the other financial information included elsewhere herein.

                          FIRST TWO QUARTERS                         FISCAL YEAR
                          --------------------  ----------------------------------------------------------
                            1998       1997        1997        1996        1995        1994        1993
                          ---------  ---------  ----------  ----------  ----------  ----------  ----------
                              (UNAUDITED)       (AMOUNTS IN THOUSANDS, EXCEPT PER PARTNERSHIP UNIT)(3)
Revenues(1).............  $  27,291  $  12,488  $   27,233  $   25,781  $   24,351  $   22,641  $   21,571
Operating profit........     18,545      7,756      16,381      14,510      13,293       9,873       9,990
Income (loss) before
 extraordinary item(2)..     10,196      1,199       2,161         109       1,585      (2,264)     (3,099)
Net income (loss).......     10,196      1,199      29,699         109       1,585      (2,264)     (3,099)
Distributions:
  General partner.......         23        --          227          15          51          40          50
  Limited partners......      2,248        --       22,500       1,532       5,020       3,964       4,948
                          ---------  ---------  ----------  ----------  ----------  ----------  ----------
  Total.................      2,271        --       22,727       1,547       5,071       4,004       4,998
Per Partnership Unit:(3)
  Net income (loss).....     11,216      1,319      32,669         120       1,743      (2,490)     (3,409)
  Distributions.........      2,500        --       25,000       1,702       5,577       4,404       5,498
Cash provided by
 operating activities...     14,881     14,862      12,441       7,017       6,724       5,859       5,541
Cash used in investing
 activities.............     (3,948)    (1,787)     (3,862)     (3,096)     (2,050)     (4,437)     (3,760)
Cash used in financing
 activities.............     (1,842)   (11,921)     (9,781)     (8,379)     (1,399)       (740)     (2,855)
Increase (decrease) in
 cash and cash
 equivalents............      9,091      1,154      (1,202)     (4,458)      3,275         682      (1,074)
Ratio of earnings to
 fixed charges(4)
 (unaudited)............       2.16x      1.18x      1.14x       1.01x       1.12x         --          --
Deficiency of earnings
 to fixed charges(4)
 (unaudited)............        --         --          --          --          --        2,264       3,099
Total assets at book
 value..................    181,624    175,567     172,156     164,882     173,742     172,238     175,451
Cash and cash
 equivalents............     13,644      6,909       4,553       5,755      10,213       6,938       6,256
Total debt(5)...........    181,644    187,136     182,727     185,913     190,087     186,415     183,196
Total liabilities.......    188,364    196,005     186,821     186,519     193,941     188,951     185,941
Partner's capital
 (deficit):
  Limited partners......     (6,798)   (20,359)    (14,644)    (21,546)    (20,122)    (16,671)    (10,511)
  General partner.......         58        (79)        (21)        (91)        (77)        (42)         21
Book Value per
 Partnership Unit
 (unaudited)(3).........     (7,553)   (22,621)    (16,271)    (23,940)    (22,358)    (18,523)    (11,679)
Exchange Value per
 Partnership Unit
 (unaudited)(3).........     40,880        --          --          --          --          --          --

--------
(1) On November 25, 1997, the Partnership converted its Operating Lease with Marriott Hotel Services, Inc. to a management agreement.
(2) In 1997, Desert Springs Marriott Limited Partnership recognized an extraordinary gain of $27,538,000 on the forgiveness of additional rental paid by hotel lessee at the conversion of the Operating Lease to a management agreement.
(3) A Partnership Unit represents a $100,000 original investment in Desert Springs.


(4) The ratio of earnings to fixed charges is computed by dividing net income before interest expense and other fixed charges by total fixed charges, including interest expense, amortization of debt issuance costs and the portion of rent expense

                            Desert Springs Supp-33
   that is deemed to represent interest. The deficiency of earnings of fixed charges is largely the result of depreciation and amortization of $8,932,000 and $8,502,000 as of December 31, 1994 and 1993, respectively.

(5) Total debt includes amounts due Host Marriott under the Junior Loan of $59,727,000 as of June 19, 1998 and December 31, 1997.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

  The following discussion and analysis addresses the results of operations of the Partnership for the First Two Quarters 1998 and the fiscal years ended December 31, 1997, 1996 and 1995.

  Growth in the Partnership's total Hotel room sales, and thus rental income and revenue, is primarily a function of average occupancy and average room rates, as well as control of hotel operating costs. In addition, due to the amount of meeting/convention business at the Hotel, food and beverage and golf and spa operations have a direct effect on the Partnership's rental income and revenue. REVPAR, or revenue per available room, represents the combination of the average daily room rate charged and the average daily occupancy achieved and is a commonly used indicator of hotel performance. REVPAR does not include food and beverage or other ancillary revenues generated by the Hotel. REVPAR for the years ended December 31, 1997, 1996 and 1995 was $124, $113 and $104, respectively. Food and beverage sales increased to $40.4 million in 1997 from $38.4 million in 1996 from $33.5 million in 1995 due to increased group sales.

  Revenue for the period of November 25 through December 31, 1997 and net rental income from the Hotel rental and the airline equipment lease with Trans World Airline, Inc. (the "Equipment") are applied to debt service, property taxes, partnership administrative costs, Partnership funded capital expenditures and cash distributions to the partners.

RESULTS OF OPERATIONS

 First Two Quarters 1998 Compared to First Two Quarters 1997

  Revenues. As discussed in Note 3 to the Condensed Consolidated Financial Statements, the Partnership changed its method of reporting revenues in connection with the Conversion. As a result, Hotel Revenues reported for the first two quarters 1998 are not comparable to the Hotel Revenues reported for the first two quarters 1997. Prior to the Conversion, the Partnership recognized estimated annual hotel rental income on a straight-line basis thorughout the year. The profits from the Hotel are seasonal and first and second quarter results are generally higher than the last two quarters of the year. Lease payments in excess of the income recognized by the Partnership were deferred and, to the extent not subject to possible future repayment to the Hotel lessee, were recognized as income during the remainder of the year. Pursuant to the terms of the Operating Lease, Annual Rental, as defined, was equal to the greater of Basic Rental (80% of Operating Profit, as defined) and Owner's Priority, as defined. Additionally, the Hotel tenant was required to pay taxes, make contributions equal to a percentage of Hotel sales to a property improvement fund (4.5% in 1997 and 5.5% thereafter) and pay rental on the second golf course.

  Subsequent to the Conversion, the Partnership records revenue based on house profit generated by the Hotel. House profit reflects Hotel operating results, and represents gross hotel sales less property-level expenses, excluding depreciation, base and incentive management fees, property taxes, and certain other costs, which are disclosed separately in the accompanying condensed statement of operations. Revenues are recorded based on house profit because the Partnership has delegated substantially all of the operating decisions related to the generation of house profit to MHS.

  For the first two quarters 1998, house profit increased $2.6 million or 10% over the same period of the prior year due primarily to increases in rooms revenues. For the year, REVPAR increased 10% over the same period of the prior year to approximately $171 due primarily to a 9% increase in the average room rate to approximately

                            Desert Springs Supp-34

$214 coupled with a 1.1 percentage point increase in average occupancy to approximately 80%. Room sales and profit increased 10% and 9% respectively, due to strong demand in the leisure transient segment and improvements in the Hotel's rooms amenity package and guest services. With the increase in transient demand, the hotel increased its group average room rate by approximately 12% for the first two quarters 1998 compared to the same period in 1997.

  Operating Costs and Expenses. Operating costs and expenses increased $4.0 million from $4.7 million for the first two quarters 1997 to $8.7 million for the first two quarters 1998. The increase is primarily due to the impact of the Conversion. Prior to the Conversion, incentive management fee expense was not a component of operating expense. Rather, accrued incentive management fee expense was deducted from the additional lease payments in excess of rental income that were deferred by the Partnership. Additionally, base management fees, though a component in the calculation of Operating Profit prior to the Conversion, were not a component of the Partnership's operating costs.

  Depreciation. For the first two quarters 1998, depreciation decreased $254,000, or 7%, when compared to the same quarters in 1997 as the Partnership's original 10-year equipment became fully depreciated during 1997.

  Interest Expense. On November 25, 1997 the Partnership refinanced its $160 million mortgage debt with $182.7 million of debt. The increase in debt along with an increase in the weighted average interest rate from 8.3% in the first two quarters 1997 to 9.8% in the first two quarters 1998 resulted in an increase in interest expense of approximately $2.0 million, or 30%, from $6.8 million to $8.8 million. For the first two quarters 1998, the weighted average interest rate increased from 8.3% in 1997 to 9.8% in 1998.

  Interest Income and Other. Interest income and other includes $132,000 for the first two quarters which represents payments made to the Partnership by Marriott Vacation Club International ("MVCI") for the rental of a gallery and marketing desk in the Hotel's lobby. For the first two quarters 1997, $140,000 was recognized and included in the $12.5 million of Hotel rental income.

  Net Income. Net income increased $9.0 million for the first two quarters 1998 to $10.2 million for the first two quarters 1997 as a result of the changes discussed above, primarily the Conversion, and improved hotel operating results.

 1997 Compared to 1996

  Hotel Rental Income. On November 25, 1997, in connection with the refinancing, the General Partner and the Tenant/Manager converted the Operating Lease to a management agreement (the "Management Agreement"). As a result of this conversion, full year 1997 hotel rental income is not comparable to full year 1996 hotel rental income. Hotel rental income for the period January 1 through November 25, 1997 was $24 million. For the year, total Hotel sales increased 6% due primarily to a 7.6% increase in rooms revenue. REVPAR improved 10% to $124 due to a 7% increase in average room rate to approximately $170 and a 2.0 percentage point increase in average daily occupancy to approximately 73%.

  Hotel Revenues. Effective November 25, 1997, the Partnership records revenues which represent gross hotel sales less property-level expenses, excluding depreciation and amortization, base and incentive fees, property taxes, insurance and certain other costs. As a result of the conversion from an Operating Lease to a Management Agreement, Partnership hotel revenues were $2.6 million. This consists of the Hotel's operating results for the period of November 25 through December 31, 1997.

                            Desert Springs Supp-35

  Airline Equipment Rental Income. Airline equipment rental income was $1.2 million in 1996. The airline equipment lease was terminated in April 1996. On April 24, 1996, Trans World Airlines, Inc. ("TWA"), the lessee, terminated the lease and purchased the equipment, as permitted under the lease agreement.

  Other Income. Other income decreased 45% from $1.1 million in 1996 to $607,000 in 1997. The decrease is primarily due to the Partnership utilizing $8.2 million of cash and cash equivalents to reduce the balance of its outstanding mortgage debt combined with paying $2.7 million in refinancing costs which decreased the cash balance on which interest income is earned.

  Interest Expense. Interest expense decreased 5% from $15.5 million in 1996 to $14.8 million in 1997 due to a decrease in the Partnership's weighted average interest rate from 9.0% to 8.4%. The Partnership's $160 million Bridge Loan accrued interest at LIBOR plus 2.75 percentage points from January 1 through November 25, 1997, the closing date of the Bridge Loan refinancing. The weighted average interest rate for the Bridge Loan (see "--Debt financing") for this period was 8.4% compared to 9.0% in 1996. The refinancing of the Bridge Loan consists of three tiers of debt: a senior loan which bears interest at a fixed rate of 7.8%; a mezzanine loan, which bears interest at a fixed rate of 10.365%; and a Host Marriott junior loan which bears interest at a fixed rate of 13%.

  Depreciation. Depreciation and amortization decreased by $550,000 due to the retirement of $7 million of equipment in 1997.

  Property Taxes. Property taxes were unchanged at $2.0 million for both 1997 and 1996.

  Partnership Administration and Other. Partnership administration and other decreased from $474,000 in 1996 to $445,000 in 1997 due to a slight decrease in administrative costs related to the refinancing.

  Base Management Fee. As a result of the conversion to a management agreement, the Partnership recorded base management fees from November 26 through December 31, 1997. Base management fees are calculated as 3% of sales or $281,000 for 1997.

  Insurance and Other. As a result of the conversion to a management agreement, insurance and other expense was $256,000. This expense includes a loss of $163,000 on the retirement of fixed assets, $65,000 of insurance expense and $28,000 in equipment rental and permits and licenses.

  Incentive Management Fee. As a result of the conversion to a management agreement, the Partnership's incentive management fee expense from November 26 through December 31, 1997 was $123,000. As further explained in Note 7 to the financial statements, Marriott International is entitled to a total of $2 million in fees for 1997, $123,000 of which is incentive management fee expense.

  Extraordinary Items. The Partnership recognized an extraordinary gain in 1997 of $27.5 million representing the forgiveness of additional rental by the Tenant/Manager.

 1996 Compared to 1995

  Hotel Rental Income. Hotel rental income for 1996 increased 18% from $19.9 million in 1995 to $23.4 million in 1996. For the year, total Hotel revenues increased 15% due to increases in all areas of the Hotel including rooms, food and beverage, golf and spa and other ancillary revenues. REVPAR improved 9% to $113 due to a 5% increase in average room rate to approximately $158 and a 2.5 percentage point increase in average daily occupancy to approximately 71%. Food and beverage revenues increased 15% from $33.5 million in 1995 to $38.4 million in 1996.

  Airline Equipment Rental Income. Airline equipment rental income decreased 56% from $2.8 million in 1995 to $1.2 million in 1996 due to the termination of the airline equipment lease in April 1996. On April 24, 1996, TWA, the lessee, terminated the lease and purchased the equipment, as permitted under the lease agreement.

                            Desert Springs Supp-36

  Other Income. Other income decreased 34% from $1.6 million in 1995 to $1.1 million in 1996. The decrease is primarily due to $692,000 of income recognized in 1995 on the funding of the pool expansion by Marriott Vacation Club International ("MVCI") offset by a $108,000 increase in interest income earned in 1996 on the Partnership's cash held for refinancing.

  Interest Expense. Interest expense increased 16% from $13.4 million in 1995 to $15.5 million in 1996 due to an increase in the weighted average interest rate. The mortgage debt matured on July 27, 1996 and went into default on the maturity date. Pursuant to the loan documents, the mortgage debt accrued interest at the default rate of 10.75% until the refinancing on December 23, 1996. The weighted average interest rate on the first mortgage debt was 9.0% in 1996 and 7.8% in 1995.

  Depreciation. Depreciation and amortization decreased by $91,000 due to the write-off in 1995 of the airline equipment partially offset by an increase in building and equipment depreciation due to the $9.1 million rooms renovation.

  Property Taxes. Property tax expense increased 61% to $2.0 million in 1996 from $1.2 million in 1995 primarily due to a nonrecurring $600,000 refund received in 1995 related to property taxes paid in prior years.

  Partnership administration and other. Partnership administration and other increased 34% primarily due to an increase in administrative costs due to the refinancing of the mortgage debt.

CAPITAL RESOURCES AND LIQUIDITY

  The Partnership's financing needs have historically been funded primarily through loan agreements with independent financial institutions. The General Partner believes that the Partnership will have sufficient capital resources and liquidity to continue to conduct its operations in the ordinary course of business.

 Principal Sources and Uses of Cash

  The Partnership's principal source of cash is from Hotel operations. Its principal uses of cash are to make debt service payments, fund the Hotel's property improvement fund and establish reserves required by the lender.

  Cash provided by operating activities for the first two quarters 1998 and 1997 was $14.9 million. Cash provided by operating activities increased $19,000 primarily due to the Conversion, as discussed in Note 3, combined with improved hotel operations. Prior to the Conversion, the Partnership recognized estimated annual hotel rental income on a straight-line basis throughout the year. This charge combined with an overall improvement in hotel operations, an increase in accounts payable of $2.8 million due to increased accrued interest liability, offset by the payment of $2.0 million of accrued incentive management fees to MHS in second quarter 1998 resulted in the increase in cash from operations. Additionally, through June 19, 1998, an additional $1.5 million was transferred into the tax and insurance reserve account and $984,000 was disbursed to pay accrued real estate taxes. The tax and insurance reserve is included in restricted cash reserves and the resulting tax and insurance liability is included in accounts payable and accrued expenses in the accompanying balance sheet.

  Cash used in investing activities for the first two quarters 1998 and 1997 was $3.9 million and $1.8 million, respectively. The Partnership's cash used in investing activities consists primarily of contributions to the property improvement fund and capital expenditures for improvements at the hotel. Contributions to the property improvement fund for the first two quarters 1998 were $3.6 million and $2.7 million for the first two quarters 1997. Contributions in 1998 increased due to a $5.7 million increase in gross hotel sales and an increase in the contribution rate from 4.5% in 1997 to 5.5% in 1998. Capital expenditures from the property improvement fund were $2.3 million and $1.3 million for the first two quarters 1998 and 1997, respectively.

  Cash used in financing activities for the first two quarters 1998 and 1997 was $1.8 million and $11.9 million, respectively. The Partnership's cash used in financing activities consists primarily of payments of the mortgage

                            Desert Springs Supp-37
debt, contributions to the restricted cash reserves and cash distributions. Contributions for the first two quarters 1998 to the restricted cash reserves consist of $500,000 for the replacement of the Hotel's air conditioning system and interest income earned for the first two quarters 1998 of $153,000. Disbursements from the reserves include $270,000 for the air conditioning work and $2.0 million for accrued incentive management fees payable to MHS. Contributions for the first two quarters 1998 to the restricted cash reserves in 1997 consisted of $10.9 million of excess cash from Hotel operations held for future debt service. During the second quarter of 1998, the Partnership distributed $2.3 million to the partners ($2,500 per limited partner unit) from 1997 operations. Additionally, for the first two quarters 1998 and 1997, the Partnership made $900,000 of loan repayments from the property improvement fund on the rooms refurbishment loan from Marriott International, Inc.

  The Partnership's principal source of cash was from the Hotel Operating Lease up until November 25, 1997, at which time the Operating Lease was converted to the Management Agreement. Prior to the Equipment Lease termination, the Partnership's principal sources of cash included rents received under the Equipment Lease and proceeds from Equipment sales. Its principal uses of cash are to fund the property improvement fund, pay debt service and cash distributions to the partners. Additionally, during 1996 and 1997, the Partnership utilized cash to pay financing costs incurred in connection with the refinancing of the mortgage debt.

  The Hotel Operating Lease provided for the payment of the greater of Basic Rental or Owner's Priority. Basic Rental equaled 80% of Operating Profit, as defined in the Hotel Operating Lease. Owner's Priority equaled the greater of
(i) $20 million plus debt service on certain additional debt to expand the Hotel or (ii) Debt Service, as defined.

  Pursuant to an agreement reached with Marriott International, for fiscal year 1997, the $20 million Owner's Priority was increased to $20.5 million. Marriott International was entitled only to the next $2 million of Operating Profit. Any additional Operating Profit in excess of $22.5 million was remitted entirely to the Partnership. For 1997, Operating Profit was $23.7 million, Marriott International earned $2.0 million and the remaining $1.2 million was remitted to the Partnership. In connection with the long-term financing, Marriott International agreed to waive any and all claims to Additional Rental (as defined in the Operating Lease) that accrued prior to the consummation of the loan ($27.5 million).

  On November 25, 1997, in connection with the refinancing, the General Partner also negotiated with the Tenant/Manager to convert the Operating Lease to a management agreement (the "Management Agreement"). The Tenant/Manager would become manager of the Hotel (the "Manager"). The initial term of the Management Agreement continues through 2022 with four successive renewal options of ten years each.

  Beginning with fiscal year 1998 forward, the Management Agreement provides that no incentive fee will be paid to the Manager with respect to the first $21.5 million of Operating Profit (the "Owner's Priority"). Thereafter the Manager will receive the next $1.8 million of Operating Profit as an incentive management fee and any Operating Profit in excess of the $23.3 million will be divided 75% to the Partnership and 25% to the Manager. Any such payments will be made annually after completion of the audit of the Partnership's books.

  Total cash provided by operations of the Hotel was $12.4 million, $7.0 million and $6.7 million for the years ended December 31, 1997, 1996 and 1995, respectively. Proceeds from the sale of airline equipment were $2.5 million for the year ended December 31, 1996, and $4.0 million for the year ended December 31, 1995 due to the sale of the equipment in 1996. Cash contributed to the property improvement fund of the Hotel was $4.6 million, $4.4 million and $3.8 million for the years ended December 31, 1997, 1996 and 1995, respectively. Cash distributed to the partners was $22.7 million, $1.5 million and $5.1 million during the years ended December 31, 1997, 1996 and 1995, respectively. Financing costs related to refinancing the mortgage debt were $1.2 million in 1997 and $2.7 million in 1996. There were no refinancing costs in 1995.

  The General Partner expects that contributions to the property improvement fund will be a sufficient reserve for the future capital repair and replacement needs of the Hotel's property and equipment.

                            Desert Springs Supp-38

  Pursuant to the terms of the Hotel Operating Lease and Management Agreement, the Partnership is obligated to fund major improvements for the Hotel's mechanical and heating systems. During 1998, the Partnership expects to fund approximately $2.0 million for improvements to the Hotel's HVAC system (heating, ventilating and air conditioning). Also, during 1998, the Partnership expects to fund approximately $350,000 on roof repair projects. The Partnership has established a reserve to pay for these improvements which is expected to be sufficient. This reserve is being held by the mortgage loan lender. There are currently no additional Partnership funded capital expenditure items expected for 1998.

DEBT FINANCING

  On December 23, 1996, pursuant to an agreement with the Partnership, GMAC Commercial Mortgage Corporation ("GMAC") purchased the existing mortgage debt of the Partnership and amended and restated certain terms thereof (as amended and restated, the "Bridge Loan"). The Bridge Loan consisted of a $160 million nonrecourse mortgage loan. The Partnership utilized $8.2 million from its refinancing reserve to reduce the outstanding principal balance of the existing mortgage debt to the $160 million outstanding under the Bridge Loan. In addition, the Partnership utilized $2.6 million from the refinancing reserve to pay costs associated with the financing including lender's fees, property appraisals, environmental studies and legal fees. Approximately half of the $2.6 million was for fees related to the long-term financing. The Bridge Loan was originated by Goldman Sachs Mortgage Company ("GSMC"), matured on October 31, 1997 and bore interest at the London Interbank Offered Rate ("LIBOR") plus 2.75 percentage points and required that all excess cash from Hotel operations, if any, be held in a debt service reserve for future debt service or to reduce the outstanding principal balance of the Bridge Loan upon maturity. For the year ended December 31, 1996, the weighted-average interest rate on the Partnership's mortgage debt was 9.0%. For the period of January 1 through November 25, 1997 the weighted average interest rate was 8.4%.

  The Bridge Loan was secured by the Partnership's fee interest in the Hotel, a security interest in certain personal property associated with the Hotel including furniture and equipment, contracts and other general intangibles and a security interest in the Partnership's rights under the Hotel operating lease, the Hotel purchase agreement and other related agreements.

  Pursuant to the terms of the debt refinancing, there are no continuing requirements for a debt service guarantee. Host and the General Partner were released from their obligations to the Partnership under their original debt service guarantee with the refinancing of the Partnership's mortgage debt.

  In conjunction with the refinancing of the mortgage debt, the General Partner reaffirmed a foreclosure guarantee to the lender in the amount of $50 million. Pursuant to the terms of the foreclosure guarantee, amounts would be payable only upon a foreclosure of the Hotel and only to the extent that the gross proceeds from a foreclosure sale were less than $50 million. The foreclosure guarantee was not reaffirmed with the refinancing of the Bridge Loan.

  On September 26, 1997, the General Partner received unrevoked consents approving a new loan structure and certain amendments to the Partnership Agreement which were necessary to refinancing negotiations of the Bridge Loan. An extension agreement was signed with the current lender on October 30, 1997, extending the maturity date and loan terms of the Bridge Loan from October 31, 1997 until December 31, 1997, without penalty.

  On November 25, 1997, the Partnership secured long-term refinancing for its $160 million Bridge Loan. The new financing consists of three tranches: 1) a $103 million senior loan, 2) a $20 million loan and 3) a $59.7 million junior loan. The $103 million senior loan (the "Senior Loan") is from GMAC Commercial Mortgage Company ("GMAC") to a newly formed bankruptcy remote subsidiary of the Partnership, DS Hotel LLC, which owns the Hotel and related assets. The Senior Loan matures in December, 2022 and is secured by a first mortgage lien on the Hotel. The loan bears interest at a fixed rate of 7.8% and requires monthly payments of interest and principal with amortization over its twenty-five year term. On June 11, 2010 the interest rate increases to 200

                            Desert Springs Supp-39
basis points over the then current yield on 12 year U.S. treasuries and also additional principal payments will be required as defined in the loan agreement.

  The second tranche of debt consists of a $20 million loan (the "Mezzanine Loan") from Goldman Sachs Mortgage Company ("GSMC") to a newly formed bankruptcy remote subsidiary of the Partnership, Marriott DSM LLC, which secures the loan. Marriott DSM LLC owns a 100% interest in DS Hotel LLC. The Mezzanine Loan consists of a fully amortizing $20 million loan maturing in December, 2010. The loan bears interest at a fixed rate of 10.365% and requires monthly payments of interest and principal with amortization over a twelve and one-half year term.

  The third tranche of debt consists of a junior loan, (the "HM Junior Loan") to the Partnership from MDSM Finance LLC ("MDSM"), a wholly owned subsidiary of the General Partner. The HM Junior Loan has a term of thirty years and requires no principal amortization for the first twelve and one-half years with a seventeen and one-half year amortization schedule thereafter. Security for the HM Junior Loan is the Partnership's 100% interest in Marriott DSM LLC. If remaining cash flow is insufficient to pay interest on the HM Junior Loan, interest is deferred and will accrue and compound and be payable from future cash flow. The HM Junior Loan also entitles MDSM to receive 30% of any excess cash flow, as defined, available annually, plus 30% of any net capital/residual proceeds after full repayment of the Senior Loan, the Mezzanine Loan and the HM Junior Loan.

  In conjunction with the refinancing of the mortgage debt, the Partnership was required to establish cash reserves which are held by an agent of the lender including:

  .  $6.2 million debt service reserve

  .  $1.5 million reserve for capital expenditures

  .  $2.0 million reserve for payment of fees to the Tenant/Manager

  The reserves were established from the Partnership's restricted cash related to the Bridge Loan in addition to Partnership operating cash.

  In addition, the Partnership is required to establish with the lender a separate escrow account for payments of insurance premiums and real estate taxes for the Hotel if the credit rating of Marriott International is downgraded by Standard and Poor's Rating Services. The Manager is a wholly-owned subsidiary of Marriott International. In March 1997, Marriott International acquired the Renaissance Hotel Group N.V., adding greater geographic diversity and growth potential to its lodging portfolio. The assumption of additional debt associated with this transaction resulted in a single downgrade of Marriott International's long-term senior unsecured debt effective April, 1997. Therefore, the Partnership was required to establish a reserve account for insurance and real estate tax. As of December 31, 1997, $581,000 remains available to pay insurance and real estate taxes. The escrow reserve is included in restricted cash and the resulting tax and insurance liability is included in accounts payable and accrued liabilities in the accompanying balance sheet.

  The Partnership utilized $1.2 million from the refinancing reserve to pay costs associated with the financing including lender or subsidiary fees, property appraisals, environmental studies and legal fees.

 Debt to Marriott International

  On April 30, 1996, the Partnership entered into a short-term loan with Marriott International in the amount of $1,700,000 to fund a portion of the Hotel's rooms refurbishment project. The loan's stated maturity was June 13, 1997, bore interest at 8.5% and was to be repaid from the property improvement fund as contributions were made during the year. At December 31, 1996, the loan balance was $900,000. The loan was fully repaid on March 28, 1997.

 Property Improvement Fund

  The Partnership is required to maintain the Hotel in good repair and condition. The Hotel Operating Lease agreement and Management Agreement require the Tenant/Manager to make annual contributions to the property

                            Desert Springs Supp-40
improvement fund for the Hotel on behalf of the Partnership. Contributions to the fund are equal to 4.5% of Hotel gross revenues through 1997 increasing to 5.5% thereafter. Total contributions to the fund were $3.8 million in 1995, $4.4 million in 1996 and $4.6 million in 1997. The balance of the Hotel's property improvement fund was $1.6 million as of December 31, 1997.

  During the summer of 1996, a $9.1 million rooms refurbishment was completed at the Hotel. The property improvement fund was not sufficient to fund the refurbishment. The Partnership arranged a short-term loan from Marriott International of up to $1.7 million at a fixed rate of 8.5% to finance the anticipated shortfall. The loan was repaid from the property improvement fund prior to its maturity on June 13, 1997. The General Partner believes that funds available from the property improvement fund will be adequate for anticipated renewal and replacement expenditures.

  During 1995, the Hotel's main swimming pool was expanded. This $2.1 million expansion was funded partially with $692,000 in proceeds received from Marriott Vacation Club International ("MVCI") pursuant to an agreement between the Partnership and MVCI for the development of additional time share units on land adjacent to the Hotel. The Partnership funded the remaining $1.4 million from cash reserves.

 Equipment Lease

  The Partnership leased airline equipment to TWA under an operating lease which expired in April 1995. On April 20, 1995, the Partnership reached an agreement with TWA whereby TWA was obligated to pay quarterly payments of $780,000 plus interest in arrears at 17%. At the end of the lease in July 1996 (or earlier if a termination option was exercised), TWA had the option to purchase the equipment for one dollar ($1). The lease generated $5.4 million in cash flow during the 1995 fiscal year. As a result of the lease renewal terms, the Partnership recorded a receivable for the future lease payments due from TWA and deferred the gain on the transaction. The deferred gain was recognized as income as lease payments were received. Total rental income recognized in 1995 and 1996 on the lease was $2.8 million and $1.2 million, respectively. The original cost of the airline equipment was depreciated over the life of the operating lease. Depreciation expense on the airline equipment was $526,000 for the year ended December 31, 1995.

  On April 24, 1996, TWA exercised its early termination option under the airline equipment lease and paid the rent due on that date of $847,000 along with the termination value of $780,000 plus the $1 purchase option. Rental income of $1,248,000 was generated by the lease in 1996.

 Golf Course Lease

  The Second Golf Course is located near the Hotel on approximately 100 acres of land and is leased to the Partnership by a subsidiary of Marriott International. The Second Golf Course and related facilities were subleased by the Partnership to the Tenant/Manager pursuant to an operating lease with annual rental equal to $100,000. The term of the lease for the Second Golf Course expires on December 31, 2011, with five 10-year renewal periods at the option of the Partnership. Under the terms of the lease for the Second Golf Course, the Partnership pays annual rent equal to $100,000 and is responsible for all costs of operating and maintaining the Second Golf Course. Upon termination of the lease for the Second Golf Course, the Second Golf Course and all facilities and improvements thereon will become the property of Marriott's Desert Springs Development Corporation. All costs of operating and maintaining the course are deductions from gross revenues and all revenues from operation of the course are items of gross revenues of the Hotel. In conjunction with the refinancing of the mortgage debt, the golf course is no longer subleased to the Operating Tenant. The Manager manages the golf course for the Partnership pursuant to the terms of the Golf Course Lease.

 Homeowners Agreement

  A subsidiary of Marriott International, MVCI has been developing a portion of land adjacent to the golf courses for time shares. The Partnership, Marriott International, Marriott's Desert Springs Development Corporation and MVCI entered into an Agreement (the "Homeowners Agreement") whereby it was agreed that

                            Desert Springs Supp-41
each purchaser of a time share unit will receive certain golf course and other privileges (including preferred tee times at the golf courses equal to one tee time per week per time share unit) at the Hotel. Time share purchasers will not pay membership fees, but rather will pay regular green fees for use of the golf courses, and do not receive preferred tennis court times or free access to the health spa. Time share purchasers will have use of the latter facilities and other Hotel facilities, if they are available, on the same basis as regular Hotel guests and will pay the same fees as regular Hotel guests.

 Office Space Rental Agreement

  On January 27, 1995, the Partnership entered into an agreement with MVCI whereby MVCI occupies the space of eleven guest rooms and built a vacation gallery. The initial term of the agreement is April 1, 1995 to March 31, 1999, with initial annual rental of $150,000. The annual rental may be increased in the second, third and fourth year of the lease by the local area Consumer Price Index plus 1% subject to a maximum of 10%.

INFLATION

  For the three fiscal years ended December 31, 1997 and the First Two Quarters 1998, the rate of inflation has been relatively low and, accordingly, has not had a significant impact on the Partnership's gross income and net income. The Operating Tenant/Manager is generally able to pass through increased costs to customers through higher room rates. In 1997, the increase in average room rates at the Hotel exceeded those of direct competitors as well as the general level of inflation.

SEASONALITY

  Demand, and thus occupancy and room rates, is affected by normally recurring seasonal patterns. Demand tends to be higher during the months of November through April than during the remainder of the year. This seasonality tends to affect the results of operations, increasing the revenue and rental income during these months. In addition, this seasonality may also increase the liquidity of the Partnership during these months.

YEAR 2000 ISSUES

  Over the last few years, Host Marriott Corporation, the parent company of the General Partner, has invested in implementing new accounting systems which are Year 2000 compliant. Accordingly, the General Partner believes that future costs associated with Year 2000 issues will be minimal and not material to the Partnership's financial statements.

  However, the Partnership does rely upon accounting software used by the Manager of its property to obtain financial information. The General Partner believes that the manager has begun to implement changes to the property specific software to ensure the software will function properly in the Year 2000 and does not expect to incur significant costs related to these modifications.

                            Desert Springs Supp-42

                              FINANCIAL STATEMENTS

                             Desert Springs Supp-43

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE PARTNERS OF DESERT SPRINGS MARRIOTT LIMITED PARTNERSHIP:

  We have audited the accompanying balance sheet of Desert Springs Marriott Limited Partnership and subsidiaries (a Delaware limited partnership) as of December 31, 1997 and 1996, and the related statements of operations, changes in partners' (deficit) capital and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the General Partner's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Desert Springs Marriott Limited Partnership and subsidiaries as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Washington, D.C.
February 18, 1998

                            Desert Springs Supp-44

          DESERT SPRINGS MARRIOTT LIMITED PARTNERSHIP AND SUBSIDIARIES
                                 BALANCE SHEETS
                        AS OF DECEMBER 31, 1997 AND 1996
                                 (IN THOUSANDS)

                                                        1997          1996
                                                      --------      --------
ASSETS
  Property and equipment, net......................   $151,401      $155,441
  Due from Marriott International, Inc.............      1,368             8
  Property improvement fund........................      1,598         1,041
  Deferred financing, net of accumulated
   amortization....................................      3,000         2,637
  Restricted cash..................................     10,236           --
  Cash and cash equivalents........................      4,553         5,755
                                                      --------      --------
                                                      $172,156      $164,882
                                                      ========      ========
LIABILITIES AND PARTNERS'
 DEFICIT
 LIABILITIES
  Mortgage debt....................................   $103,000      $160,000
  Note payable.....................................     20,000           --
  Due to Host Marriott and affiliates..............     59,727           --
  Additional rental paid by hotel lessee...........         --         25,013
  Due to Marriott International, Inc...............      2,122         1,022
  Accounts payable and accrued expenses............      1,972           484
                                                      --------      --------
    Total Liabilities..............................    186,821       186,519
                                                      ========      ========
 PARTNERS' DEFICIT
  General Partner
   Capital contribution............................        909           909
   Capital distributions...........................       (829)         (602)
   Cumulative net losses...........................       (101)         (398)
                                                      --------      --------
                                                           (21)          (91)
                                                      --------      --------
  Limited Partners
   Capital contributions, net of offering costs of
    $10,576.......................................      77,444        77,444
   Investor notes receivable......................         (22)          (22)
   Capital distributions..........................     (82,084)      (59,584)
   Cumulative net losses..........................      (9,982)      (39,384)
                                                      --------      --------
                                                       (14,644)      (21,546)
                                                      --------      --------
    Total Partners' Deficit.......................     (14,665)      (21,637)
                                                      --------      --------
                                                      $172,156      $164,882
                                                      ========      ========

                       See Notes to financial statements.

                             Desert Springs Supp-45

          DESERT SPRINGS MARRIOTT LIMITED PARTNERSHIP AND SUBSIDIARIES
                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                    (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                         1997    1996    1995
                                                        ------- ------- -------
INCOME
  Rentals
   Hotel............................................... $24,016 $23,433 $19,851
   Airline equipment (Note 6)..........................     --    1,248   2,837
  Hotel revenues (Note 10).............................   2,610     --      --
  Other................................................     607   1,100   1,663
                                                        ------- ------- -------
                                                         27,233  25,781  24,351
                                                        ------- ------- -------
EXPENSES
  Interest.............................................  14,827  15,501  13,371
  Depreciation.........................................   7,182   7,732   7,823
  Property taxes.......................................   1,958   1,965   1,219
  Partnership administration and other.................     445     474     353
  Base management fee..................................     281     --      --
  Insurance and other..................................     256     --      --
  Incentive management fee.............................     123     --      --
                                                        ------- ------- -------
                                                         25,072  25,672  22,766
                                                        ------- ------- -------
NET INCOME BEFORE EXTRAORDINARY ITEM...................   2,161     109   1,585
                                                        ------- ------- -------
EXTRAORDINARY ITEM
  Gain on forgiveness of additional rental.............  27,538     --      --
                                                        ------- ------- -------
NET INCOME............................................. $29,699 $   109 $ 1,585
                                                        ------- ------- -------
ALLOCATION OF NET INCOME
  General Partner...................................... $   297 $     1 $    16
  Limited Partners.....................................  29,402     108   1,569
                                                        ------- ------- -------
                                                        $29,699 $   109 $ 1,585
                                                        ------- ------- -------
NET INCOME PER LIMITED PARTNER UNIT (900 Units)........ $32,669 $   120 $ 1,743
                                                        ======= ======= =======


                       See Notes to financial statements.

                             Desert Springs Supp-46

          DESERT SPRINGS MARRIOTT LIMITED PARTNERSHIP AND SUBSIDIARIES
              STATEMENTS OF CHANGES IN PARTNERS' CAPITAL (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                     GENERAL LIMITED
                                                     PARTNER PARTNERS   TOTAL
                                                     ------- --------  --------
Balance, December 31, 1994..........................  $ (42) $(16,671) $(16,713)
  Net income........................................     16     1,569     1,585
  Capital distributions.............................    (51)   (5,020)   (5,071)
                                                      -----  --------  --------
Balance, December 31, 1995..........................    (77)  (20,122)  (20,199)
  Net income........................................      1       108       109
  Capital distributions.............................    (15)   (1,532)   (1,547)
                                                      -----  --------  --------
Balance, December 31, 1996..........................    (91)  (21,546)  (21,637)
  Net income........................................    297    29,402    29,699
  Capital distributions.............................   (227)  (22,500)  (22,727)
                                                      -----  --------  --------
Balance, December 31, 1997..........................  $ (21) $(14,644) $(14,665)
                                                      =====  ========  ========



                       See Notes to financial statements.

                             Desert Springs Supp-47

          DESERT SPRINGS MARRIOTT LIMITED PARTNERSHIP AND SUBSIDIARIES
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                    1997       1996      1995
                                                  ---------  ---------  -------
OPERATING ACTIVITIES
  Net income....................................  $  29,699  $     109  $ 1,585
  Extraordinary item............................    (27,538)       --       --
                                                  ---------  ---------  -------
  Income before extraordinary item..............      2,161        109    1,585
  Noncash items:
   Depreciation.................................      7,182      7,732    7,823
   Amortization of deferred financing costs as
    interest expense............................        807        104      135
   Loss (gain) on dispositions of property and
    equipment...................................        163     (1,248)  (1,972)
  Changes in operating accounts:
   Due to/from Marriott International, Inc. and
    affiliates..................................        640      2,287   (2,241)
   Due from airline equipment lessee............        --         --     1,357
   Accounts payable and accrued interest........      1,488     (1,967)      37
                                                  ---------  ---------  -------
    Cash provided by operations.................     12,441      7,017    6,724
                                                  ---------  ---------  -------
INVESTING ACTIVITIES
  Additions to property and equipment...........     (3,318)    (9,989)  (3,979)
  Change in property improvement fund, net......       (544)     4,384   (2,035)
  Proceeds from sales of airline equipment......        --       2,509    3,964
                                                  ---------  ---------  -------
    Cash used in investing activities...........     (3,862)    (3,096)  (2,050)
                                                  ---------  ---------  -------
FINANCING ACTIVITIES
  Proceeds from mortgage loan...................    182,727    160,000      --
  Repayment of mortgage debt....................   (160,000)  (168,239)     --
  Capital distributions to partners.............    (22,727)    (1,547)  (5,071)
  Change in restricted cash.....................    (10,236)       --       --
  Additional rental paid by hotel lessee........      2,525      3,165    3,672
  Payment of refinancing costs..................     (1,170)    (2,658)     --
  Repayment of note payable to Marriott
   International, Inc...........................       (900)      (800)     --
  Advances from Marriott International, Inc.....        --       1,700      --
                                                  ---------  ---------  -------
    Cash used in financing activities...........     (9,781)    (8,379)  (1,399)
                                                  ---------  ---------  -------
INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS....................................     (1,202)    (4,458)   3,275
CASH AND CASH EQUIVALENTS at beginning of year..      5,755     10,213    6,938
                                                  ---------  ---------  -------
CASH AND CASH EQUIVALENTS at end of year........  $   4,553  $   5,755  $10,213
                                                  =========  =========  =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
  Cash paid for mortgage interest and other.....  $  12,959  $  17,372  $13,237
                                                  =========  =========  =======

                       See Notes to financial statements.

                             Desert Springs Supp-48

         DESERT SPRINGS MARRIOTT LIMITED PARTNERSHIP AND SUBSIDIARIES
                         NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1997 AND 1996

NOTE 1. THE PARTNERSHIP

 Description of the Partnership

  Desert Springs Marriott Limited Partnership (the "Partnership"), a Delaware limited partnership, was formed to acquire and own Marriott's Desert Springs Resort and Spa and the land on which the 884-room hotel and a golf course are located (the "Hotel") and airline equipment. The sole general partner of the Partnership, with a 1% interest, is Marriott Desert Springs Corporation (the "General Partner"), a wholly-owned subsidiary of Host Marriott Corporation ("Host Marriott"). The Hotel was leased to Marriott Hotel Services, Inc. (the "Tenant"), a wholly-owned subsidiary of Marriott International, along with a second golf course leased by the Partnership from Marriott Desert Springs Development Corporation, also a wholly-owned subsidiary of Marriott International. The airline equipment was leased to TransWorld Airlines, Inc. ("TWA") pursuant to the terms of an operating lease through April 20, 1995. On April 20, 1995, the Partnership entered into a new sales-type lease agreement which was due to expire on June 24, 1996. On April 24, 1996, TWA exercised its early termination option under the airline equipment lease and paid the rent due on that date of $847,000 along with the termination value of $780,000 plus the $1 purchase option (see Note 6).

  The Partnership was formed on February 26, 1987, and operations commenced on April 24, 1987 (the "Unit Offering Closing Date"). Between March 20, 1987, and the Unit Offering Closing Date, 900 limited partnership interests (the "Units") were subscribed pursuant to a private placement offering. The offering price per Unit was $100,000; $25,000 payable at subscription with the balance due in three annual installments through June 15, 1990, or, as an alternative, $87,715 in cash at closing as full payment of the subscription price. Of the total 900 Units, 740.5 were purchased on the installment basis and 159.5 Units were paid in full. The General Partner contributed $909,100 in cash for its 1% general partnership interest.

  In connection with the mortgage debt refinancing in 1997 (see Note 5), the General Partner received unrevoked consents of limited partners approving certain amendments to the partnership agreement. The amendments, among other things, allowed the formation of certain subsidiaries of the Partnership including DS Hotel LLC and Marriott DSM LLC. The Partnership contributed the Hotel and its related assets to Marriott DSM LLC, which in turn contributed them to DS Hotel LLC, a bankruptcy remote subsidiary. Marriott DSM LLC, a bankruptcy remote subsidiary of the Partnership owns 100% interest in DS Hotel LLC. The Partnership owns 100% interest in Marriott DSM LLC. In addition, effective November 25, 1997, the Hotel is managed by the Tenant (the "Manager").

 Partnership Allocations and Distributions

  Under the partnership agreement, Partnership allocations, for Federal income tax purposes, and distributions are generally made as follows:

  a. Cash available for distribution will generally be distributed (i) first, 1% to the General Partner and 99% to the limited partners until the General Partner and the limited partners (collectively, the "Partners") have received cumulative distributions of sale or refinancing proceeds ("Capital Receipts") equal to $45,454,545; and (ii) thereafter, 10% to the General Partner and 90% to the limited partners.

  b. Refinancing proceeds and proceeds from the sale or other disposition of less than substantially all of the assets of the Partnership, not retained by the Partnership, will be distributed (i) first, 1% to the General Partner and 99% to the limited partners, until the Partners have received cumulative distributions of Capital Receipts equal to $90,909,100; and (ii) thereafter, 10% to the General Partner and 90% to the limited partners.

  Proceeds from the sale or other disposition of all or substantially all of the assets of the Partnership or from the sale or other disposition of all or substantially all of the Hotel will be distributed to the Partners pro rata in accordance with their capital account balances as defined in the partnership agreement.

                            Desert Springs Supp-49

  c. Net profits will be allocated as follows: (i) first, through and including the year ended December 31, 1990, 99% to the General Partner and 1% to the limited partners; (ii) next, through and including the year ending December 31, 1992, 70% to the General Partner and 30% to the limited partners; and (iii) thereafter, 10% to the General Partner and 90% to the limited partners.

  d. Net losses will be allocated 100% to the General Partner through December 31, 1990, and thereafter, 70% to the General Partner and 30% to the limited partners, subject to certain limitations, as specified in the partnership agreement, regarding allocations to the limited partners.

  e. The deduction for interest on the Purchase Note, as defined, which cumulatively will not exceed $12,285 per Unit will be allocated to those limited partners owning the Units purchased on the installment basis.

  f. In general, gain recognized by the Partnership will be allocated as follows: (i) first, to all Partners whose capital accounts have negative balances until such negative balances are brought to zero; (ii) next, to all Partners up to the amount necessary to bring their respective capital account balances to an amount equal to their respective invested capital, as defined;
(iii) third, in the case of gain arising from the sale or other disposition (or from a related series of sales or dispositions) of all or substantially all of the assets of the Partnership, (a) to the limited partners in an amount equal to the excess, if any, of (1) the sum of the product of 12% times the weighted-average of the limited partners' invested capital, as defined, each year, minus (2) the sum of cumulative distributions to the limited partners of cash available for distribution, and (b) next, to the General Partner until it has been allocated an amount equal to 10/90 times the amount allocated to the limited partners in (a); and (iv) thereafter, 12% to the General Partner and 88% to the limited partners.

  For financial reporting purposes, profits and losses are allocated among the Partners based upon their stated interests in cash available for distribution.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Accounting

  The Partnership records are maintained on the accrual basis of accounting and its fiscal year coincides with the calendar year.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenues and Expenses

  Effective November 25, 1997, the Partnership records hotel revenues which represent house profit of the hotel since the Partnership has delegated substantially all of the operating decisions related to the generation of house profit of the Hotel to the Manager. House profit reflects Hotel operating results, and represents gross hotel sales less property-level expenses, excluding depreciation, base and incentive management fees, property taxes, insurance and certain other costs, which are disclosed separately in the statement of operations.

  On November 20, 1997, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board reached a consensus on EITF 97-2, "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements." EITF 97-2 addresses the circumstances in which a management entity may include the revenues and expenses of a managed entity in its financial statements.

                            Desert Springs Supp-50

  The Partnership is assessing the impact of EITF 97-2 on its policy of excluding the property-level revenues and operating expenses of the Hotel from its statements of operations (see Note 10). If the Partnership concludes that EITF 97-2 should be applied to its hotels, it would include operating results of those managed operations in its financial statements. Application of EITF 97-2 to financial statements as of and for the year ended December 31, 1997 would have increased both revenues and operating expenses by approximately $6.7 million and would have had no impact on operating profit or net income.

 Property and Equipment

  Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over the following estimated useful lives of the assets less an estimated residual value of 10% on the original building cost and 20% on the airline equipment cost:

            Building and improvements...... 50 years
            Furniture and equipment........ 4 to 10 years
            Airline equipment.............. 8 years

  All Hotel property and equipment is pledged as security for the Senior Loan described in Note 5.

  The Partnership assesses impairment of its real estate property based on whether estimated undiscounted future cash flow from the hotel will be less than its net book value. If the property is impaired, its basis is adjusted to fair market value.

 Deferred Financing Costs

  Deferred financing costs represent the costs incurred in connection with obtaining debt financing and are amortized over the term thereof. The original Mortgage Debt (see Note 5) matured on July 27, 1996. Deferred financing costs associated with that debt, totaling $943,000, were fully amortized at maturity and removed from the Partnership's books. Costs associated with the Bridge Loan totaled $2,658,000 at December 31, 1996. Total financing costs associated with the Bridge Loan and long-term financing completed on November 25, 1997 totaled $3,828,000. At December 31, 1997 and 1996, accumulated amortization of deferred financing costs totaled $828,000 and $21,000, respectively.

 Restricted Cash Reserves

  In conjunction with the refinancing of the mortgage debt, the Partnership was required to establish cash reserves which are held by an agent of the lender including:

  . $6.2 million debt service reserve

  . $1.5 million reserve for capital expenditures

  . $2.0 million reserve for payment of fees to the Tenant/Manager

  In addition, the Partnership is required to establish with the lender a separate escrow account for payments of insurance premiums and real estate taxes for the Hotel if the credit rating of Marriott International is downgraded by Standard and Poor's Rating Services. The Manager is a wholly-owned subsidiary of Marriott International. In March 1997, Marriott International acquired the Renaissance Hotel Group N.V., adding greater geographic diversity and growth potential to its lodging portfolio. The assumption of additional debt associated with this transaction resulted in a single downgrade of Marriott International's long-term senior unsecured debt effective April, 1997. Therefore, the Partnership was required to establish a reserve account for insurance and real estate tax. As of December 31, 1997, $581,000 remains available to pay insurance and real estate taxes. The escrow reserve is included in restricted cash and the resulting tax and insurance liability is included in accounts payable and accrued liabilities in the accompanying balance sheet.

  The reserves were established from the Partnership's restricted cash related to the Bridge Loan in addition to Partnership operating cash.

                            Desert Springs Supp-51

 Additional Rental

  Under the terms of the Hotel operating lease (see Note 7), the Tenant paid Additional Rental to the Partnership which was subject to possible repayment under defined conditions; therefore, Additional Rental had been recorded as a liability in the financial statements. At the termination of the Operating Lease, all Additional Rental was forgiven and is recorded as an Extraordinary Gain in the financial statements.

 Cash and Cash Equivalents

  The Partnership considers all highly liquid investments with a maturity of less than three months at date of purchase to be cash equivalents.

 Income Taxes

  Provision for Federal and state income taxes has not been made in the accompanying financial statements since the Partnership does not pay income taxes, but rather, allocates its profits and losses to the individual partners. Significant differences exist between the net loss/net income for financial reporting purposes and the net loss/net income reported in the Partnership's tax return. These differences are due primarily to the use for income tax purposes of accelerated depreciation methods, shorter depreciable lives for the assets and differences in the timing of recognition of rental income. As a result of these differences, the excess of the tax basis in net Partnership liabilities and the net liabilities reported in the accompanying financial statements at December 31, 1997 and 1996 was $55.7 million and $26.0 million, respectively.

 New Statements of Financial Accounting Standards

  The Partnership adopted SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" during 1996. Adoption of SFAS No. 121 did not have any effect on the Partnership's financial statements.

NOTE 3. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following as of December 31 (in thousands):

                                                               1997      1996
                                                             --------  --------
   Land and land improvements............................... $ 13,690  $ 13,690
   Building and improvements................................  155,497   155,570
   Furniture and equipment..................................   44,090    47,800
                                                             --------  --------
                                                              213,277   217,060
   Less accumulated depreciation............................  (61,876)  (61,619)
                                                             --------  --------
                                                             $151,401  $155,441
                                                             ========  ========

NOTE 4. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

  The estimated fair value of financial instruments are shown below. Fair values of financial instruments not included in this table are estimated to be equal to their carrying amounts (in thousands):

                              AS OF DECEMBER 31, 1997  AS OF DECEMBER 31, 1996
                              ------------------------ ------------------------
                                           ESTIMATED                ESTIMATED
                               CARRYING       FAIR      CARRYING       FAIR
                                AMOUNT       VALUE       AMOUNT       VALUE
                              ----------- ------------ ----------- ------------
   Mortgage debt.............    $103,000    $103,000     $160,000    $160,000
   Note payable..............      20,000      20,000          --          --
   Due to Host Marriott and
    affiliates...............      59,727      59,727          --          --
   Note Payable to Marriott
    International............         --          --           900         900
   Additional rental paid by
    Hotel lessee.............         --          --        25,013         --

                            Desert Springs Supp-52

  The estimated fair value of mortgage debt and other long term obligations is based on the expected future debt service payments discounted at estimated market rates. Additional rental paid by the Hotel lessee was valued based on the expected future payments from operating cash flow discounted at a risk-adjusted rate. As further explained in Note 7, upon closing of the permanent financing, Marriott International agreed to waive all claims to Additional Rental that had accrued prior to the consummation of the loan. Consequently, the estimated fair value of Additional Rental paid by the Hotel lessee is zero.

NOTE 5. DEBT

  In 1996, Partnership debt consisted of a $168.2 million nonrecourse mortgage loan (the "Mortgage Debt") which matured on July 27, 1996. The Mortgage Debt bore interest at a fixed rate of 7.76% and required no amortization of principal prior to maturity. Upon maturity, the Mortgage Debt went into default as the Partnership was unable to secure replacement financing or negotiate a forbearance agreement with the lender. Pursuant to the loan documents, the Mortgage Debt began to accrue interest at the Default Rate, as defined, of 10.75% which was 2.5 percentage points above the Lender's Corporate Base Rate, as defined, from the maturity date through December 23, 1996. The Mortgage Debt was refinanced on December 23, 1996.

  As of December 31, 1996, Partnership debt consisted of a $160 million nonrecourse mortgage loan (the "Bridge Loan"). The Bridge Loan was originated by Goldman, Sachs & Co. ("Goldman Sachs") and the lender was GMAC Commercial Mortgage Corporation providing an interim $160 million mortgage loan bearing interest at LIBOR plus 2.75 percentage points which matured on October 31, 1997. Pursuant to the terms of the Bridge Loan, all excess cash from Hotel operations, if any, was held in a debt service reserve for future debt service or to reduce the outstanding principal balance upon maturity. Through November 25, 1997, the weighted average interest rate on the Bridge Loan was 8.4%.

  On September 26, 1997, the General Partner received unrevoked consents approving a new loan structure and certain amendments to the Partnership Agreement which were necessary to refinancing negotiations of the Bridge Loan. An extension agreement was signed with the current lender on October 30, 1997, extending the maturity date of the Bridge Loan from October 31, 1997 to December 31, 1997, without penalty.

  On November 25, 1997, the Partnership secured long-term financing for its $160 million Bridge Loan. The new financing consists of three tranches: 1) a $103 million senior loan, 2) a $20 million loan and 3) a $59.7 million junior loan. The $103 million senior loan (the "Senior Loan") is from GMAC Commercial Mortgage Company ("GMAC") to a newly formed bankruptcy remote subsidiary of the Partnership, DS Hotel LLC, which owns the Hotel and related assets. The Senior Loan matures in December, 2022 and is secured by a first mortgage lien on the Hotel. The loan bears interest at a fixed rate of 7.8% and requires monthly payments of interest and principal with amortization over its twenty-five year term.

  The second tranche of debt consists of a $20 million loan (the "Mezzanine Loan") from Goldman Sachs Mortgage Company ("GSMC") to a newly formed bankruptcy remote subsidiary of the Partnership, Marriott DSM LLC, which secures the loan. The Mezzanine Loan consists of a fully amortizing $20 million loan bearing interest at 10.365% for a twelve and one-half year term maturing in December, 2010.

  The third tranche of debt consists of a junior loan, (the "HM Junior Loan") to the Partnership from MDSM Finance LLC ("MDSM"), a wholly owned subsidiary of the General Partner. The HM Junior Loan has a term of thirty years and requires no principal amortization for the first twelve and one-half years with a seventeen and one-half year amortization schedule thereafter. If remaining cash flow is insufficient to pay interest on the HM Junior Loan, interest is deferred and will accrue and compound and be payable from future cash flow. The HM Junior Loan also entitles MDSM to receive 30% of any excess cash flow, as defined, available annually, plus 30% of any net capital/residual proceeds after full repayment of the Senior Loan, the Mezzanine Loan and the HM Junior Loan.

  On the Closing Date, the Partnership was required to establish certain reserves which are discussed in Note 2.

                            Desert Springs Supp-53

  The Partnership utilized $1.2 million in 1997 from the refinancing reserve to pay costs associated with the financing including lender or subsidiary fees, property appraisals, environmental studies and legal fees.

  The required principal payments of the Senior Loan, Mezzanine Loan and the HM Junior Loan at December 31, 1997 are as follows (in thousands):

      1998............................................................. $  2,186
      1999.............................................................    2,389
      2000.............................................................    2,581
      2001.............................................................    2,850
      2002.............................................................    3,116
      Thereafter.......................................................  169,605
                                                                        --------
                                                                        $182,727
                                                                        ========

 Debt to Marriott International

  On April 30, 1996, the Partnership entered into a short-term loan with Marriott International in the amount of $1,700,000 to fund a portion of the Hotel's rooms refurbishment project. The loan matured on June 13, 1997, bearing interest at 8.5% and was repaid from the property improvement fund as contributions were made during the year. The loan was fully repaid on March 28, 1997.

NOTE 6. AIRLINE EQUIPMENT LEASE

  The Partnership leased airline equipment to TWA under the terms of an operating lease which expired in April 1995. Pursuant to the terms of the airline equipment lease, TWA was obligated to make semi-annual payments, in arrears, based upon specified percentages of the Partnership's cost of the airline equipment. Rental income under the operating lease is included in "Airline equipment income" in the statement of operations and was $852,000 in 1995.

  On April 20, 1995, the Partnership reached an agreement with TWA whereby TWA was obligated to pay renewal rents under a 15-month lease agreement. The renewal rents consisted of quarterly payments of $780,000 plus 17% interest paid in arrears, all of which totaled $6.5 million. At the end of the lease term, TWA had the option to purchase the equipment for one dollar ($1). The Partnership classified the new lease as a sales-type lease and recorded a receivable for the future lease payments due from TWA, along with a deferred gain on the transaction. The deferred gain was recognized as income as lease payments were received on the installment method as a component of the line item "Airline Equipment Income" in the statement of operations. Deferred gain amortization was $1,248,000 in 1996 and $1,985,000 in 1995. On April 24, 1996,
TWA exercised its early termination option under the airline equipment lease and paid the rent due on that date of $847,000 along with the termination value of $780,000 plus the $1 purchase option.

NOTE 7. OPERATING LEASE

  The Partnership leased the Hotel to the Tenant pursuant to an agreement which commenced on April 24, 1987, with an initial term of 25 years (the "Operating Lease") with renewal options for five successive periods of 10 years each.

  Annual Rental was equal to the greater of Basic Rental or Owner's Priority, as described below:

    1. Basic Rental equals 85% of Operating Profit, as defined, until December 31, 1993, and 80% thereafter.

    2. Owner's Priority equals the greater of (i) $20 million plus debt service on certain additional debt to expand the Hotel ("Expansion Debt Service") or (ii) Debt Service, as defined. If there is a new mortgage

                            Desert Springs Supp-54

  (in an amount which exceeds the outstanding balance of the existing mortgage by at least $45,455,000), Owner's Priority will equal the greater of (i) $20 million plus Expansion Debt Service, (ii) Debt Service or (iii) the lesser of Debt Service on the new mortgage or $24 million plus Expansion Debt Service. In no event will Owner's Priority for any year exceed Operating Profit.

    3. Additional Rental equals the cumulative amount by which Owner's Priority exceeds Basic Rental plus $268,000 and is recorded as a liability in the accompanying financial statements. If in any year Basic Rental exceeds Owner's Priority, Annual Rental will be reduced to equal Basic Rental minus the lower of (i) Additional Rental then outstanding or (ii) 25% of the amount by which Basic Rental exceeds Owner's Priority.

  Pursuant to an agreement reached with Marriott International, for fiscal year 1997 the $20 million Owner's Priority was increased to $20.5 million. Marriott International was entitled only to the next $2 million of Operating Profit. Any additional Operating Profit in excess of $22.5 million was remitted entirely to the Partnership. In connection with the long-term financing, Marriott International agreed to waive any and all claims to Additional Rental that accrued prior to the consummation of the loan. The Partnership recorded an extraordinary gain of $27.5 million in 1997 to recognize the gain which resulted from the forgiveness of these fees.

  Rental income for 1997 included Basic Rental of $17,608,000 and Additional Rental of $4,402,000. Operating Profit in 1997 totaled $23,698,000. In accordance with an agreement reached with Marriott International, the Partnership was entitled to receive Owner's Priority of $20,500,000 and Marriott International was entitled to the next $2,000,000 with the remaining $1,198,000 to the Partnership.

  In addition to the Annual Rental, the Tenant was required to pay property taxes, make annual contributions equal to a percentage of Hotel sales to a property improvement fund (4.5% through 1997 and 5.5% thereafter) and pay rental on the second golf course.

  Pursuant to the terms of the Hotel purchase agreement, the Tenant and its affiliates may utilize a portion of the land adjacent to the Hotel for development of residences and timeshare condominiums. Purchasers of the residences have the opportunity to use certain Hotel facilities and services for a fee. Purchasers of the timeshare condominiums also have the ability to use the Hotel's facilities but such use is subject to the same fees charged to Hotel guests.

  During 1995, the Hotel's main swimming pool was expanded at a cost of approximately $2.1 million. The project was funded partially by proceeds received from Marriott Vacation Club International ("MVCI"), a wholly-owned indirect subsidiary of Marriott International, pursuant to an agreement between the Partnership and MVCI for the development of additional timeshare units on land adjacent to the Hotel. As part of this agreement, the Hotel's spa was also expanded during 1994. Pursuant to the terms of the agreement, MVCI contributed a total of $1.3 million towards the pool expansion and the spa expansion projects; the remaining costs were funded by Partnership cash reserves. Funding by MVCI in 1995 was $692,000, and was included in "Other Income" in the statement of operations.

NOTE 8. MANAGEMENT AGREEMENT

  On November 25, 1997, in connection with the refinancing, the General Partner also negotiated with the Tenant to convert the Operating Lease to a management agreement (the "Management Agreement"). The Tenant would become manager of the Hotel (the "Manager"). The initial term of the Management Agreement continues through 2022 with four successive renewal options of ten years each. The Manager is paid a base management fee equal to 3% of gross hotel sales.

  Beginning in fiscal year 1998, the Management Agreement provides that no incentive fee will be paid to the Manager with respect to the first $21.5 million of Operating Profit (the "Owner's Priority"). Thereafter the

                            Desert Springs Supp-55

Manager will receive the next $1.8 million of Operating Profit as incentive management fee and any operating profit in excess of $23.3 million will be divided 75% to the Partnership and 25% to the Manager. Any such payments will be made annually after completion of the audit of the Partnership's books.

  The Management Agreement provides that the owner may terminate the Management Agreement if, in any two of three consecutive fiscal years, Operating Profit is less than $15 million. The Manager may, however, prevent termination by paying the owner such amounts as are necessary to achieve the performance standards.

  Pursuant to the Management Agreement, the Manager is required to furnish the Hotel with certain services ("Chain Services") which are generally provided on a central or regional basis to all hotels in the Manager's full-service hotel system. Chain Services include central training, advertising and promotion, a national reservations system, computerized payroll and accounting services and such additional services as needed which may be more efficiently performed on a centralized basis. Costs and expenses incurred in providing such services are allocated among all domestic full-service hotels managed, owned or leased by the Manager or its subsidiaries. In addition, the Hotels also participate in the Manager's Marriott Rewards Program. The cost of this program is charged to all hotels in the Manager's full-service hotel system based upon the Marriott Rewards sales at each hotel. The total amount of Chain Services and Marriott Rewards costs charged to the Partnership from November 25 through December 31, 1997 were $169,000.

  The Management Agreements provide for the establishment of a property improvement fund for the Hotel to cover the cost of certain non-routine repairs and maintenance to the Hotel which are normally capitalized and the cost of replacements and renewals to the Hotel's property and improvements. Contributions to the property improvement fund are based on a percentage of gross sales. Contributions to the property improvement fund are 4.5% in 1997 and 5.5% thereafter. Contributions to the property improvement fund from November 25 through December 31, 1997 were $421,000.

NOTE 9. HOTEL OPERATING RESULTS

  The following is a summary of Hotel Operating Profit, as defined in the Hotel lease agreement, for the three years ended December 31, 1997 (in thousands):

                                                          1997    1996    1995
                                                        -------- ------- -------
   REVENUES
    Rooms.............................................. $ 39,825 $37,031 $33,495
    Food and beverage..................................   40,366  38,431  33,453
    Other..............................................   23,130  22,437  18,450
                                                        -------- ------- -------
                                                         103,321  97,899  85,398
                                                        -------- ------- -------
   EXPENSES
    Departmental direct costs
     Rooms.............................................    8,933   8,545   7,715
     Food and beverage.................................   27,642  26,623  23,335
    Other operating expenses...........................   43,048  41,686  35,987
                                                        -------- ------- -------
                                                          79,623  76,854  67,037
                                                        -------- ------- -------
   OPERATING PROFIT.................................... $ 23,698 $21,045 $18,361
                                                        ======== ======= =======

                            Desert Springs Supp-56

NOTE 10. REVENUES

  Partnership revenues for the period of November 25 through December 31, 1997 consist of the Hotel's operating results (in thousands):

   HOTEL SALES
     Rooms............................................................... $3,620
     Food and beverage...................................................  3,330
     Other...............................................................  2,403
                                                                          ------
                                                                           9,353
                                                                          ------
   HOTEL EXPENSES
    Departmental direct costs
     Rooms...............................................................    801
     Food and beverage...................................................  2,646
     Other...............................................................  3,296
                                                                          ------
     Other Hotel operating expenses......................................  6,743
                                                                          ------
   HOTEL REVENUES........................................................ $2,610
                                                                          ======

                            Desert Springs Supp-57

          DESERT SPRINGS MARRIOTT LIMITED PARTNERSHIP AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                                 FIRST TWO
                                                                 QUARTERS
                                                              ----------------
                                                               1998     1997
                                                              -------  -------
REVENUES (Note 3)
  Hotel revenues............................................. $27,291  $   --
  Hotel rentals..............................................     --    12,488
                                                              -------  -------
                                                               27,291   12,488
                                                              -------  -------
OPERATING COSTS AND EXPENSES
  Depreciation...............................................   3,314    3,568
  Base management fees.......................................   1,952      --
  Incentive management fees..................................   1,841      --
  Property taxes and other...................................   1,639    1,164
                                                              -------  -------
                                                                8,746    4,732
                                                              -------  -------
OPERATING PROFIT.............................................  18,545    7,756
  Interest expense (including first two quarters 1998 amount related to Host Marriott debt of $3,937)..................  (8,803)  (6,770)
  Interest income and other..................................     454      213
                                                              -------  -------
NET INCOME................................................... $10,196  $ 1,199
                                                              =======  =======
ALLOCATION OF NET INCOME
  General Partner............................................ $   102  $    12
  Limited Partners...........................................  10,094    1,187
                                                              -------  -------
                                                              $10,196  $ 1,199
                                                              =======  =======
NET INCOME PER LIMITED PARTNER UNIT (900 Units).............. $11,216  $ 1,319
                                                              =======  =======


           See Notes to Condensed Consolidated Financial Statements.

                             Desert Springs Supp-58

          DESERT SPRINGS MARRIOTT LIMITED PARTNERSHIP AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                                        JUNE 19,   DECEMBER 31,
                                                          1998         1997
                                                       ----------- ------------
                                                       (UNAUDITED)
ASSETS
Property and equipment, net...........................  $150,679     $151,401
Due from Marriott Hotel Services, Inc.................     2,185        1,368
Property improvement fund.............................     2,954        1,598
Deferred financing, net of accumulated amortization...     2,971        3,000
Restricted cash reserves..............................     9,191       10,236
Cash and cash equivalents.............................    13,644        4,553
                                                        --------     --------
                                                        $181,624     $172,156
                                                        ========     ========
LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)
LIABILITIES
  Mortgage debt.......................................  $102,318     $103,000
  Note payable........................................    19,599       20,000
  Note payable to Host Marriott Corporation and affil-
   iates..............................................    59,727       59,727
  Due to Marriott Hotel Services, Inc.................     1,963        2,122
  Accounts payable and accrued expenses...............     4,757        1,972
                                                        --------     --------
    Total Liabilities.................................   188,364      186,821
                                                        --------     --------
PARTNERS' CAPITAL (DEFICIT)
  General Partner.....................................        58          (21)
  Limited Partners....................................    (6,798)     (14,644)
                                                        --------     --------
    Total Partners' Deficit...........................    (6,740)     (14,665)
                                                        --------     --------
                                                        $181,624     $172,156
                                                        ========     ========


           See Notes to Condensed Consolidated Financial Statements.

                             Desert Springs Supp-59

          DESERT SPRINGS MARRIOTT LIMITED PARTNERSHIP AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                 FIRST TWO
                                                                  QUARTERS
                                                              -----------------
                                                               1998      1997
                                                              -------  --------
OPERATING ACTIVITIES
  Net income................................................. $10,196  $  1,199
  Noncash items..............................................   3,429     4,006
  Change in operating accounts...............................   1,256     9,657
                                                              -------  --------
    Cash provided by operating activities....................  14,881    14,862
                                                              -------  --------
INVESTING ACTIVITIES
  Additions to property and equipment, net...................  (2,592)   (1,318)
  Changes in property improvement fund.......................  (1,356)     (469)
                                                              -------  --------
    Cash used in investing activities........................  (3,948)   (1,787)
                                                              -------  --------
FINANCING ACTIVITIES
  Capital distribution to partners...........................  (2,271)      --
  Change in restricted cash reserves.........................   1,598   (10,931)
  Repayment of mortgage debt.................................    (682)      --
  Repayment of note payable..................................    (401)     (900)
  Payment of refinancing costs...............................     (86)      (90)
                                                              -------  --------
    Cash used in financing activities........................  (1,842)  (11,921)
                                                              -------  --------
INCREASE IN CASH AND CASH EQUIVALENTS........................   9,091     1,154
CASH AND CASH EQUIVALENTS at beginning of period.............   4,553     5,755
                                                              -------  --------
CASH AND CASH EQUIVALENTS at end of period................... $13,644  $  6,909
                                                              =======  ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for mortgage and other interest.................. $ 5,866  $  6,169
                                                              =======  ========


           See Notes to Condensed Consolidated Financial Statements.

                             Desert Springs Supp-60

     DESERT SPRINGS MARRIOTT LIMITED PARTNERSHIP AND SUBSIDIARIES NOTES TO
         CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

  1. The accompanying condensed consolidated financial statements have been prepared by Desert Springs Marriott Limited Partnership and subsidiaries (the "Partnership") without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted from the accompanying statements. The Partnership believes the disclosures made are adequate to make the information presented not misleading. However, the condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Partnership's Annual Report on Form 10-K for the year ended December 31, 1997.

  In the opinion of the Partnership, the accompanying unaudited condensed consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Partnership as of June 19, 1998 and the results of operations and cash flows for the first two quarters 1998 and 1997. Interim results are not necessarily indicative of fiscal year performance because of seasonal and short-term variations (see Note 3).

  For financial reporting purposes, net income of the Partnership is allocated 99% to the limited partners and 1% to Marriott Desert Springs Corporation (the "General Partner"). Significant differences exist between the net income for financial reporting purposes and the net income for Federal income tax purposes. These differences are due primarily to the use, for income tax purposes, of accelerated depreciation methods, shorter depreciable lives, no estimated salvage values for the assets and differences in the timing of the recognition of rental income.

  2. In connection with the mortgage debt refinancing in November 1997 (see
Note 3), the General Partner received unrevoked consents of limited partners approving certain amendments to the partnership agreement. The amendments, among other things, allowed the formation of certain subsidiaries of the Partnership including Marriott DSM LLC and DS Hotel LLC. The Partnership contributed the Hotel and its related assets to Marriott DSM LLC, which in turn contributed them to DS Hotel LLC, a bankruptcy remote subsidiary. Marriott DSM LLC, a bankruptcy remote subsidiary of the Partnership, owns 100% interest in DS Hotel LLC. The Partnership owns 100% interest in Marriott DSM LLC.

  3. On November 25, 1997, the Partnership completed a refinancing of its mortgage debt. In connection with the refinancing, the Partnership converted its operating lease with Marriott Hotel Services, Inc. ("MHS") to a management agreement (the "Conversion"). Prior to the Conversion, the Partnership recognized estimated annual hotel rental income on a straight-line basis throughout the year. The profits from the Marriott's Desert Springs Resort and Spa (the "Hotel") are seasonal and first and second quarter results are generally higher than the last two quarters of the year. Lease payments in excess of the income recognized by the Partnership were deferred and, to the extent not subject to possible future repayment to the Hotel tenant, were recognized as income during the remainder of the year. Pursuant to the terms of the Operating Lease, Annual Rental, as defined, was equal to the greater of Basic Rental (80% of Operating Profit, as defined) and Owner's Priority, as defined. Additionally, the Hotel tenant was required to pay property taxes, make contributions equal to a percentage of Hotel sales to a property improvement fund (4.5% in 1997 and 5.5% thereafter) and pay rental on the second golf course.

  Subsequent to the Conversion, the Partnership records revenue based on house profit generated by the Hotel. House profit reflects Hotel operating results, and represents gross hotel sales less property-level expenses, excluding depreciation, base and incentive management fees, property taxes, and certain other costs, which are disclosed separately in the accompanying condensed consolidated statement of operations. Revenues are recorded based on house profit because the Partnership has delegated substantially all of the operating decisions related to the generation of house profit to MHS.

                            Desert Springs Supp-61

  On November 20, 1997 the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board reached a consensus on EITF 97-2, "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements." EITF 97-2 addresses the circumstances in which a management entity may include the revenues and expenses of a managed entity in its financial statements.

  The Partnership is assessing the impact to EITF 97-2 on its policy of excluding the property level revenues and operating expenses of its hotel from its statements of operations. If the Partnership concludes that EITF 97-2 should be applied to its Hotel, it would include operating results of this managed operation in its financial statements. Application of EITF 97-2 to financial statements as of and for the first two quarters 1998 would have increased both revenues and operating expenses by approximately $37.8 million and would have had no impact on operating profit or net income.

  The following is a summary of hotel revenues, for the first two quarters 1998 and 1997 (in thousands):

                                                                   FIRST TWO
                                                                   QUARTERS
                                                                ---------------
                                                                 1998    1997
                                                                ------- -------
HOTEL SALES
  Rooms........................................................ $25,394 $23,065
  Food and beverage............................................  24,737  22,987
  Other........................................................  14,920  13,323
                                                                ------- -------
                                                                 65,051  59,375
                                                                ------- -------
HOTEL EXPENSES
  Department direct costs
    Rooms......................................................   5,127   4,534
    Food and beverage..........................................  15,624  14,366
  Other hotel operating expenses...............................  17,009  15,765
                                                                ------- -------
                                                                 37,760  34,665
                                                                ------- -------
HOTEL REVENUES................................................. $27,291 $24,710
                                                                ======= =======

  4. Pursuant to the terms of the management agreement, MHS earns an incentive management fee based on Operating Profit as defined. For fiscal year 1998, the Partnership is entitled to the first $21.5 million of Operating Profit (the "Owners Priority"). Thereafter, MHS will receive the next $1.8 million of Operating Profit as an incentive management fee and any operating profit in excess of $23.3 million will be divided 75% to the Partnership and 25% to MHS. Any such payments will be made annually after completion of the audit of the Partnership's financial statements. Pursuant to the terms of the management agreement, contributions to the property improvement fund in 1998 are 5.5% of gross Hotel sales, a one percentage point increase over the prior year level.

  5. Host Marriott Corporation ("Host Marriott"), the parent of the General Partner of the Partnership, announced on April 17, 1998, that its Board of Directors has authorized the company to reorganize its business operations to qualify as a real estate investment trust ("REIT") to become effective as of January 1, 1999. As part of the REIT conversion, Host Marriott formed a new operating partnership (the "Operating Partnership") and limited partners in certain Host Marriott full-service hotel partnerships and joint ventures, including the Partnership, are expected to be given an opportunity to receive, on a tax-deferred basis, Operating Partnership units in the new Operating Partnership in exchange for their current partnership interests. The Operating Partnership units would be redeemable by the limited partner for freely traded Host Marriott shares (or the cash equivalent thereof) at any time after one year from the closing of the merger. In connection with the REIT conversion, the Operating Partnership filed a Registration Statement on Form S-4 with the Securities and Exchange Commission on June 2, 1998. Limited partners will be able to vote on the Partnership's participation in the merger later this year through a consent solicitation.

                            Desert Springs Supp-62

                              HOST MARRIOTT, L.P.

                        SUPPLEMENT DATED     , 1998 FOR
        PROSPECTUS/CONSENT SOLICITATION STATEMENT DATED     , 1998 FOR
                     HANOVER MARRIOTT LIMITED PARTNERSHIP

  On the terms described in the Prospectus/Consent Solicitation Statement (the
"Consent Solicitation"), dated        , 1998, of which this Supplement (the
"Supplement") is a part, Host Marriott Corporation ("Host") has adopted a plan to restructure its business operations so that it will qualify as a real estate investment trust ("REIT"). As part of this restructuring (the "REIT Conversion"), Host and its consolidated subsidiaries will contribute their full-service hotel properties and certain other businesses and assets to Host Marriott, L.P. (the "Operating Partnership") in exchange for units of limited partnership interest in the Operating Partnership ("OP Units") and the assumption of liabilities. The sole general partner of the Operating Partnership will be Host Marriott Trust ("Host REIT"), the entity into which Host will merge as part of the REIT Conversion. Host REIT expects to qualify as a REIT beginning with its first full taxable year after closing of the REIT Conversion, which Host REIT currently expects to be the year beginning January 1, 1999.

  Following the REIT Conversion and the Blackstone Acquisition, the Operating Partnership and its subsidiaries initially will own outright, or have controlling interests in, approximately 120 full-service hotels operating primarily under the Marriott, Ritz-Carlton, Four Seasons, Swissotel and Hyatt brand names (the "Hotels").

  As part of the REIT Conversion, the Operating Partnership is proposing to acquire by merger (the "Mergers") Hanover Marriott Limited Partnership, a Delaware limited partnership ("Hanover" or the "Partnership"), and up to seven other limited partnerships (the "Partnerships") that own full-service hotels in which Host or its subsidiaries are general partners. As more fully described in the Consent Solicitation, limited partners of those Partnerships that participate in the Mergers will receive either OP Units or, at their election, unsecured % Callable Notes due December 15, 2005 issued by the Operating Partnership ("Notes"), in exchange for their partnership interests in such Partnerships (with respect to the Partnerships, those limited partners of the Partnerships who are unaffiliated with Host are referred to herein as the "Limited Partners," and with respect to Hanover, the "Hanover Limited Partners").

  Beginning one year after the Mergers, Limited Partners who retain OP Units will have the right to redeem their OP Units at any time and receive, at the election of Host REIT, either freely tradeable, New York Stock Exchange Listed Common Shares of Host REIT on a one-for-one basis (subject to adjustment) or cash in an amount equal to the market value of such shares (the "Unit Redemption Right").

  The number of OP Units to be allocated to Hanover will be based upon (i) its Exchange Value (as defined herein) and (ii) the price attributed to an OP Unit following the Merger, determined as described herein (but in no event greater
than $   per OP Unit). The principal amount of Notes that Hanover Limited
Partners may elect to receive in exchange for the OP Units received in the Merger will be based upon Hanover's Note Election Amount (as defined herein). See "Determination of Exchange Value of Hanover and Allocation of OP Units." The estimated Exchange Value and Note Election Amount set forth herein may increase or decrease as a result of various adjustments, and will be finally calculated shortly before the Effective Date. Pursuant to the Merger, Hanover Limited Partners have an estimated Exchange Value of $123,202 per Partnership Unit and a Note Election Amount of $88,474 per Partnership Unit.

RISK FACTORS

  In deciding whether to approve the Merger, Hanover Limited Partners should consider certain risks and other factors. The General Partner believes that Hanover Limited Partners should particularly consider the following, which should be read in conjunction with the information in the Consent Solicitation under "Risk Factors" and "Federal Income Tax Consequences:"

  . Substantial Benefits to Related Parties. Host REIT and its subsidiaries will realize substantial benefits from the Mergers and the REIT Conversion, including savings from a substantial reduction in

                                Hanover Supp-1
     corporate-level income taxes expected as a result of the REIT Conversion. To the extent that such anticipated benefits of the REIT Conversion are reflected in the value of Host's common stock prior to the Effective Date, such benefits will not be shared with the Limited Partners. Because of Host's significant ownership position in certain Partnerships (including Hanover), the failure of one or more of these Partnerships, including Hanover, to participate in a Merger likely would require Host to transfer some or all of its interests in the Non-Participating Partnership to a taxable Non-Controlled Subsidiary, which would materially reduce the benefit to Host of the REIT Conversion as it applies to that interest.

  . Absence of Arm's Length Negotiations. No independent representative was retained to negotiate on behalf of the Hanover Limited Partners or the other Limited Partners. Although the General Partner has obtained the Appraisal and the Fairness Opinion from AAA. AAA has not negotiated with the General Partner or Host and has not participated in establishing the terms of the Mergers. Consequently, the terms and conditions of the Mergers may have been more favorable to the Hanover Limited Partners or the other Limited Partners if such terms and conditions were the result of arm's length negotiations.

  . Other Conflicts of Interest. The Mergers, the REIT Conversion and the recommendations of the General Partner involve the following conflicts of interest because of the relationships among Host, the Operating Partnership, the General Partners and SLC: (i) the General Partners, which are all subsidiaries of Host (except for PHLP, of which Host is the General Partner), must assess whether a Merger is fair and equitable to the Limited Partners of its Partnership, which involves considerations for Host and its subsidiaries that are different from those that affect the Limited Partners, (ii) the terms of the Leases of the Hotels, including Hanover's Hotel, will be determined by Host, which will distribute the common stock of SLC, the parent of the Lessees, to its shareholders after such terms have been set and (iii) the terms of the Partnership Agreement, including provisions which benefit Host REIT, have been determined by Host. Such conflicts may result in decisions that do not fully reflect the interests of all Limited Partners including the Hanover Limited Partners.

  . Uncertainties at the Time of Voting Include the Number of OP Units to be Received. There are several uncertainties at the time the Hanover Limited Partners must vote on the Merger, including (i) the exact Exchange Value for Hanover (which will be adjusted for changes in lender and capital expenditure reserves, indebtedness, deferred maintenance and other items prior to the Effective Date), (ii) the price of the OP Units for purposes of the Merger, which will be determined by reference to the post-Merger trading prices of Host REIT's Common Shares and which, together with the Exchange Value, will determine the number of OP Units the Hanover Limited Partners will receive and (iii) the exact principal amount of the Notes that may be received in exchange for OP Units, which cannot be known until after the vote on the Merger. For these reasons, the Hanover Limited Partners cannot know at the time they vote on the Merger these important aspects of the Merger.

  . Adverse Tax Consequences to the General Partner of a Sale of Hanover's Hotel. In past years, Hanover has disproportionately allocated tax losses to the General Partner, with the result that if Hanover's Hotel were to be sold in a taxable transaction, the General Partner (and thus
     Host) would incur a disproportionately larger tax gain than the Hanover Limited Partners. Accordingly, the General Partner and Host have an additional conflict of interest in deciding the appropriate course of action for Hanover with respect to its Hotel.

  . Exchange Value May Not Equal Fair Market Value of Hanover's Hotel. Each Hanover Limited Partner who retains OP Units will receive consideration with a deemed value equal to the Exchange Value of such Hanover Limited Partner's Partnership Interest. The determination of the Exchange Value of Hanover involves numerous estimates and assumptions. There is no assurance that the Exchange Value of Hanover will equal the fair market value of the Hotel and other assets contributed by Hanover. See "Determination of Exchange Value of Hanover and Allocation of OP Units."


  . Price of OP Units Might Be Less than the Fair Market Value of the Hanover Limited Partners' Partnership Interests. The price of an OP Unit, for purposes of the Mergers and the REIT Conversion, will be equal to the average closing price on the NYSE of a Host REIT Common Share

                                Hanover Supp-2
     for the first 20 trading days after the Effective Date of the Mergers
     (but in no event greater than $    per share). It is likely that, over
     time, the value of the publicly traded Common Shares of Host REIT (and therefore the value of the OP Units) will diverge from the deemed value of the OP Units used for purposes of the Mergers. This could result in the Hanover Limited Partners receiving OP Units with an actual value that is less than either the price of the OP Units for purposes of the Mergers or the fair market value of their Partnership Interests.

  . Allocation of OP Units to Host REIT is Different from Allocation of OP Units to Limited Partners. Host REIT will receive in the aggregate a number of OP Units (including OP Units allocated to the General Partners of the Partnerships) equal to the number of shares of Host common stock outstanding on the Effective Date (and, if Host has outstanding shares of preferred stock at the time of the REIT Conversion, a corresponding number of preferred partnership interests in the Operating Partnership), which should fairly represent the market value of Host REIT but may not be equal to the fair market or net asset value of the Hotels and other assets that Host will contribute to the Operating Partnership. The Partnerships will receive OP Units in the Mergers with a deemed value equal to the Exchange Value of such Partnership. The different methods of allocating OP Units may result in Limited Partners not receiving the fair market value of their Partnership Interests and Host REIT receiving a higher percentage of the interests in the Operating Partnership. See "Determination of Exchange Values and Allocation of OP Units."

  .  Inability of Hanover Limited Partners to Redeem OP Units for One
     Year. Hanover Limited Partners who elect to retain OP Units received in the Merger will be unable to redeem such OP Units for one year following the Merger. Until then, Hanover Limited Partners will bear the risk of illiquidity.

  . Current Host Common Stock Price May Not Necessarily Be Indicative of the Price of Host REIT Common Shares Following the REIT Conversion. Host's current stock price is not necessarily indicative of how the market will value Host REIT Common Shares following the REIT Conversion. The current stock price of Host reflects the current market valuation of Host's current business and assets (including the SLC common stock and the cash or securities to be distributed in connection with the REIT Conversion) and not the business and assets of Host REIT following the REIT Conversion.

  . Value of the Notes Will Be Less than the Exchange Value. At the same time that he votes on the Merger, each Hanover Limited Partner also may elect to receive, at the time of the Merger, in exchange for OP Units, an unsecured, seven-year Note of the Operating Partnership with a principal amount equal to the Note Election Amount of his Partnership Interest. The deemed value of the OP Units to be received by the Hanover Limited Partners will exceed the principal amount of the corresponding Notes (because the Exchange Value will be higher than the Note Election Amount) and there is no assurance that the Note a Hanover Limited Partner receives will have a value equal to either (i) the fair market value of the Hanover Limited Partner's share of the Hotel and other assets owned by Hanover or (ii) the principal amount of the Note. There will be no public market for the Notes. If the Notes are sold, they may sell at prices substantially below their issuance price. Noteholders are likely to receive the full principal amount of a Note only if they hold the Note to maturity, which is December 15, 2005, or if the Operating Partnership repays the Notes prior to maturity. Because the Notes are unsecured obligations of the Operating Partnership, they will be effectively subordinated to all secured debt of the Operating Partnership and all obligations of both Hanover and the Operating Partnership's other subsidiaries. See "Description of the Notes." As of June 19, 1998, on a pro forma basis assuming the Full Participation Scenario, the Operating Partnership would have had aggregate consolidated debt of approximately $5.1 billion to which the Notes were effectively subordinated or which rank equally with such Notes.

  .  Fundamental Change in Nature of Investment; Potential
     Underperformance. The Mergers and the REIT Conversion involve a fundamental change in the nature of a Hanover Limited Partner's investment from holding an interest in Hanover, which was structured to provide distributions of cash flow (some of which was sheltered from federal income tax), is a finite-life entity, has a fixed portfolio of one Hotel and distributes the cash flow from the operation of the Hotel to the Hanover Limited

                                Hanover Supp-3

     Partners, to holding an interest in an infinite-life, operating real estate company with a portfolio of approximately 120 Hotels that (i) collects and distributes to its limited partners rents received from the Lessees (which will bear the risks and receive the direct benefits of the Hotels' operations), (ii) has the ability to acquire additional hotels, (iii) is able to reinvest proceeds from sales or refinancings of existing Hotels in other hotels and (iv) has a publicly traded general partner. In addition, each Hanover Limited Partner's investment will change from one that allows a Hanover Limited Partner to receive a return of capital in the form of distributions from any net proceeds of a sale or refinancing of Hanover's assets to an investment in which a Hanover Limited Partner who retains OP Units likely would realize a return of capital only through the exercise of the Unit Redemption Right. A Hanover Limited Partner's share of the liquidation proceeds, if any, from the sale of Hanover's Hotel could be higher than the amount realized upon exercise of the Unit Redemption Right (or payments on any Note received by a Hanover Limited Partner who elects to exchange his OP Units for such Note). An investment in the Operating Partnership may not outperform an investment in Hanover. See "Comparison of Ownership of Partnership Interests, OP Units and Common Shares."

  . Exposure to Market and Economic Conditions of Other Hotels. As a result of the Mergers, Hanover Limited Partners who elect to retain OP Units will own interests in a much larger enterprise with a broader range of assets than Hanover individually. A material adverse change affecting the Operating Partnership's assets will affect all Limited Partners, including Hanover Limited Partners, regardless of whether a particular Limited Partner previously was an investor in such affected assets. Hanover owns discrete assets and the Mergers and the REIT Conversion will significantly diversify the types and geographic locations of the Hotels in which the Hanover Limited Partners will have interests. As a result, the Hotels owned by the Operating Partnership may be affected differently by economic and market conditions than the Hotel previously owned by Hanover.

  . Hanover Limited Partners Have No Cash Appraisal Rights. Hanover Limited Partners who vote against the Merger have no right to receive cash based upon an appraisal of their Partnership Interests.

  .  Uncertainties as to the Size and Leverage of the Operating
     Partnership. The Hanover Limited Partners cannot know at the time they vote on the Merger the exact size and amount of leverage of the Operating Partnership. Host is an existing operating company that regularly issues and repays debt, acquires additional hotels and disposes of existing hotels. Also, some or all of the Partnerships may elect not to participate in a Merger. In addition, outside partners in certain Private Partnerships may not consent to a lease of their partnership's Hotel(s). In either such case, Host will contribute its interests in such Partnerships and Private Partnerships to the Operating Partnership, but the Operating Partnership may, in turn, contribute such interests to a Non-Controlled Subsidiary, which will be subject to corporate-level income taxation. Host also may repurchase outstanding securities or issue new debt or equity securities prior to the consummation of the Mergers and the REIT Conversion.

  . Lack of Control over Hotel Operations. Due to current federal income tax law restrictions on a REIT's ability to derive revenues directly from the operation of a hotel, the Operating Partnership will lease virtually all of its consolidated Hotels to the Lessees, which will operate the Hotels by continuing to retain the Managers pursuant to the Management Agreements. The Operating Partnership will not operate the Hotels or participate in the decisions affecting the daily operations of the Hotels. The Operating Partnership will have only a limited ability to require the Lessees or the Managers to operate or manage the Hotels in any particular manner and no ability to govern any particular aspect of their day-to-day operation or management. Therefore, the Operating Partnership will be dependent for its revenue upon the ability of the Lessees and the Managers to operate and manage the Hotels.

  . Expiration of Leases and Possible Inability to Find Other Lessees. The Leases will expire seven to ten years after the Effective Date and there can be no assurance that such Leases will be renewed (or if renewed, will be renewed on terms as favorable to the Operating Partnership). If the Leases are not renewed, the Operating Partnership will be required to find other lessees, which lessees must meet certain requirements set forth in the Management Agreements. There can be no assurance that satisfactory lessees could be found or as to the terms and conditions on which the Operating Partnership would be able to renew the Leases or enter into new leases with such lessees.


                                Hanover Supp-4

  . Requisite Vote of Hanover Limited Partners Binds All Hanover Limited Partners. For Hanover, approval by a majority of the Partnership Interests of Hanover that are eligible to be voted is required to approve the Merger, as described in "Voting Procedures--Required Vote and Other Conditions." Such approval will cause Hanover to participate in the Merger and will bind all Hanover Limited Partners, including Hanover Limited Partners who voted against or abstained from voting with respect to the Merger.


  . Substantial Indebtedness of the Operating Partnership. The Operating Partnership will have substantial indebtedness. As of June 19, 1998, on a pro forma basis assuming the Full Participation Scenario, the Operating Partnership had outstanding indebtedness totaling
     approximately $5.1 billion, which represents a   % debt-to-total market
     capitalization ratio on a pro forma basis at such date (based upon a
     price per Common Share of Host REIT of $    ). The Operating
     Partnership's business is capital intensive and it will have significant capital requirements in the future. The Operating Partnership's leverage level could affect its ability to (i) obtain financing in the future,
     (ii) undertake refinancings on terms and subject to conditions deemed acceptable by the Operating Partnership, (iii) make distributions to partners, (iv) pursue its acquisition strategy or (v) compete effectively or operate successfully under adverse economic conditions.

  . No Limitation on Debt. There are no limitations in Host REIT's or the Operating Partnership's organizational documents which limit the amount of indebtedness either may incur, although both the Notes and the Operating Partnership's other debt instruments will contain certain restrictions on the amount of indebtedness that the Operating Partnership may incur.

  . Rental Revenues from Hotels Subject to Rights of Lenders. In accordance with the mortgage loan agreements with respect to outstanding indebtedness of certain Hotel Partnerships, the rental revenues received by such Hotel Partnerships under certain Leases first will be used to satisfy the debt service on such outstanding indebtedness with only the cash flow remaining after debt service being available to satisfy other obligations of the Hotel Partnership (including paying property taxes and insurance, funding the required FF&E reserves for the Hotels and capital improvements and paying debt service with respect to unsecured debt) and to make distributions to holders of OP Units.

  . Ownership Limitations. No person or group may own, actually or constructively (as determined under the applicable Code provisions), (i) in excess of 9.8% of the number or value of outstanding Common Shares of Host REIT or (ii) in excess of 4.9% of the value of the OP Units (other than Host REIT and The Blackstone Group), subject to waiver or modification by Host REIT or the Operating Partnership, as the case may be, in certain limited circumstances.

  . Timing of the REIT Conversion. If the REIT Conversion does not occur in time for Host REIT to elect REIT status effective January 1, 1999, the effectiveness of Host REIT's election could be delayed to January 1, 2000, which would result in Host REIT continuing to pay corporate-level income taxes in 1999 and could cause the Blackstone Acquisition not to be consummated.

  . Effect of Subsequent Events upon Recognition of Gain. Even though the Hanover Limited Partners (other than those who elect to receive a Note in exchange for OP Units) generally are not expected to recognize significant taxable gain at the time of the Merger, there are a variety of events and transactions (including the sale of the Hotel currently owned by Hanover or the reduction of indebtedness securing the Hotel) that could cause a Hanover Limited Partner to recognize all or a part of the gain that otherwise has been deferred through the REIT Conversion. See "Federal Income Tax Consequences--Tax Treatment of Hanover Limited Partners Who Hold OP Units Following the Merger." Certain Hotels (including the Blackstone Hotels) will be covered by agreements with third parties which will restrict the Operating Partnership's ability to dispose of those properties or refinance their debt. In addition, if Atlanta Marquis participates in the Mergers, the Operating Partnership will succeed to an existing agreement that will restrict its ability to dispose of the Atlanta Marquis Hotel or to refinance the debt secured by such Hotel without compensating certain outside partners for the resulting adverse tax consequences. As for the remaining initial properties (including the Hotel owned by Hanover), the partnership agreement of the Operating Partnership, which is substantially in the form

                                Hanover Supp-5
     attached to the Consent Solicitation as Appendix A (the "Partnership Agreement"), does not impose any restrictions on the Operating Partnership's ability to dispose of the Hotels or to refinance debt secured by the Hotels (but the Operating Partnership is obligated to pay any taxes Host REIT incurs as a result of such transactions). In addition, the Partnership Agreement provides that Host REIT, as general partner of the Operating Partnership, is not required to take into account the tax consequences of the limited partners in deciding whether to cause the Operating Partnership to undertake specific transactions (but the Operating Partnership is obligated to pay any taxes that Host REIT incurs as a result of such transactions) and the limited partners have no right to approve or disapprove such transactions. See "Description of OP Units--Sales of Assets."

  . Election to Exchange OP Units for Notes. A Hanover Limited Partner who elects to receive a Note in connection with the Merger in exchange for his OP Units will be treated as having made a taxable disposition of his Partnership Interest. A Hanover Limited Partner who receives a Note may be eligible to defer a majority of that gain under the "installment sale" rules. A Hanover Limited Partner with a "negative capital account" with respect to his Partnership Interest who elects to receive a Note will recognize "phantom income" in that amount at the time of the Merger in any event. See "Federal Income Tax Consequences--Tax Treatment of Hanover Limited Partners Who Exercise Their Right to Make the Note Election."

  . Competition in the Lodging Industry. The profitability of the Hotels is subject to general economic conditions, the management abilities of the Managers (including primarily Marriott International), competition, the desirability of particular locations and other factors relating to the operation of the Hotels. The full-service segment of the lodging industry, in which virtually all of the Hotels operate, is highly competitive, and the Hotels generally operate in geographical markets that contain numerous competitors. The Hotels' success will be dependent, in large part, upon their ability to compete in such areas as access, location, quality of accommodations, room rate structure, the quality and scope of food and beverage facilities and other services and amenities. The lodging industry, including the Hotels (and thus the Operating Partnership), may be adversely affected in the future by (i) national and regional economic conditions, (ii) changes in travel patterns, (iii) taxes and government regulations which influence or determine wages, prices, interest rates, construction procedures and costs, (iv) the availability of credit and (v) other factors beyond the control of the Operating Partnership.

  . Failure of Host REIT to Qualify as a REIT for Tax Purposes. Taxation of Host REIT as a corporation if it fails to qualify as a REIT, and Host REIT's subsequent liability for federal, state and local taxes on its income and property, would, among other things, have the effect of reducing cash available for distribution to Host REIT's shareholders and materially reducing the value of the Common Shares and OP Units.

  . Failure of the Operating Partnership to Qualify as a Partnership for Tax Purposes. Taxation of the Operating Partnership as a corporation if it fails to qualify as a partnership and the Operating Partnership's subsequent liability for federal, state and local income taxes would, among other things, have the effect of reducing cash available for distribution to holders of OP Units, would cause Host REIT to fail to qualify as a REIT for tax purposes and would cause the holders of OP Units to recognize substantial taxable gain at the time the Operating Partnership ceases to qualify as a partnership.

  . Failure of the Leases to Qualify as Leases. If the Lease of the Hotel to the Lessee was to be disregarded for tax purposes (for example, because the Lease was determined to lack economic substance), Host REIT could fail to qualify as a REIT and the Operating Partnership might be treated as a corporation for federal income tax purposes, which would have a material adverse impact on the Hanover Limited Partners and the value of the OP Units.

  . Change in Tax Laws. No assurance can be provided that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to Host REIT's qualification as a REIT or the federal income tax consequences of such qualification.

  .  Hanover Limited Partners Need to Consult with Their Own Tax
     Advisors. Because the specific tax attributes of a Hanover Limited Partner and the facts regarding such Hanover Limited Partner's interest

                                Hanover Supp-6
     in Hanover could have a material impact on the tax consequences to such Hanover Limited Partner of the Merger, the subsequent ownership and disposition of OP Units or Notes and/or the subsequent ownership and disposition of Common Shares, it is essential that each Hanover Limited Partner consult with his own tax advisors regarding the application of federal, foreign and state and local tax laws to such Hanover Limited Partner's personal tax situation.

  . Effect of Possible Classification as a Publicly Traded Partnership on Passive Losses. There is a significant possibility that the Operating Partnership could be classified as a "publicly traded partnership," in which event the Hanover Limited Partners would not be able to use suspended passive activity losses from other investments to offset income from the Operating Partnership.

  . Host's Substantial Deferred Tax and Contingent Liabilities. Host will have substantial deferred tax liabilities that are likely to be recognized in the next ten years (notwithstanding Host REIT's status as a REIT), and the IRS could assert substantial additional liabilities for taxes against Host for taxable years prior to the time Host REIT qualifies as a REIT. Under the terms of the REIT Conversion and the Partnership Agreement, the Operating Partnership will be responsible for paying (or reimbursing Host REIT for the payment of) all such tax liabilities as well as any other liabilities (including contingent liabilities and liabilities attributable to litigation that Host REIT may incur) whether such liabilities are incurred by reason of Host's activities prior to the REIT Conversion or the activities of Host REIT subsequent thereto.


  Because REITs are not permitted under current federal income tax law to derive revenues directly from the operation of hotels, the Operating Partnership will lease the Hotels to lessees (the "Lessees") that will operate the Hotels under the existing management agreements and pay rent to the Operating Partnership, as more fully described herein. The Lessees generally will be indirect controlled subsidiaries of HMC Senior Communities, Inc. ("SLC"), which currently is a wholly owned subsidiary of Host. SLC will become a separate public company when Host distributes the common stock of SLC and other considerations to its existing shareholders and the Blackstone Entities in connection with Host's distribution of its accumulated earnings and profits, which Host REIT is required to do in order to qualify as a REIT. Shares of Host REIT and SLC will become separately traded securities and the companies will operate independently. There will be no overlap between the boards of Host REIT and SLC. There will be a substantial overlap of shareholders of the two companies initially, but this likely will diverge over time.

  MARRIOTT HANOVER HOTEL CORPORATION (THE "GENERAL PARTNER"), THE GENERAL PARTNER OF HANOVER, BELIEVES THAT THE MERGER PROVIDES SUBSTANTIAL BENEFITS AND IS FAIR TO THE HANOVER LIMITED PARTNERS AND RECOMMENDS THAT ALL HANOVER LIMITED PARTNERS VOTE FOR THE MERGER.

  The effects of the Mergers may be different for Limited Partners of the various Partnerships. This Supplement has been prepared to highlight for Hanover Limited Partners the specific risks, benefits, effects and fairness of the Merger to them and to provide other information specific to Hanover. Supplements have also been prepared for each of the other Partnerships. This Supplement, together with the supplements of the other Partnerships (collectively, the "Supplements"), are part of the Consent Solicitation. Upon receipt of a written request by a Limited Partner or his representative so designated in writing, the General Partner will send a copy of any Supplement without charge. All requests for a copy of a Supplement should be directed to:
Investor Relations, 10400 Fernwood Road, Bethesda, Maryland 20817, telephone number 301-380-2070 (between the hours of 9:00 a.m. and 4:00 p.m., eastern time).

  All cross-references refer to the Consent Solicitation unless the context indicates otherwise. Capitalized terms not defined herein shall have the meaning set forth in the Consent Solicitation. The information contained herein, unless otherwise indicated, assumes the REIT Conversion occurs with all Partnerships participating and no Notes being issued (the "Full Participation Scenario").

EXPECTED BENEFITS OF THE MERGER

  The General Partner believes that participating in the Merger will likely be beneficial to the Hanover Limited Partners for the reasons set forth below. This information is qualified by and should be read in

                                Hanover Supp-7
conjunction with the information in the Consent Solicitation under "Background and Reasons for the Mergers and the REIT Conversion--Reasons for the Mergers." These benefits, which should be viewed as alternatives to continuing the business and operations of Hanover, are expected to include:

  . Exchange Value of Hanover. Hanover Limited Partners who elect to retain OP Units in the Merger will receive OP Units with an estimated Exchange Value equal to $123,202 per Partnership Unit.

  . Enhanced Liquidity of Investment. The REIT Conversion will offer Hanover Limited Partners significantly enhanced liquidity with respect to their investments in Hanover because, commencing one year following the Effective Date, Hanover Limited Partners who retain OP Units will be able to exercise their Unit Redemption Right at any time, subject to certain limited exceptions. Host has approximately 204 million shares of common stock outstanding and is expected to have a total common equity
     market capitalization of approximately $    billion after giving effect
     to the estimated $   million earnings and profits distribution (based on
     Host's $    closing price per share on the NYSE on    , 1998). The
     exercise of the Unit Redemption Right, however, generally would result in recognition of taxable income or gain at that time.

  . Public Market Valuation of Assets. The Partnership Units of Hanover currently trade at a discount to the net asset value of Hanover's assets. In contrast, the General Partner believes that by exchanging interests in Hanover, which is a non-traded, finite-life limited partnership with a fixed portfolio for interests in an infinite-life real estate company focused primarily on a more diverse and growing full-service hotel portfolio and providing valuation based upon publicly traded Common Shares of Host REIT, the Hanover Limited Partners will have the opportunity to participate in the recent trend toward ownership of real estate through a publicly traded entity, which, in many instances, has resulted in market valuations of public real estate companies in excess of the estimated net asset values of those companies. There can be no assurance, however, that the Common Shares of Host REIT will trade at a premium to the private market values of the Operating Partnership's assets or that the relative pricing differential will not change or be eliminated in the future. Also, the benefit of Host's conversion to a REIT will not be shared by the Hanover Limited Partners if and to the extent that such benefit is reflected in the market valuation of Host's common stock prior to the REIT Conversion.

  . Regular Quarterly Cash Distributions. The General Partner expects that the Operating Partnership will make regular quarterly cash distributions to holders of OP Units. The General Partner expects that these distributions will be higher than the estimated cash distributions for 1998 of Hanover, and in any event, the ability to receive distributions quarterly and in regular amounts would be enhanced. For additional information regarding historical and estimated future distributions for Hanover and the other Partnerships, see "Background and Reasons for the Mergers and the REIT Conversion--Reasons for the Mergers."

  . Substantial Tax Deferral. The General Partner expects that Hanover Limited Partners who do not elect to receive a Note in exchange for OP Units generally should be able to obtain the benefits of the Merger while continuing to defer recognition for federal income tax purposes of at least a substantial portion, if not all, of the gain with respect to their Partnership Interests that otherwise would be recognized in the event of a liquidation of Hanover or a sale or other disposition of its assets in a taxable transaction. Thereafter, such Hanover Limited Partners generally should be able to defer at least a substantial portion of such built-in gain until they elect to exercise their Unit Redemption Right or the Hotel currently owned by Hanover is sold or otherwise disposed of in a taxable transaction by the Operating Partnership or the debt now secured by such Hotel is repaid, prepaid or substantially reduced. The federal income tax consequences of the Merger are highly complex and, with respect to each Hanover Limited Partner, are dependent upon many variables, including the particular circumstances of such Hanover Limited Partner. See "Federal Income Tax Consequences--Tax Consequences of the Merger." Each Hanover Limited Partner is urged to consult with his own tax advisors as to the consequences of the Merger in light of his particular circumstances.

  . Risk Diversification. Participation in the Merger, as well as future hotel acquisitions by the Operating Partnership, will reduce the dependence of Hanover Limited Partners upon the performance of, and the exposure to the risks associated with, its Hotel and spread such risk over a broader and more varied

                                Hanover Supp-8
     portfolio, including more diverse geographic locations and multiple brands. See "Business and Properties--Business Objectives."

  . Reduction in Leverage and Interest Costs. It is expected that the Operating Partnership will have a significantly lower leverage to value ratio than Hanover currently, which has a leverage ratio of 81% (calculated as a percentage of Appraised Value), resulting in significant interest and debt service savings and greater financial stability.

  . Growth Potential. The General Partner believes that the Hanover Limited Partners, by owning interests in a publicly traded real estate company focused primarily on a more diverse and growing upscale and luxury full-service hotel portfolio, will be able to participate in growth opportunities that would not otherwise be available to them.

  . Greater Access to Capital. With publicly traded equity securities, a larger base of assets and a substantially greater equity value than Hanover individually, Host REIT expects to have greater access to the capital necessary to fund the Operating Partnership's operations and to consummate acquisitions on more attractive terms than would be available to Hanover individually. This greater access to capital should provide greater financial stability to the Operating Partnership and reduce the level of risk associated with refinancing existing loans upon maturity, as compared to Hanover individually.

  If Hanover does not participate in the Merger, its business will be continued in the same manner; however, the Operating Partnership may elect to contribute some or all of its interest in Hanover to a Non-Controlled Subsidiary.

DETERMINATION OF EXCHANGE VALUE OF HANOVER AND ALLOCATION OF OP UNITS

  GENERAL. The Exchange Value of Hanover will be equal to the greatest of its Adjusted Appraised Value, Continuation Value and Liquidation Value, each of which has been determined as follows:

  . Adjusted Appraised Value. The General Partner has retained AAA to determine the market value of the Hotel as of March 1, 1998 (the "Appraised Value"). The "Adjusted Appraised Value" of Hanover equals the Appraised Value of its Hotel, adjusted for lender reserves, capital expenditure reserves, existing indebtedness (including a "mark to market" adjustment to reflect the market value of such indebtedness), certain deferred maintenance costs, deferred management fees and transfer and recordation taxes and fees.

  . Continuation Value. The "Continuation Value" of Hanover represents AAA's estimate, as adopted by the General Partner, of the discounted present value, as of January 1, 1998, of the Hanover limited partners' share of estimated future cash distributions and estimated net sales proceeds (plus lender reserves), assuming that Hanover continues as an operating business for twelve years and its assets are sold on December 31, 2009 for their then estimated market value.

  . Liquidation Value. The "Liquidation Value" of Hanover represents the General Partner's estimate of the net proceeds to Hanover limited partners resulting from the assumed sale as of December 31, 1998 of the Hotel of Hanover, at its Adjusted Appraised Value (after eliminating any "mark to market" adjustment and adding back the deduction for transfer and recordation taxes and fees, if any, made in deriving the Adjusted Appraised Value), less (i) estimated liquidation costs, expenses and contingencies equal to 2.5% of Appraised Value and (ii) prepayment penalties or defeasance costs, as applicable.

  Final determination of the Exchange Value of Hanover will be made as of the end of the four week accounting period ending at least 20 days prior to the Effective Date (the "Final Valuation Date") and will be equal to the greatest of Adjusted Appraised Value, Continuation Value and Liquidation Value as of such date. Adjusted Appraised Value, Continuation Value and Liquidation Value will be adjusted as of the Final Valuation Date (i) to reflect the amount of lender and capital expenditure reserves and the amount of deferred management fees as of such date, (ii) to increase the Adjusted Appraised Value by any amounts actually expended by Hanover after the Initial Valuation Date to perform deferred maintenance that were previously subtracted in determining the estimated Adjusted Appraised Value of Hanover and (iii) to reflect any changes in Hanover's other reserves, such as for litigation expenses and indemnification costs and any revised estimates of transfer and recordation taxes and fees.


                                Hanover Supp-9

  APPRAISED VALUE. Hanover's Hotel was appraised as of March 1, 1998 by AAA, an independent, nationally recognized hotel valuation and financial advisory firm experienced in the appraisals of lodging properties such as Hanover's Hotel. The appraisal ("Appraisal") was reviewed by a Member Appraisal Institute ("MAI") appraiser and certified by such MAI appraiser as having been prepared in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation.

  The purpose of the Appraisal is to provide an estimate of the "Market Value" of the Hotel. "Market Value" means the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably and assuming the price is not affected by undue stimuli. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby: (i) the buyer and seller are equally motivated; (ii) both parties are well informed or well advised, and each is acting in what he considers his own best interest; (iii) a reasonable time frame is allowed for exposure in the open market; (iv) payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto and (v) the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale. AAA made a site visit at Hanover's Hotel for purposes of the Appraisal.

  In preparing the Appraisal, AAA relied primarily on the income capitalization method of valuation, and then compared the value estimated by this method with recent sales of comparable properties, as a check on the reasonableness of the value determined through the income capitalization method. AAA employed the following procedures for determining the Appraised Value of the Hanover Hotel:

  . Historical 1997 and Projected Year's Earnings. AAA reviewed the historical 1997 net operating income (i.e., income before interest, taxes, depreciation and amortization) ("NOI") prior to incentive management fees and certain capital expenditures for the applicable Hotel. AAA also prepared a projection of the net operating income prior to incentive management fees and certain capital expenditures for the applicable Hotel for the twelve month period ending February 28, 1999 (the "Projected Year"), using historical financial information for the Hotel, budget information, a survey with the manager of the Hotel addressing the physical condition of the Hotel, local market conditions (including business mix, demand generators, future trends and predictability of business), changes in the competitive environment, comparison with direct competitors of the Hotel and risk factors relating to the particular Hotel. The resulting gross margin (ratio of total revenues to NOI prior to incentive management fees) was checked against AAA's database of the gross margins for similar hotels for reasonableness.

  . Impact of Incentive Management Fees. AAA estimated a normalized annual amount of incentive management fees payable under the applicable management agreement and subtracted this amount from the net operating income prior to incentive management fees and certain capital expenditures for 1997 and the Projected Year.

  . Impact of Owner Funded Capital Expenditures. AAA estimated normalized annual amounts of owner funded capital expenditures (over and above the FF&E reserve) based in part on projected owner funded capital expenditures estimated in the Engineering Study, including, in the case of Hanover, certain identified 1998 capital expenditures for which reserves have been set aside. The normalized amounts were then subtracted from the NOI prior to owner funded capital expenditures for 1997 and the Projected Year.

  . Capitalization of Adjusted NOI. AAA then capitalized the amount resulting from the foregoing adjustments ("Adjusted NOI") for 1997 and the Projected Year by dividing such amounts by capitalization rates that AAA determined to be appropriate. A capitalization rate represents the relationship between net operating income and sales prices of income producing property. AAA selected the capitalization rates based upon its review of current published surveys reflecting the opinions of investors and participants such as REITs, hotel acquisition/management companies and

                                Hanover Supp-10
     pension funds, lenders, brokers and consultants as to current capitalization rates, and its own database of capitalization rates reflected in recent transactions, adjusted for factors specific to the Hotel, such as location, physical condition, reserve policies, local market volatility and competition, guest mix, renovation influences and other income characteristics. AAA used separate capitalization rates that it deemed appropriate to capitalize 1997 historical Adjusted NOI and estimated Projected Year's Adjusted NOI. AAA then estimated the value of each Hotel based upon each of the values estimated by capitalizing 1997 and Projected Year's Adjusted NOI and its professional judgment. The following table sets forth the effective capitalization rates for 1997 and Projected Year's Adjusted NOI resulting from AAA's estimated Appraised Value of Hanover's Hotel.

RESULTING EFFECTIVE CAPITALIZATION RATES FOR APPRAISAL OF HANOVER'S HOTEL

                                                          PROJECTED YEAR
              1997                                  (ENDING FEBRUARY 28, 1999)
              ----                                  --------------------------
              9.4%                                            10.1%

    The resulting Appraised Value of Hanover's Hotel, as estimated by AAA, is $49,400,000.

  . Comparison with Comparable Sales. AAA checked the Appraised Value of Hanover's Hotel derived by the foregoing procedures against its database of comparable sale transactions for reasonableness.

  Hanover's Hotel was encumbered by a ground lease as of the date of the Appraisal. Accordingly, the Appraised Value of Hanover's Hotel has been decreased to reflect the encumbrance of the ground lease and the interest of the ground lessor in the operating cash flows of the Hotel. The Appraised Value assumes all contractual provisions for FF&E reserves are adequate and have not been reduced to reflect deferred maintenance or environmental remediation costs with respect to Hanover's Hotel (but estimated deferred maintenance costs have been deducted in estimating the Adjusted Appraised Value of Hanover's Hotel). The Appraised Value did not take into account the costs that might be incurred in selling the Hotel (but estimated costs for transfer and recordation taxes and fees have been deducted in estimating the Adjusted Appraised Value of the Hotel).

  The Appraisal is not a guarantee of present or future values and no assurance can be given as to the actual value of Hanover's Hotel. The Appraisals should be read in conjunction with other information, such as, but not limited to, the audited financial statements of Hanover.

  The Appraised Value, and the assumptions underlying the projections on which the Appraised Value is based, are contingent upon a series of future events, the outcomes of which are not necessarily within the Operating Partnership's control and cannot be determined at this time. There can be no assurance that another appraiser would not have arrived at a different result. Some of the assumptions inevitably will not materialize and unanticipated events and circumstances will occur subsequent to the date of the Appraisal. Furthermore, the actual results achieved from Hanover's Hotel will vary from the results projected in the Appraisal and the variations may be material.

  ADJUSTED APPRAISED VALUE. The Adjusted Appraised Value of Hanover was determined by making various adjustments to the Appraised Value of Hanover's Hotel, as described below.

  . 1998 Capital Expenditure Reserves. For Hanover, an amount equal to the capital expenditure reserves which were set aside as of March 1, 1998 for various identified capital improvements in 1998 (which amounts resulted in reductions in the Appraised Value as described above) was added back to the Appraised Value.

  . Mortgage and Other Debt. The estimated principal balance and accrued interest as of the Effective Date (assumed to be December 31, 1998) of all mortgage and other debt of Hanover has been subtracted from the Appraised Value.


                                Hanover Supp-11

  . Mark to Market Adjustments. The third-party loans of the Partnerships have various interest rates and terms to maturity. In order to reflect the market value of the third-party loans of Hanover, the estimated Adjusted Appraised Value for Hanover has been decreased to "mark to market" the interest rate for such loans. This adjustment has been estimated by comparing the interest cost using the applicable interest rates on existing third-party loans over their remaining term to the interest cost using the interest rate that the Operating Partnership believes it would be able to obtain for unsecured debt in the market as
     of the Final Valuation Date (which would have been   % per annum based
     on a 225 basis point (2.25 percent) spread over the yield on seven-year
     U.S. Treasury securities as of    , 1998). The mark to market adjustment
     for each loan was calculated by determining the difference between the present values, as of December 31, 1998, of the interest payments over the remaining term of the loan from January 1, 1999 to maturity using the actual interest rate as the discount rate as compared to using the assumed market rate as the discount rate.

  . Deferred Maintenance Costs. The estimated cost to complete any deferred maintenance items identified in the Engineering Study relating to the Hanover Hotel has been subtracted from the Appraised Value. The adjustments for this item will be reduced at the Final Valuation Date to reflect amounts expended after the Initial Valuation Date to perform such deferred maintenance. No adjustments have been made for previously budgeted capital expenditures or deferred maintenance costs estimated in the Engineering Study that are reflected in the cash flow projections used for purposes of estimating Appraised Values.

  The following table sets forth the adjustments to the Appraised Value made to derive the estimated Adjusted Appraised Value for Hanover as of the Initial Valuation Date.

         CALCULATION OF ESTIMATED ADJUSTED APPRAISED VALUE FOR HANOVER
                       AS OF THE INITIAL VALUATION DATE
              (IN THOUSANDS, EXCEPT PER PARTNERSHIP UNIT AMOUNT)

      Appraised Value................................................. $ 49,400
      Capital expenditure reserve.....................................    1,690
      Mortgage debt...................................................  (29,394)
      Other debt......................................................  (10,398)
      Mark to market adjustment.......................................     (435)
      Deferred maintenance costs......................................      (72)
                                                                       --------
      Estimated Adjusted Appraised Value.............................. $ 10,791
                                                                       ========
      Limited partners' share......................................... $ 10,349
      Per Partnership Unit............................................ $123,202

  CONTINUATION VALUE. AAA estimated the Continuation Value of Hanover using the following methodology:

  . Estimated Future Cash Distributions. AAA prepared estimates of future partnership cash flow for Hanover for the 12-year period from January 1, 1998 through December 31, 2009 based upon the estimated 1998 NOI before incentive management fees used in the Appraisal and for each subsequent year applying an assumed annual stabilized growth rate (as shown in the table below) developed by AAA for this analysis. For each year in the projection period, AAA estimated the amount of cash available for distribution to Hanover's limited partners after payment of all management fees, debt service, owner funded capital expenditures based on the Engineering Study and other partnership expenses and after application of the applicable partnership agreement provisions. AAA assumed that Hanover's FF&E reserve was adequate and understood that Host determined that there were no reserve shortfalls or surpluses.


                                Hanover Supp-12

  . Refinancing Assumptions. For debt that matures during the 12-year period, AAA assumed that Hanover's debt would be refinanced with an interest rate of 8.58% per annum and a 25-year amortization schedule, with estimated refinancing costs of 2% of the refinanced amount being paid from operating cash flow.

  . Determination of Residual Value. To estimate the residual value of the Hanover limited partners' interest in Hanover at the end of the 12-year period, AAA assumed that the Hanover Hotel would be sold as of December 31, 2009 at its then market value. AAA estimated the market value of the Hotel as of such date by applying an exit capitalization rate that it deemed appropriate, using the factors described above in connection with the "--Appraised Value," which are set forth in the table below, to the estimated Adjusted NOI for 2009 (estimated as described above). AAA then subtracted estimated sales costs of 2.0% of the estimated market value, added lender reserves and subtracted the estimated outstanding principal balance of debt as of December 31, 2009 and deferred management fees to arrive at net sales proceeds available for distribution to Hanover's partners. AAA then determined what portion of such estimated net sales proceeds would be distributable to Hanover's limited partners under the partnership and debt agreements.

  . Discounting Distributions to Present Value. As a final step, AAA discounted the estimated future cash distributions to Hanover's limited partners from operations and estimated net sales proceeds to their present value as of January 1, 1998, using a discount rate of 20% per annum. AAA believes that this discount rate reflects the return on investment that investors expect from leveraged investments of this nature.

  The growth rate and exit capitalization rate used to determine the estimated Continuation Value for Hanover are as set forth below:

                     GROWTH RATE, EXIT CAPITALIZATION RATE
                 AND ESTIMATED CONTINUATION VALUE FOR HANOVER

                                                                ESTIMATED
                                                            CONTINUATION VALUE
      GROWTH RATE     EXIT CAPITALIZATION RATE (2009)     (PER PARTNERSHIP UNIT)
      -----------     -------------------------------     ----------------------
         3.7%                      9.8%                          $98,090

  LIQUIDATION VALUE. The Liquidation Value of Hanover was estimated by the General Partner and represents the estimated value of Hanover if all of its assets were sold as of December 31, 1998. Such value was based upon the Adjusted Appraised Value of Hanover, with the following adjustments: (i) the "mark to market" adjustment used to estimate the Adjusted Appraised Value was eliminated and instead prepayment or defeasance costs that would be payable under existing debt agreements (regardless of whether the debt in fact can be prepaid on December 31, 1998) were deducted from the Appraised Value and (ii) the deduction for transfer and recordation taxes used to estimate the Adjusted Appraised Value was eliminated and instead an amount equal 2.5% of the Appraised Value of Hanover's Hotel was subtracted from the Appraised Value for estimated liquidation costs, expenses and contingencies. The General Partner then determined the portion of the estimated Liquidation Value that would be distributable to Hanover's limited partners under the terms of the partnership agreement and other contractual arrangements.


                                Hanover Supp-13

  The following table sets forth the adjustments made to the Adjusted Appraised Value to estimate the Liquidation Value of Hanover as of the Initial Valuation Date:

             CALCULATION OF ESTIMATED LIQUIDATION VALUE OF HANOVER
                       AS OF THE INITIAL VALUATION DATE
              (IN THOUSANDS, EXCEPT PER PARTNERSHIP UNIT AMOUNT)

      Appraised Value................................................. $ 49,400
      Capital expenditure reserve.....................................    1,690
      Mortgage debt...................................................  (29,394)
      Other debt......................................................  (10,398)
      Prepayment/defeasance costs.....................................   (2,168)
      Deferred maintenance costs......................................      (72)
      Sales costs.....................................................   (1,235)
                                                                       --------
      Estimated Liquidation Value..................................... $  7,823
                                                                       ========
      Limited partners' share......................................... $  7,432
      Per Partnership Unit............................................ $ 88,474

  ESTIMATED EXCHANGE VALUE. The following table sets forth the estimated Exchange Value of Hanover (based upon the greatest of its estimated Adjusted Appraised Value, estimated Continuation Value and estimated Liquidation Value), the estimated minimum and pro forma number of OP Units to be received and the estimated Note Election Amount for Hanover, all on a per Partnership Unit basis as of the Initial Valuation Date. The estimated Exchange Value for Hanover will be received by each Hanover Limited Partner retaining OP Units in the Merger. The estimated Note Election Amount for Hanover (which will be received by Hanover Limited Partners electing to receive Notes in exchange for OP Units) is equal to the Liquidation Value for Hanover. The estimated values set forth below may increase or decrease as a result of various adjustments, which will be finally calculated as of the Final Valuation Date but will not change as a result of less than all of the Partnerships participating in the Mergers. The actual number of OP Units to be received by the Hanover Limited Partners will be based on the average closing price on the NYSE of a Host REIT Common Share for the 20 trading days after the Effective Date.

  ESTIMATED EXCHANGE VALUE,NUMBER OF OP UNITS AND NOTE ELECTION AMOUNTS

                    OF HANOVER PER PARTNERSHIP UNIT(1)

                                                                    ESTIMATED   ESTIMATED
                                                         ESTIMATED   MINIMUM    PRO FORMA    ESTIMATED
ESTIMATED ADJUSTED      ESTIMATED          ESTIMATED     EXCHANGE   NUMBER OF   NUMBER OF  NOTE ELECTION
 APPRAISED VALUE    CONTINUATION VALUE LIQUIDATION VALUE VALUE(2)  OP UNITS(3) OP UNITS(4)   AMOUNT(5)
------------------  ------------------ ----------------- --------- ----------- ----------- -------------
     $123,202            $98,090            $88,474      $123,202                 6,160       $88,474

--------
(1) A Partnership Unit in Hanover represents an original investment of $100,000.
(2) The estimated Exchange Value is equal to the greatest of estimated Adjusted Appraised Value, estimated Continuation Value and estimated Liquidation Value.

(3) Assumes the price of an OP Unit is $   , which is the maximum price for
    purposes of the Merger.

(4) Assumes the price of an OP Unit is $20.00, which is the price used for purposes of the pro forma financial statements.

(5) The principal amount of Notes is equal to the greater of (i) the Liquidation Value or (ii) 60% of the Exchange Value (the "Note Election Amount").

  Price of OP Units To Pay Exchange Value to Hanover Limited Partners. Each Hanover Limited Partner will receive OP Units with a deemed value equal to the Exchange Value of such Hanover Limited Partner's Partnership Interests. The price of an OP Unit for this purpose will be equal to the average closing price on the NYSE of a Host REIT Common Share for the 20 trading days after
the Effective Date of the Mergers (but in no event greater than $    per
share). The closing price per share of Host common stock on the NYSE was $   ,
on     , 1998.


                                Hanover Supp-14

  Hanover Limited Partners at the Effective Date of the Merger who retain OP Units will receive cash distributions from Hanover for all of 1998 and, if the Merger does not occur in 1998, any portion of 1999 prior to the Merger for which period they do not receive a cash distribution from the Operating Partnership. Cash distributions will be made by Hanover in accordance with its partnership agreement on or before June 1, 1999 in respect of 1998 operations and, if the Merger does not occur prior to January 1, 1999, within 90 days after the Effective Date of the Merger in respect of any 1999 operations. Hanover Limited Partners at the Effective Date of the Merger will receive Notes in exchange for OP Units will participate in the same distribution from Hanover as Hanover Limited Partners who retain OP Units but will not receive any distributions from the Operating Partnership with respect to periods after the Effective Date of the Merger.

  No fractional OP Units will be issued. Fractional amounts less than or equal to 0.50 of an OP Unit will be rounded down to the next whole number and fractional amounts greater than 0.50 will be rounded up to the next whole number of OP Units.

VALUATION OF THE GENERAL PARTNER'S AND ITS AFFILIATE'S INTERESTS IN HANOVER AND ALLOCATION OF OP UNITS TO THE GENERAL PARTNER AND ITS AFFILIATES

  The value of the General Partner's interest will be equal to the aggregate Exchange Value of Hanover minus the aggregate Exchange Value of the Hanover Limited Partners' Partnership Interests (giving effect to the applicable distribution preferences in the Hanover partnership agreement). The number of OP Units that will be received by the General Partner will be equal to the value of its interest in Hanover divided by the same price per OP Unit used to determine the number of OP Units to be received by the Hanover Limited Partners. The total number of OP Units that will be owned directly or indirectly by Host REIT (including OP Units owned by the General Partner) will be equal to the number of outstanding shares of common stock of Host at the Effective Date.

  The following table sets forth the estimated value of the General Partner's and its affiliate's interests in Hanover based upon the estimated aggregate Exchange Value of the Hanover Limited Partners' Partnership Interests as of the Initial Valuation Date and the minimum and pro forma number of OP Units estimated to be received by the General Partner and its affiliates in respect thereof.

  ESTIMATED VALUE OF THE GENERAL PARTNER'S AND ITS AFFILIATE'S INTERESTS AND
                            NUMBER OF OP UNITS

                          (DOLLARS IN THOUSANDS)

Aggregate Exchange Value............................................... $10,791
Limited partners' share of aggregate Exchange Value....................  10,349
                                                                        -------
Value of General Partner's Interest.................................... $   442
Value of Host's limited partner interest...............................   4,928
                                                                        -------
Total Host interest....................................................   5,370
                                                                        =======
Number of OP Units:
  Minimum(1)...........................................................
  Pro Forma(2).........................................................     269

--------

(1) Assumes the price of an OP Unit is $ , which is the maximum price for purposes of the Mergers.

(2) Assumes the price of an OP Unit is $20.00, which is the price used for purposes of the pro forma financial statements.

CASH DISTRIBUTIONS

  Historical Cash Distributions Paid by Hanover. Hanover has not paid any cash distributions to its Limited Partners in the First Two Quarters 1998 and for the fiscal years 1993 through 1997.

  Compensation and Distributions to the General Partner. Under Hanover's partnership agreement, the General Partner does not receive fees or compensation in connection with managing the affairs of Hanover but

                                Hanover Supp-15
the General Partner and its affiliates are reimbursed for certain costs and expenses incurred on behalf of Hanover. In addition, the General Partner is entitled to distributions related to its interest in Hanover. The following information has been prepared to compare the amount of reimbursements paid and cash distributions made by Hanover to the General Partner and its affiliates to the amounts that would have been paid if the reimbursement and distribution structure which will be in effect after the REIT Conversion had been in effect for the periods presented.

  Following the REIT Conversion, Host REIT will be operated as a self-administered REIT and as a result, no reimbursements or other compensation will be received by the General Partner.


  The following table sets forth the reimbursements and distributions paid by Hanover to the General Partner and its affiliates for the last three fiscal years and the First Two Quarters 1998 ("Historical") and the reimbursements and distributions that would have been paid to the General Partner and its affiliates for the last fiscal year and the First Two Quarters 1998 if the REIT Conversion had been in effect, assuming the Full Participation Scenario ("Pro Forma") and assuming a distribution per OP Unit of $1.05 per year during such period, which is the midpoint of the expected distribution range for 1999.

                         HISTORICAL AND PRO FORMA

  REIMBURSEMENTS AND DISTRIBUTIONS TO THE GENERAL PARTNER AND ITS AFFILIATES

                              (IN THOUSANDS)

                                                             FISCAL YEAR
                          FIRST TWO QUARTERS  ------------------------------------------
                                 1998                 1997            1996       1995
                         -------------------- -------------------- ---------- ----------
                         HISTORICAL PRO FORMA HISTORICAL PRO FORMA HISTORICAL HISTORICAL
                         ---------- --------- ---------- --------- ---------- ----------
Reimbursements(1).......   $ 103      $ --      $ 191      $ --      $  56      $  43
Distributions(2)........     --         141       --         282       --         --
                           -----      -----     -----      -----     -----      -----
  Total.................   $ 103      $ 141     $ 191      $ 282     $  56      $  43
                           =====      =====     =====      =====     =====      =====

--------

(1) All expenses will be paid directly by the Operating Partnership, accordingly, there are no expected reimbursements on a pro forma basis.

(2) The amount of distributions payable to the General Partner and its affiliates on a pro forma basis reflect distributions at a rate of $1.05 per annum per OP Unit (which is the midpoint of the expected range of distributions per OP Unit for 1999) with respect to the estimated number of OP Units that the General Partner and its affiliates will receive with respect to its general and limited partner interests in Hanover. Such number does not reflect the aggregate number of OP Units Host will receive in connection with the REIT Conversion.

CERTAIN INFORMATION REGARDING THE HOTEL OWNED BY HANOVER

                                                      NUMBER OF
          NAME OF HOTEL         LOCATION OF HOTEL       ROOMS       DATE OPENED
          -------------         -----------------     ---------     -----------
      Hanover Marriott Hotel       Hanover, NJ           353           1986

  The table below sets forth certain performance information for Hanover's Hotel for the indicated periods.

                                FIRST TWO QUARTERS          FISCAL YEAR
                                --------------------  -------------------------
                                  1998       1997      1997     1996     1995
                                ---------  ---------  -------  -------  -------
   Average daily rate..........   $142.62    $123.98  $123.55  $113.50  $108.39
   Occupancy...................      71.5%      82.2%    80.8%    79.1%    74.4%
   REVPAR......................   $101.97    $101.91  $ 99.83  $ 89.78  $ 80.64
   % REVPAR change.............       0.1%       --      11.2%    11.3%     --

                                Hanover Supp-16

 The Hanover Marriott Hotel, Hanover, New Jersey

  The Hotel is a full-service Marriott hotel located on approximately 13.41 acres in a business/industrial park district. The Hotel is near several major highways, including New Jersey State Route 10 and I-287, as well as New Jersey State Routes 202, 206, 15, 46 and 24. Such routes are well-maintained two to six lane highways which run both north-south and east-west, providing easy access to Newark International Airport, New York City and points west.

  The Hotel is located within ten miles of many large corporations and manufacturers, including several Fortune 500 companies. The Hotel is across Route 10 from the Prudential Business Campus. Nearby Morristown is Morris County's central business district and seat of government, and also provides business, retail and historical attractions.

  The Hotel, which opened July 30, 1986, has a total of 260,000 square feet of building area and is operated as part of the Marriott Hotels, Resorts and Suites system. The Hotel contains a total of 353 guest rooms, including four suites. The Hotel also contains approximately 19,000 square feet of meeting space in the form of a grand ballroom and smaller meeting rooms and conference suites. The Hotel has one multi-purpose restaurant, one Japanese steak house and a 60-seat lobby lounge. Other features of the Hotel include a gift shop, business center, small hotel laundry, parking for 695 cars and a package of recreational facilities that includes an indoor/outdoor swimming pool, sauna, hydrotherapy pool and health club.

 AMENDMENTS TO THE PARTNERSHIP AGREEMENT OF HANOVER

  In order to allow the Hotel of Hanover to be leased to SLC in connection with the Merger and the REIT Conversion, Hanover's partnership agreement must be amended. Currently, there is no provision in Hanover's partnership agreement to allow the Hanover Hotel to be leased. Therefore, Section 5.02B of Hanover's partnership agreement must be amended to add a new paragraph 5.02B(x) to read as follows:

    (x) lease (or consent to the lease), directly or indirectly, in one transaction or a series of related transactions of the Hotel.

  Other Amendments. Amendments to certain terms and sections of Hanover's partnership agreement would be made in order to (i) reduce to one the number of appraisals of the fair market value of Hanover's Hotel that Hanover must provide to the Hanover Limited Partners before the General Partner can cause Hanover to sell assets to the General Partner or an affiliate, (ii) delete certain obsolete references to entities and agreements that are no longer in existence, (iii) update Hanover's partnership agreement to reflect the passage of time since the formation of Hanover and (iv) make any other amendments to Hanover's partnership agreement deemed necessary or advisable, in the sole discretion of the General Partner, in connection with the consummation of the Merger and the REIT Conversion. The General Partner does not believe that these amendments would affect the rights of the Hanover Limited Partners in any material respect nor the duties and obligations of the General Partner. These changes are included, along with the other proposed amendments, in the copy of Hanover's partnership agreement, as proposed to be amended, which is attached hereto. The amended Hanover partnership agreement is marked to indicate the revisions made to the existing Hanover partnership agreement and should be read in its entirety. Deleted provisions are contained in brackets and struck through and added provisions are in bold type and underlined.

FAIRNESS ANALYSIS AND OPINION

FAIRNESS ANALYSIS

  The General Partner believes that the Merger provides substantial benefits and is fair to the Limited Partners of Hanover and recommends that all Limited Partners of Hanover consent to the Merger. The General Partner bases this recommendation primarily on (i) its view that the expected benefits of the Merger for the Hanover Limited Partners outweigh the risks and potential detriments of the Merger to the Hanover Limited Partners (see "Background and Reasons for the Mergers and the REIT Conversion--Reasons for the Mergers" and "Risk

                                Hanover Supp-17

Factors"), (ii) its view that the value of the OP Units allocable to the Hanover Limited Partners on the basis of the Exchange Value established for Hanover represents fair consideration for the Partnership Interests held by the Hanover Limited Partners and is fair to the Hanover Limited Partners from a financial point of view and (iii) the Appraisal and Fairness Opinion of AAA.


  The Merger is not conditioned upon the consummation of any of the other Mergers. The General Partner has considered this fact in evaluating the fairness of the Merger. The General Partner believes that the fairness of the Merger will not be materially affected by the presence or absence of any other individual Partnership or by any particular combination of other Partnerships and that the Merger will be fair to the Hanover Limited Partners, individually and as a whole, if it is consummated with any combination of other Participating Partnerships. The General Partner bases this belief primarily on the fact that the consideration to be paid to the Hanover Limited Partners has been established based upon Hanover's Exchange Value, without regard to any possible combination of other Partnerships.

  In reaching the conclusions implicit in the above recommendation, the General Partner has taken into account the following considerations, placing the greatest weight on the first two considerations:

  . The General Partner has concluded that the Exchange Value for Hanover, which is equal to its Adjusted Appraised Value, represents fair consideration for the Partnership Interests of the Hanover Limited Partners in the Merger in relation to Hanover. The General Partner also has concluded that the Exchange Value established for the Hanover Limited Partners fairly reflects the value of the assets held by Hanover. In addition, the Fairness Opinion supports these conclusions.

  . Hanover Limited Partners will be able to defer recognition of gain for tax purposes until such time as they choose to realize such gain based on their personal circumstances.

  . The General Partner has concluded that the potential benefits of the Merger to the Hanover Limited Partners, as described under "Background and Reasons for the Mergers and the REIT Conversion--Reasons for the Mergers," outweigh the potential risks and detriments of the Merger for the Hanover Limited Partners, as described in "Risk Factors."

  . The Fairness Opinion, in the view of the General Partner, supports the fairness of the Merger, even though it includes qualifications, limitations and assumptions relating to its scope and other factors that Hanover Limited Partners should consider carefully. The availability of the Fairness Opinion is particularly significant in light of the absence of arm's length negotiations in establishing the terms of the Merger.

  . Host will contribute its wholly owned full-service hotel assets, substantially all of its interests in the Hotel Partnerships and its other assets (excluding its senior living assets and the cash or securities to be distributed to its shareholders) to the Operating Partnership in exchange for (i) a number of OP Units equal to the number of outstanding shares of common stock of Host, (ii) preferred partnership interests in the Operating Partnership corresponding to any shares of Host preferred stock outstanding at the time of the REIT Conversion and (iii) the assumption by the Operating Partnership of all liabilities of Host (including past and future tax liabilities), other than liabilities of SLC. Following these contributions, the Operating Partnership and its subsidiaries will directly own all of Host's wholly owned hotels and all of Host's interests in the Hotel Partnerships and Host's other assets. Host will receive OP Units in respect of its general and limited partner interests in Hanover on substantially the same basis as the Partnership Units held by Hanover Limited Partners. Host REIT will not receive any compensation for its services as general partner to the Operating Partnership following the REIT Conversion and will benefit from the operations of the Operating Partnership only to the extent of the distributions received based upon its percentage interest in the Operating Partnership to the same extent as the other limited partners. Because Host REIT will share in the value of the Operating Partnership solely through distributions and not through any separate compensation structure, the General Partner believes that this is a factor supporting the fairness of the Merger to the Hanover Limited Partners.


                                Hanover Supp-18

  . The General Partner believes that the value of the consideration to be received by the Hanover Limited Partners in the Merger is fair in relation to the value which would be derived by such Limited Partners under any of the alternatives described under "Background and Reasons for the Mergers and the REIT Conversion--Alternatives to the Mergers," especially since the Exchange Value of Hanover is equal to its Adjusted Appraised Value, which is the greatest of the Adjusted Appraised Value, the Continuation Value and the Liquidation Value. The consideration to be received by the Hanover Limited Partners in the Merger also is greater than the amounts paid in recent reported sales of Hanover Partnership Units, including the April 1997 tender offer by Host. The General Partner does not believe that the sale of Hanover's Hotel and liquidation of Hanover will obtain for Hanover Limited Partners as much value as the value to be received by such Hanover Limited Partners following the Merger. The General Partner believes that the following benefits are of the greatest value and importance to the Hanover Limited
     Partners:

    . Enhanced Liquidity. The Merger and the REIT Conversion will offer Hanover Limited Partners significantly enhanced liquidity with respect to their investments in Hanover because, commencing one year following the Effective Date, Hanover Limited Partners who retain OP Units will be able to exercise their Unit Redemption Right at any time, subject to certain limited exceptions. Host has approximately 204 million shares of common stock outstanding and is expected to have a total common equity market capitalization of approximately $ billion after giving effect to the estimated $ million earnings and profits distribution (based on Host's $ closing price per share on
       the NYSE on      , 1998). The exercise of the Unit Redemption Right,
       however, generally would result in recognition of taxable income or gain at that time.

    . Risk Diversification. Upon consummation of the REIT Conversion, each Hanover Limited Partner's investment will be converted from an investment in Hanover, which owns one hotel, into an investment in an enterprise that initially will own or control approximately 120 Hotels and will have a total market capitalization of approximately $ billion, thereby reducing the dependence upon the performance of, and the exposure to the risks associated with, the Hotel currently owned by Hanover and spreading such risk over a broader and more varied portfolio, including more diverse geographic locations and multiple brands.

    . Reduction in Leverage and Interest Costs. It is expected that the Operating Partnership will have a significantly lower leverage to value ratio than Hanover currently, which has a leverage ratio of 81% (calculated as a percentage of Appraised Value), resulting in significant interest and debt service savings and greater financial stability.

    . Regular Quarterly Cash Distributions. The General Partner expects that the Operating Partnership will make regular quarterly cash distributions to holders of OP Units. Host expects that these distributions will be higher than the estimated cash distributions for 1998 of Hanover, and, in any event, the ability to receive distributions quarterly and in regular amounts would be enhanced.

    . Substantial Tax Deferral. The General Partner expects that Hanover Limited Partners who do not elect to receive Notes in exchange for OP Units generally should be able to obtain the benefits of the Merger while continuing to defer recognition for federal income tax purposes of at least a substantial portion, if not all, of the gain with respect to their Partnership Interests that otherwise would be recognized in the event of a liquidation of Hanover or a sale or other disposition of its assets in a taxable transaction (although Hanover Limited Partners may (although are not expected to) recognize a relatively modest amount of ordinary income as the result of required sales of personal property by Hanover to a Non-Controlled Subsidiary in order to facilitate Host REIT's qualification as a REIT).

  .The General Partner believes that the economic terms of the lease of the Hanover Hotel is fair and reasonable from the standpoint of the Operating Partnership.


                                Hanover Supp-19

  The General Partner believes that the factors described above, which support the fairness of the Merger to the Hanover Limited Partners, when weighed against the factors that may be disadvantageous, taken as a whole, indicate that the Merger is fair to the Hanover Limited Partners.

FAIRNESS OPINION

  AAA, an independent financial advisory firm with substantial real estate and partnership transaction experience, was engaged by the General Partner and the other General Partners to perform the Appraisals and to render the Fairness Opinion that (i) the Exchange Value and the methodologies and underlying assumptions used to determine the Exchange Value, the Adjusted Appraised Value, the Continuation Value and the Liquidation Value of Hanover and each other Partnership (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels) are fair and reasonable, from a financial point of view, to the Hanover Limited Partners and the Limited Partners of each other Partnership and (ii) the methodologies used to determine the value of an OP Unit and to allocate the equity in the Operating Partnership to be received by the Hanover limited partners and the limited partners of each other Partnership are fair and reasonable to the Hanover Limited Partners and the Limited Partners of each other Partnership. The Fairness Opinion is addressed to each Partnership and it may be relied upon by each of the Hanover Limited Partners and the Limited Partners of each of the other Partnerships. The full text of the Fairness Opinion, which contains a description of the assumptions and qualifications applicable to the review and analysis by AAA, is set forth in Appendix B to the Consent Solicitation and should be read in its entirety. The material assumptions and qualifications to the Fairness Opinion are summarized below, although this summary does not purport to be a complete description of the various inquiries and analyses undertaken by AAA in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex analytical process not necessarily susceptible to partial analysis or amenable to summary description. For a more complete description of the assumptions and qualifications that limit the scope of the Fairness Opinion, see "-- Qualifications to Fairness Opinion" and "--Assumptions" below.

  Although the General Partner advised AAA that certain assumptions were appropriate in its view, the General Partner imposed no conditions or limitations on the scope of the investigation by AAA or the methods and procedures to be followed by AAA in rendering the Fairness Opinion. The fees and expenses of AAA will be treated as a Merger Expense and will be paid by the Operating Partnership. In addition, the General Partner has agreed to indemnify AAA against certain liabilities. See "--Compensation and Material Relationships."

  Qualifications to Fairness Opinion. In the Fairness Opinion, AAA specifically states that it did not: (a) specifically consider other methodologies for allocation of the OP Units, (b) address or conclude that other methodologies for allocation of the OP Units to Hanover and the other Partnerships might not have been more favorable to the Limited Partners in certain of the Partnerships, (c) negotiate with the General Partner, the General Partners of other Partnerships or Host, (d) participate in establishing the terms of the Merger and the other Mergers, (e) provide an opinion as to the terms and conditions of the Merger and the other Mergers other than those explicitly stated in the Fairness Opinion, (f) make any independent review of the capital expenditure estimates set forth in the Engineering Study or (g) make any estimates of Hanover's and each other Partnership's contingent liabilities. In addition, with respect to the specific reference to the allocation of the equity interest in the Operating Partnership to be received by the limited partners of each Partnership, AAA has assumed that the average closing price on the NYSE of a Host REIT Common Share for the 20 trading days after the Effective Date of the Mergers represents a fair price.

  In connection with preparing the Fairness Opinion, AAA was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the analysis set forth in Appendix B. AAA will not deliver any additional written opinion of the analysis, other than to update the written opinion if requested by the Operating Partnership.

  Experience of AAA. AAA is the world's largest independent valuation consulting firm and is regularly and continually engaged in the valuation of commercial real estate and businesses and their securities in connection with tender offers, mergers and acquisitions, recapitalizations and reorganizations, divestitures, employee stock ownership plans, leveraged buyout plans, private placements, limited partnerships, estate and corporate matters, other financial advisory matters and other valuation purposes.


                                Hanover Supp-20

  AAA was selected because of its experience in the valuation of businesses and their securities in connection with tender offers, mergers and acquisitions, recapitalizations and reorganizations, including transactions involving hotel partnerships. In addition, Host and its affiliates have previously engaged AAA to provide appraisals and fairness opinions in connection with other transactions. The General Partner and the other General Partners considered two other firms for purposes of performing the appraisals and rendering the Fairness Opinion and received proposals from each. The General Partners selected AAA based upon price and experience.

  Summary of Materials Considered and Investigation Undertaken. As a basis for rendering the Fairness Opinion, AAA has made such reviews, studies and analyses as it deemed necessary and pertinent in order to provide it with a reasonable basis for the Fairness Opinion, including, but not limited to, the following: (i) reviewed the transaction documents and SEC reporting and/or filing documents, including drafts of the Form S-4 for the Mergers; (ii) provided the Market Value of each Hotel owned by each Partnership in a separate short form appraisal report and each such report was reviewed and certified by an MAI appraiser as to its preparation in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation; as part of the Appraisals, AAA reviewed historical operating statements, 1998 budget and year-to-date results, and other financial information as it deemed necessary as a basis for the Fairness Opinion and the Appraisals also considered market transactions of similar lodging properties as appropriate as a basis for the Market Value of each Hotel; (iii) reviewed the methodologies used by each of the General Partners in their determination of the Exchange Value of each Partnership, including the nature and amount of all adjustments to the Appraised Values in determining such Exchange Values; AAA reviewed and tested for the fairness and reasonableness of all adjustments as well as for consideration of all adjustments deemed to be appropriate by AAA; (iv) reviewed the methodologies used by each of the General Partners in their determination of the value of an OP Unit and the allocation of the equity interest in the Operating Partnership to be received by the partners of each Partnership, and AAA reviewed and tested for the fairness and reasonableness of the methods and measurements made by the General Partners; (v) reviewed the General Partners' determination of the Liquidation Value of each Partnership, and AAA reviewed and tested for the fairness and reasonableness of all adjustments proposed by the General Partners, as well as for consideration of all adjustments deemed appropriate by AAA; (vi) provided an estimate of the Continuation Value of each Partnership based upon the estimated present value of expected benefits to be received by each limited partner interest as though the Mergers did not occur and each Partnership's assets were sold within a twelve year period; AAA, as part of its analysis and review, determined appropriate rates of growth in house profit or net operating income, as well as reviewed other key variables affecting partnership cash flows and other economic/financial factors affecting the Partnerships' expected operations and results; (vii) reviewed the terms of the ground leases of the Hotels and the partnership agreement of each Partnership; (viii) reviewed audited and unaudited historical income statements, balance sheets and statements of sources and uses of funds of each Partnership and Host and pro forma financial information for Host REIT; (ix) reviewed audited and unaudited historical operating statements of each Hotel, as well as current operating statements and budgets; (x) conducted real estate valuation and financial due diligence with respect to the Partnerships and their underlying assets, liabilities and equity; (xi) reviewed internal Marriott International, Host and Partnership financial analyses and other internally generated data for each Hotel and (xii) discussed all of the foregoing information, where appropriate, with management of Marriott International, Host and the Partnerships and their respective employees.

  Assumptions. In rendering its opinion, AAA relied, without independent verification, on the accuracy and completeness in all material respects of certain relevant publicly available information and information provided to AAA by Host and the Hotels. AAA assumed that all information furnished by Host, the Hotels and the Partnerships and their representatives, upon which AAA relied, presented an accurate description in all material respects of the current and prospective status of the Hotels and the Partnerships from an operational and financial point of view. AAA also noted that the Fairness Opinion was based upon financial, economic, market and other considerations as they existed and could be evaluated on the date thereof.


                                Hanover Supp-21

  Conclusions. AAA concluded that, based upon and subject to its analysis and assumptions and limiting conditions, and as of the date of the Fairness
Opinion: (i) the Exchange Value and the methodologies used to determine the Exchange Value, the Adjusted Appraised Value, the Continuation Value and the Liquidation Value of each Partnership (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of each of the Hotels) are fair and reasonable, from a financial point of view, to the Hanover Limited Partners and the Limited Partners of each other Partnership and (ii) the methodologies used to determine the value of an OP Unit and to allocate the equity interest in the Operating Partnership to be received by the Hanover Limited Partners and the Limited Partners of each other Partnership are fair and reasonable to the Hanover Limited Partners and the Limited Partners of each other Partnership.

  Compensation and Material Relationships. AAA has been paid a fee of $335,000 for its services as described herein, including the Appraisals and preparing to deliver the Fairness Opinion. In addition, AAA will be reimbursed for all reasonable out-of-pocket expenses, including legal fees and will be indemnified against certain liabilities, including certain liabilities under the securities laws. The fee was negotiated between Host, the General Partners and AAA. Payment of the fee to AAA is not dependent upon completion of the Mergers. AAA has been previously engaged by Host and its affiliates to provide appraisals, fairness opinions and solvency opinions in connection with other transactions.

VOTING PROCEDURES

  The consent of Hanover Limited Partners holding more than 50% of the outstanding limited partner interests is required for participation in the Merger. An affiliate of the General Partner holds 47.62% of the outstanding limited partner interests. The General Partner and its affiliate are required to vote their limited partner interests in Hanover in the same manner as the majority of the other limited partner interests vote so long as consents of a majority of limited partners interests held by Limited Partners are returned and not withdrawn prior to the end of the Solicitation Period.

  A Hanover Limited Partner may mark the Consent Form to vote "FOR," "AGAINST" or "ABSTAIN" with respect to participation in the Merger by Hanover. THE FAILURE OF A LIMITED PARTNER OF HANOVER TO VOTE OR AN ABSTENTION WILL HAVE THE SAME EFFECT AS IF SUCH LIMITED PARTNER HAD VOTED HIS PARTNERSHIP INTERESTS "AGAINST" THE MERGER. LIMITED PARTNERS WHO RETURN A SIGNED CONSENT FORM BUT FAIL TO INDICATE THEIR APPROVAL OR DISAPPROVAL AS TO ANY MATTER (INCLUDING THE MERGER) WILL BE DEEMED TO HAVE VOTED TO APPROVE SUCH MATTER. The voting procedures applicable to Hanover Limited Partners are set forth in the Consent Solicitation under the heading "Voting Procedures--Required Vote and Other Conditions."

  As of June 19, 1998, Hanover Hotel Acquisition Corporation, a wholly owned subsidiary of Host, holds 47.62% of the total number of Partnership Units. No other person owned of record, or to the Partnership's knowledge owned beneficially, more than 5% of the total number of Partnership Units.

FEDERAL INCOME TAX CONSEQUENCES

  In addition to the federal income tax consequences discussed in the sections of the Consent Solicitation entitled "Federal Income Tax Consequences" and "Risk Factors--Federal Income Tax Risks," Hanover Limited Partners should read carefully the following discussion of federal income tax consequences applicable specifically to the Hanover Limited Partners. The information included in this discussion is based upon various factual assumptions and information which are believed by the Operating Partnership and the General Partner to be reliable. However, some of these assumptions inevitably will not materialize and unanticipated events and circumstances will occur. Therefore, there likely will be differences between the information provided herein, including the numerical data and estimates, and actual results, and the variations may be material and adverse.


                                Hanover Supp-22

 Applicability of Tax Opinions

  Hogan & Hartson L.L.P. ("Hogan & Hartson"), counsel to Host REIT, Host, and the Operating Partnership, has provided to Host REIT and the Operating Partnership an opinion letter (substantially in the form of Appendix C to the Consent Solicitation) as to certain federal income tax consequences to the Operating Partnership and the Hanover Limited Partners resulting from the Mergers and the REIT Conversion. The opinion letter is based upon certain assumptions and certain representations provided by Host REIT, Host, the Operating Partnership and the General Partners. These representations generally involve factual matters relating to the organization, ownership and operations (including the income, assets, businesses, liabilities and properties) of the Partnerships and Hotels contributed to the Operating Partnership by Host and the Blackstone Entities prior to the Mergers and the REIT Conversion of Host REIT, the Operating Partnership and the Partnerships following the Mergers and the REIT Conversion. In addition, on the Effective Date, Hogan & Hartson expects to provide to Host REIT and the Operating Partnership an opinion letter (substantially in the form of Appendix D to the Consent Solicitation) as to the qualification and taxation of Host REIT as a REIT under the Code following the REIT Conversion. The receipt of this opinion letter is a condition to the REIT Conversion and each of the Mergers. See "Federal Income Tax Consequences--Summary of Tax Opinions" in the Consent Solicitation.

  Each opinion provided by Hogan & Hartson in the opinion letter that is substantially in the form of Appendix E to the Consent Solicitation is applicable to the Hanover Limited Partners.

  The opinions already rendered by Hogan & Hartson are based on the Code and Treasury Regulations in effect on the date hereof, current administrative interpretations and positions of the IRS and existing court decisions, and the opinions to be rendered by Hogan & Hartson on the Effective Date will be based on the same authorities as of the Effective Date. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the law or the above conclusions reached by counsel. In addition, any such change could apply retroactively to transactions preceding the date of change. Moreover, opinions of counsel merely represent counsel's best judgment with respect to the probable outcome on the merits and are not binding on the IRS or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinions (which do not bind the IRS or the courts) will not be challenged by the IRS or will be sustained by a court if so challenged. With the one exception described below (see "--Tax Consequences of the Merger--Deemed Cash Distribution and Resulting Taxable Gain") and in the Consent Solicitation under "Federal Income Tax Consequences--Tax Consequences of the Mergers--IRS Ruling Request Regarding Allocation of Partnership Liabilities," neither Host REIT, the Operating Partnership nor the General Partners have requested or plan to request any rulings from the IRS concerning the tax consequences of the Mergers or the treatment of either the Operating Partnership or Host REIT subsequent to the REIT Conversion.

 Tax Consequences of the Merger

  Overview. Hogan & Hartson has provided an opinion to the effect that the Merger will not result in the recognition of taxable gain or loss at the time of the Merger to a Hanover Limited Partner (i) who does not exercise his Unit Redemption Right on a date sooner than the date two years after the date of the consummation of the Merger; (ii) who does not receive a cash distribution (or a deemed cash distribution resulting from relief from liabilities, including as a result of any prepayment of the Hanover Mortgage Debt) in connection with the Merger or the REIT Conversion in excess of his aggregate adjusted basis in his Hanover Partnership Units at the time of the Merger;
(iii) who does not elect to receive a Note in exchange for his OP Units in connection with the Merger (the "Note Election"); (iv) who is not required to recognize gain by reason of the exercise by another Hanover Limited Partner of his right to make the Note Election (which, in counsel's opinion, described below, should not be the result of such election); and (v) who does not have his "at risk" amount fall below zero as a result of the Merger or the REIT Conversion. See "Federal Income Tax Consequences--Summary of Tax Opinions" in the Consent Solicitation.

  With respect to the foregoing exceptions to nonrecognition treatment, the Operating Partnership and the General Partner believe as follows: (i) a Hanover Limited Partner who acquired his Hanover Partnership Units

                                Hanover Supp-23
in the original offering of such Partnership Units and who has held such Partnership Units at all times since would not be considered to receive, as a result of the Merger, a distribution (or a deemed cash distribution resulting from relief from liabilities) that exceeds his aggregate adjusted basis in his Hanover Partnership Units at the time of the Merger, and would not have his "at risk" amount fall below zero as a result of the Merger, even if all of the Hanover Mortgage Debt were to be repaid in connection with the Merger or the REIT Conversion, and (ii) a portion of the personal property owned by Hanover will need to be sold to a Non-Controlled Subsidiary in connection with the REIT Conversion, although this sale should not result in the recognition of any income by the Hanover Limited Partners. See "Federal Income Tax Consequences--Tax Consequences of the Mergers--Overview" in the Consent Solicitation and "Tax Allocations upon the Sale of Certain Personal Property Associated with the Hanover Marriott" below.

  With respect to the effects of a Hanover Limited Partner's election to receive a Note in exchange for his OP Units in connection with the Merger, Hogan & Hartson is of the opinion that although the matter is not free from doubt, a Hanover Limited Partner who does not elect to receive a Note in connection with the Merger should not be required to recognize gain by reason of another Hanover Limited Partner's exercise of such right. With respect to the exercise of a Unit Redemption Right, Hogan & Hartson is of the opinion that it is more likely than not that a Hanover Limited Partner's exercise of his Unit Redemption Right more than one year after the date of consummation of the Merger but less than two years after such date will not cause the Merger itself to be a taxable transaction for the Hanover Limited Partner (or the other Hanover Limited Partners). See "Federal Income Tax Consequences--Summary of Tax Opinions" in the Consent Solicitation. Opinions of counsel, however, do not bind the IRS or the courts, and no assurances can be provided that such opinions will not be challenged by the IRS or will be sustained by a court if so challenged.

  Deemed Cash Distribution and Resulting Taxable Gain. With respect to his Hanover Partnership Units, a Hanover Limited Partner will receive no actual cash distribution in connection with the Merger but would be deemed to receive a cash distribution in connection with the Merger to the extent that his share of Operating Partnership liabilities immediately after the Merger and the REIT Conversion is less than his share of Hanover liabilities immediately prior to the Merger. For example, any prepayment of the Hanover Mortgage Debt or debt encumbering other Hotels may result in a deemed cash distribution to the Hanover Limited Partners. See "Federal Income Tax Consequences--Tax Consequences of the Mergers--Relief from Liabilities/Deemed Cash Distribution" in the Consent Solicitation. Even though the Hanover Mortgage Debt and the debt encumbering other Hotels is not expected to be repaid or refinanced in connection with the Mergers and the REIT Conversion (except as described in the Consent Solicitation), a Hanover Limited Partner's share of indebtedness following the Mergers and the REIT Conversion may nonetheless decrease in comparison to the Limited Partner's estimated aggregate share of Hanover indebtedness as of December 31, 1998 (calculated based on the assumption that the Mergers did not occur) by reason of the manner in which the debt allocation rules work when multiple assets with different levels of leverage are consolidated into a single partnership.

  A Hanover Limited Partner, however, would recognize taxable gain as a result of any deemed cash distribution only to the extent that the deemed cash distribution were to exceed his adjusted tax basis in his Hanover Partnership Units immediately prior to the Merger. As noted above, the Operating Partnership and the General Partner believe, based upon and subject to the assumptions and other limitations described below, that a Limited Partner who acquired his Hanover Partnership Units in the original offering of such Partnership Units and has held the Partnership Units at all times since the offering will have an adjusted tax basis in excess of the deemed cash distribution that might occur in connection with the Merger and the REIT Conversion. Therefore, such a Hanover Limited Partner should not recognize gain due to such deemed cash distribution resulting from the relief from liabilities in connection with the Merger and the REIT Conversion.

  The adjusted tax basis of a Hanover Limited Partner who did not acquire his Hanover Partnership Units in the original offering of such Partnership Units or who has not held his Hanover Partnership Units at all times since such offering could vary materially from that of a Hanover Limited Partner who did so. If a Hanover Limited Partner has an adjusted tax basis in his Hanover Partnership Units (per Hanover Partnership Unit) that is substantially less than the adjusted tax basis of a Hanover Limited Partner who acquired his Hanover Partnership

                                Hanover Supp-24

Units in the original offering of such Partnership Units and has held such Partnership Units at all times since, he could recognize gain due to any deemed cash distribution resulting from the relief from liabilities in connection with the Merger and the REIT Conversion.

  The Operating Partnership has no current plan or intention to cause the prepayment of the Hanover Mortgage Debt or, except as described in the Consent Solicitation, any of the nonrecourse liabilities encumbering the Hotels owned by the other Partnerships. The Operating Partnership, however, will have to repay mortgage indebtedness securing the Hotels owned by the Partnerships at the time such indebtedness matures. There can be no assurance that at such time the Operating Partnership will be able to secure nonrecourse mortgage indebtedness secured only by those Hotels in an amount sufficient to avoid a deemed cash distribution to the former Limited Partners in those Partnerships, including Hanover (although such a deemed distribution of cash may or may not result in the recognition of taxable income or gain by the former Hanover Limited Partners). Moreover, the Operating Partnership's current long-term financing strategy is to have as little debt as possible that is secured by individual Hotels and to have as much debt as possible in the form of unsecured debt, held either by the public or by institutional investors, which debt may or may not be recourse to Host REIT, as general partner of the Operating Partnership. In view of these considerations and the potential adverse consequences to Limited Partners in certain Partnerships, the Operating Partnership has requested from the IRS a ruling to the effect that such unsecured indebtedness of the Operating Partnership that is issued initially to institutional investors and is not recourse to Host REIT (i) would qualify as "nonrecourse liabilities" for purposes of Code Section 752,
(ii) to the extent the proceeds thereof are applied to repay existing nonrecourse mortgage indebtedness secured by one or more Hotels (including the Hanover Mortgage Debt), would be considered to be "secured" by those Hotels for purposes of allocating the liabilities for tax basis purposes (and thus would be allocable, at least in substantial part, to the former Limited Partners in the Partnerships owning those Hotels, including the Hanover Limited Partners), and (iii) would constitute "qualified nonrecourse financing" secured by such Hotels for purposes of Code Section 465. The IRS has recently issued a ruling to that effect to another taxpayer, and has indicated to the Operating Partnership's representatives that it is favorably inclined to issue that ruling to the Operating Partnership.

  Section 465(e) Recapture. As discussed in the Consent Solicitation, see "Federal Income Tax Consequences--Tax Consequences of the Mergers--Section 465(e) Recapture," the "at risk" rules of Section 465 of the Code generally apply to limit the use of partnership losses by a partner. Under Section 465(e) of the Code, a partner may be required to include in gross income, or "recapture," losses previously allowed to such partner with respect to his investment in a partnership if the amount for which the partner is "at risk" in relation to his investment in the partnership is less than zero at the close of the taxable year. The "at risk" rules generally do not apply to losses attributable to real property placed in service prior to January 1, 1987 by the taxpayer or to losses attributable to a partnership in which the taxpayer acquired his interests before that date (the "grandfather" rule). Thus, the "at risk" rules have not been applicable to date to those Hanover Limited Partners who acquired their Partnership Units at the time of the original offering in November of 1986 or at any time prior to January 1, 1987 and who have held those Partnership Units since the date of the acquisition. The Hanover Limited Partners will, however, become subject to the "at risk" rules as a result of the Merger and their receipt of OP Units in connection therewith (since the OP Units do not qualify for the "grandfather" rule).

  It is possible that the consummation of the Mergers and the REIT Conversion or the repayment of certain "qualified nonrecourse financing" of the Operating Partnership, the Hotel Partnerships or the Hotels contributed to the Operating Partnership by the Blackstone Entities at the time of or following the Mergers and the REIT Conversion could, singularly or in combination, cause a Hanover Limited Partner's amount at risk in relation to his investment in Hanover (and, after the Mergers, in the Operating Partnership) to be reduced below zero, resulting in an income inclusion to the Limited Partner under Section 465(e) of the Code. Currently, a sufficient portion of the current debt of Hanover constitutes "qualified nonrecourse financing" so that the Hanover Limited Partners have positive at risk amounts, and the Operating Partnership expects that most of the current debt with respect to the other Hotel Partnerships and the Hotels contributed by the Blackstone Entities that will be assumed by the Operating Partnership as part of the Mergers and the REIT Conversion should qualify as "qualified

                                Hanover Supp-25
nonrecourse financing." The Operating Partnership and the General Partner believe, based upon and subject to the assumptions and other limitations described below, that a Hanover Limited Partner who acquired his Hanover Partnership Units in the original offering of such Partnership Units and has held the Partnership Units at all times since will have a positive at risk amount immediately following the Merger and the REIT Conversion, even if all of the Hanover Mortgage Debt were to be repaid in connection with the Merger and the REIT Conversion and such Hanover Limited Partners were to have no share of any other "qualified nonrecourse financing" following the Mergers and the REIT Conversion.

  It is possible, however, that a former Hanover Limited Partner's at risk amount could decline in the future, either because of the allocation of losses from the Operating Partnership to that former Hanover Limited Partner or because of cash distributions by the Operating Partnership to that former Hanover Limited Partner in excess of the taxable income allocable to him with respect to his OP Units. In that event, it may be necessary for the former Hanover Limited Partner to have a share of "qualified nonrecourse financing" from the Operating Partnership in order to avoid recognizing income by reason of his at risk amount falling below zero. Moreover, there can be no assurance that debt incurred by the Operating Partnership in the future to refinance the Hanover Mortgage Debt or outstanding mortgage debt of the other Hotel Partnerships or the Hotels contributed by the Blackstone Entities will qualify as "qualified nonrecourse financing." If, however, the Operating Partnership were to obtain the requested ruling from the IRS and were to refinance existing mortgage indebtedness of the Partnerships with the type of indebtedness described in the ruling, such indebtedness should constitute "qualified nonrecourse financing" for purposes of the "at risk" rules.

  Impact of Assumption of Hanover Liabilities by the Operating Partnership. As described in the Consent Solicitation, see "Federal Income Tax Consequences-- Tax Consequences of the Mergers--Disguised Sale Regulations," a Hanover Limited Partner will recognize gain to the extent he is treated as having sold all or part of his Hanover Partnership Interest in a "disguised sale." For purposes of these rules, certain reductions in a partner's share of partnership liabilities are treated as a transfer of money or other property from the partnership to the partner which may give rise to a disguised sale, even if that reduction would not otherwise result in a taxable deemed cash distribution in excess of the partner's basis in his partnership interest. However, if a transfer of property by a partner to a partnership is not otherwise treated as part of a disguised sale, then any reduction in the partner's share of "qualified liabilities" also will not be treated as part of a disguised sale. A "qualified liability" in connection with a transfer of property to a partnership includes (i) any liability incurred more than two years prior to the earlier of the transfer of the property or the date the partner agrees in writing to the transfer, as long as the liability has encumbered the transferred property throughout the twoyear period; (ii) a liability that was not incurred in anticipation of the transfer of the property to a partnership, but that was incurred by the partner within the two-year period prior to the earlier of the date the partner agrees in writing to transfer the property or the date the partner transfers the property to a partnership and that has encumbered the transferred property since it was incurred; (iii) a liability that is traceable under the Treasury Regulations to capital expenditures with respect to the property; and (iv) a liability that was incurred in the ordinary course of the trade or business in which property transferred to the partnership was used or held, but only if all the assets related to that trade or business are transferred, other than assets that are not material to a continuation of the trade or business. However, a recourse liability is not a "qualified liability" unless the amount of the liability does not exceed the fair market value of the transferred property (less any other liabilities that are senior in priority and encumber such property or any allocable liabilities described in (iii) or (iv), above) at the time of transfer.

  The General Partner and the Operating Partnership believe, based upon their review of the facts and circumstances surrounding each liability, that all liabilities of Hanover fall into one of the four categories of "qualified liabilities" described above and, accordingly, that the mere assumption by the Operating Partnership of the outstanding liabilities of Hanover will not give rise to a "disguised sale" by any of the Hanover Limited Partners.

 Tax Treatment of Hanover Limited Partners Who Hold OP Units Following the
Merger

  Initial Basis in Units. In general, a Hanover Limited Partner will have an initial tax basis in his OP Units received in the Merger with respect to his Hanover Partnership Units equal to the basis in his Hanover

                                Hanover Supp-26

Partnership Units at the time of the Merger, reduced to reflect any deemed cash distributions resulting from a reduction in his share of Hanover liabilities and increased to reflect his share of other liabilities of the Operating Partnership and any gain required to be recognized in connection with the Merger and the REIT Conversion. For a discussion of the federal income tax considerations for a Hanover Limited Partner from a reduction in basis that may result from the Merger and the REIT Conversion, see "Federal Income Tax Consequences--Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers--Initial Tax Basis of OP Units" in the Consent Solicitation.

  Tax Allocations by the Operating Partnership upon a Sale of Hanover Marriott Hotel. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (referred to as the "Book-Tax Difference"). The Operating Partnership and the General Partner estimate, based upon and subject to the assumptions and other limitations described below, that the Book-Tax Difference for all Hanover Limited Partners (but excluding all of Host's interests) with respect to the Hanover Marriott Hotel will be $2,020,537 upon the consummation of the Merger.

  If the Operating Partnership were to sell the Hanover Marriott Hotel, the former partners of Hanover (including Host REIT with respect to Host's interest in Hanover currently held indirectly by Host through the General Partner and Hanover Hotel Acquisition Corp.) would be specially allocated by the Operating Partnership an aggregate amount of taxable gain equal to the aggregate Book-Tax Difference with respect to the Hanover Marriott Hotel. The share of such gain allocable to a Hanover Limited Partner who acquired his Hanover Partnership Units in the original offering of such Partnership Units and held such Partnership Units at all times since would be $56,489 per Hanover Partnership Unit if such Limited Partner acquired his Hanover Partnership Units for cash, and $44,089 per Hanover Partnership Unit if such Limited Partner required his Partnership Units pursuant to an installment purchase plan. The share of such gain of a Hanover Limited Partner who did not acquire his Hanover Partnership Units in the original offering of such Partnership Units or who has not held his Partnership Units at all times since such offering could vary materially from this amount. If the Operating Partnership were to sell the Hanover Marriott Hotel with a Book-Tax Difference, the remaining Book-Tax Difference at the time the Hotel is sold would be required to be allocated exclusively to the former Hanover Limited Partners and the General Partner, even though the proceeds of such sale would be allocated proportionately among all the partners in the Operating Partnership (and would likely be retained by the Operating Partnership, rather than distributed to holders of OP Units and Common Shares of Host REIT). The Hanover Limited Partners would not be entitled to any special distributions from the Operating Partnership in connection with such a sale, and thus would not necessarily receive cash distributions from the Operating Partnership sufficient to pay such additional taxes. Although the Partnership Agreement does not impose any restrictions upon the Operating Partnership preventing it from causing the sale of the Hanover Marriott Hotel at any time following the Merger, the Operating Partnership does not have current plans to pursue a sale of the Hotel. See "Federal Income Tax Consequences--Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers--Sale of Individual Hotels" in the Consent Solicitation.

  Tax Allocations upon the Sale of Certain Personal Property Associated with the Hanover Marriott Hotel. As discussed in the Consent Solicitation, see "Federal Income Tax Consequences--Federal Income Taxation of Host REIT Following the REIT Conversion--Income Tests Applicable to REITs" and "-- Taxable Income Attributable to Sales of Personal Property in Connection with the REIT Conversion," if the rent attributable to personal property leased in connection with the lease of each Hotel is greater than 15% of the total rent received under the lease of such Hotel, the portion of the rent attributable to the personal property will not constitute qualifying income to Host REIT (the "15% Personal Property Test"). The Operating Partnership and the General Partner have determined that the percentage of rent attributable to the personal property to be leased in

                                Hanover Supp-27
connection with the lease of the Hanover Marriott Hotel would not satisfy the 15% Personal Property Test. The 15% Personal Property Test is a mechanical test that is based not on the relative fair market value of the assets subject to lease, or the relative fair rental value of those assets, but, rather, is based on the average relative adjusted tax bases of the assets subject to the lease. Accordingly, immediately prior to the Merger, the Operating Partnership will require Hanover, if it chooses to participate in the Merger, to sell to a Non-Controlled Subsidiary a portion of the personal property associated with the Hanover Marriott Hotel. This sale, which will be a taxable transaction, may (although is not expected to) result in the recognition by Hanover of an amount of taxable gain to the extent of the difference, if any, between the fair market value of the personal property at the time of the sale and the adjusted tax basis of such property at that time. The actual amount of such gain, if any, will be determinable only at the time of the sale and will be affected by the specific personal property selected to be sold and the fair market value and adjusted basis of that personal property. Pursuant to the Hanover partnership agreement, any such taxable gain will be characterized as ordinary recapture income and will be allocated by Hanover to the Hanover partners in the same proportions and to the same extent that such partners were allocated any deductions directly or indirectly giving rise to the treatment of such gains as recapture income prior to the Merger. The Operating Partnership and the General Partner have determined that any such recapture income arising upon the sale of the personal property should properly be allocated to the General Partner, which would not be entitled to any special distribution from Hanover in connection with such a sale of personal property.

  Tax Allocations with Respect to Contributed Hotels Generally. The tax allocations of depreciation to the Hanover Limited Partners may change significantly as a result of the Mergers and the REIT Conversion for two reasons. First, as described above, pursuant to Section 704(c) of the Code, depreciation and deductions attributable to the Hanover Marriott Hotel will be required to be allocated for federal income tax purposes in a manner such that the Hanover Limited Partners are charged with the Book-Tax Difference associated with the Hotel at the time of the consummation of the Merger. Consequently, a Hanover Limited Partner will be allocated less depreciation with respect to the Hanover Marriott Hotel than would be the case if the Mergers had not occurred and the Hanover Limited Partner had continued to hold his Hanover Partnership Units. (On the other hand, a former Hanover Limited Partner will be allocated depreciation with respect to other Hotels acquired by the Operating Partnership in connection with the Mergers and the REIT Conversion, including the Hotels owned by the other Hotel Partnerships and the Hotels being contributed to the Operating Partnership by Host and the Blackstone Entities in connection with the Merger and the REIT Conversion.) Second, the Mergers will cause the technical termination under Section 708(b)(1)(B) of the Code of Hanover and most of the other Hotel Partnerships that participate in the Mergers and the REIT Conversion. Section 168(i)(7) of the Code provides, in effect, that when a partnership terminates under Section 708(b)(1)(B) of the Code, the partnership must begin new depreciation periods for its property. As a result, the remaining bases of the real estate components of the Hanover Marriott Hotel and the Hotels held by the other Hotel Partnerships that terminate will be depreciated over 39 years, rather than over the remaining current lives of such Hotels (which range from less than one year to 39 years). See "Federal Income Tax Consequences--Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers--Effect of Mergers on Depreciation" in the Consent Solicitation.

  In light of the complexity of the governing rules affecting the calculation and allocation of depreciation with respect to properties contributed to a partnership, particularly when a number of those properties are subject to the separate adjustments required in connection with a technical termination under
Section 708 of the Code, the number of Hotels that the Operating Partnership will be acquiring in connection with the Mergers and the REIT Conversion, and the impact on these calculations of other outside events, including equity offerings by Host or Host REIT and other acquisitions undertaken by Host, Host REIT or the Operating Partnership prior to or in connection with the REIT Conversion, the Operating Partnership and the General Partner believe that it is impossible to predict with any degree of precision the impact that the Mergers and the REIT Conversion will have on the future depreciation (and, consequently, the amount of taxable income) allocable to a Hanover Limited Partner.

  Impact on Passive Activity Losses of an Investment in a Publicly Traded Partnership. The passive loss limitation rules generally provide that individuals, estates, trusts and certain closely held corporations and

                                Hanover Supp-28
personal service corporations can only deduct losses from passive activities (generally activities in which the taxpayer does not materially participate, which would include the Operating Partnership for Hanover Limited Partners) to the extent that such losses are not in excess of the taxpayer's income from passive activities or investments. A Hanover Limited Partner would be able to offset losses from other passive activities against income from the Operating Partnership that is considered passive income (but not portfolio income) so long as the Operating Partnership is not treated as a publicly traded partnership. The Operating Partnership and the General Partner believe, however, that there is a substantial risk that the Operating Partnership will be treated as a publicly traded partnership for purposes of the passive loss limitation rules. In this event, any losses or deductions of the Operating Partnership allocable to a Hanover Limited Partner after the Merger could not be used to offset passive income from other passive activities. Similarly, losses from other passive activities could not be applied to offset income of the Operating Partnership allocated to a Hanover Limited Partner. A Hanover Limited Partner, however, would be able to offset any passive losses from his investments against any gain recognized by the Hanover Limited Partner as a result of the Merger.

  State and Local Taxes. Hanover Limited Partners holding OP Units will be subject to state and local taxation in a number of jurisdictions in which the Operating Partnership directly or indirectly holds real property and would be required to file periodic tax returns in those jurisdictions. In this regard, immediately following the Mergers and the REIT Conversion, the Operating Partnership expects that it will own properties in approximately 28 states across the United States and the District of Columbia. Currently, Hanover owns property in only one state. See "Federal Income Tax Consequences--Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers--State and Local Taxes" in the Consent Solicitation.

 Assumptions Used in Determining Tax Consequences of the Merger

  In preparing the discussion set forth above, the Operating Partnership and the General Partner made several key assumptions, which are described below. If any such assumption is not accurate with respect to a particular Hanover Limited Partner, the tax consequences of the Merger to such Hanover Limited Partner could be substantially different from those reflected above. ACCORDINGLY, EACH HANOVER LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISORS TO DETERMINE THE IMPACT OF SUCH HANOVER LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER.

  First, with respect to a Hanover Limited Partner's basis in his Hanover Partnership Units prior to the Merger, the Operating Partnership and the General Partner assumed that a Hanover Limited Partner acquired his Hanover Partnership Units in the original offering of such Partnership Units and has held such Partnership Units at all times since the offering (the "Original Limited Partner's Adjusted Basis"). In general, each Hanover Limited Partner had an initial tax basis in his Hanover Partnership Units ("Initial Basis") equal to his cash investment Hanover (plus his proportionate share of the Hanover's nonrecourse liabilities at the time he acquired his Hanover Partnership Units). A Hanover Limited Partner's Initial Basis generally has been increased by (a) such Limited Partner's share of Hanover's taxable income and (b) any increases in his share of the liabilities of Hanover. Generally, such Limited Partner's Initial Basis has been decreased (but not below zero) by (i) his share of Hanover cash distributions, (ii) any decreases in his share of liabilities of Hanover, (iii) his share of losses of Hanover, and
(iv) his share of nondeductible expenditures of Hanover are not chargeable to capital.

  The General Partner has set forth on Appendix E to the Consent Solicitation for Hanover (i) the Original Limited Partner's Adjusted Basis as of December 31, 1997 for each such Hanover Limited Partner, and (ii) an estimate of such Hanover Limited Partner's Original Limited Partner's Adjusted Basis as of December 31, 1998 (computed without regard to the Mergers and based upon the assumptions set forth in Appendix E to the Consent Solicitation). The General Partner also has set forth on Appendix E to the Consent Solicitation for each Hanover Limited Partner whose adjusted basis in his Hanover Partnership Interest is the same as the Original Limited Partner's Adjusted Basis (i) the Hanover liabilities allocable to such Hanover Limited Partner as of December 31, 1997, and (ii) an estimate of the Hanover liabilities allocable to such Limited Partner as of December 31,

                                Hanover Supp-29

1998 (computed without regard to the Mergers and based upon the assumptions set forth in Appendix E to the Consent Solicitation). Each of these estimates is shown separately for those Hanover Limited Partners who required their Partnership Units at the time of the original offering pursuant to an installment purchase plan.

  The adjusted tax basis of a Hanover Limited Partner who did not acquire his Hanover Partnership Units in the original offering of such Partnership Units could vary materially from that of a Hanover Limited Partner who did so for various reasons. If a Hanover Limited Partner has an adjusted tax basis in his Hanover Partnership Units that is less than the Original Limited Partner's Adjusted Tax Basis, the Merger might result in the receipt by the Hanover Limited Partner of a deemed distribution of cash in excess of his adjusted tax basis in his Hanover Partnership Units, which could result in the recognition of income or gain.

  Finally, the Operating Partnership and the General Partner assumed that the Merger will be treated for federal income tax purposes as the transfer by the Hanover Limited Partners of their interests in the Partnership to the Operating Partnership in exchange for OP Units. There can be no assurance, however, that the IRS will not seek to recharacterize each Merger as either
(i) the liquidation of a Partnership followed by the distribution by the Partnership of its assets to its partners and the subsequent transfers by such partners of such assets to the Operating Partnership in exchange for OP Units, or (ii) the transfer by a Partnership of its assets to the Operating Partnership in exchange for OP Units (and possibly Notes) and the subsequent distribution of such OP Units (and possibly Notes) to its partners. If the Merger is recharacterized in the manner described in (ii) in the preceding sentence, the tax consequences of the Merger to the Hanover Limited Partners likely would be materially affected.

  EACH HANOVER LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISORS TO DETERMINE THE IMPACT OF SUCH HANOVER LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER. THE TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER TO A PARTICULAR HANOVER LIMITED PARTNER COULD VARY SUBSTANTIALLY FROM THE CONSEQUENCES DESCRIBED ABOVE.

 Tax Treatment of Hanover Limited Partners Who Exercise Their Right to Make the Note Election

  A Hanover Limited Partner who exercises right to make the Note Election and receive a Note in connection with the Merger will be treated as having made a taxable disposition of his OP Units. The amount realized in connection with such disposition will equal the sum of the "issue price" of the Note (i.e., the face amount of the Notes, currently estimated as $88,474 per Hanover Partnership Unit) plus the portion of the Hanover liabilities allocable to the Hanover Limited Partner for federal income tax purposes immediately prior to the disposition of the OP Units (estimated as $157,229 per Hanover Partnership Unit as of December 31, 1998). To the extent the amount realized exceeds the Hanover Limited Partner's adjusted basis in his Hanover Partnership Units, the Hanover Limited Partner will recognize gain. The Operating Partnership and the General Partner estimate (assuming the Hanover Limited Partner acquired his Hanover Partnership Units at the time of the original offering, and has held such Partnership Units at all times since the offering) that the amount of gain that would be recognized by a Hanover Limited Partner who made the Note Election would be approximately $21,761 per Hanover Partnership Unit, as of December 31, 1998 if such Partnership Unit were acquired for cash, and $9,361 per Hanover Partnership Unit if such Partnership Unit were acquired pursuant to an installment purchase plan. For a discussion of the federal income tax rates applicable to the net capital gain from the sale of a capital asset, see "Federal Income Tax Consequences--Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers--Disposition of OP Units by Limited Partners" in the Consent Solicitation. In this regard, the General Partner estimates that, as of December 31, 1998, if Hanover sold the Hanover Marriott Hotel in a fully taxable transaction for a net amount, after payment of liabilities, equal to the Liquidation Value of Hanover, the "unrecognized Section 1250 gain" per Hanover Partnership Unit would be $14,352 if such Partnership Unit were acquired for cash, and $8,325 per Hanover Partnership Unit if such Partnership Unit were acquired pursuant to an installment purchase plan and the gain subject to tax as ordinary income under Code Section 1245 per Hanover Partnership Unit would be $1,036 if such Partnership Unit were acquired for cash,

                                Hanover Supp-30
and $1,036 per Hanover Partnership Unit if such Partnership Unit were acquired pursuant to an installment purchase plan. A Hanover Limited Partner who makes the Note Election would be able to treat any per Partnership Unit passive activity loss carryforward with respect to the activities of Hanover, to the extent the sum of such losses exceeds its passive activity income for 1998, as losses that are not from a passive activity and, therefore, not subject to the passive activity loss limitation rules. For purposes of determining the gain recognized by a Limited Partner as a result of making the Note Election, an Original Limited Partner's Adjusted Basis does not reflect such Limited Partner's share of the syndication costs incurred by his Partnership at Formation. An original Hanover Limited Partner's share of syndication costs was $13,358 per Hanover Partnership Unit.

  A Hanover Limited Partner who elects to receive a Note may be eligible to defer a majority of that gain under the "installment sale" rules. Those rules, however, will not permit the Hanover Limited Partner to defer all of the gain, and, to the extent that the face amount of the Note (and any other installment obligations received by the taxpayer during the year) outstanding at the end of the taxable year in which the Merger occur exceeds $5,000,000, will require that the Hanover Limited Partner who defers gain pay to the IRS interest on the resulting tax that has been deferred. The Hanover Limited Partner would not be eligible to defer gain recognized upon the receipt of the Note to the extent that his share of Hanover liabilities at the time of the Merger exceeds his adjusted tax basis in his Hanover Partnership Units immediately prior to the Merger (that is, to the extent that he has a "negative capital account" for tax purposes). In addition, the Hanover Limited Partner would not be eligible to defer gain to the extent that such gain would be taxed as ordinary income under Sections 1245 and 1250 of the Code. Lastly, if a Hanover Limited Partner disposes of his Note, any gain that had been deferred would be recognized in the year of disposition.

  THE SPECIFIC TAX ATTRIBUTES OF A PARTICULAR HANOVER LIMITED PARTNER COULD HAVE A MATERIAL IMPACT ON THE TAX CONSEQUENCES OF THE MERGER, AND THE SUBSEQUENT OWNERSHIP AND DISPOSITION OF NOTES. THEREFORE, IT IS ESSENTIAL THAT HANOVER LIMITED PARTNERS CONSIDERING ELECTING TO RECEIVE NOTES CONSULT WITH THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO SUCH HANOVER LIMITED PARTNERS' RESPECTIVE PERSONAL TAX SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION.

 Tax Consequences if Hanover Does Not Participate in the Merger

  If Hanover does not participate in the Merger, the Hanover Limited Partners would not have any tax consequences resulting from the Merger. The consequences of continued ownership of Hanover Partnership Units will be the same as would have resulted if the Merger had not been proposed.

                                     * * *

  The above description is not exhaustive of all possible tax consequences associated with the Merger and the REIT Conversion. This summary does not discuss foreign tax consequences, nor does it discuss all of the aspects of federal income taxation or state and local taxation that may be relevant to Hanover Limited Partners in light of their particular circumstances. EACH HANOVER LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISORS TO DETERMINE THE IMPACT OF SUCH HANOVER LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER.

                                Hanover Supp-31

                            SELECTED FINANCIAL DATA

  The following table presents selected historical financial data derived from the Hanover financial statements for the five most recent fiscal years in the period ended December 31, 1997 and the unaudited condensed financial statements for the First Two Quarters 1998 and First Two Quarters 1997. The following data should be read in conjunction with Hanover's audited financial statements and the notes thereto, Management's Discussion and Analysis of Financial Condition and Results of Operations and the other financial information included elsewhere herein.

                          FIRST TWO QUARTERS                     FISCAL YEAR
                          -------------------  ----------------------------------------------------
                            1998      1997       1997      1996       1995       1994       1993
                          --------  ---------  --------  ---------  ---------  ---------  ---------
                             (UNAUDITED)                    (AMOUNTS IN THOUSANDS,
                                                       EXCEPT PER PARTNERSHIP UNIT)(2)
Revenues(5).............  $  3,446  $   3,070  $  6,853  $   5,296  $   4,487  $   3,727  $   3,435
Operating profit........     2,044      2,304     4,400      3,624      2,752      2,345        434
Income (loss) before
 extraordinary item(1)..       199        665       663        940       (219)    (1,206)    (3,224)
Net income (loss).......       199        665     5,757        940       (219)    (1,206)    (3,224)
Distributions:
 General partner........       --         --        --         --         --         --         --
 Limited partners.......       --         --        --         --         --         --         --
Per Partnership Unit:(2)
 Net income (loss)......     2,250      7,524    65,107     10,631     (2,476)   (13,643)   (36,464)
 Distributions..........       --         --        --         --         --         --         --
Cash provided by (used
 in) operating
 activities.............       889      1,557     2,167      1,918      2,561        331       (327)
Cash used in investing
 activities.............    (2,204)      (528)   (1,058)      (830)    (1,241)      (715)      (427)
Cash provided by (used
 in) financing
 activities.............      (211)      (910)   (1,714)      (272)       --         (31)       690
Increase (decrease) in
 cash and cash
 equivalents............    (1,526)       119      (605)       816      1,320       (415)       (64)
Ratio of earnings to
 fixed
 charges(unaudited)(3)..      1.11x      1.39x     1.17x      1.33x       --         --         --
Deficiency of earnings
 to fixed
 charges(unaudited)(3)..       --         --        --         --         219      1,206      3,224
Total assets at book
 value..................    33,108     34,012    32,883     33,533     32,652     31,559     32,353
Cash and cash
 equivalents............       426      2,672     1,952      2,557      1,741        421        836
Total debt(4)...........    40,153     40,022    40,364     40,527     40,527     40,527     40,596
Total liabilities.......    41,429     47,628    41,403     47,810     47,869     46,557     46,145
Partner's deficit:
 Limited partners.......    (7,979)   (13,005)   (8,168)   (13,637)   (14,530)   (14,322)   (13,176)
 General partner........      (342)      (607)     (352)      (640)      (687)      (676)      (616)
Book value per
 Partnership
 Unit(unaudited)(2).....   (94,988)  (154,821)  (97,238)  (162,345)  (172,976)  (170,500)  (156,857)
Exchange value per
 Partnership
 Unit(unaudited)(2).....   123,202        --        --         --         --         --         --

--------
(1) During 1997, the Partnership recorded on extraordinary gain on the forgiveness of additional rental recorded in conjunction with the refinancing of the Partnership's mortgage debt.

(2) A Partnership Unit represents a $100,000 original investment in Hanover.

(3) The ratio of earnings to fixed charges is computed by dividing net income before interest expense and other fixed charges by total fixed charges, including interest expense, amortization of debt issuance costs and the portion of rent expense that is deemed to represent interest. The deficiency of earnings to fixed charges in 1995, 1994 and 1993 is largely the result of depreciation and amortization of $1,178,000, $1,136,000 and $2,213,000, respectively.

(4) Total debt includes amounts due to Host Marriott and affiliates, for the Subordinated Loan of $7,015,000 and $7,077,000 as of June 19, 1998 and December 31, 1997, respectively, and the Working Capital Loan and Debt Service Guarantees of $127,000 and $3,400,000, respectively for June 19, 1998, June 20, 1997 and December 31, 1997--1994 and $89,000 and
    $3,469,000, respectively as of December 31, 1993.

(5) On August 18, 1997, the Partnership converted its Operating Lease with Marriott Hotel Services, Inc. to a management agreement.

                                Hanover Supp-32

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

RESULTS OF OPERATIONS

  On August 18, 1997, the Partnership completed a refinancing of its Mortgage Debt. In addition, the Partnership converted the Operating Lease with MHS to the Management Agreement (the "Conversion") on August 18, 1997. Prior to the Conversion, the Partnership recorded revenue based on the rental income to be received from MHS. Annual rental during the term of the Operating Lease was equal to the greater of: (i) Minimum Rental of $100,000; or (ii) Basic Rental equal to 80% of Operating Profit, as defined, reduced to 75% of Operating Profit after the Partnership received $4,421,000 of cumulative capital receipts; or (iii) Adjusted Rental equal to Debt Service plus the greater of:
(a) a preferred return equal to $840,000 or (b) 50% of the amount by which Operating Profit exceeded Debt Service. In no event was Adjusted Rental to exceed Operating Profit.

  The amount by which Adjusted Rental exceeded Basic Rental in any fiscal year was defined as Additional Rentals. Cumulative Additional Rentals were recoverable by MHS in any fiscal year when Basic Rental exceeded Adjusted Rentals, provided no loans from the General Partner or Host Marriott were then outstanding. Annual Rental was reduced by 50% of such excess to the extent cumulative Additional Rental existed. In addition to the Annual Rental, MHS was required to pay real estate taxes.

  Subsequent to the Conversion, the Partnership records revenue based on house profit generated by the Hotel. House profit reflects Hotel operating results, and represents gross hotel sales less property-level expenses, excluding depreciation and amortization, base and incentive management fees, real estate taxes, insurance and certain other costs, which are disclosed separately in the statement of operations. Revenues are recorded based on house profit of the Hotel because the Partnership has delegated substantially all of the operating decisions related to the generation of house profit from the Hotel to MHS. As a result, Hotel revenues reported for the first two quarters 1998 are not comparable with Hotel rental reported for the first two quarters 1997.

 First Two Quarters 1998 Compared to First Two Quarters 1997


  Revenues: For the first two quarters 1998, hotel revenues decreased $586,000, or 15%, to $3.4 million when compared to the first two quarters 1997. The decrease in hotel revenues is primarily due to decreases in food and beverage sales. Although the average occupancy decreased eleven percentage points to 71% for the first two quarters 1998 when compared to the first two quarters 1997, rooms sales remained constant at $6.0 million due to the average daily rate increase of $19, or 15%, to $143. The decline in average occupancy for the first two quarters 1998 is a result of an overall decline in the Hanover market and rooms being temporarily out of inventory during the rooms refurbishment that occurred during January through March 1998.

  REVPAR, or revenue per available room, remained constant at $102 for the first two quarters 1998 and 1997. REVPAR represents the combination of average daily room rate charged and the average daily occupancy achieved and is a commonly used indicator of hotel performance (although it is not a measure of revenue under generally accepted accounting principles).

  As a result of the decline in average occupancy, food and beverage sales decreased $661,000, or 16%, to $3.5 million for the first two quarters 1998 when compared to the same period in 1997. For the remainder of the year, operations are expected to improve as a result of the new rooms product and expected increases in market occupancy and demand.

  Operating Costs and Expenses: The Partnership's operating costs and expenses increased $636,000, or 83%, to $1.4 million for the first two quarters 1998 when compared to the same period in 1997 due primarily to the Conversion. Of the $636,000 increase, $467,000 relates to base and incentive management fees and $36,000 relates to insurance costs. The Partnership is responsible for these fees and costs under the Management Agreement but not under the Operating Lease and insurance costs of $36,000 which are the Partnership's responsibility under the Management Agreement. On a comparative basis, base management fees for first two quarters 1998 increased $21,000, or 7%, to $296,000 when compared to the same period in 1997. Subsequent to

                                Hanover Supp-33
the Conversion, MHS receives an incentive management fee once Owner's Priority has been met (see "Material Contracts" included in Item 1, "Business"). For the first two quarters 1998, MHS received $171,000 in incentive management fees. In addition, real estate taxes increased $50,000, or 27%, to $236,000 for the first two quarters 1998, when compared to the same period in 1997 due to a re-assessment of the property in 1997.

  Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, operating profit decreased $260,000, or 11%, to $2.0 million for the first two quarters 1998 when compared to the same period in 1997.

  Interest Expense. Interest expense increased $146,000, or 9%, to $1.9 million for the first two quarters 1998, when compared to the same period in 1997 due to refinancing the Partnership's mortgage debt at a higher fixed interest rate. The weighted average interest rate on the Partnership's debt, which includes the Subordinated Loan, for the first two quarters 1998 and 1997, was 9.6% and 7.5%, respectively.

  Net Income. Net income for the first two quarters 1998 and 1997 was $199,000 and $665,000, respectively, as a result of the items discussed above.

 1997 Compared to 1996

  Revenues: Total revenues increased by $1.6 million, or 29%, to $6.9 million in 1997 when compared to 1996, and hotel rental income decreased by $1.2 million, or 24%, to $4.0 million in 1997 when compared to 1996 due to the Conversion. For the period January 1, 1997 to August 17, 1997, the Partnership received hotel rental income in accordance with the Operating Lease. For the period August 18, 1997 to December 31, 1997 under the Management Agreement, Hotel revenues represent hotel sales less direct hotel operating costs and expenses. Under the Operating Lease, the hotel rental income was straight-lined over the year as required by generally accepted accounting principles.

  On a comparative basis, house profit increased $1.1 million, or 16%, to $8.0 million in 1997 when compared to 1996. The increase in house profit is primarily due to an increase in REVPAR. REVPAR for 1997 increased $10, or 11%, to $100 compared to 1996, primarily due to the increase in average room rate of $10, or 9%, to $124 and a two percentage point increase in the average occupancy to 81%.

  During 1997, the Hotel increased its rates several times. The result was the average transient and group rates increased 10% to $134 and 12% to $95, respectively. As of December 31, 1997, the corporate rate, excluding discounts, was approximately $195 representing a 37% increase from 1996. Due to growth in the group segment, food and beverage sales also increased due to a 16% increase in catering and audio visual sales in comparison to 1996.

  As a result of the REVPAR increase, hotel sales increased $1.7 million, or 8%, to $22.5 million in 1997 when compared to 1996. Due to the continued high average occupancy, the Partnership expects future increases in REVPAR to be driven by room rate increases, rather than changes in occupancy. However, there can be no assurance that REVPAR will continue to increase in the future.

  Operating Costs and Expenses: The Partnership's operating costs and expenses increased $781,000, or 47%, to $2.5 million in 1997 when compared to 1996 primarily due to the Conversion. Prior to the Conversion, the Partnership did not record base management fees or insurance as components of the Partnership's operating costs although they were components in the calculation of Operating Profit. On a comparative basis, base management fees for 1997 increased $52,000, or 8%, due to increased hotel sales. The Hotel's real estate taxes in 1997 increased $102,000 from 1996 due to a re-assessment of the property during 1997. In addition, Partnership administration increased due to administrative costs associated with the refinancing in August 1997.

  Operating Profit: As a result of changes in revenues and operating costs and expenses discussed above, operating profit increased $776,000, or 21%, to $4.4 million in 1997 when compared to 1996.

                                Hanover Supp-34

  Interest Expense: Interest expense increased $1.1 million, or 40%, to $3.9 million due to refinancing the Partnership's mortgage debt, which includes the Subordinated Loan. The weighted average interest rate on the Partnership's debt for 1997 and 1996 was 7.9% and 6.4%, respectively.

  Income Before Extraordinary Items: Income before extraordinary items decreased $277,000 to $663,000, or 10% of revenues, in 1997, from $940,000, or
18% of revenues, in 1996.

  Extraordinary Items: The Partnership recognized an extraordinary gain in 1997 of $5.1 million representing the forgiveness of Additional Rental by MHS.

  Net Income: Net income increased by $4.8 million in 1997 to $5.8 million when compared to 1996 as a result of the items discussed above.

 1996 Compared to 1995

  Revenues: Revenue increased $809,000, or 18%, to $5.3 million in 1996 when compared to 1995. The Partnership's rental income was impacted by improved lodging results. The increase was driven primarily by growth in REVPAR. REVPAR for 1996 increased $9, or 11%, to $90 compared to 1995, primarily due to the increase in combined average room rate of $5, or 5%, to $114 and a five percentage point increase in the average occupancy to 79%. As a result of the REVPAR increase, hotel sales increased $2.4 million, or 13%, to $20.7 million in 1996 when compared to 1995. Under the Operating Lease, the hotel rental income was straight-lined over the year as required by generally accepted accounting principles.

  Operating Costs and Expenses: The Partnership's operating costs and expenses decreased $63,000, or 4%, to $1.7 million in 1996 when compared to 1995, primarily due to a decrease in Partnership administration.

  Operating Profit: As a result of changes in revenues and operating costs and expenses discussed above, operating profit increased $872,000, or 32%, to $3.6 million in 1996 when compared to 1995.

  Interest Expense: Interest expense decreased $225,000, or 7%, to $2.8 million due to lower interest rates on the Partnership's mortgage debt. The weighted average interest rate on the mortgage debt for 1996 and 1995 was 6.4% and 7.2%, respectively.

  Net Income (Loss): For 1996, the Partnership had net income of $940,000 compared to a net loss of $219,000 in 1995 as a result of the items discussed above.

CAPITAL RESOURCES AND LIQUIDITY

  The Partnership's financing needs have been historically funded through loan agreements with independent financial institutions and Host Marriott. As a result of the successful refinancing of the Partnership's mortgage debt, the General Partner believes that the Partnership will have sufficient capital resources and liquidity to conduct its operations in the ordinary course of business.

 Principal Sources and Uses of Cash

  The Partnership's principal source of cash is cash from Hotel operations. Cash provided by operations for the first two quarters 1998 and 1997 was $889,000 and $1.6 million, respectively. Cash provided by operations was lower for the first two quarters 1998 primarily due to a decrease in the Hotel's food and beverage sales due to a decrease in occupancy as a result of the rooms refurbishment discussed above.

  Cash provided by operations was $2.2 million, $1.9 million and $2.6 million for the years ended December 31, 1997, 1996 and 1995, respectively. The decrease in cash from operations in 1996 from 1995 was primarily due to repaying MHS $285,000 for Additional Rental earned in 1995. There was no Additional Rental due MHS at December 31, 1996.

                                Hanover Supp-35

  The Partnership's cash investing activities consist primarily of contributions to the property improvement fund and capital expenditures for improvements to the Hotel. Cash used in investing activities was $2.2 million and $528,000 for the first two quarters 1998 and 1997, respectively. The increase in cash used in investing activities is due to payments for the rooms refurbishment in 1998. Contributions, including interest income, to the property improvement fund were $484,000 and $493,000 for the first two quarters 1998 and 1997, respectively. Capital expenditures were $2.3 million and $156,000 for the same periods, respectively.

  Cash used in investing activities was $1.1 million, $830,000 and $1.2 million for the years ended December 31, 1997, 1996 and 1995, respectively. Under the Operating Lease and Management Agreement, the Partnership is required to make annual contributions to the property improvement fund which provides funding for capital expenditures and replacement of furniture, fixtures and equipment. Contributions to the fund equaled 4% of gross hotel sales, net of interest income, in 1996 and 1995. In 1997, the contribution increased to 5%, net of interest income. The General Partner believes that cash contributions from the Hotel's property improvement fund will provide adequate funds in the short and long-term to meet the Hotel's capital needs. Capital expenditures were $1.4 million, $527,000 and $1.1 million for the years ended December 31, 1997, 1996 and 1995, respectively. The increase in capital expenditures in 1997 from 1996 is due to a $1.0 million payment in December 1997 for the rooms refurbishment.

  The Partnership's financing activities consist of repayments of debt and payment of financing costs. Cash used in financing activities was $211,000 and $910,000 for the first two quarters 1998 and 1997, respectively.

  Cash used in financing activities was $1.7 million and $272,000 in 1997 and 1996, respectively. No cash was provided by or used in financing activities in 1995. The Partnership's $37.0 million Mortgage Debt required interest only payments during the years 1996 and 1995. In 1997, the Partnership refinanced the Mortgage Debt with the New Mortgage Debt of $29.9 million. In addition, Host Marriott funded the $10 million Subordinated Loan to the Partnership which was used to make a $10 million principal payment on the Mortgage Debt. During 1997, the Partnership amortized $115,000 and $2.9 million of principal on the New Mortgage Debt and Subordinated Loan, respectively. In addition, the Partnership made a $1.4 million payment on debt service guarantees provided by the General Partner in prior years.

DEBT

  In April 1997, Host Marriott funded a fully-amortizing $10 million subordinated loan to the Partnership (the "Subordinated Loan") that bears interest at a fixed rate of 14.5% over a 15-year term with required monthly payments. The Subordinated Loan matures June 1, 2012.

  In August 1997, the General Partner refinanced all of the Partnership's outstanding mortgage debt. The total amount of the mortgage debt decreased from $37.0 million to $29.9 million due to the use of the proceeds from the Subordinated Loan to repay mortgage debt principal. The new non-recourse loan matures August 18, 2004, requires principal amortization on a 25-year term and bears interest at a fixed rate of 8.58%.

  Pursuant to the Subordinated Loan, any proceeds in excess of the $27 million for the New Mortgage Debt were to be used to repay the Subordinated Loan. Therefore, the Partnership repaid principal of $2.9 million on the Subordinated Loan at refinancing.

PROPERTY IMPROVEMENT FUND

  The Management Agreement and Operating Lease require annual contributions to a property improvement fund to ensure that the physical condition and product quality of the Hotel is maintained. Contributions to this fund are based on a percentage of annual total Hotel sales, net of interest income earned on the fund. Prior to 1997, the contribution rate was 4%, net of interest income and the current contribution is 5% of gross Hotel sales, net of interest income. The General Partner believes that the 5% contribution requirement is consistent with industry standards. However, in accordance with the Management Agreement, contributions to the property improvement fund may be increased or decreased by MHS if the current contribution of 5% of gross Hotel sales,

                                Hanover Supp-36
net of interest income, is either insufficient or excessive to make the replacements, renewals and repairs to maintain the Hotel in accordance with MHS's standards for a full-service Marriott hotel. Of the total $2.3 million of net additions to property and equipment during the first two quarters 1998, $1.7 million was owner funded. The balance in the fund totaled $185,000 as of June 19, 1998 and $287,000 as of December 31, 1997.

  The General Partner believes that cash contributions from the Hotel's property improvement fund will provide adequate funds in the short and long term to meet the Hotel's capital needs.

INFLATION

  The rate of inflation has been relatively low in the past four years. MHS is generally able to pass through increased costs to customers through higher room rates and prices. In 1997, average rates of the Hotel exceeded inflationary costs. On August 18, 1997, the Partnership refinanced its mortgage debt and fixed its interest costs, thereby eliminating the Partnership's exposure to the impact of inflation on future interest costs.

SEASONALITY

  Demand, and thus occupancy, is affected by normally recurring seasonal patterns. Demand is higher in the spring and summer months (March through October) than during the remainder of the year.

YEAR 2000 ISSUES

  Over the last few years, Host Marriott Corporation, the parent company of the General Partner, has invested in implementing new accounting systems which are Year 2000 compliant. Accordingly, the General Partner believes that future costs associated with Year 2000 issues will be minimal and not material to the Partnership's financial statements.

  However, the Partnership does rely upon accounting software used by MHS, the Manager of its property, to obtain financial information. The General Partner believes that MHS has begun to implement changes to the property specific software to ensure that software will function properly in the Year 2000 and does not expect to incur significant costs related to these modifications.

                                Hanover Supp-37

                              FINANCIAL STATEMENTS


                                Hanover Supp-38

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE PARTNERS OF HANOVER MARRIOTT LIMITED PARTNERSHIP:

  We have audited the accompanying balance sheet of Hanover Marriott Limited Partnership (a Delaware limited partnership, the "Partnership") as of December 31, 1997 and 1996 and the related statements of operations, changes in partners' capital (deficit) and cash flows for the three years in the period ended December 31, 1997. These financial statements are the responsibility of the General Partner's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hanover Marriott Limited Partnership as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Washington, D.C.

February 18, 1998

                                Hanover Supp-39

                      HANOVER MARRIOTT LIMITED PARTNERSHIP

                            STATEMENT OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                     1997     1996     1995
                                                    -------  -------  -------
REVENUES
  Hotel rental..................................... $ 3,950  $ 5,177  $ 4,377
  Hotel revenues...................................   2,785      --       --
  Other............................................     118      119      110
                                                    -------  -------  -------
                                                      6,853    5,296    4,487
                                                    -------  -------  -------
OPERATING COSTS AND EXPENSES
  Depreciation and amortization....................   1,239    1,215    1,178
  Real estate taxes................................     483      381      371
  Partnership administration.......................     269       76      186
  Base management fee (see Note 6).................     252      --       --
  Insurance and other..............................     131      --       --
  Incentive management fee (see Note 6)............      79      --       --
                                                    -------  -------  -------
                                                      2,453    1,672    1,735
                                                    -------  -------  -------
OPERATING PROFIT...................................   4,400    3,624    2,752
  Interest expense.................................  (3,934)  (2,811)  (3,036)
  Interest income..................................     197      127       65
                                                    -------  -------  -------
NET INCOME (LOSS) BEFORE EXTRAORDINARY ITEM........     663      940     (219)
EXTRAORDINARY ITEM
  Gain on forgiveness of additional rental.........   5,094      --       --
                                                    -------  -------  -------
NET INCOME (LOSS).................................. $ 5,757  $   940  $  (219)
                                                    =======  =======  =======
ALLOCATION OF NET INCOME (LOSS)
  General Partner.................................. $   288  $    47  $   (11)
  Limited Partners.................................   5,469      893     (208)
                                                    -------  -------  -------
                                                    $ 5,757  $   940  $  (219)
                                                    =======  =======  =======
NET INCOME (LOSS) PER LIMITED PARTNER UNIT (84
 Units)............................................ $65,107  $10,631  $(2,476)
                                                    =======  =======  =======

   The accompanying notes are an integral part of these financial statements.

                                Hanover Supp-40

                      HANOVER MARRIOTT LIMITED PARTNERSHIP

                                 BALANCE SHEET
                           DECEMBER 31, 1997 AND 1996
                                 (IN THOUSANDS)

                                                             1997      1996
                                                           --------  --------
                          ASSETS
Property and equipment, net............................... $ 29,984  $ 29,850
Due from Marriott Hotel Services, Inc.....................      204       254
Property improvement fund.................................      287       645
Deferred financing costs, net of accumulated
 amortization.............................................      456       227
Cash and cash equivalents.................................    1,952     2,557
                                                           --------  --------
                                                           $ 32,883  $ 33,533
                                                           ========  ========
       LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)
LIABILITIES
Mortgage debt............................................. $ 29,760  $ 37,000
Due to Marriott Hotel Services, Inc. for Additional
 Rental...................................................      --      5,094
Subordinated loan from Host Marriott Corporation..........    7,077       --
Notes payable and related interest due to the General
 Partner..................................................    4,317     5,367
Deferred revenue..........................................      169       287
Accounts payable and accrued expenses.....................       80        62
                                                           --------  --------
    Total Liabilities.....................................   41,403    47,810
                                                           --------  --------
PARTNERS' DEFICIT
General Partner
  Capital contribution, net of offering costs of $21......      421       421
  Cumulative net loss.....................................     (773)   (1,061)
                                                           --------  --------
                                                               (352)     (640)
                                                           --------  --------
Limited Partners
  Capital contributions, net of offering costs of $1,122..    7,147     7,147
  Cumulative net loss.....................................  (14,693)  (20,162)
  Capital distributions...................................     (622)     (622)
                                                           --------  --------
                                                             (8,168)  (13,637)
                                                           --------  --------
    Total Partners' Capital (Deficit).....................   (8,520)  (14,277)
                                                           --------  --------
                                                           $ 32,883  $ 33,533
                                                           ========  ========

   The accompanying notes are an integral part of these financial statements.

                                Hanover Supp-41

                      HANOVER MARRIOTT LIMITED PARTNERSHIP

              STATEMENT OF CHANGES IN PARTNERS' CAPITAL (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                    GENERAL LIMITED
                                                    PARTNER PARTNERS   TOTAL
                                                    ------- --------  --------
Balance, December 31, 1994.........................  $(676) $(14,322) $(14,998)
  Net loss.........................................    (11)     (208)     (219)
                                                     -----  --------  --------
Balance, December 31, 1995.........................   (687)  (14,530)  (15,217)
  Net income.......................................     47       893       940
                                                     -----  --------  --------
Balance, December 31, 1996.........................   (640)  (13,637)  (14,277)
  Net income.......................................    288     5,469     5,757
                                                     -----  --------  --------
Balance, December 31, 1997.........................  $(352) $ (8,168) $ (8,520)
                                                     =====  ========  ========



   The accompanying notes are an integral part of these financial statements.

                                Hanover Supp-42

                      HANOVER MARRIOTT LIMITED PARTNERSHIP

                            STATEMENT OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                       1997     1996    1995
                                                     --------  ------  -------
OPERATING ACTIVITIES
Net income (loss)..................................  $  5,757  $  940  $  (219)
Extraordinary item.................................    (5,094)    --       --
                                                     --------  ------  -------
Net income (loss) before extraordinary item........       663     940     (219)
Noncash items:
  Depreciation and amortization....................     1,239   1,215    1,178
  Interest on notes payable due to General
   Partner.........................................       --      329      346
  Amortization of deferred financing costs as
   interest........................................       272      75       35
  Loss on disposition of property and equipment....        43     --        98
Changes in operating accounts:
  Due to Marriott Hotel Services, Inc. for
   Additional Rental...............................       --      --       285
  Due from (to) Marriott Hotel Services, Inc.......        50    (530)     434
  Deferred revenue.................................      (118)   (119)     406
  Accounts payable and accrued expenses............        18       8       (2)
                                                     --------  ------  -------
    Cash provided by operating activities..........     2,167   1,918    2,561
                                                     --------  ------  -------
INVESTING ACTIVITIES
Additions to property and equipment, net...........    (1,427)   (527)  (1,046)
Change in property improvement fund................       369    (303)    (195)
                                                     --------  ------  -------
    Cash used in investing activities..............    (1,058)   (830)  (1,241)
                                                     --------  ------  -------
FINANCING ACTIVITIES
Repayment of mortgage debt.........................   (37,115)    --       --
Proceeds from first mortgage loan..................    29,875     --       --
Proceeds from subordinated loan from Host Marriott
 Corporation.......................................    10,000     --       --
Repayment of subordinated loan from Host Marriott
 Corporation.......................................    (2,923)    --       --
Repayment of notes payable and related interest due
 to General Partner................................    (1,050)    --       --
Payment of financing costs ........................      (501)   (272)     --
                                                     --------  ------  -------
    Cash used in financing activities..............    (1,714)   (272)     --
                                                     --------  ------  -------
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS...      (605)    816    1,320
CASH AND CASH EQUIVALENTS at beginning of year.....     2,557   1,741      421
                                                     --------  ------  -------
CASH AND CASH EQUIVALENTS at end of year...........  $  1,952  $2,557  $ 1,741
                                                     ========  ======  =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for mortgage and other interest..........  $  4,727  $2,418  $ 2,666
                                                     ========  ======  =======

   The accompanying notes are an integral part of these financial statements.

                                Hanover Supp-43

                     HANOVER MARRIOTT LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1997 AND 1996

NOTE 1. THE PARTNERSHIP

 Description of the Partnership

  Hanover Marriott Limited Partnership (the "Partnership") is a Delaware limited partnership formed on October 8, 1986 to acquire and own the 353-room Hanover Marriott Hotel and the land on which it is located (the "Hotel"). The sole general partner of the Partnership, with a 5% interest, is Marriott Hanover Hotel Corporation (the "General Partner"), a Delaware Corporation and a wholly-owned subsidiary of Host Marriott Corporation ("Host Marriott"), formerly Marriott Corporation. The Hotel, which opened on July 30, 1986, was leased by the Partnership to Marriott Hotel Services, Inc. ("MHS"), a wholly-owned subsidiary of Marriott International, Inc. ("MII"), under a long-term operating lease (the "Operating Lease"). Effective August 18, 1997, the Operating Lease was converted to a long-term management agreement with MHS (the "Management Agreement") (see Note 6).

  On November 24, 1986 (the "Closing Date"), 84 limited partnership interests (the "Units"), representing a 95% interest in the Partnership, were sold at $100,000 per Unit pursuant to a private placement. Each limited partner paid $15,560 at subscription with the balance due in four annual installments through March 15, 1990, or, as an alternative, $87,600 in cash at closing as full payment of the subscription price. The limited partners paid $2,063,460 in cash on the Closing Date. Seventy-three and one-half Units were purchased on the installment basis. The General Partner contributed $442,000 in cash for its 5% general partnership interest.

  On April 2, 1997, Hanover Hotel Acquisition Corporation (the "Purchaser"), a wholly-owned subsidiary of Host Marriott, completed a tender offer for limited partnership Units in the Partnership. The Purchaser acquired 40 units for an aggregate consideration of $1.6 million or $40,000 per Unit. Combined with its prior ownership position, Host Marriott now indirectly owns through affiliates, over 50% of the Partnership. Additionally, in a Partnership vote held in conjunction with the tender offer, the limited partners approved all of the proposed amendments to the Amended and Restated Partnership Agreement that were conditions to the tender offer. The most significant amendments (i) revised the provisions limiting the voting rights of the General Partner and its affiliates to permit the General Partner and its affiliates (including the Purchaser) to have full voting rights with respect to all Units currently held by the General Partner or acquired by its affiliates except on matters where the General Partner or its affiliates have an actual economic interest other than as a limited partner or General Partner (an "Interested Transaction"),
(ii) modified the voting provisions with respect to Interested Transactions to permit action to be taken, if approved, by limited partners holding a majority of the outstanding Units, with all Units held by the General Partner and its affiliates being voted in the same manner as a majority of the Units actually voted by limited partners other than the General Partner and its affiliates and (iii) eliminated limited partner consent requirements relating to sale transactions with third parties and vested the sole authority with respect to such transactions to the General Partner. As a result of the approval of the proposed amendments, the Amended and Restated Partnership Agreement was amended and restated effective April 3, 1997 (the "Second Amended and Restated Partnership Agreement").

 Partnership Allocations and Distributions

  Pursuant to the terms of the Second Amended and Restated Partnership Agreement, Partnership allocations and distributions are generally made as follows:

    a. The Partnership generally allocates cash available for distribution (after a 10% priority return to the limited partners on their invested capital) and net profits as follows: (i) 5% to the General Partner and 95% to the limited partners until cumulative distributions of sale or refinancing proceeds ("Capital Receipts") equal to 50% of the partners' capital contributions have been distributed; (ii) next, 15% to the General

                                Hanover Supp-44

                     HANOVER MARRIOTT LIMITED PARTNERSHIP

  Partner and 85% to the limited partners until cumulative distributions of Capital Receipts equal to the full amount of the partners' capital contributions have been distributed; and (iii) thereafter, 35% to the General Partner and 65% to the limited partners.

    b. Net losses were allocated 100% to the limited partners in 1986. Thereafter, net losses are allocated 100% to the General Partner.

    c. Capital Receipts (other than from the sale of substantially all of the Partnership assets) not retained by the Partnership will be distributed (i) first, 5% to the General Partner and 95% to the limited partners until the partners have received cumulative distributions of Capital Receipts equal to their capital contributions and (ii) thereafter, 35% to the General Partner and 65% to the limited partners.

  Upon the sale of substantially all of the Partnership assets, gains and sales proceeds will be allocated and (to the extent available) distributed based on specific provisions of the partnership agreement in order to first provide the limited partners with an annual 12% cumulative return on their invested capital, to the extent not previously distributed.

  For financial reporting purposes, profits and losses are allocated based on the Partner's stated ownership interest in the Partnership.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenues and Expenses

  Hotel revenues since August 18, 1997 (see Note 1) represent house profit of the Partnership's Hotel since the Partnership has delegated substantially all of the operating decisions related to the generation of house profit of the Hotel to MHS. House profit reflects Hotel operating results which flow to the Partnership as property owner and represents Hotel sales less property-level expenses, excluding depreciation and amortization, base and incentive management fees, real estate taxes, insurance and certain other costs, which are disclosed separately in the accompanying statement of operations.

  On November 20, 1997, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board reached a consensus on EITF 97-2, "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements." EITF 97-2 addresses the circumstances in which a management entity may include the revenues and expenses of a managed entity in its financial statements.

  The Partnership is assessing the impact of EITF 97-2 on its policy of excluding the property-level revenues and operating expenses of the Hotel from its statements of operations (see Note 3). If the Partnership concludes that EITF 97-2 should be applied to the Hotel, it would include operating results of those managed operations in its financial statements. Application of EITF 97-2 to financial statements as of and for the year ended December 31, 1997, would have increased both revenues and operating expenses by approximately $5.6 million and would have had no impact on operating profit or net income.

                                Hanover Supp-45

                     HANOVER MARRIOTT LIMITED PARTNERSHIP

 Property and Equipment

  Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

      Building and improvements........................................ 40 years
      Furniture and equipment..........................................  7 years

  All property and equipment is pledged as security for the mortgage debt described in Note 5.

  The Partnership assesses impairment of the Hotel based on whether estimated undiscounted future cash flows from the Hotel will be less than its net book value. If the Hotel is impaired, its basis is adjusted to fair market value.

 Deferred Financing Costs

  Prior to 1997, deferred financing costs of $520,000 were incurred in connection with obtaining and extending the Mortgage Debt (see Note 5) which were fully amortized and written-off when the refinancing of such debt occurred in 1997. Amortization expense on these deferred financing costs for the years ended December 31, 1997 and 1996 totaled $247,000 and $75,000, respectively. In connection with the refinancing of the Mortgage Debt, the Partnership paid $481,000 of refinancing costs in 1997 and is amortizing the costs over the related terms of the debt (see Note 5). At December 31, 1997 and 1996, accumulated amortization was $25,000 and $293,000, respectively.

 Income Taxes

  Provision for Federal and state income taxes has not been made in the accompanying financial statements since the Partnership does not pay income taxes but rather allocates its profits and losses to the individual partners. Significant differences exist between the net income for financial reporting purposes and the net income as reported on the Partnership's tax return. These differences are due primarily to the use, for income tax purposes, of accelerated depreciation methods, shorter depreciable lives of the assets, and different treatments of additional rental. As a result of these differences, the excess of the net Partnership liabilities reported in the accompanying consolidated financial statements over the tax basis in the net Partnership liabilities was $18,557,000 and $18,314,000, respectively as of December 31, 1997 and 1996.

 Cash and Cash Equivalents

  The Partnership considers all highly liquid investments with a maturity of three months or less at date of purchase to be cash equivalents.

 Statement of Financial Accounting Standards

  In 1996, the Partnership adopted Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Adoption of SFAS No. 121 did not have an effect on its financial statements.

NOTE 3. REVENUES

  On August 18, 1997, the Partnership completed a refinancing of its Mortgage Debt. In connection with the refinancing, the Partnership converted the Operating Lease with MHS to the Management Agreement (the "Conversion"). Prior to the Conversion, the Partnership recorded revenue based on the rental income to be received from MHS.

  Subsequent to the Conversion, the Partnership records revenue based on house profit generated by the Hotel. House profit reflects Hotel operating results, and represents gross hotel sales less property-level expenses,

                                Hanover Supp-46

                     HANOVER MARRIOTT LIMITED PARTNERSHIP
excluding depreciation and amortization, base and incentive management fees, real estate taxes, insurance and certain other costs, which are disclosed separately in the statement of operations. Revenues are recorded based on house profit of the Hotel because the Partnership has delegated substantially all of the operating decisions related to the generation of house profit from the Hotel to MHS.

  The following is a summary of Hotel revenues, as defined in the Management Agreement, for the years ended December 31, 1997, 1996 and 1995 (in thousands):

                                                         1997    1996    1995
                                                        ------- ------- -------
   HOTEL SALES
     Rooms............................................. $12,826 $11,710 $10,308
     Food and beverage.................................   8,933   8,246   7,288
     Other.............................................     691     767     764
                                                        ------- ------- -------
                                                         22,450  20,723  18,360
                                                        ------- ------- -------
   HOTEL EXPENSES
     Departmental direct costs
       Rooms...........................................   2,904   2,631   2,374
       Food and beverage...............................   6,267   5,964   5,356
     Other hotel operating expenses....................   5,288   5,214   4,739
                                                        ------- ------- -------
                                                         14,459  13,809  12,469
                                                        ------- ------- -------
   HOTEL REVENUES...................................... $ 7,991 $ 6,914 $ 5,891
                                                        ======= ======= =======

  Hotel revenues under the Management Agreement effective August 18, 1997 consist of Hotel operating results for the period August 18, 1997 to December 31, 1997 (in thousands):

                                                                          1997
                                                                         ------
   HOTEL SALES
     Rooms.............................................................. $4,796
     Food and beverage..................................................  3,392
     Other..............................................................    226
                                                                         ------
                                                                          8,414
                                                                         ------
   HOTEL EXPENSES
   Departmental direct costs
     Rooms..............................................................  1,130
     Food and beverage..................................................  2,534
   Other hotel operating expenses.......................................  1,965
                                                                         ------
                                                                          5,629
                                                                         ------
   HOTEL REVENUES....................................................... $2,785
                                                                         ======

NOTE 4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following as of December 31 (in thousands):

                                                               1997      1996
                                                             --------  --------
   Land and improvements.................................... $  3,219  $  3,203
   Building and improvements................................   32,386    32,433
   Furniture and equipment..................................   10,770     9,879
                                                             --------  --------
                                                               46,375    45,515
   Accumulated depreciation.................................  (16,391)  (15,665)
                                                             --------  --------
                                                             $ 29,984  $ 29,850
                                                             ========  ========

                                Hanover Supp-47

                     HANOVER MARRIOTT LIMITED PARTNERSHIP

NOTE 5. DEBT

  The Partnership originally entered into a loan agreement on November 24, 1986 (the "Original Loan") with a bank that provided $36.5 million to finance the acquisition of the Hotel. On October 26, 1989, the Partnership refinanced the Original Loan with a $37 million nonrecourse first mortgage loan (the "Mortgage Debt") which matured on October 16, 1996. The Mortgage Debt bore interest at a floating rate from October 27, 1994, through October 28, 1996 equal to 70 basis points over either (i) the London Interbank Offer Rate ("LIBOR") or (ii) an adjusted certificate of deposit rate. On October 28, 1996, the Partnership's $37 million Mortgage Debt matured without replacement financing in place. However, the Partnership secured an extension of the Mortgage Debt until October 24, 1997 provided that the Partnership would make a $10 million principal paydown on the Mortgage Debt by April 30, 1997. During the extension period the debt bore interest at LIBOR plus 2.0 percentage points and required quarterly principal amortization equal to all excess cash flow as defined in the extension agreement.

  On April 30, 1997, in connection with the tender offer for limited partnership units (see Note 1), Host Marriott funded a fully-amortizing $10 million subordinated loan to the Partnership (the "Subordinated Loan") that bears interest at a fixed rate of 14.5% over a 15-year term with required monthly payments. The Partnership used the proceeds of the Subordinated Loan to make the required principal payment under the mortgage loan extension agreement. If cash flow is insufficient to service the Subordinated Loan, the unpaid portion will be added to principal and interest will accrue.

  On August 18, 1997, the Partnership refinanced its Mortgage Debt with a then outstanding balance of $25.9 million with new mortgage debt ("New Mortgage Debt") of $29.9 million. The New Mortgage Debt bears interest at a fixed rate of 8.58% over its seven year term with required principal amortization based on a 25-year schedule. Pursuant to the Subordinated Loan, any proceeds from the New Mortgage Debt in excess of $27 million were to be used to repay the Subordinated Loan. Therefore, on August 18, 1997, $2.9 million was repaid on the Subordinated Loan. Pursuant to the limited partnership agreement, the remaining proceeds and cash held at the Partnership for refinancing were used to pay refinancing costs (see Note 2) and to repay debt service guarantee advances made by the General Partner in prior years. For 1997 and 1996, the weighted-average interest rate on the Partnership's mortgage debt was 7.9% and 6.4%, respectively.

  The New Mortgage Debt is secured by the Hotel and substantially all other assets of the Partnership, including furniture and equipment and the Partnership's rights under the assignment of the rents and leases (the "Collateral"). The Subordinated Loan is also secured by the Collateral but is subordinate to the New Mortgage Debt. Host Marriott and the General Partner also provided additional security on the Original Loan and the Mortgage Debt in the form of debt service guarantees in the aggregate amount of $7,200,000 (the "Guarantees"). On October 27, 1994 Host Marriott and the General Partner were released from their obligations to advance funds. As of December 31, 1997 and 1996, $3,400,000 remains outstanding under the Guarantees. All advances made under the Guarantees accrue interest at one percent over the prime rate as announced by Bankers Trust Company. Pursuant to the limited partnership agreement, $1,382,000 was paid on the Guarantees from loan refinancing proceeds. Accrued interest payable on the Guarantees as of December 31, 1997 and 1996, totaled $714,000 and $1,775,000, respectively. The weighted-average interest rate on these advances was 9.3% for 1997 and 1996.

  Prior to 1996, the General Partner advanced $127,000 to the Partnership as a working capital advance which accrues interest at one percent over the prime rate as announced by Bankers Trust Company. As of December 31, 1997 and 1996, $203,000 and $192,000, including accrued interest, was outstanding on the working capital advance, respectively, and is included in notes payable and related interest due to the General Partner in the accompanying financial statements.

                                Hanover Supp-48

                     HANOVER MARRIOTT LIMITED PARTNERSHIP

  In addition, the General Partner has provided a foreclosure guarantee to the lender of the New Mortgage Debt in the amount of $10 million. Pursuant to the terms of the foreclosure guarantee, amounts would be payable only upon a foreclosure of the Hotel and only to the extent that the gross proceeds from a foreclosure sale are less than $10 million.

NOTE 6. OPERATING LEASE AGREEMENT/MANAGEMENT AGREEMENT

  The Partnership, through an assignment of a lease from Host Marriott on November 24, 1986, acquired all rights to a 25-year operating lease with five 10-year renewal options to lease the Hotel to MHS. Effective August 18, 1997, this agreement was converted to a long-term management agreement with MHS.

 Operating Lease Agreement

  Annual Rental during the term of the Operating Lease was equal to the greater of:

    (i) Minimum Rental of $100,000; or

    (ii) Basic Rental equal to 80% of Operating Profit, as defined, reduced to 75% of Operating Profit after the Partnership has received $4,421,000 of cumulative Capital Receipts; or

    (iii) Adjusted Rental equal to debt service on the mortgage debt plus Partnership administration costs (collectively referred to as "Debt Service") plus the greater of: (a) a preferred return equal to $840,000 or
  (b) 50% of the amount by which Operating Profit exceeds Debt Service. In no event will Adjusted Rental exceed Operating Profit.

  The amount by which Adjusted Rental exceeded Basic Rental in any fiscal year was defined as Additional Rentals. Cumulative Additional Rentals were recoverable by MHS in any fiscal year when Basic Rental exceeded Adjusted Rentals, provided no loans from the General Partner or Host Marriott were then outstanding. Annual Rental was reduced by 50% of such excess to the extent cumulative Additional Rentals existed.

  For financial reporting purposes, Additional Rental was not recognized as revenue but was deferred and recorded as a liability on the balance sheet. As a result of the conversion of the Operating Lease to a management agreement, MHS forgave $5.1 million of Additional Rental, which was recorded as a liability in the Partnership's financial statements. The Partnership recorded an extraordinary gain related to this forgiveness.

  For 1997 and 1996, Basic Rental of $3,031,000 and $3,993,000, respectively was remitted to the Partnership by MHS. In accordance with the Operating Lease, MHS was entitled to $758,000 and $998,000 of Operating Profit for the period from January 1, 1997 to August 17, 1997 and the year ended December 31, 1996, respectively. In addition to the Annual Rental, MHS was required to pay real estate taxes and make annual contributions equal to 4% of sales net of interest to the property improvement fund on behalf of the Partnership. In accordance with the Operating Lease, annual contributions to the property improvement fund increased to 5% of sales net of interest at the beginning of 1997.

 Management Agreement

  Effective August 18, 1997, in conjunction with the refinancing of the Partnership's Mortgage Debt (see Note 5), the Operating Lease was converted to a long-term management agreement with MHS. The Management Agreement has an initial term expiring on December 31, 2011. Thereafter, the term is renewed automatically for each of five successive 10-year periods. Pursuant to the terms of the Management Agreement, MHS receives a base management fee equal to 3% of gross revenues. The Partnership is entitled to the first $4,650,000 of operating profit generated by the Hotel each fiscal year ("Owner's Priority"). Owner's Priority is increased by 10% of any Additional Invested Capital, as defined in the Management Agreement. In addition to a base

                                Hanover Supp-49

                     HANOVER MARRIOTT LIMITED PARTNERSHIP
management fee, MHS will be paid an incentive management fee of the next $400,000 from operating profit, as defined. Any cash remaining after the payment of the Owner's Priority and the incentive management fee will be allocated 75% to the Partnership and 25% to MHS. The Partnership may terminate the Management Agreement if in any two of three consecutive fiscal years there is an operating loss. MHS may, however, prevent termination by paying to the Partnership such amounts equal to the operating losses during such two fiscal years.

  Pursuant to the terms of the Management Agreement, MHS is required to furnish the Hotel with certain services ("Chain Services") which are generally provided on a central or regional basis to all hotels in MII's full service hotel system. Chain Services include central training, advertising and promotion, a national reservation system and such additional services, as needed, which may be more efficiently performed on a centralized basis. Costs and expenses incurred in providing such services are allocated among all domestic full service hotels managed, owned or leased by MII or its subsidiaries. In addition, MHS is required to furnish the Hotel with certain other services ("Central Office Services") such as executive supervision, planning and policy making, corporate finance, in-house legal services, research and development, and technical and operational expertise. The Hotel also participates in MII's Marriott's Reward Program ("MRP"). The cost of this program is charged to all hotels in MII's full service hotel system based upon the MRP sales at each hotel. The total amount of Chain and Central Office Services and MRP costs charged to the Partnership under the Management Agreement was $186,000 for the period August 18, 1997 to December 31, 1997.

  The Management Agreement and Operating Lease provide for the establishment of a property improvement fund for the Hotel which provides for the replacement of furniture, fixtures and equipment. Contributions to the property improvement fund are based on a percentage of gross hotel sales, net of interest income. Prior to 1997, contributions equaled 4% of hotel sales, net of interest income. Beginning in 1997 and thereafter, contributions are equal to 5% of hotel sales, net of interest income. Contributions to the property improvement fund for 1997 were $1.1 million.

  Under the Management Agreement, MHS received base and incentive management fees of $252,000 and $79,000, respectively, for the period August 18, 1997 through December 31, 1997.

NOTE 7. OFFICE SPACE RENTAL AGREEMENT

  On January 28, 1995, the Partnership entered into an agreement with Marriott Vacation Club International ("MVCI"), formerly known as Marriott Ownership Resorts, Inc., a wholly-owned subsidiary of MII. Under the terms of the five year lease with MVCI expiring in January 2000, MVCI funded the renovation of a portion of the Hotel's lounge into a junior ballroom (for use by the Hotel) and a MVCI sales office. The total cost of the renovations was $516,000. The lease with MVCI stipulates that $200,000 of those costs will be treated as rent concessions. Therefore, the Partnership will begin receiving rental payments of $18,123 in 1998, $55,600 in 1999 and $4,277 in 2000. In the event
MVCI chooses to exercise its right to terminate the lease agreement prior to the end of the five year term, any prepayment of rent by MVCI is non-refundable.

  In accordance with generally accepted accounting principles, the Partnership deferred the total rent due under the lease and is amortizing the deferred revenue on a straight-line basis over the lease term. For the years ended December 31, 1997, 1996 and 1995, the Partnership recognized $118,000, $119,000 and $110,000 of rent under the lease which is included in other revenues in the Statement of Operations. In addition, deferred revenue related to the lease totaled $169,000, $287,000 and $406,000 for the years ended December 31, 1997, 1996 and 1995.

                                Hanover Supp-50

NOTE 8. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

  The estimated fair values of financial instruments are shown below. The estimated fair values of financial instruments not included in this table are estimated to be equal to their carrying amounts (in thousands):

                           AS OF DECEMBER 31, 1997AS OF DECEMBER 31, 1996
                           ------------------------- -------------------------
                                         ESTIMATED                 ESTIMATED
                            CARRYING        FAIR      CARRYING        FAIR
                             AMOUNT        VALUE       AMOUNT        VALUE
                           -----------  ------------ -----------  ------------
Mortgage debt............. $    29,760   $    29,760 $    37,000   $    37,000
Subordinated loan.........       7,077         7,077         --            --
Notes payable and related
 interest due to General
 Partner..................       4,317         4,200       5,367         3,500
Additional Rental.........         --            --        6,099         2,000

  The estimated fair value of the mortgage debt is based on the expected future debt service payments discounted at estimated market rates. Additional rental paid by the Hotel lessee was valued based on the expected future payments from operating cash flow discounted at a risk-adjusted rate. As further explained in Note 6, upon the closing of the debt refinancing on August 18, 1997, MHS agreed to waive all claims to Additional Rental that had accrued prior to the conversion to a management agreement. Consequently, the estimated fair value of Additional Rental paid by the Hotel lessee is zero.

                                Hanover Supp-51

                      HANOVER MARRIOTT LIMITED PARTNERSHIP

                       CONDENSED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                     (IN THOUSANDS EXCEPT PER UNIT AMOUNTS)

                                                                   FIRST TWO
                                                                   QUARTERS
                                                                 --------------
                                                                  1998    1997
                                                                 ------  ------
REVENUES
  Hotel revenues................................................ $3,391  $  --
  Hotel rental..................................................    --    3,015
  Other.........................................................     55      55
                                                                 ------  ------
                                                                  3,446   3,070
                                                                 ------  ------
OPERATING COSTS AND EXPENSES
  Depreciation and amortization.................................    572     561
  Base management fees..........................................    296     --
  Incentive management fees.....................................    171     --
  Real estate taxes.............................................    236     186
  Insurance and other...........................................    127      19
                                                                 ------  ------
                                                                  1,402     766
                                                                 ------  ------
OPERATING PROFIT................................................  2,044   2,304
  Interest expense.............................................. (1,863) (1,717)
  Interest income...............................................     18      78
                                                                 ------  ------
NET INCOME...................................................... $  199  $  665
                                                                 ======  ======
ALLOCATION OF NET INCOME
  General Partner............................................... $   10  $   33
  Limited Partners..............................................    189     632
                                                                 ------  ------
                                                                 $  199  $  665
                                                                 ======  ======
NET INCOME PER LIMITED PARTNER UNIT (84 Units).................. $2,250  $7,524
                                                                 ======  ======


                  See Notes to Condensed Financial Statements.

                                Hanover Supp-52

                      HANOVER MARRIOTT LIMITED PARTNERSHIP

                            CONDENSED BALANCE SHEET
                                 (IN THOUSANDS)

                                                        JUNE 19,   DECEMBER 31,
                                                          1998         1997
                                                       ----------- ------------
                                                       (UNAUDITED)
                        ASSETS
Property and equipment, net...........................   $31,718     $29,984
Due from Marriott Hotel Services, Inc.................       355         204
Other assets..........................................       609         743
Cash and cash equivalents.............................       426       1,952
                                                         -------     -------
                                                         $33,108     $32,883
                                                         =======     =======
          LIABILITIES AND PARTNERS' DEFICIT
LIABILITIES
  Mortgage debt.......................................   $29,611     $29,760
  Subordinated loan from Host Marriott Corporation....     7,015       7,077
  Notes payable and related interest due to the
   General Partner....................................     4,473       4,317
  Accounts payable and accrued expenses...............       216          80
  Deferred revenue....................................       114         169
                                                         -------     -------
    Total Liabilities.................................    41,429      41,403
                                                         -------     -------
PARTNERS' DEFICIT
  General Partner.....................................      (342)       (352)
  Limited Partners....................................    (7,979)     (8,168)
                                                         -------     -------
    Total Partners' Deficit...........................    (8,321)     (8,520)
                                                         -------     -------
                                                         $33,108     $32,883
                                                         =======     =======


                  See Notes to Condensed Financial Statements.

                                Hanover Supp-53

                      HANOVER MARRIOTT LIMITED PARTNERSHIP

                       CONDENSED STATEMENT OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                  FIRST TWO
                                                                   QUARTERS
                                                                ---------------
                                                                 1998    1997
                                                                ------  -------
OPERATING ACTIVITIES
  Net income................................................... $  199  $   665
  Noncash items................................................    703      796
  Changes in operating accounts................................    (13)      96
                                                                ------  -------
    Cash provided by operating activities......................    889    1,557
                                                                ------  -------
INVESTING ACTIVITIES
  Additions to property and equipment, net..................... (2,306)    (156)
  Change in property improvement fund..........................    102     (372)
                                                                ------  -------
    Cash used in investing activities.......................... (2,204)    (528)
                                                                ------  -------
FINANCING ACTIVITIES
  Proceeds from subordinated loan..............................    --    10,000
  Repayments on mortgage debt..................................   (148) (10,505)
  Repayments on subordinated loan..............................    (63)     --
  Payment of financing costs...................................    --      (405)
                                                                ------  -------
    Cash used in financing activities..........................   (211)    (910)
                                                                ------  -------
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS............... (1,526)     119
CASH AND CASH EQUIVALENTS at beginning of period...............  1,952    2,557
                                                                ------  -------
CASH AND CASH EQUIVALENTS at end of period..................... $  426  $ 2,676
                                                                ======  =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for mortgage interest.............................. $1,488  $ 1,182
                                                                ======  =======


                  See Notes to Condensed Financial Statements.

                                Hanover Supp-54

                     HANOVER MARRIOTT LIMITED PARTNERSHIP

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

  1. The accompanying condensed financial statements have been prepared by Hanover Marriott Limited Partnership (the "Partnership") without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted from the accompanying statements. The Partnership believes the disclosures made are adequate to make the information presented not misleading. However, the condensed financial statements should be read in conjunction with the Partnership's financial statements and notes thereto for the fiscal year ended December 31, 1997 included elsewhere in the Form 10.

  In the opinion of the Partnership, the accompanying unaudited condensed consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Partnership as of June 19, 1998; the results of operations and cash flows for the first two quarters 1998 and 1997. Interim results are not necessarily indicative of fiscal year performance because of seasonal and short-term variations.

  For financial reporting purposes, net income of the Partnership is allocated 95% to the Limited Partners and 5% to Marriott Hanover Hotel Corporation (the "General Partner"). Net losses are allocated 100% to the General Partner. Significant differences exist between the net income for financial reporting purposes and the net income (loss) for Federal income tax purposes. These differences are due primarily to the use, for income tax purposes, of accelerated depreciation methods, shorter depreciable lives, no estimated salvage values for the assets and differences in the timing of the recognition of rental income.

  2. On August 18, 1997, the Partnership completed a refinancing of its mortgage debt. In addition to the refinancing, the Partnership converted the Operating Lease with MHS to the Management Agreement (the "Conversion"). Prior to the Conversion, the Partnership recorded revenue based on the rental income to be received from MHS.

  Annual rental during the term of the Operating Lease was equal to the greater of: (i) Minimum Rental of $100,000; or (ii) Basic Rental equal to 80% of Operating Profit, as defined, reduced to 75% of Operating Profit after the Partnership received $4,421,000 of cumulative Capital Receipts, as defined in the Operating Lease; or (iii) Adjusted Rental equal to debt service on the mortgage debt plus Partnership administration costs (collectively referred to as "Debt Service") plus the greater of: (a) a preferred return equal to $840,000 or (b) 50% of the amount by which Operating Profit exceeded Debt Service. In no event was Adjusted Rental to exceed Operating Profit.

  The amount by which Adjusted Rental exceeded Basic Rental in any fiscal year was defined as Additional Rentals. Cumulative Additional Rentals were recoverable by MHS in any fiscal year when Basic Rental exceeded Adjusted Rentals, provided no loans from the General Partner or Host Marriott were then outstanding. Annual Rental was reduced by 50% of such excess to the extent cumulative Additional Rentals existed. In addition to the Annual Rental, MHS was required to pay real estate taxes.

  Subsequent to the Conversion, the Partnership records revenue based on house profit generated by the Hotel. House profit reflects Hotel operating results, and represents gross hotel sales less property-level expenses, excluding depreciation and amortization, base and incentive management fees, real estate taxes, insurance and certain other costs, which are disclosed separately in the statement of operations. Revenues are recorded based on house profit of the Hotel because the Partnership has delegated substantially all of the operating decisions related to the generation of house profit from the Hotel to MHS.

  On November 20, 1997 the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board reached a consensus on EITF 97-2, "Application of FASB Statement No. 94 and APB Opinion No. 16 to

                                Hanover Supp-55

                     HANOVER MARRIOTT LIMITED PARTNERSHIP

Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements." EITF 97-2 addresses the circumstances in which a management entity may include the revenues and expenses of a managed entity in its financial statements.

  The Partnership is assessing the impact of EITF 97-2 on its policy of excluding the property level revenues and operating expenses of the Hotel from its statements of operations. If the Partnership concludes that EITF 97-2 should be applied to the Hotel, it would include operating results of this managed operation in its financial statements. Application of EITF 97-2 to financial statements as of and for the first two quarters 1998 would have increased both revenues and operating expenses by approximately $6.5 million and would have no impact on operating profit or net income.

  The following is a summary of Hotel revenues, as defined in the Management Agreement (in thousands):

                                                                    FIRST TWO
                                                                    QUARTERS
                                                                  -------------
                                                                   1998   1997
                                                                  ------ ------
   HOTEL SALES
     Rooms....................................................... $6,047 $6,047
     Food and beverage...........................................  3,520  4,181
     Other.......................................................    310    355
                                                                  ------ ------
                                                                   9,877 10,583
                                                                  ------ ------
   HOTEL EXPENSES
     Departmental direct costs
       Rooms.....................................................  1,413  1,308
       Food and beverage.........................................  2,641  2,807
       Other hotel operating expenses............................  2,432  2,491
                                                                  ------ ------
                                                                   6,486  6,606
                                                                  ------ ------
   HOTEL REVENUES................................................ $3,391 $3,977
                                                                  ====== ======

  3. On April 17, 1998, Host Marriott Corporation ("Host Marriott"), parent company of the General Partner of the Partnership, announced that its Board of Directors authorized Host Marriott to reorganize its business operations to qualify as a real estate investment trust ("REIT") to become effective as of January 1, 1999. As part of the REIT conversion, Host Marriott formed a new operating partnership (the "Operating Partnership"), and limited partners in certain Host Marriott full-service hotel partnerships and joint ventures, including Hanover Marriott Limited Partnership, are expected to be given an opportunity to receive, on a tax-deferred basis, Operating Partnership units in the Operating Partnership in exchange for their current limited partnership interests. The Operating Partnership units would be redeemable by the limited partner for freely traded Host Marriott shares (or the cash equivalent thereof) at any time after one year from the closing of the merger. In connection with the REIT conversion, on June 2, 1998, the Operating Partnership filed a Registration Statement on Form S-4 with the Securities and Exchange Commission. Limited partners will be able to vote on this Partnership's participation in the merger later this year through a consent solicitation.

                                Hanover Supp-56

                              HOST MARRIOTT, L.P.

                       SUPPLEMENT DATED      , 1998 FOR
        PROSPECTUS/CONSENT SOLICITATION STATEMENT DATED     , 1998 FOR
                  MARRIOTT DIVERSIFIED AMERICAN HOTELS, L.P.

  On the terms described in the Prospectus/Consent Solicitation Statement (the
"Consent Solicitation"), dated      , 1998, of which this Supplement (the
"Supplement") is a part, Host Marriott Corporation ("Host") has adopted a plan to restructure its business operations so that it will qualify as a real estate investment trust ("REIT"). As part of this restructuring (the "REIT Conversion"), Host and its consolidated subsidiaries will contribute their full-service hotel properties and certain other businesses and assets to Host Marriott, L.P. (the "Operating Partnership") in exchange for units of limited partnership interest in the Operating Partnership ("OP Units") and the assumption of liabilities. The sole general partner of the Operating Partnership will be Host Marriott Trust ("Host REIT"), the entity into which Host will merge as part of the REIT Conversion. Host REIT expects to qualify as a REIT beginning with its first full taxable year after closing of the REIT Conversion, which Host REIT currently expects to be the year beginning January 1, 1999.

  Following the REIT Conversion and the Blackstone Acquisition, the Operating Partnership and its subsidiaries initially will own outright, or have controlling interests in, approximately 120 full-service hotels operating primarily under the Marriott, Ritz-Carlton, Four Seasons, Swissotel and Hyatt brand names (the "Hotels").

  As part of the REIT Conversion, the Operating Partnership is proposing to acquire by merger (the "Mergers") Marriott Diversified American Hotels, L.P., a Delaware limited partnership ("MDAH") or the "Partnership"), and up to seven other limited partnerships (the "Partnerships") that own full-service hotels in which Host or its subsidiaries are general partners. As more fully described in the Consent Solicitation, limited partners of those Partnerships that participate in the Mergers will receive either OP Units or, at their
election, unsecured   % Callable Notes due December 15, 2005 issued by the
Operating Partnership ("Notes"), in exchange for their partnership interests in such Partnerships (with respect to the Partnerships, those limited partners of the Partnerships who are unaffiliated with Host are referred to herein as the "Limited Partners," and with respect to MDAH, the "MDAH Limited Partners").

  Beginning one year after the Mergers, Limited Partners who retain OP Units will have the right to redeem their OP Units at any time and receive, at the election of Host REIT, either freely tradeable, New York Stock Exchange listed Common Shares of Host REIT on a one-for-one basis (subject to adjustment) or cash in an amount equal to the market value of such shares (the "Unit Redemption Right").

  The number of OP Units to be allocated to MDAH will be based upon (i) its Exchange Value (as defined herein) and (ii) the price attributed to an OP Unit following the Merger, determined as described herein (but in no event greater
than $   per OP Unit). The principal amount of Notes that MDAH Limited
Partners may elect to receive in exchange for the OP Units received in the Merger will be based upon MDAH's Note Election Amount (as defined herein). See "Determination of Exchange Value of MDAH and Allocation of OP Units." The estimated Exchange Value and Note Election Amount set forth herein may increase or decrease as a result of various adjustments, and will be finally calculated shortly before the Effective Date. Pursuant to the Merger, MDAH Limited Partners have an estimated Exchange Value of $109,216 per Partnership Unit and a Note Election Amount of $98,343 per Partnership Unit.

RISK FACTORS

  In deciding whether to approve the Merger, MDAH Limited Partners should consider certain risks and other factors. The General Partner believes that MDAH Limited Partners should particularly consider the following, which should be read in conjunction with the information in the Consent Solicitation under "Risk Factors" and "Federal Income Tax Consequences:"

  . Substantial Benefits to Related Parties. Host REIT and its subsidiaries will realize substantial benefits from the Mergers and the REIT Conversion, including savings from a substantial reduction in corporate-

                                  MDAH Supp-1
   level income taxes expected as a result of the REIT Conversion. To the extent that such anticipated benefits of the REIT Conversion are reflected in the value of Host's common stock prior to the Effective Date, such benefits will not be shared with the Limited Partners. Because of Host's significant ownership position in certain Partnerships, the failure of one or more of these Partnerships to participate in a Merger likely would require that Host contribute some or all of its ownership interest in the Non-Participating Partnership to a taxable Non-Controlled Subsidiary, which would materially reduce the benefit to Host of the REIT Conversion as it applies to that interest.

  . Absence of Arm's Length Negotiations. No independent representative was retained to negotiate on behalf of the MDAH Limited Partners or the other Limited Partners. Although the General Partner has obtained the Appraisals and the Fairness Opinion from AAA, AAA has not negotiated with the General Partner or Host and has not participated in establishing the terms of the Mergers. Consequently, the terms and conditions of the Mergers may have been more favorable to the MDAH Limited Partners or the other Limited Partners if such terms and conditions were the result of arm's length negotiations.

  . Other Conflicts of Interest. The Mergers, the REIT Conversion and the recommendations of the General Partner involve the following conflicts of interest because of the relationships among Host, the Operating Partnership, the General Partner and SLC: (i) the General Partners, which are all subsidiaries of Host (except for PHLP, in which Host is the General Partner), must assess whether a Merger is fair and equitable to the Limited Partners of its Partnership, which involves considerations for Host and its subsidiaries that are different from those that affect the Limited Partners, (ii) the terms of the Leases of the Hotels, including MDAH's Hotels, will be determined by Host, which will distribute the common stock of SLC, the parent of the Lessees, to its shareholders after such terms have been set and (iii) the terms of the Partnership Agreement, including provisions which benefit Host REIT, have been determined by Host. Such conflicts may result in decisions that do not fully reflect the interests of all Limited Partners, including the MDAH Limited Partners.

  . Uncertainties at the Time of Voting Include the Number of OP Units to be
    Received. There are several uncertainties at the time the MDAH Limited Partners must vote on the Merger, including (i) the exact Exchange Value for MDAH (which will be adjusted for changes in lender and capital expenditures reserves, indebtedness, deferred maintenance and other items prior to the Effective Date), (ii) the price of the OP Units for purposes of the Merger, which will be determined by reference to the post-Merger trading prices of Host REIT's Common Shares and which, together with the Exchange Value, will determine the number of OP Units the MDAH Limited Partners will receive and (iii) the exact principal amount of the Notes that may be received in exchange for OP Units, which cannot be known until after the vote on the Merger. For these reasons, the MDAH Limited Partners cannot know at the time they vote on the Merger these important aspects of the Merger.

  . Exchange Value May Not Equal Fair Market Value of MDAH's Hotels.  Each
    MDAH Limited Partner who retains OP Units will receive consideration with a deemed value equal to the Exchange Value of such MDAH Limited Partner's Partnership Interest. The determination of the Exchange Value of MDAH involves numerous estimates and assumptions. There is no assurance that the Exchange Value of MDAH will equal the fair market value of the Hotels and other assets contributed by MDAH. See "Determination of Exchange Value of MDAH and Allocation of OP Units."

  . Allocation of OP Units to Host REIT is Different from Allocation of OP
    Units to Limited Partners. Host REIT will receive in the aggregate a number of OP Units (including OP Units allocated to the General Partners of the Partnerships) equal to the number of shares of Host common stock outstanding on the Effective Date (and, if Host has outstanding shares of preferred stock at the time of the REIT Conversion, a corresponding number of preferred partnership interests in the Operating Partnership), which should fairly represent the market value of Host REIT but may not be equal to the fair market or net asset value of the Hotels and other assets that Host will contribute to the Operating Partnership. The Partnerships will receive OP Units in the Mergers with a deemed value equal to the Exchange Value of such Partnership. The different methods of allocating OP Units may result in Limited Partners not receiving the fair market value of their Partnership Interests and Host REIT receiving a higher percentage of the

                                  MDAH Supp-2
   interests in the Operating Partnership. See "Determination of Exchange Values and Allocation of OP Units."

  . Price of OP Units Might Be Less than the Fair Market Value of the MDAH
    Limited Partners' Partnership Interests. The price of an OP Unit, for purposes of the Mergers and the REIT Conversion, will be equal to the average closing price on the NYSE of a Host REIT Common Share for the first 20 trading days after the Effective Date of the Mergers (but in no
    event greater than $    per share). It is likely that, over time, the
    value of the publicly traded Common Shares of Host REIT (and therefore the value of the OP Units) will diverge from the deemed value of the OP Units used for purposes of the Mergers. This could result in the MDAH Limited Partners receiving OP Units with an actual value that is less than either the price of the OP Units for purposes of the Mergers or the fair market value of their Partnership Interests.

  . Inability of MDAH Limited Partners to Redeem OP Units for One Year. MDAH Limited Partners who elect to retain OP Units received in the Merger will be unable to redeem such OP Units for one year following the Merger. Until then, MDAH Limited Partners will bear the risk of illiquidity.

  . Value of the Notes Will Be Less than the Exchange Value of MDAH. At the same time that he votes on the Merger, each MDAH Limited Partner also may elect to receive at the time of the Merger, in exchange for OP Units, an unsecured, seven-year Note of the Operating Partnership with a principal amount equal to the Note Election Amount of his Partnership Interest, which is based upon numerous assumptions and estimates. The deemed value of the OP Units to be received by the MDAH Limited Partners will exceed the principal amount of the corresponding Notes (because the Exchange Value will be higher than the Note Election Amount) and there is no assurance that the Note an MDAH Limited Partner receives will have a value equal to either (i) the fair market value of the MDAH Limited Partner's share of the Hotels and other assets owned by MDAH or (ii) the principal amount of the Note. There will be no public market for the Notes. If the Notes are sold, they may sell at prices substantially below their issuance price. Noteholders are likely to receive the full principal amount of a Note only if they hold the Note to maturity, which is December 15, 2005, or if the Operating Partnership repays the Notes prior to maturity. Because the Notes are unsecured obligations of the Operating Partnership, they will be effectively subordinated to all secured debt of the Operating Partnership and all obligations of both the Participating Partnerships and the Operating Partnership's other subsidiaries. See "Description of the Notes." As of June 19, 1998, on a pro forma basis assuming the Full Participation Scenario, the Operating Partnership would have had aggregate consolidated debt of approximately $5.1 billion to which the Notes were effectively subordinated or which rank equally with such Notes.

  . Current Host Common Stock Price May Not Necessarily Be Indicative of the
    Price of Host REIT Common Shares Following the REIT Conversion. Host's current stock price is not necessarily indicative of how the market will value Host REIT Common Shares following the REIT Conversion. The current stock price of Host reflects the current market valuation of Host's current business and assets (including the SLC common stock and the cash or securities to be distributed in connection with the REIT Conversion) and not the business and assets of Host REIT following the REIT Conversion.

  .  Adverse Tax Consequences to the General Partner of a Sale of the
     Hotel. In past years, MDAH has disproportionately allocated tax losses to the General Partner, with the result that if the MDAH Hotels were to be sold in a taxable transaction, the General Partner (and thus Host) would incur a disproportionately larger tax gain than the MDAH Limited Partners. Accordingly, the General Partner and Host have an additional conflict of interest in deciding the appropriate course of action for MDAH with respect to its Hotels.

  .  Fundamental Change in Nature of Investment; Potential
     Underperformance. The Mergers and the REIT Conversion involve a fundamental change in the nature of an MDAH Limited Partner's investment from holding an interest in MDAH, which was structured to make cash flow distributions (some of which were tax sheltered), is a finite-life entity, has a fixed portfolio of six Hotels and distributes partially tax sheltered cash flow from the operation of such Hotels to the MDAH Limited Partners, to holding an interest in an infinite-life, operating real estate company with a portfolio of approximately 120 Hotels that
     (i) collects and distributes to its limited partners rents received from the Lessees (which will bear the risks and receive

                                  MDAH Supp-3
   the direct benefits of the Hotels' operations), (ii) has the ability to acquire additional hotels, (iii) is able to reinvest proceeds from sales or refinancings of existing Hotels in other hotels and (iv) has a publicly traded general partner. In addition, each MDAH Limited Partner's investment will change from one that allows an MDAH Limited Partner to receive a return of capital in the form of distributions from any net proceeds of a sale or refinancing of MDAH's assets to an investment in which an MDAH Limited Partner who retains OP Units likely would realize a return of capital only through the exercise of the Unit Redemption Right. An MDAH Limited Partner's share of the liquidation proceeds, if any, from the sale of an MDAH Hotel or Hotels could be higher than the amount realized upon exercise of the Unit Redemption Right (or payments on any Note received by an MDAH Limited Partner who elects to exchange his OP Units for such Note). An investment in the Operating Partnership may not outperform an investment in MDAH. See "Comparison of Ownership of Partnership Interests, OP Units and Common Shares."

  . Exposure to Market and Economic Conditions of Other Hotels. As a result of the Merger, MDAH Limited Partners who elect to retain OP Units will own interests in a much larger enterprise with a broader range of assets than MDAH individually. A material adverse change affecting the Operating Partnership's assets will affect all Limited Partners, including MDAH Limited Partners, regardless of whether a particular Limited Partner previously was an investor in such affected assets. MDAH owns discrete assets and the Mergers and the REIT Conversion will significantly diversify the types and geographic locations of the Hotels in which the MDAH Limited Partners will have interests. As a result, the Hotels owned by the Operating Partnership may be affected differently by economic and market conditions than those Hotels previously owned by MDAH.

  . MDAH Limited Partners Have No Cash Appraisal Rights. MDAH Limited Partners who vote against the Merger have no right to receive cash based upon an appraisal of their Partnership Interests.

  .  Uncertainties as to the Size and Leverage of the Operating
     Partnership. The MDAH Limited Partners cannot know at the time they vote on the Merger the exact size and amount of leverage of the Operating Partnership. Host is an existing operating company that regularly issues and repays debt, acquires additional hotels and disposes of existing hotels. Also, some or all of the Partnerships may elect not to participate in a Merger. In addition, outside partners in certain Private Partnerships may not consent to a lease of their partnership's Hotel(s). In either such case, Host will contribute its interests in such Partnerships and Private Partnerships to the Operating Partnership, but the Operating Partnership may, in turn, contribute such interests to a Non-Controlled Subsidiary, which will be subject to corporate-level income taxation. Host also may repurchase outstanding securities or issue new debt or equity securities prior to the consummation of the Mergers and the REIT Conversion.

  . Lack of Control over Hotel Operations. Due to current federal income tax law restrictions on a REIT's ability to derive revenues directly from the operation of a hotel, the Operating Partnership will lease virtually all of its consolidated Hotels to the Lessees, which will operate the Hotels by continuing to retain the Managers pursuant to the Management Agreements. The Operating Partnership will not operate the Hotels or participate in the decisions affecting the daily operations of the Hotels. The Operating Partnership will have only a limited ability to require the Lessees or the Managers to operate or manage the Hotels in any particular manner and no ability to govern any particular aspect of their day-to-day operation or management. Therefore, the Operating Partnership will be dependent for its revenue upon the ability of the Lessees and the Managers to operate and manage the Hotels.

  . Expiration of Leases and Possible Inability to Find Other Lessees. The
    Leases will expire seven to ten years after the Effective Date and there can be no assurance that such Leases will be renewed (or if renewed, will be renewed on terms as favorable to the Operating Partnership). If the Leases are not renewed, the Operating Partnership will be required to find other lessees, which lessees must meet certain requirements set forth in the Management Agreements. There can be no assurance that satisfactory lessees could be found or as to the terms and conditions on which the Operating Partnership would be able to renew the Leases or enter into new leases with such lessees.

  . Requisite Vote of MDAH Limited Partners Binds All MDAH Limited Partners. For MDAH, approval by a majority of the Partnership Interests of MDAH that are eligible to be voted is required to approve

                                  MDAH Supp-4
   the Merger, as described in "Voting Procedures--Required Vote and Other Conditions." Such approval will cause MDAH to participate in the Merger and will bind all MDAH Limited Partners, including MDAH Limited Partners who voted against or abstained from voting with respect to the Merger.

  . Substantial Indebtedness of the Operating Partnership. The Operating Partnership will have substantial indebtedness. As of June 19, 1998, on a pro forma basis assuming the Full Participation Scenario, the Operating Partnership would have had outstanding indebtedness totaling approximately $5.1 billion, which represents a % debt-to-total market capitalization ratio on a pro forma basis at such date (based upon a price per Common Share of Host REIT of $ ). The Operating Partnership's business is capital intensive and it will have significant capital requirements in the future. The Operating Partnership's leverage level could affect its ability to (i) obtain financing in the future, (ii) undertake refinancings on terms and subject to conditions deemed acceptable by the Operating Partnership, (iii) make distributions to partners, (iv) pursue its acquisition strategy or (v) compete effectively or operate successfully under adverse economic conditions.

  . No Limitation on Debt. There are no limitations in Host REIT's or the Operating Partnership's organizational documents which limit the amount of indebtedness either may incur, although both the Notes and the Operating Partnership's other debt instruments will contain certain restrictions on the amount of indebtedness that the Operating Partnership may incur.

  . Rental Revenues from Hotels Subject to Rights of Lenders. In accordance with the mortgage loan agreements with respect to outstanding indebtedness of certain Hotel Partnerships, the rental revenues received by such Hotel Partnerships under certain Leases first will be used to satisfy the debt service on such outstanding indebtedness with only the cash flow remaining after debt service being available to satisfy other obligations of the Hotel Partnership (including paying property taxes and insurance, funding the required FF&E reserves for the Hotels and capital improvements and paying debt service with respect to unsecured debt) and make distributions to holders of OP Units.

  . Ownership Limitations. No person or group may own, actually or constructively (as determined under the applicable Code provisions), (i) in excess of 9.8% of the number or value of outstanding Common Shares of Host REIT or (ii) in excess of 4.9% of the value of the OP Units (other than Host REIT and The Blackstone Group), subject to waiver or modification by Host REIT or the Operating Partnership, as the case may be, in certain limited circumstances.

  . Timing of the REIT Conversion. If the REIT Conversion does not occur in time for Host REIT to elect REIT status effective January 1, 1999, the effectiveness of Host REIT's election could be delayed to January 1, 2000, which would result in Host REIT continuing to pay corporate-level income taxes in 1999 and could cause the Blackstone Acquisition not to be consummated.

  . Effect of Subsequent Events upon Recognition of Gain. Even though the MDAH Limited Partners (other than those who elect to receive a Note in exchange for OP Units) generally are not expected to recognize significant taxable gain at the time of the Merger, there are a variety of events and transactions (including the sale of one or more of the Hotels currently owned by MDAH or the reduction of indebtedness securing one or more of the Hotels) that could cause an MDAH Limited Partner to recognize all or a part of the gain that otherwise has been deferred through the REIT Conversion. See "Federal Income Tax Consequences--Tax Treatment of MDAH Limited Partners Who Hold OP Units Following the Merger." Certain Hotels (including the Blackstone Hotels) will be covered by agreements with third parties which will restrict the Operating Partnership's ability to dispose of those properties or refinance their debt. In addition, if Atlanta Marquis participates in the Mergers, the Operating Partnership will succeed to an existing agreement that will restrict its ability to dispose of the Atlanta Marquis Hotel or to refinance the debt secured by such Hotel without compensating certain outside partners for the resulting adverse tax consequences. As for the remaining initial properties (including the Hotels owned by MDAH), the partnership agreement of the Operating Partnership, which is substantially in the form attached to the Consent Solicitation as Appendix A (the "Partnership Agreement"), does not impose any restrictions on the Operating Partnership's ability to dispose of the Hotels or to refinance debt secured by the Hotels (but the Operating Partnership is obligated to pay any taxes Host REIT incurs as a result of such

                                  MDAH Supp-5
   transactions). In addition, the Partnership Agreement provides that Host REIT, as general partner of the Operating Partnership, is not required to take into account the tax consequences of the limited partners in deciding whether to cause the Operating Partnership to undertake specific transactions (but the Operating Partnership is obligated to pay any taxes that Host REIT incurs as a result of such transaction) and the limited partners have no right to approve or disapprove such transactions. See "Description of OP Units--Sales of Assets."

  . Election to Exchange OP Units for Notes. An MDAH Limited Partner who elects to receive a Note in connection with the Merger in exchange for his OP Units will be treated as having made a taxable disposition of his Partnership Interest. An MDAH Limited Partner who receives a Note may be eligible to defer at least a portion, but not all, of that gain under the "installment sale" rules. An MDAH Limited Partner with a "negative capital account" with respect to his Partnership Interest who elects to receive a Note will recognize "phantom income" in that amount at the time of the Merger in any event. See "Federal Income Tax Consequences-- Tax Treatment of MDAH Limited Partners Who Exercise Their Right to Make the Note Election."

  . Competition in the Lodging Industry. The profitability of the Hotels is subject to general economic conditions, the management abilities of the Managers (including primarily Marriott International), competition, the desirability of particular locations and other factors relating to the operation of the Hotels. The full-service segment of the lodging industry, in which virtually all of the Hotels operate, is highly competitive and the Hotels generally operate in geographical markets that contain numerous competitors. The Hotels' success will be dependent, in large part, upon their ability to compete in such areas as access, location, quality of accommodations, room rate structure, the quality and scope of food and beverage facilities and other services and amenities. The lodging industry, including the Hotels (and thus the Operating Partnership), may be adversely affected in the future by (i) national and regional economic conditions, (ii) changes in travel patterns, (iii) taxes and government regulations which influence or determine wages, prices, interest rates, construction procedures and costs, (iv) the availability of credit and (v) other factors beyond the control of the Operating Partnership.

  . Failure of Host REIT to Qualify as a REIT for Tax Purposes. Taxation of Host REIT as a corporation if it fails to qualify as a REIT, and Host REIT's subsequent liability for federal, state and local taxes on its income and property, would, among other things, have the effect of reducing cash available for distribution to Host REIT's shareholders and materially reducing the value of the Common Shares and OP Units.

  . Failure of the Operating Partnership to Qualify as a Partnership for Tax Purposes. Taxation of the Operating Partnership as a corporation if it fails to qualify as a partnership and the Operating Partnership's subsequent liability for federal, state and local income taxes would, among other things, have the effect of reducing cash available for distribution to holders of OP Units, would cause Host REIT to fail to qualify as a REIT for tax purposes and would cause the holders of OP Units to recognize substantial taxable gain at the time the Operating Partnership ceases to qualify as a partnership.

  . Failure of the Leases to Qualify as Leases. If the leases of the Hotels to the Lessee were to be disregarded for tax purposes (for example, because the Lease was determined to lack economic substance), Host REIT could fail to qualify as a REIT and the Operating Partnership might be treated as a corporation for federal income tax purposes, which would have a material adverse impact on the MDAH Limited Partners and the value of the OP Units.

  . Change in Tax Laws. No assurance can be provided that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to Host REIT's qualification as a REIT or the federal income tax consequences of such qualification.

  . MDAH Limited Partners Need to Consult with Their Own Tax Advisors.
    Because the specific tax attributes of an MDAH Limited Partner and the facts regarding such MDAH Limited Partner's interest in MDAH could have a material impact on the tax consequences to such MDAH Limited Partner of the Merger, the subsequent ownership and disposition of OP Units or Notes and/or the subsequent ownership

                                 MDAH Supp- 6
   and disposition of Common Shares, it is essential that each MDAH Limited Partner consult with his own tax advisors regarding the application of federal, foreign and state and local tax laws to such MDAH Limited Partner's personal tax situation.

  . Effect of Possible Classification as a Publicly Traded Partnership on
    Passive Losses. There is a significant possibility that the Operating Partnership could be classified as a "publicly traded partnership," in which event the MDAH Limited Partners would not be able to use suspended passive activity losses from other investments (including from MDAH) to offset income from the Operating Partnership. It is estimated that each MDAH Limited Partner who purchased his Partnership Interest at the time of the original offering of such Interests, has held such Partnership Interest continuously since that time and whose Partnership Interest has been his only investment in a passive activity, would have a passive activity loss carryforward as of December 31, 1998.



  Because REITs are not permitted under current federal income tax law to derive revenues directly from the operation of hotels, the Operating Partnership will lease the Hotels to lessees (the "Lessees") that will operate the Hotels under the existing management agreements and pay rent to the Operating Partnership, as more fully described herein. The Lessees generally will be indirect controlled subsidiaries of HMC Senior Communities, Inc. ("SLC"), which currently is a wholly owned subsidiary of Host. SLC will become a separate public company when Host distributes the common stock of SLC and other considerations to its existing shareholders and the Blackstone Entities in connection with Host's distribution of its accumulated earnings and profits, which Host REIT is required to do in order to qualify as a REIT. Shares of Host REIT and SLC will become separately traded securities and the companies will operate independently. There will be no overlap between the boards of Host REIT and SLC. There will be a substantial overlap of shareholders of the two companies initially, but this likely will diverge over time.


  MARRIOTT MDAH ONE CORPORATION (THE "GENERAL PARTNER"), THE GENERAL PARTNER OF MDAH, BELIEVES THAT THE MERGER PROVIDES SUBSTANTIAL BENEFITS AND IS FAIR TO THE MDAH LIMITED PARTNERS AND RECOMMENDS THAT ALL MDAH LIMITED PARTNERS VOTE FOR THE MERGER.

  The effects of the Mergers may be different for Limited Partners of the various Partnerships. This Supplement has been prepared to highlight for MDAH Limited Partners the specific risks, benefits, effects and fairness of the Merger to them and to provide other information specific to MDAH. Supplements have also been prepared for each of the other Partnerships. This Supplement, together with the supplements of the other Partnerships (collectively, the "Supplements"), are part of the Consent Solicitation. Upon receipt of a written request by a Limited Partner or his representative so designated in writing, the General Partner will send a copy of any Supplement without charge. All requests for a copy of a Supplement should be directed to:
Investor Relations, 10400 Fernwood Road, Bethesda, Maryland 20817, telephone number 301-380-2070 (between the hours of 9:00 a.m. and 4:00 p.m., eastern time).

  All cross-references refer to the Consent Solicitation unless the context indicates otherwise. Capitalized terms not defined herein shall have the meaning set forth in the Consent Solicitation. The information contained herein, unless otherwise indicated, assumes the REIT Conversion occurs with all Partnerships participating and no Notes being issued (the "Full Participation Scenario").

EXPECTED BENEFITS OF THE MERGER

  The General Partner believes that participating in the Merger would likely be beneficial to the MDAH Limited Partners for the reasons set forth below. This information is qualified by and should be read in conjunction with the information in the Consent Solicitation under "Background and Reasons for the Mergers and the REIT Conversion--Reasons for the Mergers." These benefits, which should be viewed as alternatives to continuing the business and operations of MDAH, are expected to include:

  . MDAH Limited Partners who elect to retain OP Units in the Merger will receive OP Units with an estimated Exchange Value equal to $109,216 per Partnership Unit.

                                  MDAH Supp-7

  . Enhanced Liquidity of Investment. The REIT Conversion will offer MDAH
    Limited Partners significantly enhanced liquidity with respect to their investments in MDAH because, commencing one year following the Effective Date, MDAH Limited Partners who retain OP Units will be able to exercise their Unit Redemption Right at any time, subject to certain limited exceptions. Host has approximately 204 million shares of common stock outstanding and is expected to have a total common equity market
    capitalization of approximately $   billion after giving effect to the
    estimated $    million earnings and profits distribution (based on Host's
    $   closing price per share on the NYSE on      , 1998). The exercise of
    the Unit Redemption Right, however, generally would result in recognition of taxable income or gain at that time.

  . Public Market Valuation of Assets. The Partnership Units of MDAH currently trade at a discount to the net asset value of MDAH's assets. In contrast, the General Partner believes that by exchanging interests in MDAH, which is a non-traded, finite-life limited partnership with a fixed portfolio for interests in an infinite-life publicly traded real estate company focused primarily on a more diverse and growing full-service hotel portfolio and providing valuations based upon publicly traded Common Shares of Host REIT, the MDAH Limited Partners will have the opportunity to participate in the recent trend of ownership toward real estate through a publicly traded entity, which, in many instances, has resulted in market valuations of public real estate companies in excess of the estimated net asset values of those companies. There can be no assurance, however, that the Common Shares of Host REIT will trade at a premium to the private market values of the Operating Partnership's assets or that the relative pricing differential will not change or be eliminated in the future. Also, the benefit of Host's conversion to a REIT will not be shared by the MDAH Limited Partners if and to the extent that such benefit is reflected in the market valuation of Host's common stock prior to the REIT Conversion.

  . Regular Quarterly Cash Distributions. The General Partner expects that the Operating Partnership will make regular quarterly cash distributions to holders of OP Units. The General Partner expects that these distributions will be higher than the estimated cash distributions for 1998 of MDAH, and, in any event, the ability to receive distributions quarterly and in regular amounts would be enhanced. For additional information regarding historical and estimated future distributions for MDAH and the other Partnerships, see "Background and Reasons for the Mergers and the REIT Conversion--Reasons for the Mergers."

  . Substantial Tax Deferral. The General Partner expects that MDAH Limited Partners who do not elect to receive a Note in exchange for OP Units generally should be able to obtain the benefits of the Merger while continuing to defer recognition for federal income tax purposes of at least a substantial portion, if not all, of the gain with respect to their Partnership Interests that otherwise would be recognized in the event of a liquidation of MDAH or a sale or other disposition of its assets in a taxable transaction. Thereafter, such MDAH Limited Partners generally should be able to defer at least a substantial portion of such built-in gain until they elect to exercise their Unit Redemption Right or one or more of the Hotels currently owned by MDAH are sold or otherwise disposed of in a taxable transaction by the Operating Partnership or the debt now secured by such Hotels is repaid, prepaid or substantially reduced. The federal income tax consequences of the Merger are highly complex and, with respect to each MDAH Limited Partner, are dependent upon many variables, including the particular circumstances of such MDAH Limited Partner. See "Federal Income Tax Consequences--Tax Consequences of the Merger." Each MDAH Limited Partner is urged to consult with his own tax advisors as to the consequences of the Merger in light of his particular circumstances.

  . Risk Diversification. Participation in the Merger, as well as future hotel acquisitions by the Operating Partnership, will reduce the dependence of MDAH Limited Partners upon the performance of, and the exposure to the risks associated with, MDAH's Hotels and spread such risk over a broader and more varied portfolio, including more diverse geographic locations and multiple brands. See "Business and Properties-- Business Objectives."

  . Reduction in Leverage and Interest Costs. It is expected that the Operating Partnership will have a lower leverage to value ratio than MDAH currently, which has a leverage ratio of 58% (calculated as a

                                  MDAH Supp-8
   percentage of Appraised Value), resulting in interest and debt service savings and greater financial stability.

  . Growth Potential. The General Partner believes that the MDAH Limited Partners, by owning interests in a publicly traded real estate company focused primarily on a more diverse and growing luxury and upscale full-service hotel portfolio, will be able to participate in growth opportunities that would not otherwise be available to them.

  . Greater Access to Capital. With publicly traded equity securities, a larger base of assets and a substantially greater equity value than MDAH individually, Host REIT expects to have greater access to the capital necessary to fund the Operating Partnership's operations and to consummate acquisitions on more attractive terms than would be available to MDAH individually. This greater access to capital should provide greater financial stability to the Operating Partnership and reduce the level of risk associated with refinancing existing loans upon maturity (including, specifically, the refinancing of the MDAH Mortgage Debt, substantially all of which will mature on December 15, 1999), as compared to MDAH individually.

  If MDAH does not participate in the Merger, its business will continue in its current manner; however, the Operating Partnership may elect to contribute some of all of its interest in MDAH to a Non-Controlled Subsidiary.

DETERMINATION OF EXCHANGE VALUE OF MDAH AND ALLOCATION OF OP UNITS

  GENERAL. The Exchange Value of MDAH will be equal to the greatest of its Adjusted Appraised Value, Continuation Value and Liquidation Value, each of which has been determined as follows:

  . Adjusted Appraised Value. The General Partner has retained AAA to determine the market value of each of the Hotels as of March 1, 1998 (the "Appraised Value"). The "Adjusted Appraised Value" of MDAH equals the Appraised Value of its Hotels, adjusted as of the Final Valuation Date for lender reserves, capital expenditure reserves, existing indebtedness (including a "mark to market" adjustment to reflect the market value of such indebtedness), certain deferred maintenance costs, deferred management fees and transfer and recordation taxes and fees.

  . Continuation Value. The "Continuation Value" of MDAH represents AAA's estimate, as adopted by the General Partner, of the discounted present value, as of January 1, 1998, of the MDAH limited partners' share of estimated future cash distributions and estimated net sales proceeds (plus lender reserves), assuming that MDAH continues as an operating business for twelve years and its assets are sold on December 31, 2009 for their then estimated market value.

  . Liquidation Value. The "Liquidation Value" of MDAH represents the General Partner's estimate of the net proceeds to MDAH limited partners resulting from the assumed sale as of December 31, 1998 of the Hotels of MDAH, each at its Adjusted Appraised Value (after eliminating any "mark to market" adjustment and adding back the deduction for transfer and recordation taxes and fees, if any, made in deriving the Adjusted Appraised Value), less (i) estimated liquidation costs, expenses and contingencies equal to 2.5% of Appraised Value and (ii) prepayment penalties or defeasance costs, as applicable.

  Final determination of the Exchange Value of MDAH will be made as of the end of the four week accounting period ending at least 20 days prior to the Effective Date (the "Final Valuation Date") and will be equal to the greatest of Adjusted Appraised Value, Continuation Value and Liquidation Value as of such date. Adjusted Appraised Value, Continuation Value and Liquidation Value will be adjusted as of the Final Valuation Date (i) to reflect the amount of lender and capital expenditure reserves and the amount of deferred management fees as of such date, (ii) to increase the Adjusted Appraised Value by any amounts actually expended by MDAH after the Initial Valuation Date to perform deferred maintenance that were previously subtracted in determining the estimated Adjusted Appraised Value of MDAH and (iii) to reflect any changes in MDAH's other reserves, such as for litigation expenses and indemnification costs and any revised estimates of transfer and recordation taxes and fees.

  APPRAISED VALUE. MDAH's Hotels were appraised as of March 1, 1998 by AAA, an independent, nationally recognized hotel valuation and financial advisory firm experienced in the appraisals of lodging properties such as MDAH's Hotels. Each appraisal (an "Appraisal") was reviewed by a Member Appraisal

                                  MDAH Supp-9

Institute ("MAI") appraiser and certified by such MAI appraiser as having been prepared in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation.

  The purpose of each Appraisal is to provide an estimate of the "Market Value" of the related Hotel. "Market Value" means the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably and assuming the price is not affected by undue stimuli. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby: (i) the buyer and seller are equally motivated; (ii) both parties are well informed or well advised, and each is acting in what he considers his own best interest; (iii) a reasonable time frame is allowed for exposure in the open market; (iv) payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto and (v) the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale. AAA made site visits at half of MDAH's Hotels for purposes of the Appraisals.

  In preparing the Appraisals, AAA relied primarily on the income capitalization method of valuation, and then compared the value estimated by this method with recent sales of comparable properties, as a check on the reasonableness of the value determined through the income capitalization method. AAA employed the following procedures for determining the Appraised Value of each MDAH Hotel:

  . Historical 1997 and Projected Year's Earnings. AAA reviewed the historical 1997 net operating income (i.e., income before interest, taxes, depreciation and amortization) ("NOI") prior to incentive management fees and certain capital expenditures for each Hotel. AAA also prepared a projection of the net operating income prior to incentive management fees and certain capital expenditures for each Hotel for the twelve month period ending February 28, 1999 (the "Projected Year"), using historical financial information for each Hotel, budget information, a survey with the manager of each Hotel addressing the physical condition of each Hotel, local market conditions (including business mix, demand generators, future trends and predictability of business), changes in the competitive environment, comparison with direct competitors of each Hotel and risk factors relating to the particular Hotel. The resulting gross margin (ratio of total revenues to NOI prior to incentive management fees) was checked against AAA's database of the gross margins for similar hotels for reasonableness.

  . Impact of Incentive Management Fees. AAA estimated a normalized annual amount of incentive management fees payable under the applicable management agreement and subtracted this amount from the net operating income prior to incentive management fees and certain capital expenditures for 1997 and the Projected Year.

  . Impact of Owner Funded Capital Expenditures. AAA estimated normalized annual amounts of owner funded capital expenditures (over and above the FF&E reserve) based in part on projected owner funded capital expenditures estimated in the Engineering Study. The normalized amounts were then subtracted from the NOI prior to owner funded capital expenditures for 1997 and the Projected Year.

  . Capitalization of Adjusted NOI. AAA then capitalized the amount resulting from the foregoing adjustments ("Adjusted NOI") for 1997 and the Projected Year by dividing such amounts by capitalization rates that AAA determined to be appropriate. A capitalization rate represents the relationship between net operating income and sales prices of income producing property. AAA selected the capitalization rates based upon its review of current published surveys reflecting the opinions of investors and participants such as REITs, hotel acquisition/management companies and pension funds, lenders, brokers and consultants as to current capitalization rates, and its own database of capitalization rates reflected in recent transactions, adjusted for factors specific to the Hotel, such as location, physical condition, reserve policies, local market volatility and competition, guest mix, renovation influences and other income characteristics. AAA used separate capitalization rates that it deemed appropriate to capitalize 1997 historical Adjusted NOI and estimated Projected Year's Adjusted NOI. AAA then estimated the value of each Hotel based upon each of the values estimated by capitalizing 1997 and Projected Year's Adjusted NOI and its professional judgment. The following table sets forth the effective capitalization rates for 1997 and Projected Year's Adjusted NOI resulting from AAA's estimated Appraised Values of MDAH's Hotels.

                                 MDAH Supp-10

   RESULTING EFFECTIVE CAPITALIZATION RATES FOR APPRAISALS OF MDAH'S HOTELS

                              PROJECTED YEAR
               1997     (ENDING FEBRUARY 28, 1999)
               ----     --------------------------
             9.1--9.9%         10.1--10.6%

                    APPRAISED VALUES OF MDAH'S HOTELS

                                                                APPRAISED VALUE
                HOTEL                                           (IN THOUSANDS)
                -----                                           ---------------
       Dayton Marriott Hotel...................................    $ 40,500
       Fairview Park Marriott Hotel............................      58,900
       Fullerton Marriott Hotel................................       9,800
       Livonia Marriott Hotel..................................      19,600
       Raleigh at Research Triangle Park Marriott Hotel........      20,900
       Southfield Marriott Hotel...............................      16,200
                                                                   --------
                                                                   $165,900
                                                                   ========

  . Comparison with Comparable Sales. AAA checked the Appraised Value of each Hotel derived by the foregoing procedures against its database of comparable sale transactions for reasonableness.

  With respect to MDAH's Hotels, one property was encumbered by a ground lease as of the date of the Appraisals. Accordingly, the Appraised Value of such Hotel has been decreased to reflect the encumbrance of the ground lease and the interest of the ground lessor in the operating cash flows of such Hotel. The Appraised Value assumes all contractual provisions for FF&E reserves are adequate and have not been reduced to reflect deferred maintenance or environmental remediation costs with respect to MDAH's Hotels (but estimated deferred maintenance costs have been deducted in estimating the Adjusted Appraised Value of each of MDAH's Hotels). The Appraised Value did not take into account the costs that might be incurred in selling the Hotels (but estimated costs for transfer and recordation taxes and fees have been deducted in estimating the Adjusted Appraised Value of each Hotel).

  The Appraisals are not guarantees of present or future values and no assurance can be given as to the actual value of MDAH's Hotels. The Appraisals should be read in conjunction with other information, such as, but not limited to, the audited financial statements of MDAH.

  The Appraised Value, and the assumptions underlying the projections on which the Appraised Value is based, are contingent upon a series of future events, the outcomes of which are not necessarily within the Operating Partnership's control and cannot be determined at this time. There can be no assurance that another appraiser would not have arrived at a different result. Some of the assumptions inevitably will not materialize and unanticipated events and circumstances will occur subsequent to the date of the Appraisals. Furthermore, the actual results achieved from MDAH's Hotels will vary from the results projected in the Appraisals and the variations may be material.

  ADJUSTED APPRAISED VALUE. The Adjusted Appraised Value of MDAH was determined by totaling the Appraised Values of all of the Hotels of MDAH and then making various adjustments to the aggregate Appraised Value, as described below.

  . Lender Reserves. MDAH's debt service reserves are required to be held by third-party lenders. The amount of these lender reserves as of the Initial Valuation Date was added to the Appraised Values of these Hotels. A final determination of the lender reserves of MDAH will be made on the Final Valuation Date and any changes in such reserves will be reflected in the Adjusted Appraised Value.

                                 MDAH Supp-11

  . Mortgage and Other Debt. The estimated principal balance and accrued interest as of the Effective Date (assumed to be December 31, 1998) of all mortgage and other debt of MDAH has been subtracted from the Appraised Value.

  . Mark to Market Adjustments. The third-party loans of the Partnerships have various interest rates and terms to maturity. In order to reflect the market value of the third-party loans of MDAH, the estimated Adjusted Appraised Value for MDAH has been increased to "mark to market" the interest rate for such loans. This adjustment has been estimated by comparing the interest cost using the applicable interest rates on existing third-party loans over their remaining term to the interest cost using the interest rate that the Operating Partnership believes it would be able to obtain for unsecured debt in the market as of the Final Valuation Date (which would have been % per annum based on a 225 basis point (2.25 percent) spread over the yield on seven-year U.S. Treasury
     securities as of     , 1998). The mark to market adjustment for each
     loan was calculated by determining the difference between the present values, as of December 31, 1998, of the interest payments over the remaining term of the loan from January 1, 1999 to maturity using the actual interest rate as the discount rate as compared to using the assumed market rate as the discount rate.

  . Deferred Maintenance Costs. The estimated cost to complete any deferred maintenance items identified in the Engineering Study relating to MDAH's Hotels has been subtracted from the Appraised Value. The adjustments for this item will be reduced at the Final Valuation Date to reflect amounts expended after the Initial Valuation Date to perform such deferred maintenance. No adjustments have been made for previously budgeted capital expenditures or deferred maintenance costs estimated in the Engineering Study that are reflected in the cash flow projections used for purposes of estimating Appraised Values.

  The following table sets forth the adjustments to the aggregate Appraised Values of MDAH's Hotels made to derive the estimated Adjusted Appraised Value for MDAH as of the Initial Valuation Date.

          CALCULATION OF ESTIMATED ADJUSTED APPRAISED VALUE FOR MDAH
                       AS OF THE INITIAL VALUATION DATE
              (IN THOUSANDS, EXCEPT PER PARTNERSHIP UNIT AMOUNT)

      Appraised Value................................................. $165,900
      Lender reserves.................................................    3,000
      Mortgage debt...................................................  (97,371)
      Other debt......................................................  (25,355)
      Mark to market adjustment.......................................      399
      Deferred maintenance costs......................................     (825)
                                                                       --------
      Estimated Adjusted Appraised Value.............................. $ 45,748
                                                                       ========
      Limited partners' share......................................... $ 45,215
      Per Partnership Unit............................................ $109,216

  CONTINUATION VALUE. AAA estimated the Continuation Value of MDAH using the following methodology:

  . Estimated Future Cash Distributions. AAA prepared estimates of future partnership cash flow for MDAH for the 12-year period from January 1, 1998 through December 31, 2009 based upon the estimated 1998 NOI before incentive management fees used in the Appraisals and for each subsequent year applying an assumed annual stabilized growth rate (as shown in the table below) developed by AAA for this analysis. For each year in the projection period, AAA estimated the amount of cash available for distribution to MDAH's limited partners after payment of all management fees, debt service, owner funded capital expenditures based on the Engineering Study and other partnership expenses and after application of the applicable partnership agreement provisions. AAA assumed that MDAH's FF&E reserve was adequate and understood that Host determined that there were no reserve shortfalls or surpluses.

                                 MDAH Supp-12

  . Refinancing Assumptions. For MDAH's first mortgage loan, which matures during the 12-year period, AAA assumed that the debt would be refinanced with an interest rate of 7.25% per annum and a 20-year amortization schedule, with estimated refinancing costs of 2% of the refinanced amount being paid from operating cash flow.

  . Determination of Residual Value. To estimate the residual value of the MDAH limited partners' interest in MDAH at the end of the 12-year period, AAA assumed that the MDAH Hotels would be sold as of December 31, 2009 at their then market value. AAA estimated the market value of each Hotel as of such date by applying an exit capitalization rate that it deemed appropriate, using the factors described above in connection with the "-- Appraised Value," which are set forth in the table below, to the estimated Adjusted NOI for 2009 (estimated as described above). AAA then subtracted estimated sales costs of 2.0% of the estimated market value, added lender reserves and subtracted the estimated outstanding principal balance of debt as of December 31, 2009 and deferred management fees to arrive at net sales proceeds available for distribution to partners. AAA then determined what portion of such estimated net sales proceeds would be distributable to MDAH's limited partners under the partnership and debt agreements.

  . Discounting Distributions to Present Value. As a final step, AAA discounted the estimated future cash distributions to MDAH's limited partners from operations and estimated net sales proceeds to their present value as of January 1, 1998, using a discount rate of 20% per annum. AAA believes that this discount rate reflects the return on investment that investors expect from leveraged investments of this nature.

  The growth rate and exit capitalization rate used to determine the estimated Continuation Value for MDAH are as set forth below:

                     GROWTH RATE, EXIT CAPITALIZATION RATE
                   AND ESTIMATED CONTINUATION VALUE FOR MDAH

                                   EXIT                                ESTIMATED
           GROWTH             CAPITALIZATION                       CONTINUATION VALUE
            RATE               RATE (2009)                       (PER PARTNERSHIP UNIT)
           ------             --------------                     ----------------------
           3.4%                   10.1%                                 $89,340

  LIQUIDATION VALUE. The Liquidation Value of MDAH was estimated by the General Partner and represents the estimated value of MDAH if all of its assets were sold as of December 31, 1998. Such value was based upon the Adjusted Appraised Value of MDAH, with the following adjustments: (i) the "mark to market" adjustment used to estimate the Adjusted Appraised Value was eliminated and instead prepayment or defeasance costs that would be payable under existing debt agreements (regardless of whether the debt in fact can be prepaid on December 31, 1998) were deducted from the Appraised Value; and (ii) the deduction for transfer and recordation taxes and fees used to estimate the Adjusted Appraised Value was eliminated and instead an amount equal 2.5% of the Appraised Value of MDAH's Hotels was subtracted from the Appraised Value for estimated liquidation costs, expenses and contingencies. The General Partner then determined the portion of the estimated Liquidation Value that would be distributable to MDAH's limited partners under the terms of the partnership agreement and other contractual arrangements.

                                 MDAH Supp-13

  The following table sets forth the adjustments made to the Adjusted Appraised Value to estimate the Liquidation Value of MDAH as of the Initial Valuation Date:

              CALCULATION OF ESTIMATED LIQUIDATION VALUE OF MDAH
                       AS OF THE INITIAL VALUATION DATE
              (IN THOUSANDS, EXCEPT PER PARTNERSHIP UNIT AMOUNT)

      Appraised Value................................................. $165,900
      Lender reserves.................................................    3,000
      Mortgage debt...................................................  (97,371)
      Other debt......................................................  (25,355)
      Deferred maintenance costs......................................     (825)
      Sales costs.....................................................    4,148
                                                                       --------
      Estimated Liquidation Value..................................... $ 41,201
                                                                       ========
      Limited partners' share......................................... $ 40,714
      Per Partnership Unit............................................ $ 98,343

  ESTIMATED EXCHANGE VALUE. The following table sets forth the estimated Exchange Value of MDAH (based upon the greatest of its estimated Adjusted Appraised Value, estimated Continuation Value and estimated Liquidation Value), the estimated minimum and pro forma number of OP Units to be received and the estimated Note Election Amount for MDAH, all on a per Partnership Unit basis as of the Initial Valuation Date. The estimated Exchange Value for MDAH will be received by each MDAH Limited Partner retaining OP Units in the Merger. The estimated Note Election Amount for MDAH (which will be received by MDAH Limited Partners electing to receive Notes in exchange for OP Units) is equal to the Liquidation Value for MDAH. The estimated values set forth below may increase or decrease as a result of various adjustments, which will be finally calculated as of the Final Valuation Date but will not change as a result of less than all of the Partnerships participating in the Mergers. The actual number of OP Units to be received by the MDAH Limited Partners will be based on the average closing price on the NYSE of a Host REIT Common Share for the 20 trading days after the Effective Date.

 ESTIMATED EXCHANGE VALUE, NUMBER OF OP UNITS AND NOTE ELECTION AMOUNT OF MDAH

                            PER PARTNERSHIP UNIT(1)

                                                                           ESTIMATED
         ESTIMATED       ESTIMATED    ESTIMATED  ESTIMATED   ESTIMATED     PRO FORMA  ESTIMATED NOTE
         ADJUSTED       CONTINUATION LIQUIDATION EXCHANGE  MINIMUM NUMBER  NUMBER OF     ELECTION
      APPRAISED VALUE      VALUE        VALUE    VALUE(2)  OF OP UNITS(3) OP UNITS(4)   AMOUNT(5)
      ---------------   ------------ ----------- --------- -------------- ----------- --------------
         $109,216         $89,340      $98,343   $109,216                    5,461       $98,343

--------
(1)  A Partnership Unit in MDAH represents an original investment of $100,000.
(2) The estimated Exchange Value is equal to the greatest of estimated Adjusted Appraised Value, estimated Continuation Value and estimated Liquidation Value.

(3) Assumes the price of an OP Unit is $ , which is the maximum price for purposes of the Merger.

(4) Assumes the price of an OP Unit is $20.00, which is the price used for purposes of the pro forma financial statements.

(5) The principal amount of Notes is equal to the greater of (i) the Liquidation Value or (ii) 60% of the Exchange Value (the "Note Election Amount").

  Price of OP Units to Pay Exchange Value to MDAH Limited Partners. Each MDAH Limited Partner will receive OP Units with a deemed value equal to the Exchange Value of such MDAH Limited Partner's Partnership Interests. The price of an OP Unit for this purpose will be equal to the average closing price on the NYSE of a Host REIT Common Share for the 20 trading days after the Effective Date of the Mergers (but in no

                                 MDAH Supp-14
event greater than $   per share). The closing price per share of Host common
stock on the NYSE was $   on    , 1998.

  MDAH Limited Partners at the Effective Date of the Merger who retain OP Units will receive cash distributions from MDAH for all of 1998 and, if the Merger does not occur in 1998, any portion of 1999 prior to the Merger for which period they do not receive a cash distribution from the Operating Partnership. Cash distributions will be made by MDAH in accordance with its partnership agreement on or before June 1, 1999 in respect of 1998 operations and, if the Merger does not occur prior to January 1, 1999, within 90 days after the Effective Date of the Merger in respect of any 1999 operations. MDAH Limited Partners at the Effective Date of the Mergers who receive Notes in exchange for OP Units will participate in the same distributions from MDAH as Limited Partners who retain OP Units but will not receive any distributions from the Operating Partnership with respect to periods after the Effective Date of the Merger.

  No fractional OP Units will be issued. Fractional amounts less than or equal to 0.50 of an OP Unit will be rounded down to the next whole number and fractional amounts greater than 0.50 will be rounded up to the next whole number of OP Units.

VALUATION OF THE GENERAL PARTNER'S INTEREST IN MHP2 AND ALLOCATION OF OP UNITS TO THE GENERAL PARTNER

  The value of the General Partner's interest will be equal to the aggregate Exchange Value of MDAH minus the aggregate Exchange Value of the MDAH Limited Partners' Partnership Interests (giving effect to the applicable distribution preferences in the MDAH partnership agreement). The number of OP Units that will be received by the General Partner will be equal to the value of its interest in MDAH divided by the same price per OP Unit used to determine the number of OP Units to be received by the MDAH Limited Partners. The total number of OP Units that will be owned directly or indirectly by Host REIT (including OP Units owned by the General Partner) will be equal to the number of outstanding shares of common stock of Host at the Effective Date.

  The following table sets forth the estimated value of the General Partner's and its affiliate's interest in MDAH based upon the estimated aggregate Exchange Value of the MDAH Limited Partners' Partnership Interests as of the Initial Valuation Date and the minimum and pro forma number of OP Units estimated to be received by the General Partner and its affiliates in respect thereof.

  ESTIMATED VALUE OF THE GENERAL PARTNER'S AND ITS AFFILIATE'S INTERESTS AND
                            NUMBER OF OP UNITS

                          (DOLLARS IN THOUSANDS)

                                                                         MDAH
                                                                        -------
   Aggregate Exchange Value............................................ $45,748
   Limited partners' share of aggregate Exchange Value.................  45,215
                                                                        -------
   Value of General Partner's interest.................................     533
   Value of Host's limited partner interest............................     218
                                                                        -------
   Total Host interest................................................. $   751
                                                                        =======
   Number of OP Units:
     Minimum(1)........................................................
     Pro Forma(2)......................................................      38

--------

(1)Assumes the price of an OP Unit is $   , which is the maximum price for
  purposes of the Mergers.

(2)Assumes the price of an OP Unit is $20.00, which is the price used for purposes of the pro forma financial statements.

CASH DISTRIBUTIONS

  Historical Cash Distributions Paid by MDAH. The following table sets forth the distributions paid to MDAH Limited Partners (per Partnership Unit) for the periods indicated. The information below should be read in conjunction with the information in this Supplement under the caption "Selected Financial Data."

                                 MDAH Supp-15

                  HISTORICAL CASH DISTRIBUTIONS PAID BY MDAH
                           (PER PARTNERSHIP UNIT)(1)

                                     FIRST TWO
                                     QUARTERS            FISCAL YEAR
                                     --------- --------------------------------
                                       1998     1997   1996   1995   1994  1993
                                     --------- ------ ------ ------ ------ ----
From net income.....................   $--     $3,453 $4,575 $4,481 $3,428 $--
Representing return of capital(2)...    --        --     --     --     --   --
                                       ----    ------ ------ ------ ------ ----
  Total.............................   $--     $3,453 $4,575 $4,481 $3,428 $--
                                       ====    ====== ====== ====== ====== ====

--------
(1)  A Partnership Unit represents a $100,000 original investment in MDAH.
(2) Computed as all distributions in excess of distributions from operating cash flow.

  Compensation and Distributions to the General Partner. Under MDAH's partnership agreement, the General Partner does not receive fees or compensation in connection with managing the affairs of MDAH but the General Partner and its affiliates are reimbursed for certain costs and expenses incurred on behalf of MDAH. In addition, the General Partner is entitled to distributions related to its interests in MDAH. The following information has been prepared to compare the amount of reimbursements paid and cash distributions made by MDAH to the General Partner and its affiliates to the amounts that would have been paid if the reimbursement and distribution structure which will be in effect after the REIT Conversion had been in effect for the periods presented.

  Following the REIT Conversion, Host REIT will be operated as a self-administered REIT and as a result no reimbursements or other compensation will be received by the General Partner.


  The following table sets forth the reimbursements and distributions paid by MDAH to its General Partner and its affiliates on a combined basis for the last three fiscal years and the First Two Quarters 1998 ("Historical") and the reimbursements and distributions that would have been paid to the General Partner for the last fiscal year and the First Two Quarters 1998 if the REIT Conversion had been in effect, assuming the Full Participation Scenario ("Pro Forma") and assuming a distribution per OP Unit of $1.05 per year during such period, which is the midpoint of the expected distribution range for 1999.


   HISTORICAL AND PRO FORMA REIMBURSEMENTS AND DISTRIBUTIONS TO THE GENERAL
                        PARTNER AND ITS AFFILIATES

                              (IN THOUSANDS)

                            FIRST TWO                  FISCAL YEAR
                             QUARTERS     --------------------------------------
                               1998             1997          1996       1995
                         ---------------- ---------------- ---------- ----------
                                     PRO              PRO
                         HISTORICAL FORMA HISTORICAL FORMA HISTORICAL HISTORICAL
                         ---------- ----- ---------- ----- ---------- ----------
Reimbursements(1).......    $88     $--      $124    $--      $109       $68
Distributions(2)........    --        20       21      39       28        27
                            ---     ----     ----    ----     ----       ---
Total ..................    $88     $ 20     $145    $ 39     $137       $95
                            ===     ====     ====    ====     ====       ===

--------

(1) All expenses will be paid directly by the Operating Partnership, accordingly, there are no expected reimbursements on a pro forma basis.

(2) The amount of distributions payable to the General Partner and its affiliates on a pro forma basis reflect distributions at a rate of $1.05 per annum per OP Unit (which is the midpoint of the expected range of distributions per OP Unit for 1999) with respect to the estimated number of OP Units that the General Partner and its affiliates will receive with respect to its general and limited partner interests in MDAH. Such number does not reflect the aggregate number of OP Units Host will receive in connection with the REIT Conversion.

                                 MDAH Supp-16

CERTAIN INFORMATION REGARDING THE HOTELS OWNED BY MDAH

                                                               NUMBER OF  DATE
NAME OF HOTEL                               LOCATION OF HOTEL    ROOMS   OPENED
-------------                               ------------------ --------- ------
Dayton Marriott Hotel...................... Dayton, OH             399    1982
Fairview Park Marriott Hotel............... Fairfax County, VA     395    1989
Fullerton Marriott Hotel................... Orange County, CA      224    1989
Livonia Marriott Hotel..................... Livonia, MI            224    1989
Marriott Hotel at Research Triangle Park... Raleigh, NC            224    1988
Southfield Marriott Hotel.................. Southfield, MI         226    1989
                                                                 -----
  TOTAL....................................                      1,692
                                                                 =====

  The table below sets forth certain performance information for MDAH's Hotels for the indicated periods.

                                  FIRST TWO QUARTERS         FISCAL YEAR
                                  --------------------  -----------------------
                                    1998       1997      1997     1996    1995
                                  ---------  ---------  -------  ------  ------
Average daily rate............... $  114.66  $  102.29  $102.97  $93.33  $86.39
Occupancy........................      77.0%      78.1%    76.4%   74.6%   76.1%
REVPAR........................... $   88.29  $   79.89  $ 78.66  $69.62  $65.74
% REVPAR change..................      10.5%       --      13.0%    5.9%    --

 Dayton Marriott Hotel, Dayton, Ohio

  The Dayton Marriott Hotel is a full-service Marriott hotel located on 9.9 acres of fee-owned land approximately 1.5 miles south of downtown Dayton, Ohio. The Hotel is situated at the intersection of South Patterson Boulevard and River Park Drive, which is approximately one-half mile east of I-75. The Hotel is visible from the interstate and is adjacent to both the University of Dayton and the world headquarters of NCR Corporation. Because of its recognized position in the market, the Dayton Marriott Hotel serves the entire Dayton metropolitan area, including the Wright-Patterson Airforce Base and the downtown convention center.

  The Dayton Marriott Hotel originally opened in January 1982 with 299 rooms and was expanded to 399 rooms in August 1987. The Dayton Hotel contains 399 guest rooms, of which nine are suites and 50 are concierge-level guest rooms offering special amenities, decor and services. The Hotel has approximately 10,300 square feet of meeting and banquet space, including a 6,400 square foot ballroom capable of accommodating up to 800 people for receptions and up to 580 people for banquets. In addition, the Hotel contains a restaurant capable of seating 165 persons and a lounge capable of seating 112 persons. Other amenities offered by the Hotel include an indoor/outdoor pool, a hydrotherapy pool, an exercise room, a sauna, bicycle rentals, a gift/sundry shop and parking for 547 cars.

  Competition. The primary competition for the Hotel comes from three hotels in the Dayton area: (i) the Crown Plaza; (ii) the Doubletree Hotel and (iii) the Holiday Inn Fairborn. A comparison of these hotels and the Dayton Hotel is shown below:

                                                                   APPROXIMATE
                                                    NO. OF  YEAR  MEETING SPACE
                                                    ROOMS  OPENED   (SQ. FT.)
                                                    ------ ------ -------------
   DAYTON MARRIOTT HOTEL...........................  399    1982     10,300
   Crown Plaza.....................................  284    1996     12,000
   Doubletree Hotel................................  189    1988      8,000
   Holiday Inn Fairborn............................  202    1987      8,000

  In addition to the properties described above, the Dayton Hotel faces secondary competition from various other hotels. These other hotels, however, differ from the Hotel in terms of size, room rates, facilities, amenities

                                 MDAH Supp-17
and services offered, market orientation and/or location. No new primary competition is expected to open in the Dayton area. However, the Residence Inn and Fairfield Inn Troy opened in January 1998.

 Fairview Park Marriott Hotel, Fairfax County, Virginia

  The Fairview Park Marriott Hotel is located approximately nine miles west of downtown Washington, D.C., on a parcel of approximately 5.2 acres of fee-owned land in the 220-acre Fairview Park development in Fairfax County, Virginia. The Hotel is located at the interchange of U.S. Highway 50 and the heavily traveled Capital Beltway (I-495), which circles Washington, D.C. The Hotel is located directly across the Capital Beltway from the world headquarters of Mobil Corporation, is four miles south of Tysons Corner, Virginia, a major regional commercial and retail center and is near several middle-income and upscale residential areas. At 15 stories, the Hotel is the tallest building in the Fairview Park development and is visible from the Capital Beltway.

  The Fairview Park Marriott Hotel opened in August 1989. The Hotel contains 395 guest rooms, of which eight are suites, two are parlors and 30 are concierge-level guest rooms offering special amenities, decor and services. The Hotel has approximately 13,000 square feet of meeting and banquet space (including a ballroom of 10,300 square feet) and six hospitality suites which are available to accommodate meetings of small groups. The Hotel has a restaurant which seats 130 and one lounge which seats a total of 55, and offers an indoor/outdoor pool and whirlpool, an exercise room, men and women's locker rooms with saunas, a business center, a gift/sundry shop and indoor/outdoor parking for 660 cars. More than half of the Fairview Park development has been preserved as woodlands and the Hotel is located in a wooded area which offers a park-like setting containing jogging and cycling trails that connect with adjacent communities. The Hotel also is adjacent to a small retail shopping center which offers a food court and shops.

  Ground Lease. The Partnership leases the land on which the Fairview Park Marriott Hotel parking garage is located. The lease expires in 2085 and requires a nominal rental of $1 per year.

  Competition. Four hotels, the Sheraton Tysons Corner, the Hilton McLean, the Tysons Corner Marriott and the Ritz Carlton Tysons Corner (which is owned by Host Marriott), provide the primary competition for the Fairview Park Marriott Hotel. The Ritz Carlton Tysons Corner is also owned by Host and managed by Marriott International. A comparison of these hotels and the Fairview Park Marriott Hotel is shown in the table below:

                                                                    APPROXIMATE
                                                     NO. OF  YEAR  MEETING SPACE
                                                     ROOMS  OPENED   (SQ. FT.)
                                                     ------ ------ -------------
   FAIRVIEW PARK
   MARRIOTT HOTEL...................................  395    1989     13,000
   Sheraton Tysons Corner...........................  455    1986     26,000
   Hilton McLean....................................  457    1987     22,000
   Tysons Corner Marriott...........................  392    1981     13,600
   Ritz Carlton Tysons Corner.......................  232    1989     18,500

  The Homewood Suites Hotel, a 109 room extended-stay hotel opened in February 1998, and is located four miles from Fairview Park.

 Fullerton Marriott Hotel, Fullerton, California

  The Fullerton Marriott Hotel is located in Fullerton, California on a 4.7 acre leased parcel of land located on the campus of California State University at Fullerton. The Fullerton campus of California State University has approximately 25,000 students, making it the seventh largest of the 20 campuses in the California State University system. Fullerton is located in northern Orange County, California's third largest center of high technology which includes the communities of Fullerton, Placentia, Brea, La Habra, Yorba Linda and Buena Park. The Fullerton Marriott Hotel is located at the interchange of State Highway 57 and Nutwood Avenue, approximately 20 miles north of the John Wayne International Airport and approximately eight miles north of

                                 MDAH Supp-18

Disneyland. The Fullerton Marriott Hotel is designed principally to accommodate the needs of travelers visiting the University and the many corporate facilities located in the area and to cater to the needs of group meetings, but the General Partner expects the Hotel to attract a significant number of leisure travelers as well.

  The Hotel offers 224 guest rooms, of which three are suites and 39 are concierge-level rooms offering special amenities, decor and services. The Hotel has approximately 4,617 square feet of meeting and banquet space (including a 2,749 square foot ballroom), a restaurant which seats 68, a lounge which seats 44, an outdoor pool and whirlpool, an exercise room, men and women's locker rooms with saunas, a gift/sundry shop and parking for 286 cars. The Hotel is a six-story building located on the southeast corner of the University campus. The restaurant and lounge are located on the first floor just off the lobby and the meeting and banquet space is located primarily on the first floor. The guest rooms are located on floors one though six. Under the Ground Lease, the Partnership will be prohibited from making any structural or exterior alterations to the Hotel which are inconsistent with the development project plans without the written consent of the Ground Lessor and the Trustees of California State University.

  Ground Lease. The Partnership leases the land on which the Fullerton Marriott Hotel is located. The initial term expires on 2019 with four successive 10-year renewals at the Partnership's option. The lease provides for percentage rental equal to 4% of gross room sales for each year.

  Competition. Four hotels, the Embassy Suites Anaheim, the Holiday Inn-Fullerton, Chase Suites and the Embassy Suites Fullerton, provide the primary competition for the Fullerton Marriott Hotel. A comparison of these hotels and the Fullerton Marriott Hotel is shown in the following table:

                                                                    APPROXIMATE
                                                     NO. OF  YEAR  MEETING SPACE
                                                     ROOMS  OPENED   (SQ. FT.)
                                                     ------ ------ -------------
   FULLERTON MARRIOTT HOTEL.........................  224    1989      4,617
   Embassy Suites Anaheim...........................  224    1987      8,000
   Holiday Inn Fullerton............................  289    1973      9,200
   Chase Suites.....................................   96    1995      2,700
   Embassy Suites...................................  229    1987      9,000

  In addition to the properties described above, the Hotel faces secondary competition from various other hotels. These other hotels, however, differ from the Hotel in terms of size, room rates, facilities, amenities and services offered, market orientation and/or location.

 Detroit Marriott Livonia Hotel, Livonia, Michigan

  The Detroit Marriott Hotel is located on four acres of fee-owned land within Laurel Park Place, a 750,000 square foot upscale office and regional shopping mall development in Livonia, Michigan, an affluent suburb of Detroit located west of downtown in the rapidly expanding I-275 corridor. Laurel Park Place is one of Livonia's three major shopping malls, containing over 60 specialty shops and restaurants, a ten-screen cinema, over 300,000 square feet of office space, the largest Jacobsen's department store ever built and space for another anchor department store. The Hotel, which opened in September 1989, is located approximately 15 miles west of downtown Detroit and is designed principally to accommodate the needs of business travelers visiting the automobile manufacturing and other corporate facilities located in the area.

  The Hotel contains 226 guest rooms, of which four are suites and 39 are concierge-level rooms offering special amenities, decor and services. The Hotel is a six story building and has approximately 5,000 square feet of meeting and banquet space (including a ballroom of 3,168 square feet), a restaurant with a seating capacity of 75, a lounge with a seating capacity of 50, an indoor pool and whirlpool, an exercise room, men and women's locker rooms with saunas, a gift/sundry shop and parking for 280 cars. The Hotel is adjacent to the Laurel Park Place mall and has an entranceway that opens into the retail section of the mall.

                                 MDAH Supp-19

  Competition. Three hotels, the Novi Hilton, the Holiday Inn and the Embassy Suites, provide the primary competition for the Livonia Hotel. A comparison of these hotels and the Detroit Marriott Livonia Hotel is shown in the table below:

                                                                    APPROXIMATE
                                                     NO. OF  YEAR  MEETING SPACE
                                                     ROOMS  OPENED   (SQ. FT.)
                                                     ------ ------ -------------
   DETROIT MARRIOTT
   LIVONIA HOTEL....................................  226    1989      3,965
   Novi Hilton......................................  237    1985     15,344
   Holiday Inn......................................  212    1988     11,000
   Embassy Suites...................................  137    1989      7,000

  In addition to the properties described above, the faces secondary competition from various other hotels. These other hotels, however, differ from the Hotel in terms of size, room rates, facilities, amenities and services offered, market orientation and/or location. No new primary competition is expected to open in the Livonia area in the near term.

 Marriott Hotel at Research Triangle Park, Durham, North Carolina

  The Marriott Hotel at Research Triangle Park is a full-service Marriott hotel located in Durham, North Carolina, approximately 15 miles northwest of Raleigh and approximately nine miles southeast of downtown Durham. The Hotel is located on 10.3 acres of fee-owned land approximately 4.5 miles from the Raleigh-Durham Airport and approximately one-half mile from Research Triangle Park. The primary demand generator for the Hotel is Research Triangle Park, a 6,700 acre research park located in the triangle formed by Duke University, the University of North Carolina and North Carolina State University. Research Triangle Park contains facilities occupied by over 50 corporations, institutions and government agencies, all of which are engaged in research, development or science-oriented production. The Hotel is approximately 12.5 miles from Duke University, 12 miles from the University of North Carolina and 13 miles from North Carolina State University.

  The Hotel, which opened in April 1988, is designed principally to meet the needs of business travelers visiting Research Triangle Park, but it also caters to the group meeting and leisure traveler segments of the hotel market. The Hotel offers 224 guest rooms, of which four are suites or parlors and 50 are concierge-level rooms offering special amenities, decor and services. The Hotel is a six story building and has approximately 4,000 square feet of meeting space, including a 2,816 square foot ballroom. The Hotel also has a restaurant which seats 75 persons, a lounge which seats 50 persons, an indoor pool, a hydrotherapy pool, an exercise room, men and women's saunas, a gift/sundry shop, a business center and parking for 351 cars.

  Competition. Four hotels, the Sheraton Imperial Hotel, the Holiday Inn-Research Triangle Park, Doubletree Suites and the Radisson Governors Inn, provide the primary competition for the Research Triangle Park Hotel. A comparison of these hotels and the Marriott Hotel at Research Triangle Park is shown in the following table:

                                                                    APPROXIMATE
                                                     NO. OF  YEAR  MEETING SPACE
                                                     ROOMS  OPENED   (SQ. FT.)
                                                     ------ ------ -------------
   MARRIOTT HOTEL at
   RESEARCH TRIANGLE PARK...........................  224    1988      4,000
   Sheraton Imperial Hotel..........................  340    1986     31,000
   Holiday Inn-RTP..................................  250    1988      4,850
   Doubletree Suites................................  203    1987      3,000
   Radisson Governors Inn...........................  200    1972      7,000

  In addition to the properties described above, the Hotel faces secondary competition from various other hotels. These other hotels, however, differ from the Hotel in terms of size, room rates, facilities, amenities and

                                 MDAH Supp-20
services offered, market orientation and/or location. An Embassy Suites and several mid-priced hotels opened in the Research Triangle Park area in 1997. A three hotel and multiple restaurant complex, is under development and scheduled to open mid-year 1998.

 Southfield Marriott Hotel, Southfield, Michigan

  The Southfield Marriott Hotel is located along I-696 and Northwestern Highway, adjacent to the First Center Office Park on 5.0 acres of fee-owned land in Southfield, Michigan, a suburb of Detroit located approximately 15 miles northwest of downtown Detroit, Michigan. Over one million square feet of office space are located within one mile of the Southfield Hotel. Southfield is a major commercial center, which according to the Southfield Chamber of Commerce, serves as headquarters for three Fortune 500 companies and 62 other Fortune 500 companies have offices or other facilities there.

  The Southfield Marriott Hotel which opened in September 1989, contains 226 guest rooms, of which four are suites and 39 are concierge-level rooms offering special amenities, decor and services. The Southfield Marriott Hotel is a six story building containing approximately 4,000 square feet of meeting and banquet space, including a 2,816 square foot ballroom. In addition, the Hotel contains a restaurant with a seating capacity of 75, a lounge with seating capacity of 50, an indoor pool and whirlpool, an exercise room, men and women's locker rooms with saunas, a gift/sundry shop and parking for 280 cars.

  Competition. Four hotels--the Radisson Plaza, the Doubletree, the Holiday Inn and the Hilton--provide the primary competition for the Southfield Marriott Hotel. A comparison of these hotels and the Southfield Marriott Hotel is shown in the following table:

                                                                    APPROXIMATE
                                                     NO. OF  YEAR  MEETING SPACE
                                                     ROOMS  OPENED   (SQ. FT.)
                                                     ------ ------ -------------
   SOUTHFIELD MARRIOTT HOTEL........................  226    1989      4,000
     Westin.........................................  385    1987     11,000
     Doubletree.....................................  239    1987      8,000
     Holiday Inn....................................  417    1965      8,000
     Hilton.........................................  197    1988      3,000

  In addition to the properties described above, the Hotel faces secondary competition from various other hotels. These other hotels, however, differ from the Hotel in terms of size, room rates, facilities, amenities and services offered, market orientation and/or location. No new primary competition is expected to open in the Southfield market in the near term.

AMENDMENTS TO MDAH'S PARTNERSHIP AGREEMENT

  In order to allow the Hotels of MDAH to be leased to SLC in connection with the Merger and the REIT Conversion, MDAH's partnership agreement must be amended. Currently, there is no provision in MDAH's partnership agreement to allow MDAH's Hotels to be leased. Therefore, Section 5.02B of MDAH's partnership agreement must be amended to add a new paragraph 5.02B(xiii) to read as follows:

    (xiii) lease or consent to the lease, directly or indirectly, in one transaction or a series of related transactions, of any or all of the Hotels.

  Other Amendments. Amendments to certain terms and sections of MDAH's partnership agreement would be made in order to (i) reduce to one the number of appraisals of the fair market value of MDAH's Hotels that MDAH must provide to the Limited Partners before the General Partner can cause MDAH to sell its assets to the General Partner or an affiliate, (ii) delete certain obsolete references to entities and agreements that are no longer in existence, (iii) update MDAH's partnership agreement to reflect the passage of time since the formation of MDAH and (iv) make any other amendments to MDAH's partnership agreement deemed necessary or advisable, in the sole discretion of the General Partner, in connection with the consummation of the Merger and

                                 MDAH Supp-21
the REIT Conversion. The General Partner does not believe that these amendments would affect the rights of the MDAH Limited Partners in any material respect nor the duties and obligations of the General Partner. These changes are included, along with the other proposed amendments, in the copy of MDAH's partnership agreement, as proposed to be amended, which is attached hereto. The amended MDAH partnership agreement is marked to indicate the revisions made to the existing MDAH partnership agreement and should be read in its entirety. Deleted provisions are contained in brackets and struck through and added provisions are in bold type and underlined.

FAIRNESS ANALYSIS AND OPINION

 FAIRNESS ANALYSIS

  The General Partner believes that the Merger provides substantial benefits and is fair to the Limited Partners of MDAH and recommends that all Limited Partners of MDAH consent to the Merger. The General Partner bases this recommendation primarily on (i) its view that the expected benefits of the Merger for the MDAH Limited Partners outweigh the risks and potential detriments of the Merger to the MDAH Limited Partners (see "Background and Reasons for the Mergers and the REIT Conversion--Reasons for the Mergers" and "Risk Factors"), (ii) its view that the value of the OP Units allocable to the MDAH Limited Partners on the basis of the Exchange Value established for MDAH represents fair consideration for the Partnership Interests held by the MDAH Limited Partners and is fair to the MDAH Limited Partners from a financial point of view and (iii) the Appraisals and Fairness Opinion of AAA.

  The Merger is not conditioned upon the consummation of any of the other Mergers. The General Partner has considered this fact in evaluating the fairness of the Merger. The General Partner believes that the fairness of the Merger will not be materially affected by the presence or absence of any other individual Partnership or by any particular combination of other Partnerships and that the Merger will be fair to the MDAH Limited Partners, individually and as a whole, if it is consummated with any combination of other Participating Partnerships. The General Partner bases this belief primarily on the fact that the consideration to be paid to the MDAH Limited Partners has been established based upon MDAH's Exchange Value, without regard to any possible combination of other Partnerships.

  In reaching the conclusions implicit in the above recommendation, the General Partner has taken into account the following considerations, placing the greatest weight on the first two considerations:

  . The General Partner has concluded that the Exchange Value for MDAH, which is equal to its Adjusted Appraised Value, represents fair consideration for the Partnership Interests of the MDAH Limited Partners in the Merger in relation to MDAH. The General Partner also has concluded that the Exchange Value established for the MDAH Limited Partners fairly reflects the value of the assets held by MDAH. In addition, the Fairness Opinion supports these conclusions.

  . MDAH Limited Partners will be able to defer recognition of gain until such time as they choose to realize such gain based on their own personal circumstances.

  . The General Partner has concluded that the potential benefits of the Merger to the MDAH Limited Partners, as described under "Background and Reasons for the Mergers and the REIT Conversion-- Reasons for the Mergers," outweigh the potential risks and detriments of the Merger for the MDAH Limited Partners, as described in "Risk Factors."

  . The Fairness Opinion, in the view of the General Partner, supports the fairness of the Merger, even though it includes qualifications, limitations and assumptions relating to its scope and other factors that MDAH Limited Partners should consider carefully. The availability of the Fairness Opinion is particularly significant in light of the absence of arm's length negotiations in establishing the terms of the Merger.

  . Host will contribute its wholly owned full-service hotel assets, substantially all of its interests in the Hotel Partnerships and its other assets (excluding its senior living assets and the cash or securities to be

                                 MDAH Supp-22
   distributed to its shareholders) to the Operating Partnership in exchange for (i) a number of OP Units equal to the number of outstanding shares of common stock of Host, (ii) preferred partnership interests in the Operating Partnership corresponding to any shares of Host preferred stock outstanding at the time of the REIT Conversion and (iii) the assumption by the Operating Partnership of all liabilities of Host (including past and future tax liabilities), other than liabilities of SLC. Following these contributions, the Operating Partnership and its subsidiaries will directly own all of Host's wholly owned hotels and all of Host's interests in the Hotel Partnerships and Host's other assets. Host will receive OP Units in respect of its general partner interests in MDAH on substantially the same basis as the Partnership Units held by MDAH Limited Partners. Host REIT will not receive any compensation for its services as general partner to the Operating Partnership following the REIT Conversion and will benefit from the operations of the Operating Partnership only to the extent of the distributions received based upon its percentage interest in the Operating Partnership to the same extent as the other limited partners. Because Host REIT will share in the value of the Operating Partnership solely through distributions and not through any separate compensation structure, the General Partner believes that this is a factor supporting the fairness of the Merger to the MDAH Limited Partners.

  . The General Partner believes that the value of the consideration to be received by the MDAH Limited Partners in the Merger is fair in relation to the value which would be derived by such Limited Partners under any of the alternatives described under "Background and Reasons for the Mergers and the REIT Conversion--Alternatives to the Mergers," especially since the Exchange Value of MDAH is equal to its Adjusted Appraised Value, which is the greatest of the Adjusted Appraisal Value, the Continuation Value and the Liquidation Value and the historic prices paid for MDAH Partnership Units. The General Partner does not believe that the sale of any of MDAH's Hotels and liquidation of MDAH will obtain for MDAH Limited Partners as much value as the value to be received by such MDAH Limited Partners following the Merger. The General Partner believes that the following benefits are of the greatest value and importance to the MDAH Limited Partners:

    . Enhanced Liquidity. The Merger and the REIT Conversion will offer MDAH Limited Partners significantly enhanced liquidity with respect to their investment in MDAH because, commencing one year following the Effective Date, MDAH Limited Partners who retain OP Units will be able to exercise their Unit Redemption Right at any time, subject to certain limited exceptions. Host has approximately 204 million shares of common stock outstanding and is expected to have a total common equity market capitalization of approximately $ billion after giving effect to the estimated $ million earnings and profits distribution
       (based on Host's $  closing price per share on the NYSE on      ,
       1998). The exercise of the Unit Redemption Right, however, generally would result in recognition of taxable income or gain at that time.

    . Risk Diversification. Upon consummation of the REIT Conversion, each MDAH Limited Partner's investment will be converted from an investment in MDAH, which owns six hotels, into an investment in an enterprise that initially will own or control approximately 120 Hotels and will have a total market capitalization of approximately $ billion, thereby reducing the dependence upon the performance of, and the exposure to the risks associated with, any particular Hotel or group of Hotels currently owned by MDAH and spreading such risk over a broader and more varied portfolio, including more diverse geographic locations and multiple brands.

    . Reduction in Leverage and Interest Costs. It is expected that the Operating Partnership will have a lower leverage to value ratio than MDAH currently, which has a leverage ratio of 58% (calculated as a percentage of Appraised Value), resulting in interest and debt service savings and greater financial stability.

    . Regular Quarterly Cash Distributions. The General Partner expects that the Operating Partnership will make regular quarterly cash distributions to holders of OP Units. Host expects that these distributions will be higher than the estimated cash distributions for 1998 of MDAH and, in any event, the ability to receive distributions quarterly and in regular amounts would be enhanced.

                                 MDAH Supp-23

    . Substantial Tax Deferral. The General Partner expects that MDAH Limited Partners who do not elect to receive Notes in exchange for OP Units generally should be able to obtain the benefits of the Merger while continuing to defer recognition for federal income tax purposes of at least a substantial portion, if not all, of the gain with respect to their Partnership Interests that otherwise would be recognized in the event of a liquidation of MDAH or a sale or other disposition of its assets in a taxable transaction.

  . The General Partner believes that the economic terms of the leases of the MDAH Hotels are fair and reasonable from the standpoint of the Operating Partnership.

  The General Partner believes that the factors described above, which support the fairness of the Merger to the MDAH Limited Partners, when weighed against the factors that may be disadvantageous, taken as a whole, indicate that the Merger is fair to the MDAH Limited Partners.

FAIRNESS OPINION

  AAA, an independent financial advisory firm with substantial real estate and partnership transaction experience, was engaged by the General Partner and the other General Partners to perform the Appraisals and to render the Fairness Opinion that (i) the Exchange Value and the methodologies and underlying assumptions used to determine the Exchange Value, the Adjusted Appraised Value, the Continuation Value and the Liquidation Value of MDAH and each other Partnership (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels) are fair and reasonable, from a financial point of view, to the MDAH Limited Partners and the Limited Partners of each other Partnership and (ii) the methodologies used to determine the value of an OP Unit and to allocate the equity in the Operating Partnership to be received by the MDAH Limited Partners and the Limited Partners of each other Partnership are fair and reasonable to the MDAH Limited Partners and the Limited Partners of each other Partnership. The Fairness Opinion is addressed to each Partnership and it may be relied upon by each of the MDAH Limited Partners and the Limited Partners of each of the other Partnerships. The full text of the Fairness Opinion, which contains a description of the assumptions and qualifications applicable to the review and analysis by AAA, is set forth in Appendix B to the Consent Solicitation and should be read in its entirety. The material assumptions and qualifications to the Fairness Opinion are summarized below, although this summary does not purport to be a complete description of the various inquiries and analyses undertaken by AAA in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex analytical process not necessarily susceptible to partial analysis or amenable to summary description. For a more complete description of the assumptions and qualifications that limit the scope of the Fairness Opinion, see "--Qualifications to Fairness Opinion" and "--Assumptions" below.

  Although the General Partner advised AAA that certain assumptions were appropriate in its view, the General Partner imposed no conditions or limitations on the scope of the investigation by AAA or the methods and procedures to be followed by AAA in rendering the Fairness Opinion. The fees and expenses of AAA will be treated as a Merger Expense and will be paid by the Operating Partnership. In addition, the General Partner has agreed to indemnify AAA against certain liabilities. See "--Compensation and Material Relationships."

  Qualifications to Fairness Opinion. In the Fairness Opinion, AAA specifically states that it did not: (a) specifically consider other methodologies for allocation of the OP Units, (b) address or conclude that other methodologies for allocation of the OP Units to MDAH and the other Partnerships might not have been more favorable to the Limited Partners in certain of the Partnerships, (c) negotiate with the General Partner, the General Partners of the other Partnerships or Host, (d) participate in establishing the terms of the Merger and the other Mergers, (e) provide an opinion as to the terms and conditions of the Merger and the other Mergers other than those explicitly stated in the Fairness Opinion, (f) make any independent review of the capital expenditure estimates set forth in the Engineering Study or (g) make any estimates of MDAH's and each other Partnership's contingent liabilities. In addition, with respect to the specific reference to the allocation of the equity interest in the Operating Partnership to be received by the limited partners of each Partnership, AAA has assumed that the average closing price on the NYSE of a Host REIT Common Share for the 20 trading days after the Effective Date of the Merger represents a fair price.

  In connection with preparing the Fairness Opinion, AAA was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the analysis set

                                 MDAH Supp-24
forth in Appendix B. AAA will not deliver any additional written opinion of the analysis, other than to update the written opinion if requested by the Operating Partnership.

  Experience of AAA. AAA is the world's largest independent valuation consulting firm and is regularly and continually engaged in the valuation of commercial real estate and businesses and their securities in connection with tender offers, mergers and acquisitions, recapitalizations and reorganizations, divestitures, employee stock ownership plans, leveraged buyout plans, private placements, limited partnerships, estate and corporate matters, other financial advisory matters and other valuation purposes.

  AAA was selected because of its experience in the valuation of businesses and their securities in connection with tender offers, mergers and acquisitions, recapitalizations and reorganizations, including transactions involving hotel partnerships. In addition, Host and its affiliates have previously engaged AAA to provide appraisals and fairness opinions in connection with other transactions. The General Partner and the other General Partners considered two other firms for purposes of performing the appraisals and rendering the Fairness Opinion and received proposals from each. The General Partner selected AAA based upon price and experience.

  Summary of Materials Considered and Investigation Undertaken. As a basis for rendering the Fairness Opinion, AAA has made such reviews, studies and analyses as it deemed necessary and pertinent in order to provide it with a reasonable basis for the Fairness Opinion, including, but not limited to, the following: (i) reviewed the transaction documents and SEC reporting and/or filing documents, including drafts of the Form S-4 for the Mergers; (ii) provided the Market Value of each Hotel owned by each Partnership in a separate short form appraisal report and each such report was reviewed and certified by an MAI appraiser as to its preparation in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation; as part of the Appraisals, AAA reviewed historical operating statements, 1998 budget and year-to-date results, and other financial information as it deemed necessary as a basis for the Fairness Opinion and the Appraisals also considered market transactions of similar lodging properties as appropriate as a basis for the Market Value of each Hotel; (iii) reviewed the methodologies used by each of the General Partners in their determination of the Exchange Value of each Partnership, including the nature and amount of all adjustments to the Appraised Values in determining such Exchange Values; AAA reviewed and tested for the fairness and reasonableness of all adjustments as well as for consideration of all adjustments deemed to be appropriate by AAA; (iv) reviewed the methodologies used by each of the General Partners in their determination of the value of an OP Unit and the allocation of the equity interest in the Operating Partnership to be received by the partners of each Partnership, and AAA reviewed and tested for the fairness and reasonableness of the methods and measurements made by the General Partners; (v) reviewed the General Partners' determination of the Liquidation Value of each Partnership, and AAA reviewed and tested for the fairness and reasonableness of all adjustments proposed by the General Partners, as well as for consideration of all adjustments deemed appropriate by AAA; (vi) provided an estimate of the Continuation Value of each Partnership based upon the estimated present value of expected benefits to be received by each limited partner interest as though the Mergers did not occur and each Partnership's assets were sold within a twelve year period; AAA, as part of its analysis and review, determined appropriate rates of growth in house profit or net operating income, as well as reviewed other key variables affecting partnership cash flows and other economic/financial factors affecting the Partnerships' expected operations and results; (vii) reviewed the terms of the ground leases of the Hotels and the partnership agreement of each Partnership; (viii) reviewed audited and unaudited historical income statements, balance sheets and statements of sources and uses of funds of each Partnership and Host and pro forma financial information for Host REIT; (ix) reviewed audited and unaudited historical operating statements of each Hotel, as well as current operating statements and budgets; (x) conducted real estate valuation and financial due diligence with respect to the Partnerships and their underlying assets, liabilities and equity; (xi) reviewed internal Marriott International, Host and Partnership financial analyses and other internally generated data for each Hotel and (xii) discussed all of the foregoing information, where appropriate, with management of Marriott International, Host and the Partnerships and their respective employees.

  Assumptions. In rendering its opinion, AAA relied, without independent verification, on the accuracy and completeness in all material respects of certain relevant publicly available information and information provided

                                 MDAH Supp-25
to AAA by Host and the Hotels. AAA assumed that all information furnished by Host, the Hotels and the Partnerships and their representatives, upon which AAA relied, presented an accurate description in all material respects of the current and prospective status of the Hotels and the Partnerships from an operational and financial point of view. AAA also noted that the Fairness Opinion was based upon financial, economic, market and other considerations as they existed and could be evaluated on the date thereof.

  Conclusions. AAA concluded that, based upon and subject to its analysis and assumptions and limiting conditions, and as of the date of the Fairness
Opinion: (i) the Exchange Value and methodologies used to determine the Exchange Value, the Adjusted Appraised Value, the Continuation Value and the Liquidation Value of each Partnership (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of each of the Hotels) are fair and reasonable, from a financial point of view, to the MDAH Limited Partners and the Limited Partners of each other Partnership and (ii) the methodologies used to determine the value of an OP Unit and to allocate the equity interest in the Operating Partnership to be received by the MDAH Limited Partners and the Limited Partners of each other Partnership are fair and reasonable to the MDAH Limited Partners and the Limited Partners of each other Partnership.

  Compensation and Material Relationships. AAA has been paid a fee of $335,000 for its services as described herein, including the Appraisals and preparing to deliver the Fairness Opinion. In addition, AAA will be reimbursed for all reasonable out-of-pocket expenses, including legal fees and will be indemnified against certain liabilities, including certain liabilities under the securities laws. The fee was negotiated between Host, the General Partners and AAA. Payment of the fee to AAA is not dependent upon completion of the Mergers. AAA has been previously engaged by Host and its affiliates to provide appraisals, fairness opinions and solvency opinions in connection with other transactions.

VOTING PROCEDURES

  The consent of MDAH Limited Partners holding more than 50% of the outstanding limited partner interests is required for participation in the Merger. The General Partner may not vote its limited partner interests in connection with the Merger.

  An MDAH Limited Partner may mark the Consent Form to vote "FOR," "AGAINST" or "ABSTAIN" participation in a Merger by MDAH. THE FAILURE OF AN MDAH LIMITED PARTNER TO VOTE OR AN ABSTENTION WITH RESPECT THERETO WILL HAVE THE SAME EFFECT AS IF SUCH LIMITED PARTNER HAD VOTED HIS PARTNERSHIP INTERESTS "AGAINST" THE MERGER. LIMITED PARTNERS WHO RETURN A SIGNED CONSENT FORM BUT FAIL TO INDICATE THEIR APPROVAL OR DISAPPROVAL AS TO ANY MATTER (INCLUDING THE MERGER) WILL BE DEEMED TO HAVE VOTED TO APPROVE SUCH MATTER. The voting procedures applicable to MDAH Limited Partners are set forth in the Consent Solicitation under the heading "Voting Procedures-- Required Vote and Other Conditions."

  As of June 19, 1998, Palm Investors, LLC, owns 27.5 Partnership Units which represents 6.6% of the total MDAH Partnership Units. No other person owned of record, or to the Partnership's knowledge owned beneficially, more than 5% of the total number of MDAH Partnership Units.

FEDERAL INCOME TAX CONSEQUENCES

  In addition to the federal income tax consequences discussed in the sections of the Consent Solicitation entitled "Federal Income Tax Consequences" and "Risk Factors--Federal Income Tax Risks," MDAH Limited Partners should read carefully the following discussion of federal income tax consequences applicable specifically to the MDAH Limited Partners. The information included in this discussion is based upon various factual assumptions and information which are believed by the Operating Partnership and the General Partner to be reliable. However, some of these assumptions inevitably will not materialize, and unanticipated events and circumstances will occur. Therefore, there likely will be differences between the information provided herein, including the numerical data and estimates, and actual results, and the variations may be material and adverse.


                                 MDAH Supp-26

 Applicability of Tax Opinions

  Hogan & Hartson L.L.P. ("Hogan & Hartson"), counsel to Host REIT, Host and the Operating Partnership, has provided to Host REIT and the Operating Partnership an opinion letter (substantially in the form of Appendix C to the Consent Solicitation) as to certain federal income tax consequences to the Operating Partnership and the MDAH Limited Partners resulting from the Mergers and the REIT Conversion. The opinion letter is based upon certain assumptions and certain representations provided by Host REIT, Host, the Operating Partnership and the General Partners. These representations generally involve factual matters relating to the organization, ownership and operations (including the income, assets, businesses, liabilities and properties) of the Partnerships and Hotels contributed to the Operating Partnership by Host and the Blackstone Entities prior to the Mergers and the REIT Conversion and of Host REIT, the Operating Partnership and the Partnerships following the Mergers and the REIT Conversion. In addition, on the Effective Date, Hogan & Hartson expects to provide to Host REIT and the Operating Partnership an opinion letter (substantially in the form of Appendix D to the Consent Solicitation) as to the qualification and taxation of Host REIT as a REIT under the Code following the REIT Conversion. The receipt of this opinion letter is a condition to the REIT Conversion and each of the Mergers. See "Federal Income Tax Consequences--Summary of Tax Opinions" in the Consent Solicitation.

  Each opinion provided by Hogan & Hartson in the opinion letter that is substantially in the form of Appendix C to the Consent Solicitation is applicable to the MDAH Limited Partners.

  The opinions already rendered by Hogan & Hartson are based on the Code and Treasury Regulations in effect on the date hereof, current administrative interpretations and positions of the IRS and existing court decisions, and the opinions to be rendered by Hogan & Hartson on the Effective Date will be based on the same authorities as of the Effective Date. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the law or the above conclusions reached by counsel. In addition, any such change could apply retroactively to transactions preceding the date of change. Moreover, opinions of counsel merely represent counsel's best judgment with respect to the probable outcome on the merits and are not binding on the IRS or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinions (which do not bind the IRS or the courts) will not be challenged by the IRS or will be sustained by a court if so challenged. With the one exception described below (see "--Tax Consequences of the Merger--Deemed Cash Distribution and Resulting Taxable Gain") and in the Consent Solicitation under "Federal Income Tax Consequences--Tax Consequences of the Mergers--IRS Ruling Request Regarding Allocation of Partnership Liabilities," neither Host REIT, the Operating Partnership nor the General Partners have requested or plan to request any rulings from the IRS concerning the tax consequences of the Mergers or the treatment of either the Operating Partnership or Host REIT subsequent to the REIT Conversion.

 Tax Consequences of the Merger

  Overview. Hogan & Hartson has provided an opinion to the effect that the Merger will not result in the recognition of taxable gain or loss at the time of the Merger to an MDAH Limited Partner (i) who does not exercise his Unit Redemption Right on a date sooner than the date two years after the date of the consummation of the Merger; (ii) who does not receive a cash distribution (or a deemed cash distribution resulting from relief from liabilities, including as a result of any prepayment of the MDAH Mortgage Debt) in connection with the Merger or the REIT Conversion in excess of his aggregate adjusted basis in his MDAH Partnership Units at the time of the Merger; (iii) who does not elect to receive a Note in exchange for his OP Units in connection with the Merger (the "Note Election"); (iv) who is not required to recognize gain by reason of the exercise by another MDAH Limited Partner of his right to make the Note Election; and (v) who does not have his "at risk" amount fall below zero as a result of the Merger or the REIT Conversion. See "Federal Income Tax Consequences--Summary of Tax Opinions" in the Consent Solicitation.

  With respect to the foregoing exceptions to nonrecognition treatment, the Operating Partnership and the General Partner believe as follows: (i) an MDAH Limited Partner who acquired his MDAH Partnership Units in

                                 MDAH Supp-27
the original offering of such Partnership Units and who has held such Partnership Units at all times since would not be considered to receive, as a result of the Merger, a distribution (or a deemed cash distribution resulting from relief from liabilities) that exceeds his aggregate adjusted basis in his MDAH Partnership Units at the time of the Merger, and would not have his "at risk" amount fall below zero as a result of the Merger, even if all of the MDAH Mortgage Debt were to be repaid in connection with the Merger or the REIT Conversion, and (ii) none of the personal property owned by MDAH will need to be sold to a Non-Controlled Subsidiary in connection with the REIT Conversion. See "Federal Income Tax Consequences--Tax Consequences of the Mergers-- Overview" in the Consent Solicitation.

  With respect to the effects of an MDAH Limited Partner's election to receive a Note in exchange for his OP Units in connection with the Merger, Hogan & Hartson is of the opinion that although the matter is not free from doubt, an MDAH Limited Partner who does not make the Note Election should not be required to recognize gain by reason of another MDAH Limited Partner's exercise of such right. With respect to the exercise of a Unit Redemption Right, Hogan & Hartson is of the opinion that it is more likely than not that an MDAH Limited Partner's exercise of his Unit Redemption Right more than one year after the date of consummation of the Merger but less than two years after such date will not cause the Merger itself to be a taxable transaction for the MDAH Limited Partner (or the other MDAH Limited Partners). See "Federal Income Tax Consequences--Summary of Tax Opinions" in the Consent Solicitation. Opinions of counsel, however, do not bind the IRS or the courts, and no assurances can be provided that such opinions will not be challenged by the IRS or will be sustained by a court if so challenged.

  Deemed Cash Distribution and Resulting Taxable Gain. With respect to his MDAH Partnership Units, an MDAH Limited Partner will receive no actual cash distribution in connection with the Merger but would be deemed to receive a cash distribution in connection with the Merger to the extent that his share of Operating Partnership liabilities immediately after the Merger and the REIT Conversion is less than his share of MDAH liabilities immediately prior to the Merger. For example, any prepayment of the MDAH Mortgage Debt or debt encumbering other Hotels may result in a deemed cash distribution to the MDAH Limited Partners. See "Federal Income Tax Consequences--Tax Consequences of the Mergers--Relief from Liabilities/Deemed Cash Distribution" in the Consent Solicitation. Even though the MDAH Mortgage Debt and the debt encumbering the other Hotels is not expected to be repaid or refinanced in connection with the Mergers and the REIT Conversion (except as described in the Consent Solicitation), an MDAH Limited Partner's share of indebtedness following the Mergers and the REIT Conversion may nonetheless decrease in comparison to the Limited Partner's estimated aggregate share of MDAH indebtedness as of December 31, 1998 (calculated based on the assumption that the Mergers did not occur) by reason of the manner in which the debt allocation rules work when multiple assets with different levels of leverage are consolidated into a single partnership.

  An MDAH Limited Partner, however, would recognize taxable gain as a result of any deemed cash distribution only to the extent that the deemed cash distribution were to exceed his adjusted tax basis in his MDAH Partnership Units immediately prior to the Merger. As noted above, the Operating Partnership and the General Partner believe, based upon and subject to the assumptions and other limitations described below, that an MDAH Limited Partner who acquired his MDAH Partnership Units in the original offering of such Partnership Units and has held the Partnership Units at all times since the offering will have an adjusted tax basis in excess of the deemed cash distribution that might occur in connection with the Merger and the REIT Conversion, even if all MDAH Mortgage Debt were to be repaid. Therefore, such an MDAH Limited Partner should not recognize gain due to such deemed cash distribution resulting from the relief from liabilities in connection with the Merger and the REIT Conversion.

  The adjusted tax basis of an MDAH Limited Partner who did not acquire his MDAH Partnership Units in the original offering of such Partnership Units or who has not held his MDAH Partnership Units at all times since such offering could vary materially from that of an MDAH Limited Partner who did so. If an MDAH Limited Partner has an adjusted tax basis in his MDAH Partnership Units (per MDAH Partnership Unit) that is substantially less than the adjusted tax basis of an MDAH Limited Partner who acquired his MDAH Partnership

                                 MDAH Supp-28

Units in the original offering of such Partnership Units and has held such Partnership Units at all times since, he could recognize gain due to any deemed cash distribution resulting from the relief from liabilities in connection with the Merger and the REIT Conversion.

  The Operating Partnership has no current plan or intention to cause the prepayment of the MDAH Mortgage Debt as part of the Merger and the REIT Conversion or, except as described in the Consent Solicitation, any of the nonrecourse liabilities encumbering the Hotels owned by the other Partnerships. The Operating Partnership, however, will have to repay mortgage indebtedness securing the Hotels owned by the Partnerships at the time such indebtedness matures (including the MDAH Mortgage Debt which will mature on December 15, 1999). There can be no assurance that at the time of any such refinancing the Operating Partnership will be able to secure nonrecourse mortgage indebtedness secured only by those Hotels in an amount sufficient to avoid a deemed cash distribution to the former Limited Partners in certain of those Partnerships, including MDAH in connection with the refinancing of the MDAH Mortgage Debt (although such a deemed distribution of cash may or may not result in the recognition of taxable income or gain by the former MDAH Limited Partners). Moreover, the Operating Partnership's current long-term financing strategy is to have as little debt as possible that is secured by individual Hotels and to have as much debt as possible in the form of unsecured debt, held either by the public or by institutional investors, which debt may or may not be recourse to Host REIT, as general partner of the Operating Partnership. In view of these considerations and the potential adverse consequences to Limited Partners in certain Partnerships, the Operating Partnership has requested from the IRS a ruling to the effect that such unsecured indebtedness of the Operating Partnership that is issued initially to institutional investors and is not recourse to Host REIT (i) would qualify as "nonrecourse liabilities" for purposes of Code Section 752, (ii) to the extent the proceeds thereof are applied to repay existing nonrecourse mortgage indebtedness secured by one or more Hotels (including the MDAH Mortgage Debt), would be considered to be "secured" by those Hotels for purposes of allocating the liabilities for tax basis purposes (and thus would be allocable, at least in substantial part, to the former Limited Partners in the Partnerships owning those Hotels, including the MDAH Limited Partners), and (iii) would constitute "qualified nonrecourse financing" secured by such Hotels for purposes of Code
Section 465. The IRS has recently issued a ruling to that effect to another taxpayer, and has indicated to the Operating Partnership's representatives that it is favorably inclined to issue that ruling to the Operating Partnership.

  Section 465(e) Recapture. As discussed in the Consent Solicitation, see "Federal Income Tax Consequences--Tax Consequences of the Mergers--Section 465(e) Recapture," the "at risk" rules of Section 465 of the Code generally apply to limit the use of partnership losses by a partner. Under Section 465(e) of the Code, a partner may be required to include in gross income, or "recapture," losses previously allowed to such partner with respect to his investment in a partnership if the amount for which the partner is "at risk" in relation to his investment in the partnership is less than zero at the close of the taxable year.

  It is possible that the consummation of the Mergers and the REIT Conversion or the repayment of certain "qualified nonrecourse financing" of the Operating Partnership, the Hotel Partnerships or the Hotels contributed to the Operating Partnership by the Blackstone Entities at the time of or following the Mergers and the REIT Conversion could, singularly or in combination, cause an MDAH Limited Partner's amount at risk in relation to his investment in MDAH (and, after the Mergers, in the Operating Partnership) to be reduced below zero, resulting in an income inclusion to the Limited Partner under Section 465(e) of the Code. Currently, a sufficient portion of the current debt of MDAH constitutes "qualified nonrecourse financing" so that the MDAH Limited Partners have positive at risk amounts, and the Operating Partnership expects that most of the current debt with respect to the other Hotel Partnerships and the Hotels contributed by the Blackstone Entities that will be assumed by the Operating Partnership as part of the Mergers and the REIT Conversion should qualify as "qualified nonrecourse financing." The Operating Partnership and the General Partner believe, based upon and subject to the assumptions and other limitations described below, that an MDAH Limited Partner who acquired his MDAH Partnership Units in the original offering of such Partnership Units and has held the Partnership Units at all times since will have a positive at risk amount immediately following the Merger and the REIT Conversion, even if all of the MDAH Mortgage Debt were to be repaid in connection with the Merger and the REIT Conversion and

                                 MDAH Supp-29
the MDAH Limited Partners were to have no share of any other "qualified nonrecourse financing" following the Merger and the REIT Conversion.

  It is possible, however, that a former MDAH Limited Partner's at risk amount could decline in the future, either because of the allocation of losses from the Operating Partnership to that former MDAH Limited Partner or because of cash distributions by the Operating Partnership to that former MDAH Limited Partner in excess of the taxable income allocable to him with respect to his OP Units. In that event, it may be necessary for the former MDAH Limited Partner to have a share of "qualified nonrecourse financing" from the Operating Partnership in order to avoid recognizing income by reason of his at risk amount falling below zero. Moreover, there can be no assurance that debt incurred by the Operating Partnership in the future to refinance the MDAH Mortgage Debt or outstanding mortgage debt of the other Hotel Partnerships or the Hotels contributed by the Blackstone Entities will qualify as "qualified nonrecourse financing." If, however, the Operating Partnership were to obtain the requested ruling from the IRS and were to refinance existing mortgage indebtedness of the Partnerships with the type of indebtedness described in the ruling, such indebtedness should constitute "qualified nonrecourse financing" for purposes of the "at risk" rules.

  Impact of Assumption of MDAH Liabilities by the Operating Partnership. As described in the Consent Solicitation, see "Federal Income Tax Consequences-- Tax Consequences of the Mergers--Disguised Sale Regulations," an MDAH Limited Partner will recognize gain to the extent he is treated as having sold all or part of his MDAH Partnership Interest in a "disguised sale." For purposes of these rules, certain reductions in a partner's share of partnership liabilities are treated as a transfer of money or other property from the partnership to the partner which may give rise to a disguised sale, even if that reduction would not otherwise result in a taxable deemed cash distribution in excess of the partner's basis in his partnership interest. However, if a transfer of property by a partner to a partnership is not otherwise treated as part of a disguised sale, then any reduction in the partner's share of "qualified liabilities" also will not be treated as part of a disguised sale. A "qualified liability" in connection with a transfer of property to a partnership includes (i) any liability incurred more than two years prior to the earlier of the transfer of the property or the date the partner agrees in writing to the transfer, as long as the liability has encumbered the transferred property throughout the two-year period; (ii) a liability that was not incurred in anticipation of the transfer of the property to a partnership, but that was incurred by the partner within the two-year period prior to the earlier of the date the partner agrees in writing to transfer the property or the date the partner transfers the property to a partnership and that has encumbered the transferred property since it was incurred; (iii) a liability that is traceable under the Treasury Regulations to capital expenditures with respect to the property; and (iv) a liability that was incurred in the ordinary course of the trade or business in which property transferred to the partnership was used or held, but only if all the assets related to that trade or business are transferred, other than assets that are not material to a continuation of the trade or business. However, a recourse liability is not a "qualified liability" unless the amount of the liability does not exceed the fair market value of the transferred property (less any other liabilities that are senior in priority and encumber such property or any allocable liabilities described in (iii) or (iv), above) at the time of transfer.

  The General Partner and the Operating Partnership believe, based upon their review of the facts and circumstances surrounding such liability, that all liabilities of MDAH fall into one of the four categories of "qualified liabilities" described above and, accordingly, that the mere assumption by the Operating Partnership of the outstanding liabilities of MDAH will not give rise to a "disguised sale" by any of the MDAH Limited Partners.

 Tax Treatment of MDAH Limited Partners Who Hold OP Units Following the Merger

  Initial Basis in Units. In general, an MDAH Limited Partner will have an initial tax basis in his OP Units received in the Merger with respect to his MDAH Partnership Units equal to the basis in his MDAH Partnership Units at the time of the Merger, reduced to reflect any deemed cash distributions resulting from a reduction in his share of MDAH liabilities and increased to reflect his share of other liabilities of the Operating Partnership and any gain required to be recognized in connection with the Merger and the REIT Conversion. For a discussion of the federal income tax consequences for an MDAH Limited Partner from a reduction in basis that may result

                                 MDAH Supp-30
from the Merger and the REIT Conversion, see "Federal Income Tax
Consequences--Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers--Initial Tax Basis of OP Units" in the Consent Solicitation.

  Tax Allocations by the Operating Partnership upon a Sale of MDAH
Hotels. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (referred to as the "Book-Tax Difference"). The Operating Partnership and the General Partner estimate, based upon and subject to the assumptions and other limitations described below, that the Book-Tax Difference for all MDAH Limited Partners (but excluding all of Host's interests) with respect to the MDAH Hotels will be $28,255,544 upon the consummation of the Merger.

  If the Operating Partnership were to sell all of the MDAH Hotels, the former partners of MDAH (including Host REIT with respect to the interest in MDAH held indirectly by Host through the General Partner) would be specially allocated by the Operating Partnership an aggregate amount of taxable gain equal to the aggregate Book-Tax Difference with respect to the MDAH Hotels. The share of such gain allocable to an MDAH Limited Partner who acquired his MDAH Partnership Units in the original offering of such Partnership Units and held such Partnership Units at all times since would be $71,015 per MDAH Partnership Unit for a Limited Partner who acquired his Partnership Units for cash ($76,165 if such Limited Partner elected to reduce his basis in his MDAH Partnership Units in lieu of recognizing cancellation of indebtedness income in 1993), and $71,953 per MDAH Partnership Unit for a Limited Partner who acquired his Partnership Units pursuant to the installment purchase plan ($77,105 if such Limited Partner elected to reduce his basis in his MDAH Partnership Units in lieu of recognizing cancellation of indebtedness income in 1993). The share of such gain of an MDAH Limited Partner who did not acquire his MDAH Partnership Units in the original offering of such Partnership Units or who has not held his MDAH Partnership Units at all times since such offering could vary materially from these amounts. If the Operating Partnership were to sell an MDAH Hotel with a Book-Tax Difference, the remaining Book-Tax Difference at the time the Hotel is sold would be required to be allocated exclusively to the former MDAH Limited Partners and the General Partner, even though the proceeds of such sale would be allocated proportionately among all the partners in the Operating Partnership (and would likely be retained by the Operating Partnership, rather than distributed to holders of OP Units and Common Shares of Host REIT). The MDAH Limited Partners would not be entitled to any special distributions from the Operating Partnership in connection with such a sale, and thus would not necessarily receive cash distributions from the Operating Partnership sufficient to pay such additional taxes. Although the Partnership Agreement does not impose any restrictions upon the Operating Partnership preventing it from causing the sale of any or all of the MDAH Hotels at any time following the Merger, the Operating Partnership does not have current plans to pursue a sale of any of the MDAH Hotels. See "Federal Income Tax Consequences--Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers--Sale of Individual Hotels" in the Consent Solicitation.

  Tax Allocations with Respect to Contributed Hotels Generally. The tax allocations of depreciation to the MDAH Limited Partners may change significantly as a result of the Mergers and the REIT Conversion for two reasons. First, as described above, pursuant to Section 704(c) of the Code, depreciation and deductions attributable to the MDAH Hotels will be required to be allocated for federal income tax purposes in a manner such that the MDAH Limited Partners are charged with the Book-Tax Difference associated with the MDAH Hotels at the time of the consummation of the Merger. Consequently, an MDAH Limited Partner will be allocated less depreciation with respect to the MDAH Hotels than would be the case if the Mergers had not occurred and the MDAH Limited Partner had continued to hold his MDAH Partnership Units. (On the other hand, a former MDAH Limited Partner will be allocated depreciation with respect to other Hotels acquired by the Operating Partnership in connection with the Mergers and the REIT Conversion, including the Hotels owned

                                 MDAH Supp-31
by the other Hotel Partnerships and the Hotels being contributed to the Operating Partnership by Host and the Blackstone Entities in connection with the Mergers and the REIT Conversion.) Second, the Mergers will cause the technical termination under Section 708(b)(1)(B) of the Code of MDAH and most of the other Hotel Partnerships that participate in the Mergers. Section 168(i)(7) of the Code provides, in effect, that when a partnership terminates under Section 708(b)(1)(B) of the Code, the partnership must begin new depreciation periods for its property. As a result, the remaining bases of the real estate components of the MDAH Hotels and the Hotels held by the other Hotel Partnerships that terminate will be depreciated over 39 years, rather than over the remaining current lives of such Hotels (which range from less than one year to 39 years). See "Federal Income Tax Consequences--Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers--Effect of Mergers on Depreciation" in the Consent Solicitation.

  In light of the complexity of the governing rules affecting the calculation and allocation of depreciation with respect to properties contributed to a partnership, particularly when a number of those properties are subject to the separate adjustments required in connection with a technical termination under
Section 708 of the Code, the number of Hotels that the Operating Partnership will be acquiring in connection with the Mergers and the REIT Conversion, and the impact on these calculations of other outside events, including equity offerings by Host or Host REIT and other acquisitions undertaken by Host, Host REIT or the Operating Partnership prior to or in connection with the REIT Conversion, the Operating Partnership and the General Partner believe that it is impossible to predict with any degree of precision the impact that the Mergers and the REIT Conversion will have on the future depreciation (and, consequently, the amount of taxable income) allocable to an MDAH Limited Partner.

  Special Depreciation Adjustment for Certain MDAH Limited
Partners. Currently, MDAH is reporting on an annual basis to the MDAH Limited Partners each Limited Partner's proportionate share of depreciation from MDAH's depreciable real property to assist those MDAH Limited Partners who elected to exclude from their taxable income certain discharge of indebtedness income realized by MDAH in taxable year 1993 (and thus to reduce their adjusted basis in their MDAH Partnership Units). At this time, there is no administrative guidance regarding the impact of the Merger upon the MDAH Limited Partners who made the election to exclude such income. In the absence of such guidance, it is impossible for the Operating Partnership and the General Partner to predict the tax treatment of such MDAH Limited Partners resulting from the Merger. More specifically, it is unclear how the MDAH Limited Partners should account for the basis adjustments following the Merger. One possible approach might be to continue to recognize as income each year the depreciation that would have been foregone with respect to the MDAH Hotels by reason of the basis adjustment if the Merger had not occurred. There can be no assurance, however, that this method is the correct approach for dealing with the basis adjustments following the Merger. It is important that each MDAH Limited Partner who elected to adjust his basis in his Partnership Units in lieu of recognizing cancellation of indebtedness income in 1993 consult with his personal tax advisors as to how to deal with these basis adjustments following the Merger. If MDAH participates in the Merger, the Operating Partnership will provide an annual report to the former MDAH Limited Partners showing the proportionate share of depreciation from MDAH's depreciable property that would have been reported to the MDAH Limited Partners by MDAH if the Merger had not occurred.

  Impact on Passive Activity Losses of an Investment in a Publicly Traded Partnership. The passive loss limitation rules generally provide that individuals, estates, trusts and certain closely held corporations and personal service corporations can only deduct losses from passive activities (generally activities in which the taxpayer does not materially participate, which would include the Operating Partnership for MDAH Limited Partners) to the extent that such losses are not in excess of the taxpayer's income from passive activities or investments. An MDAH Limited Partner would be able to offset losses from other passive activities against income from the Operating Partnership that is considered passive income (but not portfolio income) so long as the Operating Partnership is not treated as a publicly traded partnership. The Operating Partnership and the General Partner believe, however, that there is a substantial risk that the Operating Partnership will be treated as a publicly traded partnership for purposes of the passive loss limitation rules. In this event, any losses or deductions of the Operating Partnership allocable to an MDAH Limited Partner after the Merger could not be

                                 MDAH Supp-32
used to offset passive income from other passive activities. Similarly, losses from other passive activities (including losses attributable to MDAH for periods prior to the Merger) could not be applied to offset income of the Operating Partnership allocated to an MDAH Limited Partner. An MDAH Limited Partner, however, would be able to offset any passive losses from his investment in MDAH (or other investments) against any gain recognized by the MDAH Limited Partner as a result of the Merger. The Operating Partnership and the General Partner estimate that, as of December 31, 1998, an MDAH Limited Partner who acquired his MDAH Partnership Units in the original offering of such Partnership Units, has held those Partnership Units continuously since that time, and whose Partnership Units have been his only investment in a passive activity would have a passive activity loss carryforward of approximately $8,184, on a per Partnership Unit basis, for an MDAH Limited Partner whose MDAH Partnership Units were acquired for cash (approximately $24,744 if such Limited Partner elected to reduce his basis in his MDAH Partnership Units in lieu of recognizing cancellation of indebtedness income in 1993), and approximately, $31,562, on a per Partnership Unit basis, for an MDAH Limited Partner whose MDAH Partnership Units were acquired pursuant to the installment purchase plan (approximately $36,714 if such Limited Partner elected to reduce his basis in his MDAH Partnership Units in lieu of recognizing cancellation of indebtedness income in 1993).

  State and Local Taxes. MDAH Limited Partners holding OP Units will be subject to state and local taxation in a number of jurisdictions in which the Operating Partnership directly or indirectly holds real property and would be required to file periodic tax returns in those jurisdictions. In this regard, immediately following the Mergers and the REIT Conversion, the Operating Partnership expects that it will own properties in approximately 28 states across the United States and in the District of Columbia. Currently, MDAH owns, directly and indirectly, properties in only five states. See "Federal Income Tax Consequences--Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers--State and Local Taxes" in the Consent Solicitation.

 Assumptions Used in Determining Tax Consequences of the Merger

  In preparing the discussion set forth above, the Operating Partnership and the General Partner made several key assumptions, which are described below. If any such assumption is not accurate with respect to a particular MDAH Limited Partner, the tax consequences of the Merger to such Limited Partner could be substantially different from those reflected above. ACCORDINGLY, EACH MDAH LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISORS TO DETERMINE THE IMPACT OF SUCH MDAH LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER.

  First, with respect to an MDAH Limited Partner's basis in his MDAH Partnership Units prior to the Merger, the Operating Partnership and the General Partner assumed that an MDAH Limited Partner acquired his MDAH Partnership Units in the original offering of such Partnership Units and has held such Partnership Units at all times since the offering (the "Original Limited Partner's Adjusted Basis"). In general, each MDAH Limited Partner had an initial tax basis in his MDAH Partnership Units ("Initial Basis") equal to his cash investment in MDAH (plus his proportionate share of MDAH's nonrecourse liabilities at the time he acquired his MDAH Partnership Units). An MDAH Limited Partner's Initial Basis generally has been increased by (a) such Limited Partner's share of MDAH taxable income and (b) any increases in his share of the liabilities of MDAH. Generally, such Limited Partner's Initial Basis has been decreased (but not below zero) by (i) his share of MDAH cash distributions, (ii) any decreases in his share of liabilities of MDAH,
(iii) his share of losses of MDAH and (iv) his share of nondeductible expenditures of MDAH that are not chargeable to capital. If an MDAH Limited Partner has an adjusted tax basis in his MDAH Partnership Units that is less than the tax basis of an MDAH Limited Partner who acquired his MDAH Partnership Units in the original offering of such Partnership Units and has held such Partnership Units at all times since, the Merger might result in the receipt by the MDAH Limited Partner of a deemed distribution of cash in excess of his adjusted tax basis in his MDAH Partnership Units, which could result in the recognition of income or gain.

  The General Partner has set forth on Appendix E to the Consent Solicitation for MDAH (i) the Original Limited Partner's Adjusted Basis as of December 31, 1997 for each such MDAH Limited Partner, and (ii) an

                                 MDAH Supp-33
estimate of such MDAH Limited Partner's Original Limited Partner's Adjusted Basis as of December 31, 1998 (computed without regard to the Mergers and based upon the assumptions set forth in Appendix E to the Consent Solicitation). The General Partner also has set forth on Appendix E to the Consent Solicitation for each MDAH Limited Partner whose adjusted basis in his MDAH Partnership Interest is the same as the Original Limited Partner's Adjusted Basis (i) the MDAH liabilities allocable to such MDAH Limited Partner as of December 31, 1997, and (ii) an estimate of the MDAH liabilities allocable to such Limited Partner as of December 31, 1998 (computed without regard to the Mergers and based upon the assumptions set forth in Appendix E to the Consent Solicitation). Each of these estimates is shown separately for those MDAH Limited Partners who acquired their Partnership Units at the time of the original offering pursuant to an installment purchase plan and reflects any adjustments attributable to an MDAH Limited Partner's election to reduce his basis in his MDAH Partnership Units in lieu of recognizing cancellation of indebtedness income in 1993.

  The adjusted tax basis of an MDAH Limited Partner who did not acquire his MDAH Partnership Units in the original offering of such Partnership Units could vary materially from that of an MDAH Limited Partner who did so for various reasons. If an MDAH Limited Partner has an adjusted tax basis in his MDAH Partnership Units that is less than the Original Limited Partner's Adjusted Tax Basis, the Merger might result in the receipt by the MDAH Limited Partner of a deemed distribution of cash in excess of his adjusted tax basis in his MDAH Partnership Units, which could result in the recognition of income or gain.

  Finally, the Operating Partnership and the General Partner assumed that the Merger will be treated for federal income tax purposes as the transfer by the MDAH Limited Partners of their interests in the Partnership to the Operating Partnership in exchange for OP Units. There can be no assurance, however, that the IRS will not seek to recharacterize each Merger as either (i) the liquidation of a Partnership followed by the distribution by the Partnership of its assets to its partners and the subsequent transfers by such partners of such assets to the Operating Partnership in exchange for OP Units, or (ii) the transfer by a Partnership of its assets to the Operating Partnership in exchange for OP Units (and possibly Notes) and the subsequent distribution of such OP Units (and possibly Notes) to its partners. If the Merger is recharacterized in the manner described in (ii) in the preceding sentence, the tax consequences of the Merger to the MDAH Limited Partners likely would be materially affected.

  EACH MDAH LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISORS TO DETERMINE THE IMPACT OF SUCH MDAH LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER. THE TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER TO A PARTICULAR MDAH LIMITED PARTNER COULD VARY SUBSTANTIALLY FROM THE CONSEQUENCES DESCRIBED ABOVE.

 Tax Treatment of MDAH Limited Partners Who Exercise Their Right to Make the Note Election

  An MDAH Limited Partner who exercises his right to make the Note Election and receive a Note in connection with the Merger will be treated as having made a taxable disposition of his OP Units. The amount realized in connection with such disposition will equal the sum of the "issue price" of the Note (i.e., the face amount of the Note, currently estimated as $98,343 per MDAH Partnership Unit) plus the portion of the MDAH liabilities allocable to the MDAH Limited Partner for federal income tax purposes immediately prior to the disposition of the OP Units (estimated as $155,313 per MDAH Partnership Unit as of December 31, 1998). To the extent the amount realized exceeds the MDAH Limited Partner's adjusted basis in his MDAH Partnership Units, the MDAH Limited Partner will recognize gain. The Operating Partnership and the General Partner estimate (assuming the MDAH Limited Partner acquired his MDAH Partnership Units at the time of the original offering and has held such Partnership Units at all times since the offering) that the amount of gain that would be recognized by an MDAH Limited Partner who made the Note Election would be approximately $60,140 per MDAH Partnership Unit, as of December 31, 1998, if such Partnership Unit was acquired for cash ($65,292 if such Limited Partner elected to reduce his basis in his MDAH Partnership Units in lieu of recognizing cancellation of indebtedness income in 1993), and $61,080 per MDAH Partnership Unit if such Partnership Unit

                                 MDAH Supp-34
was acquired pursuant to an installment purchase plan ($66,232 if such Limited Partner elected to reduce his basis in his MDAH Partnership Units in lieu of recognizing cancellation of indebtedness income in 1993). For a discussion of the federal income tax rates applicable to the net capital gain from the sale of a capital asset, see "Federal Income Tax Consequences--Tax Treatment of Limited Partners Who Hold OP Units Following the Merger--Disposition of OP Units by Limited Partners" in the Consent Solicitation. In this regard, the General Partner estimates that, as of December 31, 1998, if MDAH sold all of its Hotels in a fully taxable transaction for a net amount, after payment of liabilities, equal to the Liquidation Value of MDAH, the "unrecognized Section 1250 gain" per MDAH Partnership Unit would be $32,941 if such Partnership Unit were acquired for cash ($31,333 if such Limited Partner elected to reduce his basis in his MDAH Partnership Units in lieu of recognizing cancellation of indebtedness income in 1993), and $32,941 per MDAH Partnership Unit if such Partnership Unit were acquired pursuant to an installment purchase plan ($31,333 if such Limited Partner elected to reduce his basis in his MDAH Partnership Units in lieu of recognizing cancellation of indebtedness income in 1993) and the gain subject to tax as ordinary income under Code Section 1245 per MDAH Partnership Unit would be $6,352 if such Partnership Unit was acquired for cash ($6,236 if such Limited Partner elected to reduce his basis in his MDAH Partnership Units in lieu of recognizing cancellation of indebtedness income in 1993), and $6,352 per MDAH Partnership Unit if such Partnership Unit was acquired pursuant to an installment purchase plan ($6,236 if such Limited Partner elected to reduce his basis in his MDAH Partnership Units in lieu of recognizing cancellation of indebtedness income in 1993). An MDAH Limited Partner who makes the Note Election would be able to treat any per Partnership Unit passive activity loss carryforward with respect to the activities of MDAH, to the extent the sum of such losses exceeds his passive activity income for 1998, as losses that are not from a passive activity and, therefore, not subject to the passive activity loss limitation rules. For purposes of determining the gain recognized by a Limited Partner as a result of making the Note Election, an Original Limited Partner's Adjusted Basis does not reflect such Limited Partner's share of the syndication costs incurred by his Partnership at formation. An original MDAH Limited Partner's share of syndication costs was $11,559 per MDAH Partnership Unit.

  An MDAH Limited Partner who elects to receive a Note may be eligible to defer at least a portion of that gain under the "installment sale" rules. Those rules, however, will not permit the MDAH Limited Partner to defer all of the gain, and, to the extent that the face amount of the Note (and any other installment obligations received by the taxpayer during the year) outstanding at the end of the taxable year in which the Merger occur exceeds $5,000,000, will require that the MDAH Limited Partner who defers gain pay to the IRS interest on the resulting tax that has been deferred. The MDAH Limited Partner will not be eligible to defer gain recognized upon the receipt of the Note to the extent that his share of MDAH liabilities at the time of the Merger exceeds his adjusted tax basis in his MDAH Partnership Units immediately prior to the Merger (that is, to the extent that he has a "negative capital account" for tax purposes). In addition, the MDAH Limited Partner will not be eligible to defer gain to the extent that such gain would be taxed as ordinary income under Sections 1245 and 1250 of the Code. Lastly, if an MDAH Limited Partner disposes of his Note, any gain that had been deferred would be recognized in the year of disposition.

  THE SPECIFIC TAX ATTRIBUTES OF A PARTICULAR MDAH LIMITED PARTNER COULD HAVE A MATERIAL IMPACT ON THE TAX CONSEQUENCES OF THE MERGER, AND THE SUBSEQUENT OWNERSHIP AND DISPOSITION OF NOTES. THEREFORE, IT IS ESSENTIAL THAT MDAH LIMITED PARTNERS CONSIDERING ELECTING TO RECEIVE NOTES CONSULT WITH THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO SUCH MDAH LIMITED PARTNERS' RESPECTIVE PERSONAL TAX SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION.

 Tax Consequences if MDAH Does Not Participate in the Merger

  If MDAH does not participate in the Merger, the MDAH Limited Partners would not have any tax consequences resulting from the Merger. The consequences of continued ownership of MDAH Partnership Units will be the same as would have resulted if the Merger had not been proposed.


                                 MDAH Supp-35

                                    *  *  *

  The above description is not exhaustive of all possible tax considerations associated with the Merger and the REIT Conversion. This summary does not discuss foreign tax considerations, nor does it discuss all of the aspects of federal income taxation or state and local taxation that may be relevant to MDAH Limited Partners in light of their particular circumstances. EACH MDAH LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISORS TO DETERMINE THE IMPACT OF SUCH MDAH LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER.

                                 MDAH Supp-36

                            SELECTED FINANCIAL DATA

  The following table presents selected historical financial data derived from the audited financial statements for the five most recent fiscal years in the period ended December 31, 1997, the unaudited condensed financial statements for the First Two Quarters 1998 and the First Two Quarters 1997. The following data should be read in conjunction with the audited financial statements and the notes thereto, Management's Discussion and Analysis of Financial Condition and Results of Operations and the other financial information included elsewhere herein.

                               FIRST TWO
                               QUARTERS                     FISCAL YEAR
                            ----------------  -------------------------------------------
                             1998     1997     1997     1996     1995     1994     1993
                            -------  -------  -------  -------  -------  -------  -------
                              (UNAUDITED)             (AMOUNTS IN THOUSANDS,
                                                  EXCEPT PER PARTNERSHIP UNIT)(1)
Revenues..................  $14,521  $12,504  $26,699  $22,374  $19,715  $17,020  $15,148
Operating profit..........    9,225    7,868   15,433   12,125   10,039    5,658    3,335
Income (loss) before
 extraordinary item(2)....    5,396    3,784    6,986    3,418      393   (1,982)     158
Net income (loss).........    5,396    3,784    6,986    3,418      393   (1,982)   4,152
Distributions:
 General partner..........      --        15       14       19       18       15      --
 Limited partners.........      --     1,368    1,368    1,894    1,855    1,419      --
                            -------  -------  -------  -------  -------  -------  -------
Total.....................      --     1,383    1,382    1,913    1,873    1,434      --
Per Partnership Unit(1):
Net income (loss).........   12,903    9,048   16,705    8,174      940   (4,739)   9,928
Distributions.............      --     3,453    3,453    4,575    4,481    3,428      --
Cash provided by operating
 activities...............    7,579    6,180   15,597   11,041    6,990    5,957      --
Cash used in investing
 activities...............     (920)  (1,549)  (3,133)  (2,752)  (1,686)  (1,694)    (504)
Cash used in financing
 activities...............   (6,378)  (6,236) (14,089)  (8,537)  (4,898)  (4,027)  (4,110)
Increase (decrease) in
 cash and cash
 equivalents..............      281   (1,605)  (1,625)    (248)     406      236   (4,614)
Ratio of earnings to fixed
 charges (unaudited)(3)...     2.29x    1.90x    1.78x    1.37x    1.04x     --      1.00x
Deficiency of earnings to
 fixed charges
 (unaudited)(3)...........      --       --       --       --       --     1,982      --
Total assets at book
 value....................  124,009  126,620  129,831  129,918  130,360  133,073  137,310
Cash and cash
 equivalents..............    1,418    1,157    1,137    2,762    3,010    2,604    2,368
Total debt(4).............  125,822  138,181  137,643  144,374  147,052  150,350  152,489
Total liabilities.........  135,092  146,301  146,310  152,001  153,948  155,181  156,032
Partner's deficit:
 Limited partners.........  (11,023) (19,534) (16,365) (21,913) (23,403) (21,937) (18,586)
 General partner..........      (60)    (147)    (114)    (170)    (185)    (171)    (136)
Book value per Partnership
 Unit(1) (unaudited)......  (26,626) (47,184) (39,529) (52,930) (56,529) (52,988) (44,894)
Exchange value per
 Partnership Unit(1)
 (unaudited)................109,216.     --       --       --       --       --       --

--------
(1) A Partnership Unit represents a $100,000 original investment in MDAH.
(2) In 1993, the Partnership recorded an extraordinary gain of $3,994,000 for the forgiveness of accrued incentive management fees in conjunction with the refinancing of certain debt.

(3) The ratio of earnings to fixed charges is computed by dividing net income before interest expense and other fixed charges by total fixed charges, including interest expense, amortization of debt issuance costs and the portion of rent expense that is deemed to represent interest. Interest expense in 1993 includes a reduction of $2,884,000 related to rate swap termination costs. The deficiency of earnings to fixed charges is largely the result of depreciation and amortization of $6,548,000 in 1994.

(4) Total debt amounts includes amounts due to Host Marriott under Debt Service guarantees, Notes Payable and Deferred Purchase Debt of $15,629,000 as of June 19, 1998, June 20, 1997 and December 31, 1997 and
    1996, $15,106,000 as of December 31, 1995 and $15,706,000 as of December
    31, 1994 and 1993.

                                 MDAH Supp-37

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

  Hotel revenues represent house profit of the Hotels since substantially all of the operating decisions related to the generation of house profit of the Hotels rest with MHSI. House profit reflects Hotel operating results and represents gross Hotel sales less property level expenses, excluding depreciation and amortization, base management fees, property taxes, equipment rent and certain other costs which are disclosed separately in the statement of operations.

  REVPAR, or revenue per available room, represents the combination of daily room rate charged and the average daily occupancy achieved and is a commonly used indicator of hotel performance (although it is not a GAAP, or generally accepted accounting principles, measure of revenue). REVPAR does not include food and beverage or other ancillary revenues generated by the properties.

 First Two Quarters 1998 Compared to First Two Quarters 1997

  Revenues. For the first two quarters 1998, revenues increased $2.0 million or 16% to $14.5 million when compared to the same period in 1997. The increase in revenues is primarily due to an 11% increase in REVPAR during the first two quarters 1998, when compared to the same period in 1997. The increase in REVPAR resulted primarily from a 12% increase in the combined average room rate to approximately $115 in the first two quarters 1998 when compared to the same period in 1997. This was offset by a decrease in the combined average occupancy of one percentage point to 77% for the first two quarters 1998, when compared to the same period in 1997.

  Operating Costs and Expenses. Operating costs and expenses increased by $660,000 or 14% to $5.3 million for the first two quarters 1998 when compared to the same period in 1997. As a percentage of Hotel revenues, Hotel operating costs and expenses remained at 37% for the first two quarters 1998 and 1997.

  Operating Profit. As a result of the changes in revenues and expenses discussed above, operating profit increased $1.4 million to $9.2 million for the first two quarters 1998, as compared to the same period in 1997.

  Interest Expense. For the first two quarters 1998, interest expense decreased slightly by one percent when compared to the same period in 1997 due to principal repayments of mortgage debt.

  Net Income. For the first quarters 1998, net income increased $1.6 million to $5.4 million as compared to the same period in 1997 due to the items discussed above.

 1997 Compared to 1996

  Revenues. Revenues increased $4.3 million, or 19% in 1997 to $26.7 million in 1997 as a result of strong growth in REVPAR of 13%. Hotel sales increased $5.8 million, or 8%, to $75.3 million in 1997 also reflecting improvements in REVPAR for the year. The increase in REVPAR was the result of an increase in average room rates of 10% coupled with a 1.8 percentage point increase in average occupancy.

  Operating Costs and Expenses. Operating costs and expenses increased $1.0 million to $11.3 million in 1997 from $10.2 million in 1996. As a percentage of Hotel revenues, Hotel operating costs and expenses represented 42% of revenues for 1997 and 46% in 1996.

  Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, operating profit increased $3.3 million to $15.4 million, or 58% of total revenues in 1997 from $12.1 million, or 54% of revenues in 1996.

  Interest Expense. Interest expense decreased $200,000 to $8.9 million in 1997 from $9.1 million in 1996.

                                 MDAH Supp-38

  Net Income. Net income increased $3.6 million to $7.0 million in 1997, due to the items discussed above.

 1996 Compared to 1995

  Revenues. Revenues increased $2.7 million, or 13%, to $22.4 million in 1996 from $19.7 million in 1995 as a result of strong growth in REVPAR of 6%. The increase in REVPAR was primarily the result of a 8% increase in average room rates offset by a 1.5 percentage point decrease in average occupancy.

  Operating Costs and Expenses. Operating costs and expenses increased $600,000 to $10.2 million, or 46% of Hotel revenues, in 1996 from $9.7 million, or 49% of Hotel revenues, in 1995.

  Operating Profit. Operating profit increased $2.1 million to $12.1 million, or 54% of Hotel revenues, in 1996 from $10.0 million, or 51% of Hotel revenues, in 1995 due to the changes in Hotel revenues and Hotel operating costs discussed above.

  Interest Expense. Interest expense decreased $1.0 million to $9.1 million in 1996. This decrease can be attributed to a decline in interest rates, as well as a lower outstanding principal balance due to principal amortization on the Mortgage Debt.

  Net Income. Net income increased to $3.4 million in 1996, from $393,000 in 1995 due to the items discussed above.

CAPITAL RESOURCES AND LIQUIDITY

  The Partnership's financing needs have been historically funded through loan agreements with independent financial institutions. The General Partner believes that the Partnership will have sufficient capital resources and liquidity to conduct its operations in the ordinary course of business.

  The Partnership is required to maintain the Hotels in good condition. The hotel management agreement provides for the establishment of a property improvement fund for each Hotel. Contributions to the property improvement fund are equal to a percentage of gross Hotel sales. Contributions to the fund for the Fairview Park, Southfield, Livonia and Fullerton Hotels were 3% for the years 1995 through 1999 and 4% for the year 2000 and thereafter. The Dayton Hotel will contribute 4% annually. Annual contributions at the Research Triangle Park Hotel were 3% through 1997 and will be 4% in 1998 and thereafter. The Partnership believes that the contributions provide sufficient reserve for the capital repair and replacement needs of the Hotel in 1998. However, it is anticipated that shortfalls in the property improvement fund will occur after 1998. The General Partner will work with the Manager to resolve the expected shortfall.

  For 1997, the Partnership paid a base management fee equal to 3% of gross sales. No incentive management fees will be accrued by the Partnership or be considered earned by the manager until the entire mortgage principal balance, together with accrued interest, is paid in full. No incentive management fees have been earned by or paid to MHSI since the inception of the Partnership.

 Principal Sources and Uses of Cash

  The Partnership's principal source of cash is from Hotel operations. Its principal uses of cash are to pay debt service, fund the property improvement fund and, until September 1996, make distributions to partners. Cash provided by operations was $15.6 million, $11.0 million and $7.0 million for the years ended December 31, 1997, 1996 and 1995, respectively and $7.6 million and $6.2 million for the first two quarters of 1998 and 1997, respectively. The increase is primarily due to improved Hotel operations.

  Cash used in investing activities was $3.1 million, $2.8 million and $1.7 million in 1997, 1996 and 1995, respectively. The Partnership's cash investing activities consist primarily of contributions to the property improvement fund and capital expenditures for improvements to existing hotels. Contributions to the property

                                 MDAH Supp-39
improvement fund amounted to $2,442,000, $2,558,000 and $2,104,000 for the years ended December 31, 1997, 1996 and 1995, respectively. Cash used in investing activities for the first two quarters of 1998 and 1997 was $920,000 and $1,549,000, respectively. Contributions to the property improvement fund were $1.3 million and $1.1 million for the first two quarters of 1998 and 1997, respectively.

  Cash used in financing activities was $14.1 million, $8.5 million and $4.9 million in 1997, 1996 and 1995, respectively. The Partnership's cash financing activities consist primarily of capital distributions to partners and payments of the mortgage debt. The increase in cash used in financing activities in 1997 is primarily due to the increased principal amortization in 1997 as compared to 1996 and 1995 as required under the loan agreement. For the first two quarters of 1998 and 1997, cash used in financing activities was $6.4 million and $6.2 million, respectively. The increase in cash used during the first two quarters of 1998 compared to the comparable period in the prior year is due to increased principal amortization in 1998. Principal payments on the mortgage debt increased due to improved operations at the hotel.

INFLATION

  For the three fiscal years ended December 31, 1997 and the First Two Quarters 1998, the rate of inflation has been relatively low and, accordingly, has not had a significant impact to the Partnership's revenues and net income. The manager is generally able to pass through increased costs to customers through higher room rates. In 1997, the increase in average room rates at the Hotels exceeded those of direct competitors as well as the general level of inflation. The amount of the Partnership's interest expense under floating rate debt for a particular year will be affected by changes in short-term interest rates.

YEAR 2000 ISSUES

  Over the last few years, Host Marriott, the parent company of the General Partner, has invested in implementing new accounting systems which are Year 2000 compliant. Accordingly, the General Partner believes that future costs associated with Year 2000 issues will be minimal and not material to the Partnership's financial statements.

  However, the Partnership does rely upon accounting software used by MHSI, the manager of its properties to obtain financial information. The General Partner believes that the manager has begun to implement changes to the property specific software to ensure the software will function properly in the Year 2000 and does not expect to incur significant costs related to these modifications.

                                 MDAH Supp-40

                              FINANCIAL STATEMENTS


                                  MDAH Supp-41

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE PARTNERS OF MARRIOTT DIVERSIFIED AMERICAN HOTELS, L.P.:

  We have audited the accompanying balance sheet of Marriott Diversified American Hotels, L.P. (a Delaware limited partnership) as of December 31, 1997 and 1996, and the related statements of operations, changes in partners' deficit and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the General Partner's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Marriott Diversified American Hotels, L.P. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Washington, D.C.
April 8, 1998

                                 MDAH Supp-42

                   MARRIOTT DIVERSIFIED AMERICAN HOTELS, L.P.

                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996
                                 (IN THOUSANDS)

                                                              1997      1996
                                                            --------  --------
                          ASSETS
  Property and equipment, net.............................. $108,153  $111,278
  Mortgage escrow..........................................   11,624     5,710
  Due from Marriott Hotel Services, Inc....................    3,714     4,571
  Debt service reserve fund................................    3,000     3,000
  Property improvement fund................................    1,667     1,781
  Deferred financing costs, net............................      536       816
  Cash and cash equivalents................................    1,137     2,762
                                                            --------  --------
    Total Assets........................................... $129,831  $129,918
                                                            ========  ========
             LIABILITIES AND PARTNERS' DEFICIT
 LIABILITIES
  Mortgage debt............................................ $122,014  $128,745
  Debt service guarantee and related interest payable to
  Host Marriott Corporation................................   19,762    18,600
  Note payable and related interest due to the General
   Partner.................................................    2,804     2,615
  Deferred purchase debt and related interest payable to
  Host Marriott Corporation................................      676       675
  Accounts payable and accrued expenses....................    1,054     1,366
                                                            --------  --------
    Total Liabilities......................................  146,310   152,001
                                                            --------  --------
 Partners' Deficit
  General Partner
   Capital contribution, net of offering costs of $15......      403       403
   Capital distributions...................................      (98)      (84)
   Cumulative net losses...................................     (419)     (489)
                                                            --------  --------
                                                                (114)     (170)
                                                            --------  --------
 Limited Partners
   Capital contributions, net of offering costs of $4,785..   35,830    35,830
   Investor notes receivable...............................     (966)     (966)
   Capital distributions...................................   (9,738)   (8,370)
   Cumulative net losses...................................  (41,491)  (48,407)
                                                            --------  --------
                                                             (16,365)  (21,913)
                                                            --------  --------
    Total Partners' Deficit................................  (16,479)  (22,083)
                                                            --------  --------
                                                            $129,831  $129,918
                                                            ========  ========

                       See Notes to Financial Statements.

                                  MDAH Supp-43

                   MARRIOTT DIVERSIFIED AMERICAN HOTELS, L.P.

                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                    (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                     1997     1996      1995
                                                    -------  -------  --------
REVENUES
  Hotel Revenues (Note 3).......................... $26,699  $22,374  $ 19,715
                                                    -------  -------  --------
OPERATING COSTS AND EXPENSES
  Depreciation and amortization....................   6,398    6,032     5,534
  Base management fee due to Marriott
  Hotel Services, Inc..............................   2,260    2,086     1,944
  Property taxes and other.........................   2,608    2,131     2,198
                                                    -------  -------  --------
                                                     11,266   10,249     9,676
                                                    -------  -------  --------
OPERATING PROFIT...................................  15,433   12,125    10,039
  Interest expense.................................  (8,944)  (9,129)  (10,093)
  Interest income..................................     497      422       447
                                                    -------  -------  --------
NET INCOME......................................... $ 6,986  $ 3,418  $    393
                                                    =======  =======  ========
ALLOCATION OF NET INCOME
  General Partner.................................. $    70  $    34  $      4
  Limited Partners.................................   6,916    3,384       389
                                                    -------  -------  --------
                                                    $ 6,986  $ 3,418  $    393
                                                    -------  -------  --------
NET INCOME PER LIMITED PARTNER UNIT (414 UNITS).... $16,705  $ 8,174  $    940
                                                    =======  =======  ========


                       See Notes to Financial Statements.

                                  MDAH Supp-44

                   MARRIOTT DIVERSIFIED AMERICAN HOTELS, L.P.
                   STATEMENTS OF CHANGES IN PARTNERS' DEFICIT
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                     GENERAL LIMITED
                                                     PARTNER PARTNERS   TOTAL
                                                     ------- --------  --------
Balance, December 31, 1994..........................  $(171) $(21,937) $(22,108)
  Capital distributions.............................    (18)   (1,855)   (1,873)
  Net income........................................      4       389       393
                                                      -----  --------  --------
Balance, December 31, 1995..........................   (185)  (23,403)  (23,588)
  Capital distributions.............................    (19)   (1,894)   (1,913)
  Net income........................................     34     3,384     3,418
                                                      -----  --------  --------
Balance, December 31, 1996..........................   (170)  (21,913)  (22,083)
  Capital distributions.............................    (14)   (1,368)   (1,382)
  Net income........................................     70     6,916     6,986
                                                      -----  --------  --------
Balance, December 31, 1997..........................  $(114) $(16,365) $(16,479)
                                                      =====  ========  ========


                       See Notes to Financial Statements.

                                  MDAH Supp-45

                   MARRIOTT DIVERSIFIED AMERICAN HOTELS, L.P.
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                      1997     1996     1995
                                                    --------  -------  -------
OPERATING ACTIVITIES
 Net income........................................ $  6,986  $ 3,418  $   393
 Noncash items:
  Depreciation and amortization....................    6,398    6,032    5,534
  Deferred interest................................    1,414    1,375    1,414
  Amortization of deferred financing costs as
   interest expense................................      280      279      278
  Loss on retirement of property and equipment.....       15       12       73
 Changes in operating accounts:
  Due to/from Marriott Hotel Services, Inc.........      816     (730)    (153)
  Accounts payable and accrued expenses............     (312)      55      104
  Due to/from Host Marriott Corporation............      --       600     (653)
                                                    --------  -------  -------
    Cash provided by operations....................   15,597   11,041    6,990
                                                    --------  -------  -------
INVESTING ACTIVITIES
  Additions to property and equipment..............   (3,288)  (3,588)  (2,895)
  Change in property improvement fund, net.........      114      786      609
  Return of working capital from Marriott Hotel
   Services, Inc...................................       41       50      600
                                                    --------  -------  -------
    Cash used in investing activities..............   (3,133)  (2,752)  (1,686)
                                                    --------  -------  -------
FINANCING ACTIVITIES
  Payment of mortgage debt.........................   (6,731)  (3,201)  (2,698)
  Mortgage escrow..................................   (5,914)  (3,341)    (326)
  Capital distributions to partners................   (1,382)  (1,913)  (1,873)
  Repayment of deferred purchase debt due to Host
   Marriott Corporation............................      (62)     (82)     --
  Deferred financing costs.........................      --       --        (1)
                                                    --------  -------  -------
    Cash used in financing activities..............  (14,089)  (8,537)  (4,898)
                                                    --------  -------  -------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...   (1,625)    (248)     406
CASH AND CASH EQUIVALENTS at beginning of year.....    2,762    3,010    2,604
                                                    --------  -------  -------
CASH AND CASH EQUIVALENTS at end of year........... $  1,137  $ 2,762  $ 3,010
                                                    ========  =======  =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
 Cash paid for interest:
  Mortgage debt.................................... $  7,373  $ 7,491  $ 8,362
  Deferred purchase debt due to Host Marriott
   Corporation.....................................       62       10       81
                                                    --------  -------  -------
                                                    $  7,435  $ 7,501  $ 8,443
                                                    ========  =======  =======

                       See Notes to Financial Statements.

                                  MDAH Supp-46

                  MARRIOTT DIVERSIFIED AMERICAN HOTELS, L.P.
                         NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1997 AND 1996

NOTE 1. THE PARTNERSHIP

 Description of the Partnership

  Marriott Diversified American Hotels, L.P. (the "Partnership"), a Delaware limited partnership, was formed on October 4, 1989 to acquire, own and operate the following hotels (the "Hotels") which are managed as part of the Marriott full-service hotel system by Marriott Hotel Services, Inc. ("MHSI"), a wholly-owned subsidiary of Marriott International, Inc. ("Marriott International"):
(i) the 395-room Fairview Park Marriott in Virginia; (ii) the 399-room Dayton Marriott in Ohio; (iii) the 224-room Marriott at Research Triangle Park in North Carolina; (iv) the 226-room Detroit Marriott Southfield in Michigan; (v) the 224-room Detroit Marriott Livonia in Michigan; and (vi) the 224-room Fullerton Marriott in California. The sole general partner of the Partnership, with a 1% interest, is Marriott MDAH One Corporation (the "General Partner"), a wholly-owned subsidiary of Host Marriott Corporation ("Host Marriott").

  Partnership operations commenced on February 8, 1990 (the "Initial Closing Date"). Between November 14, 1989 and the Initial Closing Date, 381 limited partnership interests (the "Units") were sold pursuant to a private placement offering. Between the Initial Closing Date and April 23, 1990 (the "Final Closing Date"), the offering was completed with the sale of 33 additional Units. The offering price per Unit was $100,000; $15,000 payable at subscription with the balance due in three annual installments through June 20, 1992, or, alternatively, $88,396 in cash at closing as full payment of the subscription price. As of the Final Closing Date, 348.5 Units were purchased on the installment basis, and 65.5 Units were paid in full. The limited partners' obligation to make the installment payments is evidenced by promissory notes (the "Investor Notes") payable to the Partnership and secured by the Units. The General Partner contributed $418,182 in cash on the Initial Closing Date for its 1% general partnership interest.

  On the Initial Closing Date, the Partnership executed a purchase agreement with Host Marriott and certain of its affiliates to acquire the Hotels and the Hotels' working capital and supplies for $157 million. Of the total purchase price, $131.4 million was paid in cash from the proceeds of mortgage financing and the initial installment on the sale of the Units with the remaining $25.6 million evidenced by a promissory note (the "Deferred Purchase Debt") payable to Host Marriott.

 Partnership Allocations and Distributions

  Pursuant to the terms of the partnership agreement, Partnership allocations, for Federal income tax purposes, and distributions are generally made as follows:

  a. Cash available for distribution will generally be distributed (i) first, 1% to the General Partner and 99% to the limited partners, until the partners have received, with respect to such year, an amount equal to 10% of contributed capital, as defined; (ii) second, remaining cash available for distribution will be distributed as follows, depending on the amount of cumulative distributions of net refinancing and/or sales proceeds ("Capital Receipts") previously distributed:

  (1) 1% to the General Partner and 99% to the limited partners, if the partners have received aggregate cumulative distributions of Capital Receipts of less than 50% of their original capital contributions; or

  (2) 10% to the General Partner and 90% to the limited partners, if the partners have received aggregate cumulative distributions of Capital Receipts equal to or greater than 50% but less than 100% of their original capital contributions; or

  (3) 20% to the General Partner and 80% to the limited partners, if the partners have received aggregate cumulative distributions of Capital Receipts equal to 100% or more of their original capital contributions.

                                 MDAH Supp-47

  b. Capital Receipts not retained by the Partnership will be distributed (i) first, 1% to the General Partner and 99% to the limited partners until the partners have received an amount equal to the unpaid portion of a cumulative 15% return on Net Invested Capital, defined as the excess of capital contributions over cumulative distributions of Capital Receipts, plus contributed capital, as defined; and (ii) thereafter, 20% to the General Partner and 80% to the limited partners.

  c. Proceeds from the sale of substantially all of the assets of the Partnership will be distributed to the partners in accordance with their capital account balances as adjusted to take into account gain or loss resulting from such sale.

  d. Net profits will generally be allocated to the partners in proportion to the distributions of cash available for distribution.

  e. Net losses will be allocated 75% to the General Partner and 25% to the limited partners.

  f. Deductions for interest on the Deferred Purchase Debt (see Note 6), which cumulatively will not exceed $11,604 per Unit, will be allocated to those limited partners owning the Units purchased on the installment basis.

  g. Gain recognized by the Partnership will be allocated as follows: (i) first, to all partners whose capital accounts have negative balances until such balances are brought to zero; (ii) next, to all partners in amounts necessary to bring their respective capital account balances to an amount equal to their Net Invested Capital plus a cumulative 15% return on Net Invested Capital; and (iii) thereafter, 20% to the General Partner and 80% to the limited partners.

  h. Losses will generally be allocated as follows: (i) first, to all partners whose capital accounts have positive balances until such balances have been eliminated; and (ii) thereafter, 100% to the General Partner.

  For financial reporting purposes, profits and losses are allocated among the partners based upon their stated interests in cash available for distribution.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Accounting

  The Partnership's records are maintained on the accrual basis of accounting, and its fiscal year coincides with the calendar year.

 Restricted Cash

  In connection with the June 30, 1993 refinancing of the mortgage debt, a debt service reserve in the amount of $3.0 million was required to be held by the lender. In addition, the loan agreement requires that to the extent that there was cash available after payment of principal and interest on Note A and interest on Note B, then such remaining cash was split 50% to the Partnership and 50% to the Mortgage Escrow. The Mortgage Escrow was applied annually 50% to the payment of additional principal on Note A, and 50% to the principal on Note B, until the Partnership received a cumulative amount equal to $7,352,000. The Partnership reached this cumulative amount in September 1996. Thereafter, 100% of remaining cash flow is reserved in the Mortgage Escrow and applied annually 25% to Note A and 75% to Note B. At December 31, 1997, the balance of the Mortgage Escrow was $11.6 million. This amount will be applied toward principal amortization in 1998.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                 MDAH Supp-48

 Revenues and Expenses

  Revenues represent house profit of the Hotels since the Partnership has delegated substantially all of the operating decisions related to the generation of house profit from the Hotels to MHSI. House profit reflects Hotel operating results which flow to the Partnership as property owner and represents gross Hotel sales less property-level expenses, excluding depreciation and amortization, base management fees, real and personal property taxes, ground and equipment rent, insurance and certain other costs, which are disclosed in the statement of operations (see Note 3).

  On November 20, 1997, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board reached a consensus on EITF 97-2, "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements." EITF 97-2 addresses the circumstances in which a management entity may include the revenues and expenses of a managed entity in its financial statements.

  The Partnership is assessing the impact of EITF 97-2 on its policy of excluding the property-level revenues and operating expenses of its hotels from its statements of operations. If the Partnership concludes that EITF 97-2 should be applied to its hotels, it would include operating results of those managed operations in its financial statements. Application of EITF 97-2 to financial statements as of and for the year ended December 31, 1997, would have increased both revenues and operating expenses by approximately $48.6 million and would have no impact on operating profit or net income.

 Property and Equipment

  Property and equipment is recorded at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets as follows:

      Land improvements........................................... 40 years
      Buildings and improvements.................................. 40 years
      Leasehold improvements...................................... 40 years
      Furniture and equipment..................................... 4 to 10 years

  All property and equipment is pledged as security for the mortgage debt described in Note 6.

  The Partnership assesses impairment of its real estate properties based on whether estimated undiscounted future cash flows from such properties on an individual hotel basis will be less than their net book value. If the property is impaired, its basis is adjusted to fair market value.

 Deferred Financing and Organization Costs

  Deferred financing costs represent the costs incurred in connection with obtaining the Mortgage Debt and are being amortized over the term thereof. Organization costs incurred in the formation of the Partnership were amortized on a straight-line basis over five years. Organization costs were fully amortized and removed from the Partnership's accounts as of December 31, 1995. As of December 31, 1997 and 1996, accumulated amortization of deferred financing costs totaled $1,995,000 and $1,715,000, respectively.

 Cash and Cash Equivalents

  The Partnership considers all highly liquid investments with a maturity of less than three months at date of purchase to be cash equivalents.

 Income Taxes

  Provision for Federal and state income taxes has not been made in the accompanying financial statements since the Partnership does not pay income taxes but rather allocates its profits and losses to the individual partners. Significant differences exist between the net income (loss) for financial reporting purposes and the net income (loss) reported in the Partnership's tax return. These differences are primarily due to the use, for income tax purposes, of accelerated depreciation methods and shorter depreciable lives of the assets. As a result of these differences, the excess of the tax basis in net Partnership liabilities over the net liabilities reported in the

                                 MDAH Supp-49
accompanying financial statements is $3,462,000 and $5,650,000 as of December 31, 1997 and 1996, respectively.

 Statement of Financial Accounting Standards

  In the first quarter of 1996, the Partnership adopted Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Adoption of SFAS No. 121 did not have an effect on the financial statements.

 Reclassification

  Certain prior year amounts have been reclassified to conform with the current year presentation.

NOTE 3. HOTEL REVENUES

  Hotel Revenues consist of Hotel operating results for the three years ended December 31, (in thousands):

                                                          1997    1996    1995
                                                         ------- ------- -------
   HOTEL SALES
     Rooms.............................................. $48,427 $43,621 $40,201
     Food and beverage..................................  22,900  22,058  20,716
     Other..............................................   3,994   3,864   3,876
                                                         ------- ------- -------
                                                          75,321  69,543  64,793
                                                         ------- ------- -------
   HOTEL EXPENSES
     Departmental direct costs
      Rooms.............................................  12,063  11,333  10,638
      Food and beverage.................................  17,464  17,172  16,439
     Other hotel operating expenses.....................  19,095  18,664  18,001
                                                         ------- ------- -------
                                                          48,622  47,169  45,078
                                                         ------- ------- -------
   HOTEL REVENUES....................................... $26,699 $22,374 $19,715
                                                         ======= ======= =======

NOTE 4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following as of December 31 (in thousands):

                                                               1997      1996
                                                             --------  --------
   Land and improvements.................................... $ 14,265  $ 14,265
   Buildings and improvements...............................   95,477    94,368
   Leasehold improvements...................................   15,717    15,173
   Furniture and equipment..................................   29,255    27,832
                                                             --------  --------
                                                              154,714   151,638
   Less accumulated depreciation............................  (46,561)  (40,360)
                                                             --------  --------
                                                             $108,153  $111,278
                                                             ========  ========


                                 MDAH Supp-50

NOTE 5. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

  The estimated fair values of financial instruments are shown below. The fair values of financial instruments not included in this table are estimated to be equal to their carrying amounts (in thousands):

                               AS OF DECEMBER 31, 1997  AS OF DECEMBER 31, 1996
                               ------------------------ ------------------------
                                            ESTIMATED                ESTIMATED
                                CARRYING       FAIR      CARRYING       FAIR
                                 AMOUNT       VALUE       AMOUNT       VALUE
                               ----------- ------------ ----------- ------------
   Mortgage debt..............    $122,014    $113,300     $128,745    $117,231
   Debt service guarantee and
    related interest payable
    to Host Marriott
    Corporation...............      19,762      17,600       18,600       7,800
   Note payable and related
    interest due to the
    General Partner...........       2,804         800        2,615         743
   Deferred purchase debt and
    related interest payable
    to Host Marriott
    Corporation...............         676         450          675         384

  The estimated fair value of mortgage debt obligations is based on the expected future debt service payments discounted at estimated market rates. Notes and other payables due to Host Marriott and affiliates are valued based on the expected future payments from operating cash flow discounted at risk-adjusted rates.

NOTE 6. DEBT

 Mortgage Debt

  On June 30, 1993, the General Partner completed a restructuring of the Partnership's first mortgage (the "Mortgage Debt"). Pursuant to the terms of the restructuring, the original Mortgage Debt of $128 million was divided into two notes, Note A with a principal balance of $85 million and Note B with a principal balance of $43 million, which mature on December 15, 1999. In addition, interest rate swap termination costs of $9.3 million relating to the original Mortgage Debt were established as Note C with a maturity date of December 15, 2010. The Partnership paid $12.3 million to the lender which was applied as follows: $7.6 million to the interest due through closing, $3.0 million to fund a new debt service reserve (the "Reserve"), $1.0 million as a loan extension fee, and $.7 million to principal. The 1992 purchase price adjustment made by Host Marriott to the Partnership was applied toward the scheduled interest payment and to partially fund the Reserve. The remainder of the payment was funded by a $2.0 million loan from the General Partner and from the Partnership's operating cash account funds. The loan from the General Partner bears interest at the prime lending rate plus 1% and matures on June 30, 2008.

  Interest on Note A accrues at a floating rate, as elected by the Partnership, equal to one percentage point over either one, two, three or six-month London interbank offered rate ("LIBOR"). Principal amortization of $600,000 was required in 1993 escalating annually to $1 million in 1998. To the extent that operating profit is not sufficient to fund required Note A interest and principal, then necessary funds will be drawn from the Reserve. The weighted-average effective interest rate on Note A was 6.7% and 6.2% for 1997 and 1996, respectively. Interest on Note B accrues at LIBOR. To the extent that operating profit is not sufficient to fund Note B interest in any fiscal year, then Note B interest is limited to cash available after payment of Note A principal and interest. Unpaid Note B interest for any fiscal year is forgiven. The weighted-average effective interest rate on Note B was 5.7% and 5.5% for 1997 and 1996, respectively. In addition, to the extent that there was cash available after payment of principal and interest on Note A and interest on Note B, then such remaining cash was split 50% to the Partnership and 50% to the Mortgage Escrow. The Mortgage Escrow was applied annually 50% to the payment of additional principal on Note A, and 50% to the principal on Note B, until the Partnership received a cumulative amount equal to $7,352,000. The Partnership reached this cumulative amount in September 1996. Thereafter, 100% of remaining cash flow is applied 25% to Note A and 75% to Note B. At December 31, 1997, the balance of the Mortgage Escrow was $11.6 million and is included in the accompanying balance sheet. Note C bears no interest and has no required principal amortization prior to its maturity.


                                 MDAH Supp-51

  The Mortgage Debt is secured by first mortgages on each of the Hotels, the Partnership's interest in the Fullerton Hotel ground lease, the land on which the remaining Hotels are located, the Partnership's interest in the Fairview Park Hotel parking garage lease, a security interest in all of the personal property associated with each Hotel, a security interest in the Partnership's rights under the management and purchase agreement and a security interest in the Partnership's deposit accounts.

  Scheduled amortization and maturities of the Mortgage Debt at December 31, 1997 are (in thousands):

            1998................................ $  1,000
            1999................................  111,678
            2000................................        0
            2001................................        0
            2002................................        0
            Thereafter..........................    9,336
                                                 --------
                                                 $122,014
                                                 ========

  As of December 31, 1993, Host Marriott's debt service guarantee on the original Mortgage Debt totaling $13 million was fully exhausted. Advances under the guarantee bear interest at the prime lending rate plus one-half percentage point. For 1997 and 1996, the weighted-average effective interest rate was 8.9% and 8.8%, respectively. These advances will be repaid from available cash flow after payments of ground rent, Mortgage Debt Service, Partnership administrative expenses in excess of Partnership interest income and retention by the Partnership of an amount equal to 10% of the partners' contributed capital, as defined. During 1997, no amounts were repaid to Host Marriott pursuant to the debt service guarantees. In addition, the General Partner has provided a foreclosure guarantee to the lender in the amount of $25 million. Pursuant to the terms of the foreclosure guarantee, amounts would be payable only upon a foreclosure on the Hotels and only to the extent that the gross proceeds from the foreclosure sale were less than $25 million.

 Deferred Purchase Debt

  The Deferred Purchase Debt bears interest at 10% per annum and was due July 1, 1992. The note was required to be repaid from, and is secured by, the proceeds of the Investor Notes which were due through June 20, 1992. Investor Notes outstanding as of December 31, 1997 represent payments due from defaulters and related interest payable under such notes. As a result of the Partnership's failure to collect the Investor Notes in full, and subsequent failure to repay the Deferred Purchase Debt in full, the Partnership is currently in default under the terms of the Deferred Purchase Debt agreements. Host Marriott has the right to perfect a security interest in the Units securing the defaulted Investor Notes. However, Host Marriott agreed not to foreclose on its interest in the Units prior to the earlier of the sale of the Hotels or January 1, 1998. As of April 8, 1998, Host Marriott has not exercised its option to foreclose on its interest in the Units. Total accrued interest on the Deferred Purchase Debt at December 31, 1997 and 1996, was $47,000 and $42,000, respectively.

NOTE 7. MANAGEMENT AGREEMENT

  The Partnership entered into a hotel management agreement on the Initial Closing Date with Marriott International to manage the Hotels for an initial 20-year term expiring December 31, 2009. During 1996, Marriott International assigned all of its interest in the hotel management agreement to MHSI, a wholly-owned subsidiary of Marriott International. MHSI has the option to renew the hotel management agreement on one or more of the Hotels for up to five successive 10-year terms (four successive 10-year terms for the Fullerton Hotel). MHSI earns a base management fee equal to 3% of gross sales.

  In connection with the 1993 loan restructuring, the hotel management agreement was modified. During the restructured loan term, no incentive management fees will be accrued by the Partnership or be considered earned by the manager until the entire mortgage principal balance, together with accrued interest, is paid in full. No incentive management fees have been paid to MHSI since the inception of the Partnership.

                                 MDAH Supp-52

  Pursuant to the terms of the hotel management agreement, MHSI is required to furnish the Hotels with certain services ("Chain Services") which are generally provided on a central or regional basis to all hotels in the Marriott full-service hotel system. Chain Services include central training, advertising and promotion, a national reservation system, computerized payroll and accounting services, and such additional services as needed which may be more efficiently performed on a centralized basis. Costs and expenses incurred in providing such services are allocated among all domestic full-service hotels managed, owned or leased by Marriott International or its subsidiaries. In addition, the Hotels also participate in Marriott's Rewards Program ("MRP") which succeeded the Marriott Honored Guest Awards Program. The cost of this program is charged to all hotels in the Marriott full-service hotel system based upon the MRP sales at each hotel. The total amount of Chain Services and MRP costs charged to the Partnership was $3,874,000 for 1997, $3,497,000 for 1996, $3,316,000 for 1995.

  Pursuant to the terms of the hotel management agreement, the Partnership is required to provide MHSI with working capital and supplies to meet the operating needs of the Hotels. MHSI converts cash advanced by the Partnership into other forms of working capital consisting primarily of operating cash, inventories, and trade receivables and payables which are maintained and controlled by MHSI. Upon termination of the hotel management agreement, the working capital and supplies will be returned to the Partnership. The individual components of working capital and supplies controlled by MHSI are not reflected in the Partnership's balance sheet. A total of $4,500,000 was advanced to MHSI for working capital and supplies of which $600,000 was returned to the Partnership during 1995, $50,000 was returned during 1996 and $41,000 was returned in 1997 leaving a balance of $3,900,000, $3,850,000 and $3,809,000 as of December 31, 1995, 1996 and 1997, respectively, which is included in Due from Marriott Hotel Services, Inc. in the accompanying balance sheet. The supplies advanced to MHSI are recorded at their estimated net realizable value. At December 31, 1997 and 1996, accumulated amortization related to the revaluation of these supplies totaled $473,000.

  The hotel management agreement provides for the establishment of a property improvement fund for each Hotel. Contributions to the property improvement fund are equal to a percentage of gross Hotel sales. Contributions to the fund for the Fairview Park, Southfield, Livonia and Fullerton Hotels were 3% for the years 1995 through 1999 and 4% for the year 2000 and thereafter. The Dayton Hotel contributes 4% annually. Annual contributions at the Research Triangle Park Hotel were 3% through 1997 and will be 4% in 1998 and thereafter. Aggregate contributions to the property improvement fund amounted to $2,442,000, $2,258,000 and $2,104,000 for the years ended December 31,
1997, 1996 and 1995, respectively.

NOTE 8. GROUND LEASES

  The Partnership leases the land on which the Fullerton Hotel is located. The initial term expires in 2019 with four successive 10-year renewals at the Partnership's option. The lease provides for percentage rental equal to 4% of gross room sales for each year. Prior to October 1995, the lease provided for percentage rent equal to 1% of gross room sales. Ground rent expense incurred for this lease for the years ended December 31, 1997, 1996 and 1995 was $199,000, $185,000 and $99,000, respectively. The Partnership also leases the land on which the Fairview Park Hotel parking garage is located. The lease expires in 2085 and requires a nominal rental of $1 per year.

                                 MDAH Supp-53

                   MARRIOTT DIVERSIFIED AMERICAN HOTELS, L.P.

                       CONDENSED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                           FIRST TWO QUARTERS
                                                           --------------------
                                                             1998       1997
                                                           ---------  ---------
REVENUES.................................................. $  14,521  $  12,504
                                                           ---------  ---------
OPERATING COSTS AND EXPENSES
  Depreciation and amortization...........................     2,779      2,381
  Base management fees....................................     1,144      1,042
  Property taxes and other................................     1,373      1,213
                                                           ---------  ---------
                                                               5,296      4,636
                                                           ---------  ---------
OPERATING PROFIT..........................................     9,225      7,868
  Interest expense........................................    (4,139)    (4,175)
  Interest income.........................................       310         91
                                                           ---------  ---------
NET INCOME................................................ $   5,396  $   3,784
                                                           =========  =========
ALLOCATION OF NET INCOME
  General Partner......................................... $      54  $      38
  Limited Partners........................................     5,342      3,746
                                                           ---------  ---------
                                                           $   5,396  $   3,784
                                                           =========  =========
NET INCOME PER LIMITED PARTNER UNIT (414 Units)........... $  12,903  $   9,048
                                                           =========  =========


                  See Notes To Condensed Financial Statements.

                                  MDAH Supp-54

                   MARRIOTT DIVERSIFIED AMERICAN HOTELS, L.P.

                            CONDENSED BALANCE SHEET
                                 (IN THOUSANDS)

                                                        JUNE 19,   DECEMBER 31,
                                                          1998         1997
                                                       ----------- ------------
                                                       (UNAUDITED)
                        ASSETS
Property and equipment, net...........................  $106,447     $108,153
Mortgage escrow.......................................     6,182       11,624
Due from Marriott Hotel Services, Inc.................     4,590        3,714
Debt service reserve fund.............................     3,000        3,000
Property improvement fund.............................     1,964        1,667
Deferred financing costs, net.........................       408          536
Cash and cash equivalents.............................     1,418        1,137
                                                        --------     --------
    Total Assets......................................  $124,009     $129,831
                                                        ========     ========
          LIABILITIES AND PARTNERS' DEFICIT
LIABILITIES
  Mortgage debt.......................................  $110,193     $122,014
  Debt service guarantee and related interest payable
   to Host Marriott Corporation.......................    20,307       19,762
  Note payable and related interest due to the General
   Partner............................................     2,893        2,804
  Deferred purchase debt and related interest payable
   to Host Marriott Corporation.......................       706          676
  Accounts payable and accrued expenses...............       993        1,054
                                                        --------     --------
    Total Liabilities.................................   135,092      146,310
                                                        --------     --------
PARTNERS' DEFICIT
  General Partner.....................................       (60)        (114)
  Limited Partners....................................   (11,023)     (16,365)
                                                        --------     --------
    Total Partners' Deficit...........................   (11,083)     (16,479)
                                                        --------     --------
                                                        $124,009     $129,831
                                                        ========     ========


                  See Notes To Condensed Financial Statements.

                                  MDAH Supp-55

                   MARRIOTT DIVERSIFIED AMERICAN HOTELS, L.P.

                       CONDENSED STATEMENT OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                           FIRST TWO QUARTERS
                                                           --------------------
                                                             1998       1997
                                                           ---------  ---------
OPERATING ACTIVITIES
  Net income.............................................. $   5,396  $  3,784
  Noncash items...........................................     3,570     3,108
  Change in operating accounts............................    (1,387)     (712)
                                                           ---------  --------
    Cash provided by operating activities.................     7,579     6,180
                                                           ---------  --------
INVESTING ACTIVITIES
  Additions to property and equipment, net................    (1,073)   (2,135)
  Change in property improvement fund.....................      (297)      586
  Return of working capital from Marriott Hotel Services,
   Inc....................................................       450       --
                                                           ---------  --------
    Cash used in investing activities.....................      (920)   (1,549)
                                                           ---------  --------
FINANCING ACTIVITIES
  Payment of mortgage debt................................   (11,821)   (6,192)
  Change in mortgage escrow...............................     5,443     1,339
  Capital distributions to partners.......................       --     (1,383)
                                                           ---------  --------
    Cash used in financing activities.....................    (6,378)   (6,236)
                                                           ---------  --------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..........       281    (1,605)
CASH AND CASH EQUIVALENTS at beginning of period..........     1,137     2,762
                                                           ---------  --------
CASH AND CASH EQUIVALENTS at end of period................ $   1,418  $  1,157
                                                           =========  ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for mortgage and other interest............... $   3,357  $  3,532
                                                           =========  ========


                  See Notes To Condensed Financial Statements.

                                  MDAH Supp-56

                  MARRIOTT DIVERSIFIED AMERICAN HOTELS, L.P.

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

  1. The accompanying condensed financial statements have been prepared by Marriott Diversified American Hotels, L.P. (the "Partnership") without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted from the accompanying statements. The Partnership believes the disclosures made are adequate to make the information presented not misleading. However, the condensed financial statements should be read in conjunction with the Partnership's financial statements and notes thereto for the fiscal year ended December 31, 1997 included in the Partnership's Form 10.

  In the opinion of the Partnership, the accompanying unaudited condensed financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Partnership as of June 19, 1998, the results of operations and cash flows for the first two quarters 1998 and 1997. Interim results are not necessarily indicative of fiscal year performance because of seasonal and short-term variations.

  For financial reporting purposes, net income of the Partnership is allocated 99% to the Limited Partners and 1% to the General Partner. Significant differences exist between the net income for financial reporting purposes and the net income reported for Federal income tax purposes. These differences are due primarily to the use, for income tax purposes, of accelerated depreciation methods and shorter depreciable lives of the assets.

  2. The Partnership owns and operates the Marriott Research Triangle Park, Southfield Marriott, Detroit Marriott at Livonia, Fullerton Marriott, Fairview Park Marriott and Dayton Marriott. The sole general partner of the Partnership, with a 1% interest, is Marriott MDAH One Corporation (the "General Partner"), a wholly-owned subsidiary of Host Marriott Corporation ("Host Marriott"). The remaining 99% interest in the Partnership is owned by the limited partners.

  3. Certain reclassifications were made to the prior year financial statements to conform to the 1998 presentation.

  4. Hotel revenues represent house profit of the Partnership's Hotels since the Partnership has delegated substantially all of the operating decisions related to the generation of house profit of the Hotels to Marriott Hotel Services, Inc. (the "Manager"). House profit reflects hotel operating results which flow to the Partnership as property owner and represents gross hotel sales less property-level expenses, excluding depreciation and amortization, base management fees, property taxes, ground rent, insurance and other costs, which are disclosed separately in the condensed statement of operations.

                                 MDAH Supp-57

                  MARRIOTT DIVERSIFIED AMERICAN HOTELS, L.P.

  Partnership revenues generated by the Hotels for 1998 and 1997 consist of (in thousands):

                                                            FIRST TWO QUARTERS
                                                            -------------------
                                                              1998      1997
                                                            --------- ---------
   HOTEL SALES
     Rooms................................................. $  25,093 $  22,710
     Food and beverage.....................................    11,054    10,216
     Other.................................................     1,981     1,819
                                                            --------- ---------
                                                               38,128    34,745
                                                            --------- ---------
   HOTEL EXPENSES
     Departmental direct costs
       Rooms...............................................     5,995     5,573
       Food and beverage...................................     8,423     7,938
     Other hotel operating expenses........................     9,189     8,730
                                                            --------- ---------
                                                               23,607    22,241
                                                            --------- ---------
   REVENUES................................................ $  14,521 $  12,504
                                                            ========= =========

  5. On November 20, 1997, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board reached a consensus on EITF 97-2, "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements." EITF 97-2 addresses the circumstances in which a management entity may include the revenues and expenses of a managed entity in its financial statements.

  The Partnership is assessing the impact of EITF 97-2 on its policy of excluding the property level revenues and operating expenses of its hotel from its statements of operations (See Note 4). If the Partnership concludes that EITF 97-2 should be applied, it would include operating results of the managed operations in its financial statements. Application of EITF 97-2 to financial statements as of and for the first two quarters 1998 would have increased both revenues and operating expenses by $23.6 million and would have had no impact on net income.

  6. Pursuant to the terms of the Mortgage Debt, the Partnership was required to establish with the lender a separate reserve account for payments of insurance premiums and real estate taxes for the mortgaged property as a result of the credit rating of Marriott International, Inc. Thus, the Partnership has transferred $2.2 million into the reserve through June 19, 1998. The reserve is included in restricted cash reserves and the resulting tax and insurance liability is included in accounts payable and accrued expenses in the accompanying condensed balance sheet.

  7. On April 17, 1998, Host Marriott, the General Partner of the Partnership, announced that its Board of Directors has authorized the company to reorganize its business operations to qualify as a real estate investment trust ("REIT") to become effective as of January 1, 1999. As part of the REIT conversion, Host Marriott expects to form a new operating partnership (the "Operating Partnership") and limited partners in certain Host Marriott full-service hotel partnerships and joint ventures, including the Marriott Diversified American Hotels, L.P., are expected to be given an opportunity to receive, on a tax-deferred basis, Operating Partnership units in the Operating Partnership in exchange for their current limited partnership interests. The Operating Partnership units would be redeemable by the limited partner for freely traded Host Marriott shares (or the cash equivalent thereof) at any time after one year from the closing of the merger. In connection with the REIT conversion, on June 2, 1998, the Operating Partnership filed a Registration Statement on Form S-4 with the Securities and Exchange Commission. Limited partners will be able to vote on this Partnership's participation in the merger later this year through a consent solicitation.

                                 MDAH Supp-58

                              HOST MARRIOTT, L.P.

  SUPPLEMENT DATED      , 1998 FOR PROSPECTUS/CONSENT SOLICITATION STATEMENT
      DATED      , 1998 FOR MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP

  On the terms described in the Prospectus/Consent Solicitation Statement (the
"Consent Solicitation"), dated      , 1998, of which this Supplement (the
"Supplement") is a part, Host Marriott Corporation ("Host") has adopted a plan to restructure its business operations so that it will qualify as a real estate investment trust ("REIT"). As part of this restructuring (the "REIT Conversion"), Host and its consolidated subsidiaries will contribute their full-service hotel properties and certain other businesses and assets to Host Marriott, L.P. (the "Operating Partnership") in exchange for units of limited partnership interest in the Operating Partnership ("OP Units") and the assumption of liabilities. The sole general partner of the Operating Partnership will be Host Marriott Trust ("Host REIT"), the entity into which Host will merge as part of the REIT Conversion. Host REIT expects to qualify as a REIT beginning with its first full taxable year after closing of the REIT Conversion, which Host REIT currently expects to be the year beginning January 1, 1999.

  Following the REIT Conversion and the Blackstone Acquisition, the Operating Partnership and its subsidiaries initially will own outright, or have controlling interests in, approximately 120 full-service hotels operating primarily under the Marriott, Ritz-Carlton, Four Seasons, Swissotel and Hyatt brand names (the "Hotels").

  As part of the REIT Conversion, the Operating Partnership is proposing to acquire by merger (the "Mergers") Marriott Hotel Properties Limited Partnership, a Delaware limited partnership ("MHP" or the "Partnership"), and up to seven other limited partnerships (the "Partnerships") that own full-service hotels in which Host or its subsidiaries are general partners. As more fully described in the Consent Solicitation, limited partners of those Partnerships that participate in the Mergers will receive either OP Units or,
at their election, unsecured   % Callable Notes due December 15, 2005 issued
by the Operating Partnership ("Notes"), in exchange for their partnership interests in such Partnerships (with respect to the Partnerships, those limited partners of the Partnerships who are unaffiliated with Host are referred to herein as the "Limited Partners," and with respect to MHP, the "MHP Limited Partners").

  Beginning one year after the Mergers, Limited Partners who retain OP Units will have the right to redeem their OP Units at any time and receive, at the election of Host REIT, either freely tradeable, New York Stock Exchange listed Common Shares of Host REIT on a one-for-one basis (subject to adjustment) or cash in an amount equal to the market value of such shares (the "Unit Redemption Right").

  The number of OP Units to be allocated to MHP will be based upon (i) its Exchange Value (as defined herein) and (ii) the price attributed to an OP Unit following the Merger, determined as described herein (but in no event greater
than $   per OP Unit). The principal amount of Notes that MHP Limited Partners may elect to receive in exchange for the OP Units received in the Merger will be based upon MHP's Note Election Amount (as defined herein). See "Determination of Exchange Value of MHP and Allocation of OP Units." The estimated Exchange Value and Note Election Amount set forth herein may increase or decrease as a result of various adjustments, and will be finally calculated shortly before the Effective Date. Pursuant to the Merger, MHP Limited Partners have an estimated Exchange Value of $141,425 per Partnership Unit and a Note Election Amount of $124,261 per Partnership Unit.



RISK FACTORS

  In deciding whether to approve the Merger, MHP Limited Partners should consider certain risks and other factors. The General Partner believes that MHP Limited Partners should particularly consider the following, which should be read in conjunction with the information in the Consent Solicitation under "Risk Factors" and "Federal Income Tax Consequences:"

  . Substantial Benefits to Related Parties. Host REIT and its subsidiaries will realize substantial benefits from the Mergers and the REIT Conversion, including savings from a substantial reduction in corporate-

                                  MHP Supp-1
   level income taxes expected as a result of the REIT Conversion. To the extent that such anticipated benefits of the REIT Conversion are reflected in the value of Host's common stock prior to the Effective Date, such benefits will not be shared with the Limited Partners. Because of Host's significant ownership position in certain Partnerships (including MHP), the failure of one or more of these Partnerships, including MHP, to participate in a Merger likely would require that Host contribute some or all of its ownership interest in the Non-Participating Partnership to a taxable Non-Controlled Subsidiary, which would materially reduce the benefit of Host of the REIT Conversion as it applies to that interest.

  . Absence of Arm's Length Negotiations. No independent representative was retained to negotiate on behalf of the MHP Limited Partners or the other Limited Partners. Although the General Partner has obtained the Appraisals and the Fairness Opinion from AAA, AAA has not negotiated with General Partner or Host and has not participated in establishing the terms of the Mergers. Consequently, the terms and conditions of the Mergers may have been more favorable to the MHP Limited Partners or the other Limited Partners if such terms and conditions were the result of arm's length negotiations.

  . Other Conflicts of Interest. The Mergers, the REIT Conversion and the recommendations of the General Partner involve the following conflicts of interest because of the relationships among Host, the Operating Partnership, the General Partners and SLC: (i) the General Partners, which are all subsidiaries of Host (except for PHLP, in which Host is the General Partner), must assess whether a Merger is fair and equitable to the Limited Partners of its Partnership, which involves considerations for Host and its subsidiaries that are different from those that affect the Limited Partners, (ii) the terms of the Leases of the Hotels, including MHP's Hotels, will be determined by Host, which will distribute the common stock of SLC, the parent of the Lessees, to its shareholders after such terms have been set and (iii) the terms of the Partnership Agreement, including provisions which benefit Host REIT, have been determined by Host. Such conflicts may result in decisions that do not fully reflect the interests of all Limited Partners, including the MHP Limited Partners.

  . Uncertainties at the Time of Voting Include the Number of OP Units to be Received. There are several uncertainties at the time the MHP Limited Partners must vote on the Merger, including (i) the exact Exchange Value for MHP (which will be adjusted for changes in lender and capital expenditure reserves, indebtedness, deferred maintenance and other items prior to the Effective Date), (ii) the price of the OP Units for purposes of the Merger, which will be determined by reference to the post-Merger trading prices of Host REIT's Common Shares and which, together with the Exchange Value, will determine the number of OP Units the MHP Limited Partners will receive and (iii) the exact principal amount of the Notes that may be received in exchange for OP Units, which cannot be known until after the vote on the Merger. For these reasons, the MHP Limited Partners cannot know at the time they vote on the Merger these important aspects of the Merger.


  . Combined REVPAR for the Operating Partnership's Hotels is Significantly
    Less than the REVPAR for MHP's Hotels. The Operating Partnership's pro forma REVPAR for the first two quarters 1998 is significantly lower than the REVPAR attributable to MHP's Hotels for the same period.

  . Reduced Cash Distributions for MHP Limited Partners. The expected initial annual cash distributions from the Operating Partnership to the MHP Limited Partners per Partnership Unit (from $4,015 to $4,417) will be less than the estimated cash distributions of MHP per Partnership Unit ($9,500) for 1998.

  .  Sale of Personal Property May Result in Gain to MHP Limited Partners.
     In order to facilitate the participation of MHP in the Merger without adversely affecting Host REIT's qualification as a REIT, the Operating Partnership will require, as part of the Merger, that MHP sell a portion of the personal property associated with its Hotels to a Non-Controlled Subsidiary. This sale will be a taxable transaction and may (although is not expected to) result in an allocation of a relatively modest amount of ordinary recapture income by MHP to MHP Limited Partners. This income, if any, will be allocated to each MHP Limited Partner in the same proportion and to the same extent that such MHP Limited Partner was allocated any deductions directly or indirectly giving rise to the treatment of such income as recapture income. An MHP Limited Partner who receives such an allocation of recapture income would not be entitled to any special distribution from MHP in connection with the sale of personal property.

                                  MHP Supp-2

  . Price of OP Units Might Be Less than the Fair Market Value of the MHP
    Limited Partners' Partnership Interests. The price of an OP Unit, for purposes of the Mergers and the REIT Conversion, will be equal to the average closing price on the NYSE of a Host REIT Common Share for the first 20 trading days after the Effective Date of the Mergers (but in no
    event greater than $    per share). It is likely that, over time, the
    value of the publicly traded Common Shares of Host REIT (and therefore the value of the OP Units) will diverge from the deemed value of the OP Units used for purposes of the Mergers. This could result in the MHP Limited Partners receiving OP Units with an actual value that is less than either the price of the OP Units for purposes of the Mergers or the fair market value of their Partnership Interests.

  . Exchange Value May Not Equal Fair Market Value of MHP's Hotels. Each MHP Limited Partner who retains OP Units will receive consideration with a deemed value equal to the Exchange Value of such MHP Limited Partner's Partnership Interest. The determination of the Exchange Value of MHP involves numerous estimates and assumptions. There is no assurance that the Exchange Value of MHP will equal the fair market value of the Hotels and other assets contributed by MHP. See "Determination of Exchange Value of MHP and Allocation of OP Units."

  . Allocation of OP Units to Host REIT is Different from Allocation of OP
    Units to Limited Partners. Host REIT will receive in the aggregate a number of OP Units (including OP Units allocated to the General Partners of the Partnerships) equal to the number of shares of Host common stock outstanding on the Effective Date (and, if Host has outstanding shares of preferred stock at the time of the REIT Conversion, a corresponding number of preferred partnership interests in the Operating Partnership), which should fairly represent the market value of Host REIT but may not be equal to the fair market or net asset value of the Hotels and other assets that Host will contribute to the Operating Partnership. The Partnerships will receive OP Units in the Mergers with a deemed value equal to the Exchange Value of such Partnership. The different methods of allocating OP Units may result in Limited Partners not receiving the fair market value of their Partnership Interests and Host REIT receiving a higher percentage of the interests in the Operating Partnership. See "Determination of Exchange Values and Allocation of OP Units."

  . Inability of MHP Limited Partners to Redeem OP Units for One Year. MHP
    Limited Partners who elect to retain OP Units received in the Merger will be unable to redeem such OP Units for one year following the Merger. Until then, MHP Limited Partners will bear the risk of illiquidity.

  . Value of the Notes Will Be Less than the Exchange Value. At the same time that he votes on the Merger, each MHP Limited Partner also may elect to receive, at the time of the Merger in exchange for OP Units, an unsecured, seven-year Note of the Operating Partnership with a principal amount equal to the Note Election Amount of his Partnership Interest. The deemed value of the OP Units to be received by the MHP Limited Partners will exceed the principal amount of the corresponding Notes (because the Exchange Value will be higher than the Note Election Amount) and there is no assurance that the Note an MHP Limited Partner receives will have a value equal to either (i) the fair market value of the MHP Limited Partner's share of the Hotels and other assets owned by MHP or (ii) the principal amount of the Note. There will be no public market for the Notes. If the Notes are sold, they may sell at prices substantially below their issuance price. Noteholders are likely to receive the full principal amount of a Note only if they hold the Note to maturity, which is December 15, 2005, or if the Operating Partnership repays the Notes prior to maturity. Because the Notes are unsecured obligations of the Operating Partnership, they will be effectively subordinated to all secured debt of the Operating Partnership and all obligations of both the Participating Partnerships and the Operating Partnership's other subsidiaries. See "Description of the Notes." As of June 19, 1998, on a pro forma basis assuming the Full Participation Scenario, the Operating Partnership would have had aggregate consolidated debt of approximately $5.1 billion to which the Notes were effectively subordinated or which rank equally with such Notes.

  . Current Host Common Stock Price May Not Necessarily Be Indicative of the Price of Host REIT Common Shares Following the REIT Conversion. Host's current stock price is not necessarily indicative of how the market will value Host REIT Common Shares following the REIT Conversion. The current stock

                                  MHP Supp-3
   price of Host reflects the current market valuation of Host's current business and assets (including the SLC common stock and the cash or securities to be distributed in connection with the REIT Conversion) and not the business and assets of Host REIT following the REIT Conversion.

  .  Fundamental Change in Nature of Investment; Potential
     Underperformance. The Mergers and the REIT Conversion involve a fundamental change in the nature of an MHP Limited Partner's investment from holding an interest in MHP, which was structured as a tax shelter and tax credit investment, is a finite-life entity, has a fixed portfolio of two Hotels and distributes the cash flow from the operation of such Hotels to the MHP Limited Partners, to holding an interest in an infinite-life, operating real estate company with a portfolio of approximately 120 Hotels that (i) collects and distributes to its limited partners rents received from the Lessees (which will bear the risks and receive the direct benefits of the Hotels' operations), (ii) has the ability to acquire additional hotels, (iii) is able to reinvest proceeds from sales or refinancings of existing Hotels in other hotels and (iv) has a publicly traded general partner. In addition, each MHP Limited Partner's investment will change from one that allows an MHP Limited Partner to receive a return of capital in the form of distributions from any net proceeds of a sale or refinancing of MHP's assets to an investment in which an MHP Limited Partner who retains OP Units likely would realize a return of capital only through the exercise of the Unit Redemption Right. An MHP Limited Partner's share of the liquidation proceeds, if any, from the sale of MHP's Hotels could be higher than the amount realized upon exercise of the Unit Redemption Right (or payments on any Note received by an MHP Limited Partner who elects to exchange his OP Units for such Note). An investment in the Operating Partnership may not outperform an investment in MHP. See "Comparison of Ownership of Partnership Interests, OP Units and Common Shares."

  . Exposure to Market and Economic Conditions of Other Hotels. As a result of the Mergers, MHP Limited Partners who elect to retain OP Units will own interests in a much larger enterprise with a broader range of assets than MHP individually. A material adverse change affecting the Operating Partnership's assets will affect all Limited Partners, including MHP Limited Partners, regardless of whether a particular Limited Partner previously was an investor in such affected assets. MHP owns discrete assets and the Mergers and the REIT Conversion will significantly diversify the types and geographic locations of the Hotels in which the MHP Limited Partners will have interests. As a result, the Hotels owned by the Operating Partnership may be affected differently by economic and market conditions than those Hotels previously owned by MHP.

  . MHP Limited Partners Have No Cash Appraisal Rights. MHP Limited Partners who vote against the Merger have no right to receive cash based upon an appraisal of their Partnership Interests.

  .  Uncertainties as to the Size and Leverage of the Operating
     Partnership. The MHP Limited Partners cannot know at the time they vote on the Merger the exact size and amount of leverage of the Operating Partnership. Host is an existing operating company that regularly issues and repays debt, acquires additional hotels and disposes of existing hotels. Also, some or all of the Partnerships may elect not to participate in a Merger. In addition, outside partners in certain Private Partnerships may not consent to a lease of their partnership's Hotel(s). In either such case, Host will contribute its interests in such Partnerships and Private Partnerships to the Operating Partnership, but the Operating Partnership may, in turn, contribute such interests to a Non-Controlled Subsidiary, which will be subject to corporate-level income taxation. Host also may repurchase outstanding securities or issue new debt or equity securities prior to the consummation of the Mergers and the REIT Conversion.

  . Lack of Control over Hotel Operations. Due to current federal income tax law restrictions on a REIT's ability to derive revenues directly from the operation of a hotel, the Operating Partnership will lease virtually all of its consolidated Hotels to the Lessees, which will operate the Hotels by continuing to retain the Managers pursuant to the Management Agreements. The Operating Partnership will not operate the Hotels or participate in the decisions affecting the daily operations of the Hotels. The Operating Partnership will have only a limited ability to require the Lessees or the Managers to operate or manage the Hotels in any particular manner and no ability to govern any particular aspect of their day-to-day operation or management. Therefore, the Operating Partnership will be dependent for its revenue upon the ability of the Lessees and the Managers to operate and manage the Hotels.

                                  MHP Supp-4

  . Expiration of Leases and Possible Inability to Find Other Lessees. The Leases will expire seven to ten years after the Effective Date and there can be no assurance that such Leases will be renewed (or if renewed, will be renewed on terms as favorable to the Operating Partnership). If the Leases are not renewed, the Operating Partnership will be required to find other lessees, which lessees must meet certain requirements set forth in the Management Agreements. There can be no assurance that satisfactory lessees could be found or as to the terms and conditions on which the Operating Partnership would be able to renew the Leases or enter into new leases with such lessees.

  .  Requisite Vote of MHP Limited Partners Binds All MHP Limited
     Partners. For MHP, approval by a majority of the Partnership Interests of MHP that are eligible to be voted is required to approve the Merger, as described in "Voting Procedures--Required Vote and Other Conditions." Such approval will cause MHP to participate in the Merger and will bind all MHP Limited Partners, including MHP Limited Partners who voted against or abstained from voting with respect to the Merger.

  . Substantial Indebtedness of the Operating Partnership. The Operating Partnership will have substantial indebtedness. As of June 19, 1998, on a pro forma basis assuming the Full Participation Scenario, the Operating Partnership had outstanding indebtedness totaling
     approximately $5.1 billion, which represents a   % debt-to-total market
     capitalization ratio on a pro forma basis at such date (based upon a
     price per Common Share of Host REIT of $   ). The Operating
     Partnership's business is capital intensive and it will have significant capital requirements in the future. The Operating Partnership's leverage level could affect its ability to (i) obtain financing in the future,
     (ii) undertake refinancings on terms and subject to conditions deemed acceptable by the Operating Partnership, (iii) make distributions to partners, (iv) pursue its acquisition strategy or (v) compete effectively or operate successfully under adverse economic conditions.

  . No Limitation on Debt. There are no limitations in Host REIT's or the Operating Partnership's organizational documents which limit the amount of indebtedness either may incur, although both the Notes and the Operating Partnership's other debt instruments will contain certain restrictions on the amount of indebtedness that the Operating Partnership may incur.

  . Rental Revenues from Hotels Subject to Rights of Lenders. In accordance with the mortgage loan agreements with respect to outstanding indebtedness of certain Hotel Partnerships, the rental revenues received by such Hotel Partnerships under certain Leases first will be used to satisfy the debt service on such outstanding indebtedness with only the cash flow remaining after debt service being available to satisfy other obligations of the Hotel Partnership (including paying property taxes and insurance, funding the required FF&E reserves for the Hotels and capital improvements and paying debt service with respect to unsecured debt) and to make distributions to holders of OP Units.

  . Ownership Limitations. No person or group may own, actually or constructively (as determined under the applicable Code provisions), (i) in excess of 9.8% of the number or value of outstanding Common Shares of Host REIT or (ii) in excess of 4.9% of the value of the OP Units (other than Host REIT and The Blackstone Group), subject to waiver or modification by Host REIT or the Operating Partnership, as the case may be, in certain limited circumstances.

  . Timing of the REIT Conversion. If the REIT Conversion does not occur in time for Host REIT to elect REIT status effective January 1, 1999, the effectiveness of Host REIT's election could be delayed to January 1, 2000, which would result in Host REIT continuing to pay corporate-level income taxes in 1999 and could cause the Blackstone Acquisition not to be consummated.

  . Effect of Subsequent Events upon Recognition of Gain. Even though the MHP Limited Partners (other than those who elect to receive a Note in exchange for OP Units) generally are not expected to recognize significant taxable gain at the time of the Merger, there are a variety of events and transactions (including the sale of one or more of the Hotels currently owned by MHP or the reduction of indebtedness securing one or more of the Hotels) that could cause an MHP Limited Partner to recognize all or a part of the gain that otherwise has been deferred through the REIT Conversion. See "Federal Income Tax Consequences

                                  MHP Supp-5

   --Tax Treatment of MHP Limited Partners Who Hold OP Units Following the Merger." Certain Hotels (including the Blackstone Hotels) will be covered by agreements with third parties which will restrict the Operating Partnership's ability to dispose of those properties or refinance their debt. In addition, if Atlanta Marquis participates in the Mergers, the Operating Partnership will succeed to an existing agreement that will restrict its ability to dispose of the Atlanta Marquis Hotel or to refinance the debt secured by such Hotel without compensating certain outside partners for the resulting adverse tax consequences. As for the remaining initial properties (including the Hotels owned by MHP), the partnership agreement of the Operating Partnership, which is substantially in the form attached to the Consent Solicitation as Appendix A (the "Partnership Agreement"), does not impose any restrictions on the Operating Partnership's ability to dispose of the Hotels or to refinance debt secured by the Hotels (but the Operating Partnership is obligated to pay any taxes Host REIT incurs as a result of such transactions). In addition, the Partnership Agreement provides that Host REIT, as general partner of the Operating Partnership, is not required to take into account the tax consequences of the limited partners in deciding whether to cause the Operating Partnership to undertake specific transactions (but the Operating Partnership is obligated to pay any taxes that Host REIT incurs as a result of such transactions) and the limited partners have no right to approve or disapprove such transactions. See "Description of OP Units-- Sales of Assets."

  . Election to Exchange OP Units for Notes. An MHP Limited Partner who elects to receive a Note in connection with the Merger in exchange for his OP Units will be treated as having made a taxable disposition of his Partnership Interest. An MHP Limited Partner who receives a Note may be eligible to defer a majority of that gain under the "installment sale" rules. An MHP Limited Partner with a "negative capital account" with respect to his Partnership Interest who elects to receive a Note will recognize "phantom income" in that amount at the time of the Merger in any event. See "Federal Income Tax Consequences--Tax Treatment of MHP Limited Partners Who Exercise Their Right to Make the Note Election."

  . Competition in the Lodging Industry. The profitability of the Hotels is subject to general economic conditions, the management abilities of the Managers (including primarily Marriott International), competition, the desirability of particular locations and other factors relating to the operation of the Hotels. The full-service segment of the lodging industry, in which virtually all of the Hotels operate, is highly competitive, and the Hotels generally operate in geographical markets that contain numerous competitors. The Hotels' success will be dependent, in large part, upon their ability to compete in such areas as access, location, quality of accommodations, room rate structure, the quality and scope of food and beverage facilities and other services and amenities. The lodging industry, including the Hotels (and thus the Operating Partnership), may be adversely affected in the future by (i) national and regional economic conditions, (ii) changes in travel patterns, (iii) taxes and government regulations which influence or determine wages, prices, interest rates, construction procedures and costs, (iv) the availability of credit and (v) other factors beyond the control of the Operating Partnership.

  . Failure of Host REIT to Qualify as a REIT for Tax Purposes. Taxation of Host REIT as a corporation if it fails to qualify as a REIT, and Host REIT's subsequent liability for federal, state and local taxes on its income and property, would, among other things, have the effect of reducing cash available for distribution to Host REIT's shareholders and materially reducing the value of the Common Shares and OP Units.

  . Failure of the Operating Partnership to Qualify as a Partnership for Tax Purposes. Taxation of the Operating Partnership as a corporation if it fails to qualify as a partnership and the Operating Partnership's subsequent liability for federal, state and local income taxes, would, among other things, have the effect of reducing cash available for distribution to holders of OP Units, would cause Host REIT to fail to qualify as a REIT for tax purposes and would cause the holders of OP Units to recognize substantial taxable gain at the time the Operating Partnership ceases to qualify as a partnership.

  . Failure of the Leases to Qualify as Leases. If one or more of the Leases of the Hotels to the Lessees were to be disregarded for tax purposes (for example, because a the Lease was determined to lack economic substance), Host REIT could fail to qualify as a REIT and the Operating Partnership might be

                                  MHP Supp-6
   treated as a corporation for federal income tax purposes, which would have a material adverse impact on the MHP Limited Partners and the value of the OP Units.

  . Change in Tax Laws. No assurance can be provided that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to Host REIT's qualification as a REIT or the federal income tax consequences of such qualification.

  . MHP Limited Partners Need to Consult with Their Own Tax Advisors.
    Because the specific tax attributes of an MHP Limited Partner and the facts regarding such MHP Limited Partner's interest in MHP could have a material impact on the tax consequences to such MHP Limited Partner of the Merger, the subsequent ownership and disposition of OP Units or Notes and/or the subsequent ownership and disposition of Common Shares, it is essential that each MHP Limited Partner consult with his own tax advisors regarding the application of federal, foreign and state and local tax laws to such MHP Limited Partner's personal tax situation.

  . Effect of Possible Classification as a Publicly Traded Partnership on
    Passive Losses. There is a significant possibility that the Operating Partnership could be classified as a "publicly traded partnership," in which event the MHP Limited Partners would not be able to use suspended passive activity losses from other investments (including from MHP) to offset income from the Operating Partnership. It is estimated that each MHP Limited Partner who purchased his Partnership Interest at the time of the original offering of such Interests, has held such Partnership Interest continuously since that time and whose Partnership Interest has been his only investment in a passive activity would have a passive activity loss carryforward as of December 31, 1998.

  . Host's Substantial Deferred Tax and Contingent Liabilities. Host will have substantial deferred tax liabilities that are likely to be recognized in the next ten years (notwithstanding Host REIT's status as a REIT), and the IRS could assert substantial additional liabilities for taxes against Host for taxable years prior to the time Host REIT qualifies as a REIT. Under the terms of the REIT Conversion and the Partnership Agreement, the Operating Partnership will be responsible for paying (or reimbursing Host REIT for the payment of) all such tax liabilities as well as any other liabilities (including contingent liabilities and liabilities attributable to litigation that Host REIT may incur) whether such liabilities are incurred by reason of Host's activities prior to the REIT Conversion or the activities of Host REIT subsequent thereto.



  Because REITs are not permitted under current federal income tax law to derive revenues directly from the operation of hotels, the Operating Partnership will lease the Hotels to lessees (the "Lessees") that will operate the Hotels under the existing management agreements and pay rent to the Operating Partnership, as more fully described herein. The Lessees generally will be indirect controlled subsidiaries of HMC Senior Communities, Inc. ("SLC"), which currently is a wholly owned subsidiary of Host. SLC will become a separate public company when Host distributes the common stock of SLC and other considerations to its existing shareholders and the Blackstone Entities in connection with Host's distribution of its accumulated earnings and profits, which Host REIT is required to do in order to qualify as a REIT. Shares of Host REIT and SLC will become separately traded securities and the companies will operate independently. There will be no overlap between the boards of Host REIT and SLC. There will be a substantial overlap of shareholders of the two companies initially, but this likely will diverge over time.

  MARRIOTT HOTEL PROPERTIES, INC. (THE "GENERAL PARTNER"), THE GENERAL PARTNER OF MHP, BELIEVES THAT THE MERGER PROVIDES SUBSTANTIAL BENEFITS AND IS FAIR TO THE MHP LIMITED PARTNERS AND RECOMMENDS THAT ALL MHP LIMITED PARTNERS VOTE FOR THE MERGER.

  The effects of the Mergers may be different for Limited Partners of the various Partnerships. This Supplement has been prepared to highlight for MHP Limited Partners the specific risks, benefits, effects and fairness of the Merger to them and to provide other information specific to MHP. Supplements have also been prepared for each of the other Partnerships. This Supplement, together with the supplements of the other Partnerships (collectively, the "Supplements"), are part of the Consent Solicitation. Upon receipt of a written

                                   MHP Supp-7
request by a Limited Partner or his representative so designated in writing, the General Partner will send a copy of any Supplement without charge. All requests for a copy of a Supplement should be directed to: Investor Relations, 10400 Fernwood Road, Bethesda, Maryland 20817, telephone number 301-380-2070 (between the hours of 9:00 a.m. and 4:00 p.m., eastern time).

  All cross-references refer to the Consent Solicitation unless the context indicates otherwise. Capitalized terms not defined herein shall have the meaning set forth in the Consent Solicitation. The information contained herein, unless otherwise indicated, assumes the REIT Conversion occurs with all Partnerships participating and no Notes being issued (the "Full Participation Scenario").

EXPECTED BENEFITS OF THE MERGER

  The General Partner believes that participating in the Merger would likely be beneficial to the MHP Limited Partners for the reasons set forth below. This information is qualified by and should be read in conjunction with the information in the Consent Solicitation under "Background and Reasons for the Mergers and the REIT Conversion--Reasons for the Mergers." These benefits, which should be viewed as alternatives to continuing the business and operations of MHP, are expected to include:

  . Exchange Value of MHP. MHP Limited Partners who elect to retain OP Units in the Merger will receive OP Units with an estimated Exchange Value equal to $141,425 per Partnership Unit.

  . Enhanced Liquidity of Investment. The REIT Conversion will offer MHP Limited Partners significantly enhanced liquidity with respect to their investments in MHP because, commencing one year following the Effective Date, MHP Limited Partners who retain OP Units will be able to exercise their Unit Redemption Right at any time, subject to certain limited exceptions. Host has approximately 204 million shares of common stock outstanding and is expected to have a total common equity market
     capitalization of approximately $   billion after giving effect to the
     estimated $    million earnings and profits distribution (based on
     Host's $   closing price per share on the NYSE on      , 1998). The
     exercise of the Unit Redemption Right, however, generally would result in recognition of taxable income or gain at that time.

  . Public Market Valuation of Assets. The Partnership Units of MHP currently trade at a discount to the net asset value of MHP's assets. In contrast, the General Partner believes that by exchanging interests in MHP, which is a non-traded, finite-life limited partnership with a fixed portfolio for interests in an infinite-life real estate company focused primarily on a more diverse and growing full-service hotel portfolio and providing valuation based upon publicly traded Common Shares of Host REIT, the MHP Limited Partners will have the opportunity to participate in the recent trend toward ownership of real estate through a publicly traded entity, which, in many instances, has resulted in market valuations of public real estate companies in excess of the estimated net asset values of those companies. There can be no assurance, however, that the Common Shares of Host REIT will trade at a premium to the private market values of the Operating Partnership's assets or that the relative pricing differential will not change or be eliminated in the future. Also, the benefit of Host's conversion to a REIT will not be shared by the MHP Limited Partners if and to the extent that such benefit is reflected in the market valuation of Host's common stock prior to the REIT Conversion.

  . Regular Quarterly Cash Distributions. The General Partner expects that the Operating Partnership will make regular quarterly cash distributions to holders of OP Units. The General Partner expects that while these distributions will be lower than the estimated cash distributions for 1998 of MHP, the ability to receive distributions quarterly and in regular amounts would be enhanced. For additional information regarding historical and estimated future distributions for MHP and the other Partnerships, see "Background and Reasons for the Mergers and the REIT Conversion--Reasons for the Mergers."

  . Substantial Tax Deferral. The General Partner expects that MHP Limited Partners who do not elect to receive a Note in exchange for OP Units generally should be able to obtain the benefits of the Merger while continuing to defer recognition for federal income tax purposes of at least a substantial portion, if not all, of the gain with respect to their Partnership Interests that otherwise would be recognized in the event of a liquidation of MHP or a sale or other disposition of its assets in a taxable transaction (although MHP Limited Partners may (but are not expected to) recognize a relatively modest amount of ordinary

                                  MHP Supp-8
   income as the result of required sales of personal property to a Non-Controlled Subsidiary in order to facilitate Host REIT's qualification as a REIT). Thereafter, such MHP Limited Partners generally should be able to defer at least a substantial portion of such built-in gain until they elect to exercise their Unit Redemption Right, one or both of the Hotels currently owned, directly or indirectly, by MHP are sold or otherwise disposed of in a taxable transaction by the Operating Partnership or the debt now secured by such Hotels is repaid, prepaid or substantially reduced. The federal income tax consequences of the Merger are highly complex and, with respect to each MHP Limited Partner, are dependent upon many variables, including the particular circumstances of such MHP Limited Partner. See "Federal Income Tax Consequences--Tax Consequences of the Merger." Each MHP Limited Partner is urged to consult with his own tax advisors as to the consequences of the Merger in light of his particular circumstances.

  . Risk Diversification. Participation in the Merger, as well as future hotel acquisitions by the Operating Partnership, will reduce the dependence of MHP Limited Partners upon the performance of, and the exposure to the risks associated with, MHP's Hotels and spread such risk over a broader and more varied portfolio, including more diverse geographic locations and multiple brands. See "Business and Properties-- Business Objectives."

  . Reduction in Leverage and Interest Costs. It is expected that the Operating Partnership will have a lower leverage to value ratio than MHP currently, which has a leverage ratio of 56% (calculated as a percentage of Appraised Value), resulting in interest and debt service savings and greater financial stability.

  . Growth Potential. The General Partner believes that the MHP Limited Partners, by owning interests in a publicly traded real estate company focused primarily on a more diverse and growing luxury and upscale full-service hotel portfolio, will be able to participate in growth opportunities that would not otherwise be available to them.

  . Greater Access to Capital. With publicly traded equity securities, a larger base of assets and a substantially greater equity value than MHP individually, Host REIT expects to have greater access to the capital necessary to fund the Operating Partnership's operations and to consummate acquisitions on more attractive terms than would be available to MHP individually. This greater access to capital should provide greater financial stability to the Operating Partnership and reduce the level of risk associated with refinancing existing loans upon maturity, as compared to MHP individually.

  If MHP does not participate in the Merger, its business will continue in its current manner; however, the Operating Partnership may elect to contribute some or all of its interest in MHP to a Non-Controlled Subsidiary.

DETERMINATION OF EXCHANGE VALUE OF MHP AND ALLOCATION OF OP UNITS

  GENERAL. The Exchange Value of MHP will be equal to the greatest of its Adjusted Appraised Value, Continuation Value and Liquidation Value, each of which has been determined as follows:

  . Adjusted Appraised Value. The General Partner has retained AAA to determine the market value of each of the Hotels as of March 1, 1998 (the "Appraised Value"). The "Adjusted Appraised Value" of MHP equals the Appraised Value of its Hotels, adjusted as of the Final Valuation Date for lender reserves, capital expenditure reserves, existing indebtedness (including a "mark to market" adjustment to reflect the market value of such indebtedness), certain deferred maintenance costs, deferred management fees and transfer and recordation taxes and fees.

  . Continuation Value. The "Continuation Value" of MHP represents AAA's estimate, as adopted by the General Partner, of the discounted present value, as of January 1, 1998, of the MHP limited partners' share of estimated future cash distributions and estimated net sales proceeds (plus lender reserves), assuming that MHP continues as an operating business for twelve years and its assets are sold on December 31, 2009 for their then estimated market value.

  . Liquidation Value. The "Liquidation Value" of MHP represents the General Partner's estimate of the net proceeds to MHP limited partners resulting from the assumed sale as of December 31, 1998 of the

                                  MHP Supp-9

   Hotel(s) of MHP, each at its Adjusted Appraised Value (after eliminating any "mark to market" adjustment and adding back the deduction for transfer and recordation taxes and fees, if any, made in deriving the Adjusted Appraised Value), less (i) estimated liquidation costs, expenses and contingencies equal to 2.5% of Appraised Value and (ii) prepayment penalties or defeasance costs, as applicable.

  Final determination of the Exchange Value of MHP will be made as of the end of the four week accounting period ending at least 20 days prior to the Effective Date (the "Final Valuation Date") and will be equal to the greatest of Adjusted Appraised Value, Continuation Value and Liquidation Value as of such date. Adjusted Appraised Value, Continuation Value and Liquidation Value will be adjusted as of the Final Valuation Date (i) to reflect the amount of lender and capital expenditure reserves and the amount of deferred management fees as of such date, (ii) to increase the Adjusted Appraised Value by any amounts actually expended by MHP after the Initial Valuation Date to perform deferred maintenance that were previously subtracted in determining the estimated Adjusted Appraised Value of MHP and (iii) to reflect any changes in MHP's other reserves, such as for litigation expenses and indemnification costs and any revised estimates of transfer and recordation taxes and fees.

  Appraised Value. MHP's Hotels were appraised as of March 1, 1998 by AAA, an independent, nationally recognized hotel valuation and financial advisory firm experienced in the appraisals of lodging properties such as MHP's Hotels. Each appraisal (an "Appraisal") was reviewed by a Member Appraisal Institute ("MAI") appraiser and certified by such MAI appraiser as having been prepared in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation.

  The purpose of each Appraisal is to provide an estimate of the "Market Value" of the related Hotel. "Market Value" means the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably and assuming the price is not affected by undue stimuli. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby: (i) the buyer and seller are equally motivated; (ii) both parties are well informed or well advised, and each is acting in what he considers his own best interest; (iii) a reasonable time frame is allowed for exposure in the open market; (iv) payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto and (v) the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale. AAA made site visits at all of MHP's Hotels for purposes of the Appraisals.

  In preparing the Appraisals, AAA relied primarily on the income capitalization method of valuation, and then compared the value estimated by this method with recent sales of comparable properties, as a check on the reasonableness of the value determined through the income capitalization method. AAA employed the following procedures for determining the Appraised Value of each MHP Hotel:

  . Historical 1997 and Projected Year's Earnings. AAA reviewed the historical 1997 net operating income (i.e., income before interest, taxes, depreciation and amortization) ("NOI") prior to incentive management fees and certain capital expenditures for the applicable Hotel. AAA also prepared a projection of the net operating income prior to incentive management fees and certain capital expenditures for the applicable Hotel for the twelve month period ending February 28, 1999 (the "Projected Year"), using historical financial information for each Hotel, budget information, a survey with the manager of each Hotel addressing the physical condition of the Hotel, local market conditions (including business mix, demand generators, future trends and predictability of business), changes in the competitive environment, comparison with direct competitors of the Hotel and risk factors relating to the particular Hotel. The resulting gross margin (ratio of total revenues to NOI prior to incentive management fees) was checked against AAA's database of the gross margins for similar hotels for reasonableness.

  . Impact of Incentive Management Fees. AAA estimated a normalized annual amount of incentive management fees payable under the applicable management agreement and subtracted this amount from

                                  MHP Supp-10
   the net operating income prior to incentive management fees and certain capital expenditures for 1997 and the Projected Year.

  . Impact of Owner Funded Capital Expenditures. AAA estimated normalized annual amounts of owner funded capital expenditures (over and above the FF&E reserve) based in part on projected owner funded capital expenditures estimated in the Engineering Study. The normalized amounts were then subtracted from the NOI prior to owner funded capital expenditures for 1997 and the Projected Year.

  . Capitalization of Adjusted NOI. AAA then capitalized the amount resulting from the foregoing adjustments ("Adjusted NOI") for 1997 and the Projected Year by dividing such amounts by capitalization rates that AAA determined to be appropriate. A capitalization rate represents the relationship between net operating income and sales prices of income producing property. AAA selected the capitalization rates based upon its review of current published surveys reflecting the opinions of investors and participants such as REITs, hotel acquisition/management companies and pension funds, lenders, brokers and consultants as to current capitalization rates, and its own database of capitalization rates reflected in recent transactions, adjusted for factors specific to the Hotel, such as location, physical condition, reserve policies, local market volatility and competition, guest mix, renovation influences and other income characteristics. AAA used separate capitalization rates that it deemed appropriate to capitalize 1997 historical Adjusted NOI and estimated Projected Year's Adjusted NOI. AAA then estimated the value of each Hotel based upon each of the values estimated by capitalizing 1997 and Projected Year's Adjusted NOI and its professional judgment. The following table sets forth the effective capitalization rates for 1997 and Projected Year's Adjusted NOI resulting from AAA's estimated Appraised Values of MHP's Hotels.

    RESULTING EFFECTIVE CAPITALIZATION RATES FOR APPRAISALS OF MHP'S HOTELS

                                                          PROJECTED YEAR
                1997                                (ENDING FEBRUARY 28, 1999)
                ----                                --------------------------
              8.8-9.4%                                      9.8-10.2%

                     APPRAISED VALUES OF MHP'S HOTELS

                                             APPRAISED
                                               VALUE
                        HOTEL              --------------
                                           (IN THOUSANDS)
            Orlando World Center..........    $292,500
            Harbor Beach Resort...........      61,761(1)
                                              --------
              Total.......................    $354,261
                                              ========

--------

(1) Excludes 49.5% of the $122,300,000 Appraised Value of the Harbor Beach
    Resort.

  . Comparison with Comparable Sales. AAA checked the Appraised Value of each Hotel derived by the foregoing procedures against its database of comparable sale transactions for reasonableness.

  In the case of Harbor Beach Resort, which is only partly owned by MHP, the Appraised Value of such Hotel was reduced proportionately to the amount attributable to MHP's ownership interest therein (but no adjustment was made to reflect the effect that the outside interest might have on decisions with respect to sales, refinancings or other major operational matters). With respect to MHP's Hotels, one property was encumbered by a ground lease as of the date of the Appraisals. Accordingly, the Appraised Value of such Hotel has been decreased to reflect the encumbrance of the ground lease and the interest of the ground lessor in the operating cash flows of such Hotel. The Appraised Value assumes all contractual provisions for FF&E reserves are adequate and have not been reduced to reflect deferred maintenance or environmental remediation costs with respect to MHP's Hotels (but estimated deferred maintenance costs have been deducted in estimating the Adjusted Appraised Value of each of MHP's Hotels). The Appraised Value did not take into account the costs that might be incurred in selling the Hotels (but estimated costs for transfer and recordation taxes and fees have been deducted in estimating the Adjusted Appraised Value of each Hotel).

                                  MHP Supp-11

  The Appraisals are not guarantees of present or future values and no assurance can be given as to the actual value of MHP's Hotels. The Appraisals should be read in conjunction with other information, such as, but not limited to, the audited financial statements of MHP.

  The Appraised Value, and the assumptions underlying the projections on which the Appraised Value is based, are contingent upon a series of future events, the outcomes of which are not necessarily within the Operating Partnership's control and cannot be determined at this time. There can be no assurance that another appraiser would not have arrived at a different result. Some of the assumptions inevitably will not materialize and unanticipated events and circumstances will occur subsequent to the date of the Appraisals. Furthermore, the actual results achieved from MHP's Hotels will vary from the results projected in the Appraisals and the variations may be material.

  Adjusted Appraised Value. The Adjusted Appraised Value of MHP was determined by totaling the Appraised Values of all of the Hotels of MHP and then making various adjustments to the aggregate Appraised Value, as described below.

  . Lender Reserves. MHP's debt service reserves are required to be held by third-party lenders. The amount of these lender reserves as of the Initial Valuation Date was added to the Appraised Values of these Hotels. A final determination of the lender reserves of MHP will be made on the Final Valuation Date and any changes in such reserves will be reflected in the Adjusted Appraised Value.)

  . Mortgage and Other Debt. The estimated principal balance and accrued interest as of the Effective Date (assumed to be December 31, 1998) of all mortgage and other debt of MHP has been subtracted from the Appraised Value.

  . Mark to Market Adjustments. The third-party loans of the Partnerships have various interest rates and terms to maturity. In order to reflect the market value of the third-party loans of each Partnership, the estimated Adjusted Appraised Value for MHP has been increased to "mark to market" the interest rate for such loans. This adjustment has been estimated by comparing the interest cost using the applicable interest rates on existing third-party loans over their remaining term to the interest cost using the interest rate that the Operating Partnership believes it would be able to obtain for unsecured debt in the market as of the Final Valuation Date (which would have been % per annum based on a 225 basis point (2.25 percent) spread over the yield on seven-year
     U.S. Treasury securities as of    , 1998). The mark to market adjustment
     for each loan was calculated by determining the difference between the present values, as of December 31, 1998, of the interest payments over the remaining term of the loan from January 1, 1999 to maturity using the actual interest rate as the discount rate as compared to using the assumed market rate as the discount rate.

  . Deferred Maintenance Costs. The estimated cost to complete any deferred maintenance items identified in the Engineering Study relating to MHP's Hotels have been subtracted from the Appraised Value. The adjustments for this item will be reduced at the Final Valuation Date to reflect amounts expended after the Initial Valuation Date to perform such deferred maintenance. No adjustments have been made for previously budgeted capital expenditures or deferred maintenance costs estimated in the Engineering Study that are reflected in the cash flow projections used for purposes of estimating Appraised Values.

                                  MHP Supp-12

  The following table sets forth the adjustments to the aggregate Appraised Values made to derive the estimated Adjusted Appraised Value for MHP as of the Initial Valuation Date.

  CALCULATION OF ESTIMATED ADJUSTED APPRAISED VALUE FOR MHP AS OF THE INITIAL
                                VALUATION DATE
              (IN THOUSANDS, EXCEPT PER PARTNERSHIP UNIT AMOUNT)

            Appraised Value................ $ 354,261(1)
            Lender reserves................     1,800
            Mortgage debt..................  (192,137)(1)
            Other debt.....................      (722)
            Mark to market adjustment......     2,878
            Deferred maintenance costs.....      (245)
                                            ---------
            Estimated Adjusted Appraised
             Value......................... $ 165,835
                                            =========
            Limited partners' share........ $ 140,032
            Per Partnership Unit........... $ 140,032

--------

(1) Excludes 49.5% of the $122,300,000 Appraised Value of the Harbor Beach Resort and the $82,266,000 in mortgage debt encumbering the Hotel.

  CONTINUATION VALUE. AAA estimated the Continuation Value of MHP using the following methodology:

  . Estimated Future Cash Distributions. AAA prepared estimates of future partnership cash flow for MHP for the 12-year period from January 1, 1998 through December 31, 2009 based upon the estimated 1998 NOI before incentive management fees used in the Appraisals and for each subsequent year applying an assumed annual stabilized growth rate (as shown in the table below) developed by AAA for this analysis. For each year in the projection period, AAA estimated the amount of cash available for distribution to MHP's limited partners after payment of all management fees, debt service, owner funded capital expenditures based on the Engineering Study and other partnership expenses and after application of the applicable partnership agreement provisions. AAA assumed that MHP's FF&E reserve was adequate and understood that Host determined that there were no reserve shortfalls or surpluses.

  . Refinancing Assumptions. For MHP's debt that matures during the 12-year period, AAA assumed that the debt would be refinanced with an interest rate of 7.25% per annum and a 25-year amortization schedule, with estimated refinancing costs of 2% of the refinanced amount being paid from operating cash flow.

  . Determination of Residual Value. To estimate the residual value of the MHP limited partners' interest in MHP at the end of the 12-year period, AAA assumed that the MHP Hotels would be sold as of December 31, 2009 at their then market value. AAA estimated the market value of each Hotel as of such date by applying an exit capitalization rate that it deemed appropriate, using the factors described above in connection with the "--Appraised Value," which are set forth in the table below, to the estimated Adjusted NOI for 2009 (estimated as described above). AAA then subtracted estimated sales costs of 2.0% of the estimated market value, added lender reserves and subtracted the estimated outstanding principal balance of debt as of December 31, 2009 and deferred management fees to arrive at net sales proceeds available for distribution to partners. AAA then determined what portion of such estimated net sales proceeds would be distributable to MHP's limited partners under the partnership and debt agreements.

  . Discounting Distributions to Present Value. As a final step, AAA discounted the estimated future cash distributions to MHP's limited partners from operations and estimated net sales proceeds to their present value as of January 1, 1998, using a discount rate of 20% per annum. AAA believes that this discount rate reflects the return on investment that investors expect from leveraged investments of this nature.

                                  MHP Supp-13

  The growth rate and exit capitalization rate used to determine the estimated Continuation Value for MHP are as set forth below:

GROWTH RATE, EXIT CAPITALIZATION RATE AND ESTIMATED CONTINUATION VALUE FOR MHP

                                                              ESTIMATED
                                                          CONTINUATION VALUE
       GROWTH RATE    EXIT CAPITALIZATION RATE (2009)   (PER PARTNERSHIP UNIT)
       -----------    -------------------------------   ----------------------
        3.65%(1)                   9.9%                        $141,425

--------
(1) Reflects the average of the stabilized growth rates of Harbor Beach Resort (3.80% each year) and Orlando World Center (3.50% beginning in 2003 to reflect the effect of the planned expansion of the Hotel).

  LIQUIDATION VALUE. The Liquidation Value of MHP was estimated by the General Partner and represents the estimated value of MHP if all of its assets were sold as of December 31, 1998. Such value was based upon the Adjusted Appraised Value of MHP, with the following adjustments: (i) the "mark to market" adjustment used to estimate the Adjusted Appraised Value was eliminated and instead prepayment or defeasance costs that would be payable under existing debt agreements (regardless of whether the debt in fact can be prepaid on December 31, 1998) were deducted from the Appraised Value; and (ii) the deduction for transfer and recordation taxes and fees used to estimate the Adjusted Appraised Value was eliminated and instead an amount equal 2.5% of the Appraised Value of MHP's Hotels was subtracted from the Appraised Value for estimated liquidation costs, expenses and contingencies. The General Partner then determined the portion of the estimated Liquidation Value that would be distributable to MHP's limited partners under the terms of the partnership agreement and other contractual arrangements.

  The following table sets forth the adjustments made to the Adjusted Appraised Value to estimate the Liquidation Value of MHP as of the Initial Valuation Date:

 CALCULATION OF ESTIMATED LIQUIDATION VALUE OF MHP AS OF THE INITIAL VALUATION
                                     DATE
              (IN THOUSANDS, EXCEPT PER PARTNERSHIP UNIT AMOUNT)

            Appraised Value................ $ 354,261(1)
            Lender reserves................     1,800
            Mortgage debt..................  (192,137)(1)
            Other debt.....................      (722)
            Prepayment/defeasance costs....   (10,794)
            Deferred maintenance costs.....      (245)
            Sales costs....................    (8,857)
                                            ---------
            Estimated Liquidation Value.... $ 143,306
                                            =========
            Limited partners' share........ $ 124,261
            Per Partnership Unit........... $ 124,261

--------
(1) Excludes 49.5% of the $122,300,000 Appraised Value of the Harbor Beach Resort and the $82,266,000 in mortgage debt encumbering the Hotel.

  ESTIMATED EXCHANGE VALUE. The following table sets forth the estimated Exchange Value of MHP (based upon the greatest of its estimated Adjusted Appraised Value, estimated Continuation Value and estimated Liquidation Value), the estimated minimum and pro forma number of OP Units to be received and the estimated Note Election Amount for MHP, all on a per Partnership Unit basis, as of the Initial Valuation Date. The estimated Exchange Value for MHP will be received by each MHP Limited Partner retaining OP Units in the Merger. The estimated Note Election Amount for MHP (which will be received by MHP Limited Partners

                                  MHP Supp-14
electing to receive Notes in exchange for OP Units) is equal to the Liquidation Value for MHP. The estimated values set forth below may increase or decrease as a result of various adjustments, which will be finally calculated as of the Final Valuation Date but will not change as a result of less than all of the Partnerships participating in the Mergers. The actual number of OP Units to be received by the MHP Limited Partners will be based on the average closing price on the NYSE of a Host REIT Common Share for the 20 trading days after the Effective Date.

 ESTIMATED EXCHANGE VALUE, NUMBER OF OP UNITS AND NOTE ELECTION AMOUNT OF MHP
                         PER PARTNERSHIP UNIT(1)

      ESTIMATED                                       ESTIMATED   ESTIMATED  ESTIMATED
      ADJUSTED     ESTIMATED    ESTIMATED  ESTIMATED   MAXIMUM    PRO FORMA    NOTE
      APPRAISED   CONTINUATION LIQUIDATION EXCHANGE   NUMBER OF   NUMBER OF  ELECTION
        VALUE        VALUE        VALUE    VALUE(2)  OP UNITS(3) OP UNITS(4) AMOUNT(5)
      ---------   ------------ ----------- --------- ----------- ----------- ---------
      $140,032      $141,425    $124,261   $141,425                 7,071    $124,261

--------

(1) A Partnership Unit in MHP represents an original investment of $100,000.

(2) The estimated Exchange Value is equal to the greatest of estimated Adjusted Appraised Value, estimated Continuation Value and estimated Liquidation Value.

(3) Assumes the price of an OP Unit is $ , which is the maximum price for purposes of the Merger.

(4) Assumes the price of an OP Unit is $20.00, which is the price used for purposes of the pro forma financial statements.

(5) The principal amount of Notes is equal to the greater of (i) the Liquidation Value or (ii) 60% of the Exchange Value (the "Note Election Amount").

  Price of OP Units to Pay Exchange Value to MHP Limited Partners. Each MHP Limited Partner will receive OP Units with a deemed value equal to the Exchange Value of such MHP Limited Partner's Partnership Interests. The price of an OP Unit for this purpose will be equal to the average closing price on the NYSE of a Host REIT Common Share for the 20 trading days after the
Effective Date of the Mergers (but in no event greater than $   per share).
The closing price per share of Host common stock on the NYSE was $  , on    ,
1998.

  MHP Limited Partners at the Effective Date of the Merger who retain OP Units will receive cash distributions from MHP for all of 1998 and, if the Merger does not occur in 1998, any portion of 1999 prior to the Merger for which period they do not receive a cash distribution from the Operating Partnership. Cash distributions will be made by MHP in accordance with its partnership agreement on or before June 1, 1999 in respect of 1998 operations and, if the Merger does not occur prior to January 1, 1999, within 90 days after the Effective Date of the Merger in respect of any 1999 operations. Limited Partners at the Effective Date of the Merger who receive Notes in exchange for OP Units will participate in the same distributions from MHP as Limited Partners who retain OP Units but will not receive any distributions from the Operating Partnership with respect to periods after the Effective Date of the Merger.

  No fractional OP Units will be issued. Fractional amounts less than or equal to 0.50 of an OP Unit will be rounded down to the next whole number and fractional amounts greater than 0.50 will be rounded up to the next whole number of OP Units.

VALUATION OF THE GENERAL PARTNER'S AND ITS AFFILIATE'S INTERESTS IN MHP AND ALLOCATION OF OP UNITS TO THE GENERAL PARTNER AND ITS AFFILIATES

  The value of the General Partner's interest will be equal to the aggregate Exchange Value of MHP minus the aggregate Exchange Value of the MHP Limited Partners' Partnership Interests (giving effect to the applicable distribution preferences in the MHP partnership agreement). The number of OP Units that will be received by the General Partner will be equal to the value of its interest in MHP divided by the same price per OP Unit used to determine the number of OP Units to be received by the MHP Limited Partners. The total number of OP Units that will be owned directly or indirectly by Host REIT (including OP Units owned by the General Partner) will be equal to the number of outstanding shares of common stock of Host at the Effective Date.

                                  MHP Supp-15

  The following table sets forth the estimated value of the General Partner's and its affiliate's interests in MHP based upon the estimated aggregate Exchange Value of the MHP Limited Partners' Partnership Interests as of the Initial Valuation Date and the minimum and pro forma number of OP Units estimated to be received by the General Partner and its affiliates in respect thereof.

  ESTIMATED VALUE OF THE GENERAL PARTNER'S AND ITS AFFILIATE'S INTERESTS AND
                            NUMBER OF OP UNITS

                          (DOLLARS IN THOUSANDS)

   Aggregate Exchange Value...........................................  $153,385
   Limited Partners' share of aggregate Exchange Value................   141,425
                                                                        --------
   Value of General Partner's interest................................    11,960
   Value of Host's limited partner interest...........................    68,344
                                                                        --------
   Total Host interest................................................  $ 80,304
                                                                        ========
   Number of OP Units:
    Minimum(1)........................................................
    Pro Forma(2)......................................................     4,015

--------

(1)Assumes the price of an OP Unit is $   , which is the maximum price for
  purposes of the Mergers.

(2)Assumes the price of an OP Unit is $20.00, which is the price used for purposes of the pro forma financial statements.

CASH DISTRIBUTIONS

  Historical Cash Distributions Paid by MHP. The following table sets forth the distributions paid to MHP Limited Partners (per Partnership Unit) during the periods indicated. The information below should be read in conjunction with the information in this Supplement under the caption "Selected Financial Data."

                   HISTORICAL CASH DISTRIBUTIONS PAID BY MHP
                           (PER PARTNERSHIP UNIT)(1)

                           FIRST TWO QUARTERS           FISCAL YEAR
                           ------------------ --------------------------------
                                  1998         1997   1996   1995  1994  1993
                           ------------------ ------ ------ ------ ----- -----
From net income...........       $1,500       $7,700 $4,970 $2,084 $ --  $ --
Representing return of
 capital(2)...............          --           --     --     --    --    --
                                 ------       ------ ------ ------ ----- -----
  Total...................       $1,500       $7,700 $4,970 $2,084 $ --  $ --
                                 ======       ====== ====== ====== ===== =====

--------
(1)  A Partnership Unit represents a $100,000 original investment in MHP.
(2) Computed as all distributions in excess of distributions from operating cash flow.

  Compensation and Distributions to the General Partner. Under MHP's partnership agreement, the General Partner does not receive fees or compensation in connection with managing the affairs of MHP but the General Partner and its affiliates are reimbursed for certain costs and expenses incurred on behalf of MHP. In addition, the General Partner is entitled to distributions related to its interests in MHP. The following information has been prepared to compare the amount of reimbursements paid and cash distributions made by MHP to the General Partner and its affiliates to the amounts that would have been paid if the reimbursement and distribution structure which will be in effect after the REIT Conversion had been in effect for the periods presented.

  Following the REIT Conversion, Host REIT will be operated as a self-administered REIT and as a result no reimbursements or other compensation will be received by the General Partner.

  The following table sets forth the reimbursements and distributions paid by MHP to its General Partner and its affiliates for the last three fiscal years and the First Two Quarters 1998 ("Historical") and the reimbursements and distributions that would have been paid to the General Partner and its affiliates for the last fiscal year and for

                                  MHP Supp-16
the First Two Quarters 1998 if the REIT Conversion had been in effect, assuming the Full Participation Scenario ("Pro Forma") and assuming a distribution per OP Unit of $1.05 per year during such period, which is the midpoint of the expected distribution range for 1999.



    HISTORICAL AND PRO FORMA REIMBURSEMENTS AND DISTRIBUTIONS TO THE GENERAL
                        PARTNER AND ITS AFFILIATES

                              (IN THOUSANDS)

                             FIRST TWO
                             QUARTERS                    FISCAL YEAR
                               1998              1997           1996       1995
                         ----------------- ----------------- ---------- ----------
                                     PRO               PRO
                         HISTORICAL FORMA  HISTORICAL FORMA  HISTORICAL HISTORICAL
                         ---------- ------ ---------- ------ ---------- ----------
Principal and Interest
 Payments on Orlando
 Ballroom Loan..........   $  --    $  N/A   $2,429   $  N/A   $4,604     $3,531
Reimbursements(1)(2)....      271      --       204      --       126        129
Distributions(3)........      740    2,108    3,797    4,216      102         43
                           ------   ------   ------   ------   ------     ------
    Total ..............   $1,011   $2,108   $6,430   $4,216   $4,832     $3,703
                           ======   ======   ======   ======   ======     ======

--------

(1) All expenses will be paid directly by the Operating Partnership, accordingly, there are no expected reimbursements on a pro forma basis.

(2) In 1997, MHP Acquisition Corporation purchased a controlling interest in MHP. Distributions to the General Partner were $15,000, $78,000, $50,000 and $21,000 for the First Two Quarters 1998 and the fiscal years ended December 31, 1997, 1996 and 1995, respectively, and to the Partnership Units owned by affiliates of the General Partner were $725,000 and $3,719,000 for the First Two Quarters 1998 and the fiscal year ended December 31, 1997.

(3) The amount of distributions payable to the General Partner and its affiliates on a pro forma basis reflect distributions at a rate of $1.05 per annum per OP Unit (which is the midpoint of the expected range of distributions per OP Unit for 1999) with respect to the estimated number of OP Units that the General Partner and its affiliates will receive with respect to its general and limited partner interests in MHP. Such number does not reflect the aggregate number of OP Units Host will receive in connection with the REIT Conversion.

CERTAIN INFORMATION REGARDING THE HOTELS OWNED BY MHP

    NAME OF HOTEL               LOCATION OF HOTEL  NUMBER OF ROOMS DATE OPENED
    -------------              ------------------- --------------- -----------
Marriott's Orlando World
 Center....................... Orlando, FL              1,503         1986
Marriott's Harbor Beach
 Resort(1).................... Fort Lauderdale, FL        624         1984
                                                        -----
  Total.......................                          2,127
                                                        =====

--------
(1)  MHP owns a 50.5% interest in Marriott's Harbor Beach Resort.

  The table below sets forth certain performance information for MHP's Hotels for the indicated periods.

                                FIRST TWO QUARTERS          FISCAL YEAR
                                --------------------  -------------------------
                                  1998       1997      1997     1996     1995
                                ---------  ---------  -------  -------  -------
Average daily rate............. $  176.75  $  167.75  $155.44  $145.33  $139.40
Occupancy......................      85.0%      87.1%    80.3%    78.7%    79.0%
REVPAR......................... $  150.24  $  146.11  $124.82  $114.37  $110.13
% REVPAR change................       2.8%       --       9.1%     3.9%     --

 Marriott's Orlando World Center, Orlando, Florida

  The Orlando Hotel is a full-service Marriott hotel located on approximately 190 acres of fee-owned land two miles from Walt Disney World Resort and is known as Marriott's Orlando World Center. It is located approximately 15 miles from the Orlando International Airport.

                                  MHP Supp-17

  The Orlando Hotel opened on March 24, 1986. The Orlando Hotel contains 1,503 guest rooms, including 85 suites, in a 27-story building. Designed as part of the Marriott International network of convention hotels, it has extensive meeting and convention facilities totaling 200,000 square feet, all on one level of the hotel, including (i) a 38,675 square foot grand ballroom, (ii) additional ballroom space of 40,740 square feet which can be subdivided into meeting rooms and exhibit space, (iii) a 50,960 square foot ballroom and exhibition hall which was completed in 1990 and (iv) 14 meeting rooms. Hotel facilities also include nine restaurants and lounges, an 18-hole championship golf course, eight lighted tennis courts, four pools, a health club, golf and tennis pro shops, specialty and gift shops, a game room and parking for 2,100 cars. MHP purchased the Orlando Hotel in 1984 for approximately $211 million. In March 1998, MHP announced its plan to construct a 500-room tower with a new parking garage at the Orlando Hotel.

  Competition. The primary competition for the Orlando Hotel comes from the following five first-class convention and resort lodging-oriented hotels: (i) the Sheraton Dolphin Hotel with 1,510 guest rooms and 202,000 square feet of meeting space, (ii) the Westin Swan with 758 guest rooms and 52,000 square feet of meeting space, (iii) the Peabody Hotel with 891 guest rooms and 54,000 square feet of meeting space, (iv) the Hyatt Regency Grand Cypress Hotel, with 750 guest rooms and 65,000 square feet of meeting space and (v) the Coronado Springs Resort, which opened in July 1997, with 1,967 rooms and 99,000 square feet of meeting space. In addition, other hotels, including hotels owned by Disney, also compete with the Orlando Hotel. None of these hotels are operated as part of the Marriott International full-service hotel system. As a major convention hotel, the Orlando Hotel also competes with similar facilities throughout the country.

  Several new hotel projects are expected to enter the market in the near future, including hotels by Disney and Loews Corporation. Loews Corporation has plans to construct two first-class hotels on Universal Studios Florida property of approximately 800 and 1,300 rooms to be opened by the year 2000. As a result of the continued expansion of Walt Disney World, the All Star Resort with 3,840 rooms is going to increase to 5,760 rooms. Additionally, the Animal Kingdom attraction at Walt Disney World is planning to open a hotel by January 1999.

 Marriott's Harbor Beach Resort, Fort Lauderdale, Florida

  The Harbor Beach Hotel is a full-service Marriott hotel located on a 16.5 acre tract of leased beach-front property located in Fort Lauderdale, Florida and is known as Marriott's Harbor Beach Resort. The Hotel is located approximately five miles from the Fort Lauderdale/Hollywood International Airport.

  The Harbor Beach Hotel opened in October 1984 with 624 guest rooms, including 35 suites, in a 15-story building. The Harbor Beach Hotel has approximately 30,000 square feet of meeting and banquet space, including (i) a 14,900 square foot grand ballroom, (ii) an 8,000 square foot junior ballroom,
(iii) seven meeting rooms and (iv) two boardrooms. Hotel facilities also include five restaurants, three lounges, a 1,100 foot private ocean beach with 50 private cabanas, an outdoor pool, five tennis courts, a health club, gift shop, tennis pro shop and parking for 900 cars. The Harbor Beach Partnership, of which MHP owns 50.5%, purchased the Harbor Beach Hotel in 1982 for approximately $87 million.

  Competition. The primary competition for the Harbor Beach Hotel comes from the following five first-class hotels: (i) the Hyatt Pier 66 with 388 guest rooms and 22,000 square feet of meeting space, (ii) the Boca Raton Hotel and Club with 963 guest rooms and 70,000 square feet of meeting space, (iii) the Marriott Marco Island Resort and Golf Club with 735 guest rooms and 48,000 square feet of meeting space, (iv) the Sheraton Bal Harbour with 644 guest rooms and 73,000 square feet of meeting space and (v) the Breakers with 572 guest rooms and 36,000 square feet of meeting space. The Marriott Marco Island Resort and Golf Club is managed by Marriott International, and other than limited joint marketing efforts, the Harbor Beach Hotel and the Marriott Marco Island Resort are direct competitors. Host acquired another competing area hotel, the Fort Lauderdale Marina Hotel, in January 1994. In addition, other hotels in the Fort Lauderdale area also compete with the Harbor Beach Hotel; however, these differ from the Harbor Beach Hotel in terms of size, room rates, facilities, amenities and services offered, market orientation and/or location. None of these other hotels are operated as part of the

                                  MHP Supp-18

Marriott International full-service hotel system. As a major resort facility, the Harbor Beach Hotel also competes with similar facilities throughout the country. The Loews Miami Beach hotel with 800 rooms and 85,000 square feet of meeting space is scheduled to open in October 1998.

  Ground Lease. The Harbor Beach Hotel is located on a site that is leased from an unrelated third party for an initial term expiring November 30, 2080. The Harbor Beach Partnership has the option to extend the term for an additional 25 years. The lease provides for annual rental of $1,560,000 for lease years 1995 through 1999. Thereafter, annual rentals for each succeeding five-year period increase by an amount equal to 10% of the previous annual rental. Under the lease, the Harbor Beach Partnership pays all costs, expenses, taxes and assessments relating to the Harbor Beach Hotel and the underlying land, including real estate taxes. In the event the ground lessor decides to sell the leased premises, the Harbor Beach Partnership has a right of first refusal to purchase the leased premises. Upon expiration or termination of the lease, title to the Harbor Beach Hotel and all improvements revert to the ground lessor.

AMENDMENTS TO MHP'S PARTNERSHIP AGREEMENT

  In order to allow the Hotels of MHP to be leased to SLC in connection with the Merger and the REIT Conversion, MHP's partnership agreement must be amended. Currently, there is no provision in MHP's partnership agreement to allow MHP's Hotels to be leased. Therefore, Section 5.02B of MHP's partnership agreement must be amended to add a new paragraph 5.02B(xi) to read as follows:

    (xi) lease or consent to the lease, directly or indirectly, in one transaction or a series of related transactions, any or all of the Hotels.

  Other Amendments. Amendments to certain terms and sections of MHP's partnership agreement would be made in order to (i) reduce to one the number of appraisals of the fair market value of MHP's Hotel that MHP must provide to MHP Limited Partners before the General Partners can cause MHP to sell its assets to the General Partner or an affiliate, (ii) delete certain obsolete references to entities and agreements that are no longer in existence, (iii) update MHP's partnership agreement to reflect the passage of time since the formation of MHP and (iv) make any other amendments to MHP's partnership agreement deemed necessary or advisable, in the sole discretion of the General Partner, in connection with the consummation of the Merger and the REIT Conversion. The General Partner does not believe that these amendments would affect the rights of the MHP Limited Partners in any material respect nor the duties and obligations of the General Partner. These changes are included, along with the other proposed amendments, in the copy of MHP's partnership agreement, as proposed to be amended, which is attached hereto. The amended MHP partnership agreement is marked to indicate the revisions made to the existing MHP partnership agreement and should be read in its entirety. Deleted provisions are contained in brackets and struck through and added provisions are in bold type and underlined.


FAIRNESS ANALYSIS AND OPINION

 FAIRNESS ANALYSIS

  The General Partner believes that the Merger provides substantial benefits and is fair to the Limited Partners of MHP and recommends that all Limited Partners of MHP consent to the Merger. The General Partner bases this recommendation primarily on (i) its view that the expected benefits of the Merger for the MHP Limited Partners outweigh the risks and potential detriments of the Merger to the MHP Limited Partners (see "Background and Reasons for the Mergers and the REIT Conversion--Reasons for the Mergers" and "Risk Factors"), (ii) its view that the value of the OP Units allocable to the MHP Limited Partners on the basis of the Exchange Value established for MHP represents fair consideration for the Partnership Interests held by the MHP Limited Partners and is fair to the MHP Limited Partners from a financial point of view and (iii) the Appraisals and Fairness Opinion of AAA.

  The Merger is not conditioned upon the consummation of any of the other Mergers. The General Partner has considered this fact in evaluating the fairness of the Merger. The General Partner believes that the fairness

                                  MHP Supp-19
of the Merger will not be materially affected by the presence or absence of any other individual Partnership or by any particular combination of other Partnerships and that the Merger will be fair to the MHP Limited Partners, individually and as a whole, if it is consummated with any combination of other Participating Partnerships. The General Partner bases this belief primarily on the fact that the consideration to be paid to the MHP Limited Partners has been established based upon MHP's Exchange Value, without regard to any possible combination of other Partnerships.

  In reaching the conclusions implicit in the above recommendation, the General Partner has taken into account the following considerations, placing the greatest weight on the first two considerations:

 . The General Partner has concluded that the Exchange Value for MHP, which is equal to its Continuation Value, represents fair consideration for the Partnership Interests of the MHP Limited Partners in the Merger in relation to MHP. The General Partner also has concluded that the Exchange Value established for the MHP Limited Partners fairly reflects the value of the assets held by MHP. In addition, the Fairness Opinion supports these conclusions.

 . MHP Limited Partners will be able to defer recognition of gain until such time as they choose to realize such gain based on their own personal circumstances.

 . The General Partner has concluded that the potential benefits of the Merger to the MHP Limited Partners, as described under "Background and Reasons for the Mergers and the REIT Conversion--Reasons for the Mergers," outweigh the potential risks and detriments of the Merger for the MHP Limited Partners, as described in "Risk Factors."

 . The Fairness Opinion, in the view of the General Partner, supports the fairness of the Merger, even though it includes qualifications, limitations and assumptions relating to its scope and other factors that MHP Limited Partners should consider carefully. The availability of the Fairness Opinion is particularly significant in light of the absence of arm's length negotiations in establishing the terms of the Merger.

 . Host will contribute its wholly owned full-service hotel assets, substantially all of its interests in the Hotel Partnerships and its other assets (excluding its senior living assets and the cash or securities to be distributed to its shareholders) to the Operating Partnership in exchange for (i) a number of OP Units equal to the number of outstanding shares of common stock of Host, (ii) preferred partnership interests in the Operating Partnership corresponding to any shares of Host preferred stock outstanding at the time of the REIT Conversion and (iii) the assumption by the Operating Partnership of all liabilities of Host (including past and future tax liabilities), other than liabilities of SLC. Following these contributions, the Operating Partnership and its subsidiaries will directly own all of Host's wholly owned hotels and all of Host's interests in the Hotel Partnerships and Host's other assets. Host will receive OP Units in respect of its general partner interest in MHP on substantially the same basis as the Partnership Units held by MHP Limited Partners. Host REIT will not receive any compensation for its services as general partner to the Operating Partnership following the REIT Conversion and will benefit from the operations of the Operating Partnership only to the extent of the distributions received based upon its percentage interest in the Operating Partnership to the same extent as the other limited partners. Because Host REIT will share in the value of the Operating Partnership solely through distributions and not through any separate compensation structure, the General Partner believes that this is a factor supporting the fairness of the Merger to the MHP Limited Partners.

 . The General Partner believes that the value of the consideration to be received by the MHP Limited Partners in the Merger is fair in relation to the value which would be derived by such Limited Partners under any of the alternatives described under "Background and Reasons for the Mergers and the REIT Conversion--Alternatives to the Mergers," especially since the Exchange Value of MHP is equal to its Continuation Value, which is the greatest of the Adjusted Appraised Value, the Continuation Value and the Liquidation Value and the historic prices paid for MHP Partnership Units. The consideration also is greater than the amounts paid in recent sales of Partnership Units, including the December 1996 Tender Offer by Host. The General Partner does not believe that the sale of any of MHP's Hotels and liquidation of MHP will obtain for MHP Limited Partners

                                  MHP Supp-20
 as much value as the value to be received by such MHP Limited Partners following the Merger. The General Partner believes that the following benefits are of the greatest value and importance to the MHP Limited
 Partners:

  . Enhanced Liquidity. The Merger and the REIT Conversion will offer MHP
    Limited Partners significantly enhanced liquidity with respect to their investments in MHP because, commencing one year following the Effective Date, MHP Limited Partners who retain OP Units will be able to exercise their Unit Redemption Right at any time, subject to certain limited exceptions. Host has approximately 204 million shares of common stock outstanding and is expected to have a total common equity market capitalization of approximately $ billion after giving effect to the estimated $ million earnings and profits distribution (based on Host's
    $  closing price per share on the NYSE on      , 1998). The exercise of
    the Unit Redemption Right, however, generally would result in recognition of taxable income or gain at that time.

  . Risk Diversification. Upon consummation of the REIT Conversion, each MHP Limited Partner's investment will be converted from an investment in MHP, which owns two hotels, into an investment in an enterprise that initially will own or control approximately 120 Hotels and will have a total market capitalization of approximately $ billion, thereby reducing the dependence upon the performance of, and the exposure to the risks associated with, the Hotels currently owned by MHP and spreading such risk over a broader and more varied portfolio, including more diverse geographic locations and multiple brands.

  . Reduction in Leverage and Interest Costs. It is expected that the Operating Partnership will have a lower leverage to value ratio than MHP currently, which has a leverage ratio of 56% (calculated as a percentage of Appraised Value), resulting in interest and debt service savings and greater financial stability.


  . Regular Quarterly Cash Distributions. The General Partner expects that the Operating Partnership will make regular quarterly cash distributions to holders of OP Units. Host expects that these distributions by MHP would be higher than the estimated cash distributions by the Operating Partnership for 1998, but nevertheless the ability to receive distributions quarterly and in regular amounts would be enhanced.

  . Substantial Tax Deferral. The General Partner expects that MHP Limited
    Partners who do not elect to receive Notes in exchange for OP Units generally should be able to obtain the benefits of the Merger while continuing to defer recognition for federal income tax purposes of at least a substantial portion, if not all, of the gain with respect to their Partnership Interests that otherwise would be recognized in the event of a liquidation of MHP or a sale or other disposition of its assets in a taxable transaction

 . The General Partner believes that the economic terms of the leases of the MHP Hotels are fair and reasonable from the standpoint of the Operating Partnership.

  The General Partner believes that the factors described above, which support the fairness of the Merger to the MHP Limited Partners, when weighed against the factors that may be disadvantageous, taken as a whole, indicate that the Merger is fair to the MHP Limited Partners.

FAIRNESS OPINION

  AAA, an independent financial advisory firm with substantial real estate and partnership transaction experience, was engaged by the General Partner and the other General Partners to perform the Appraisals and to render the Fairness Opinion that (i) the Exchange Value and the methodologies and underlying assumptions used to determine the Exchange Value, the Adjusted Appraised Value, the Continuation Value and the Liquidation Value of MHP and each other Partnership (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels) are fair and reasonable, from a financial point of view, to the MHP Limited Partners and the Limited Partners of each other Partnership and (ii) the methodologies used to determine the value of an OP Unit and to allocate the equity in the Operating Partnership to be received by the MHP Limited Partners and the Limited Partners of each other Partnership are fair and reasonable to the MHP Limited Partners and the Limited Partners of each other Partnership. The Fairness Opinion is addressed to each

                                  MHP Supp-21

Partnership and it may be relied upon by each of the MHP Limited Partners and the Limited Partners of each of the other Partnerships. The full text of the Fairness Opinion, which contains a description of the assumptions and qualifications applicable to the review and analysis by AAA, is set forth in Appendix B to the Consent Solicitation and should be read in its entirety. The material assumptions and qualifications to the Fairness Opinion are summarized below, although this summary does not purport to be a complete description of the various inquiries and analyses undertaken by AAA in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex analytical process not necessarily susceptible to partial analysis or amenable to summary description. For a more complete description of the assumptions and qualifications that limit the scope of the Fairness Opinion, see "-- Qualifications to Fairness Opinion" and "--Assumptions" below.

  Although the General Partner advised AAA that certain assumptions were appropriate in its view, the General Partner imposed no conditions or limitations on the scope of the investigation by AAA or the methods and procedures to be followed by AAA in rendering the Fairness Opinion. The fees and expenses of AAA will be treated as a Merger Expense and will be paid by the Operating Partnership. In addition, the General Partner has agreed to indemnify AAA against certain liabilities. See "--Compensation and Material Relationships."

  Qualifications to Fairness Opinion. In the Fairness Opinion, AAA specifically states that it did not: (a) specifically consider other methodologies for allocation of the OP Units, (b) address or conclude that other methodologies for allocation of the OP Units to MHP and the other Partnerships might not have been more favorable to the Limited Partners in certain of the Partnerships, (c) negotiate with the General Partner, the General Partners of the other Partnerships or Host, (d) participate in establishing the terms of the Merger and the other Mergers, (e) provide an opinion as to the terms and conditions of the Merger and the other Mergers other than those explicitly stated in the Fairness Opinion, (f) make any independent review of the capital expenditure estimates set forth in the Engineering Study or (g) make any estimates of MHP's and each other Partnership's contingent liabilities. In addition, with respect to the specific reference to the allocation of the equity interest in the Operating Partnership to be received by the limited partners of each Partnership, AAA has assumed that the average closing price on the NYSE of a Host REIT Common share for the 20 trading days after the Effective Date of the Mergers represents a fair price.

  In connection with preparing the Fairness Opinion, AAA was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the analysis set forth in Appendix B. AAA will not deliver any additional written opinion of the analysis, other than to update the written opinion if requested by the Operating Partnership.

  Experience of AAA. AAA is the world's largest independent valuation consulting firm and is regularly and continually engaged in the valuation of commercial real estate and businesses and their securities in connection with tender offers, mergers and acquisitions, recapitalizations and reorganizations, divestitures, employee stock ownership plans, leveraged buyout plans, private placements, limited partnerships, estate and corporate matters, other financial advisory matters and other valuation purposes.

  AAA was selected because of its experience in the valuation of businesses and their securities in connection with tender offers, mergers and acquisitions, recapitalizations and reorganizations, including transactions involving hotel partnerships. In addition, Host and its affiliates have previously engaged AAA to provide appraisals and fairness opinions in connection with other transactions. The General Partner and the other General Partners considered two other firms for purposes of performing the appraisals and rendering the Fairness Opinion, and received proposals from each. The General Partner selected AAA based upon price and experience.

  Summary of Materials Considered and Investigation Undertaken. As a basis for rendering the Fairness Opinion, AAA has made such reviews, studies and analyses as it deemed necessary and pertinent in order to provide it with a reasonable basis for the Fairness Opinion, including, but not limited to, the following: (i) reviewed the transaction documents and SEC reporting and/or filing documents, including drafts of the Form S-4 for the Mergers; (ii) provided the Market Value of each Hotel owned by each Partnership in a separate short form appraisal report and each such report was reviewed and certified by an MAI appraiser as to its preparation in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation; as part of the Appraisals, AAA reviewed historical operating statements, 1998 budget and year-to-date results, and other financial

                                  MHP Supp-22
information as it deemed necessary as a basis for the Fairness Opinion and the Appraisals also considered market transactions of similar lodging properties as appropriate as a basis for the Market Value of each Hotel; (iii) reviewed the methodologies used by each of the General Partners in their determination of the Exchange Value of each Partnership, including the nature and amount of all adjustments to the Appraised Values in determining such Exchange Values; AAA reviewed and tested for the fairness and reasonableness of all adjustments as well as for consideration of all adjustments deemed to be appropriate by AAA; (iv) reviewed the methodologies used by each of the General Partners in their determination of the value of an OP Unit and the allocation of the equity interest in the Operating Partnership to be received by the partners of each Partnership, and AAA reviewed and tested for the fairness and reasonableness of the methods and measurements made by the General Partners;
(v) reviewed the General Partners' determination of the Liquidation Value of each Partnership, and AAA reviewed and tested for the fairness and reasonableness of all adjustments proposed by the General Partners, as well as for consideration of all adjustments deemed appropriate by AAA; (vi) provided an estimate of the Continuation Value of each Partnership based upon the estimated present value of expected benefits to be received by each limited partner interest as though the Mergers did not occur and each Partnership's assets were sold within a twelve year period; AAA, as part of its analysis and review, determined appropriate rates of growth in house profit or net operating income, as well as reviewed other key variables affecting partnership cash flows and other economic/financial factors affecting the Partnerships' expected operations and results; (vii) reviewed the terms of the ground leases of the Hotels and the partnership agreement of each Partnership;
(viii) reviewed audited and unaudited historical income statements, balance sheets and statements of sources and uses of funds of each Partnership and Host and pro forma financial information for Host REIT; (ix) reviewed audited and unaudited historical operating statements of each Hotel, as well as current operating statements and budgets; (x) conducted real estate valuation and financial due diligence with respect to the Partnerships and their underlying assets, liabilities and equity; (xi) reviewed internal Marriott International, Host and Partnership financial analyses and other internally generated data for each Hotel and (xii) discussed all of the foregoing information, where appropriate, with management of Marriott International, Host and the Partnerships and their respective employees.

  Assumptions. In rendering its opinion, AAA relied, without independent verification, on the accuracy and completeness in all material respects of certain relevant publicly available information and information provided to AAA by Host and the Hotels. AAA assumed that all information furnished by Host, the Hotels and the Partnerships and their representatives, upon which AAA relied, presented an accurate description in all material respects of the current and prospective status of the Hotels and the Partnerships from an operational and financial point of view. AAA also noted that the Fairness Opinion was based upon financial, economic, market and other considerations as they existed and could be evaluated on the date thereof.

  Conclusions. AAA concluded that, based upon and subject to its analysis and assumptions and limiting conditions, and as of the date of the Fairness
Opinion: (i) the Exchange Value and the methodologies used to determine the Exchange Value, the Adjusted Appraised Value, the Continuation Value and the Liquidation Value of each Partnership of each Partnership (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of each of the Hotels) are fair and reasonable, from a financial point of view, to the MHP Limited Partners and the Limited Partners of each other Partnership and (ii) the methodologies used to determine the price of an OP Unit and to allocate the equity interest in the Operating Partnership to be received by the MHP Limited Partners and the Limited Partners of each other Partnership are fair and reasonable to the MHP Limited Partners and the Limited Partners of each other Partnership.

  Compensation and Material Relationships. AAA has been paid a fee of $335,000 for its services as described herein, including the Appraisals and preparing to deliver the Fairness Opinion. In addition, AAA will be reimbursed for all reasonable out-of-pocket expenses, including legal fees and will be indemnified against certain liabilities, including certain liabilities under the securities laws. The fee was negotiated between Host, the General Partners and AAA. Payment of the fee to AAA is not dependent upon completion of the Mergers. AAA has been previously engaged by Host and its affiliates to provide appraisals, fairness opinions and solvency opinions in connection with other transactions.

                                  MHP Supp-23

VOTING PROCEDURES

  The consent of MHP Limited Partners holding a majority of the outstanding limited partner interests is required for participation in the Merger. The General Partner and its affiliate collectively own 48.33% of the outstanding limited partner interests. The General Partner and its affiliate are required to vote all of their limited partner interests in MHP in the same manner as the majority of the other limited partner interests vote so long as consents of a majority of limited partner interests held by Limited Partners are returned and not withdrawn prior to the end of the Solicitation Period.

  An MHP Limited Partner may mark the Consent Form to vote "FOR," "AGAINST" or "ABSTAIN" with respect to participation in a Merger by MHP. THE FAILURE OF A LIMITED PARTNER OF MHP TO RETURN A SIGNED CONSENT FORM WILL NOT BE COUNTED FOR PURPOSES OF DETERMINING WHETHER A MAJORITY OF MHP LIMITED PARTNER PARTNERSHIP INTERESTS ARE PRESENT. AN ABSTENTION OF AN MHP LIMITED PARTNER WILL BE COUNTED FOR PURPOSES OF ESTABLISHING THE NUMBER OF LIMITED PARTNER INTERESTS REQUIRED TO RECOGNIZE THE VOTE BUT WILL BE EFFECTIVELY COUNTED AS A VOTE "AGAINST" THE MERGER. LIMITED PARTNERS WHO RETURN A SIGNED CONSENT FORM BUT FAIL TO INDICATE THEIR APPROVAL OR DISAPPROVAL AS TO ANY MATTER (INCLUDING THE MERGER) WILL BE DEEMED TO HAVE VOTED TO APPROVE SUCH MATTER. The voting procedures applicable to MHP Limited Partners are set forth in the Consent Solicitation under the heading "Voting Procedures--Required Vote and Other Conditions."

  As of June 19, 1998, MHP Acquisition Corporation holds 47.3% of the total number of MHP Partnership Units. No other person owned of record, or to the Partnership's knowledge owned beneficially, more than 5% of the total number of MHP Partnership Units.

FEDERAL INCOME TAX CONSEQUENCES

  In addition to the federal income tax consequences discussed in the sections of the Consent Solicitation entitled "Federal Income Tax Consequences" and "Risk Factors--Federal Income Tax Risks," MHP Limited Partners should read carefully the following discussion of federal income tax consequences applicable specifically to the MHP Limited Partners. The information included in this discussion is based upon various factual assumptions and information which are believed by the Operating Partnership and the General Partner to be reliable. However, some of these assumptions inevitably will not materialize, and unanticipated events and circumstances will occur. Therefore, there likely will be differences between the information provided herein, including the numerical data and estimates, and actual results, and the variations may be material and adverse.

 Applicability of Tax Opinions

  Hogan & Hartson L.L.P. ("Hogan & Hartson"), counsel to Host REIT, Host and the Operating Partnership, has provided to Host REIT and the Operating Partnership an opinion letter (substantially in the form of Appendix C to the Consent Solicitation) as to certain federal income tax consequences to the Operating Partnership and the MHP Limited Partners resulting from the Mergers and the REIT Conversion. The opinion letter is based upon certain assumptions and certain representations provided by Host REIT, Host, the Operating Partnership and the General Partners. These representations generally involve factual matters relating to the organization, ownership and operations (including the income, assets, businesses, liabilities and properties) of the Partnerships and Hotels contributed to the Operating Partnership by Host and the Blackstone Entities prior to the Mergers and the REIT Conversion and of Host REIT, the Operating Partnership and the Partnerships following the Mergers and the REIT Conversion. In addition, on the Effective Date, Hogan & Hartson expects to provide to Host REIT and the Operating Partnership an opinion letter (substantially in the form of Appendix D to the Consent Solicitation) as to the qualification and taxation of Host REIT as a REIT under the Code following the REIT Conversion. The receipt of this opinion is a condition to the REIT Conversion and each of the Mergers. See "Federal Income Tax Consequences--Summary of Tax Opinions" in the Consent Solicitation.

                                  MHP Supp-24

  Each opinion provided by Hogan & Hartson in the opinion letter that is substantially in the form of Appendix C to the Consent Solicitation is applicable to the MHP Limited Partners.

  The opinions already rendered by Hogan & Hartson are based on the Code and Treasury Regulations in effect on the date hereof, current administrative interpretations and positions of the IRS and existing court decisions, and the opinions to be rendered by Hogan & Hartson on the Effective Date will be based on the same authorities as of the Effective Date. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the law or the above conclusions reached by counsel. In addition, any such change could apply retroactively to transactions preceding the date of change. Moreover, opinions of counsel merely represent counsel's best judgment with respect to the probable outcome on the merits and are not binding on the IRS or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinions (which do not bind the IRS or the courts) will not be challenged by the IRS or will be sustained by a court if so challenged. With the one exception described below (see "--Tax Consequences of the Merger--Deemed Cash Distribution and Resulting Taxable Gain") and in the Consent Solicitation under "Federal Income Tax Consequences--Tax Consequences of the Mergers --IRS Ruling Request Regarding Allocation of Partnership Liabilities," neither Host REIT, the Operating Partnership nor the General Partners have requested or plan to request any rulings from the IRS concerning the tax consequences of the Mergers or the treatment of either the Operating Partnership or Host REIT subsequent to the REIT Conversion.

 Tax Consequences of the Merger

  Overview. Hogan & Hartson has provided an opinion to the effect that, except for any gain attributable to the sale of personal property by MHP to a Non-Controlled Subsidiary in connection with the REIT Conversion, the Merger will not result in the recognition of taxable gain or loss at the time of the Merger to an MHP Limited Partner (i) who does not exercise his Unit Redemption Right on a date sooner than the date two years after the date of the consummation of the Merger; (ii) who does not receive a cash distribution (or a deemed cash distribution resulting from relief from liabilities, including as a result of any repayment of the Orlando Mortgage or the Harbor Beach Mortgage) in connection with the Merger or the REIT Conversion in excess of his aggregate adjusted basis in his MHP Partnership Units at the time of the Merger; (iii) who does not elect to receive a Note in exchange for his OP Units in connection with the Merger (the "Note Election"); (iv) who is not required to recognize gain by reason of the exercise by another MHP Limited Partner of his right to make the Note Election; and (v) who does not have his "at risk" amount fall below zero as a result of the Merger or the REIT Conversion. See "Federal Income Tax Consequences--Summary of Tax Opinions" in the Consent Solicitation.

  With respect to the foregoing exceptions to nonrecognition treatment, the Operating Partnership and the General Partner believe as follows: (i) an MHP Limited Partner who acquired his MHP Partnership Units in the original offering of such Partnership Units and who has held such Partnership Units at all times since would not be considered to receive, as a result of the Merger, a distribution (or a deemed cash distribution resulting from relief from liabilities) that exceeds his aggregate adjusted basis in his MHP Partnership Units at the time of the Merger, and would not have his "at risk" amount fall below zero as a result of the Merger, and (ii) a portion of the personal property associated with both of the Hotels owned by MHP will need to be sold to a Non-Controlled Subsidiary in connection with the REIT Conversion, which may (but is not expected to) result in the recognition of a relatively modest amount of income by the MHP Limited Partners. See "Federal Income Tax Consequences--Tax Consequences of the Mergers--Overview" in the Consent Solicitation and "Tax Allocations upon the Sale of Certain Personal Property Associated with the MHP Hotels" below.

  With respect to the effects of an MHP Limited Partner's election to receive a Note in exchange for his OP Units in connection with the Merger, Hogan & Hartson is of the opinion that, although the matter is not free from doubt, an MHP Limited Partner who does not make the Note Election should not be required to recognize gain by reason of another MHP Limited Partner's exercise of such right. With respect to the exercise of a Unit Redemption Right, Hogan & Hartson is of the opinion that it is more likely than not that an MHP Limited

                                  MHP Supp-25

Partner's exercise of his Unit Redemption Right more than one year after the date of consummation of the Merger but less than two years after such date will not cause the Merger itself to be a taxable transaction for the MHP Limited Partner (or the other MHP Limited Partners). See "Federal Income Tax Consequences--Summary of Tax Opinions" in the Consent Solicitation. Opinions of counsel, however, do not bind the IRS or the courts, and no assurances can be provided that such opinions will not be challenged by the IRS or will be sustained by a court if so challenged.

  Deemed Cash Distribution and Resulting Taxable Gain. With respect to his MHP Partnership Units, an MHP Limited Partner will receive no actual cash distribution in connection with the Merger but would be deemed to receive a cash distribution in connection with the Merger to the extent that his share of Operating Partnership liabilities immediately after the Merger and the REIT Conversion is less than his share of MHP liabilities immediately prior to the Merger. For example, any repayment of the Orlando Mortgage or the Harbor Beach Mortgage or debt encumbering other Hotels may result in a deemed cash distribution to the MHP Limited Partners. See "Federal Income Tax Consequences--Tax Consequences of the Mergers--Relief from Liabilities/Deemed Cash Distribution" in the Consent Solicitation. Even though the Orlando Mortgage, the Harbor Beach Mortgage and the debt encumbering other Hotels is not expected to be repaid or refinanced in connection with the Merger and the REIT Conversion (except as described in the consent solicitation), an MHP Limited Partner's share of indebtedness following the Merger and the REIT Conversion may nonetheless decrease in comparison to the Limited Partner's estimated aggregate share of MHP indebtedness as of December 31, 1998 (calculated based on the assumption that the Merger did not occur) by reason of the manner in which the debt allocation rules work when multiple assets with different levels of leverage are consolidated into a single partnership.

  An MHP Limited Partner, however, would recognize taxable gain as a result of any deemed cash distribution only to the extent that the deemed cash distribution were to exceed his adjusted tax basis in his MHP Partnership Units immediately prior to the Merger. As noted above, the Operating Partnership and the General Partner believe, based upon and subject to the assumptions and other limitations described below, that an MHP Limited Partner who acquired his MHP Partnership Units in the original offering of such Partnership Units and has held the Partnership Units at all times since the offering will have an adjusted tax basis in excess of the deemed cash distribution that might occur in connection with the Merger and the REIT Conversion. Therefore, such an MHP Limited Partner should not recognize gain due to such deemed cash distribution resulting from the relief from liabilities in connection with the Merger and the REIT Conversion.

  The adjusted tax basis of an MHP Limited Partner who did not acquire his MHP Partnership Units in the original offering of such Partnership Units or who has not held his MHP Partnership Units at all times since such offering could vary materially from that of an MHP Limited Partner who did so. If an MHP Limited Partner has an adjusted tax basis in his MHP Partnership Units (per MHP Partnership Unit) that is substantially less than the adjusted tax basis of an MHP Limited Partner who acquired his MHP Partnership Units in the original offering of such Partnership Units and has held such Partnership Units at all times since, he could recognize gain due to any deemed cash distribution resulting from the relief from liabilities in connection with the Merger and the REIT Conversion.

  The Operating Partnership has no current plan or intention to cause the prepayment of the Orlando Mortgage or the Harbor Beach Mortgage or, except as described in the Consent Solicitation, any of the nonrecourse liabilities encumbering the Hotels owned by the other Partnerships. The Operating Partnership, however, will have to repay mortgage indebtedness securing the Hotels owned by the Partnerships at the time such indebtedness matures. There can be no assurance that at such time the Operating Partnership will be able to secure nonrecourse mortgage indebtedness secured only by those Hotels in an amount sufficient to avoid a deemed cash distribution to the former Limited Partners in certain of those Partnerships, including MHP (although such a deemed distribution of cash may or may not result in the recognition of taxable income or gain by the former MHP Limited Partners). Moreover, the Operating Partnership's current long-term financing strategy is to have as little debt as possible that is secured by individual Hotels and to have as much debt as

                                  MHP Supp-26
possible in the form of unsecured debt, held either by the public or by institutional investors, which debt may or may not be recourse to Host REIT, as general partner of the Operating Partnership. In view of these considerations and the potential adverse consequences to Limited Partners in certain Partnerships, including the MHP Limited Partners, the Operating Partnership has requested from the IRS a ruling to the effect that such unsecured indebtedness of the Operating Partnership that is issued initially to institutional investors and is not recourse to Host REIT (i) would qualify as "nonrecourse liabilities" for purposes of Code Section 752, (ii) to the extent the proceeds thereof are applied to repay existing nonrecourse mortgage indebtedness secured by one or more Hotels (including the Orlando Mortgage and the Harbor Beach Mortgage), would be considered to be "secured" by those Hotels for purposes of allocating the liabilities for tax basis purposes (and thus would be allocable, at least in substantial part, to the former Limited Partners in the Partnerships owning those Hotels, including the MHP Limited Partners), and (iii) would constitute "qualified nonrecourse financing" secured by such Hotels for purposes of Code Section 465. The IRS has recently issued a ruling to that effect to another taxpayer, and has indicated to the Operating Partnership's representatives that it is favorably inclined to issue that ruling to the Operating Partnership.

  Each MHP Limited Partner will gradually begin to recognize income over the term of his ownership of OP Units (beginning, perhaps, in his first year of ownership of OP Units) attributable to deemed cash distributions resulting from the relief from liabilities, as the aggregate principal amount of nonrecourse indebtedness encumbering (or deemed to encumber) the Hotels amortizes in accordance with its terms. The Operating Partnership will make regular quarterly cash distributions to the MHP Limited Partners that may or may not be sufficient to allow the MHP Limited Partners to pay the federal and state income tax owed on the income allocated to such Limited Partners by reason of the amortization of the debt secured by the MHP Hotels.

  Section 465(e) Recapture. As discussed in the Consent Solicitation, see "Federal Income Tax Consequences--Tax Consequences of the Mergers--Section 465(e) Recapture," the "at risk" rules of Section 465 of the Code generally apply to limit the use of partnership losses by a partner. Under Section 465(e) of the Code, a partner may be required to include in gross income, or "recapture," losses previously allowed to such partner with respect to his investment in a partnership if the amount for which the partner is "at risk" in relation to his investment in the partnership is less than zero at the close of the taxable year. The "at risk" rules generally do not apply to losses attributable to real property placed in service prior to January 1, 1987 by the taxpayer or to losses attributable to a partnership in which the taxpayer acquired his interests before that date (the "grandfather" rule). Thus, the "at risk" rules have not been applicable to date to those MHP Limited Partners who acquired their Partnership Units at the time of the original offering or at any time prior to January 1, 1987 and who have held those Partnership Units since the date of the acquisition. The MHP Limited Partners, however, will become subject to the "at risk" rules as a result of the Merger and their receipt of OP Units in connection therewith (since the OP Units do not qualify for the "grandfather" rule).

  It is possible that the consummation of the Mergers and the REIT Conversion or the repayment of certain "qualified nonrecourse financing" of the Operating Partnership, the Hotel Partnerships or the Hotels contributed to the Operating Partnership by the Blackstone Entities at the time of or following the Mergers and the REIT Conversion could, singularly or in combination, cause an MHP Limited Partner's amount at risk in relation to his investment in MHP (and, after the Mergers, in the Operating Partnership) to be reduced below zero, resulting in an income inclusion to the Limited Partner under Section 465(e) of the Code. Currently, a sufficient portion of the current debt of MHP constitutes "qualified nonrecourse financing" so that the MHP Limited Partners have positive at risk amounts, and the Operating Partnership expects that most of the current debt with respect to the other Hotel Partnerships and the Hotels contributed by the Blackstone Entities that will be assumed by the Operating Partnership as part of the Mergers and the REIT Conversion should qualify as "qualified nonrecourse financing." The Operating Partnership and the General Partner believe, based upon and subject to the assumptions and other limitations described below, that an MHP Limited Partner who acquired his MHP Partnership Units in the original offering of such Partnership Units and has held the Partnership Units at all times since will have a positive at risk amount immediately following the Mergers and the REIT Conversion.

  It is possible, however, that a former MHP Limited Partner's at risk amount could decline in the future, either because of the allocation of losses from the Operating Partnership to that former MHP Limited Partner or

                                  MHP Supp-27
because of cash distributions by the Operating Partnership to that former MHP Limited Partner in excess of the taxable income allocable to him with respect to his OP Partnership Units. Moreover, there can be no assurance that debt incurred by the Operating Partnership in the future to refinance existing debt would qualify as "qualified nonrecourse financing." If, however, the Operating Partnership were to obtain the requested ruling from the IRS and were to refinance existing mortgage indebtedness of the Partnerships (including the Orlando Mortgage or the Harbor Beach Mortgage) with the type of indebtedness described in the rulings, such indebtedness should constitute "qualified nonrecourse financing" for purposes of the "at risk" rules.

  Impact of Assumption of MHP Liabilities by the Operating Partnership. As described in the Consent Solicitation, see "Federal Income Tax Consequences-- Tax Consequences of the Mergers--Disguised Sale Regulations," an MHP Limited Partner will recognize gain to the extent he is treated as having sold all or part of his MHP Partnership Interest in a "disguised sale." For purposes of these rules, certain reductions in a partner's share of partnership liabilities are treated as a transfer of money or other property from the partnership to the partner which may give rise to a disguised sale, even if that reduction would not otherwise result in a taxable deemed cash distribution in excess of the partner's basis in his partnership interest. However, if a transfer of property by a partner to a partnership is not otherwise treated as part of a disguised sale, then any reduction in the partner's share of "qualified liabilities" also will not be treated as part of a disguised sale. A "qualified liability" in connection with a transfer of property to a partnership includes (i) any liability incurred more than two years prior to the earlier of the transfer of the property or the date the partner agrees in writing to the transfer, as long as the liability has encumbered the transferred property throughout the two-year period; (ii) a liability that was not incurred in anticipation of the transfer of the property to a partnership, but that was incurred by the partner within the two-year period prior to the earlier of the date the partner agrees in writing to transfer the property or the date the partner transfers the property to a partnership and that has encumbered the transferred property since it was incurred; (iii) a liability that is traceable under the Treasury Regulations to capital expenditures with respect to the property; and (iv) a liability that was incurred in the ordinary course of the trade or business in which property transferred to the partnership was used or held, but only if all the assets related to that trade or business are transferred, other than assets that are not material to a continuation of the trade or business. However, a recourse liability is not a "qualified liability" unless the amount of the liability does not exceed the fair market value of the transferred property (less any other liabilities that are senior in priority and encumber such property or any allocable liabilities described in (iii) or (iv) above) at the time of transfer.

  The General Partner and the Operating Partnership believe, based upon their review of the facts and circumstances surrounding each liability, that all liabilities of MHP fall into one of the four categories of "qualified liabilities" described in the preceding paragraph. However, the General Partner estimates that approximately $8.8 million of MHP indebtedness ($8,800 per $100,000 original investment of MHP), as of December 31, 1998, may be "qualified liabilities" solely by reason of exception (ii) in the preceding paragraph (i.e., a liability incurred within two years of the Merger but not in anticipation of the Merger) and, thus, MHP and the MHP Limited Partners will be required to disclose such indebtedness on a completed IRS Form 8275 or on a statement attached to their tax returns for the taxable year in which the Merger occurs. There can be no assurance, however, that the IRS will not challenge the position of MHP that this indebtedness is a "qualified liability."

 Tax Treatment of MHP Limited Partners Who Hold OP Units Following the Merger

  Initial Basis in Units. In general, an MHP Limited Partner will have an initial tax basis in his OP Units received in the Merger with respect to his MHP Partnership Units equal to the basis in his MHP Partnership Units at the time of the Merger, reduced to reflect any deemed cash distributions resulting from a reduction in his share of MHP liabilities and increased to reflect his share of other liabilities of the Operating Partnership and any gain required to be recognized in connection with the Merger and the REIT Conversion (including income, if any, attributable to the sale of a portion of the personal property associated with both the MHP Hotels, as described below under "--Tax Allocations upon the Sale of Certain Personal Property Associated with the MHP Hotels"). For a discussion of the federal income tax consequences for an MHP Limited Partner from a reduction

                                  MHP Supp-28
in basis that may result from the Merger and the REIT Conversion, see "Federal Income Tax Consequences--Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers--Initial Tax Basis of OP Units" in the Consent Solicitation.

  Tax Allocations by the Operating Partnership upon a Sale of MHP
Hotels. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (referred to as the "Book-Tax Difference"). The Operating Partnership and the General Partner estimate, based upon and subject to the assumptions and other limitations described below, that the Book-Tax Difference for all MHP Limited Partners (but excluding all of Host's interests) with respect to the MHP Hotels will be $114,642,148 upon the consummation of the Merger.

  If the Operating Partnership were to sell the Orlando World Center and its interest in the Harbor Beach Hotel, the former partners of MHP (including Host REIT with respect to Host's indirect interest in MHP) would be specially allocated by the Operating Partnership an aggregate amount of taxable gain equal to the aggregate Book-Tax Difference with respect to those MHP Hotels. The share of such gain allocable to an MHP Limited Partner who acquired his MHP Partnership Units in the original offering of such Partnership Units and held such Partnership Units at all times since would be $221,883 per MHP Partnership Unit. The share of such gain of an MHP Limited Partner who did not acquire his MHP Partnership Units in the original offering of such Partnership Units or who has not held his MHP Partnership Units at all times since such offering could vary materially from this amount. If the Operating Partnership were to sell one of the MHP Hotels with a Book-Tax Difference, the remaining Book-Tax Difference at the time the Hotel is sold would be required to be allocated exclusively to the former MHP Limited Partners and the General Partner, even though the proceeds of such sale would be allocated proportionately among all the partners in the Operating Partnership (and would likely be retained by the Operating Partnership, rather than distributed to holders of OP Units and Common Shares of Host REIT). The MHP Limited Partners would not be entitled to any special distributions from the Operating Partnership in connection with such a sale, and thus would not necessarily receive cash distributions from the Operating Partnership sufficient to pay such additional taxes. Although the Partnership Agreement does not impose any restrictions upon the Operating Partnership preventing it from causing the sale of either or both of the MHP Hotels at any time following the Merger, the Operating Partnership does not have current plans to pursue a sale of either of the MHP Hotels. See "Federal Income Tax Consequences--Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers--Sale of Individual Hotels" in the Consent Solicitation.

  Tax Allocations upon the Sale of Certain Personal Property Associated with the MHP Hotels. As discussed in the Consent Solicitation, see "Federal Income Tax Consequences--Federal Income Taxation of Host REIT Following the REIT Conversion--Income Tests Applicable to REITs" and "--Taxable Income Attributable to Sales of Personal Property in Connection with the REIT Conversion," if the rent attributable to personal property leased in connection with the lease of each Hotel is greater than 15% of the total rent received under the lease of such Hotel, the portion of the rent attributable to the personal property will not constitute qualifying income to Host REIT (the "15% Personal Property Test"). The Operating Partnership and the General Partner have determined that the percentage of rent attributable to the personal property to be leased in connection with the lease of the two MHP Hotels would not satisfy the 15% Personal Property Test. The 15% Personal Property Test is a mechanical test that is based not on the relative fair market value of the assets subject to lease, or the relative fair rental value of those assets, but, rather, is based on the average relative adjusted tax bases of the assets subject to the lease. Accordingly, immediately prior to the Merger, the Operating Partnership will require MHP, if it chooses to participate in the Merger, to sell to a Non-Controlled Subsidiary a portion of the personal property associated with the MHP Hotels. This sale, which will be a taxable transaction, may

                                  MHP Supp-29

(although is not expected to) result in the recognition by MHP (and the allocation to the MHP Limited Partners) of a relatively modest amount of taxable gain to the extent of the difference, if any, between the fair market value of the personal property at the time of the sale and the adjusted tax basis of such property at that time. The actual amount of any such gain will be determinable only at the time of the sale and will be affected by the specific personal property selected to be sold and the fair market value and adjusted basis of that personal property. Pursuant to the MHP partnership agreement, any such taxable gain will be characterized as ordinary recapture income and will be allocated by MHP to the former MHP Limited Partners in the same proportions and to the same extent that such Limited Partners were allocated any deductions directly or indirectly giving rise to the treatment of such gains as recapture income prior to the Merger. The MHP Limited Partners would not be entitled to any special distributions from MHP in connection with such a sale of personal property.

  Tax Allocations with Respect to Contributed Hotels Generally. The tax allocations of depreciation to the MHP Limited Partners may change significantly as a result of the Mergers and the REIT Conversion for two reasons. First, as described above, pursuant to Section 704(c) of the Code, depreciation and deductions attributable to the two MHP Hotels will be required to be allocated for federal income tax purposes in a manner such that the MHP Limited Partners are charged with the Book-Tax Difference associated with the MHP Hotels at the time of the consummation of the Merger. Consequently, an MHP Limited Partner will be allocated less depreciation with respect to the MHP Hotels than would be the case if the Mergers had not occurred and the MHP Limited Partner had continued to hold his MHP Partnership Units. (On the other hand, a former MHP Limited Partner will be allocated depreciation with respect to other Hotels acquired by the Operating Partnership in connection with the Mergers and the REIT Conversion, including the Hotels owned by the other Hotel Partnerships and the Hotels being contributed to the Operating Partnership by Host and the Blackstone Entities in connection with the Mergers and the REIT Conversion.) Second, the Mergers will cause the technical termination under Section 708(b)(1)(B) of the Code of MHP and most of the other Hotel Partnerships that participate in the Mergers and the REIT Conversion. Section 168(i)(7) of the Code provides, in effect, that when a partnership terminates under Section 708(b)(1)(B) of the Code, the partnership must begin new depreciation periods for its property. As a result, the remaining bases of the real estate components of the MHP Hotels and the Hotels held by the other Hotel Partnerships that terminate will be depreciated over 39 years, rather than over the remaining current lives of such Hotels (which range from less than one year to 39 years). See "Federal Income Tax Consequences--Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers--Effect of Mergers on Depreciation" in the Consent Solicitation.

  In light of the complexity of the governing rules affecting the calculation and allocation of depreciation with respect to properties contributed to a partnership, particularly when a number of those properties are subject to the separate adjustments required in connection with a technical termination under
Section 708 of the Code, the number of Hotels that the Operating Partnership will be acquiring in connection with the Mergers and the REIT Conversion, and the impact on these calculations of other outside events, including equity offerings by Host or Host REIT and other acquisitions undertaken by Host, Host REIT or the Operating Partnership prior to or in connection with the REIT Conversion, the Operating Partnership and the General Partner believe that it is impossible to predict with any degree of precision the impact that the Mergers and the REIT Conversion will have on the future depreciation (and, consequently, the amount of taxable income) allocable to an MHP Limited Partner.

  Impact on Passive Activity Losses of an Investment in a Publicly Traded Partnership. The passive loss limitation rules generally provide that individuals, estates, trusts and certain closely held corporations and personal service corporations can only deduct losses from passive activities (generally activities in which the taxpayer does not materially participate, which would include the Operating Partnership for MHP Limited Partners) to the extent that such losses are not in excess of the taxpayer's income from passive activities or investments. An MHP Limited Partner would be able to offset losses from other passive activities against income from the Operating Partnership that is considered passive income (but not portfolio income) so long as the Operating Partnership is not treated as a publicly traded partnership. The Operating Partnership and the General Partner believe, however, that there is a substantial risk that the Operating Partnership will be treated as a

                                  MHP Supp-30
publicly traded partnership for purposes of the passive loss limitation rules. In this event, any losses or deductions of the Operating Partnership allocable to an MHP Limited Partner after the Merger could not be used to offset passive income from other passive activities. Similarly, losses from other passive activities (including losses attributable to MHP for periods prior to the Merger) could not be applied to offset income of the Operating Partnership allocated to an MHP Limited Partner. An MHP Limited Partner, however, would be able to offset any passive losses from his investment in MHP (or other investments) against any gain recognized by the MHP Limited Partner as a result of the Merger. The Operating Partnership and the General Partner estimate that, as of December 31, 1998, an MHP Limited Partner that purchased his Partnership Units at the time of the original offering has held those Partnership Units continuously since that time, and whose Partnership Units have been his only investment in a passive activity would have a passive activity loss carryforward of approximately $1,217, on a per Partnership Unit basis.

  State and Local Taxes. MHP Limited Partners holding OP Units will be subject to state and local taxation in a number of jurisdictions in which the Operating Partnership directly or indirectly holds real property and would be required to file periodic tax returns in those jurisdictions. In this regard, immediately following the Mergers and the REIT Conversion, the Operating Partnership expects that it will own properties in approximately 28 states across the United States and the District of Columbia. Currently, MHP owns, directly and indirectly, only Florida properties. See "Federal Income Tax Consequences--Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers--State and Local Taxes" in the Consent Solicitation.

 Assumptions Used in Determining Tax Consequences of the Merger

  In preparing the discussion set forth above, the Operating Partnership and the General Partner made several key assumptions, which are described below. If any such assumption is not accurate with respect to a particular MHP Limited Partner, the tax consequences of the Merger to such MHP Limited Partner could be substantially different from those reflected above. ACCORDINGLY, EACH MHP LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISORS TO DETERMINE THE IMPACT OF SUCH MHP LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER.

  First, with respect to an MHP Limited Partner's basis in his MHP Partnership Units prior to the Merger, the Operating Partnership and the General Partner assumed that an MHP Limited Partner acquired his MHP Partnership Units in the original offering of such Partnership Units and has held such Partnership Units at all times since the offering (the "Original Limited Partner's Adjusted Basis"). In general, each MHP Limited Partner had an initial tax basis in his MHP Partnership Units ("Initial Basis") equal to his cash investment in MHP (plus his proportionate share of MHP's nonrecourse liabilities at the time he acquired his MHP Partnership Units). An MHP Limited Partner's Initial Basis generally has been increased by (a) such Limited Partner's share of MHP taxable income and (b) any increases in his or her share of liabilities of MHP. Generally, such Limited Partner's Initial Basis has been decreased (but not below zero) by (i) his share of MHP cash distributions, (ii) any decreases in his share of liabilities of MHP, (iii) his share of losses of MHP and (iv) his share of nondeductible expenditures of MHP that are not chargeable to capital.

  The General Partner has set forth on Appendix E to the Consent Solicitation for MHP (i) the Original Limited Partner's Adjusted Basis as of December 31, 1997 for each such MHP Limited Partner, and (ii) an estimate of such MHP Limited Partner's Original Limited Partner's Adjusted Basis as of December 31, 1998 (computed without regard to the Mergers and based upon the assumptions set forth in Appendix E to the Consent Solicitation). The General Partner also has set forth on Appendix E to the Consent Solicitation for each MHP Limited Partner whose adjusted basis in his MHP Partnership Interest is the same as the Original Limited Partner's Adjusted Basis (i) the MHP liabilities allocable to such MHP Limited Partner as of December 31, 1997, and (ii) an estimate of the MHP liabilities allocable to such Limited Partner as of December 31, 1998 (computed without regard to the Mergers and based upon the assumptions set forth in Appendix E to the Consent Solicitation).

                                  MHP Supp-31

  The adjusted tax basis of an MHP Limited Partner who did not acquire his MHP Partnership Units in the original offering of such Partnership Units could vary materially from that of an MHP Limited Partner who did so for various reasons. If an MHP Limited Partner has an adjusted tax basis in his MHP Partnership Units that is less than the Original Limited Partner's Adjusted Tax Basis, the Merger might result in the receipt by the MHP Limited Partner of a deemed distribution of cash in excess of his adjusted tax basis in his MHP Partnership Units, which could result in the recognition of income or gain.

  Second, the Operating Partnership and the General Partner assumed that the method expected to be used by the Operating Partnership to allocate liabilities among the partners will be respected for federal income tax purposes. The Operating Partnership will allocate liabilities associated with the MHP Hotels as described in "Federal Income Tax Consequences--Tax Consequences of the Mergers--Relief from Liabilities/Deemed Cash Distribution" in the Consent Solicitation. If the method used by the Operating Partnership were not respected for federal income tax purposes and the nonrecourse liabilities actually allocable to an MHP Limited Partner are less than the amount assumed by the Operating Partnership and the General Partner, the Merger might result in the receipt by such MHP Limited Partner of a deemed distribution of cash that is greater than the deemed distribution of cash expected to be received by such MHP Limited Partner as described above in "Tax Consequences of the Merger--Deemed Cash Distribution and Resulting Taxable Gain." For an MHP Limited Partner who did not acquire his MHP Partnership Units in the original offering of such Partnership Units or who did not hold such Partnership Units at all times since, this deemed distribution of cash could exceed his adjusted tax basis in his MHP Partnership Units, which could result in the recognition of income or gain.

  Finally, the Operating Partnership and the General Partner assumed that the Merger will be treated for federal income tax purposes as the transfer by the MHP Limited Partners of their interests in the Partnership to the Operating Partnership in exchange for OP Units. There can be no assurance, however, that the IRS will not seek to recharacterize each Merger as either (i) the liquidation of a Partnership followed by the distribution by the Partnership of its assets to its partners and the subsequent transfers by such partners of such assets to the Operating Partnership in exchange for OP Units, or (ii) the transfer by a Partnership of its assets to the Operating Partnership in exchange for OP Units (and possibly Notes) and the subsequent distribution of such OP Units (and possibly Notes) to its partners. If the Merger is recharacterized in the manner described in (ii) in the preceding sentence, the tax consequences of the Merger to the MHP Limited Partners likely would be materially affected.

  EACH MHP LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISORS TO DETERMINE THE IMPACT OF SUCH MHP LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER. THE TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER TO A PARTICULAR MHP LIMITED PARTNER COULD VARY SUBSTANTIALLY FROM THE CONSEQUENCES DESCRIBED ABOVE.

 Tax Treatment of MHP Limited Partners Who Exercise Their Right to Make the Note Election

  An MHP Limited Partner who exercises his right to make the Note Election and receive a Note in connection with the Merger will be treated as having made a taxable disposition of his OP Units. The amount realized in connection with such disposition will equal the sum of the "issue price" of the Note (i.e., the face amount of the Note, currently estimated as $124,261 per MHP Partnership Unit) plus the portion of MHP liabilities allocable to the MHP Limited Partner for federal income tax purposes immediately prior to the disposition of the OP Units (estimated as $216,322 per MHP Partnership Unit as of December 31, 1998). To the extent the amount realized exceeds the MHP Limited Partner's adjusted basis in his MHP Partnership Units, the MHP Limited Partner will recognize gain. The Operating Partnership and the General Partner estimate (assuming the MHP Limited Partner acquired his MHP Partnership Units at the time of the original offering and has held such Partnership Units at all times since the offering) that the amount of gain that would be recognized by an MHP Limited Partner who made the Note Election would be approximately $204,720 per MHP Partnership Unit, as of December 31, 1998. For a discussion of the federal income tax rates applicable to the net capital gain from the sale of a capital asset, see "Federal Income Tax Consequences--Tax Treatment of Limited Partners Who

                                  MHP Supp-32

Hold OP Units Following the Mergers--Disposition of OP Units by Limited Partners" in the Consent Solicitation. In this regard, the General Partner estimates that, as of December 31, 1998, if MHP sold both of its Hotels in a fully taxable transaction for a net amount, after payment of liabilities, equal to the Liquidation Value of MHP, the "unrecognized Section 1250 gain" per MHP Partnership Unit would be $133,537 and the gain subject to tax as ordinary income under Code Section 1245 per MHP Partnership Unit would be $10,808. An MHP Limited Partner who makes the Note Election would be able to treat any per Partnership Unit passive activity loss carryforward with respect to the activities of MHP, to the extent the sum of such losses exceeds his passive activity income for 1998, as losses that are not from a passive activity and, therefore, not subject to the passive activity loss limitation rules. For purposes of determining the gain recognized by a Limited Partner as a result of making the Note Election, an original Limited Partner's Adjusted Basis does not reflect such Limited Partner's share of the syndication costs incurred by his Partnership at formation. An original MHP Limited Partner's share of syndication costs was $10,700 per MHP Partnership Unit.

  An MHP Limited Partner who elects to receive a Note may be eligible to defer a majority of that gain under the "installment sale" rules. Those rules, however, will not permit the MHP Limited Partner to defer all of the gain, and, to the extent that the face amount of the Note (and any other installment obligations received by the taxpayer during the year) outstanding at the end of the taxable year in which the Merger occur exceeds $5,000,000, will require that the MHP Limited Partner who defers gain pay to the IRS interest on the resulting tax that has been deferred. The MHP Limited Partner will not be eligible to defer gain recognized upon the receipt of the Note to the extent that his share of MHP liabilities at the time of the Merger exceeds his adjusted tax basis in his MHP Partnership Units immediately prior to the Merger (that is, to the extent that he has a "negative capital account" for tax purposes). In addition, the MHP Limited Partner will not be eligible to defer gain to the extent that such gain would be taxed as ordinary income under Sections 1245 and 1250 of the Code. Lastly, if an MHP Limited Partner disposes of the Note, any gain that had been deferred would be recognized in the year of disposition.

  THE SPECIFIC TAX ATTRIBUTES OF A PARTICULAR MHP LIMITED PARTNER COULD HAVE A MATERIAL IMPACT ON THE TAX CONSEQUENCES OF THE MERGER AND THE SUBSEQUENT OWNERSHIP AND DISPOSITION OF NOTES. THEREFORE, IT IS ESSENTIAL THAT MHP LIMITED PARTNERS CONSIDERING ELECTING TO RECEIVE NOTES CONSULT WITH THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO SUCH MHP LIMITED PARTNERS' RESPECTIVE PERSONAL TAX SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

 Tax Consequences if MHP Does Not Participate in the Merger

  If MHP does not participate in the Merger, the MHP Limited Partners would not have any tax consequences resulting from the Merger. The consequences of continued ownership of MHP Partnership Units will be the same as would have resulted if the Merger had not been proposed.

                                  *    *    *

  The above description is not exhaustive of all possible tax considerations associated with the Merger and the REIT Conversion. This summary does not discuss foreign tax considerations, nor does it discuss all of the aspects of federal income taxation or state and local taxation that may be relevant to MHP Limited Partners in light of their particular circumstances. EACH MHP LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISORS TO DETERMINE THE IMPACT OF SUCH MHP LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER.

                                  MHP Supp-33

                         SELECTED FINANCIAL DATA

  The following table presents selected historical financial data derived from the MHP financial statements for the five most recent fiscal years in the period ended December 31, 1997 and the unaudited condensed consolidated financial statements for the First Two Quarters 1998 and First Two Quarters 1997. The following data should be read in conjunction with MHP's financial statements and the notes thereto, Management's Discussion and Analysis of Financial Condition and Results of Operations and the other financial information included elsewhere herein.

                             FIRST TWO
                             QUARTERS                     FISCAL YEAR
                          ----------------  -------------------------------------------
                           1998     1997     1997     1996     1995     1994     1993
                          -------  -------  -------  -------  -------  -------  -------
                            (UNAUDITED)             (AMOUNTS IN THOUSANDS,
                                                EXCEPT PER PARTNERSHIP UNIT(1))
Revenues................  $47,968  $45,873  $75,211  $71,834  $66,998  $58,474  $61,347
Operating profit........   30,115   28,733   42,095   42,185   36,053   28,677   23,338
Income before
 extraordinary item(2)..   17,818   15,343   19,477   18,449   13,150    7,311   14,748
Net income..............   17,818   15,343   16,416   18,449   13,150    7,311   14,748
Distributions:
 General partner........       15       14       78       50       21      --       --
 Limited partners.......    1,500    1,500    7,706    4,964    2,084      --       --
                          -------  -------  -------  -------  -------  -------  -------
 Total..................    1,515    1,514    7,784    5,014    2,105      --       --
Per Partnership Unit(1):
 Net income (loss)......   17,640   15,190   16,252   18,265   13,018    7,238   14,600
 Distributions..........    1,500    1,500    7,700    4,970    2,084      --       --
Cash provided by
 operating activities...   26,062   25,633   31,758   27,632   25,755   20,884    8,857
Cash used in investing
 activities.............   (5,417)  (5,071) (12,840)  (8,911)  (6,922)  (8,241)  (3,174)
Cash used in financing
 activities.............   (2,972)  (7,417)  (9,831) (20,664) (18,026) (11,956) (14,225)
Increase (decrease) in
 cash and cash
 equivalents............   17,673   13,145    9,087   (1,943)     807      687   (8,542)
Ratio of earnings to
 fixed charges(3)
 (unaudited)............     2.89x    2.51x    2.00x    1.92x    1.63x    1.32x     --
Deficiency of earnings
 to fixed charges(3)
 (unaudited)............      --       --       --       --       --       --     4,590
Total assets at book
 value..................  278,264  256,645  261,109  249,441  251,217  254,058  257,620
Cash and cash
 equivalents............   28,367   14,752   10,694    1,607    3,550    2,743    2,056
Total debt(4)...........  240,809  230,727  240,748  235,146  248,659  260,843  271,879
Total liabilities.......  242,113  231,654  241,261  238,272  253,483  267,369  278,242
Partner's capital
 (deficit):
 Limited partners.......   35,681   24,632   19,541   10,948   (2,353) (13,287) (20,525)
 General partner........      470      359      307      221       87      (24)     (97)
Book value per
 Partnership Unit
 (unaudited)(1).........   35,681   24,632   19,541   10,948   (2,353) (13,287) (20,525)
Exchange value per
 Partnership Unit
 (unaudited)(1).........  141,425      --       --       --       --       --       --

--------
(1) A Partnership Unit represents a $100,000 original investment in MHP.
(2) In 1997, the Partnership recognized a $3.1 million extraordinary loss resulting from the prepayment penalty related to the early extinguishment of the mortgage debt on the Orlando Hotel and the write-off of related deferred financing costs.

(3) The ratio of earnings to fixed charges is computed by dividing net income before interest expense and other fixed charges by total fixed charges, including interest expense, amortization of debt issuance costs and the portion of rent expense that is deemed to represent interest. The deficiency of earnings to fixed charges in 1993 was largely the result of depreciation and amortization of $14,601,000.

(4) Total debt includes amounts due to Host Marriott of $2,295,000, $2,294,000, $6,420,000, $9,149,000 and $13,635,000 as of June 20, 1997,
    December 31, 1996, 1995, 1994 and 1993, respectively.

                                  MHP Supp-34

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

RESULTS OF OPERATIONS

  The chart below summarizes REVPAR, or revenue per available room, the first two quarters for 1998 and 1997:

                                                            FIRST TWO
                                                            QUARTERS
                                                            ---------
                                                            1998 1997 % INCREASE
                                                            ---- ---- ----------
      Orlando World Center................................. $139 $136      2%
      Harbor Beach......................................... $177 $170      4%
      Combined Average..................................... $150 $146      3%

  Total consolidated Partnership revenues for the first two quarters 1998, increased 5% when compared to the comparable period in 1997. Operating results for the first two quarters 1998 were strong for both the Orlando Hotel and the Harbor Beach Hotel (the "Hotels"). REVPAR represents the combination of the average daily room rate charged and the average daily occupancy achieved and is a commonly used indicator of hotel performance. On a combined basis, for the first two quarters 1998, REVPAR increased 3% primarily due to increases in average room rate. For the first two quarters 1998, the combined average room rate increased 5% over the comparable period in 1997 to $177 while the combined average occupancy decreased two percentage points to 85%.

  Hotel revenues. For the first two quarters 1998, revenues reported by the Orlando Hotel increased 7% over the same period of 1997. The strong performance for the first two quarters 1998 was a result of a 2% increase in REVPAR to $139. This increase was attributed to a 4% increase in average room rate to $162 offset by a one percentage point decrease in occupancy to 86%. The hotel achieved its increase in average room rate as a result of rate increases across all segments and the hotel's ability to restrict discounted transient room rates. The decrease in occupancy was primarily due to a decrease in group roomnights.

  Rental income. Rental income for the first two quarters from the Harbor Beach Hotel remained stable over 1997.

  For the first two quarters 1998, REVPAR increased 4% to $177 when compared to the same period in 1997. This increase was due to a 10% increase in average room rate to $215 offset by a five percentage point decrease in occupancy to 82%. The improvement in REVPAR was primarily a result of a 16% increase in the group rate.

  Operating costs and expenses. The Partnership's operating costs and expenses decreased 4% to $17.1 million for the first two quarters 1998 when compared to the same period in 1997. The principal component of this category is discussed below:

  Depreciation and amortization. Depreciation and amortization for the first two quarters 1998 increased approximately $0.3 million, or 7% as compared to 1997. The increase is primarily due to the completion of the rooms renovation project at the Orlando Hotel during fourth quarter 1997.

  Operating profit. As a result of changes in revenues and expenses discussed above, operating profit increased by $1.4 million to $30.1 million over the same period in 1997.

  Interest expense. Interest expense for the first two quarters 1998 decreased 7% as compared to the same period in 1997 due to the refinancing of the Orlando Hotel's mortgage debt at a lower interest rate in 1997.

  Minority interest. Based upon its 50.5% ownership interest, the Partnership controls the Harbor Beach Partnership and, as a result, the condensed consolidated financial statements of the Partnership include the accounts of the Harbor Beach Partnership. Minority interest represents the net income from the Harbor Beach

                                  MHP Supp-35

Partnership allocable to the co-general partner. Minority interest in income decreased from $3.8 million for the first two quarters 1997 to $3.6 million for the first two quarters 1998 primarily due to a slight decrease in net income from the Harbor Beach Partnership due to an increase in depreciation expense.

  Net income. For the first two quarters 1998, net income increased $2.5 million to $17.8 million over the same period in 1997. This increase was primarily due to increases in hotel revenues and rental income and the decrease in interest expense, as discussed above.

 1997 Compared to 1996

  Hotel Revenues. Hotel revenues increased approximately $3.1 million, or 6%, over 1996 as a result of continued growth in corporate group business. REVPAR at the Orlando Hotel increased 11% over 1996 to $118. This higher rate resulted from increased demand generated by Disney's 25th Anniversary celebration and an increase in group roomnights from the association and international markets. Average occupancy increased by two percentage points to 80%. As a result of the increase in REVPAR, room sales at the Orlando World Center increased $5.0 million, or 8%, over 1996. Food and beverage sales in 1997 increased $3.6 million, or 7.5%, over 1996 primarily due to an 11% increase in banquet sales. Food and beverage profit increased $1.1 million, or 6%, over 1996 due to the increase in sales combined with continued emphasis on cost containment. In 1998, the Orlando World Center expects demand will remain strong and as a result, 1998 hotel revenues are expected to increase.

  Direct operating costs and expenses increased $4.9 million, or 7%, over 1996 due to an increase in certain variable costs related to the increase in room sales and higher food and beverage costs due to the creation of a special events department at the Orlando World Center.

  Rental Income. Rental income from the Harbor Beach Hotel increased by approximately $326,000, or 2%, when compared to 1996 as a result of the Hotel's ability to restrict discounted rates and achieve a higher transient room rate. The Harbor Beach Hotel experienced an increase in corporate group demand of almost 5,000 roomnights. REVPAR increased 6% over 1996 due to a 6% increase in the average room rate to $173. As a result of the increase in REVPAR, room sales and profit increased 4.5% and 4%, or $1.4 million and $1.1 million, respectively, over 1996.

  Indirect hotel operating costs and expenses. Indirect hotel operating costs and expenses increased by $3.5 million, or 13%, from $29.6 million in 1996 to $33.1 million in 1997. The principal components of this category are discussed below.

  Depreciation and amortization. Depreciation and amortization increased 9% from $9.7 million in 1996 to $10.6 million in 1997 primarily due to the addition of furniture and equipment at the Harbor Beach Hotel in 1996.

  Incentive management fees. In accordance with the Orlando World Center Management Agreement, incentive management fees increased by $1.8 million, or 24%, over 1996 as a result of improved operating results at the Orlando World Center. Cash flow from operations of the Orlando World Center Hotel was sufficient to pay all incentive management fees earned by the Manager in 1997 and 1996. Additional incentive management fees of $1.4 million were also earned by the Manager for the first time in 1997.

  Base management fees. In accordance with the Orlando World Center Hotel Management Agreement, base management fees increased 7%, from $3.6 million in 1996 to $3.8 million in 1997, due to improved total sales at the Orlando World Center Hotel.

  Operating Profit. Operating profit remained stable at $42.1 million due to the increases in depreciation and amortization and incentive management fees, as discussed above.

                                  MHP Supp-36

  Interest expense. Interest expense decreased 6% from $5.1 million in 1996 to $4.7 million in 1997 primarily due to principal payments on the Orlando Mortgage Debt prior to refinancing of $7.0 million and repayment of the entire Orlando Ballroom Loan in 1997.

  Minority interest in income. Based on its 50.5% ownership interest, the Partnership controls the Harbor Beach Partnership and as a result, the accounts of the Harbor Beach Partnership are consolidated in the consolidated financial statements of the Partnership. Minority interest in income represents the net income from the Harbor Beach Partnership allocable to the other general partner in that Partnership. Minority interest in income decreased 3% in 1997 primarily due to an increase in depreciation expense partially offset by an increase in rental income from the Harbor Beach Hotel, as discussed above.

  Net income. Net income for 1997 decreased $2.0 million, or 11%, over 1996 primarily due to the $3.1 million extraordinary loss resulting from the prepayment penalty related to the early extinguishment of the mortgage debt on the Orlando Hotel and the write-off of deferred financing costs related to that debt. This loss was partially offset by higher hotel revenues in 1997.

 1996 Compared to 1995

  Hotel Revenues. Hotel revenues increased approximately $3.3 million, or 7%, over 1995 as a result of continued growth in corporate group and transient business. REVPAR at the Orlando World Center increased 2% over 1995 to $106. This increase was a result of the Hotel's ability to restrict discounted rates and achieve a higher average room rate. The average room rate increased 4% from 1995 to $137. This increase was slightly offset by a 1.1 percentage point decrease in average occupancy to 78%. The first half of a rooms renovation project was completed during 1996, thus decreasing the availability of rooms for sale. As a result of the increase in REVPAR, room sales at the Orlando World Center increased $2.4 million, or 4%, over 1995. Food and beverage sales in 1996 increased $2.1 million, or 5%, over 1995 primarily due to a 6% increase in banquet sales. Food and beverage profit increased $1.0 million, or 6%, over 1995 due to the increase in revenues combined with continued emphasis on cost containment.

  Direct hotel operating costs and expenses increased $2.7 million, or 4%, over 1995 due to an increase in certain variable costs related to the increase in room sales. The ratio of operating costs to room sales declined in 1996 to 58.0% as compared to 1995 at 58.7%.

  Rental Income. Rental income from the Harbor Beach Hotel increased by approximately $1.6 million, or 8%, when compared to 1995 due to increased transient demand especially in the leisure segment, the highest average room rate category. The Harbor Beach Hotel experienced record call volume during prime season and a significant increase in international travelers. REVPAR increased 7% over 1995 due to a 5% increase in the average room rate to $164 combined with an increase in average occupancy of 1.9 percentage points to 82%. Despite a 3% decline in group roomnights, transient roomnights increased 13% over 1995. As a result of the increase in REVPAR, room sales and profit increased 9% and 10%, or $2.6 million and $2.3 million, respectively, over 1995.

  Indirect hotel operating costs and expenses. Indirect hotel operating costs and expenses decreased by $1.3 million, or 4%, from $30.9 million in 1995 to $29.6 million in 1996. The principal components of this category are discussed below.

  Depreciation and amortization. Depreciation and amortization decreased by $2.0 million, or 17%, when compared to 1995 due to a portion of the Hotels' furniture and fixtures becoming fully depreciated in 1995.

  Incentive management fees. In accordance with the Orlando World Center Management Agreement, incentive management fees increased by $0.5 million, or 7%, over 1995 as a result of improved operating results at the Orlando World Center. Cash flow from operations of the Orlando World Center was sufficient to pay all incentive management fees earned by the Manager in 1996 and 1995.

                                  MHP Supp-37

  Base management fees. In accordance with the Orlando World Center Management Agreement, base management fees increased 5%, from $3.4 million in 1995 to $3.6 million in 1996, due to improved total sales at the Orlando World Center.

  Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, operating profit increased by $6.1 million to $42.2 million, or 59% of revenues, for 1996, from $36.1 million or 54% of revenues for 1995.

  Interest expense. Interest expense increased 1% from $21.9 million in 1995 to $22.0 million in 1996, primarily due to the Orlando Mortgage Debt loan modification and extension in October 1995. The Orlando Mortgage Debt interest rate was increased from 7% to 8% in October 1995. The interest rate increase was offset slightly by principal payments on the Orlando Mortgage Debt of $7.5 million in 1996.

  Minority interest in income. Based on its 50.5% ownership interest, the Partnership controls the Harbor Beach Partnership and as a result, the accounts of the Harbor Beach Partnership are consolidated in the consolidated financial statements of the Partnership. Minority interest in income represents the net income from the Harbor Beach Partnership allocable to the other general partner in that Partnership. Minority interest in income increased from $1.7 million in 1995 to $2.6 million in 1996, primarily due to the increase in rental income from the Harbor Beach Hotel, as discussed above.

  Net income. Net income for 1996 increased $5.3 million, or 40%, over 1995 primarily due to higher Hotel revenues and rental income, offset by increased incentive and base management fees and an increase in minority interest in income.

CAPITAL RESOURCES AND LIQUIDITY

  The Partnership's financing needs have historically been funded through loan agreements with independent financial institutions, Host Marriott Corporation ("Host Marriott") and its affiliates or Marriott International, Inc. (the "Manager") and its affiliates. The general partner believes that the Partnership will have sufficient capital resources and liquidity to continue to conduct its business in the ordinary course.

 Principal Sources and Uses of Cash

  The Partnership's principal source of cash is from operations. Its principal uses of cash are to fund the property improvement funds of the Hotels, to pay required principal amortization of the mortgage debt and other debt incurred to fund costs of capital improvements at the Hotels, financing costs and cash distributions to the partners.

  Total consolidated cash provided by operations for the first two quarters 1998 and 1997, was $26.1 million and $25.6 million, respectively. The increase was primarily due to an increase in hotel revenues and rental income when compared to the same period in 1997. Total consolidated cash provided by operations was $31.8 million, $27.6 million and $25.8 million for the years ended December 31, 1997, 1996 and 1995, respectively.

  For the first two quarters 1998 and 1997, cash used in investing activities was $5.4 million and $5.1 million, respectively, consisting primarily of an increase in additions to property and equipment. This is primarily due to the commencement of the Orlando Hotel expansion project in May 1998. Cash used in investing activities was $12.8 million, $8.9 million and $6.9 million for the years ended December 31, 1997, 1996, and 1995, respectively. The Partnership's investing activities consist primarily of contributions to the property improvement fund of the Hotels of $9.1 million, $8.7 million and $7.7 million for the years ended December 31, 1997, 1996 and 1995, respectively.

  For the first two quarters 1998 and 1997, cash used in financing activities was $3.0 million and $7.4 million, respectively. The decrease in cash used in financing activities was primarily the result of a decrease in principal

                                  MHP Supp-38
repayments on the mortgage debt and the receipt of construction loan advances. During the first two quarters 1998, the Partnership distributed $1.5 million to its partners ($1,500 per limited partner unit). This distribution represented $540 per limited partner unit from 1997 operations and $960 per limited partner unit related to first quarter 1998 operations. In addition, on August 4, 1998, the Partnership distributed $8,080,808 ($8,000 per limited partner unit) from 1998 operations. Cash used in financing activities was $9.8 million, $20.7 million and $18.0 million for the years ended December 31, 1997, 1996 and 1995 respectively. Principal repayments made on the mortgage debt of the Hotels totaled $8.5 million, $8.9 million and $9.0 million for the years ended December 31, 1997, 1996 and 1995, respectively. Payment of financing costs related to the mortgage debt of the Partnership Hotels totaled $2.0 million, $40,000 and $2.3 million for the years ended December 31, 1997, 1996 and 1995, respectively. Cash distributed to the partners was $7.8 million, $5.0 million and $2.1 million for the years ended December 31, 1997, 1996 and 1995, respectively. Cash distributions paid to minority interest were $2.0 million, $2.1 million and $1.5 million for the years ended December 31, 1997, 1996 and 1995, respectively.

  Pursuant to the refinancing of the Orlando Mortgage Debt, the Partnership received proceeds of $152.0 million. Of the proceeds, $139.3 million was used to repay the outstanding principal balance on the Orlando Mortgage Debt and accrued interest, $2.0 million was used to pay related refinancing costs and $1.9 million was used to pay prepayment penalties. The remaining $8.8 million is held by the Partnership as working capital.

  During 1997, Marriott International Capital Corporation ("MICC"), a wholly-owned subsidiary of Marriott International, advanced $3.5 million to the Orlando World Center to provide financing for the rooms and suites refurbishment. Principal repayments to Host Marriott related to the Orlando Ballroom Loan and the Orlando Rooms Renovation Loan totaled $2.3 million, $4.1 million and $2.7 million for the years ended December 31, 1997, 1996 and 1995, respectively. Principal repayments to MICC related to the Harbor Beach Rooms Renovation Loan totaled $0.6 million, $0.5 million and $0.5 million for each of the years ended December 31, 1997, 1996 and 1995.

  The General Partner believes that cash from operations will provide adequate funds for the operational needs of the Partnership and the Harbor Beach Partnership for the foreseeable future. The interest rates on the refinanced Orlando Mortgage Debt and the Harbor Beach Mortgage Debt are fixed at 7.48% and 9.13%, respectively. The Harbor Beach Mortgage Debt matures in the year 2000, at which time the loan-to-value ratios and debt service coverage of the Harbor Beach Hotel is expected to enhance the Harbor Beach Partnership's ability to secure replacement financing.

 Property Improvement Funds

  The Orlando World Center Management Agreement and the Harbor Beach Hotel Operating Lease provide for the establishment of a property improvement fund for each Hotel. Pursuant to these agreements, contributions to the funds are equal to a percentage of total sales of each Hotel and are used to provide for the funding of routine capital expenditures and the replacement of furniture, fixtures and equipment. Upon maturity of the Orlando World Center Mortgage Debt on June 16, 1995, contributions to the Orlando World Center fund increased from 4% to 5% of total sales. Total contributions to the Orlando World Center fund were $6.4 million, $6.0 million and $5.1 million for the years ended December 31, 1997, 1996 and 1995, respectively. Total capital expenditures at the Orlando World Center were $7.9 million, $8.1 million and $4.8 million for the years ended December 31, 1997, 1996 and 1995, respectively. In addition, principal and interest paid to MICC on the Orlando Rooms Renovation Loan totaled $100,000 in 1997. The balance of the Orlando World Center fund was $2.9 million as of December 31, 1997.

  Contributions to the Harbor Beach Hotel's property improvement fund are equal to 5% of total hotel sales. Total contributions to the Harbor Beach Hotel fund were $2.7 million, $2.7 million and $2.6 million for the years ended December 31, 1997, 1996 and 1995, respectively. Total capital expenditures at the Harbor Beach Hotel were $2.5 million, $1.6 million and $1.3 million for the years ended December 31, 1997, 1996 and 1995, respectively. The balance of the Harbor Beach Hotel fund was $3.2 million as of December 31, 1997.

                                  MHP Supp-39

INFLATION

  For the three fiscal years ended December 31, 1997 and the First Two Quarters 1998, the rate of inflation has been relatively low and, accordingly, has not had a significant impact to the Partnership's revenues and net income. The manager is generally able to pass through increased costs to customers through higher room rates. In 1997, the increase in average room rates at the Hotels exceeded those of direct competitors as well as the general level of inflation. The amount of the Partnership's interest expense under floating rate debt for a particular year will be affected by changes in short-term interest rates.

YEAR 2000 ISSUES

  Over the last few years, Host Marriott Corporation, the parent company of the General Partner, has invested in implementing new accounting systems which are Year 2000 compliant. Accordingly, the General Partner believes that future costs associated with Year 2000 issues will be minimal and not material to the Partnership's financial statements.

  However, the Partnership does rely upon accounting software used by the Manager of its properties to obtain financial information. The General Partner believes that the manager has begun to implement changes to the property specific software to ensure the software will function properly in the Year 2000 and does not expect to incur significant costs related to these modifications.

                                  MHP Supp-40

                              FINANCIAL STATEMENTS

                                  MHP Supp-41

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE PARTNERS OF MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP:

  We have audited the accompanying consolidated balance sheet of Marriott Hotel Properties Limited Partnership (a Delaware limited partnership) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in partners' capital (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the General Partner's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1995 financial statements of Lauderdale Beach Association, which statements reflect total assets and total revenues of 25 percent and 29 percent in 1995, respectively, of the consolidated totals. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for that entity, is based solely on the report of the other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

  In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Marriott Hotel Properties Limited Partnership and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Washington, D.C.
March 11, 1998

                                  MHP Supp-42

         MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996
                                 (IN THOUSANDS)

                                                             1997      1996
                                                           --------  --------
ASSETS
Property and equipment, net............................... $222,216  $222,491
Minority interest.........................................   10,042    10,641
Due from Marriott International, Inc. and affiliates......    7,912     9,114
Property improvement funds................................    6,056     3,542
Deferred financing costs, net.............................    2,130     1,787
Loan deposit..............................................    1,800       --
Prepaid ground rent.......................................      259       259
Cash and cash equivalents.................................   10,694     1,607
                                                           --------  --------
                                                           $261,109  $249,441
                                                           ========  ========
LIABILITIES AND PARTNERS' CAPITAL
Mortgage debt............................................. $235,946  $230,959
Notes payable and amounts due to Marriott International,
 Inc. and affiliates......................................    4,987     4,106
Accounts payable and accrued interest.....................      196       802
Note payable and amounts due to Host Marriott
 Corporation..............................................      132     2,405
                                                           --------  --------
      Total Liabilities...................................  241,261   238,272
                                                           --------  --------
PARTNERS' CAPITAL
General Partner
  Capital contribution....................................    1,010     1,010
  Capital distributions...................................     (590)     (512)
  Cumulative net losses...................................     (113)     (277)
                                                           --------  --------
                                                                307       221
                                                           --------  --------
Limited Partners
  Capital contributions, net of offering costs of
   $10,978................................................   89,022    89,022
  Investor notes receivable...............................      --        (47)
  Capital distributions...................................  (58,324)  (50,618)
  Cumulative net losses...................................  (11,157)  (27,409)
                                                           --------  --------
                                                             19,541    10,948
                                                           --------  --------
      Total Partners' Capital.............................   19,848    11,169
                                                           --------  --------
                                                           $261,109  $249,441
                                                           ========  ========

                See Notes to Consolidated Financial Statements.

                                  MHP Supp-43

         MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                    (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                     1997      1996      1995
                                                   --------  --------  --------
REVENUES
  Hotel (Note 3).................................  $ 53,574  $ 50,523  $ 47,251
  Rental income (Note 8).........................    21,637    21,311    19,747
                                                   --------  --------  --------
                                                     75,211    71,834    66,998
                                                   --------  --------  --------
OPERATING COSTS AND EXPENSES
  Depreciation and amortization..................    10,601     9,693    11,739
  Incentive management fees to Marriott
   International and affiliates..................     9,308     7,518     7,047
  Base management fees to Marriott International
   and affiliates................................     3,846     3,609     3,431
  Property taxes.................................     3,336     3,059     3,104
  Ground rent, insurance and other...............     6,025     5,770     5,624
                                                   --------  --------  --------
                                                     33,116    29,649    30,945
                                                   --------  --------  --------
Operating Profit.................................    42,095    42,185    36,053
Interest expense (including interest paid to
 related parties of $0.3 million, $0.7 million
 and $1.0 million in 1997, 1996 and 1995,
 respectively)...................................   (20,842)  (22,007)  (21,864)
Interest income..................................       803       919       679
                                                   --------  --------  --------
INCOME BEFORE MINORITY INTEREST AND EXTRAORDINARY
 ITEM............................................    22,056    21,097    14,868
MINORITY INTEREST IN INCOME......................    (2,579)   (2,648)   (1,718)
                                                   --------  --------  --------
INCOME BEFORE EXTRAORDINARY ITEM.................    19,477    18,449    13,150
EXTRAORDINARY ITEM:
  Loss on extinguishment of debt.................    (3,061)      --        --
                                                   --------  --------  --------
NET INCOME.......................................  $ 16,416  $ 18,449  $ 13,150
                                                   ========  ========  ========
ALLOCATION OF NET INCOME
  General Partner................................  $    164  $    184  $    132
  Limited Partners...............................    16,252    18,265    13,018
                                                   --------  --------  --------
                                                   $ 16,416  $ 18,449  $ 13,150
                                                   ========  ========  ========
INCOME BEFORE EXTRAORDINARY ITEM PER LIMITED
 PARTNER UNIT (1,000 Units)......................  $ 19,282  $ 18,265  $ 13,018
                                                   ========  ========  ========
NET INCOME PER LIMITED PARTNER UNIT (1,000
 Units)..........................................  $ 16,252  $ 18,265  $ 13,018
                                                   ========  ========  ========

                See Notes to Consolidated Financial Statements.

                                  MHP Supp-44

         MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES
              STATEMENTS OF CHANGES IN PARTNERS' CAPITAL (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                    GENERAL LIMITED
                                                    PARTNER PARTNERS   TOTAL
                                                    ------- --------  --------
Balance, December 31, 1994.........................  $(24)  $(13,287) $(13,311)
  Net income.......................................   132     13,018    13,150
  Capital distributions............................   (21)    (2,084)   (2,105)
                                                     ----   --------  --------
Balance, December 31, 1995.........................    87     (2,353)   (2,266)
  Net income.......................................   184     18,265    18,449
  Capital distributions............................   (50)    (4,964)   (5,014)
                                                     ----   --------  --------
Balance, December 31, 1996.........................   221     10,948    11,169
  Net income.......................................   164     16,252    16,416
  Investor note payments...........................   --          47        47
  Capital distributions............................   (78)    (7,706)   (7,784)
                                                     ----   --------  --------
Balance, December 31, 1997.........................  $307   $ 19,541  $ 19,848
                                                     ====   ========  ========


                See Notes to Consolidated Financial Statements.

                                  MHP Supp-45

         MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                    1997       1996      1995
                                                  ---------  --------  --------
OPERATING ACTIVITIES
  Net income....................................  $  16,416  $ 18,449  $ 13,150
  Extraordinary item............................      3,061       --        --
                                                  ---------  --------  --------
  Income before extraordinary item..............     19,477    18,449    13,150
  Noncash items:
    Depreciation and amortization...............     10,601     9,693    11,739
    Minority interest in income.................      2,579     2,648     1,718
    Amortization of deferred financing costs as
     interest...................................        519       519     1,041
    Loss on disposal of property and equipment..        --          6        48
  Changes in operating accounts:
    Payment of deferred incentive management
     fees.......................................     (2,046)   (1,474)   (1,972)
    Due from Marriott International, Inc. ......      1,202    (1,964)     (360)
    Accounts payable and accrued interest.......       (595)     (292)      325
    Due to Host Marriott Corporation............         21        47        62
    Prepaid ground rent and other receivables...        --        --          4
                                                  ---------  --------  --------
      Cash provided by operating activities.....     31,758    27,632    25,755
                                                  ---------  --------  --------
INVESTING ACTIVITIES
  Additions to property and equipment...........    (10,326)   (9,732)   (6,123)
  Changes in property improvement funds.........     (2,514)      821    (1,748)
  Withdrawal from capital reserve escrow........        --        --        949
                                                  ---------  --------  --------
      Cash used in investing activities.........    (12,840)   (8,911)   (6,922)
                                                  ---------  --------  --------
FINANCING ACTIVITIES
  Proceeds from mortgage debt...................    152,000       --        --
  Repayments of mortgage debt and capital lease
   obligations..................................   (147,013)   (8,901)   (8,970)
  Capital distributions to partners.............     (7,777)   (5,007)   (2,105)
  Proceeds from (repayments of) notes payable to
   Marriott International, Inc. ................      2,909      (486)     (485)
  Repayments to Host Marriott Corporation.......     (2,294)   (4,126)   (2,727)
  Payment of financing costs....................     (2,004)      (40)   (2,254)
  Capital distributions to minority interest....     (1,980)   (2,104)   (1,485)
  Payment of prepayment penalty.................     (1,919)      --        --
  Payment of loan deposit.......................     (1,800)      --        --
  Collection of investor notes receivable.......         47       --        --
                                                  ---------  --------  --------
      Cash used in financing activities.........     (9,831)  (20,664)  (18,026)
                                                  ---------  --------  --------
INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS....................................      9,087    (1,943)      807
CASH AND CASH EQUIVALENTS at beginning of year..      1,607     3,550     2,743
                                                  ---------  --------  --------
CASH AND CASH EQUIVALENTS at end of year........  $  10,694  $  1,607  $  3,550
                                                  =========  ========  ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
  Cash paid for mortgage and other interest.....  $  20,894  $ 21,390  $ 20,893
                                                  =========  ========  ========

                See Notes to Consolidated Financial Statements.

                                  MHP Supp-46

        MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1997 AND 1996

NOTE 1. THE PARTNERSHIP

 Description of the Partnership

  Marriott Hotel Properties Limited Partnership (the "Partnership"), a Delaware limited partnership, was formed on August 22, 1984, to acquire, construct, own and operate the 1,503-room Marriott Orlando World Center Hotel (the "Orlando World Center"). The Orlando World Center is managed as part of the Marriott Hotels, Resorts and Suites full-service hotel system by Marriott International, Inc. (the "Manager" or "Marriott International").

  Between November 1, 1985 and November 27, 1985 (the "Closing Date"), 1,000 limited partnership interests (the "Units"), representing a 99% interest in the Partnership, were sold in a private placement. The limited partners paid $10,000,000 in cash on the Closing Date with the remainder due in five annual installments through May 15, 1990. The limited partners' obligations to make the installment payments were evidenced by promissory notes totaling $45,350,000 payable to the Partnership and secured by the Units. The general partner is Hotel Properties Management, Inc. (the "General Partner"), a wholly-owned subsidiary of Host Marriott Corporation, with a 1% general partnership interest.

  On the Closing Date, the Partnership purchased from affiliates of Host Marriott (i) a 99% limited partnership interest in the Warner Center Marriott Hotel Limited Partnership (the "Warner Center Partnership"), which owned the 473-room Warner Center Marriott Hotel (the "Warner Center Hotel") in Los Angeles, California and (ii) a 49% general partnership interest in, and a loan receivable of $3,680,000 from, Lauderdale Beach Association (the "Harbor Beach Partnership"), a general partnership that owns Marriott's 624-room Harbor Beach Resort (the "Harbor Beach Hotel") in Ft. Lauderdale, Florida. As a result of certain transactions, the Partnership now owns a 50.5% interest in the Harbor Beach Partnership. The Harbor Beach Hotel is leased to Marriott Hotel Services, Inc. (the "Operating Tenant"), a wholly-owned subsidiary of Marriott International. On November 17, 1993, the lender foreclosed on the Warner Center Hotel. The foreclosure was followed by the dissolution of the Warner Center Partnership.

  On January 14, 1997, MHP Acquisition Corporation (the "Company"), a wholly-owned subsidiary of Host Marriott, completed a tender offer for limited partnership units in the Partnership. The Company purchased 463.75 units for an aggregate consideration of $37.1 million or $80,000 per unit. Additionally, in a Partnership vote held in conjunction with the tender offer, the limited partners approved all of the proposed amendments to the partnership agreement that were conditions to the tender offer. Subsequent to the tender offer, the Company purchased an additional 8 units on March 29, 1997 and one unit on June 21, 1997. Combined with its prior ownership position, Host Marriott now indirectly owns, through affiliates, 48.84% of the Partnership.

 Partnership Allocations and Distributions

  The Partnership generally allocates net profits and losses, cash available for distribution and tax credits as follows: (i) first, 1% to the General Partner and 99% to the limited partners until cumulative distributions of sale and refinancing proceeds ("Capital Receipts") equal to 50% of capital contributions have been distributed; (ii) next, 15% to the General Partner and 85% to the limited partners until cumulative distributions of Capital Receipts equal to all capital contributions have been distributed; and (iii) thereafter, 30% to the General Partner and 70% to the limited partners.

  Capital Receipts not retained by the Partnership will generally be distributed (i) first, 1% to the General Partner and 99% to the limited partners until the General Partner and the limited partners (collectively the "Partners") have received cumulative distributions of Capital Receipts equal to their capital contributions; and (ii) thereafter, 30% to the General Partner and 70% to the limited partners.

                                  MHP Supp-47

  Gains are generally allocated (i) first, to Partners with negative capital accounts, (ii) next, in amounts necessary to bring each Partner's capital account balance equal to their invested capital, defined as the excess of paid-in capital contributions over cumulative distributions of Capital Receipts, and (iii) thereafter, 30% to the General Partner and 70% to the limited partners.

  Upon the sale of substantially all of the assets, gains and sales proceeds will be distributed based on a specific allocation, as stated in the partnership agreement, in order to provide the limited partners (if proceeds are sufficient) a 15% cumulative return, as defined, to the extent not previously received from cash distributions.

  For financial reporting purposes, net losses of the Partnership are allocated 1% to the General Partner and 99% to the limited partners.

  The Harbor Beach Partnership generally allocates profits and losses, cash distributions, gains and losses, and Capital Receipts in the ratio of ownership interests.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Accounting

  The Partnership's records are maintained on the accrual basis of accounting and its fiscal year coincides with the calendar year.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Working Capital and Supplies

  Pursuant to the terms of the management agreement discussed in Note 8, the Partnership is required to provide the Manager with working capital and supplies to meet the operating needs of the Orlando World Center. The Manager converts cash advanced by the Partnership into other forms of working capital consisting primarily of operating cash, inventories, and trade receivables and payables which are maintained and controlled by the Manager. Upon the termination of the management agreement, the Manager is required to convert working capital and supplies into cash and return it to the Partnership. As a result of these conditions, the individual components of working capital and supplies controlled by the Manager are not reflected in the accompanying consolidated balance sheet. As of December 31, 1997 and 1996, $4,707,000 has been advanced to the Manager for working capital and supplies which is included in "Due from Marriott International, Inc." on the accompanying consolidated balance sheet. The supplies advanced to the Manager are recorded at their estimated net realizable value. As of December 31, 1997 and 1996, accumulated amortization related to the revaluation of these supplies totaled $762,000.

 Revenues and Expenses

  Hotel Revenues represents house profit from the Orlando World Center since the Partnership has delegated substantially all of the operating decisions related to the generation of house profit of the Orlando World Center to the Manager. House profit reflects hotel operating results which flow to the Partnership as property owner and represents gross hotel sales less property-level expenses, excluding depreciation and amortization, base and incentive management fees, real and personal property taxes, ground and equipment rent, insurance and certain other costs, which are disclosed separately in the consolidated statement of operations (see Note 3).

  On November 20, 1997, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board reached a consensus on EITF 97-2, "Application of FASB Statement No. 94 and APB Opinion No. 16 to

                                  MHP Supp-48

Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements." EITF 97-2 addresses the circumstances in which a management entity may include the revenues and expenses of a managed entity in its financial statements.

  The Partnership is assessing the impact of EITF 97-2 on its policy of excluding the property-level revenues and operating expenses of the Hotels from its consolidated statements of operations (see Note 3). If the Partnership concludes that EITF 97-2 should be applied to the Hotels, it would include operating results of those managed operations in its consolidated financial statements. Application of EITF 97-2 to consolidated financial statements as of and for the year ended December 31, 1997, would have increased both revenues and operating expenses by approximately $74.6 million and would have had no impact on operating profit or net income.

 Principles of Consolidation

  The consolidated financial statements for the years ended December 31, 1997, 1996 and 1995 include the accounts of the Partnership and the Harbor Beach Partnership (collectively the "Partnerships"). The 49.5% general partnership interest in the Harbor Beach Partnership owned by an unrelated party is reported as minority interest. All significant intercompany balances and transactions have been eliminated.

 Property and Equipment

  Property and equipment is recorded at cost. Depreciation and amortization are computed using the straight-line method over the following estimated useful lives of the assets, less a 10% estimated residual value on the original building cost and land improvements related to the Orlando World
Center:

   Land improvements............................................. 40 to 50 years
   Building and improvements..................................... 40 to 50 years
   Leasehold improvements........................................       40 years
   Furniture and equipment.......................................  3 to 10 years

  All property and equipment is pledged as security for the mortgage debt described in Note 6.

  The Partnership and the Harbor Beach Partnership assess the impairment of their real estate properties based on whether estimated future undiscounted cash flow from such properties on an individual hotel basis will be less than their net book value. If a property is impaired, its basis is adjusted to fair market value.

 Deferred Financing Costs

  Prior to 1997, deferred financing costs consisted of costs incurred in connection with the October 31, 1995 refinancing of the Orlando Mortgage Debt, described in Note 6. Deferred financing costs associated with this refinancing totaled $2,316,000. On December 31, 1997, the Partnership refinanced the Orlando Mortgage Debt and incurred financing costs of $2,004,000. The deferred financing costs are amortized over the period of the debt using the straight-line method which approximates the effective interest rate method. The net deferred financing costs associated with the 1995 refinancing of $1,142,000 were amortized on December 31, 1997 and are reflected as part of the extraordinary loss on the consolidated statement of operations. Deferred financing costs associated with the restructuring of the Harbor Beach Mortgage Debt (see Note 6) amounted to $350,000. Accumulated amortization of deferred financing costs was $224,000 and $879,000 at December 31, 1997 and 1996, respectively.

 Cash and Cash Equivalents

  The Partnership considers all highly liquid investments with a maturity of three months or less at date of purchase to be cash equivalents.

                                  MHP Supp-49

 Income Taxes

  Provision for Federal and state income taxes has not been made in the accompanying financial statements since the Partnership does not pay income taxes, but rather allocates its profits and losses to the individual partners. Significant differences exist between the net income for financial reporting purposes and the net income reported in the Partnership's tax return. These differences are due primarily to the use, for income tax purposes, of accelerated depreciation methods, shorter depreciable lives of the assets, differences in the timing of the recognition of base and incentive management fee expense and the expensing of certain costs incurred during construction which have been capitalized in the accompanying financial statements. As a result of these differences, the excess of the tax basis in net Partnership liabilities over the net liabilities reported in the accompanying financial statements amounted to $109,961,000 and $100,739,000 as of December 31, 1997 and 1996, respectively.

 Statement of Financial Accounting Standards

  In 1996, the Partnership adopted Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Adoption of SFAS No. 121 has not had an effect on the consolidated financial statements.

NOTE 3. HOTEL REVENUES

  Hotel Revenues consist of hotel operating results for the Orlando World Center for the three years ended December 31, 1997 (in thousands):

                                                         1997    1996    1995
                                                        ------- ------- -------
   HOTEL SALES
     Rooms............................................. $64,277 $59,289 $56,881
     Food and beverage.................................  51,424  47,852  45,708
     Other.............................................  12,517  13,157  11,762
                                                        ------- ------- -------
                                                        128,218 120,298 114,351
                                                        ------- ------- -------
   HOTEL EXPENSES
     Departmental Direct Costs
       Rooms...........................................  12,801  12,201  11,665
       Food and beverage...............................  32,391  29,968  28,784
     Other hotel operating expenses....................  29,452  27,606  26,651
                                                        ------- ------- -------
                                                         74,644  69,775  67,100
                                                        ------- ------- -------
   HOTEL REVENUES...................................... $53,574 $50,523 $47,251
                                                        ======= ======= =======

NOTE 4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following as of December 31 (in thousands):

                                                             1997       1996
                                                           ---------  ---------
   Land and improvements.................................. $  31,074  $  31,074
   Building and improvements..............................   152,560    152,361
   Leasehold improvements.................................    82,871     80,841
   Furniture and equipment................................    77,943     69,846
                                                           ---------  ---------
                                                             344,448    334,122
   Less accumulated depreciation..........................  (122,232)  (111,631)
                                                           ---------  ---------
                                                           $ 222,216  $ 222,491
                                                           =========  =========

                                  MHP Supp-50

NOTE 5. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

  The estimated fair values of financial instruments are shown below. The fair values of financial instruments not included in this table are estimated to be equal to their carrying amounts (in thousands):

                                    AS OF DECEMBER 31, 1997  AS OF DECEMBER 31, 1996
                                    ------------------------ ------------------------
                                                 ESTIMATED                ESTIMATED
                                     CARRYING       FAIR      CARRYING       FAIR
                                      AMOUNT       VALUE       AMOUNT       VALUE
                                    ----------- ------------ ----------- ------------
                                                     (IN THOUSANDS)
   Mortgage debt..................  $   235,946 $   237,725  $   230,959 $   233,468
   Note payable due to Host
    Marriott Corporation..........          --          --         2,294       2,294
   Incentive management fees
    payable to
    Marriott International, Inc. ..         --          --         2,046       2,046
   Notes payable due to Marriott
    International, Inc. ..........        4,802       4,748        1,893       1,847

  The estimated fair value of mortgage debt is based on the expected future debt service payments discounted at estimated market rates. Notes payable due to Host Marriott Corporation and Marriott International, Inc. and incentive management fees payable to Marriott International, Inc. are valued based on the expected future payments from operating cash flow discounted at risk-adjusted rates.

NOTE 6. DEBT

  The Partnerships have entered into various longterm loan agreements to provide nonrecourse mortgage financing for the Hotels. Combined mortgage debt maturities, at December 31, 1997 are (in thousands):

   1998................................................................ $  2,965
   1999................................................................    3,346
   2000................................................................   82,049
   2001................................................................    1,748
   2002................................................................    1,884
   Thereafter..........................................................  143,954
                                                                        --------
                                                                        $235,946
                                                                        ========

 Orlando Mortgage

  On January 12, 1993 (the "Closing Date"), the General Partner refinanced the Orlando World Center mortgage debt (the "Orlando Mortgage Debt"). On the Closing Date, the Partnership paid $29.3 million to the lender which was applied as follows: $12.0 million to the outstanding principal balance, $13.5 million to interest due through the Closing Date and $3.8 million to financing costs. The Orlando Mortgage Debt carried a fixed rate of interest of 6.705% and required semi-annual principal amortization totaling $22 million through its maturity on June 16, 1995 (the "Maturity Date").

  On the Maturity Date, the lender granted the Partnership a forbearance on the loan extending it from June 16, 1995 through October 31, 1995. The Partnership paid interest monthly in arrears at a floating rate equal to the applicable Federal Funds rate plus 225 basis points. During the forbearance period, the weighted average interest rate was 7.94%. On October 31, 1995, the Partnership successfully completed a modification and extension of the Orlando Mortgage Debt. The mortgage debt carried a fixed rate of interest of 8.44% and required semi-annual amortization of principal. The loan was due to mature on June 16, 2000 with unamortized principal of $127.0 million due at that time. No debt service guarantee was provided. As of December 31, 1997 and December 31, 1996, the outstanding principal balance was $138,479,000 and $145,479,000, respectively. The outstanding principal balance was repaid on December 31, 1997 with proceeds from the refinancing discussed below.

                                  MHP Supp-51

  On October 31, 1997, the General Partner executed a commitment letter with two new lenders to refinance the Orlando World Center's mortgage debt. The new loan provides a total borrowing capacity of $240 million.

  On December 31, 1997, the Partnership completed the refinancing of the mortgage debt. The new lenders provided $152 million to pay the outstanding balance on the existing mortgage and accrued interest of $139.3 million, related financing costs of $2.0 million, a prepayment penalty of $1.9 million that has been reflected as part of the extraordinary loss on the accompanying consolidated statement of operations and the remaining $8.8 million is part of the Partnership's working capital. The loan requires monthly payments of interest at a fixed rate of 7.48% and principal based on a 30-year amortization schedule. The loan matures on January 1, 2008.

  The remaining balance of $88 million is available for the construction costs associated with a 500-room expansion at the Orlando World Center. In connection with the executed commitment letter, the Partnership advanced $2.4 million to the lender as a good faith deposit. Upon completion of the $152 million portion of the loan, the lender returned $600,000 of this deposit. The remaining $1.8 million will be returned to the Partnership upon completion of construction. The General Partner is currently working with the lender to finalize the documents related to this construction loan.

  The refinanced mortgage debt is secured by the Orlando World Center, the land on which the Orlando World Center and golf course are located and an assignment of certain operating agreements.

 Harbor Beach Mortgage

  The original Harbor Beach loan agreement provided $86.6 million for construction of the Harbor Beach Hotel. On June 30, 1986, this debt was refinanced with a major insurance company. The $92 million replacement loan (the "Harbor Beach Mortgage Debt") bore interest at a fixed rate of 9.375% and required payments of interest only through July 1988 and monthly payments of principal and interest in the amount of $765,000 thereafter until maturity on July 1, 1993. Upon maturity, the lender granted the Harbor Beach Partnership a forbearance of the loan for a fee of $165,000. Under the forbearance agreement, the Harbor Beach Partnership continued to pay the lender through March 29, 1994, payments of principal and interest in accordance with the terms of the Harbor Beach Mortgage Debt.

  On March 29, 1994 (the "Closing Date"), the Harbor Beach Partnership completed the restructuring of the Harbor Beach Mortgage Debt. The restructured mortgage debt carries a fixed rate of interest of 9.125% (the "Contract Interest Rate") and is payable monthly in arrears. Interest only at the Contract Interest Rate was due and payable for the first twelve payments through and including April 1, 1995. For the period from the Closing Date through April 1, 1995, the difference between the interest only payment and $772,600 (the "Payment Amount") was contributed to an escrow account with the lender to fund capital improvements at the Harbor Beach Hotel. The Payment Amount represents the amount necessary to amortize the outstanding principal balance, as of the Closing Date, over a 22-year effective amortization period. The loan matures on May 1, 2000. The restructured mortgage debt is collateralized by all property and assets of the Harbor Beach Hotel. No debt service guarantee was provided. As of December 31, 1997 and 1996, the outstanding principal balance was $83,946,000 and $85,480,000, respectively.

 Orlando Ballroom Loan

  During 1990, Host Marriott agreed to provide interim financing of up to $14 million to fund the construction of a new ballroom and exhibition hall at the Orlando World Center. Construction was completed in February 1990. On December 31, 1990, the interim financing was converted to a permanent loan from Host Marriott with $13.2 million advanced. Interest only, at the Bankers Trust Company prime rate, was payable from the Partnership's cash flow after debt service. On June 16, 1992, in conjunction with the refinancing of the Orlando Mortgage Debt, the Orlando ballroom loan was converted from a term loan to a revolving line of credit with a floating interest rate equal to the Bankers Trust Company prime rate. As of December 31, 1996, the outstanding principal balance was $2,294,000. The remaining outstanding principal balance was paid in full on June 24, 1997.

                                  MHP Supp-52

The weighted average effective interest rate for the period from January 1, 1997 through June 24, 1997 and for the years ended December 31, 1996 and 1995 was 8.4%, 8.3% and 8.8%, respectively (rate as of June 24, 1997 and December 31, 1996 was 8.5% and 8.3%, respectively).

 Orlando Rooms Renovation Loan

  During 1997, the Partnership entered into a loan agreement (the "Orlando Rooms Renovation Loan") with Marriott International Capital Corporation ("MICC"), a wholly-owned subsidiary of Marriott International, in conjunction with a rooms and suites refurbishment at the Orlando World Center. The loan provided financing of $3.5 million. The loan requires payments of principal and interest to be paid from the Orlando World Center property improvement fund. This unsecured loan carries a fixed interest rate of 9% and matures on June 16, 1999. The outstanding principal balance was $3,472,000 on December 31, 1997.

 Harbor Beach Rooms Renovation Loan

  On July 21, 1994, the Harbor Beach Partnership entered into a loan agreement with MICC in conjunction with a rooms and suites refurbishment at the Harbor Beach Hotel. The loan provided financing of up to $2.8 million, plus accrued interest through December 31, 1994, to fund costs in excess of funds available in the Harbor Beach Partnership's property improvement fund. This unsecured loan carries a fixed rate of interest of 8%. Accrued interest totaling $64,000 was rolled into the principal balance at December 31, 1994. Payments of principal and interest based upon a five-year amortization period commenced in January 1995. Under the terms of the loan, the debt service payments are included as a deduction in determining the fees paid to the Operating Tenant, as described in Note 8. As of December 31, 1997 and 1996, the outstanding principal balance was $1,330,000 and $1,893,000, respectively. Interest earned by MICC was $128,000, $171,000 and $211,000 in 1997, 1996 and 1995,
respectively.

NOTE 7. LEASES

  The Harbor Beach Partnership, through an assignment of a lease on January 15, 1982, acquired all rights to a 99-year lease with a 25-year renewal option for the land on which the Harbor Beach Hotel is located. On April 28, 1993, the lessor sold its rights under the lease to an unrelated party. A provision under the sale of the lease provided for the early refund to the Harbor Beach Partnership of the remaining $1,250,000 balance of an initial $2,500,000 security deposit paid to the lessor and a $500,000 payment to facilitate the modification of the lease.

  Lease payments are made quarterly in advance in accordance with a lease year that operates from December 1 through November 30. The annual rental is $1,560,000 for lease years 1995 through 1999. After lease year 1999, annual rentals for each succeeding five-year period increase by an amount equal to 10% of the previous annual rental.

  Minimum annual rentals during the term of the ground lease are (in thousands):

   YEAR
   ----
   1998............................................................... $  1,560
   1999...............................................................    1,573
   2000...............................................................    1,716
   2001...............................................................    1,716
   2002...............................................................    1,716
   Thereafter.........................................................  311,043
                                                                       --------
   Total Minimum Lease Payments....................................... $319,324
                                                                       ========

                                  MHP Supp-53

NOTE 8. MANAGEMENT AND OPERATING LEASE AGREEMENTS

  The Partnership has entered into a long-term management agreement with the Manager, and the Harbor Beach Partnership has entered into a long-term operating lease with the Operating Tenant. The Hotels are operated as part of the Marriott Hotels, Resorts and Suites full-service hotel system. Significant provisions under the agreements are as follows:

  Orlando World Center. The management agreement provides for an initial term of 25 years, commencing with the opening of the Orlando World Center (March 24, 1986), and five 10-year renewals at the Manager's option. The Manager is paid a base management fee of 3% of gross hotel sales and is also entitled to an incentive management fee equal to 20% of operating profit, as defined, and an additional incentive management fee equal to 30% of the following amount:
(i) 80% of operating profit in each fiscal year less (ii) the greater of (a) $25,000,000 or (b) debt service plus $7,000,000. Payment of the incentive management fee is subordinate to debt service and retention of specified amounts of operating profit by the Partnership. Unpaid incentive management fees are deferred without interest and are payable from future operating cash flow, as defined, but are due upon termination of the management agreement only if the termination is the result of a default by the Partnership. Unpaid incentive management fees as of December 31, 1996 were $2,046,000 which were paid in 1997. Therefore, there were no unpaid incentive management fees as of December 31, 1997. In addition, based on higher cash flow from the Orlando Hotel, the Manager earned additional incentive management fees in 1997 which were paid during the year.

  Under the management agreement, the Manager is required to furnish the Orlando World Center with certain services ("Chain Services") which are generally provided on a central or regional basis to all hotels in the Marriott full-service hotel system. Chain Services include central training, advertising and promotion, a national reservation system, computerized payroll and accounting services, and such additional services as needed which may be more efficiently performed on a centralized basis. Costs and expenses incurred in providing such services are allocated among all domestic full-service hotels managed, owned or leased by Marriott International or its subsidiaries. In addition, the Hotel participates in Marriott International's Marriott Rewards Program ("MRP"). This program was formerly known as the Honored Guest Awards Program ("HGA"). The cost of this program is charged to all hotels in the Marriott hotel system based upon the MRP sales at each hotel. The total amount of Chain Services and MRP costs allocated to the Orlando World Center was $3,149,000, $3,588,000, and $3,336,000 for the years ended December 31,
1997, 1996 and 1995, respectively.

  Harbor Beach Hotel. The operating lease provides for an initial 36-year term commencing with the opening of the Harbor Beach Hotel (October 29, 1984), with options to renew for six successive 10-year periods based on certain defined conditions. The annual rental paid to the Harbor Beach Partnership includes the following:

  . basic rental: annual rental payable under the land lease and insurance costs

  . percentage rental: determined by multiplying the applicable percentage set annually by the Harbor Beach Partnership by revenues

  . performance rental: first $9,720,000 of operating profit of the Harbor Beach Hotel, as defined

  . additional performance rental: 50% of operating profit of the Harbor Beach Hotel, as defined, in excess of $9,720,000

  . contingent rental: up to 50% of operating profit of the Harbor Beach Hotel, as defined, in excess of $9,720,000 if the aggregate annual rental is otherwise insufficient to cover debt service.

  Pursuant to the terms of the Harbor Beach rooms renovation loan (see Note
6), the annual performance rental is adjusted upward by the annual debt service required under the loan. For the five-year period beginning with 1995 and ending in 1999, annual performance rental is increased by $696,557 to $10,416,557. Subsequent to year-end 1999, performance rental will return to $9,720,000.

                                  MHP Supp-54

  Percentage rental is intended to cover the cost of utilities, repairs and maintenance, and the required contribution to the property improvement fund (5% of sales) and is therefore adjusted annually in order to equal the actual applicable costs. Any payments of contingent rental reduce future payments of additional performance rental (subject to limitations) in subsequent years. No contingent rental has been accrued as of December 31, 1997 and 1996.

  Rental income under the Harbor Beach Partnership operating lease for the three years ended December 31, 1997 was (in thousands):

                                                         1997    1996    1995
                                                        ------- ------- -------
   Basic Rental........................................ $ 1,712 $ 1,694 $ 1,616
   Percentage Rental...................................   6,284   6,240   5,921
   Performance Rental..................................  10,417  10,417  10,417
   Additional Performance Rental.......................   3,224   2,960   1,793
                                                        ------- ------- -------
                                                        $21,637 $21,311 $19,747
                                                        ======= ======= =======

  Cost and accumulated depreciation of the rental property were $103,110,000 and $41,299,000 at December 31, 1997, and $100,647,000 and $37,279,000,
respectively, at December 31, 1996.

 Property Improvement Funds

  The management agreement and the operating lease provide for the establishment of a property improvement fund for each of the Hotels. Contributions to the property improvement funds are equal to five percent of gross sales of each hotel. Contributions to the fund for the Orlando World Center totaled $6,411,000 and $6,015,000 for the years ended December 31, 1997 and 1996, respectively. Contributions to the fund for the Harbor Beach Hotel totaled $2,730,000 and $2,729,000 for the years ended December 31, 1997 and 1996, respectively.

NOTE 9. COMPARATIVE LEASED HOTEL OPERATING RESULTS

  The Harbor Beach Hotel is a leased property whose income to the Partnership is included in the consolidated statement of operations as rental income. The following is a comparative summary of hotel operating results for the Harbor Beach Hotel for the three years ended December 31, 1997 (in thousands):

                                                         1997    1996    1995
                                                        ------- ------- -------
   HOTEL SALES
     Rooms............................................. $32,322 $30,939 $28,384
     Food and beverage.................................  20,668  20,764  19,366
     Other.............................................   5,089   5,016   4,857
                                                        ------- ------- -------
                                                         58,079  56,719  52,607
                                                        ------- ------- -------
   HOTEL EXPENSES
     Departmental Direct Costs
       Rooms...........................................   5,882   5,566   5,332
       Food and beverage...............................  12,937  12,664  12,140
     Other hotel operating expenses....................  22,395  22,151  21,219
                                                        ------- ------- -------
                                                         41,214  40,381  38,691
                                                        ------- ------- -------
   HOTEL REVENUES...................................... $16,865 $16,338 $13,916
                                                        ======= ======= =======

                                  MHP Supp-55

          MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARY

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                           FIRST TWO QUARTERS
                                                           --------------------
                                                             1998       1997
                                                           ---------  ---------
REVENUES
  Hotel................................................... $  32,957  $  30,867
  Rental income...........................................    15,011     15,006
                                                           ---------  ---------
                                                              47,968     45,873
                                                           ---------  ---------
OPERATING COSTS AND EXPENSES
  Incentive management fees...............................     6,328      6,187
  Depreciation and amortization...........................     4,892      4,561
  Base management fees....................................     2,095      2,024
  Ground rent, property taxes and other...................     4,538      4,368
                                                           ---------  ---------
                                                              17,853     17,140
                                                           ---------  ---------
OPERATING PROFIT..........................................    30,115     28,733
  Interest expense........................................    (9,199)    (9,893)
  Other revenue...........................................       505        285
                                                           ---------  ---------
INCOME BEFORE MINORITY INTEREST...........................    21,421     19,125
MINORITY INTEREST IN INCOME...............................    (3,603)    (3,782)
                                                           ---------  ---------
NET INCOME................................................ $  17,818  $  15,343
                                                           =========  =========
ALLOCATION OF NET INCOME
  General Partner......................................... $     178  $     153
  Limited Partners........................................    17,640     15,190
                                                           ---------  ---------
                                                           $  17,818  $  15,343
                                                           =========  =========
NET INCOME PER LIMITED PARTNER UNIT (1,000 Units)......... $  17,640  $  15,190
                                                           =========  =========


           See Notes to Condensed Consolidated Financial Statements.

                                  MHP Supp-56

          MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARY

                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                                         JUNE 19,   DECEMBER 31,
                                                           1998         1997
                                                        ----------- ------------
                                                        (UNAUDITED)
                        ASSETS
Property and equipment, net...........................   $220,939     $222,216
Due from Marriott International, Inc. and affiliates..      9,012        7,912
Minority interest.....................................      7,924       10,042
Other assets..........................................     12,022       10,245
Cash and cash equivalents.............................     28,367       10,694
                                                         --------     --------
                                                         $278,264     $261,109
                                                         ========     ========
          LIABILITIES AND PARTNERS' CAPITAL
LIABILITIES
  Mortgage debt.......................................   $237,183     $235,946
  Notes payable and amounts due to Marriott Interna-
   tional, Inc. and affiliates........................      3,780        4,987
  Accounts payable and accrued interest...............      1,129          196
  Amounts due to Host Marriott Corporation............         21          132
                                                         --------     --------
    Total Liabilities.................................    242,113      241,261
                                                         --------     --------
PARTNERS' CAPITAL
  General Partner.....................................        470          307
  Limited Partners....................................     35,681       19,541
                                                         --------     --------
    Total Partners' Capital...........................     36,151       19,848
                                                         --------     --------
                                                         $278,264     $261,109
                                                         ========     ========



           See Notes to Condensed Consolidated Financial Statements.

                                  MHP Supp-57

          MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARY

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                          FIRST TWO QUARTERS
                                                          --------------------
                                                            1998       1997
                                                          ---------  ---------
OPERATING ACTIVITIES
  Net income............................................. $  17,818  $  15,343
  Noncash items..........................................     8,614      8,582
  Changes in operating accounts..........................      (370)     1,708
                                                          ---------  ---------
    Cash provided by operating activities................    26,062     25,633
                                                          ---------  ---------
INVESTING ACTIVITIES
  Additions to property and equipment....................    (3,615)    (1,481)
  Changes in property improvement funds..................    (1,802)    (3,590)
                                                          ---------  ---------
    Cash used in investing activities....................    (5,417)    (5,071)
                                                          ---------  ---------
FINANCING ACTIVITIES
  Construction loan advances.............................     2,492        --
  Principal repayments of mortgage debt..................    (1,255)    (4,122)
  Capital distributions to partners......................    (1,515)    (1,514)
  Capital distributions to minority interest.............    (1,485)    (1,485)
  Repayments to Marriott International, Inc. and affili-
   ates..................................................    (1,175)      (296)
  Payment of financing costs.............................       (34)       --
                                                          ---------  ---------
    Cash used in financing activities....................    (2,972)    (7,417)
                                                          ---------  ---------
INCREASE IN CASH AND CASH EQUIVALENTS....................    17,673     13,145
CASH AND CASH EQUIVALENTS at beginning of period.........    10,694      1,607
                                                          ---------  ---------
CASH AND CASH EQUIVALENTS at end of period............... $  28,367  $  14,752
                                                          =========  =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for mortgage and other interest.............. $   8,112  $   9,660
                                                          =========  =========


           See Notes to Condensed Consolidated Financial Statements.

                                  MHP Supp-58

         MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARY

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

  1. The accompanying condensed consolidated financial statements have been prepared by Marriott Hotel Properties Limited Partnership (the "Partnership") without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted from the accompanying statements. The Partnership believes the disclosures made are adequate to make the information presented not misleading. However, the condensed consolidated financial statements should be read in conjunction with the Partnership's financial statements and notes thereto included in the Partnership's Form 10-K for the year ended December 31, 1997.

  In the opinion of the Partnership, the accompanying unaudited condensed consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Partnership as of June 19, 1998, the results of operations and cash flows for the first two quarters 1998 and 1997. Interim results are not necessarily indicative of fiscal year performance because of seasonal and short-term variations.

  The Partnership owns Marriott's Orlando World Center (the "Orlando Hotel") and a 50.5% interest in a partnership owning Marriott's Harbor Beach Resort (the "Harbor Beach Partnership"), whose financial statements are consolidated herein. The remaining 49.5% general partnership interest in the Harbor Beach Partnership is reported as minority interest. All significant intercompany balances and transactions have been eliminated.

  For financial reporting purposes, net income and net losses of the Partnership are allocated 99% to the limited partners and 1% to the general partner. Significant differences exist between the net income and net losses for financial reporting purposes and the net income and net losses reported for Federal income tax purposes. These differences are due primarily to the use, for income tax purposes, of accelerated depreciation methods, shorter depreciable lives of the assets, differences in the timing of the recognition of management fee expense and the deduction of certain costs incurred during construction which have been capitalized in the accompanying condensed consolidated financial statements.

  2. Certain reclassifications were made to the prior year financial statements to conform to the 1998 presentation.

  3. Hotel revenues represent house profit from the Orlando Hotel since the Partnership has delegated substantially all of the operating decisions related to the generation of house profit of the Orlando Hotel to Marriott International, Inc. (the "Manager"). House profit reflects hotel operating results which flow to the Partnership as property owner and represents gross hotel sales less property-level expenses, excluding depreciation and amortization, base and incentive management fees, property taxes and certain other costs, which are disclosed separately in the condensed consolidated statement of operations.

  On November 20, 1997, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board reached a consensus on EITF 97-2 "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements." EITF 97-2 addresses the circumstances in which a management entity may include the revenues and expenses of a managed entity in its financial statements.

  The Partnership is assessing the impact of EITF 97-2 on its policy of excluding property-level revenues and operating expenses of the Hotels from its statements of operations. If the Partnership concludes that EITF 97-2 should be applied to the Hotels, it would include operating results of this managed operation in its financial statements. Application of EITF 97-2 to financial statements as of and for the first two quarters 1998 would have

                                  MHP Supp-59

         MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARY increased both revenues and operating costs and expenses by approximately $36.9 million and would have had no impact on net income.

  Hotel revenues consist of hotel operating results for the Orlando Hotel for 1998 and 1997 (in thousands):

                                                                   FIRST TWO
                                                                   QUARTERS
                                                                ---------------
                                                                 1998    1997
                                                                ------- -------
   HOTEL SALES
     Rooms..................................................... $35,167 $34,365
     Food and beverage.........................................  28,201  26,476
     Other.....................................................   6,480   6,614
                                                                ------- -------
                                                                 69,848  67,455
                                                                ------- -------
   HOTEL EXPENSES
     Departmental Direct Costs
       Rooms...................................................   6,392   6,477
       Food and beverage.......................................  16,820  16,025
     Other hotel operating expenses............................  13,679  14,086
                                                                ------- -------
                                                                 36,891  36,588
                                                                ------- -------
   HOTEL REVENUES.............................................. $32,957 $30,867
                                                                ======= =======

  4. Rental income under the Harbor Beach Partnership operating lease for the first two quarters was (in thousands):

                                                                   FIRST TWO
                                                                   QUARTERS
                                                                ---------------
                                                                 1998    1997
                                                                ------- -------
   Basic rental................................................ $   806 $   771
   Percentage rental...........................................   3,279   3,513
   Performance rental..........................................  10,417  10,417
   Additional performance rental...............................     509     305
                                                                ------- -------
   RENTAL INCOME............................................... $15,011 $15,006
                                                                ======= =======

  5. On April 15, 1998, the Partnership successfully completed the financing for the expansion of the Orlando World Center (the "Construction Loan"). The lender is obligated to provide up to $88 million to fund costs related to the construction of a 500-room tower, new parking garage, expansion of the existing JW's Steakhouse restaurant, redesign of the existing golf course and construction of 15,000 square feet of additional meeting space. During the construction period, the Partnership is required to make monthly payments of principal and interest at the fixed interest rate of 7.48% with such interest payments funded by the Construction Loan. Principal payments will be funded by hotel operations. Upon completion of the expansion, the Partnership will be required to pay principal and interest at the fixed interest rate of 7.48% amortized over the remaining term of the Construction Loan. The Construction Loan matures on January 1, 2008. As of June 19, 1998, the Partnership has received Construction Loan advances of $2.5 million which were used to pay construction costs.

  6. On April 17, 1998, Host Marriott, parent company of the General Partner of the Partnership, announced that its Board of Directors authorized Host Marriott to reorganize its business operations to qualify as a real estate investment trust ("REIT") to become effective as of January 1, 1999. As part of the REIT conversion, Host

                                  MHP Supp-60

         MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARY

Marriott formed a new operating partnership (the "Operating Partnership"), and limited partners in certain Host Marriott full-service hotel partnerships and joint ventures, including the Partnership, are expected to be given an opportunity to receive, on a tax-deferred basis, Operating Partnership units in the new Operating Partnership in exchange for their current limited partnership interests. The Operating Partnership units would be redeemable by the limited partner for freely traded Host Marriott shares (or the cash equivalent thereof) at any time after one year from the closing of the merger. In connection with the REIT conversion, on June 2, 1998, the Operating Partnership filed a Registration Statement on Form S-4 with the Securities and Exchange Commission. Limited partners will be able to vote on this Partnership's participation in the merger later this year through a consent solicitation.

                                  MHP Supp-61

                              HOST MARRIOTT, L.P.

                      SUPPLEMENT DATED        , 1998 FOR
       PROSPECTUS/CONSENT SOLICITATION STATEMENT DATED        , 1998 FOR
               MARRIOTT HOTEL PROPERTIES II LIMITED PARTNERSHIP

  On the terms described in the Prospectus/Consent Solicitation Statement (the
"Consent Solicitation"), dated        , 1998, of which this Supplement (the
"Supplement") is a part, Host Marriott Corporation ("Host") has adopted a plan to restructure its business operations so that it will qualify as a real estate investment trust ("REIT"). As part of this restructuring (the "REIT Conversion"), Host and its consolidated subsidiaries will contribute their full-service hotel properties and certain other businesses and assets to Host Marriott, L.P. (the "Operating Partnership") in exchange for units of limited partnership interest in the Operating Partnership ("OP Units") and the assumption of liabilities. The sole general partner of the Operating Partnership will be Host Marriott Trust ("Host REIT"), the entity into which Host will merge as part of the REIT Conversion. Host REIT expects to qualify as a REIT beginning with its first full taxable year after closing of the REIT Conversion, which Host REIT currently expects to be the year beginning January 1, 1999.

  Following the REIT Conversion and the Blackstone Acquisition (defined below), the Operating Partnership and its subsidiaries initially will own outright, or have controlling interests in, approximately 120 full-service hotels operating primarily under the Marriott, Ritz-Carlton, Four Seasons, Swissotel and Hyatt brand names (the "Hotels").

  As part of the REIT Conversion, the Operating Partnership is proposing to acquire by merger (the "Mergers") Marriott Hotel Properties II Limited Partnership, a Delaware limited partnership ("MHP2" or the "Partnership"), and up to seven other limited partnerships (the "Partnerships") that own full-service hotels in which Host or its subsidiaries are general partners. As more fully described in the Consent Solicitation, limited partners of those Partnerships that participate in the Mergers will receive either OP Units or, at their election, unsecured % Callable Notes due December 15, 2005 issued by the Operating Partnership ("Notes"), in exchange for their partnership interests in such Partnerships (with respect to the Partnerships, those limited partners of the Partnerships who are unaffiliated with Host are referred to herein as the "Limited Partners", and with respect to MHP2, the "MHP2 Limited Partners").

  Beginning one year after the Mergers, Limited Partners who return OP Units will have the right to redeem their OP Units at any time and receive, at the election of Host REIT, either freely tradeable New York Stock Exchange listed Common Shares of Host REIT on a one-for-one basis (subject to adjustment) or cash in an amount equal to the market value of such shares (the "Unit Redemption Right").

  The number of OP Units to be allocated to MHP2 will be based upon (i) its Exchange Value (as defined herein) and (ii) the price attributed to an OP Unit following the Merger, determined as described herein (but in no event greater
than $   per OP Unit). The principal amount of Notes that MHP2 Limited
Partners may elect to receive in exchange for the OP Units received in the Merger will be based upon MHP2's Note Election Amount (as defined herein). See "Determination of Exchange Value of MHP2 and Allocation of OP Units." The estimated Exchange Value and Note Election Amount set forth herein may increase or decrease as a result of various adjustments, and will be finally calculated shortly before the Effective Date. Pursuant to the Merger, MHP2 Limited Partners have an estimated Exchange Value of $237,334 per Partnership Unit and a Note Election Amount of $205,140 per Partnership Unit.

RISK FACTORS

  In deciding whether to approve the Merger, MHP2 Limited Partners should consider certain risks and other factors. The General Partner believes that MHP2 Limited Partners should particularly consider the following, which should be read in conjunction with the information in the Consent Solicitation under "Risk Factors" and "Federal Income Tax Consequences:"


  . Substantial Benefits to Related Parties. Host REIT and its subsidiaries will realize substantial benefits from the Mergers and the REIT Conversion, including savings from a substantial reduction in corporate-level income taxes expected as a result of the REIT Conversion. To the extent that the

                                  MHP2 Supp-1
     anticipated benefits of the REIT Conversion are reflected in the value of Host's common stock before the Effective Date, such benefits will not be shared with the Limited Partners. Because of Host's significant ownership position in certain Partnerships (including MHP2), the failure of one or more of these Partnerships, including MHP2, to participate in a Merger likely would require that Host contribute some or all of its ownership interest in the Non-Participating Partnership to a taxable Non-Controlled Subsidiary, which would materially reduce the benefit to Host of the REIT Conversion as it applies to that interest.

  . Absence of Arm's Length Negotiations. No independent representative was retained to negotiate on behalf of the MHP2 Limited Partners or the other Limited Partners. Although the General Partner has obtained the Appraisals and the Fairness Opinion from AAA, AAA has not negotiated with the General Partner or Host and has not participated in establishing the terms of the Mergers. Consequently, the terms and conditions of the Mergers may have been more favorable to the MHP2 Limited Partners or the other Limited Partners if such terms and conditions were the result of arm's length negotiations.

  . Other Conflicts of Interest. The Mergers, the REIT Conversion and the recommendations of the General Partner involve the following conflicts of interest because of the relationships among Host, the Operating Partnership, the General Partners and SLC: (i) the General Partners, which are all subsidiaries of Host (except for PHLP, in which Host is the General Partner), must assess whether a Merger is fair and equitable to the Limited Partners of its Partnership, which involves considerations for Host and its subsidiaries that are different from those that affect the Limited Partners, (ii) the terms of the Leases of the Hotels, including the MHP2 Hotels, will be determined by Host, which will distribute the common stock of SLC, the parent of the Lessees, to its shareholders after such terms have been set and (iii) the terms of the Partnership Agreement, including provisions which benefit Host REIT, have been determined by Host. Such conflicts may result in decisions that do not fully reflect the interests of all Limited Partners, including the MHP2 Limited Partners.

  . Exchange Value May Not Equal Fair Market Value of MHP2's Hotels. Each MHP2 Limited Partner who retains OP Units will receive consideration with a deemed value equal to the Exchange Value of such MHP2 Limited Partner's Partnership Interest. The determination of the Exchange Value of MHP2 involves numerous estimates and assumptions. There is no assurance that the Exchange Value of MHP2 will equal the fair market value of the Hotels and other assets contributed by MHP2. See "Determination of Exchange Value of MHP2 and Allocation of OP Units."

  . Allocation of OP Units to Host REIT is Different from Allocation of OP Units to Limited Partners. Host REIT will receive in the aggregate a number of OP Units (including OP Units allocated to the General Partners of the Partnerships) equal to the number of shares of Host common stock outstanding on the Effective Date (and, if Host has outstanding shares of preferred stock at the time of the REIT Conversion, a corresponding number of preferred partnership interests in the Operating Partnership), which should fairly represent the market value of Host REIT but may not be equal to the fair market or net asset value of the Hotels and other assets that Host will contribute to the Operating Partnership. The Partnerships will receive OP Units in the Mergers with a deemed value equal to the Exchange Value of such Partnership. The different methods of allocating OP Units may result in Limited Partners not receiving the fair market value of their Partnership Interests and Host REIT receiving a higher percentage of the interests in the Operating Partnership. See "Determination of Exchange Values and Allocation of OP Units."

  . Price of OP Units Might Be Less than the Fair Market Value of the MHP2 Limited Partners' Partnership Interests. The price of an OP Unit, for purposes of the Mergers and the REIT Conversion, will be equal to the average closing price on the NYSE of a Host REIT Common Share for the first 20 trading days after the Effective Date of the Mergers (but in no
     event greater than $    per share). It is likely that, over time, the
     value of the publicly traded Common Shares of Host REIT (and therefore the value of the OP Units) will diverge from the deemed value of the OP Units used for purposes of the Mergers. This could result in the MHP2 Limited Partners receiving OP Units with an actual value that is less than either the price of the OP Units for purposes of the Mergers or the fair market value of their Partnership Interests.

                                  MHP2 Supp-2

  . Reduced Cash Distributions for MHP2 Limited Partners. The expected initial annual cash distributions of the Operating Partnership to the MHP2 Limited Partners per Partnership Unit (from $5,968 to $6,565) will be less than the estimated cash distributions of MHP2 per Partnership Unit ($21,564) for 1998.

  . Uncertainties at the Time of Voting Include the Number of OP Units to be Received. There are several uncertainties at the time the MHP2 Limited Partners must vote on the Merger, including (i) the exact Exchange Value for MHP2 (which will be adjusted for changes in lender and capital expenditure reserves, indebtedness, deferred maintenance and other items prior to the Effective Date), (ii) the price of the OP Units for purposes of the Merger, which will be determined by reference to the post-Merger trading prices of Host REIT's Common Shares and which, together with the Exchange Value, will determine the number of OP Units the MHP2 Limited Partners will receive and (iii) the exact principal amount of the Notes that may be received in exchange for OP Units, which cannot be known until after the vote on the Merger. For these reasons, the MHP2 Limited Partners cannot know at the time they vote on the Merger these important aspects of the Merger.

  . Combined REVPAR for the Operating Partnership's Hotels is Significantly Less than the REVPAR for MHP2's Hotels. The Operating Partnership's pro forma REVPAR for the first Two Quarters 1998 is significantly lower than the REVPAR attributable to MHP2's Hotels for the same period.

  . Inability of MHP2 Limited Partners to Redeem OP Units for One Year. MHP2 Limited Partners who elect to retain OP Units received in the Merger will be unable to redeem such OP Units for one year following the Merger. Until then, MHP2 Limited Partners will bear the risk of illiquidity.

  . Value of the Notes Will Be Less than the Exchange Value. At the same time that he votes on the Merger, each MHP2 Limited Partner also may elect to receive, at the time of the Merger in exchange for OP Units, an unsecured, seven-year Note of the Operating Partnership with a principal amount equal to the Note Election Amount of his Partnership Interest. The deemed value of the OP Units to be received by the MHP2 Limited Partners will exceed the principal amount of the corresponding Notes (because the Exchange Value will be higher than the Note Election Amount) and there is no assurance that the Note an MHP2 Limited Partner receives will have a value equal to either (i) the fair market value of the MHP2 Limited Partner's share of the Hotels and other assets owned by MHP2 or (ii) the principal amount of the Note. There will be no public market for the Notes. If the Notes are sold, they may sell at prices substantially below their issuance price. Noteholders are likely to receive the full principal amount of a Note only if they hold the Note to maturity, which is December 15, 2005, or if the Operating Partnership repays the Notes prior to maturity. Because the Notes are unsecured obligations of the Operating Partnership, they will be effectively subordinated to all secured debt of the Operating Partnership and all obligations of both the Participating Partnerships and the Operating Partnership's other subsidiaries. See "Description of the Notes." As of June 19, 1998, on a pro forma basis assuming the Full Participation Scenario, the Operating Partnership would have had aggregate consolidated debt of approximately $5.1 billion to which the Notes were effectively subordinated or which rank equally with such Notes.

  . Current Host Common Stock Price May Not Necessarily Be Indicative of the Price of Host REIT Common Shares Following the REIT Conversion. Host's current stock price is not necessarily indicative of how the market will value Host REIT Common Shares following the REIT Conversion. The current stock price of Host reflects the current market valuation of Host's current business and assets (including the SLC common stock and the cash or securities to be distributed in connection with the REIT Conversion) and not the business and assets of Host REIT following the REIT Conversion.

  .  Fundamental Change in Nature of Investment; Potential
     Underperformance. The Merger and the REIT Conversion involve a fundamental change in the nature of an MHP2 Limited Partner's investment from holding an interest in MHP2, which was originally structured as a tax-sheltered cash flow investment (effective through 1997), is a finite-life entity, has a fixed portfolio of four Hotels and distributes the cash flow from the operation of such Hotels to the MHP2 Limited Partners, to holding

                                  MHP2 Supp-3
     an interest in an infinite-life, operating real estate company with a portfolio of approximately 120 Hotels that (i) collects and distributes to its limited partners rents received from the Lessees (which will bear the risks and receive the direct benefits of the Hotels' operations),
     (ii) has the ability to acquire additional hotels, (iii) is able to reinvest proceeds from sales or refinancings of existing Hotels in other hotels and (iv) has a publicly traded general partner. In addition, each MHP2 Limited Partner's investment will change from one that allows an MHP2 Limited Partner to receive a return of capital in the form of distributions from any net proceeds of a sale or refinancing of MHP2's assets to an investment in which an MHP2 Limited Partner who retains OP Units likely would realize a return of capital only through the exercise of the Unit Redemption Right. An MHP2 Limited Partner's share of the liquidation proceeds, if any, from the sale of an MHP2 Hotel or Hotels could be higher than the amount realized upon exercise of the Unit Redemption Right (or payments on any Note received by an MHP2 Limited Partner who elects to exchange his OP Units for such Note). An investment in the Operating Partnership may not outperform an investment in MHP2. See "Comparison of Ownership of Partnership Interests, OP Units and Common Shares."

  . Exposure to Market and Economic Conditions of Other Hotels. As a result of the Mergers, MHP2 Limited Partners who elect to retain OP Units will own interests in a much larger enterprise with a broader range of assets than MHP2 individually. A material adverse change affecting the Operating Partnership's assets will affect all Limited Partners, including MHP2 Limited Partners, regardless of whether a particular Limited Partner previously was an investor in such affected assets. MHP2 owns discrete assets and the Mergers and the REIT Conversion will significantly diversify the types and geographic locations of the Hotels in which the MHP2 Limited Partners will have interests. As a result, the Hotels owned by the Operating Partnership may be affected differently by economic and market conditions than those Hotels previously owned by MHP2.

  . MHP2 Limited Partners Have No Cash Appraisal Rights. MHP2 Limited Partners who vote against the Merger have no right to receive cash based upon an appraisal of their Partnership Interests.

  .  Uncertainties as to the Size and Leverage of the Operating
     Partnership. The MHP2 Limited Partners cannot know at the time they vote on the Merger the exact size and amount of leverage of the Operating Partnership. Host is an existing operating company that regularly issues and repays debt, acquires additional hotels and disposes of existing hotels. Also, some or all of the Partnerships may elect not to participate in a Merger. In addition, outside partners in certain Private Partnerships may not consent to a lease of their partnership's Hotel(s). In either such case, Host will contribute its interests in such Partnerships and Private Partnerships to the Operating Partnership, but the Operating Partnership may, in turn, contribute such interests to a Non-Controlled Subsidiary, which will be subject to corporate-level income taxation. Host also may repurchase outstanding securities or issue new debt or equity securities prior to the consummation of the Mergers and the REIT Conversion.

  . Lack of Control over Hotel Operations. Due to current federal income tax law restrictions on a REIT's ability to derive revenues directly from the operation of a hotel, the Operating Partnership will lease virtually all of its consolidated Hotels to the Lessees, which will operate the Hotels by continuing to retain the Managers pursuant to the Management Agreements. The Operating Partnership will not operate the Hotels or participate in the decisions affecting the daily operations of the Hotels. The Operating Partnership will have only a limited ability to require the Lessees or the Managers to operate or manage the Hotels in any particular manner and no ability to govern any particular aspect of their day-to-day operation or management. Therefore, the Operating Partnership will be dependent for its revenue upon the ability of the Lessees and the Managers to operate and manage the Hotels.

  . Expiration of Leases and Possible Inability to Find Other Lessees. The Leases will expire seven to ten years after the Effective Date and there can be no assurance that such Leases will be renewed (or if renewed, will be renewed on terms as favorable to the Operating Partnership). If the Leases are not renewed, the Operating Partnership will be required to find other lessees, which lessees must meet certain requirements set forth in the Management Agreements. There can be no assurance that satisfactory lessees could be found or as to the terms and conditions on which the Operating Partnership would be able to renew the Leases or enter into new leases with such lessees.

                                  MHP2 Supp-4

  .  Requisite Vote of MHP2 Limited Partners Binds All MHP2 Limited
     Partners. For MHP2, approval by a majority of the Partnership Interests of MHP2 that are eligible to be voted is required to approve the Merger, as described in "Voting Procedures--Required Vote and Other Conditions." Such approval will cause MHP2 to participate in the Merger and will bind all MHP2 Limited Partners, including MHP2 Limited Partners who voted against or abstained from voting with respect to the Merger.

  . Substantial Indebtedness of the Operating Partnership. The Operating Partnership will have substantial indebtedness. As of June 19, 1998, on a pro forma basis assuming the Full Participation Scenario, the Operating Partnership had outstanding indebtedness totaling approximately $5.1 billion, which represents a % debt-to-total market capitalization ratio on a pro forma basis at such date (based upon a
     price per Common Share of Host REIT of $   ). The Operating
     Partnership's business is capital intensive and it will have significant capital requirements in the future. The Operating Partnership's leverage level could affect its ability to (i) obtain financing in the future,
     (ii) undertake refinancings on terms and subject to conditions deemed acceptable by the Operating Partnership, (iii) make distributions to partners, (iv) pursue its acquisition strategy or (v) compete effectively or operate successfully under adverse economic conditions.

  . No Limitation on Debt. There are no limitations in Host REIT's or the Operating Partnership's organizational documents which limit the amount of indebtedness either may incur, although both the Notes and the Operating Partnership's other debt instruments will contain certain restrictions on the amount of indebtedness that the Operating Partnership may incur.

  . Rental Revenues from Hotels Subject to Rights of Lenders. In accordance with the mortgage loan agreements with respect to outstanding indebtedness of certain Hotel Partnerships, the rental revenues received by such Hotel Partnerships under certain Leases first will be used to satisfy the debt service on such outstanding indebtedness with only the cash flow remaining after debt service being available to satisfy other obligations of the Hotel Partnership (including paying property taxes and insurance, funding the required FF&E reserves for the Hotels and capital improvements and paying debt service with respect to unsecured debt) and to make distributions to holders of OP Units.

  . Ownership Limitations. No person or group may own, actually or constructively (as determined under the applicable Code provisions), (i) in excess of 9.8% of the number or value of outstanding Common Shares of Host REIT or (ii) in excess of 4.9% of the value of the OP Units (other than Host REIT and The Blackstone Group), subject to waiver or modification by Host REIT or the Operating Partnership, as the case may be, in certain limited circumstances.

  . Timing of the REIT Conversion. If the REIT Conversion does not occur in time for Host REIT to elect REIT status effective January 1, 1999, the effectiveness of Host REIT's election could be delayed to January 1, 2000, which would result in Host REIT continuing to pay corporate-level income taxes in 1999 and could cause the Blackstone Acquisition not to be consummated.

  . Effect of Subsequent Events upon Recognition of Gain. Even though the MHP2 Limited Partners (other than those who elect to receive a Note in exchange for OP Units) generally are not expected to recognize significant taxable gain at the time of the Merger, there are a variety of events and transactions (including the sale of one or more of the Hotels currently owned by MHP2 or the reduction of indebtedness securing one or more of the Hotels) that could cause an MHP2 Limited Partner to recognize all or a part of the gain that otherwise has been deferred through the REIT Conversion. See "Federal Income Tax Consequences--Tax Treatment of MHP2 Limited Partners Who Hold OP Units Following the Merger." Certain Hotels (including the Blackstone Hotels) will be covered by agreements with third parties which will restrict the Operating Partnership's ability to dispose of those properties or refinance their debt. In addition, if Atlanta Marquis participates in the Mergers, the Operating Partnership will succeed to an existing agreement that will restrict its ability to dispose of the Atlanta Marquis Hotel or to refinance the debt secured by such Hotel without compensating certain outside partners for the resulting adverse tax consequences. As for the remaining initial properties (including the Hotels owned by MHP2), the partnership agreement of the Operating Partnership, which

                                  MHP2 Supp-5
     is substantially in the form attached to the Consent Solicitation as Appendix A (the "Partnership Agreement"), does not impose any restrictions on the Operating Partnership's ability to dispose of the Hotels or to refinance debt secured by the Hotels (but the Operating Partnership is obligated to pay any taxes Host REIT incurs as a result of such transactions). In addition, the Partnership Agreement provides that Host REIT, as general partner of the Operating Partnership, is not required to take into account the tax consequences of the limited partners in deciding whether to cause the Operating Partnership to undertake specific transactions (but the Operating Partnership is obligated to pay any taxes that Host REIT incurs as a result of such transactions) and the limited partners have no right to approve or disapprove such transactions. See "Description of OP Units--Sales of Assets."

  . Election to Exchange OP Units for Notes. An MHP2 Limited Partner who elects to receive a Note in connection with the Merger in exchange for his OP Units will be treated as having made a taxable disposition of his Partnership Interest. An MHP2 Limited Partner who receives a Note may be eligible to defer at least a portion of that gain under the "installment sale" rules. See "Federal Income Tax Consequences--Tax Treatment of MHP2 Limited Partners Who Exercise Their Right to Make the Note Election."

  . Competition in the Lodging Industry. The profitability of the Hotels is subject to general economic conditions, the management abilities of the Managers (including primarily Marriott International), competition, the desirability of particular locations and other factors relating to the operation of the Hotels. The full-service segment of the lodging industry, in which virtually all of the Hotels operate, is highly competitive, and the Hotels generally operate in geographical markets that contain numerous competitors. The Hotels' success will be dependent, in large part, upon their ability to compete in such areas as access, location, quality of accommodations, room rate structure, the quality and scope of food and beverage facilities and other services and amenities. The lodging industry, including the Hotels (and thus the Operating Partnership), may be adversely affected in the future by (i) national and regional economic conditions, (ii) changes in travel patterns, (iii) taxes and government regulations which influence or determine wages, prices, interest rates, construction procedures and costs, (iv) the availability of credit and (v) other factors beyond the control of the Operating Partnership.

  . Failure of Host REIT to Qualify as a REIT for Tax Purposes. Taxation of Host REIT as a corporation if it fails to qualify as a REIT, and Host REIT's subsequent liability for federal, state and local taxes on its income and property, would, among other things, have the effect of reducing cash available for distribution to Host REIT's shareholders and materially reducing the value of the Common Shares and OP Units.

  . Failure of the Operating Partnership to Qualify as a Partnership for Tax Purposes. Taxation of the Operating Partnership as a corporation if it fails to qualify as a partnership and the Operating Partnership's subsequent liability for federal, state and local income taxes would, among other things, have the effect of reducing cash available for distribution to holders of OP Units, would cause Host REIT to fail to qualify as a REIT for tax purposes and would cause the holders of OP Units to recognize substantial taxable gain at the time the Operating Partnership ceases to qualify as a partnership.

  . Failure of the Leases to Qualify as Leases. If the leases of the Hotels to the Lessee were to be disregarded for tax purposes (for example, because a Lease was determined to lack economic substance), Host REIT could fail to qualify as a REIT and the Operating Partnership might be treated as a corporation for federal income tax purposes, which would have a material adverse impact on the MHP2 Limited Partners and the value of the OP Units.

  . Change in Tax Laws. No assurance can be provided that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to Host REIT's qualification as a REIT or the federal income tax consequences of such qualification.

  . MHP2 Limited Partners Need to Consult with Their Own Tax Advisors. Because the specific tax attributes of an MHP2 Limited Partner and the facts regarding such MHP2 Limited Partner's interest in MHP2 could have a material impact on the tax consequences to such MHP2 Limited Partner of the Merger, the subsequent ownership and disposition of OP Units or Notes and/or the subsequent

                                  MHP2 Supp-6
     ownership and disposition of Common Shares, it is essential that each MHP2 Limited Partner consult with his own tax advisors regarding the application of federal, foreign and state and local tax laws to such MHP2 Limited Partner's personal tax situation.

  . Effect of Possible Classification as a Publicly Traded Partnership on Passive Losses. There is a significant possibility that the Operating Partnership could be classified as a "publicly traded partnership," in which event the MHP2 Limited Partners would not be able to use suspended passive activity losses from other investments to offset income from the Operating Partnership.

  . Host's Substantial Deferred Tax and Contingent Liabilities. Host will have substantial deferred tax liabilities that are likely to be recognized in the next ten years (notwithstanding Host REIT's status as a REIT), and the IRS could assert substantial additional liabilities for taxes against Host for taxable years prior to the time Host REIT qualifies as a REIT. Under the terms of the REIT Conversion and the Partnership Agreement, the Operating Partnership will be responsible for paying (or reimbursing Host REIT for the payment of) all such tax liabilities as well as any other liabilities (including contingent liabilities and liabilities attributable to litigation that Host REIT may incur) whether such liabilities are incurred by reason of Host's activities prior to the REIT Conversion or the activities of Host REIT subsequent thereto.


  Because REITs are not permitted under current federal income tax law to derive revenues directly from the operation of hotels, the Operating Partnership will lease the Hotels to lessees (the "Lessees") that will operate the Hotels under the existing management agreements and pay rent to the Operating Partnership, as more fully described herein. The Lessees generally will be indirect controlled subsidiaries of HMC Senior Communities, Inc. ("SLC"), which currently is a wholly owned subsidiary of Host. SLC will become a separate public company when Host distributes the common stock of SLC and other consideration to its existing shareholders and the Blackstone Entities in connection with Host's distribution of its accumulated earnings and profits, which Host REIT is required to do in order to qualify as a REIT. Shares of Host REIT and SLC will become separately traded securities and the companies will operate independently. There will be no overlap between the boards of Host REIT and SLC. There will be a substantial overlap of shareholders of the two companies initially, but this likely will diverge over time.

  MARRIOTT MHP TWO CORPORATION (THE "GENERAL PARTNER"), THE GENERAL PARTNER OF MHP2, BELIEVES THAT THE MERGER PROVIDES SUBSTANTIAL BENEFITS AND IS FAIR TO THE MHP2 LIMITED PARTNERS AND RECOMMENDS THAT ALL MHP2 LIMITED PARTNERS VOTE FOR THE MERGER.

  The effects of the Mergers may be different for Limited Partners of the various Partnerships. This Supplement has been prepared to highlight for MHP2 Limited Partners the specific risks, benefits, effects and fairness of the Merger to them and to provide other information specific to MHP2. Supplements have also been prepared for each of the other Partnerships. This Supplement, together with the supplements of the other Partnerships (collectively, the "Supplements"), are part of the Consent Solicitation. Upon receipt of a written request by a Limited Partner or his representative so designated in writing, the General Partner will send a copy of any Supplement without charge. All requests for a copy of a Supplement should be directed to:
Investor Relations, 10400 Fernwood Road, Bethesda, Maryland 20817, telephone number 301-380-2070 (between the hours of 9:00 a.m. and 4:00 p.m., eastern time).

  All cross-references refer to the Consent Solicitation unless the context indicates otherwise. Capitalized terms not defined herein shall have the meaning set forth in the Consent Solicitation. The information contained herein, unless otherwise indicated, assumes the REIT Conversion occurs with all Partnerships participating and no Notes being issued (the "Full Participation Scenario").

EXPECTED BENEFITS OF THE MERGER

  The General Partner believes that participating in the Merger would likely be beneficial to the MHP2 Limited Partners for the reasons set forth below. This information is qualified by and should be read in conjunction with the information in the Consent Solicitation under "Background and Reasons for the Mergers and the REIT Conversion--Reasons for the Mergers." These benefits, which should be viewed as alternatives to continuing the business and operations of MHP2, are expected to include:

                                  MHP2 Supp-7

  . Exchange Value of MHP2. MHP2 Limited Partners who elect to retain OP Units in the Merger will receive OP Units with an estimated Exchange Value equal to $237,334 per Partnership Unit.

  . Enhanced Liquidity of Investment. The REIT Conversion will offer MHP2 Limited Partners significantly enhanced liquidity with respect to their investments in MHP2 because, commencing one year following the Effective Date, MHP2 Limited Partners who retain OP Units will be able to exercise their Unit Redemption Right at any time, subject to certain limited exceptions. Host has approximately 204 million shares of common stock outstanding and is expected to have a total common equity market
     capitalization of approximately $    billion after giving effect to the
     estimated $    million earnings and profits distribution (based on
     Host's $    closing price per share on the NYSE on      , 1998). The
     exercise of the Unit Redemption Right, however, generally would result in recognition of taxable income or gain at that time.

  . Public Market Valuation of Assets. The Partnership Units of MHP2 currently trade at a discount to the net asset value of MHP2's assets. In contrast, the General Partner believes that by exchanging interests in MHP2, which is a non-traded, finite-life limited partnership with a fixed portfolio for interests in an infinite-life real estate company focused primarily on a more diverse and growing full-service hotel portfolio and providing valuation based upon publicly traded Common Shares of Host REIT, the MHP2 Limited Partners will have the opportunity to participate in the recent trend toward ownership of real estate through a publicly traded entity, which, in many instances, has resulted in market valuations of public real estate companies in excess of the estimated net asset values of those companies. There can be no assurance, however, that the Common Shares of Host REIT will trade at a premium to the private market values of the Operating Partnership's assets or that the relative pricing differential will not change or be eliminated in the future. Also, the benefit of Host's conversion to a REIT will not be shared by the MHP2 Limited Partners if and to the extent that such benefit is reflected in the market valuation of Host's common stock prior to the REIT Conversion.

  . Regular Quarterly Cash Distributions. The General Partner expects that the Operating Partnership will make regular quarterly cash distributions to holders of OP Units. The General Partner expects that while these distributions will be lower than the estimated cash distributions for 1998 of MHP2, the ability to receive distributions quarterly and in regular amounts would be enhanced. For additional information regarding historical and estimated future distributions for MHP2 and the other Partnerships, see "Background and Reasons for the Mergers and the REIT Conversion--Reasons for the Mergers."

  . Substantial Tax Deferral. The General Partner expects that MHP2 Limited Partners who do not elect to receive a Note in exchange for OP Units generally should be able to obtain the benefits of the Merger while continuing to defer recognition for federal income tax purposes of at least a substantial portion, if not all, of the gain with respect to their Partnership Interests that otherwise would be recognized in the event of a liquidation of MHP2 or a sale or other disposition of its assets in a taxable transaction. Thereafter, such MHP2 Limited Partners generally should be able to defer at least a substantial portion of such built-in gain until they elect to exercise their Unit Redemption Right or one or more of the Hotels currently owned, directly or indirectly, by MHP2 are sold or otherwise disposed of in a taxable transaction by the Operating Partnership or the debt now secured by such Hotels is repaid, prepaid or substantially reduced. The federal income tax consequences of the Merger are highly complex and, with respect to each MHP2 Limited Partner, are dependent upon many variables, including the particular circumstances of such MHP2 Limited Partner. See "Federal Income Tax Consequences--Tax Consequences of the Merger." Each MHP2 Limited Partner is urged to consult with his own tax advisors as to the consequences of the Merger in light of his particular circumstances.

  . Risk Diversification. Participation in the Merger, as well as future hotel acquisitions by the Operating Partnership, will reduce the dependence of MHP2 Limited Partners upon the performance of, and the exposure to the risks associated with, MHP2's Hotels and spread such risk over a broader and more varied portfolio, including more diverse geographic locations and multiple brands. See "Business and Properties-- Business Objectives."

                                  MHP2 Supp-8

  . Reduction in Leverage and Interest Costs. It is expected that the Operating Partnership will have a lower leverage to value ratio than MHP2 currently, which has a leverage ratio of 56% (calculated as a percentage of Appraised Value), resulting in interest and debt service savings and greater financial stability.

  . Growth Potential. The General Partner believes that the MHP2 Limited Partners, by owning interests in a publicly traded real estate company focused primarily on a more diverse and growing upscale and luxury full-service hotel portfolio, will be able to participate in growth opportunities that would not otherwise be available to them.

  . Greater Access to Capital. With publicly traded equity securities, a larger base of assets and a substantially greater equity value than MHP2 has individually, Host REIT expects to have greater access to the capital necessary to fund the Operating Partnership's operations and to consummate acquisitions on more attractive terms than would be available to MHP2 individually. This greater access to capital should provide greater financial stability to the Operating Partnership and reduce the level of risk associated with refinancing existing loans upon maturity, as compared to MHP2 individually.

  If MHP2 does not participate in the Merger, its business will continue in its current manner; however, the Operating Partnership may elect to contribute some or all of its interest in MHP to a Non-Controlled Subsidiary.

DETERMINATION OF EXCHANGE VALUE OF MHP2 AND ALLOCATION OF OP UNITS

  GENERAL. The Exchange Value of MHP2 will be equal to the greatest of its Adjusted Appraised Value, Continuation Value and Liquidation Value, each of which has been determined as follows:

  . Adjusted Appraised Value. The General Partner has retained AAA to determine the market value of each of the Hotels as of March 1, 1998 (the "Appraised Value"). The "Adjusted Appraised Value" of MHP2 equals the Appraised Value of its Hotels, adjusted as of the Final Valuation Date for lender reserves, capital expenditure reserves, existing indebtedness (including a "mark to market" adjustment to reflect the market value of such indebtedness), certain deferred maintenance costs, deferred management fees and transfer and recordation taxes and fees.

  . Continuation Value. The "Continuation Value" of MHP2 represents AAA's estimate, as adopted by the General Partner, of the discounted present value, as of January 1, 1998, of the MHP2 limited partners' share of estimated future cash distributions and estimated net sales proceeds (plus lender reserves), assuming that MHP2 continues as an operating business for twelve years and its assets are sold on December 31, 2009 for their then estimated market value.

  . Liquidation Value. The "Liquidation Value" of MHP2 represents the General Partner's estimate of the net proceeds to MHP2 limited partners resulting from the assumed sale as of December 31, 1998 of the Hotels of MHP2 each at its Adjusted Appraised Value (after eliminating any "mark to market" adjustment and adding back the deduction for transfer and recordation taxes and fees, if any, made in deriving the Adjusted Appraised Value), less (i) estimated liquidation costs, expenses and contingencies equal to 2.5% of Appraised Value and (ii) prepayment penalties or defeasance costs, as applicable.

  Final determination of the Exchange Value of MHP2 will be made as of the end of the four week accounting period ending at least 20 days prior to the Effective Date (the "Final Valuation Date") and will be equal to the greatest of Adjusted Appraised Value, Continuation Value and Liquidation Value as of such date. Adjusted Appraised Value, Continuation Value and Liquidation Value will be adjusted as of the Final Valuation Date (i) to reflect the amount of lender and capital expenditure reserves and the amount of deferred management fees as of such date, (ii) to increase the Adjusted Appraised Value by any amounts actually expended by MHP2 after the Initial Valuation Date to perform deferred maintenance that were previously subtracted in determining the estimated Adjusted Appraised Value of MHP2 and (iii) to reflect any changes in MHP2's other reserves, such as for litigation expenses and indemnification costs and any revised estimates of transfer and recordation taxes and fees.

                                  MHP2 Supp-9

  APPRAISED VALUE. MHP2's Hotels were appraised as of March 1, 1998 by AAA, an independent, nationally recognized hotel valuation and financial advisory firm experienced in the appraisals of lodging properties such as MHP2 's Hotels. Each appraisal (an "Appraisal") was reviewed by a Member Appraisal Institute ("MAI") appraiser and certified by such MAI appraiser as having been prepared in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation.

  The purpose of each Appraisal is to provide an estimate of the "Market Value" of the related Hotel. "Market Value" means the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably and assuming the price is not affected by undue stimuli. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby: (i) the buyer and seller are equally motivated; (ii) both parties are well informed or well advised, and each is acting in what he considers his own best interest; (iii) a reasonable time frame is allowed for exposure in the open market; (iv) payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto and (v) the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale. AAA made site visits at all of MHP2's Hotels for purposes of the Appraisals.

  In preparing the Appraisals, AAA relied primarily on the income capitalization method of valuation, and then compared the value estimated by this method with recent sales of comparable properties, as a check on the reasonableness of the value determined through the income capitalization method. AAA employed the following procedures for determining the Appraised Value of each MHP2 Hotel:

  . Historical 1997 and Projected Year's Earnings. AAA reviewed the historical 1997 net operating income (i.e., income before interest, taxes, depreciation and amortization) ("NOI") prior to incentive management fees and certain capital expenditures for the applicable Hotel. AAA also prepared a projection of the net operating income prior to incentive management fees and certain capital expenditures for the applicable Hotel for the twelve month period ending February 28, 1999 (the "Projected Year"), using historical financial information for each Hotel, budget information, a survey with the manager of each Hotel addressing the physical condition of the Hotel, local market conditions (including business mix, demand generators, future trends and predictability of business), changes in the competitive environment, comparison with direct competitors of the Hotel and risk factors relating to the particular Hotel. The resulting gross margin (ratio of total revenues to NOI prior to incentive management fees) was checked against AAA's database of the gross margins for similar hotels for reasonableness.

  . Impact of Incentive Management Fees. AAA estimated a normalized annual amount of incentive management fees payable under the applicable management agreement and subtracted this amount from the net operating income prior to incentive management fees and certain capital expenditures for 1997 and the Projected Year.

  . Impact of Owner Funded Capital Expenditures. AAA estimated normalized annual amounts of owner funded capital expenditures (over and above the FF&E reserve) based in part on projected owner funded capital expenditures estimated in the Engineering Study. The normalized amounts were then subtracted from the NOI prior to owner funded capital expenditures for 1997 and the Projected Year.

  . Capitalization of Adjusted NOI. AAA then capitalized the amount resulting from the foregoing adjustments ("Adjusted NOI") for 1997 and the Projected Year by dividing such amounts by capitalization rates that AAA determined to be appropriate. A capitalization rate represents the relationship between net operating income and sales prices of income producing property. AAA selected the capitalization rates based upon its review of current published surveys reflecting the opinions of investors and participants such as REITs, hotel acquisition/management companies and pension funds, lenders, brokers and consultants as to current capitalization rates, and its own database of capitalization rates reflected in recent transactions, adjusted for factors specific to the Hotel, such as

                                 MHP2 Supp-10
     location, physical condition, reserve policies, local market volatility and competition, guest mix, renovation influences and other income characteristics. AAA used separate capitalization rates that it deemed appropriate to capitalize 1997 historical Adjusted NOI and estimated Projected Year's Adjusted NOI. AAA then estimated the value of each Hotel based upon each of the values estimated by capitalizing 1997 and Projected Year's Adjusted NOI and its professional judgment. The following table sets forth the effective capitalization rates for 1997 and Projected Year's Adjusted NOI resulting from AAA's estimated Appraised Values of MHP2's Hotels.

   RESULTING EFFECTIVE CAPITALIZATION RATES FOR APPRAISALS OF MHP2'S HOTELS

                       PROJECTED YEAR
       1997      (ENDING FEBRUARY 28, 1999)
       ----      --------------------------
       9.1-9.6%           9.7-11.6%

                    APPRAISED VALUES OF MHP2'S HOTELS

       HOTEL                                                    APPRAISED VALUES
       -----                                                    ----------------
                                                                 (IN THOUSANDS)
       Marriott Rivercenter Hotel..............................      180,600
       New Orleans Marriott Hotel..............................     $184,300
       San Ramon Marriott Hotel................................       35,300
       Santa Clara Marriott Hotel..............................       63,100(1)
                                                                    --------
         Total.................................................     $463,300
                                                                    ========

--------

(1) Excludes 50% of the $126,200,000 Appraised Value of the Santa Clara Marriott Hotel.

  . Comparison with Comparable Sales. AAA checked the Appraised Value of each Hotel derived by the foregoing procedures against its database of comparable sale transactions for reasonableness.

  In the case of the Santa Clara Marriott Hotel, which is only partly owned by MHP2, the Appraised Value of the Hotel was reduced proportionately to the amount attributable to MHP2's ownership interest therein (but no adjustment was made to reflect the effect that the outside interest might have on decisions with respect to sales, refinancings or other major operational matters). With respect to MHP2's Hotels, three properties were encumbered by a ground lease as of the date of the Appraisals. Accordingly, the Appraised Values of such Hotels have been decreased to reflect the encumbrance of the ground lease and the interest of the ground lessor in the operating cash flows of the Hotels. The Appraised Value assumes all contractual provisions for FF&E reserves are adequate and have not been reduced to reflect deferred maintenance or environmental remediation costs with respect to MHP2's Hotels (but estimated deferred maintenance costs have been deducted in estimating the Adjusted Appraised Value of each of MHP2's Hotels). The Appraised Value did not take into account the costs that might be incurred in selling the Hotels (but estimated costs for transfer and recordation taxes and fees have been deducted in estimating the Adjusted Appraised Value of each Hotel).

  The Appraisals are not guarantees of present or future values and no assurance can be given as to the actual value of MHP2's Hotels. The Appraisals should be read in conjunction with other information, such as, but not limited to, the audited financial statements of MHP2.

  The Appraised Value, and the assumptions underlying the projections on which the Appraised Value is based, are contingent upon a series of future events, the outcomes of which are not necessarily within the Operating Partnership's control and cannot be determined at this time. There can be no assurance that another appraiser would not have arrived at a different result. Some of the assumptions inevitably will not materialize and unanticipated events and circumstances will occur subsequent to the date of the Appraisals. Furthermore, the

                                 MHP2 Supp-11
actual results achieved from MHP2's Hotels will vary from the results projected in the Appraisals and the variations may be material.

  ADJUSTED APPRAISED VALUE. The Adjusted Appraised Value of MHP2 was determined by totaling the Appraised Values of all of the Hotels of MHP2 and then making various adjustments to the aggregate Appraised Value, as described below.

  . Lender Reserves. MHP2's debt service reserves are required to be held by third-party lenders. The amount of these lender reserves as of the Initial Valuation Date was added to the Appraised Values of these Hotels. A final determination of the lender reserves of MHP2 will be made on the Final Valuation Date and any changes in such reserves will be reflected in the Adjusted Appraised Value.

  . Mortgage and Other Debt. The estimated principal balance and accrued interest as of the Effective Date (assumed to be December 31, 1998) of all mortgage and other debt of MHP2 has been subtracted from the Appraised Value.

  . Mark to Market Adjustments. The third-party loans of the Partnerships have various interest rates and terms to maturity. In order to reflect the market value of the third-party loans of MHP2, the estimated Adjusted Appraised Value for MHP2 has been decreased to "mark to market" the interest rate for such loans. This adjustment has been estimated by comparing the interest cost using the applicable interest rates on existing third-party loans over their remaining term to the interest cost using the interest rate that the Operating Partnership believes it would be able to obtain for unsecured debt in the market as of the Final
     Valuation Date (which would have been   % per annum based on a 225 basis
     point (2.25 percent) spread over the yield on seven-year U.S. Treasury
     securities as of       , 1998). The mark to market adjustment for each
     loan was calculated by determining the difference between the present values, as of December 31, 1998, of the interest payments over the remaining term of the loan from January 1, 1999 to maturity using the actual interest rate as the discount rate as compared to using the assumed market rate as the discount rate.

  . Deferred Management Fees. The amount of deferred management fees (management fees earned by the manager pursuant to the management agreement and not paid currently) estimated to be payable under the Management Agreements of MHP2 as of December 31, 1998 have been subtracted from the Appraised Value. The amount of such deferred management fees will be recalculated as of the Final Valuation Date.

  . Deferred Maintenance Costs. The estimated cost to complete any deferred maintenance items identified in the Engineering Study relating to the MHP2 Hotels have been subtracted from the Appraised Value. The adjustments for this item will be reduced at the Final Valuation Date to reflect amounts expended after the Initial Valuation Date to perform such deferred maintenance. No adjustments have been made for previously budgeted capital expenditures or deferred maintenance costs estimated in the Engineering Study that are reflected in the cash flow projections used for purposes of estimating Appraised Values.

                                 MHP2 Supp-12

  The following table sets forth the adjustments to the aggregate Appraised Values of MHP2's Hotels made to derive the estimated Adjusted Appraised Value for MHP2 as of the Initial Valuation Date.

          CALCULATION OF ESTIMATED ADJUSTED APPRAISED VALUE FOR MHP2
                       AS OF THE INITIAL VALUATION DATE
              (IN THOUSANDS, EXCEPT PER PARTNERSHIP UNIT AMOUNT)

     Appraised Value.............................................. $463,300 (1)
     Lender reserves..............................................    6,800
     Mortgage debt................................................ (259,945)(1)
     Mark to market adjustment....................................   (2,154)
     Deferred management fees.....................................   (3,184)
     Deferred maintenance costs...................................   (1,673)
                                                                   --------
     Estimated Adjusted Appraised Value........................... $203,144
                                                                   ========
     Limited partners' share...................................... $176,814
     Per Partnership Unit......................................... $237,334

--------
(1) Excludes 50% of the $126,200,000 Appraised Value of the Santa Clara Marriott Hotel but includes 100% of the $42,500,000 in mortgage debt encumbering the Hotel for which MHP2 is responsible.

  CONTINUATION VALUE. AAA estimated the Continuation Value of MHP2 using the following methodology:

  . Estimated Future Cash Distributions. AAA prepared estimates of future partnership cash flow for MHP2 for the 12-year period from January 1, 1998 through December 31, 2009 based upon the estimated 1998 NOI before incentive management fees used in the Appraisals and for each subsequent year applying an assumed annual stabilized growth rate (as shown in the table below) developed by AAA for this analysis. For each year in the projection period, AAA estimated the amount of cash available for distribution to MHP2's limited partners after payment of all management fees, debt service, owner funded capital expenditures based on the Engineering Study and other partnership expenses and after application of the applicable partnership agreement provisions. AAA assumed that MHP2's FF&E reserve was adequate and understood that Host determined that there were no reserve shortfalls or surpluses.

  . Refinancing Assumptions. For debt that matures during the 12-year period, AAA assumed that the debt would be refinanced with interest rates ranging from 7.25% to 8.60% per annum and a 20- to 25-year amortization schedule, with estimated refinancing costs of 2% of the refinanced amount being paid from operating cash flow.

  . Determination of Residual Value. To estimate the residual value of the MHP2 limited partners' interest in MHP2 at the end of the 12-year period, AAA assumed that the MHP2 Hotels would be sold as of December 31, 2009 at their then market value. AAA estimated the market value of each Hotel as of such date by applying an exit capitalization rate that it deemed appropriate, using the factors described above in connection with the "--Appraised Value," which are set forth in the table below, to the estimated Adjusted NOI for 2009 (estimated as described above). AAA then subtracted estimated sales costs of 2.0% of the estimated market value, added lender reserves and subtracted the estimated outstanding principal balance of debt as of December 31, 2009 and deferred management fees to arrive at net sales proceeds available for distribution to partners. AAA then determined what portion of such estimated net sales proceeds would be distributable to MHP2's limited partners under the partnership and debt agreements.

  . Discounting Distributions to Present Value. As a final step, AAA discounted the estimated future cash distributions to MHP2 's limited partners from operations and estimated net sales proceeds to their present value as of January 1, 1998, using a discount rate of 20% per annum. AAA believes that this discount rate reflects the return on investment that investors expect from leveraged investments of this nature.

                                 MHP2 Supp-13

  The growth rate and exit capitalization rate used to determine the estimated Continuation Value for MHP2 are as set forth below:

                     GROWTH RATE, EXIT CAPITALIZATION RATE
                   AND ESTIMATED CONTINUATION VALUE FOR MHP2

                                                                    ESTIMATED
                            EXIT CAPITALIZATION                 CONTINUATION VALUE
       GROWTH RATE              RATE (2009)                   (PER PARTNERSHIP UNIT)
       -----------          -------------------               ----------------------
          3.4%                     10.4%                             $212,032

  LIQUIDATION VALUE. The Liquidation Value of MHP2 was estimated by the General Partner and represents the estimated value of MHP2 if all of its assets were sold as of December 31, 1998. Such value was based upon the Adjusted Appraised Value of MHP2, with the following adjustments: (i) the "mark to market" adjustment used to estimate the Adjusted Appraised Value was eliminated and instead prepayment or defeasance costs that would be payable under existing debt agreements (regardless of whether the debt in fact can be prepaid on December 31, 1998) were deducted from the Appraised Value; and (ii) the deduction for transfer and recordation taxes and fees used to estimate the Adjusted Appraised Value was eliminated and instead an amount equal 2.5% of the Appraised Value of MHP2's Hotels was subtracted from the Appraised Value for estimated liquidation costs, expenses and contingencies. The General Partner then determined the portion of the estimated Liquidation Value that would be distributable to MHP2's limited partners under the terms of the partnership agreement and other contractual arrangements.

  The following table sets forth the adjustments made to the Adjusted Appraised Value to estimate the Liquidation Value of MHP2 as of the Initial Valuation Date:

              CALCULATION OF ESTIMATED LIQUIDATION VALUE OF MHP2
                       AS OF THE INITIAL VALUATION DATE
              (IN THOUSANDS, EXCEPT PER PARTNERSHIP UNIT AMOUNT)

     Appraised Value........................................   $ 463,300(1)
     Lender reserves........................................       6,800
     Mortgage debt..........................................    (259,945)(1)
     Prepayment/defeasance costs............................     (20,551)
     Deferred management fees...............................      (3,184)
     Deferred maintenance costs.............................      (1,673)
     Sales costs............................................     (11,583)
                                                               ---------
     Estimated Liquidation Value............................   $ 173,164
                                                               =========
     Limited partners' share................................   $ 152,829
     Per Partnership Unit...................................   $ 205,140

--------

(1) Excludes 50% of the $126,200,000 Appraised Value of the Santa Clara Marriott Hotel but includes 100% of the $42,500,000 in mortgage debt encumbering the Hotel for which MHP2 is responsible.


  ESTIMATED EXCHANGE VALUE. The following table sets forth the estimated Exchange Value of MHP2 (based upon the greatest of its estimated Adjusted Appraised Value, estimated Continuation Value and estimated Liquidation Value), the estimated minimum and pro forma number of OP Units to be received and the estimated Note Election Amount for MHP2, all on a per Partnership Unit basis as of the Initial Valuation Date. The estimated Exchange Value for MHP2 will be received by each MPH2 Limited Partner retaining OP Units in the Merger. The estimated Note Election Amount for MHP2 (which will be received by MHP2 Limited Partners electing to receive Notes in exchange for OP Units) is equal to the Liquidation Value for MHP2. The estimated values set forth below may increase or decrease as a result of various adjustments, which will be finally calculated as of the Final Valuation Date but will not change as a result of less than all of the Partnerships

                                 MHP2 Supp-14
participating in the Mergers. The actual number of OP Units to be received by the MHP2 Limited Partners will be based on the average closing price on the NYSE of a Host REIT Common Share for the 20 trading days after the Effective Date.

                        ESTIMATED EXCHANGE VALUE,

               NUMBER OF OP UNITS AND NOTE ELECTION AMOUNT
                                    OF MHP2
                            PER PARTNERSHIP UNIT(1)

     ESTIMATED                                       ESTIMATED   ESTIMATED  ESTIMATED
     ADJUSTED     ESTIMATED    ESTIMATED  ESTIMATED   MINIMUM    PRO FORMA    NOTE
     APPRAISED   CONTINUATION LIQUIDATION EXCHANGE   NUMBER OF   NUMBER OF  ELECTION
       VALUE        VALUE        VALUE    VALUE(2)  OP UNITS(3) OP UNITS(4) AMOUNT(5)
     ---------   ------------ ----------- --------- ----------- ----------- ---------
     $237,334      $212,032    $205,140   $237,334                11,867    $205,140

--------
(1) A Partnership Unit in MHP2 represents an original investment of $100,000.
(2) The estimated Exchange Value is equal to the greatest of estimated Adjusted Appraised Value, estimated Continuation Value and estimated Liquidation Value.

(3) Assumes the price of an OP Unit is $ , which is the maximum price for purposes of the Merger.

(4) Assumes the price of an OP Unit is $20.00, which is the price used for purposes of the pro forma financial statements.

(5) The principal amount of Notes is equal to the greater of (i) the Liquidation Value or (ii) 60% of the Exchange Value (the "Note Election Amount").

  Price of OP Units to Pay Exchange Value to MHP2 Limited Partners. Each MHP2 Limited Partner will receive OP Units with a deemed value equal to the Exchange Value of such MHP2 Limited Partner's Partnership Interests. The price of an OP Unit for this purpose will be equal to the average closing price on the NYSE of a Host REIT Common Share for the 20 trading days after the
Effective Date of the Merger (but in no event greater than $   per share). The
closing price per share of Host common stock on the NYSE was $  , on     ,
1998.

  MHP2 Limited Partners who retain OP Units will receive cash distributions from MHP2 for all of 1998 and, if the Merger does not occur in 1998, any portion of 1999 prior to the Merger for which period they do not receive a cash distribution from the Operating Partnership. Cash distributions will be made by MHP2 in accordance with its partnership agreement on or before June 1, 1999 in respect of 1998 operations and, if the Merger does not occur prior to January 1, 1999, within 90 days after the Effective Date of the Merger in respect of any 1999 operations. MHP2 Limited Partners at the Effective Date of the Merger who receive Notes in exchange for OP Units will participate in the same distributions from MHP2 as MHP2 Limited Partners who retain OP Units but will not receive any distributions from the Operating Partnership with respect to periods after the Effective Date of the Merger.

  No fractional OP Units will be issued. Fractional amounts less than or equal to 0.50 of an OP Unit will be rounded down to the next whole number and fractional amounts greater than 0.50 will be rounded up to the next whole number of OP Units.

VALUATION OF THE GENERAL PARTNER'S INTEREST IN MHP2 AND ALLOCATION OF OP UNITS TO THE GENERAL PARTNER

  The value of the General Partner's interest will be equal to the aggregate Exchange Value of MHP2 minus the aggregate Exchange Value of the MHP2 Limited Partners' Partnership Interests (giving effect to the applicable distribution preferences in the MHP2 partnership agreement). The number of OP Units that will be received by the General Partner will be equal to the value of its interest in MHP2 divided by the same price per OP Unit used to determine the number of OP Units to be received by the MHP2 Limited Partners. The total number of OP Units that will be owned directly or indirectly by Host REIT (including OP Units owned by the General Partner) will be equal to the number of outstanding shares of common stock of Host at the Effective Date.

                                 MHP2 Supp-15

  The following table sets forth the estimated value of the General Partner's and its affiliates interest in MHP2 based upon the estimated aggregate Exchange Value of the MHP2 Limited Partners' Partnership Interests as of the Initial Valuation Date and the minimum and pro forma number of OP Units estimated to be received by the General Partner and its affiliate in respect thereof.

  ESTIMATED VALUE OF THE GENERAL PARTNER'S AND ITS AFFILIATE'S INTERESTS AND
                            NUMBER OF OP UNITS

                          (DOLLARS IN THOUSANDS)

Aggregate Exchange Value.............................................. $203,144
Limited partners' share of aggregate Exchange Value...................  176,814
                                                                       --------
Value of General Partner's interest................................... $ 26,330
Value of Host's limited partner interest..............................   93,035
                                                                       --------
Total Host interest................................................... $119,365
                                                                       ========
Number of OP Units:
  Minimum(1)..........................................................
  Pro Forma(2)........................................................    5,968

--------

(1)Assumes the price of an OP Unit is $   , which is the maximum price for
  purposes of the Mergers.

(2)Assumes the price of an OP Unit is $20.00, which is the price used for purposes of the pro forma financial statements.

CASH DISTRIBUTIONS

  Historical Cash Distributions Paid by MHP2. The following table sets forth the distributions paid to MHP2 Limited Partners (per Partnership Unit) during the periods indicated. The information below should be read in conjunction with the information in this Supplement under the caption "Selected Financial Data."

                  HISTORICAL CASH DISTRIBUTIONS PAID BY MHP2

                        (PER PARTNERSHIP UNIT)( 1)

                             FIRST TWO
                             QUARTERS                FISCAL YEAR
                             --------- ---------------------------------------
                               1998     1997    1996    1995    1994    1993
                             --------- ------- ------- ------- ------- -------
From net income.............  $14,864  $25,006 $24,616 $15,000 $15,077 $15,583
Representing return of
 capital(2).................      --       --      --      --      --      --
Distribution of excess
 General Partner reserve....      --     4,873     --      --      --      --
                              -------  ------- ------- ------- ------- -------
  Total.....................  $14,864  $29,879 $24,616 $15,000 $15,077 $15,583
                              =======  ======= ======= ======= ======= =======

--------
(1) A Partnership Unit represents a $100,000 original investment in MHP2.
(2) Computed as all distributions in excess of distributions from operating cash flow.

  Compensation and Distributions to the General Partner. Under MHP2's partnership agreement, the General Partner does not receive fees or compensation in connection with managing the affairs of MHP2 but the General Partner and its affiliates are reimbursed for certain costs and expenses incurred on behalf of MHP2. The following information has been prepared to compare the amount of reimbursements paid and cash distributions made by MHP2 to the General Partner and its affiliates to the amounts that would have been paid if the reimbursement and distribution structure which will be in effect after the REIT Conversion had been in effect for the periods presented.

  Following the REIT Conversion, Host REIT will be operated as a self-administered REIT and as a result no reimbursements or other compensation will be received by the General Partner.

                                 MHP2 Supp-16

  The following table sets forth the reimbursements and distributions paid by MHP2 to its General Partner and its affiliates for the last three fiscal years and the First Two Quarters 1998 ("Historical") and the reimbursements and distributions that would have been paid to the General Partner for the last fiscal year and the First Two Quarters 1998 if the REIT Conversion had been in effect, assuming the Full Participation Scenario ("Pro Forma") and assuming a distribution per OP Unit of $1.05 per year during such period, which is the midpoint of the expected distribution range for 1999.

        HISTORICAL AND PRO FORMA REIMBURSEMENTS AND DISTRIBUTIONS

                TO THE GENERAL PARTNER AND ITS AFFILIATES

                              (IN THOUSANDS)

                                                             FISCAL YEAR
                          FIRST TWO QUARTERS  ------------------------------------------
                                 1998                 1997            1996       1995
                         -------------------- -------------------- ---------- ----------
                         HISTORICAL PRO FORMA HISTORICAL PRO FORMA HISTORICAL HISTORICAL
                         ---------- --------- ---------- --------- ---------- ----------
Reimbursements(1).......   $  158    $  --     $   351    $  --      $  225      $ 89
Distributions(2)(3).....    5,953     3,134     11,788     6,267      8,047       187
                           ------    ------    -------    ------     ------      ----
  Total.................   $6,111    $3,134    $12,139    $6,267     $8,272      $276
                           ======    ======    =======    ======     ======      ====

--------

(1) All expenses will be paid directly by the Operating Partnership, accordingly, there are no expected reimbursements on a pro forma basis.

(2) The amount of distributions payable to the General Partner and its affiliates on a pro forma basis reflect distributions at a rate of $1.05 per annum per OP Unit (which is the midpoint of the expected range of distributions per OP Unit for 1999) with respect to the estimated number of OP Units that the General Partner and its affiliates will receive with respect to its general and limited partner interests in MHP2. Such number does not reflect the aggregate number of OP Units Host will receive in connection with the REIT Conversion.

(3) In 1996, MHP2 Acquisition Corp. purchased a controlling interest in MHP2. Distributions to the General Partner were $112,000, $225,000, $185,000 and $113,000 for the first two quarters 1998 and the fiscal years ended December 31, 1997, 1996 and 1995, respectively and to the Partnership Units owned by Host were $5,841,000, $11,563,000, $7,862,000 and $74,000 for the first two quarters 1998 and the fiscal years ended December 31, 1997, 1996 and 1995, respectively.

CERTAIN INFORMATION REGARDING THE HOTELS OWNED BY MHP2

   NAME OF HOTEL                 LOCATION OF HOTEL NUMBER OF ROOMS DATE OPENED
   -------------                 ----------------- --------------- -----------
   Marriott Rivercenter Hotel...  San Antonio, TX         999         1988
   New Orleans Marriott Hotel...  New Orleans, LA       1,290         1972
   San Ramon Marriott Hotel.....  San Ramon, CA           368         1989
   Santa Clara Marriott
    Hotel(1)....................  Santa Clara, CA         754         1976
                                                        -----
     TOTAL......................                        3,411
                                                        =====

--------
(1) MHP2 owns a 50% limited partner interest in the partnership that owns the Santa Clara Marriott Hotel and Host owns the remaining 50% interest.

  The table below sets forth certain performance information for MHP2's Hotels for the indicated periods.

                                         FIRST
                                     TWO QUARTERS           FISCAL YEAR
                                    ----------------  -------------------------
                                     1998     1997     1997     1996     1995
                                    -------  -------  -------  -------  -------
   Average daily rate.............. $152.56  $137.85  $133.75  $122.08  $115.53
   Occupancy.......................    80.4%    83.3%    80.7%    81.1%    80.6%
   REVPAR.......................... $122.66  $114.83  $107.94  $ 99.01  $ 93.12
   % REVPAR change.................     7.0%     8.0%     9.0%     6.3%     --

 Marriott Rivercenter Hotel, San Antonio, Texas

  The San Antonio Hotel is a full-service Marriott hotel located in downtown San Antonio on a leased parcel of land of approximately 2.7 acres. The Hotel is situated on the San Antonio Riverwalk and is located one block

                                 MHP2 Supp-17
from the San Antonio Convention Center and the Alamo. It is located approximately seven miles from the San Antonio International Airport.

  The Hotel opened in October 1988. The Hotel contains 999 guest rooms, including 86 suites and 40 concierge-level guest rooms, in a 38-story building. Designed as part of the Marriott International network of convention hotels, it has extensive meeting and convention facilities, totaling 58,300 square feet, including (i) a 40,000 square foot grand ballroom and (ii) 36 meeting rooms. Hotel facilities also include two restaurants, two lounges, a health club, an indoor/outdoor pool, a gift shop and a 650-space underground parking garage.

  Capital Improvements. The Hotel is scheduled to complete a refurbishment, which will include the replacement of the carpeting, bedspreads, upholstery, drapes and other similar items ("Softgoods") and also the dressers, chairs, beds and other furniture ("Casegoods") of all of its guest rooms at an estimated cost of $12.5 million in 2000 and 2001.

  Competition. The primary competition for the Hotel comes from the following two first-class hotels in downtown San Antonio: (i) the Hyatt Regency and (ii) the Hilton Palacio del Rio Hotel. These two competitors contain an aggregate of approximately 1,100 rooms and 50,300 square feet of meeting space. The San Antonio Marriott Riverwalk Hotel, which opened in 1980 and is managed by Marriott International, is located across the street from the San Antonio Hotel. Currently, the marketing and sales groups work together and the two management teams are currently exploring the possibility of working more closely together to maximize efficiencies. The San Antonio Marriott Riverwalk Hotel and another area hotel, the Plaza San Antonio Hotel are both owned by Host Marriott. In addition, other hotels in the San Antonio area also compete with the San Antonio Hotel; however, these differ from the San Antonio Hotel in terms of size, room rates, facilities, amenities and services offered, market orientation and/or location. None of these other hotels are operated as part of the Marriott International full-service hotel system.

  In February 1997, the Residence Inn Alamo Plaza opened with 220 rooms. In August of 1997, the Adams Mark Hotel opened on the Riverwalk with 410 rooms and 25,000 square feet of meeting space. Both hotels are in the San Antonio Hotel's immediate market area and it is expected that the San Antonio Hotel will compete directly with the Adams Mark Hotel for transient business. The downtown San Antonio market has experienced a total room increase of 780 rooms in 1997, of which the only full-service property is the Adams Mark Hotel. In addition, the demand in this market is at a level that has created interest by a number of parties in expanding existing properties and/or developing new full-service hotels. Construction is underway on the expansion of the San Antonio Convention Center which will bring its size to 500,000 square feet, thus ranking it as the 12th largest convention center in the country. It is likely that the expansion to the Convention Center will create demand for additional hotel rooms in the San Antonio market. While it is difficult to predict the ultimate outcome of this proposal, it is likely that hotel rooms will be added to the market and, therefore, increase the San Antonio Hotel's competition.

  Ground Lease. The San Antonio Hotel is located on a site that is leased from an unrelated third party for an initial term expiring December 31, 2013. To facilitate the refinancing, the Partnership exercised its option to extend the land lease for an additional 20-year period. Therefore, the term of the San Antonio land lease expires on December 31, 2033. The Partnership has the option to extend the term for up to three successive terms of ten years each. The lease provides for annual rental during the term of the lease equal to the greater of $700,000 or 3.5% of annual gross room sales.

 New Orleans Marriott Hotel, New Orleans, Louisiana

  The New Orleans Hotel is a full-service Marriott hotel located on approximately 1.88 acres of fee-owned land in the central business district in downtown New Orleans on the western boundary of the famous French Quarter. The Hotel is situated on Canal Street, the primary commercial route through the downtown area. It is located approximately 12 miles from the New Orleans International Airport.

  The Hotel, which opened in July 1972, currently contains 1,290 guest rooms, including 54 suites and 48 concierge-level guest rooms. The Hotel is comprised of the original 42-story River Tower and the 20-story

                                 MHP2 Supp-18

Quarter Tower. Designed as part of the Marriott International network of convention hotels, it has extensive meeting and convention facilities, totaling 80,000 square feet, including (i) a 27,100 square foot grand ballroom, which is the largest hotel ballroom in New Orleans, (ii) a 10,400 square foot junior ballroom and (iii) 25 meeting rooms. Hotel facilities also include three restaurants, three lounges, a health club, an outdoor pool, a business center, a gift shop and a 475-space parking garage.

  Capital Improvements. The Hotel had 924 guest rooms when it originally opened in 1972. A 400-room expansion was completed in 1979. The Hotel underwent an $11.4 million renovation in 1988 which included reconfiguring certain guest rooms, including 54 suites and 48 concierge-level guest rooms. The completion of these two projects resulted in the 1,290 guest room count that the Hotel currently contains. The Hotel has recently undergone a combined renovation of Softgoods and Casegoods complete refurbishment of all of its guest rooms at an estimated cost of $13.0 million. In addition, the Hotel recently completed a lobby and restaurant renovation at a cost of $2.1 million.

  Competition. The primary competition for the New Orleans Hotel comes from the following three first-class convention oriented hotels in the central business district of New Orleans: (i) the Sheraton New Orleans Hotel, (ii) the Hyatt Regency New Orleans Hotel and (iii) the New Orleans Hilton Riverside and Towers Hotel. These three competitors contain an aggregate of approximately 3,900 rooms and 254,000 square feet of meeting space. In addition, other hotels in the New Orleans area also compete with the New Orleans Hotel; however, these differ from the New Orleans Hotel in terms of size, room rates, facilities, amenities and services offered, market orientation and/or location. None of these other hotels are operated as part of the Marriott International full-service hotel system. As a major convention facility, the New Orleans Hotel also competes with similar facilities throughout the country.

  A number of smaller hotel products entered the market in 1997 adding a total of 1,225 rooms and an additional 724 rooms are expected to be completed in 1998. None of these products are direct competitors of the New Orleans Hotel and no new direct competitors are expected to open in New Orleans in the near-term. However, the overall increase in room supply will affect the Hotel in periods of weak demand.

 San Ramon Marriott Hotel, San Ramon, California

  The San Ramon Hotel is a full-service Marriott hotel located within the Bishop Ranch Business Park in San Ramon, California approximately 40 miles east of San Francisco and approximately 20 miles east of Oakland. The Hotel is located on a leased parcel of land of approximately 11.8 acres. It is located approximately 18 miles from the Oakland International Airport and 35 miles from the San Francisco International Airport.

  The Hotel opened in June 1989 and contains 368 guest rooms, including six suites and 72 concierge-level guest rooms, in a six-story building. The Hotel has approximately 16,300 square feet of meeting and banquet space, including
(i) a 10,000 square foot main ballroom, (ii) a 5,000 square foot junior ballroom and (iii) six meeting rooms. Hotel facilities also include a restaurant, a lounge, a heated outdoor pool, an exercise room, a sundry shop and outdoor parking for over 560 cars.

  Capital Improvements. In January 1997, the Hotel completed a $1.2 million Softgoods renovation project. In addition, during 1997, the Hotel completed a combined Softgoods and Casegoods refurbishment of its six suites.

  Competition. The primary competition for the San Ramon Hotel comes from the following three hotels: (i) the Pleasanton Hilton Inn, (ii) the Four Points Hotel by Sheraton and (iii) the Marriott Residence Inn San Ramon. These three competitors contain an aggregate of approximately 600 rooms and 21,000 square feet of meeting space. In addition, other hotels in the San Ramon area also compete with the San Ramon Hotel;

                                 MHP2 Supp-19
however, these differ from the San Ramon Hotel in terms of size, room rates, facilities, amenities and services offered, market orientation and/or location. None of these other hotels are operated as part of the Marriott International full-service hotel system. In 1997, 225 limited service rooms were added to the market and another 640 are expected by June 1998. No new full-service competition is expected to open in the San Ramon area in the near-term.

  Ground Lease. The San Ramon Hotel is located on a site that is leased from an unrelated third party for an initial term expiring in May 2014. To facilitate the refinancing, the Partnership exercised its option to extend the land lease for an additional 20-year period. Therefore, the current term of the San Ramon land lease expires in May 2034. The Partnership has the option to extend the term for up to three successive terms of ten years each. The lease provides for annual rental during the term of the lease equal to the greater of $350,000 or 3% of annual gross sales. The minimum rent of $350,000 may be adjusted upward beginning in June 1995, and every fifth year thereafter, to an amount equal to 75% of the average rent paid during the three years immediately preceding the applicable five-year period. No such adjustment was necessary in June 1995.

 Santa Clara Marriott Hotel, Santa Clara, California

  The Santa Clara Hotel is a full-service Marriott hotel located in Santa Clara, California on two leased parcels of land, totaling approximately 21.9 acres. The Hotel is situated in the center of "Silicon Valley," approximately one mile from the Santa Clara Convention Center. It is located approximately four miles from the San Jose International Airport and 36 miles from the San Francisco International Airport.

  The Hotel opened in June 1976. The Hotel contains 754 guest rooms, including 25 suites and 76 concierge-level guest rooms. The Hotel consists of two towers (one 13 stories and one 10 stories) and a series of two- and three-story buildings, all of which are interconnected. The Hotel has approximately 24,000 square feet of meeting and banquet space, which includes three separate ballrooms, with a total of 20,200 square feet, and six meeting rooms. Hotel facilities also include two restaurants, two lounges, an indoor/outdoor pool, an exercise room, a game room, a gift shop and outdoor parking for over 1,200 cars.

  Capital Improvements. In 1998, the Hotel is scheduled to complete a Softgoods renovation of 202 rooms at an approximate cost of $1.8 million and a combined Softgoods and Casegoods refurbishment of 264 rooms at an approximate cost of $2.2 million.

  Competition. The primary competition for the Santa Clara Hotel comes from the following three hotels: (i) the Westin Santa Clara Hotel, (ii) the Doubletree San Jose and (iii) the Embassy Suites Santa Clara Hotel. These three competitors contain an aggregate of approximately 1,300 rooms and 46,000 square feet of meeting space. In addition, other hotels in the Santa Clara area also compete with the Santa Clara Hotel; however, these differ from the Santa Clara Hotel in terms of size, room rates, facilities, amenities and services offered, market orientation and/or location. None of these other hotels are operated as part of the Marriott International full-service hotel system. No new competition is expected to open in the Santa Clara area in the near-term.

LEGAL PROCEEDINGS

  Two groups of limited partners of Marriott Hotel Properties II Limited Partnerships ("MHP2"), are each asserting putative class claims in a lawsuit, filed on April 24, 1996, Leonard Rosenblum, as Trustee of the Sylvia Bernie Rosenblum Trust et al. v. Marriott MHP Two Corporation, et al., Case No. 96-8377-CIV-HURLEY, and, on December 18, 1997, Mackenzie Patterson Special Fund 2, L.P. et al. v. Marriott MHP Two Corporation, et al., Case No. 97-8989-CIV-HURLEY, respectively, against Host and certain of its affiliates alleging that the defendants violated their fiduciary duties and engaged in fraud and coercion in connection with a tender offer for MHP2 units. The plaintiffs sought certification as a class action to enjoin the tender offer and damages. The Rosenblum plaintiffs filed a fifth amended complaint and the defendants filed a motion to dismiss and the case has been remanded to state court. The Mackenzie Patterson plaintiffs filed a response to the judge's order to show cause why the complaint should not be dismissed and the defendants responded to the plaintiffs' filing and the case has been dismissed.

                                 MHP2 Supp-20

AMENDMENTS TO MHP2'S PARTNERSHIP AGREEMENT

  In order to allow the Hotels of MHP2 to be leased to SLC in connection with the Merger and the REIT Conversion, MHP2's partnership agreement must be amended. Currently, there is no provision in MHP2's partnership agreement to allow MHP2's Hotels to be leased. Therefore, Section 5.02B of MHP2's partnership agreement must be amended to add a new paragraph 5.02B(xiii) to read as follows:

    (xiii) lease or consent to the lease, directly or indirectly, in one transaction or a series of related transactions of any or all of the Hotels.

  Other Amendments. Amendments to certain terms and sections of MHP2's partnership agreement would be made in order to (i) reduce to one the number of appraisals of the fair market value of MHP2's Hotels that MHP2 must provide to the MHP2 Limited Partners before the General Partner can cause MHP2 to sell assets to the General Partner or an affiliate, (ii) delete certain obsolete references to entities and agreements that are no longer in existence, (iii) update MHP2's partnership agreement to reflect the passage of time since the formation of MHP2 and (iv) make any other amendments to MHP2's partnership agreement deemed necessary or advisable, in the sole discretion of the General Partner, in connection with the consummation of the Merger and the REIT Conversion. The General Partner does not believe that these amendments would affect the rights of the MHP2 Limited Partners in any material respect nor the duties and obligations of the General Partner. These changes are included, along with the other proposed amendments, in the copy of MHP2's partnership agreement, as proposed to be amended, which is attached hereto. The amended MHP2 partnership agreement is marked to indicate the revisions made to the existing MHP2 partnership agreement and should be read in its entirety. Deleted provisions are contained in brackets and struck through and added provisions are in bold type and underlined.

FAIRNESS ANALYSIS AND OPINION

FAIRNESS ANALYSIS

  The General Partner believes that the Merger provides substantial benefits and is fair to the Limited Partners of MHP2 and recommends that all Limited Partners of MHP2 consent to the Merger. The General Partner bases this recommendation primarily on (i) its view that the expected benefits of the Merger for the MHP2 Limited Partners outweigh the risks and potential detriments of the Merger to the MHP2 Limited Partners (see "Background and Reasons for the Mergers and the REIT Conversion Reasons for the Mergers" and "Risk Factors"), (ii) its view that the value of the OP Units allocable to the MHP2 Limited Partners on the basis of the Exchange Value established for MHP2 represents fair consideration for the Partnership Interests held by the MHP2 Limited Partners and is fair to the MHP2 Limited Partners from a financial point of view and (iii) the Appraisals and Fairness Opinion of AAA.

  The Merger is not conditioned upon the consummation of any of the other Mergers. The General Partner has considered this fact in evaluating the fairness of the Merger. The General Partner believes that the fairness of the Merger will not be materially affected by the presence or absence of any other individual Partnership or by any particular combination of other Partnerships and that the Merger will be fair to the MHP2 Limited Partners, individually and as a whole, if it is consummated with any combination of other Participating Partnerships. The General Partner bases this belief primarily on the fact that the consideration to be paid to the MHP2 Limited Partners has been established based upon MHP2's Exchange Value, without regard to any possible combination of other Partnerships.

  In reaching the conclusions implicit in the above recommendation, the General Partner has taken into account the following considerations, placing the greatest weight on the first two considerations:

  . The General Partner has concluded that the Exchange Value for MHP2, which is equal to its Adjusted Appraised Value, represents fair consideration for the Partnership Interests of the MHP2 Limited Partners in the Merger in relation to MHP2. The General Partner also has concluded that the Exchange Value established for the MHP2 Limited Partners fairly reflects the value of the assets held by MHP2. In addition, the Fairness Opinion supports these conclusions.

  . MHP2 Limited Partners will be able to defer recognition of gain until such time as they choose to realize such gain based on their own personal circumstances.

                                 MHP2 Supp-21

  . The General Partner has concluded that the potential benefits of the Merger to the MHP2 Limited Partners, as described under "Background and Reasons for the Mergers and the REIT Conversion--Reasons for the Mergers," outweigh the potential risks and detriments of the Merger for the MHP2 Limited Partners, as described in "Risk Factors."

  . The Fairness Opinion, in the view of the General Partner, supports the fairness of the Merger, even though it includes qualifications, limitations and assumptions relating to its scope and other factors that MHP2 Limited Partners should consider carefully. The availability of the Fairness Opinion is particularly significant in light of the absence of arm's length negotiations in establishing the terms of the Merger.

  . Host will contribute its wholly owned full-service hotel assets, substantially all of its interests in the Hotel Partnerships and its other assets (excluding its senior living assets and cash or securities to be distributed to shareholders) to the Operating Partnership in exchange for (i) a number of OP Units equal to the number of outstanding shares of common stock of Host, (ii) preferred partnership interests in the Operating Partnership corresponding to any shares of Host preferred stock outstanding at the time of the REIT Conversion and (iii) the assumption by the Operating Partnership of all liabilities of Host (including past and future tax liabilities), other than liabilities of SLC. Following these contributions, the Operating Partnership and its subsidiaries will directly own all of Host's wholly owned hotels and all of Host's interests in the Hotel Partnerships and Host's other assets. Host will receive OP Units in respect of its general partner interest in MHP2 on substantially the same basis as the Partnership Units held by MHP2 Limited Partners. Host REIT will not receive any compensation for its services as general partner to the Operating Partnership following the REIT Conversion and will benefit from the operations of the Operating Partnership only to the extent of the distributions received based upon its percentage interest in the Operating Partnership to the same extent as the other limited partners. Because Host REIT will share in the value of the Operating Partnership solely through distributions and not through any separate compensation structure, the General Partner believes that this is a factor supporting the fairness of the Merger to the MHP2 Limited Partners.

  . The General Partner believes that the value of the consideration to be received by the MHP2 Limited Partners in the Merger is fair in relation to the value which would be derived by such Limited Partners under any of the alternatives described under "Background and Reasons for the Mergers and the REIT Conversion--Alternatives to the Mergers," especially since the Exchange Value of MHP2 is equal to its Adjusted Appraised Value, which is the greatest of the three values--the Adjusted Appraised Value, the Continuation Value and the Liquidation Value and the historic prices paid for Partnership Units. The consideration to be received by MHP2 Limited Partners in the Merger also is greater than the amounts paid in recent sales of MHP2 Partnership Units, including the June 1996 tender offer by Host. The General Partner does not believe that the sale of any of MHP2's Hotels and liquidation of MHP2 will obtain for MHP2 Limited Partners as much value as the value to be received by such MHP2 Limited Partners following the Merger. The General Partner believes that the following benefits are of the greatest value and importance to the MHP2 Limited Partners:

    . Enhanced Liquidity. The Merger and the REIT Conversion will offer MHP2 Limited Partners significantly enhanced liquidity with respect to their investment in MHP2 because, commencing one year following the Effective Date, MHP2 Limited Partners who retain OP Units will be able to exercise their Unit Redemption Right at any time, subject to certain limited exceptions. Host has approximately 204 million shares of common stock outstanding and is expected to have a total common equity market capitalization of approximately $ billion after giving effect to the estimated $ million earnings and profits distribution (based on Host's $ closing price per share on the NYSE
       on      , 1998). The exercise of the Unit Redemption Right, however, generally would result in recognition of taxable income or gain at that time.

    . Risk Diversification. Upon consummation of the REIT Conversion, each MHP2 Limited Partner's investment will be converted from an investment in MHP2, which owns four hotels into an investment in an enterprise that initially will own or control approximately 120 Hotels and will have a total market capitalization of approximately $ billion, thereby reducing the dependence

                                 MHP2 Supp-22
       upon the performance of, and the exposure to the risks associated with, any particular Hotel or group of Hotels currently owned by an individual Partnership and spreading such risk over a broader and more varied portfolio, including more diverse geographic locations and multiple brands.

    . Reduction in Leverage and Interest Costs. It is expected that the Operating Partnership will have a lower leverage to value ratio than MHP2 currently, which has a leverage ratio of 56% (calculated as a percentage of Appraised Value), resulting in interest and debt service savings and greater financial stability.

    . Regular Quarterly Cash Distributions. The General Partner expects that the Operating Partnership will make regular quarterly cash distributions to holders of OP Units. Host expects that distributions by MHP2 would be higher than the estimated cash distributions by the Operating Partnership for 1998, but the ability to receive distributions quarterly and in regular amounts would be enhanced.

    . Substantial Tax Deferral. The General Partner expects that MHP2 Limited Partners who do not elect to receive Notes in exchange for OP Units generally should be able to obtain the benefits of the Merger while continuing to defer recognition for federal income tax purposes of at least a substantial portion, if not all, of the gain with respect to their Partnership Interests that otherwise would be recognized in the event of a liquidation of MHP2 or a sale or other disposition of its assets in a taxable transaction.

  . The General Partner believes that the economic terms of the leases of the MHP2 Hotels are fair and reasonable from the standpoint of the Operating Partnership.

  The General Partner believes that the factors described above, which support the fairness of the Merger to the MHP2 Limited Partners, when weighed against the factors that may be disadvantageous, taken as a whole, indicate that the Merger is fair to the MHP2 Limited Partners.

FAIRNESS OPINION

  AAA, an independent financial advisory firm with substantial real estate and partnership transaction experience, was engaged by the General Partner and the other General Partners to perform the Appraisals and to render the Fairness Opinion that (i) the Exchange Value and the methodologies and underlying assumptions used to determine the Exchange Value, the Adjusted Appraised Value, the Continuation Value and the Liquidation Value of MHP2 and each other Partnership (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels) are fair and reasonable, from a financial point of view, to the MHP2 Limited Partners and the Limited Partners of each other Partnership and (ii) the methodologies used to determine the value of an OP Unit and to allocate the equity in the Operating Partnership to be received by the MHP2 Limited Partners and the Limited Partners of each other Partnership are fair and reasonable to the MHP2 Limited Partners and the Limited Partners of each other Partnership. The Fairness Opinion is addressed to each Partnership and it may be relied upon by each of the MHP2 Limited Partners and the Limited Partners of the other Partnerships. The full text of the Fairness Opinion, which contains a description of the assumptions and qualifications applicable to the review and analysis by AAA, is set forth in Appendix B to the Consent Solicitation and should be read in its entirety. The material assumptions and qualifications to the Fairness Opinion are summarized below, although this summary does not purport to be a complete description of the various inquiries and analyses undertaken by AAA in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex analytical process not necessarily susceptible to partial analysis or amenable to summary description. For a more complete description of the assumptions and Qualifications that limit the scope of the Fairness Opinion, see "--Qualifications to Fairness Opinion" and "--Assumptions" below.

  Although the General Partner advised AAA that certain assumptions were appropriate in its view, the General Partner imposed no conditions or limitations on the scope of the investigation by AAA or the methods and procedures to be followed by AAA in rendering the Fairness Opinion. The fees and expenses of AAA will

                                 MHP2 Supp-23
be treated as a Merger Expense and will be paid by the Operating Partnership. In addition, the General Partner has agreed to indemnify AAA against certain liabilities. See "--Compensation and Material Relationships."

  Qualifications to Fairness Opinion. In the Fairness Opinion, AAA specifically states that it did not: (a) specifically consider other methodologies for allocation of the OP Units, (b) address or conclude that other methodologies for allocation of the OP Units to MHP2 and the other Partnerships might not have been more favorable to the Limited Partners in certain of the Partnerships, (c) negotiate with the General Partner, the General Partners of the other Partnerships or Host, (d) participate in establishing the terms of the Merger and the other Mergers, (e) provide an opinion as to the terms and conditions of the Merger and the other Mergers other than those explicitly stated in the Fairness Opinion, (f) make any independent review of the capital expenditure estimates set forth in the Engineering Study or (g) make any estimates of MHP2's and each other Partnership's contingent liabilities. In addition, with respect to the specific reference to the allocation of the equity interest in the Operating Partnership to be received by the limited partners of each Partnership, AAA has assumed that the average closing price on the NYSE of a Host REIT Common Share for the 20 trading days after the Effective Date of the Mergers represents a fair price.

  In connection with preparing the Fairness Opinion, AAA was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the analysis set forth in Appendix B. AAA will not deliver any additional written opinion of the analysis, other than to update the written opinion if requested by the Operating Partnership.

  Experience of AAA. AAA is the world's largest independent valuation consulting firm and is regularly and continually engaged in the valuation of commercial real estate and businesses and their securities in connection with tender offers, mergers and acquisitions, recapitalizations and reorganizations, divestitures, employee stock ownership plans, leveraged buyout plans, private placements, limited partnerships, estate and corporate matters, other financial advisory matters and other valuation purposes.

  AAA was selected because of its experience in the valuation of businesses and their securities in connection with tender offers, mergers and acquisitions, recapitalizations and reorganizations, including transactions involving hotel partnerships. In addition, Host and its affiliates have previously engaged AAA to provide appraisals and fairness opinions in connection with other transactions. The General Partner and the other General Partners considered two other firms for purposes of performing the appraisals and rendering the Fairness Opinion and received proposals from each. The General Partner selected AAA based upon price and experience.

  Summary of Materials Considered and Investigation Undertaken. As a basis for rendering the Fairness Opinion, AAA has made such reviews, studies and analyses as it deemed necessary and pertinent in order to provide it with a reasonable basis for the Fairness Opinion, including, but not limited to, the following: (i) reviewed the transaction documents and SEC reporting and/or filing documents, including drafts of the Form S-4 for the Mergers; (ii) provided the Market Value of each Hotel owned by each Partnership in a separate short form appraisal report and each such report was reviewed and certified by an MAI appraiser as to its preparation in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation; as part of the Appraisals, AAA reviewed historical operating statements, 1998 budget and year-to-date results, and other financial information as it deemed necessary as a basis for the Fairness Opinion and the Appraisals also considered market transactions of similar lodging properties as appropriate as a basis for the Market Value of each Hotel; (iii) reviewed the methodologies used by each of the General Partners in their determination of the Exchange Value of each Partnership, including the nature and amount of all adjustments to the Appraised Values in determining such Exchange Values; AAA reviewed and tested for the fairness and reasonableness of all adjustments as well as for consideration of all adjustments deemed to be appropriate by AAA; (iv) reviewed the methodologies used by each of the General Partners in their determination of the value of an OP Unit and the allocation of the equity interest in the Operating Partnership to be received by the partners of each Partnership, and AAA reviewed and tested for the fairness and reasonableness of the methods and measurements made by the General Partners; (v) reviewed the General Partners' determination of the Liquidation Value of each Partnership, and AAA reviewed and tested for the fairness and reasonableness of all adjustments proposed by

                                 MHP2 Supp-24
the General Partners, as well as for consideration of all adjustments deemed appropriate by AAA; (vi) provided an estimate of the Continuation Value of each Partnership based upon the estimated present value of expected benefits to be received by each limited partner interest as though the Mergers did not occur and each Partnership's assets were sold within a twelve year period; AAA, as part of its analysis and review, determined appropriate rates of growth in house profit or net operating income, as well as reviewed other key variables affecting partnership cash flows and other economic/financial factors affecting the Partnerships' expected operations and results; (vii) reviewed the terms of the ground leases of the Hotels and the partnership agreement of each Partnership; (viii) reviewed audited and unaudited historical income statements, balance sheets and statements of sources and uses of funds of each Partnership and Host and pro forma financial information for Host REIT; (ix) reviewed audited and unaudited historical operating statements of each Hotel, as well as current operating statements and budgets;
(x) conducted real estate valuation and financial due diligence with respect to the Partnerships and their underlying assets, liabilities and equity; (xi) reviewed internal Marriott International, Host and Partnership financial analyses and other internally generated data for each Hotel and (xii) discussed all of the foregoing information, where appropriate, with management of Marriott International, Host and the Partnerships and their respective employees.

  Assumptions. In rendering its opinion, AAA relied, without independent verification, on the accuracy and completeness in all material respects of certain relevant publicly available information and information provided to AAA by Host and the Hotels. AAA assumed that all information furnished by Host, the Hotels and the Partnerships and their representatives, upon which AAA relied, presented an accurate description in all material respects of the current and prospective status of the Hotels and the Partnerships from an operational and financial point of view. AAA also noted that the Fairness Opinion was based upon financial, economic, market and other considerations as they existed and could be evaluated on the date thereof.

  Conclusions. AAA concluded that, based upon and subject to its analysis and assumptions and limiting conditions, and as of the date of the Fairness
Opinion: (i) the Exchange Value and the methodologies used to determine the Exchange Value, the Adjusted Appraised Value, the Continuation Value and the Liquidation Value of each Partnership (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of each of the Hotels) are fair and reasonable, from a financial point of view, to the MHP2 Limited Partners and the Limited Partners of each other Partnership and (ii) the methodologies used to determine the value of an OP Unit and to allocate the equity interest in the Operating Partnership to be received by the MHP2 Limited Partners and the Limited Partners of each other Partnership are fair and reasonable to the MHP2 Limited Partners and the Limited Partners of each other Partnership.

  Compensation and Material Relationships. AAA has been paid a fee of $335,000 for its services as described herein, including the Appraisals and preparing to deliver the Fairness Opinion. In addition, AAA will be reimbursed for all reasonable out-of-pocket expenses, including legal fees and will be indemnified against certain liabilities, including certain liabilities under the securities laws. The fee was negotiated between Host, the General Partners and AAA. Payment of the fee to AAA is not dependent upon completion of the Mergers. AAA has been previously engaged by Host and its affiliates to provide appraisals, fairness opinions and solvency opinions in connection with other transactions.

VOTING PROCEDURES

  The consent of MHP2 Limited Partners holding more than 50% of the outstanding limited partner interests in MHP2 is required for participation in the Merger. The General Partner and its affiliate collectively own 52.7% of the outstanding limited partner interests. The General Partner and its affiliates are required to vote their limited partner interests in MHP2 in the same manner as the majority of limited partner interests other than those limited partner interests held by the General Partner and its affiliates actually voted (so long as a majority of the outside Limited partners are present for purposes of a vote by submitted ballets or otherwise.

  As of June 19, 1998, no other person of record, or the Partnership's knowledge owns beneficially, more than 5% of the total number of limited Partnership Units.


                                 MHP2 Supp-25

  An MHP2 Limited Partner may mark the Consent Form to vote "FOR," "AGAINST" or "ABSTAIN" with respect to participation in a Merger by MHP2. THE FAILURE OF A LIMITED PARTNER OF MHP2 TO RETURN A SIGNED CONSENT FORM WILL NOT BE COUNTED FOR PURPOSES OF DETERMINING WHETHER A MAJORITY OF MHP2 LIMITED PARTNER PARTNERSHIP INTERESTS ARE PRESENT, WHILE AN ABSTENTION WILL HAVE THE SAME EFFECT AS IF SUCH LIMITED PARTNER HAD VOTED HIS PARTNERSHIP INTERESTS "AGAINST" THE MERGER. LIMITED PARTNERS WHO RETURN A SIGNED CONSENT FORM BUT FAIL TO INDICATE THEIR APPROVAL OR DISAPPROVAL AS TO ANY MATTER (INCLUDING THE MERGER) WILL BE DEEMED TO HAVE VOTED TO APPROVE SUCH MATTER. The voting procedures applicable to MHP2 Limited Partners are set forth in the Consent Solicitation under the heading "Voting Procedures--Required Vote and Other Conditions."



FEDERAL INCOME TAX CONSEQUENCES

  In addition to the federal income tax consequences discussed in the sections of the Consent Solicitation entitled "Federal Income Tax Consequences" and "Risk Factors--Federal Income Tax Risks," MHP2 Limited Partners should read carefully the following discussion of federal income tax consequences applicable specifically to the MHP2 Limited Partners. The information included in this discussion is based upon various factual assumptions and information which are believed by the Operating Partnership and the General Partner to be reliable. However, some of these assumptions inevitably will not materialize, and unanticipated events and circumstances will occur. Therefore, there likely will be differences between the information provided herein, including the numerical data and estimates, and actual results, and the variations may be material and adverse.

 Applicability of Tax Opinions

  Hogan & Hartson L.L.P. ("Hogan & Hartson"), counsel to Host REIT, Host, and the Operating Partnership, has provided to Host REIT and the Operating Partnership an opinion letter (substantially in the form of Appendix C to the Consent Solicitation) as to certain federal income tax consequences to the Operating Partnership and the MHP2 Limited Partners resulting from the Mergers and the REIT Conversion. The opinion letter is based upon certain assumptions and certain representations provided by Host REIT, Host, the Operating Partnership and the General Partners. These representations generally involve factual matters relating to the organization, ownership and operations (including the income, assets, businesses, liabilities and properties) of the Partnerships and Hotels contributed to the Operating Partnership by Host and the Blackstone Entities prior to the Mergers and the REIT Conversion and of Host REIT, the Operating Partnership and the Partnerships following the Mergers and the REIT Conversion. In addition, on the Effective Date, Hogan & Hartson expects to provide to Host REIT and the Operating Partnership an opinion letter (substantially in the form of Appendix D to the Consent Solicitation) as to the qualification and taxation of Host REIT as a REIT under the Code following the REIT Conversion. The receipt of this opinion letter is a condition to the REIT Conversion and each of the Mergers. See "Federal Income Tax Consequences--Summary of Tax Opinions" in the Consent Solicitation.

  Each opinion provided by Hogan & Hartson in the opinion letter that is substantially in the form of Appendix C to the Consent Solicitation is applicable to the MHP2 Limited Partners.

  The opinions already rendered by Hogan & Hartson are based on the Code and Treasury Regulations in effect on the date hereof, current administrative interpretations and positions of the IRS and existing court decisions, and the opinions to be rendered by Hogan & Hartson on the Effective Date will be based on the same authorities as of the Effective Date. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the law or the above conclusions reached by counsel. In addition, any such change could apply retroactively to transactions preceding the date of change. Moreover, opinions of counsel merely represent counsel's best judgment with respect to the probable outcome on the merits and are not binding on the IRS or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinions (which do not bind the IRS or the courts) will not be challenged by the IRS or will be sustained by a court if so challenged. With the one exception described below (see "--Tax Consequences of the Merger--Deemed Cash Distribution and Resulting Taxable Gain") and in the Consent Solicitation under "Federal Income Tax Consequences--Tax Consequences of the Mergers-- IRS Ruling Request Regarding Allocation of Partnership Liabilities," neither Host REIT, the Operating Partnership

                                 MHP2 Supp-26
nor the General Partners have requested or plan to request any rulings from the IRS concerning the tax consequences of the Merger or the treatment of either the Operating Partnership or Host REIT subsequent to the REIT Conversion.

 Tax Consequences of the Merger

  Overview. Hogan & Hartson has provided an opinion to the effect that the Merger will not result in the recognition of taxable gain or loss at the time of the Merger to an MHP2 Limited Partner (i) who does not exercise his Unit Redemption Right on a date sooner than the date two years after the date of the consummation of the Merger; (ii) who does not receive a cash distribution (or a deemed cash distribution resulting from relief from liabilities, including as a result of any prepayment of the MHP2 Mortgage Debt or the Santa Clara Mortgage Debt) in connection with the Merger or the REIT Conversion in excess of his aggregate adjusted basis in his MHP2 Partnership Units at the time of the Merger; (iii) who does not elect to receive a Note in exchange for his OP Units in connection with the Merger (the "Note Election"); (iv) who is not required to recognize gain by reason of the exercise by another MHP2 Limited Partner of his right to make the Note Election (which, in counsel's opinion, described below, should not be the result of such election) and (v) who does not have his "at risk" amount fall below zero as a result of the Merger or the REIT Conversion. See "Federal Income Tax Consequences--Summary of Tax Opinions" in the Consent Solicitation.

  With respect to the foregoing exceptions to nonrecognition treatment, the Operating Partnership and the General Partner believe as follows: (i) an MHP2 Limited Partner who acquired his MHP2 Partnership Units in the original offering of such Partnership Units and who has held such Partnership Units at all times since would not be considered to receive, as a result of the Merger, a distribution (or a deemed cash distribution resulting from relief from liabilities) that exceeds his aggregate adjusted basis in his MHP2 Partnership Units at the time of the Merger, and would not have his "at risk" amount fall below zero as a result of the Merger, even if all of the MHP2 Mortgage Debt and Santa Clara Mortgage Debt were to be repaid in connection with the Merger or the REIT Conversion, and (ii) none of the personal property owned by MHP2 will need to be sold to a Non-Controlled Subsidiary in connection with the REIT Conversion. See "Federal Income Tax Consequences--Tax Consequences of the Mergers--Overview" in the Consent Solicitation.

  With respect to the effects of an MHP2 Limited Partner's election to receive a Note in exchange for his OP Units in connection with the Merger, Hogan & Hartson is of the opinion that although the matter is not free from doubt, an MHP2 Limited Partner who does not make the Note Election should not be required to recognize gain by reason of another MHP2 Limited Partner's exercise of such right. With respect to the exercise of a Unit Redemption Right, Hogan & Hartson is of the opinion that it is more likely than not that an MHP2 Limited Partner's exercise of his Unit Redemption Right more than one year after the date of consummation of the Merger but less than two years after such date will not cause the Merger itself to be a taxable transaction for the MHP2 Limited Partner (or the other MHP2 Limited Partners). See "Federal Income Tax Consequences--Summary of Tax Opinions" in the Consent Solicitation. Opinions of counsel, however, do not bind the IRS or the courts, and no assurances can be provided that such opinions will not be challenged by the IRS or will be sustained by a court if so challenged.

  Deemed Cash Distribution and Resulting Taxable Gain. With respect to his MHP2 Partnership Units, an MHP2 Limited Partner will receive no actual cash distribution in connection with the Merger but would be deemed to receive a cash distribution in connection with the Merger to the extent that his share of Operating Partnership liabilities immediately after the Merger and the REIT Conversion is less than his share of MHP2 liabilities immediately prior to the Merger. For example, any prepayment of the MHP2 Mortgage Debt or the Santa Clara Mortgage Debt or debt encumbering other Hotels may result in a deemed cash distribution to the MHP2 Limited Partners. See "Federal Income Tax Consequences--Tax Consequences of the Mergers--Relief from Liabilities/Deemed Cash Distribution" in the Consent Solicitation. Even though the MHP2 Mortgage Debt, the Santa Clara Mortgage Debt and the debt encumbering other Hotels is not expected to be repaid or refinanced in connection with the Mergers and the REIT Conversion (except as described in the Consent Solicitation), an MHP2 Limited Partner's share of indebtedness following the Merger and the REIT Conversion may nonetheless decrease in comparison to the Limited Partner's estimated aggregate share of MHP2 indebtedness as of

                                 MHP2 Supp-27

December 31, 1998 (calculated based on the assumption that the Mergers did not occur) by reason of the manner in which the debt allocation rules work when multiple assets with different levels of leverage are consolidated into a single partnership.

  An MHP2 Limited Partner, however, would recognize taxable gain as a result of any deemed cash distribution discussed in the previous paragraph only to the extent that the deemed cash distribution were to exceed his adjusted tax basis in his MHP2 Partnership Units immediately prior to the Merger. As noted above, the Operating Partnership and the General Partner believe, based upon and subject to the assumptions and other limitations described below, that an MHP2 Limited Partner who acquired his MHP2 Partnership Units in the original offering of such Partnership Units and has held the Partnership Units at all times since the offering will have an adjusted tax basis in excess of the deemed cash distribution that might occur in connection with the Merger and the REIT Conversion, even if all of the MHP2 Mortgage Debt and the Santa Clara Mortgage Debt were to be repaid in connection with the Merger and the REIT Conversion, and the MHP2 Limited Partner were to have no share of any Operating Partnership indebtedness following the Merger and the REIT Conversion. Therefore, such an MHP2 Limited Partner should not recognize gain due to such deemed cash distribution resulting from the relief from liabilities in connection with the Merger and the REIT Conversion.

  The adjusted tax basis of an MHP2 Limited Partner who did not acquire his MHP2 Partnership Units in the original offering of such Partnership Units or who has not held his MHP2 Partnership Units at all times since such offering could vary materially from that of an MHP2 Limited Partner who did so. If an MHP2 Limited Partner has an adjusted tax basis in his MHP2 Partnership Units (per MHP2 Partnership Unit) that is substantially less than the adjusted tax basis of an MHP2 Limited Partner who acquired his MHP2 Partnership Units in the original offering of such Partnership Units and has held such Partnership Units at all times since, he could recognize gain due to any deemed cash distribution resulting from the relief from liabilities in connection with the Merger and the REIT Conversion.

  The Operating Partnership has no current plan or intention to cause the prepayment of the MHP2 Mortgage Debt or the Santa Clara Mortgage Debt or, except as described in the Consent Solicitation, any of the nonrecourse liabilities encumbering the Hotels owned by the other Partnerships. The Operating Partnership, however, will have to repay mortgage indebtedness securing the Hotels owned by the Partnerships at the time such indebtedness matures. There can be no assurance that at such time the Operating Partnership will be able to secure nonrecourse mortgage indebtedness secured only by those Hotels in an amount sufficient to avoid a deemed cash distribution to the former Limited Partners in certain of those Partnerships, including MHP2 (although such a deemed distribution of cash may or may not result in the recognition of taxable income or gain by the former MHP2 Limited Partners). Moreover, the Operating Partnership's current long-term financing strategy is to have as little debt as possible that is secured by individual Hotels and to have as much debt as possible in the form of unsecured debt, held either by the public or by institutional investors, which debt may or may not be recourse to Host REIT, as general partner of the Operating Partnership. In view of these considerations and the potential adverse consequences to Limited Partners in certain Partnerships, the Operating Partnership has requested from the IRS a ruling to the effect that such unsecured indebtedness of the Operating Partnership that is issued initially to institutional investors and is not recourse to Host REIT (i) would qualify as "nonrecourse liabilities" for purposes of Code Section 752, (ii) to the extent the proceeds thereof are applied to repay existing nonrecourse mortgage indebtedness secured by one or more Hotels (including the MHP2 Mortgage Debt or the Santa Clara Mortgage
Debt), would be considered to be "secured" by these Hotels for purposes of allocating the liabilities for tax basis purposes (and thus would be allocable, at least in substantial part, to the former Limited Partners in the Partnerships owning those Hotels, including the MHP2 Limited Partners), and
(iii) would constitute "qualified nonrecourse financing" secured by such Hotels for purposes of Code Section 465. The IRS has recently issued a ruling to that effect to another taxpayer, and has indicated to the Operating Partnership's representatives that it is favorably inclined to issue that ruling to the Operating Partnership.

  Section 465(e) Recapture. As discussed in the Consent Solicitation, see "Federal Income Tax Consequences--Tax Consequences of the Mergers--Section 465(e) Recapture," the "at risk" rules of Section 465 of the Code generally apply to limit the use of partnership losses by a partner. Under Section 465(e)

                                 MHP2 Supp-28
of the Code, a partner would be required to include in gross income, or "recapture," losses previously allowed to such partner with respect to his investment in a partnership if the amount for which the partner is "at risk" in relation to his investment in the partnership is less than zero at the close of the taxable year.

  It is possible that the consummation of the Mergers and the REIT Conversion or the repayment of certain "qualified nonrecourse financing" of the Operating Partnership, the Hotel Partnerships or the Hotels contributed to the Operating Partnership by the Blackstone Entities at the time of or following the Merger and the REIT Conversion could, singularly or in combination, cause an MHP2 Limited Partner's amount at risk in relation to his investment in MHP2 (and, after the Mergers, in the Operating Partnership) to be reduced below zero, resulting in an income inclusion to the Limited Partner under Section 465(e) of the Code. Currently, all of the current debt of MHP2 constitutes "qualified nonrecourse financing" and the Operating Partnership expects that most of the current debt with respect to the other Hotel Partnerships and the Hotels contributed by the Blackstone Entities that will be assumed by the Operating Partnership as part of the Mergers and the REIT Conversion should qualify as "qualified nonrecourse financing." The Operating Partnership and the General Partner believe, based upon and subject to the assumptions and other limitations described below, that an MHP2 Limited Partner who acquired his MHP2 Partnership Units in the original offering of such Partnership Units and has held the Partnership Units at all times since will have a positive at risk amount immediately following the Mergers and the REIT Conversion, even if all of the MHP2 Mortgage Debt and the Santa Clara Mortgage Debt were to be repaid in connection with the Mergers and the REIT Conversion and the MHP2 Limited Partners were to have no share of any other "qualified nonrecourse financing" following the Mergers and the REIT Conversion.

  It is possible, however, that a former MHP2 Limited Partner's at risk amount could decline in the future, either because of the allocation of losses from the Operating Partnership to that former MHP2 Limited Partner or because of cash distributions by the Operating Partnership to that former MHP2 Limited Partner in excess of the taxable income allocable to him with respect to his OP Units. In that event, it may be necessary for the former MHP2 Limited Partner to have a share of "qualified nonrecourse financing" from the Operating Partnership in order to avoid recognizing income by reason of his at risk amount falling below zero. Moreover, there can be no assurance that debt incurred by the Operating Partnership in the future to refinance the MHP2 Mortgage Debt, the Santa Clara Mortgage or outstanding mortgage debt of the other Hotel Partnerships or the Hotels contributed by the Blackstone Entities will qualify as "qualified nonrecourse financing." If, however, the Operating Partnership were to obtain the requested ruling from the IRS and were to refinance existing mortgage indebtedness of the Partnerships with the type of indebtedness described in the ruling, such indebtedness should constitute "qualified nonrecourse financing" for purposes of the "at risk" rules.

  Impact of Assumption of MHP2 Liabilities by the Operating Partnership. As described in the Consent Solicitation, see "Federal Income Tax Consequences-- Tax Consequences of the Mergers--Disguised Sale Regulations," an MHP2 Limited Partner will recognize gain to the extent he is treated as having sold all or part of his MHP2 Partnership Interest in a "disguised sale." For purposes of these rules, certain reductions in a partner's share of partnership liabilities are treated as a transfer of money or other property from the partnership to the partner which may give rise to a disguised sale, even if that reduction would not otherwise result in a taxable deemed cash distribution in excess of the partner's basis in his partnership interest. However, if a transfer of property by a partner to a partnership is not otherwise treated as part of a disguised sale, then any reduction in the partner's share of "qualified liabilities" also will not be treated as part of a disguised sale. A "qualified liability" in connection with a transfer of property to a partnership includes (i) any liability incurred more than two years prior to the earlier of the transfer of the property or the date the partner agrees in writing to the transfer, as long as the liability has encumbered the transferred property throughout the two-year period; (ii) a liability that was not incurred in anticipation of the transfer of the property to a partnership, but that was incurred by the partner within the two-year period prior to the earlier of the date the partner agrees in writing to transfer the property or the date the partner transfers the property to a partnership and that has encumbered the transferred property since it was incurred; (iii) a liability that is traceable under the Treasury Regulations to capital expenditures with respect to the property; and (iv) a liability that was incurred in the ordinary course of the trade or business in which property transferred to the partnership was used or held, but only if all the assets related to

                                 MHP2 Supp-29
that trade or business are transferred, other than assets that are not material to a continuation of the trade or business. However, a recourse liability is not a "qualified liability" unless the amount of the liability does not exceed the fair market value of the transferred property (less any other liabilities that are senior in priority and encumber such property or any allocable liabilities described in (iii) or (iv), above) at the time of transfer.

  The General Partner and the Operating Partnership believe, based upon their review of the facts and circumstances surrounding each liability, that all liabilities of MHP2 fall into one of the four categories of "qualified liabilities" described above and, accordingly, that the mere assumption by the Operating Partnership of the outstanding liabilities of MHP2 will not give rise to a "disguised sale" by any of the MHP2 Limited Partners.

 Tax Treatment of MHP2 Limited Partners Who Hold OP Units Following the Merger

  Initial Basis in Units. In general, an MHP2 Limited Partner will have an initial tax basis in his OP Units received in the Merger with respect to his MHP2 Partnership Units equal to the basis in his MHP2 Partnership Units at the time of the Merger, reduced to reflect any deemed cash distributions resulting from a reduction in his share of MHP2 liabilities and increased to reflect his share of other liabilities of the Operating Partnership and any gain required to be recognized in connection with the Merger and the REIT Conversion. For a discussion of the federal income tax consequences for an MHP2 Limited Partner from a reduction in basis that may result from the Merger and the REIT Conversion, see "Federal Income Tax Consequences--Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers--Initial Tax Basis of OP Units" in the Consent Solicitation.

  Tax Allocations by the Operating Partnership upon a Sale of MHP2
Hotels. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (referred to as the "Book-Tax Difference"). The Operating Partnership and the General Partner estimate, based upon and subject to the assumptions and other limitations described below, that the Book-Tax Difference for all MHP2 Limited Partners (but excluding all of Host's interests) with respect to the MHP2 Hotels will be $65,219,051 upon the consummation of the Merger.

  If the Operating Partnership were to sell all of the MHP2 Hotels, the former partners of MHP2 (including Host REIT with respect to Host's interest in MHP2 held through the General Partner) would be specially allocated by the Operating Partnership an aggregate amount of taxable gain equal to the aggregate Book-Tax Difference with respect to the MHP2 Hotels. The share of such gain allocable to an MHP2 Limited Partner who acquired his MHP2 Partnership Units in the original offering of such Partnership Units and held such Partnership Units at all times since would be $183,556 per MHP2 Partnership Unit if such Partnership Unit were acquired for cash, and $182,646 if such Partnership Unit were acquired pursuant to the installment purchase plan. The share of such gain of an MHP2 Limited Partner who did not acquire his MHP2 Partnership Units in the original offering of such Partnership Units or who has not held his MHP2 Partnership Units at all times since such offering could vary materially from this amount. If the Operating Partnership were to sell an MHP2 Hotel with a Book-Tax Difference, the remaining Book-Tax Difference at the time the Hotel is sold would be required to be allocated exclusively to the former MHP2 Limited Partners and the General Partner, even though the proceeds of such sale would be allocated proportionately among all the partners in the Operating Partnership (and would likely be retained by the Operating Partnership, rather than distributed to holders of OP Units and Common Shares of Host REIT). The MHP2 Limited Partners would not be entitled to any special distributions from the Operating Partnership in connection with such a sale, and thus would not necessarily receive cash distributions from the Operating Partnership sufficient to pay such additional taxes. Although the Partnership Agreement does not impose any restrictions upon the Operating Partnership

                                 MHP2 Supp-30
preventing it from causing the sale of any or all of the MHP2 Hotels at any time following the Mergers, the Operating Partnership does not have current plans to pursue a sale of any of the MHP2 Hotels. See "Federal Income Tax Consequences--Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers--Sale of Individual Hotels" in the Consent Solicitation.

  Tax Allocations with Respect to Contributed Hotels Generally. The tax allocations of depreciation to the MHP2 Limited Partners may change significantly as a result of the Mergers and the REIT Conversion for two reasons. First, as described above, pursuant to Section 704(c) of the Code, depreciation and deductions attributable to the MHP2 Hotels will be required to be allocated for federal income tax purposes in a manner such that the MHP2 Limited Partners are charged with the Book-Tax Difference associated with the MHP2 Hotels at the time of the consummation of the Merger. Consequently, an MHP2 Limited Partner will be allocated less depreciation with respect to the MHP2 Hotels than would be the case if the Mergers had not occurred and the MHP2 Limited Partner had continued to hold his MHP2 Partnership Units. (On the other hand, a former MHP2 Limited Partner will be allocated depreciation with respect to other Hotels acquired by the Operating Partnership in connection with the Mergers and the REIT Conversion, including the Hotels owned by the other Hotel Partnerships and the Hotels being contributed to the Operating Partnership by Host and the Blackstone Entities in connection with the Mergers and the REIT Conversion.) Second, the Mergers will cause the technical termination under Section 708(b)(1)(B) of the Code of MHP2 and most of the other Hotel Partnerships that participate in the Merger. Section 168(i)(7) of the Code provides, in effect, that when a partnership terminates under Section 708(b)(1)(B) of the Code, the partnership must begin new depreciation periods for his property. As a result, the remaining bases of the real estate components of the MHP2 Hotels and the Hotels held by the other Hotel Partnerships that terminate will be depreciated over 39 years, rather than over the remaining current lives of such Hotels (which range from less than one year to 39 years). See "Federal Income Tax Consequences--Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers--Effect of Mergers on Depreciation" in the Consent Solicitation. The impact of the technical termination on the amount of depreciation attributable to the MHP2 Hotels will not be as significant as the impact on other Hotels, however, as MHP2 recently experienced a similar technical termination in June of 1996.

  In light of the complexity of the governing rules affecting the calculation and allocation of depreciation with respect to properties contributed to a partnership, particularly when a number of those properties are subject to the separate adjustments required in connection with a technical termination under
Section 708 of the Code, the number of Hotels that the Operating Partnership will be acquiring in connection with the Mergers and the REIT Conversion, and the impact on these calculations of other outside events, including equity offerings by Host or Host REIT and other acquisitions undertaken by Host, Host REIT or the Operating Partnership prior to or in connection with the REIT Conversion, the Operating Partnership and the General Partner believe that it is impossible to predict with any degree of precision the impact that the Mergers and the REIT Conversion will have on the future depreciation (and, consequently, the amount of taxable income) allocable to an MHP2 Limited Partner.

  Impact on Passive Activity Losses of an Investment in a Publicly Traded Partnership. The passive loss limitation rules generally provide that individuals, estates, trusts and certain closely held corporations and personal service corporations can only deduct losses from passive activities (generally activities in which the taxpayer does not materially participate, which would include the Operating Partnership for MHP2 Limited Partners) to the extent that such losses are not in excess of the taxpayer's income from passive activities or investments. An MHP2 Limited Partner would be able to offset losses from other passive activities against income from the Operating Partnership that is considered passive income (but not portfolio income) so long as the Operating Partnership is not treated as a publicly traded partnership. The Operating Partnership and the General Partner believe, however, that there is a substantial risk that the Operating Partnership will be treated as a publicly traded partnership for purposes of the passive loss limitation rules. In this event, any losses or deductions of the Operating Partnership allocable to an MHP2 Limited Partner after the Merger could not be used to offset passive income from other passive activities. Similarly, losses from other passive activities could not be applied to offset income of the Operating Partnership allocated to an MHP2 Limited Partner. An MHP2

                                 MHP2 Supp-31

Limited Partner, however, would be able to offset any passive losses from his investments against any gain recognized by the MHP2 Limited Partner as a result of the Merger.

  State and Local Taxes. MHP2 Limited Partners holding Partnership Units will be subject to state and local taxation in a number of jurisdictions in which the Operating Partnership directly or indirectly holds real property and would be required to file periodic tax returns in those jurisdictions. In this regard, immediately following the Mergers and the REIT Conversion, the Operating Partnership expects that it will own properties in approximately 28 states across the United States and the District of Columbia. Currently, MHP2 owns, directly and indirectly, properties in only three states. See "Federal Income Tax Consequences--Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers--State and Local Taxes" in the Consent Solicitation.

 Assumptions Used in Determining Tax Consequences of the Merger

  In preparing the discussion set forth above, the Operating Partnership and the General Partner made several key assumptions, which are described below. If any such assumption is not accurate with respect to a particular MHP2 Limited Partner, the tax consequences of the Merger to such MHP2 Limited Partner could be substantially different from those reflected above. ACCORDINGLY, EACH MHP2 LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISORS TO DETERMINE THE IMPACT OF SUCH MHP2 LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER.

  First, with respect to an MHP2 Limited Partner's basis in his MHP2 Partnership Units prior to the Merger, the Operating Partnership and the General Partner assumed that an MHP2 Limited Partner acquired his MHP2 Partnership Units in the original offering of such Partnership Units and has held such Partnership Units at all times since the offering (the "Original Limited Partner's Adjusted Basis"). In general, each MHP2 Limited Partner had an initial tax basis in his MHP2 Partnership Units ("Initial Basis") equal to his cash investment in MHP2 (plus his proportionate share of the partnership's nonrecourse liabilities at the time he acquired his MHP2 Partnership Units). An MHP2 Limited Partner's Initial Basis generally has been increased by (a) such Limited Partner's share of MHP2 taxable income and (b) any increases in his share of liabilities of MHP2. Generally, such Limited Partner's Initial Basis has been decreased (but not below zero) by (i) his share of MHP2 cash distributions, (ii) any decreases in his share of liabilities of MHP2, (iii) his share of losses of MHP2 and (iv) his share of nondeductible expenditures of MHP2 that are not chargeable to capital.

  The General Partner has set forth on Appendix E to the Consent Solicitation for MHP2 (i) the Original Limited Partner's Adjusted Basis as of December 31, 1997 for each such MHP2 Limited Partner, and (ii) an estimate of such MHP2 Limited Partner's Original Limited Partner's Adjusted Basis as of December 31, 1998 (computed without regard to the Mergers and based upon the assumptions set forth in Appendix E to the Consent Solicitation). The General Partner also has set forth on Appendix E to the Consent Solicitation for each MHP2 Limited Partner whose adjusted basis in his MHP2 Partnership Interest is the same as the Original Limited Partner's Adjusted Basis (i) the MHP2 liabilities allocable to such MHP2 Limited Partner as of December 31, 1997, and (ii) an estimate of the MHP2 liabilities allocable to such Limited Partner as of December 31, 1998 (computed without regard to the Mergers and based upon the assumptions set forth in Appendix E to the Consent Solicitation). Each of these estimates is shown separately for those MHP2 Limited Partners who acquired their Partnership Units at the time of the original offering pursuant to an installment purchase plan.

  The adjusted tax basis of an MHP2 Limited Partner who did not acquire his MHP2 Partnership Units in the original offering of such Partnership Units could vary materially from that of an MHP2 Limited Partner who did so for various reasons. If an MHP2 Limited Partner has an adjusted tax basis in his MHP2 Partnership Units that is less than the Original Limited Partner's Adjusted Tax Basis, the Merger might result in the receipt by the MHP2 Limited Partner of a deemed distribution of cash in excess of his adjusted tax basis in his MHP2 Partnership Units, which could result in the recognition of income or gain.

                                 MHP2 Supp-32

  Finally, the Operating Partnership and the General Partner assumed that the Merger will be treated for federal income tax purposes as the transfer by the MHP2 Limited Partners of their interests in the Partnership to the Operating Partnership in exchange for OP Units. There can be no assurance, however, that the IRS will not seek to recharacterize each Merger as either (i) the liquidation of a Partnership followed by the distribution by the Partnership of its assets to its partners and the subsequent transfers by such partners of such assets to the Operating Partnership in exchange for OP Units, or (ii) the transfer by a Partnership of its assets to the Operating Partnership in exchange for OP Units (and possibly Notes) and the subsequent distribution of such OP Units (and possibly Notes) to its partners. If the Merger is recharacterized in the manner described in (ii) in the preceding sentence, the tax consequences of the Merger to the MHP2 Limited Partners likely would be materially affected.

  EACH MHP2 LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISORS TO DETERMINE THE IMPACT OF SUCH MHP2 LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER. THE TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER TO A PARTICULAR MHP2 LIMITED PARTNER COULD VARY SUBSTANTIALLY FROM THE CONSEQUENCES DESCRIBED ABOVE.

 Tax Treatment of MHP2 Limited Partners Who Exercise Their Right to Make the Note Election

  An MHP2 Limited Partner who exercises his right to make the Note Election and receive a Note in connection with the Merger will be treated as having made a taxable disposition of his OP Units. The amount realized in connection with such disposition will equal the sum of the "issue price" of the Notes (i.e., the face amount of the Note, currently estimated as $205,140 per MHP2 Partnership Unit) plus the portion of the MHP2 liabilities allocable to the MHP2 Limited Partner for federal income tax purposes immediately prior to the disposition of the MHP2 OP Units (estimated as $257,539 per MHP2 Partnership Unit as of December 31, 1998). To the extent the amount realized exceeds the MHP2 Limited Partner's adjusted basis in his MHP2 Partnership Units, the MHP2 Limited Partner will recognize gain. The Operating Partnership and the General Partner estimate (assuming the MHP2 Limited Partner acquired his MHP2 Partnership Units at the time of the original offering and has held such Partnership Units at all times since the offering) that the amount of gain that would be recognized by an MHP2 Limited Partner who made the Note Election would be approximately $151,362 per MHP2 Partnership Unit, as of December 31, 1998 if such Partnership Unit were acquired for cash, and $150,452 per MHP2 Partnership Unit if such Partnership were acquired pursuant to the installment purchase plan. For a discussion of the federal income tax rates applicable to the net capital gain from the sale of a capital asset, see "Federal Income Tax Consequences--Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers--Disposition of OP Units by Limited Partners" in the Consent Solicitation. In this regard, the General Partner estimates that, as of December 31, 1998, if MHP2 sold all of its Hotels in a fully taxable transaction for a net amount, after payment of liabilities, equal to the Liquidation Value of MHP2, the "unrecognized Section 1250 gain" per MHP2 Partnership Unit would be $70,652 if such Partnership Unit were acquired for cash, and $70,652 per MHP2 Partnership Unit if such Partnership were acquired pursuant to the installment purchase plan. The gain subject to tax as ordinary income under Code Section 1245 per MHP2 Partnership Unit would be $3,269 if such Partnership Unit were acquired for cash, and $3,269 per MHP2 Partnership Unit if such Partnership were acquired pursuant to the installment purchase plan. An MHP2 Limited Partner who makes the Note Election would be able to treat any per Partnership Unit passive activity loss carryforward with respect to the activities of MHP2, to the extent the sum of such losses exceeds his passive activity income for 1998, as losses that are not from a passive activity and, therefore, not subject to the passive activity loss limitation rules. For purposes of determining the gain recognized by a Limited Partner as a result of making the Note Election, an Original Limited Partner's Adjusted Basis does not reflect such Limited Partner's share of the syndication costs incurred by his Partnership at formation. An original MHP2 Limited Partner's share of syndication costs was $11,310 per MHP2 Partnership Unit.

  An MHP2 Limited Partner who elects to receive a Note may be eligible to defer at least a portion of that gain under the "installment sale" rules. Those rules, however, will not permit the MHP2 Limited Partner to

                                 MHP2 Supp-33
defer all of the gain, and, to the extent that the face amount of the Note (and any other installment obligations received by the taxpayer during the year) outstanding at the end of the taxable year in which the Merger occur exceeds $5,000,000, will require that the MHP2 Limited Partner who defers gain pay to the IRS interest on the resulting tax that has been deferred. The MHP2 Limited Partner will not be eligible to defer gain recognized upon the receipt of the Note to the extent that his share of MHP2 liabilities at the time of the Merger exceeds his adjusted tax basis in his MHP2 Partnership Units immediately prior to the Merger (that is, to the extent that he has a "negative capital account" for tax purposes). In addition, the MHP2 Limited Partner will not be eligible to defer gain to the extent that such gain would be taxed as ordinary income under Section 1245 and 1250 of the Code. Lastly, if an MHP2 Limited Partner disposes of his Note, any gain that had been deferred would be recognized in the year of disposition.

  THE SPECIFIC TAX ATTRIBUTES OF A PARTICULAR MHP2 LIMITED PARTNER COULD HAVE A MATERIAL IMPACT ON THE TAX CONSEQUENCES OF THE MERGER AND THE SUBSEQUENT OWNERSHIP AND DISPOSITION OF NOTES. THEREFORE, IT IS ESSENTIAL THAT MHP2 LIMITED PARTNERS CONSIDERING ELECTING TO RECEIVE NOTES CONSULT WITH THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO SUCH MHP2 LIMITED PARTNERS' RESPECTIVE PERSONAL TAX SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

 Tax Consequences if MHP2 Does Not Participate in the Merger

  If MHP2 does not participate in the Merger, the MHP2 Limited Partners would not have any tax consequences resulting from the Merger. The consequences of continued ownership of MHP2 Partnership Units will be the same as would have resulted if the Merger had not been proposed.

                              *     *     *

  The above description is not exhaustive of all possible tax considerations associated with the Merger and the REIT Conversion. This summary does not discuss foreign tax considerations, nor does it discuss all of the aspects of federal income taxation or state and local taxation that may be relevant to MHP2 Limited Partners in light of their particular circumstances. EACH MHP2 LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISORS TO DETERMINE THE IMPACT OF SUCH MHP2 LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER.

                                 MHP2 Supp-34

                            SELECTED FINANCIAL DATA

  The following table presents selected historical financial data derived from the audited financial statements for the five most recent fiscal years in the period ended December 31, 1997 and the unaudited condensed financial statements for the First Two Quarters 1998 and the First Two Quarters 1997. The following data should be read in conjunction with audited financial statements and the notes thereto, Management's Discussion and Analysis of Financial Condition and Results of Operations and the other financial information included elsewhere herein.

                          FIRST TWO QUARTERS                         FISCAL YEAR
                          --------------------  ----------------------------------------------------------
                            1998       1997        1997        1996        1995        1994        1993
                          ---------  ---------  ----------  ----------  ----------  ----------  ----------
                              (UNAUDITED)       (AMOUNTS IN THOUSANDS, EXCEPT PER PARTNERSHIP UNIT)(1)
Revenues................  $  37,946  $  36,584  $   69,014  $   66,292  $   64,002  $   58,703  $   57,003
Operating profit........     18,894     18,609      31,782      30,280      28,579      25,929      24,581
Net income..............     12,756     11,851      17,014      14,811      13,045       8,428       6,869
Distributions:
  General partner.......        112         99         225         185         113         113         117
  Limited partners......     11,074      9,776      22,260      18,339      11,175      11,232      11,609
                          ---------  ---------  ----------  ----------  ----------  ----------  ----------
    Total...............     11,186      9,875      22,485      18,524      11,288      11,345      11,726
Per Partnership Unit:(1)
  Net income............     16,952     15,748      22,609      19,682      17,336      11,200       9,128
  Distributions.........     14,864     13,123      29,879      24,616      15,000      15,077      15,583
Cash provided by             14,130     17,484      29,979      28,664      27,008      20,895      22,688
 operating activities...
Cash used in investing
 activities.............     (4,622)    (3,704)     (8,034)     (5,722)    (11,883)     (7,925)     (5,024)
Cash used in financing
 activities.............    (11,971)   (12,048)    (27,954)    (28,171)    (11,288)    (11,345)    (11,695)
(Decrease) increase in
 cash and cash
 equivalents............     (2,463)     1,732      (6,009)     (5,229)      3,837       1,625       5,969
Ratio of earnings to
 fixed charges
 (unaudited)(2).........      2.19x      2.09x       1.72x       1.66x       1.50x       1.40x       1.33x
Total assets at book
 value..................    245,957    255,053     249,418     251,740     254,113     250,461     254,184
Cash and cash
 equivalents............      7,900     18,104      10,363      16,372      21,601      17,764      16,139
Total debt..............    219,644    222,500     221,814     222,500     222,500     222,500     222,500
Total liabilities.......    233,250    236,469     238,281     235,132     233,792     231,897     232,703
Partner's capital:
  Limited partners......     12,435     18,253      10,881      16,297      19,973      18,233      21,121
  General partner.......        272        331         256         311         348         331         360
Book value per
 Partnership Unit
 (unaudited)(1).........     16,691     24,501      14,605      21,875      26,809      24,474      28,350
Exchange value per
 Partnership Unit
 (unaudited)(1).........    237,334        --          --          --          --          --          --

--------
(1) A Partnership Unit represents a $100,000 original investment in MHP2.

(2) The ratio of earnings to fixed charges is computed by dividing net income before interest expense and other fixed charges by total fixed charges, including interest expense, amortization of debt issuance costs and the portion of rent expense that is deemed to represent interest.

                                 MHP2 Supp-35

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

 First Two Quarters 1998 Compared to First Two Quarters 1997

  REVPAR, or revenue per available room, represents the combination of the average daily room rate charged and the average daily occupancy achieved and is a commonly used indicator of hotel performance. The following charts summarize REVPAR and the percentage change from the prior year for each Partnership Hotel for the first two quarters 1998 and 1997:

                                                       FIRST TWO QUARTERS
                                                 -------------------------------
                                                      1998            1997
                                                 --------------- ---------------
                                                 REVPAR % CHANGE REVPAR % CHANGE
                                                 ------ -------- ------ --------
San Antonio.....................................  $136      8%    $126      5%
New Orleans.....................................   109       --    109      5%
San Ramon.......................................   105     15%      91     12%
Santa Clara.....................................   138     14%     121     24%
                                                  ----    ---     ----    ---
Combined Average................................  $123      8%    $114      8%
                                                  ====    ===     ====    ===

  Revenues. Partnership revenues for the first two quarters 1998 increased by 4% when compared to 1997 results. The increase in overall revenues is primarily due to a 5% increase in total room sales. For the first two quarters 1998, REVPAR increased 8% as a result of a 11% increase in the combined average room rate over the same period last year to approximately $153 from $137 partially offset by a two percentage point decline in combined average occupancy.

  The MARRIOTT RIVERCENTER IN SAN ANTONIO reported a 10%, or $1.7 million, increase in revenues for the first two quarters 1998 compared to the same period in 1997. This increase is primarily due to a 9% increase in room revenues to $22.8 million. Room revenues increased due to an 8% increase in REVPAR to $136, resulting from a 7% increase in the average room rate to approximately $154 combined with a slight increase in average occupancy. The increase in the average room rate is primarily due to more emphasis being placed on higher-rated transient business versus group business. Hotel management has accomplished the increase in revenues by monitoring the number of special corporate accounts and by replacing this business with higher-rated transient business. The Hotel has begun a major renovation of its ballroom which will position it to compete more effectively for banquet business in the future.

  Revenues at the NEW ORLEANS MARRIOTT HOTEL decreased 6%, or $990,000, for first two quarters 1998 when compared to the same period in 1997. The decrease is primarily due to a 9% decrease in food and beverage revenues and an increase in other Hotel operating costs. For the first two quarters 1998, average room rate increased by 6% as compared to the same period in 1997 due to rate increases in both group and transient room rates. Average occupancy for the first two quarters 1998 declined by five percentage points to 75% primarily due to city wide convention group traffic being down significantly during the first two quarters 1998. Additionally, the rooms renovation project contributed to the shortfall by creating a lack of room availability. The lobby and restaurant renovations have now been completed, and the rooms renovation was completed over the July 4th weekend. In a continuing effort to replace lost roomnights due to the major conventions rotating to other cities in 1998, Hotel management is targeting small groups which will also enable them to increase the average room rate.

  Revenues for the first two quarters 1998 at the SAN RAMON MARRIOTT HOTEL increased 21%, or $637,000 when compared to the same period in 1997. The increase is due to a 19%, or $820,000, increase in room revenues. Room revenues increased due to a significant increase in REVPAR. REVPAR increased 15% when compared to 1997 which was attributable to a 21% increase in the average room rate to approximately $131, while average occupancy fell by four percentage points to the low-80's. The increase in the average room rate is

                                 MHP2 Supp-36
due to Hotel management's continued success in increasing the corporate rate. Room margins continue to maintain a 2% premium over the same period in 1997 due to an increase in room rates and cost efficiencies. In addition, sales promotion efforts instituted an Events Booking Center to capture more of the group business market.

  The SANTA CLARA MARRIOTT HOTEL reported a 22%, or $2.2 million, increase for the first two quarters 1998 revenues when compared to the same period in 1997. The increase is primarily due to a 14% increase in room revenues and a 14% increase in food and beverage revenues. Room revenues increased due to a 19% increase in the average room rate to approximately $172, deriving a 14% increase in REVPAR, while average occupancy decreased four percentage points to the low-80's. The overall increase in the average room rate is supported by an increase in regular corporate rates. Hotel management is striving to improve occupancy by offering special corporate rates and pursuing room contracts with local technology companies. Food and beverage revenues increased primarily due to heavier utilization of the catering facilities by existing groups, the implementation of a new service charge for meeting room rental, and effective menu pricing in the Hotel's restaurant. A major rooms renovation is planned for the Hotel this year with work scheduled to commence in November and conclude in early 1999.

  Operating Costs and Expenses. For the first two quarters 1998, operating costs and expenses increased by $1.1 million to $19.1 million over the same period in 1997. Operating costs and expenses increased primarily due to increases in depreciation expense and property taxes expense.

  Operating Profit. For the first two quarters 1998, operating profit increased $285,000 to $18.9 million primarily due to an increase in revenues which was partially offset by the increase in operating costs and expenses discussed above.

  Interest Expense. Interest expense decreased slightly for the first two quarters 1998 compared to the same period in 1997 due to principal amortization of the Partnership's Mortgage Debt during the first two quarters 1998

  Equity in Income of Santa Clara Partnership. For the first two quarters 1998, equity in income of the Santa Clara Partnership increased by $744,000 to $1.9 million primarily due to improved hotel operations at the Santa Clara Hotel combined with a slight decrease in interest expense on the Santa Clara Mortgage Debt.

  Net Income. For the first two quarters 1998, net income increased by $905,000 to $12.8 million. This increase primarily resulted from an increase in operating profit and in equity in income of the Santa Clara Partnership.


 1997 Compared to 1996

  Revenues. For 1997, Partnership revenues increased to $69.0 million in 1997 from $66.3 million in 1996 due to significant increases in revenues at the San Antonio and San Ramon Hotels. REVPAR increased 7% as a result of an 8% increase in the combined average room rate to $132 while the combined average occupancy remained stable at 81%. Net income for 1997 increased 15% to $17.0 million from $14.8 million in 1996. The Partnership's equity in income of the Santa Clara Partnership increased $1.4 million in 1997 when compared to 1996 due to improved operations at the Santa Clara Hotel.

  Individual hotel operating results are discussed below:

 Marriott Rivercenter in San Antonio

  The Marriott Rivercenter in San Antonio reported an 8%, or $2.4 million, increase in revenues during 1997. This increase in revenues was primarily due to an 8% increase in REVPAR to approximately $120 coupled with a 12%, or $789,000, increase in food and beverage revenues. REVPAR increased due to a 7% increase in the average room rate to approximately $140 combined with a 1.2 percentage point increase in average occupancy

                                 MHP2 Supp-37
to the mid-80's. The increase in the average room rate was due to an increase in the transient average rate. Because demand has remained strong in the group business segment, Hotel management has been able to hold out for premium rates in the transient business segment. Group roomnights increased 6%, or 12,600 roomnights, when compared to the prior year primarily due to the major conventions rotating back into San Antonio this year. Food and beverage revenues increased primarily due to an increase in banquet sales as a result of a shift in customer mix to corporate business. Although faced with the challenge of increased competition with the openings of the Adams Mark Hotel and the Residence Inn Alamo Plaza, Hotel management is optimistic that 1998 will be another strong year for the Hotel.

 Santa Clara Marriott Hotel

  The Partnership's Northern California Hotels both reported significant increases in revenues during 1997. The Santa Clara Marriott Hotel reported a 25%, or $4.4 million, increase in revenues during 1997 when compared to 1996 results. The increase in revenues is primarily due to a 23% increase in REVPAR to $118 as the average room rate increased 24% to approximately $147 with average occupancy remaining stable in the low-80's. The increase in the average room rate is the result of strong transient demand throughout the market which has allowed the Hotel to maximize room rates in both the transient and group business segments. Transient roomnights increased by approximately 9,000 roomnights, a 6% increase when compared to the prior year. Hotel management is optimistic that demand in the Silicon Valley region will remain high throughout 1998. With no new full-service competition expected in the coming year, Hotel management will continue its strategies of maximizing rates and effectively managing their customer mix.

 San Ramon Marriott

  The San Ramon Marriott reported a 12% increase in revenues, or $706,000, for 1997 when compared to 1996. This increase was due to a 14% increase in REVPAR to $92 as the average room rate increased 15% to approximately $111 partially offset by a slight decrease in average occupancy to the low-80's. The increase in the average room rate was achieved primarily as a result of an increase in the corporate rate. In 1997, 225 limited service rooms were added to the market and another 640 are expected to be added by June 1998. However, a number of companies are filling the existing office space in the area and the space currently under construction is already substantially committed. Hotel management is optimistic that 1998 will be another successful year.

 New Orleans Marriott Hotel

  The New Orleans Marriott Hotel reported a slight decrease in revenues in 1997 when compared to 1996 results due to a 2%, or $904,000, decrease in room revenues which was significantly offset by a 20%, or $783,000, increase in food and beverage revenues. REVPAR remained stable at $97 due to a 2% increase in the average room rate to approximately $127 partially offset by a 1.3 percentage point decrease in average occupancy to the mid-70's. The increase in the average room rate is due to growth in the group business segment. While group roomnights were down 8,300 roomnights in 1997 when compared to 1996, the group mix shifted to higher-rated association business. The decrease in average occupancy is due to the lack of city-wide groups over the summer months. This cycle generally repeats itself every three years as it is affected by the tradition of the conventions, which meet in different cities on an alternating basis. Food and beverage revenues increased when compared to the prior year primarily as a result of Super Bowl XXXI taking place in New Orleans in January 1997. This event generated significant catering and audio visual revenues. In addition, food and beverage revenues increased due to the shift in customer mix to association business which more heavily utilized the catering facilities. The Hotel is currently undergoing a complete rooms refurbishment at an approximate cost of $13.0 million which is scheduled to be completed in July 1998.

  Operating Costs and Expenses: In 1997, operating costs and expenses increased $1.2 million to $37.2 million primarily due to an increase in ground rent, insurance and other. In 1997, ground rent, insurance and other increased to $1.8 million in 1997 from $893,000 in 1996 primarily due to a loss on the retirement of assets as a significant number of assets were retired at the New Orleans Hotel in conjunction with the refurbishment of

                                 MHP2 Supp-38
the guest rooms, an increase in general and administrative expenses and an increase in ground rent expense associated with improved hotel operations. As a percentage of revenues, operating costs and expenses represented 54% of revenues for 1997 and 1996.

  Operating Profit: In 1997, operating profit increased $1.5 million to $31.8 million primarily due to the changes in revenues and operating costs and expenses discussed above. As a percentage of total revenues, operating profit represented 46% in 1997 and 1996.

  Equity in Income of Santa Clara Partnership: In 1997, equity in income of the Santa Clara Partnership increased to $2.0 million in 1997 from $665,000 in 1996 primarily due to improved hotel operations at the Santa Clara Hotel, while interest expense increased only slightly from year to year on the Santa Clara Mortgage Debt.

  Net Income: In 1997, net income increased to $17.0 million in 1997 from $14.8 million in 1996 primarily due to improved Hotel revenues and an increase in equity in income of the Santa Clara Partnership.

 1996 Compared to 1995

  Revenues. For 1996, Partnership revenues increased from $64.0 million in 1995 to $66.3 million in 1996 due to a 4% increase in REVPAR. REVPAR increased primarily due to a 5% increase in the combined average room rate to $123 while the combined average occupancy remained stable at 81%. Net income for 1996 increased 14% to $14.8 million from $13.0 million in 1995. Interest expense increased slightly due to refinancing expenses incurred with the extension of the Original Mortgage Debt which are reflected as interest expense in the accompanying statement of operations. The Partnership's equity in income of the Santa Clara Partnership increased $546,000 in 1996 when compared to 1995 due to improved operations at the Santa Clara Hotel.

  Individual hotel operating results are discussed below:

 New Orleans Marriott

  The New Orleans Marriott reported a 4% increase in revenues during 1996. The increase was due to a 3% increase in REVPAR partially offset by a 3% decrease in food and beverage revenues. REVPAR increased due to a 4% increase in average room rate to approximately $125 while average occupancy remained stable in the high-70's. The decline in food and beverage revenues was primarily due to decreases in banquet sales.

 Marriott Rivercenter in San Antonio

  The Marriott Rivercenter in San Antonio reported a slight increase in revenues during 1996 due to a 2% increase in REVPAR. REVPAR increased due to a 2% increase in average room rate to approximately $130 partially offset by a
1.0 percentage point decrease in average occupancy to the mid-80's.

 San Ramon Marriott Hotel

  Revenues at the Northern California Hotels increased significantly in 1996 when compared to 1995 results. The San Ramon Marriott Hotel reported a 15% increase in revenues primarily due to an 11% increase in REVPAR. REVPAR increased primarily due to an 8% increase in average room rate to approximately $95 combined with a 1.8 percentage point increase in average occupancy to the mid-80s.

 Santa Clara Marriott Hotel

  The Santa Clara Marriott Hotel reported a 19% increase in revenues in 1996. This increase in revenues was primarily due to an 18% increase in REVPAR as average room rate increased 14% to approximately $120 combined with a 2.8 percentage point increase in average occupancy to the low-80's.

  Operating Costs and Expenses: In 1996, operating costs and expenses increased $589,000 to $36.0 million. As a percentage of revenues, operating costs and expenses represented 54% of revenues for 1996 and 55% for 1995.

                                 MHP2 Supp-39

  Operating Profit: In 1996, operating profit increased $1.7 million to $30.3 million primarily due to the changes in revenues and operating costs and expenses discussed above. As a percentage of total revenues, operating profit represented 46% in 1997 and 45% in 1996.

  Interest Expense: In 1996, interest expense increased to $18.3 million from $17.8 million in 1995, primarily due to the inclusion financing costs incurred in obtaining the extension of Original Mortgage Debt in March 1996 which were included as interest expense in 1996.

  Equity in Income of Santa Clara Partnership: In 1996, equity in income of Santa Clara Partnership increased to $665,000 from $119,000 in 1995, primarily due to improved hotel operations at the Santa Clara Hotel while interest expense increased only slightly from year to year on the Santa Clara Mortgage Debt.

  Net Income: In 1996, net income increased to $14.8 million from $13.0 million in 1995, primarily due to improved Hotel revenues and an increase in equity in income of the Santa Clara Partnership.

CAPITAL RESOURCES AND LIQUIDITY

  The Partnership's financing needs have historically been funded through loan agreements with independent financial institutions. The General Partner believes that the Partnership will have sufficient capital resources and liquidity to continue to conduct its operations in the ordinary course of business.

 Mortgage Debt

  The Partnership is financed with mortgage debt of $222.5 million which is nonrecourse to the Partnership and is secured by first mortgages on the Hotels, as well as a pledge of its limited partner interest in the Santa Clara Partnership. The mortgage debt bears interest at a fixed rate of 8.22% for an 11-year term expiring October 11, 2007. During the first loan year (October 1996 through September 1997), the mortgage debt required payments of interest only. Subsequently, principal amortization based upon a 20-year amortization schedule began. As a result of the required principal amortization, at the end of the 11-year term, the mortgage debt's principal balance outstanding will have been reduced $64.4 million. Partnership debt service was $19.2 million for 1997 and will be $22.6 million annually thereafter until the end of the 11-year term.

  The General Partner expects cash flow from the Partnership's Hotels and the Santa Clara Hotel will be sufficient to provide for the Partnership's and the Santa Clara Partnership's debt service.

 Principal Sources and Uses of Cash

  The Partnership's principal source of cash is from operations and distributions from the Santa Clara Partnership. Its principal uses of cash are to pay debt service on the Partnership's Mortgage Debt, to fund the property improvement funds of the Hotels, to establish reserves required by the lender and to make cash distributions to the partners. Additionally, in 1996, the Partnership received cash from the General Partner Reserve and, in 1996 and 1997, utilized cash to pay financing costs incurred in connection with the refinancing of the Partnership's Mortgage Debt and the Santa Clara Mortgage Debt.

  Total cash provided from operations was $30.0 million, $28.7 million and $27.0 million for the years ended December 31, 1997, 1996 and 1995, respectively. The General Partner Reserve provided total cash of $25.7 million for the year ended December 31, 1996. Debt service paid on the Partnership's Mortgage Debt was $19.2 million, $17.2 million and $17.3 million for the years ended December 31, 1997, 1996 and 1995, respectively. Total cash provided by operating activities was $14.1 million and $17.5 million for the first two quarters 1998 and 1997, respectively. This decrease was due to a change in operating accounts partially offset by an increase in net income.

  Cash used in investing activities increased to $8.0 million in 1997 from $5.7 million in 1996 primarily due to an increase in property and equipment expenditures at the New Orleans Hotel associated with the rooms

                                 MHP2 Supp-40
refurbishment. Investing activities for the three years ended December 31, 1997, included the following activities. Distributions from the Santa Clara Partnership were $2.4 million, $781,000 and $1.4 million for the years ended December 31, 1997, 1996 and 1995, respectively. Contributions to the property improvement funds of the Hotels were $8.2 million, $6.6 million and $6.3 million for the years ended December 31, 1997, 1996 and 1995, respectively. Contributions to the Santa Clara Partnership property improvement fund were $2.4 million, $2.0 million and $1.8 million for 1997, 1996 and 1995, respectively. Cash used in investing activities increased to $4.6 million for the first two quarters 1998 from $3.7 million for the first two quarters 1997. Property and equipment expenditures have increased to $2.9 million as compared to $2.8 million over the same period last year, and the net change in the property improvement funds of the Hotels was $2.5 million and $1.9 million for the first two quarters 1998 and 1997, respectively. Contributions to the property improvement funds of the Hotels were $4.2 million and $4.1 million for the first two quarters 1998 and 1997, respectively.

  Cash used in financing activities decreased slightly to $28.0 million in 1997 from $28.2 million in 1996. Financing activities for the three years ended December 31, 1997, included the following activities. The various reserves required by the lender pursuant to the terms of the Partnership's Mortgage Debt and the Santa Clara Mortgage Debt totaled $6.9 million and $12.8 million for the years ended December 31, 1997 and 1996, respectively. The change in the reserve accounts includes the $6.9 million deposited into the reserve accounts for the payment of insurance premiums and real estate taxes as well as $854,000 of interest earned on the lender reserves reduced by $2.7 million of accrued real estates tax liabilities and $239,000 of capital expenditure reimbursements. Cash distributed to the partners was $22.5 million, $18.5 million and $11.3 million for the years ended December 31, 1997, 1996 and 1995, respectively. Financing costs related to the refinancing of the Partnership's Mortgage Debt and the Santa Clara Mortgage Debt totaled $34,000 and $6.0 million for the years ended December 31, 1997 and 1996, respectively. There were no financing costs paid in 1995. Cash used in financing activities were $12.0 million for the first two quarters 1998 and 1997. A net increase in restricted lender reserves was partially offset by cash utilized to make principal payments of $2.2 million on the Partnership's Mortgage Debt. Additionally, capital distributions increased to $11.2 million from $9.9 million for the first two quarters 1998 and 1997, respectively.

  The General Partner believes that cash from Hotel operations and the reserves established in conjunction with the refinancing will continue to meet the short and long-term operational capital needs of the Partnership. In August 1998, the Partnership will make a cash distribution of $6,700 per limited partner unit from second quarter 1998 operating cash flow bringing total distributions year to date from 1998 operating cash flow to $11,700 per limited partner unit.

  The Partnership is required to maintain the Hotels and the Santa Clara Hotel in good condition. Under each of the Partnership Hotels and the Santa Clara Hotel management agreements, the Partnership is required to make annual contributions to the property improvement funds which provide funding for replacement of furniture, fixtures and equipment. The General Partner believes the property improvement funds, as adjusted in the case of the New Orleans Hotel, and the capital reserves established in conjunction with the refinancing will be adequate for the future capital repairs and replacement needs of the Hotels and the Santa Clara Hotel. As previously reported, the escrow contribution percentage for the New Orleans Marriott Hotel increased from 5% to 7% in late 1997 and will continue at 7% through 1998 to allow for adequate funding of the total rooms refurbishment of its guest rooms. This project was completed in July 1998, and during the refurbishment, the Hotel replaced the carpeting, bedspreads, upholstery, drapes and other similar items as well as the dressers, chairs, beds and other furniture in the guest rooms.

  The General Partner believes that cash from Hotel operations and the reserves established in conjunction with the refinancing will continue to meet the short and long-term operational needs of the Partnership. Including the final 1997 distribution made in April 1998 of $9,864 per limited partner unit, the Partnership distributed $26,621 per limited partner unit from 1997 operating cash flow. This represents a 26.6% annual return on invested capital. In addition, in May 1998, the Partnership made a cash distribution of $5,000 per limited partner unit from the First Quarter 1998 operating cash flow. Prospectively, the Partnership expects to increase

                                 MHP2 Supp-41
distribution frequency from its historic bi-annual distributions if operating results and forecasts indicate it is warranted. In addition, the General Partner believes the property improvement funds, as adjusted in the case of the New Orleans Hotel, and the capital reserves established in conjunction with the refinancing will be adequate for the future capital repairs and replacement needs of the Hotels.

INFLATION

  The rate of inflation has been relatively low since the inception of the Partnership and accordingly, has not had a significant impact on operating results. However, the Hotels and the Santa Clara's room rates and occupancy are inflation sensitive. The Manager is generally able to pass through increased costs to customers through higher room rates. In 1997, the increase in average room rates at the San Antonio, San Ramon and Santa Clara Hotels exceeded those of direct competitors as well as the general level of inflation. As stated above, the Mortgage Debt bears a fixed interest rate, thereby eliminating exposure to the impact of future increases in interest rates.

YEAR 2000 ISSUES

  Over the last few years, Host Marriott, the parent company of the General Partner, has invested in implementing new accounting systems which are Year 2000 compliant. Accordingly, the General Partner believes that future costs associated with Year 2000 issues will be minimal and not material to the Partnership's financial statements.

  However, the Partnership does rely upon accounting software used by MHS, the Manager of its properties to obtain financial information. The General Partner believes that the manager has begun to implement changes to the property specific software to ensure the software will function properly in the Year 2000 and does not expect to incur significant costs related to these modifications.

                                 MHP2 Supp-42

                              FINANCIAL STATEMENTS

                                  MHP2 Supp-43

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE PARTNERS OF MARRIOTT HOTEL PROPERTIES II LIMITED PARTNERSHIP:

  We have audited the accompanying balance sheet of Marriott Hotel Properties II Limited Partnership (a Delaware limited partnership) as of December 31, 1997 and 1996, and the related statements of operations, changes in partners' capital and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the General Partner's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Marriott Hotel Properties II Limited Partnership as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Washington, D.C.
March 18, 1998

                                 MHP2 Supp-44

                MARRIOTT HOTEL PROPERTIES II LIMITED PARTNERSHIP
                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996
                                 (IN THOUSANDS)

                                                             1997       1996
                                                           ---------  ---------
                          ASSETS
Property and equipment, net............................... $ 197,512  $ 198,826
Due from Marriott Hotel Services, Inc.....................     7,063      7,447
Deferred financing and organization costs, net............     5,663      5,932
Other assets..............................................     8,510     10,348
Restricted cash reserves..................................    20,307     12,815
Cash and cash equivalents.................................    10,363     16,372
                                                           ---------  ---------
                                                           $ 249,418  $ 251,740
                                                           =========  =========
            LIABILITIES AND PARTNERS' CAPITAL
LIABILITIES
  Mortgage debt........................................... $ 221,814  $ 222,500
  Investment in Santa Clara Partnership...................     8,737      8,360
  Due to Marriott Hotel Services, Inc.....................     3,567      2,882
  Accounts payable and accrued expenses...................     4,163      1,390
                                                           ---------  ---------
    Total Liabilities.....................................   238,281    235,132
                                                           =========  =========
PARTNERS' CAPITAL
 General Partner
  Capital contribution, net of offering costs of $22......       731        731
  Capital distributions...................................    (1,036)      (811)
  Cumulative net income...................................       561        391
                                                           ---------  ---------
                                                                 256        311
                                                           ---------  ---------
Limited Partners
  Capital contribution, net of offering costs of $8,426...    64,689     64,689
  Capital distributions...................................  (109,378)   (87,118)
  Cumulative net income...................................    55,570     38,726
                                                           ---------  ---------
                                                              10,881     16,297
                                                           ---------  ---------
    Total Partners' Capital...............................    11,137     16,608
                                                           ---------  ---------
                                                           $ 249,418  $ 251,740
                                                           =========  =========

                       See Notes to financial statements.

                                  MHP2 Supp-45

                MARRIOTT HOTEL PROPERTIES II LIMITED PARTNERSHIP
                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                    (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                   1997      1996      1995
                                                 --------  --------  --------
REVENUES (Note 3)............................... $ 69,014  $ 66,292  $ 64,002
                                                 --------  --------  --------
OPERATING COSTS AND EXPENSES
  Depreciation and amortization.................   13,087    13,456    13,364
  Incentive management fees.....................    9,925     9,813     9,412
  Property taxes................................    5,712     5,208     5,526
  Base management fees..........................    4,649     4,471     4,281
  Ground rent, insurance and other..............    3,859     3,064     2,840
                                                 --------  --------  --------
                                                   37,232    36,012    35,423
                                                 ========  ========  ========
OPERATING PROFIT................................   31,782    30,280    28,579
  Interest expense..............................  (18,841)  (18,305)  (17,803)
  Interest income...............................    2,047     2,171     2,150
                                                 --------  --------  --------
INCOME BEFORE EQUITY IN INCOME OF SANTA CLARA
 PARTNERSHIP....................................   14,988    14,146    12,926
                                                 --------  --------  --------
EQUITY IN INCOME OF SANTA CLARA PARTNERSHIP.....    2,026       665       119
                                                 --------  --------  --------
NET INCOME...................................... $ 17,014  $ 14,811  $ 13,045
                                                 --------  --------  --------
ALLOCATION OF NET INCOME
  General Partner............................... $    170  $    148  $    130
  Limited Partners..............................   16,844    14,663    12,915
                                                 --------  --------  --------
                                                 $ 17,014  $ 14,811  $ 13,045
                                                 ========  ========  ========
NET INCOME PER LIMITED PARTNER UNIT (745
 Units)......................................... $ 22,609  $ 19,682  $ 17,336
                                                 ========  ========  ========


                       See Notes to financial statements.

                                  MHP2 Supp-46

                MARRIOTT HOTEL PROPERTIES II LIMITED PARTNERSHIP
                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                     GENERAL LIMITED
                                                     PARTNER PARTNERS   TOTAL
                                                     ------- --------  --------
Balance, December 31, 1994..........................  $ 331  $ 18,233  $ 18,564
  Capital distributions.............................   (113)  (11,175)  (11,288)
  Net income........................................    130    12,915    13,045
                                                      -----  --------  --------
Balance, December 31, 1995..........................    348    19,973    20,321
  Capital distributions.............................   (185)  (18,339)  (18,524)
  Net income........................................    148    14,663    14,811
                                                      -----  --------  --------
Balance, December 31, 1996..........................    311    16,297    16,608
  Capital distributions.............................   (225)  (22,260)  (22,485)
  Net income........................................    170    16,844    17,014
                                                      -----  --------  --------
Balance, December 31, 1997..........................  $ 256  $ 10,881  $ 11,137
                                                      =====  ========  ========


                       See Notes to financial statements.

                                  MHP2 Supp-47

                MARRIOTT HOTEL PROPERTIES II LIMITED PARTNERSHIP
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                    1997      1996       1995
                                                  --------  ---------  --------
OPERATING ACTIVITIES
  Net income....................................  $ 17,014  $  14,811  $ 13,045
  Noncash items:
    Depreciation and amortization...............    13,087     13,456    13,364
    Deferred incentive management fees..........       161        414       461
    Equity in income of Santa Clara
     Partnership................................    (2,026)      (665)     (119)
    Amortization of deferred financing costs as
     interest...................................       303        206       489
    Loss on retirement of assets................       473         27        10
  Changes in operating accounts:
    Due from Marriott Hotel Services, Inc.......       384       (172)     (426)
    Accounts payable and accrued expenses.......        30        957        61
    Other assets................................        29       (223)      --
    Due to Marriott Hotel Services, Inc.........       524       (147)      123
                                                  --------  ---------  --------
      Cash provided by operating activities.....    29,979     28,664    27,008
                                                  --------  ---------  --------
INVESTING ACTIVITIES
  Additions to property and equipment, net......   (12,250)    (8,300)   (5,566)
  Distributions from Santa Clara Partnership....     2,403        781     1,370
  Change in property improvement funds..........     1,813      1,797    (1,341)
  Additions to restricted cash reserve..........       --         --     (6,346)
                                                  --------  ---------  --------
      Cash used in investing activities.........    (8,034)    (5,722)  (11,883)
                                                  --------  ---------  --------
FINANCING ACTIVITIES
  Capital distributions.........................   (22,485)   (18,524)  (11,288)
  Additions to restricted lender reserves, net..    (4,749)   (12,815)      --
  Principal payments on mortgage debt...........      (686)       --        --
  Payment of financing costs....................       (34)    (6,025)      --
  Proceeds from mortgage loan...................       --     222,500       --
  Repayment of mortgage debt....................       --    (213,307)      --
                                                  --------  ---------  --------
      Cash used in financing activities.........   (27,954)   (28,171)  (11,288)
                                                  --------  ---------  --------
(DECREASE) INCREASE IN CASH AND CASH
 EQUIVALENTS....................................    (6,009)    (5,229)    3,837
CASH AND CASH EQUIVALENTS at beginning of year..    16,372     21,601    17,764
                                                  --------  ---------  --------
CASH AND CASH EQUIVALENTS at end of year........  $ 10,363  $  16,372  $ 21,601
                                                  ========  =========  ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid for mortgage interest...............  $ 18,541  $  17,173  $ 17,267
                                                  ========  =========  ========

                       See Notes to financial statements.

                                  MHP2 Supp-48

               MARRIOTT HOTEL PROPERTIES II LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1997 AND 1996

NOTE 1. THE PARTNERSHIP

 Description of the Partnership

  Marriott Hotel Properties II Limited Partnership (the "Partnership"), a Delaware limited partnership, was formed to acquire and operate (i) the 1,290-room New Orleans Marriott Hotel and underlying land in New Orleans, Louisiana (the "New Orleans Hotel"); (ii) the 999-room Marriott Rivercenter Hotel in San Antonio, Texas (the "San Antonio Hotel"); (iii) the 368-room Bishop Ranch Marriott Hotel in San Ramon, California (the "San Ramon Hotel"); (collectively, the "Hotels") and (iv) a 50% limited partner interest in the Santa Clara Marriott Hotel Limited Partnership (the "Santa Clara Partnership"), a Delaware limited partnership, which owns the 754-room Santa Clara Marriott Hotel in Santa Clara, California (the "Santa Clara Hotel"). The remaining 50% interest in the Santa Clara Partnership is owned by Marriott MHP Two Corporation (the "General Partner") with a 1% interest, and HMH Properties, Inc., a wholly-owned indirect subsidiary of Host Marriott Corporation ("Host Marriott") with a 49% limited partner interest.

  The sole general partner of the Partnership, with a 1% interest, is MHP Two Corporation, a wholly-owned subsidiary of Host Marriott. The General Partner made a capital contribution of $752,525 for its 1% general partner interest. On March 20, 1989 (the "Partnership Closing Date"), 745 limited partner interests (the "Units"), representing a 99% interest in the Partnership, were sold in a private placement. The offering price per Unit was $100,000, payable in three annual installments through June 1, 1991 (the "Investor Notes"), or as an alternative, $89,247 in cash on the Partnership Closing Date as full payment of the subscription price. On the Partnership Closing Date, the Partnership executed purchase agreements (the "Purchase Agreements") with Host Marriott to acquire the Hotels and the 50% limited partner interest in the Santa Clara Partnership for $319.5 million. Of the total purchase price, $222.5 million was paid from proceeds of the mortgage loan (the "Original Mortgage Debt"), $43.4 million was evidenced by a promissory note payable to Host Marriott (the "Deferred Purchase Note"), $43.5 million was paid from a cash distribution by the Santa Clara Partnership and the remainder from the initial payment on the sale of the Units. The principal outstanding on the Deferred Purchase Note was fully repaid in 1991 with the proceeds of the Investor Notes.

  The New Orleans and San Antonio Hotels and the limited partner interest in the Santa Clara Partnership were conveyed to the Partnership on the Partnership Closing Date and the San Ramon Hotel was conveyed to the Partnership upon completion of its construction on May 31, 1989. The Hotels and the Santa Clara Hotel are managed by Marriott International, Inc. under long-term management agreements. In conjunction with the refinancing of the Partnership's Mortgage Debt described in Note 7, Marriott International, Inc. assigned all of its interests in the management agreements to Marriott Hotel Services, Inc. (the "Manager"), a wholly-owned subsidiary of Marriott International, Inc. ("Marriott International").

  On June 13, 1996, MHPII Acquisition Corp. (the "Company"), a wholly-owned subsidiary of Host Marriott, completed a tender offer for the limited partnership Units in the Partnership. The Company purchased 377 Units for an aggregate consideration of $56,550,000 or $150,000 per Unit. Subsequent to the tender offer, the Company purchased an additional ten Units in the Partnership. As a result of these transactions, the Company became the majority limited partner in the Partnership, owning 387 Units. In 1997, the Company acquired an additional Unit bringing its total ownership to 388 Units, or approximately 52% of the total Units outstanding. Additionally, in a Partnership vote held in conjunction with the tender offer, the limited partners approved certain amendments to the Partnership Agreement that were conditions to the tender offer. The amendments: (i) revised the provisions limiting the voting rights of the General Partner and its affiliates to permit the General Partner and its affiliates (including the Company) to have full voting rights with respect to all Units currently held by the General Partner or acquired by its affiliates except on matters where the General Partner or its affiliates have an actual economic interest other than as a Limited Partner or General Partner (an "Interested Transaction") and

                                 MHP2 Supp-49

(ii) modified the voting provisions with respect to Interested Transactions to permit action to be taken if approved by limited partners holding a majority of the outstanding Units, with all Units held by the General Partner and its affiliates being voted in the same manner as a majority of the Units actually voted by limited partners other than the General Partner and its affiliates. As a result of the approval of this and the other minor amendments, the Partnership Agreement was amended and restated effective June 14, 1996.

 Partnership Allocations and Distributions

  Pursuant to the terms of the Partnership Agreement, Partnership allocations, for Federal income tax purposes, and distributions are generally made as follows:

    a. Cash available for distribution is distributed for each fiscal year semi-annually as follows: (i) 100% to the limited partners until the limited partners have received with respect to such fiscal year a non-cumulative 10% preferred distribution on their Invested Capital, as defined; (ii) 100% to the General Partner until the General Partner has received an amount equal to 1/99th of the amount distributed to the limited partners; (iii) 1% to the General Partner and 99% to the limited partners until such time as the limited partners have received the 15% Preferred Distribution, as defined, plus $50,000 per Unit, payable only from Capital Receipts, as defined, to the extent available after the payment of the 15% Preferred Distribution; and (iv) thereafter, 20% to the General Partner and 80% to the limited partners.

    b. Refinancing and sales proceeds ("Capital Receipts") available for distribution to the partners will be distributed as follows: (i) 1% to the General Partner and 99% to the limited partners until the limited partners have received cumulative distributions from Capital Receipts equal to the 15% Preferred Distribution plus $100,000 per Unit; and (ii) 20% to the General Partner and 80% to the limited partners.

    c. Net profits generally will be allocated to the partners in proportion to the distributions of cash available for distribution.

    d. Net losses generally will be allocated 75% to the General Partner and 25% to the limited partners.

    e. Gains recognized by the Partnership will be allocated in the following order of priority: (i) to all partners up to the amount necessary to bring the limited partners' capital account balances to an amount equal to the limited partners' 15% Preferred Distribution plus the limited partners' Invested Capital and to bring the General Partner's capital account balance to an amount equal to 1/99th of the capital account balance of the limited partners; and (ii) 20% to the General Partner and 80% to the limited partners.

  For financial reporting purposes, profits and losses are generally allocated among the partners based on their stated interests in cash available for distribution.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Accounting

  The Partnership records are maintained on the accrual basis of accounting and its fiscal year coincides with the calendar year.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenues and Expenses

  Hotel revenues represent house profit of the Partnership's Hotels since the Partnership has delegated substantially all of the operating decisions related to the generation of house profit of the Hotels to the Manager.

                                 MHP2 Supp-50

House profit reflects hotel operating results which flow to the Partnership as property owner and represents gross hotel sales less property-level expenses, excluding depreciation and amortization, base and incentive management fees, property taxes, ground rent, insurance and other costs, which are disclosed separately in the statement of operations.

  On November 20, 1997, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board reached a consensus on EITF 97-2 "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements." EITF 97-2 addresses the circumstances in which a management entity may include the revenues and expenses of a managed entity in its financial statements.

  The Partnership is assessing the impact of EITF 97-2 on its policy of excluding the property-level revenues and operating expenses of its Hotels from its statement of operations (see Note 3). If the Partnership concludes that EITF 97-2 should be applied to its Hotels, it would include operating results of those managed operations in its financial statements. Application of EITF 97-2 to financial statements as of and for the year ended December 31, 1997 would have increased both revenues and operating expenses by approximately $85,949,000 and would have had no impact on net income.

 Property and Equipment

  Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives as follows:

      Land improvements..........................................       40 years
      Building and improvements.................................. 30 to 40 years
      Leasehold improvements.....................................       40 years
      Furniture and equipment....................................  3 to 10 years

  All property and equipment is pledged as security against the Mortgage Debt described in Note 7.

  The Partnership assesses impairment of its real estate properties based on whether estimated undiscounted future cash flows from such properties on an individual hotel basis will be less than their net book value. If a property is impaired, its basis is adjusted to fair market value.

 Deferred Financing and Organization Costs

  Deferred financing and organization costs consist of loan fees and legal and accounting costs incurred in connection with obtaining Partnership financing and the formation of the Partnership. Deferred financing costs totaling $3,280,000 were fully amortized at March 21, 1996. Additional financing costs of $34,000 and $6,025,000 were incurred in 1997 and 1996, respectively, in connection with the refinancing of the Partnership's mortgage loan. Financing costs are amortized using the straight-line method, which approximates the effective interest method, over the 20 year loan term. At December 31, 1997 and 1996, accumulated amortization of deferred financing and organization costs totaled $396,000 and $92,000, respectively.

 Restricted Cash Reserve

  In 1994, a restricted cash reserve consisting of funds generated in excess of an annual 17.5% return on partners' invested capital, as defined, was established in an escrow account maintained by the lender. Through October of 1995, deposits were made in conjunction with the bi-annual distributions to the limited partners. At the time the mortgage debt matured on March 21, 1996, the Partnership applied the balance in the reserve as of December 31, 1995, $9,193,000, to the principal balance of the mortgage loan as a condition to the extension of the loan agreement.

  On September 23, 1996, the General Partner refinanced the Partnership's mortgage debt. On this date, the Partnership was required to establish certain reserves which are held by an agent of the lender including:

  . $7.0 million Owner Funded Capital Expenditure Reserve--The funds will be expended for various renewals, replacements and site improvements that are the Partnership's obligation pursuant to the management agreement. A majority of these projects were completed in 1997 utilizing escrow funds and the General Partner will be seeking reimbursement of these funds during 1998.

                                 MHP2 Supp-51

  . $1.1 million Capital Expenditure Reserve--The funds will be expended for Americans with Disabilities Act of 1990 modifications and environmental remediation projects identified during the course of the appraisals and environmental studies undertaken in conjunction with the refinancing. A majority of these projects were completed in 1997 utilizing escrow funds and the General Partner will be seeking reimbursement of these funds during 1998.

  . $4.5 million Debt Service Reserve--Based upon current forecasts, it is expected that cash from operations will be sufficient for the required payment terms of the Mortgage Debt. However, due to seasonality of the four hotels' operations, the timing of debt service payments and the lender's desire for additional security, the Partnership was required to establish a debt service reserve for both the Partnership Mortgage Debt and the Santa Clara Partnership mortgage debt totaling two months of debt service.

  . $155,000 Ground Rent Reserve--This reserve is equal to one month of ground rent.

  These reserves were funded by using $12.2 million from the General Partner Reserve and $634,000 from the Partnership and the Santa Clara Partnership property improvement funds.

  The loan agreement also requires that the Partnership deposit into the Capital Expenditure Reserve $1.0 million in December of each calendar year commencing in December 1997 until a total of $5.0 million has been deposited to be used for air conditioning system maintenance at the New Orleans Hotel.

  In addition, the loan agreement requires that should the long-term senior unsecured debt of Marriott International be downgraded by Standard and Poors Rating Services from an A- to a BBB+, additional reserves would need to be established by the Partnership. In March 1997, Marriott International acquired the Renaissance Hotel Group N.V., adding greater geographic diversity and growth potential to its lodging portfolio. The assumption of additional debt associated with this transaction resulted in a single downgrade of Marriott International's long-term senior unsecured debt effective April 1, 1997. Accordingly, at that time, the Partnership transferred $1.3 million from the Manager's existing tax and insurance reserve account and $465,000 from Partnership cash to the lender to establish a separate escrow account for the payment of the next succeeding insurance premiums and real estate taxes for the Hotels and the Santa Clara Hotel. In the future, the Partnership will make deposits to the reserve account each period and the insurance premiums and real estate taxes will continue to be paid by the lender until such time as Marriott International's debt is upgraded to A-. In addition, the Partnership was required to deposit an additional month's debt service for both the Partnership and the Santa Clara Partnership into the Debt Service Reserve account totaling $2.3 million. The money to fund these reserves had been set aside by the General Partner prior to the distribution of the excess of the General Partner reserve made to the partners in April 1997. The tax and insurance reserves and the Debt Service Reserve are included in restricted cash reserves and the resulting tax and insurance liability is included in accounts payable and accrued expenses in the accompanying balance sheet.

 Cash and Cash Equivalents

  The Partnership considers all highly liquid investments with a maturity of three months or less at date of purchase to be cash equivalents.

 Investment in Santa Clara Partnership

  The Partnership's earnings from the Santa Clara Partnership are recorded based on the equity method of accounting. Equity in earnings from the Santa Clara Partnership includes 100% of the interest expense related to the debt incurred by the Santa Clara Partnership, the proceeds of which were distributed to the Partnership. The $28.4 million excess of the purchase price of the Santa Clara Partnership interest over the Partnership's proportionate share of the net book value of the assets acquired is being amortized over the related remaining lives of those assets. Amortization is included in Equity in Income of Santa Clara Partnership in the accompanying statement of operations. At December 31, 1997 and 1996, accumulated amortization of the excess purchase price of the Santa Clara Partnership investment was $11,917,000 and $11,006,000, respectively.

                                 MHP2 Supp-52

  Pursuant to the terms of the Santa Clara partnership agreement, the Partnership has an obligation to make capital contributions to fund certain debt service shortfalls to the extent debt service is greater than 50% of cash flow available before debt service (the "Debt Service Advances"). No contributions were made in 1997 and 1996. Any outstanding Debt Service Advances, together with accrued interest, would have been repayable prior to certain distributions and would have been due, in any event, ten years after the date of each advance. There have been no Debt Service Advances since inception of the Santa Clara Partnership.

 Interest Rate Swap Agreements

  As of December 31, 1995, the Partnership was a party to an interest rate swap agreement to reduce the Partnership's exposure to floating interest rates. The Partnership accounted for the swap arrangement as a hedge of an obligation to pay floating rates of interest and accordingly, recorded interest expense based upon its payment obligation at a fixed rate. This agreement terminated at the initial maturity of the Partnership's mortgage loan on March 21, 1996.

 Income Taxes

  Provision for Federal and state income taxes has not been made in the accompanying financial statements since the Partnership does not pay income taxes but rather allocates its profits and losses to the individual partners. Significant differences exist between the net income for financial reporting purposes and the net income as reported in the Partnership's tax return. These differences are due primarily to the use, for income tax purposes, of accelerated depreciation methods and shorter depreciable lives of the assets and differences in the timing of recognition of incentive management fee expense. As a result of these differences, the deficit of the net assets reported in the accompanying financial statements over the tax basis in net Partnership assets is $85.9 million and $87.9 million as of December 31, 1997 and 1996, respectively. Following the Company's acquisition of limited partner interests in the Partnership in 1996, the Partnership underwent a termination and constructive liquidation for tax purposes. All partners were then deemed to recontribute their assets to a newly reconstituted partnership. Upon recontribution the Partnership recorded the fixed assets at their fair market value for tax reporting purposes, as represented by the Company's purchase price for limited partner units resulting in a significant change in the 1996 tax basis when compared to the prior year.

 Statement of Financial Accounting Standards

  In the First Quarter of 1996, the Partnership adopted Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Adoption of SFAS No. 121 did not have an effect on its financial statements.

 Reclassifications

  Certain reclassifications were made to the prior year's financial statements to conform to the 1997 presentation.

                                 MHP2 Supp-53

NOTE 3. REVENUES

  Partnership revenues consist of the Hotels' operating results for the three years ended December 31 (in thousands):

                                                         1997    1996    1995
                                                       -------- ------- -------
   HOTEL SALES
     Rooms............................................ $101,603 $98,436 $93,292
     Food and beverage................................   44,877  42,427  42,198
     Other............................................    8,483   8,171   7,215
                                                       -------- ------- -------
                                                        154,963 149,034 142,705
                                                       ======== ======= =======
   HOTEL EXPENSES
     Departmental direct costs
       Rooms..........................................   19,676  18,878  18,416
       Food and beverage..............................   31,439  30,496  28,975
       Other hotel operating expenses.................   34,834  33,368  31,312
                                                       -------- ------- -------
                                                         85,949  82,742  78,703
                                                       -------- ------- -------
   REVENUES........................................... $ 69,014 $66,292 $64,002
                                                       ======== ======= =======

NOTE 4. PROPERTY AND IMPROVEMENTS

  Property and equipment consists of the following as of December 31 (in thousands):

                                                               1997      1996
                                                             --------  --------
   Land and improvements.................................... $ 17,091  $ 17,091
   Building and improvements................................  107,826   105,382
   Leasehold improvements...................................  118,978   111,197
   Furniture and equipment..................................   51,848    61,206
                                                             --------  --------
                                                              295,743   294,876
   Less accumulated depreciation............................  (98,231)  (96,050)
                                                             --------  --------
                                                             $197,512  $198,826
                                                             ========  ========

NOTE 5. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

  The estimated fair values of financial instruments are shown below. The fair values of financial instruments not included in this table are estimated to be equal to their carrying amounts.

                                                 AS OF              AS OF
                                           DECEMBER 31, 1997  DECEMBER 31, 1996
                                           ------------------ ------------------
                                                    ESTIMATED          ESTIMATED
                                           CARRYING   FAIR    CARRYING   FAIR
                                            AMOUNT    VALUE    AMOUNT    VALUE
                                           -------- --------- -------- ---------
                                             (IN THOUSANDS)     (IN THOUSANDS)
Mortgage debt............................  $221,814 $230,700  $222,500 $222,500
Incentive management fees due to Marriott
 Hotel
 Services, Inc...........................     2,739      800     2,578      170

  The 1996 and 1997 estimated fair value of the mortgage debt obligation is based on the expected future debt service payments discounted at risk adjusted rates. Incentive management fees due are valued based on the expected future payments from operating cash flow discounted at risk adjusted rates.


                                 MHP2 Supp-54

NOTE 6. SANTA CLARA PARTNERSHIP

  Summarized financial information for the Santa Clara Partnership consists of the following as of December 31 (in thousands):

                                                                1997     1996
                                                               -------  -------
   BALANCE SHEET
   Property and equipment..................................... $28,688  $30,144
   Due from Marriott International, Inc.......................   2,059    2,170
   Property improvement fund..................................   2,619    1,230
   Cash and cash equivalents..................................   3,177    1,933
                                                               -------  -------
       Total Assets........................................... $36,543  $35,477
                                                               =======  =======
   Mortgage debt.............................................. $43,366  $43,500
   Due to Marriott International, Inc.........................     970      749
   Accounts payable and accrued expenses......................     482      522
   Partners' Deficit..........................................  (8,275)  (9,294)
                                                               -------  -------
       Total Liabilities and Partners' Deficit................ $36,543  $35,477
                                                               =======  =======

                                               FOR THE YEARS ENDED DECEMBER 31,
                                               --------------------------------
                                                  1997       1996       1995
                                               ---------- ---------- ----------
   STATEMENT OF OPERATIONS
   REVENUES................................... $   21,709 $   17,347 $   14,516
   OPERATING COSTS AND EXPENSES
     Depreciation and amortization............      3,013      2,927      2,765
     Interest.................................      3,625      3,318      3,063
     Incentive management fees................      3,401      2,652      2,175
     Base management fees.....................      1,420      1,224      1,079
     Property taxes...........................        470        499        508
     Ground rent, insurance and other.........        281        264        201
                                               ---------- ---------- ----------
                                                   12,210     10,884      9,791
                                               ---------- ---------- ----------
   NET INCOME................................. $    9,499 $    6,463 $    4,725
                                               ========== ========== ==========

NOTE 7. MORTGAGE DEBT

  As of December 31, 1995, the Partnership's debt consisted of a $222.5 million mortgage loan (the "Original Mortgage Debt"). The Original Mortgage Debt was nonrecourse to the Partnership and was secured by a first mortgage on each of the Hotels including the grant of a security interest in the Partnership's furniture, fixtures and equipment, contracts and other intangibles and an assignment of the Partnership's rights under the Management and Purchase Agreements.

  At the option of the Partnership, the Original Mortgage Debt loan agreement provided for interest rate options which were tied to a Eurodollar rate, an adjusted CD rate or the fluctuating corporate base rate. For Eurodollar or CD elections, the Partnership paid the applicable rate plus an increment equal to
0.9 percentage points. In April 1992, the Partnership entered into an interest rate swap agreement for the entire loan amount with the primary lender to effectively fix the interest rate on the Original Mortgage Debt at 7.8% per annum from May 1992 through loan maturity. The Partnership's obligations under the swap agreement were secured by a pledge of collateral by the General Partner. The weighted average interest rate on the Original Mortgage Debt for the year ended December 31, 1995 was 7.8%. The interest rate swap agreement expired on March 21, 1996.


                                 MHP2 Supp-55

  On March 21, 1996, the Original Mortgage Debt and the Santa Clara mortgage debt matured, at which time the lender granted the Partnership an extension of the two loans for an additional six months until replacement financing could be finalized with another lender. Under the terms of the extension, interest accrued at the London interbank offered rate ("LIBOR") plus 1.875 percentage points for the first three months and accrued at LIBOR plus 2.25 percentage points for the second three months. No principal amortization was required during the extension period. However, under the terms of the extension, the Partnership applied the $9.2 million accumulated in the primary lender reserve account to pay down the principal balance of the Original Mortgage Debt to $213.3 million and deposited $19.1 million into the primary lender reserve account. The primary lender reserve account was established in 1994 to provide funds for a principal paydown on the Original Mortgage Debt at maturity. The $19.1 million deposit represented the balance ($16.8 million) from the unrestricted reserve account included in cash in the accompanying balance sheet as of December 31, 1995, previously established by the General Partner in 1992 (the "General Partner Reserve") and cash flow from the Partnership for the first two accounting periods of 1996 ($2.3 million). During the extension period, the Partnership also was required to deposit into the primary lender reserve account all cash flow from the Hotels plus all of the Partnership's cash flow from the Santa Clara Partnership, net of (i) $500,000 per accounting period, (ii) debt service and (iii) current incentive management fees paid. The $500,000 per accounting period was deposited into a separate expense reserve account which was used by the Partnership to fund administrative expenses and refinancing costs, any owner funded capital expenditures, as well as the Partnership's share of any such costs incurred by the Santa Clara Partnership during the six month extension period.

  On September 23, 1996 (the "Closing Date"), the General Partner refinanced the Partnership's Original Mortgage Debt, as well as the $43.5 million mortgage debt of the Santa Clara Partnership. A total of $266.0 million was borrowed from a new third party lender, $222.5 million of which is recorded on the Partnership's financial statements (the "Mortgage Debt"). The Partnership's Mortgage Debt is nonrecourse to the Partnership and is secured by first mortgages on the Hotels, as well as a pledge of its limited partner interest in the Santa Clara Partnership. The two loans are cross-defaulted. The debt bears interest at a fixed rate of 8.22% for an 11-year term expiring October 11, 2007, requires payments of interest only during the first loan year (October 1996 through September 1997). Subsequently, principal amortization based upon a 20-year amortization schedule beginning with the second loan year. The mortgage debt balance was $221.8 million as of December 31, 1997. The weighted average interest rate on the Mortgage Debt for the years ended December 31, 1997 and 1996 was 8.2% and 7.7%, respectively. On the Closing Date, the Partnership was required to establish certain reserves. In addition, a new reserve was established in 1997 and additional amounts were deposited into the existing reserves. All reserves are discussed in Note 2.

  The required principal payments of the Mortgage Debt at December 31, 1997 are as follows (in thousands):

   1998................................................................ $  4,379
   1999................................................................    4,759
   2000................................................................    5,119
   2001................................................................    5,614
   2002................................................................    6,100
   Thereafter..........................................................  195,843
                                                                        --------
                                                                        $221,814
                                                                        ========

NOTE 8. LAND LEASES

  The San Antonio and San Ramon Hotels are located on sites with ground leases from unrelated third parties. The initial lease terms expire in 2013 and 2014, respectively. To facilitate the refinancing, the Partnership exercised its option to extend the land leases of both properties for an additional twenty-year period. Therefore, the current terms of the San Antonio and San Ramon land leases expire in 2033 and 2034, respectively. The Partnership is obligated to pay annual rent equal to the greater of a minimum rent or a percentage rent and has the option to extend the terms for up to three successive ten-year terms each. Ground rent on the San Antonio

                                 MHP2 Supp-56

Hotel is equal to the greater of $700,000 or 3.5% of annual gross room sales. Ground rent on the San Ramon Hotel is equal to the greater of $350,000 or 3% of annual gross sales for the first five years, after which minimum rent was adjusted upward every five years, beginning in 1989, to an amount equal to 75% of the average rent paid during the three years immediately preceding the applicable five-year period. No such adjustment was necessary at that time. Ground rent expense for the San Antonio and San Ramon Hotels totaled $2,122,000, $1,982,000 and $1,879,000, for the years ended December 31, 1997,
1996 and 1995, respectively.

  Future minimum annual rental commitments for all land leases entered into by the Partnership, as described above, are as follows (in thousands):

   FISCAL YEAR                                                       LAND LEASES
   -----------                                                       -----------
   1998.............................................................   $ 1,050
   1999.............................................................     1,050
   2000.............................................................     1,050
   2001.............................................................     1,050
   2002.............................................................     1,050
   Thereafter.......................................................    32,900
                                                                       -------
     Total Minimum Lease Payments...................................   $38,150
                                                                       =======

NOTE 9. MANAGEMENT AGREEMENTS

  The Partnership entered into long-term hotel management agreements (the "Management Agreements") with the Manager to manage the Hotels as part of the Marriott International, Inc. full service hotel system. The Management Agreement for each Hotel has an initial term expiring on December 31, 2008. To facilitate the refinancing, the Manager exercised its option to renew the Management Agreements for each Hotel for an additional 10-year term. Therefore, the current terms of the Management Agreements for each Hotel expire on December 31, 2018. This, as well as the assignment of the Management Agreements described in Note 1, and other minor changes were documented in an amendment to each of the Management Agreements. The Manager has the option to renew the Management Agreements for up to three additional 10-year terms. The Manager also manages the Santa Clara Hotel on behalf of the Santa Clara Partnership. The Manager is paid a base management fee equal to 3% of gross hotel sales. Base management fees paid in 1997, 1996 and 1995 were $4,649,000, $4,471,000 and $4,281,000, respectively.

  In addition, the Manager is entitled to an incentive management fee equal to 20% of each Hotel's Operating Profit, as defined. The incentive management fee with respect to each Hotel is payable only out of 55% of each Hotel's Operating Profit after the Partnership's payment or retention for such fiscal year of the following: (i) the Ground Rent, if any, with respect to such Hotel; (ii) the Qualifying Debt Service, as defined, with respect to such Hotel; (iii) such Hotel's Pro-Rata Share of Total Mortgage Debt Service Shortfall, as defined, if any, with respect to all Hotels; and (iv) the Partnership's non-cumulative 10% Priority Return on the Adjusted Contributed Capital, as defined, with respect to such Hotel.

  Unpaid incentive management fees are accrued without interest and are paid from cash flow available for incentive management fees following payment of any then current incentive management fees. Incentive management fees earned for the years ended December 31, 1997, 1996 and 1995 were $9,925,000, $9,813,000 and $9,412,000, respectively. Deferred incentive management fees for the years ended December 31, 1997 and 1996 were $2,739,000 and $2,578,000, respectively, and are included in Due to Marriott Hotel Services, Inc. in the accompanying balance sheet.

  Pursuant to the Management Agreements, the Manager is required to furnish the Hotels with certain services ("Chain Services") which are generally provided on a central or regional basis to all hotels in the Manager's full-service hotel system. Chain Services include central training, advertising and promotion, a national reservations system, computerized payroll and accounting services and such additional services as needed which

                                 MHP2 Supp-57
may be more efficiently performed on a centralized basis. Costs and expenses incurred in providing such services are allocated among all domestic full-service hotels managed, owned or leased by the Manager or its subsidiaries. In addition, the Hotels also participate in the Manager's Marriott Rewards Program ("MRP"). This program succeeded the Manager's Honored Guest Awards Program. The cost of this program is charged to all hotels in the Manager's hotel system based upon the MRP sales at each hotel. The total amount of Chain Services and MRP costs charged to the Partnership for the years ended December 31, 1997, 1996 and 1995 were $5,593,000, $5,433,000 and $5,151,000, respectively, and are included in Revenues (as defined in Note 3) in the accompanying statement of operations.

  The Management Agreements provide for the establishment of a property improvement fund for each Hotel to cover the cost of certain non-routine repairs and maintenance to the Hotels which are normally capitalized and the cost of replacements and renewals to the Hotels' property and improvements. Contributions to the property improvement fund are based on a percentage of gross sales. Contributions to the property improvement fund for the San Antonio Hotel are 4% in 1991 through 1998 and 5% thereafter. Contributions to the property improvement fund for the San Ramon Hotel are 4% in 1994 through 1998 and 5% thereafter. Contributions to the property improvement fund for the New Orleans Hotel are 5% each year; however, the contribution percentage was increased to 7% for 1997 and 1998. Commencing with fiscal year 2003, the Manager shall have the right, but not the obligation, to increase the amount it transfers into the fund to any amount greater than 5% but not exceeding 6% of gross sales. Total contributions to the property improvement fund for the years ended December 31, 1997, 1996 and 1995 were $8,193,000, $6,622,000 and
$6,342,000, respectively.

  Pursuant to the terms of the Management Agreements, the Partnership is required to provide the Manager with working capital and supplies to meet the operating needs of the Hotels. The Manager converts cash advanced by the Partnership into other forms of working capital consisting primarily of operating cash, inventories, and trade receivables and payables which are maintained and controlled by the Manager. Upon termination of any of the Management Agreements, the working capital and supplies of the related Hotel will be returned to the Partnership. The individual components of working capital and supplies controlled by the Manager are not reflected in the Partnership's balance sheet. As of December 31, 1997 and 1996, $6,633,000 has been advanced to the Manager for working capital and supplies which is included in Due from Marriott Hotel Services, Inc. in the accompanying balance sheet. The supplies advanced to the Manager are recorded at their estimated net realizable value.

  Each of the Management Agreements also provides that the Partnership may terminate any of the Management Agreements and remove the Manager if, during any three consecutive fiscal years after fiscal year 1992, with respect to any Hotel, the sum of the operating profit before real and personal property taxes, fails to equal or exceed 8% of the sum of the original cost of the Hotel plus certain additional hotel investments by the Partnership. The Manager may, however, prevent termination by paying to the Partnership such amounts as are necessary to achieve the above performance standards.

                                 MHP2 Supp-58

                MARRIOTT HOTEL PROPERTIES II LIMITED PARTNERSHIP
                       CONDENSED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                                 FIRST TWO
                                                                 QUARTERS
                                                              ----------------
                                                               1998     1997
                                                              -------  -------
REVENUES..................................................... $37,946  $36,584
                                                              -------  -------
OPERATING COSTS AND EXPENSES
  Depreciation...............................................   6,285    6,042
  Incentive management fees..................................   5,550    5,410
  Property taxes.............................................   3,178    2,760
  Base management fees.......................................   2,390    2,303
  Ground rent................................................   1,090      993
  Insurance and other........................................     559      467
                                                              -------  -------
                                                               19,052   17,975
                                                              -------  -------
OPERATING PROFIT.............................................  18,894   18,609
  Interest expense...........................................  (8,708)  (8,827)
  Interest income............................................     714      957
                                                              -------  -------
INCOME BEFORE EQUITY IN INCOME OF SANTA CLARA PARTNERSHIP....  10,900   10,739
                                                              -------  -------
EQUITY IN INCOME OF SANTA CLARA PARTNERSHIP..................   1,856    1,112
                                                              -------  -------
NET INCOME................................................... $12,756  $11,851
                                                              =======  =======
ALLOCATION OF NET INCOME
  General Partner............................................ $   127  $   119
  Limited Partners...........................................  12,629   11,732
                                                              -------  -------
                                                              $12,756  $11,851
                                                              =======  =======
NET INCOME PER LIMITED PARTNER UNIT
 (745 Units)................................................. $16,952  $15,748
                                                              =======  =======


                  See Notes to Condensed Financial Statements.

                                  MHP2 Supp-59

                MARRIOTT HOTEL PROPERTIES II LIMITED PARTNERSHIP

                            CONDENSED BALANCE SHEET
                                 (IN THOUSANDS)

                                                         JUNE 19,   DECEMBER 31,
                                                           1998         1997
                                                        ----------- ------------
                                                        (UNAUDITED)
                        ASSETS
Property and equipment, net............................   $194,173    $197,512
Due from Marriott Hotel Services, Inc..................     10,208       7,063
Other assets...........................................     11,031       8,510
Deferred financing costs, net..........................      5,523       5,663
Restricted cash reserves...............................     17,122      20,307
Cash and cash equivalents..............................      7,900      10,363
                                                         ---------   ---------
                                                          $245,957    $249,418
                                                         =========   =========
           LIABILITIES AND PARTNERS' CAPITAL
LIABILITIES
  Mortgage debt........................................  $ 219,644   $ 221,814
  Investment in Santa Clara Partnership................      7,726       8,737
  Due to Marriott International, Inc...................      4,203       3,567
  Accounts payable and accrued expenses................      1,677       4,163
                                                         ---------   ---------
    Total Liabilities..................................    233,250     238,281
                                                         ---------   ---------
PARTNERS' CAPITAL
  General Partner......................................        272         256
  Limited Partners.....................................     12,435      10,881
                                                         ---------   ---------
    Total Partners' Capital............................     12,707      11,137
                                                         ---------   ---------
                                                          $245,957    $249,418
                                                         =========   =========


                  See Notes to Condensed Financial Statements.

                                  MHP2 Supp-60

                MARRIOTT HOTEL PROPERTIES II LIMITED PARTNERSHIP

                       CONDENSED STATEMENT OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                 FIRST TWO
                                                                 QUARTERS
                                                             ------------------
                                                               1998      1997
                                                             --------  --------
OPERATING ACTIVITIES
  Net income................................................ $ 12,756  $ 11,851
  Noncash items.............................................    4,647     5,087
  Change in operating accounts..............................   (3,273)      546
                                                             --------  --------
    Cash provided by operating activities...................   14,130    17,484
                                                             --------  --------
INVESTING ACTIVITIES
  Additions to property and equipment, net..................   (2,946)   (2,764)
  Change in property improvement fund.......................   (2,521)   (1,922)
  Distributions from Santa Clara Partnership................      845       982
                                                             --------  --------
    Cash used in investing activities.......................   (4,622)   (3,704)
                                                             --------  --------
FINANCING ACTIVITIES
  Capital distributions to partners.........................  (11,186)   (9,875)
  Repayment of mortgage debt................................   (2,170)      --
  Change in restricted lender reserves, net.................    1,385    (2,139)
  Payment of financing costs................................      --        (34)
                                                             --------  --------
    Cash used in financing activities.......................  (11,971)  (12,048)
                                                             --------  --------
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS............   (2,463)    1,732
CASH AND CASH EQUIVALENTS at beginning of period............   10,363    16,372
                                                             --------  --------
CASH AND CASH EQUIVALENTS at end of period.................. $  7,900  $ 18,104
                                                             ========  ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for mortgage interest........................... $  9,181  $  9,246
                                                             ========  ========


                  See Notes to Condensed Financial Statements.

                                  MHP2 Supp-61

               MARRIOTT HOTEL PROPERTIES II LIMITED PARTNERSHIP

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

  1. The accompanying condensed financial statements have been prepared by Marriott Hotel Properties II Limited Partnership (the "Partnership") without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted from the accompanying statements. The Partnership believes the disclosures made are adequate to make the information presented not misleading. However, the condensed financial statements should be read in conjunction with the Partnership's financial statements and notes thereto included in the Partnership's Form 10-K for the fiscal year ended December 31, 1997.

  In the opinion of the Partnership, the accompanying condensed unaudited financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Partnership as of June 19, 1998; the results of operations and cash flows for the first two quarters 1998 and 1997. Interim results are not necessarily indicative of fiscal year performance because of seasonal and short-term variations.

  For financial reporting purposes, net income of the Partnership is allocated 99% to the limited partners and 1% to the General Partner. Significant differences exist between the net income for financial reporting purposes and the net income reported for Federal income tax purposes. These differences are due primarily to the use for income tax purposes of accelerated depreciation methods and shorter depreciable lives of assets and differences in the timing of recognition of incentive management fee expense.

  2. The Partnership owns the New Orleans, San Antonio Rivercenter and San Ramon Marriott Hotels (the "Hotels"). In addition, the Partnership owns a 50% limited partnership interest in the Santa Clara Marriott Hotel Limited Partnership (the "Santa Clara Partnership") which owns the Santa Clara Marriott Hotel (the "Santa Clara Hotel"). The sole general partner of the Partnership and the Santa Clara Partnership, with a 1% interest in each, is Marriott MHP Two Corporation (the "General Partner"), a wholly-owned subsidiary of Host Marriott Corporation ("Host Marriott"). The remaining 49% interest in the Santa Clara Partnership is owned by HMH Properties, Inc., a wholly-owned subsidiary of Host Marriott. The Partnership's income from the Santa Clara Partnership is reported as Equity in Income of the Santa Clara Partnership. In arriving at Equity in Income from the Santa Clara Partnership, the Partnership is allocated 100% of the interest expense related to the debt incurred to purchase the Santa Clara Partnership interest. Summarized financial information for the Santa Clara Partnership is presented in Note 5.

  3. Certain reclassifications were made to the prior year condensed financial statements to conform to the current year presentation.

  4. Hotel revenues represent house profit of the Partnership's Hotels since the Partnership has delegated substantially all of the operating decisions related to the generation of house profit of the Hotels to Marriott Hotel Services, Inc. (the "Manager"). House profit reflects hotel operating results which flow to the Partnership as property owner and represents gross hotel sales less property-level expenses, excluding depreciation and amortization, base and incentive management fees, property taxes, ground rent, insurance and certain other costs, which are disclosed separately in the condensed statement of operations

  On November 20, 1997, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board reached a consensus on EITF 97-2 "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements." EITF 97-2 addresses the circumstances in which a management entity may include the revenues and expenses of a managed entity in its financial statements.

                                 MHP2 Supp-62

               MARRIOTT HOTEL PROPERTIES II LIMITED PARTNERSHIP

  The Partnership is assessing the impact of EITF 97-2 on its policy of excluding property-level revenues and operating expenses of the Hotels from its statements of operations. If the Partnership concludes that EITF 97-2 should be applied to the Hotels, it would include operating results of this managed operation in its financial statements. Application of EITF 97-2 to financial statements as of and for the first two quarters 1998, would have increased both revenues and operating costs and expenses by approximately $41.7 million and would have had no impact on net income.

  Partnership revenues generated by the Hotels for 1998 and 1997, consist of (in thousands):

                                                                  FIRST TWO
                                                                  QUARTERS
                                                              -----------------
                                                                1998     1997
                                                              -------- --------
HOTEL SALES
  Rooms...................................................... $ 52,920 $ 50,384
  Food and beverage..........................................   22,223   22,072
  Other......................................................    4,514    4,320
                                                              -------- --------
                                                                79,657   76,776
                                                              -------- --------
HOTEL EXPENSES
Departmental direct costs
  Rooms......................................................    9,499    9,151
  Food and beverage..........................................   15,315   14,952
  Other hotel operating expenses.............................   16,897   16,089
                                                              -------- --------
                                                                41,711   40,192
                                                              -------- --------
HOTEL REVENUES............................................... $ 37,946 $ 36,584
                                                              ======== ========

  5. Summarized financial information for the Santa Clara Partnership for 1998 and 1997, is as follows (in thousands):

                                                                 FIRST TWO
                                                                 QUARTERS
                                                             ------------------
                                                               1998      1997
                                                             --------  --------
                                                                (UNAUDITED)
CONDENSED STATEMENT OF OPERATIONS
REVENUES.................................................... $ 12,490  $ 10,247
                                                             --------  --------
OPERATING COSTS AND EXPENSES
  Incentive management fees.................................    2,008     1,610
  Depreciation and amortization.............................    1,424     1,134
  Base management fees......................................      760       668
  Property taxes............................................      245       244
  Ground rent, insurance and other..........................      257       230
                                                             --------  --------
                                                                4,694     3,886
                                                             --------  --------
OPERATING PROFIT............................................    7,796     6,361
  Interest expense..........................................   (1,675)   (1,699)
  Interest income...........................................      107       102
                                                             --------  --------
NET INCOME.................................................. $  6,228  $  4,764
                                                             ========  ========


                                 MHP2 Supp-63

               MARRIOTT HOTEL PROPERTIES II LIMITED PARTNERSHIP

                                                         JUNE 19,   DECEMBER 31,
                                                           1998         1997
                                                        ----------- ------------
                                                        (UNAUDITED)
CONDENSED BALANCE SHEET
  Property and equipment, net..........................  $ 27,623     $ 28,688
  Property Improvement Fund............................     3,554        2,619
  Due from Marriott Hotel Services, Inc................     2,649        2,059
  Cash and cash equivalents............................     4,949        3,177
                                                         --------     --------
    Total Assets.......................................  $ 38,775     $ 36,543
                                                         ========     ========
  Mortgage debt........................................  $ 42,942     $ 43,366
  Due to Marriott Hotel Services, Inc..................       475          970
  Accounts payable and accrued expenses................       322          482
  Partners' deficit....................................    (4,964)      (8,275)
                                                         --------     --------
    Total Liabilities and Partners' Deficit............  $ 38,775     $ 36,543
                                                         ========     ========

  6. As previously reported, Host Marriott, parent company of the General Partner of the Partnership, announced on April 17, 1998, that its Board of Directors authorized Host Marriott to reorganize its business operations to qualify as a real estate investment trust ("REIT") to become effective as of January 1, 1999. As part of the REIT conversion, Host Marriott formed a new operating partnership (the "Operating Partnership"), and limited partners in certain Host Marriott full-service hotel partnerships and joint ventures, including the Marriott Hotel Properties II Limited Partnership, are expected to be given an opportunity to receive, on a tax-deferred basis, Operating Partnership units in the Operating Partnership in exchange for their current limited partnership interests. The Operating Partnership units would be redeemable by the limited partner for freely traded Host Marriott shares (or the cash equivalent thereof) at any time after one year from the closing of the merger. In connection with the REIT conversion, the Operating Partnership filed a Registration Statement on Form S-4 with the Securities and Exchange Commission on June 2, 1998. Limited partners will be able to vote on this Partnership's participation in the merger later this year through a consent solicitation.


                                 MHP2 Supp-64

                              HOST MARRIOTT, L.P.

                       SUPPLEMENT DATED      , 1998 FOR
         PROSPECTUS/CONSENT SOLICITATION STATEMENT DATED    , 1998 FOR
                       POTOMAC HOTEL LIMITED PARTNERSHIP

  On the terms described in the Prospectus/Consent Solicitation Statement (the
"Consent Solicitation"), dated      , 1998, of which this Supplement (the
"Supplement") is a part, Host Marriott Corporation, a Delaware corporation ("Host"), has adopted a plan to restructure its business operations so that it will qualify as a real estate investment trust ("REIT"). As part of this restructuring (the "REIT Conversion"), Host and its consolidated subsidiaries will contribute their full-service hotel properties and certain other businesses and assets to Host Marriott, L.P. (the "Operating Partnership") in exchange for units of limited partnership interest in the Operating Partnership ("OP Units") and the assumption of liabilities. The sole general partner of the Operating Partnership will be Host Marriott Trust ("Host REIT"), the entity into which Host will merge as part of the REIT Conversion. Host REIT expects to qualify as a REIT beginning with its first full taxable year after closing of the REIT Conversion, which Host REIT currently expects to be the year beginning January 1, 1999.

  Following the REIT Conversion and the Blackstone Acquisition (defined below), the Operating Partnership and its subsidiaries initially will own outright, or have controlling interests in, approximately 120 full-service hotels operating primarily under the Marriott, Ritz-Carlton, Four Seasons, Swissotel and Hyatt brand names (the "Hotels").

  As part of the REIT Conversion, the Operating Partnership is proposing to acquire by merger (the "Mergers") Potomac Hotel Limited Partnership, a Delaware limited partnership ("PHLP" or the "Partnership"), and up to seven other limited partnerships (the "Partnerships") that own full-service hotels in which Host or its subsidiaries are general partners. As more fully described in the Consent Solicitation, limited partners of those Partnerships that participate in the Mergers will receive either OP Units or, at their
election, unsecured    % Callable Notes due December 15, 2005 issued by the
Operating Partnership ("Notes"), in exchange for their partnership interests in such Partnerships (with respect to the Partnerships, those limited partners who are unaffiliated with Host are referred to herein as the "Limited Partners," and with respect to PHLP, the "PHLP Limited Partners").

  Beginning one year after the Mergers, Limited Partners who retain OP Units will have the right to redeem their OP Units at any time and receive, at the election of Host REIT, either freely tradeable, New York Stock Exchange listed Common Shares of Host REIT on a one-for-one basis (subject to adjustment) or cash in an amount equal to the market value of such shares (the "Unit Redemption Right").

  The number of OP Units to be allocated to PHLP will be based upon (i) its Exchange Value (as defined herein) and (ii) the price attributed to an OP Unit following the Merger, determined as described herein (but in no event greater
than $   per OP Unit). The principal amount of the Notes that PHLP Limited
Partners may elect to receive in exchange for the OP Units received in the Merger will be based upon PHLP's Note Election Amount (as defined herein). See "Determination of Exchange Value of PHLP and Allocation of OP Units." The estimated Exchange Value and Note Election Amount set forth herein may increase or decrease as a result of various adjustments, and will be finally calculated shortly before the Effective Date. Pursuant to the Merger, PHLP Limited Partners have an estimated Exchange Value of $5,040 per Partnership Unit and a Note Election Amount of $3,024 per Partnership Unit.

RISK FACTORS

  In deciding whether to approve the Merger, PHLP Limited Partners should consider certain risks and other factors. The General Partner believes that PHLP Limited Partners should particularly consider the following, which should be read in conjunction with the information in the Consent Solicitation under "Risk Factors" and "Federal Income Tax Consequences:"

  . Substantial Benefits to Related Parties. Host REIT and its subsidiaries will realize substantial benefits from the Mergers and the REIT Conversion, including savings from a substantial reduction in corporate-level income taxes expected as a result of the REIT Conversion. To the extent that such anticipated benefits of the REIT Conversion are reflected in the value of Host's common stock prior to the Effective Date, such benefits will not be shared with the Limited Partners. Because of Host's

                                  PHLP Supp-1
     significant ownership position in certain Partnerships, the failure of one or more of these Partnerships to participate in a Merger likely would require that Host contribute some or all of its ownership interest in the Non-Participating Partnership to a taxable Non-Controlled Subsidiary, which would materially reduce the benefit to Host of the REIT Conversion as it applies to that interest.

  . Absence of Arm's Length Negotiations. No independent representative was retained to negotiate on behalf of the PHLP Limited Partners or the other Limited Partners. Although the General Partner has obtained the Appraisals and the Fairness Opinion from AAA, AAA has not negotiated with the General Partner and has not participated in establishing the terms of the Mergers. Consequently, the terms and conditions of the Mergers may have been more favorable to the PHLP Limited Partners or the other Limited Partners if such terms and conditions were the result of arm's length negotiations.

  . Other Conflicts of Interest. The Mergers, the REIT Conversion and the recommendations of the General Partner involve the following conflicts of interest because of the relationships among Host, the Operating Partnership, the General Partners and SLC: (i) the General Partners, which are all subsidiaries of Host (except for PHLP, in which Host is the General Partner), must assess whether a Merger is fair and equitable to the Limited Partners of its Partnership, which involves considerations for Host and its subsidiaries that are different from those that affect the Limited Partners, (ii) the terms of the Leases of the Hotels, including PHLP's Hotels, will be determined by Host, which will distribute the common stock of SLC, the parent of the Lessees, to its shareholders after such terms have been set and (iii) the terms of the Partnership Agreement, including provisions which benefit Host REIT, have been determined by Host. Such conflicts may result in decisions that do not fully reflect the interests of all Limited Partners, including the PHLP Limited Partners.

  . Uncertainties at the Time of Voting Include the Number of OP Units to be Received. There are several uncertainties at the time the PHLP Limited Partners must vote on the Merger, including (i) the exact Exchange Value for PHLP (which will be adjusted for changes in lender and capital expenditure reserves, indebtedness, deferred maintenance and other items prior to the Effective Date), (ii) the price of the OP Units for purposes of the Merger, which will be determined by reference to the post-Merger trading prices of Host REIT's Common Shares and which, together with the Exchange Value, will determine the number of OP Units the PHLP Limited Partners will receive and (iii) the exact principal amount of the Notes that may be received in exchange for OP Units, which cannot be known until after the vote on the Merger. For these reasons, the PHLP Limited Partners cannot know at the time they vote on the Merger these important aspects of the Merger.

  .  Sale of Personal Property May Result in Gain to PHLP Limited
     Partners. In order to facilitate the participation of PHLP in the Merger without adversely affecting Host REIT's qualification as a REIT, the Operating Partnership will require, as part of the Merger, that PHLP sell a portion of the personal property associated with its Hotels to a Non-Controlled Subsidiary. This sale will be a taxable transaction and may (although it is not expected to) result in an allocation of a relatively modest amount of ordinary recapture income by PHLP to PHLP Limited Partners. This income, if any, will be allocated to each PHLP Limited Partner in the same proportion and to the same extent that such PHLP Limited Partner was allocated any deductions directly or indirectly giving rise to the treatment of such income as recapture income. A PHLP Limited Partner who receives such an allocation of recapture income would not be entitled to any special distribution from PHLP in connection with the sale of personal property.

  . Exchange Value May Not Equal Fair Market Value of PHLP's Hotels. Each PHLP Limited Partner who retains OP Units will receive consideration with a deemed value equal to the Exchange Value of such PHLP Limited Partner's Partnership Interest. The determination of the Exchange Value of PHLP involves numerous estimates and assumptions. There is no assurance that the Exchange Value of PHLP will equal the fair market value of the Hotels and other assets contributed by PHLP. See "Determination of Exchange Value of PHLP and Allocation of OP Units."

  . Allocation of OP Units to Host REIT is Different from Allocation of OP Units to Limited Partners. Host REIT will receive in the aggregate a number of OP Units (including OP Units

                                  PHLP Supp-2
     allocated to the General Partners of the Partnerships) equal to the number of shares of Host common stock outstanding on the Effective Date (and, if Host has outstanding shares of preferred stock at the time of the REIT Conversion, a corresponding number of preferred partnership interests in the Operating Partnership), which should fairly represent the market value of Host REIT but may not be equal to the fair market or net asset value of the Hotels and other assets that Host will contribute to the Operating Partnership. The Partnerships will receive OP Units in the Mergers with a deemed value equal to the Exchange Value of such Partnership. The different methods of allocating OP Units may result in Limited Partners not receiving the fair market value of their Partnership Interests and Host REIT receiving a higher percentage of the interests in the Operating Partnership. See "Determination of Exchange Values and Allocation of OP Units."

  . Price of OP Units Might Be Less than the Fair Market Value of the PHLP Limited Partners' Partnership Interests. The price of an OP Unit, for purposes of the Mergers and the REIT Conversion, will be equal to the average closing price on the NYSE of a Host REIT Common Share for the first 20 trading days after the Effective Date of the Mergers (but in no
     event greater than $    per share). It is likely that, over time, the
     value of the publicly traded Common Shares of Host REIT (and therefore the value of the OP Units) will diverge from the deemed value of the OP Units used for purposes of the Mergers. This could result in the PHLP Limited Partners receiving OP Units with an actual value that is less than either the price of the OP Units for purposes of the Mergers or the fair market value of their Partnership Interests.


  . Inability of PHLP Limited Partners to Redeem OP Units for One Year. PHLP Limited Partners who elect to retain OP Units received in the Merger will be unable to redeem such OP Units for one year following the Merger. Until then, PHLP Limited Partners will bear the risk of illiquidity.

  . Value of the Notes Will Be Less than the Exchange Value. At the same time that he votes on the Merger, each PHLP Limited Partner can also elect to receive, in exchange for OP Units, an unsecured, seven-year Note of the Operating Partnership with a principal amount equal to the Note Election Amount of his Partnership Interest. The deemed value of the OP Units to be received by the PHLP Limited Partners will exceed the principal amount of the corresponding Notes (because the Exchange Value will be higher than the Note Election Amount) and there is no assurance that the Note a PHLP Limited Partner receives will have a value equal to either (i) the fair market value of the PHLP Limited Partner's share of the Hotels and other assets owned by PHLP or (ii) the principal amount of the Note. There will be no public market for the Notes. If the Notes are sold, they may sell at prices substantially below their issuance price. Noteholders are likely to receive the full face amount of a Note only if they hold the Note to maturity, which is December 15, 2005, or if the Operating Partnership repays the Notes prior to maturity. Because the Notes are unsecured obligations of the Operating Partnership, they will be effectively subordinated to all secured debt of the Operating Partnership and all obligations of both the Participating Partnerships and the Operating Partnership's other subsidiaries. See "Description of the Notes." As of June 19, 1998, on a pro forma basis assuming the Full Participation Scenario, the Operating Partnership would have had aggregate consolidated debt of approximately $5.1 billion to which the Notes were effectively subordinated or which rank equally with such Notes.

  . Current Host Common Stock Price May Not Necessarily Be Indicative of the Price of Host REIT Common Shares Following the REIT Conversion. Host's current stock price is not necessarily indicative of how the market will value Host REIT Common Shares following the REIT Conversion. The current stock price of Host reflects the current market valuation of Host's current business and assets (including the SLC common stock and the cash or securities to be distributed in connection with the REIT Conversion) and not the business and assets of Host REIT following the REIT Conversion.

  .  Fundamental Change in Nature of Investment; Potential
     Underperformance. The Mergers and the REIT Conversion involve a fundamental change in the nature of a PHLP Limited Partner's investment from holding an interest in PHLP, which was structured as a tax shelter investment, is a finite-life entity, has a fixed portfolio of eight Hotels and has never distributed cash flow from the operation of such Hotels to its Limited Partners, to holding an interest in an infinite-life, operating real estate company with a portfolio of approximately 120 Hotels that (i) collects and distributes to its limited

                                  PHLP Supp-3
     partners rents received from the Lessees (which will bear the risks and receive the direct benefits of the Hotels' operations), (ii) has the ability to acquire additional hotels, (iii) is able to reinvest proceeds from sales or refinancings of existing Hotels in other hotels and (iv) has a publicly traded general partner. In addition, each PHLP Limited Partner's investment will change from one that allows a PHLP Limited Partner to receive a return of capital in the form of distributions from any net proceeds of a sale or refinancing of PHLP's assets to an investment in which a PHLP Limited Partner who retains OP Units likely would realize a return of capital only through the exercise of the Unit Redemption Right. A PHLP Limited Partner's share of the liquidation proceeds, if any, from the sale of PHLP's Hotels could be higher than the amount realized upon exercise of the Unit Redemption Right (or payments on any Note received by a PHLP Limited Partner who elects to exchange his OP Units for such Note). An investment in the Operating Partnership may not outperform an investment in PHLP. See "Comparison of Ownership of Partnership Interests, OP Units and Common Shares."

  . Exposure to Market and Economic Conditions of Other Hotels. As a result of the Merger, PHLP Limited Partners who elect to retain OP Units will own interests in a much larger enterprise with a broader range of assets than PHLP individually. A material adverse change affecting the Operating Partnership's assets will affect all Limited Partners, including PHLP Limited Partners, regardless of whether a particular Limited Partner previously was an investor in such affected assets. PHLP owns discrete assets and the Mergers and the REIT Conversion will significantly diversify the types and geographic locations of the Hotels in which the PHLP Limited Partners will have interests. As a result, the Hotels owned by the Operating Partnership may be affected differently by economic and market conditions than those Hotels owned by PHLP.

  . PHLP Limited Partners Have No Cash Appraisal Rights. PHLP Limited Partners who vote against the Merger have no right to receive cash based upon an appraisal of their Partnership Interests.

  .  Uncertainties as to the Size and Leverage of the Operating
     Partnership. The PHLP Limited Partners cannot know at the time they vote on the Merger the exact size and amount of leverage of the Operating Partnership. Host is an existing operating company that regularly issues and repays debt, acquires additional hotels and disposes of existing hotels. Also, some or all of the Partnerships may elect not to participate in a Merger. In addition, outside partners in certain Private Partnerships may not consent to a lease of their partnership's Hotel(s). In either such case, Host will contribute its interests in such Partnerships and Private Partnerships to the Operating Partnership, but the Operating Partnership may, in turn, contribute such interests to a Non-Controlled Subsidiary, which will be subject to corporate-level income taxation. Host also may repurchase outstanding securities or issue new debt or equity securities prior to the consummation of the Mergers and the REIT Conversion.

  . Lack of Control over Hotel Operations. Due to current federal income tax law restrictions on a REIT's ability to derive revenues directly from the operation of a hotel, the Operating Partnership will lease virtually all of its consolidated Hotels to the Lessees, which will operate the Hotels by continuing to retain the Managers pursuant to the Management Agreements. The Operating Partnership will not operate the Hotels or participate in the decisions affecting the daily operations of the Hotels. The Operating Partnership will have only a limited ability to require the Lessees or the Managers to operate or manage the Hotels in any particular manner and no ability to govern any particular aspect of their day-to-day operation or management. Therefore, the Operating Partnership will be dependent for its revenue upon the ability of the Lessees and the Managers to operate and manage the Hotels.

  . Expiration of Leases and Possible Inability to Find Other Lessees. The Leases will expire seven to ten years after the Effective Date and there can be no assurance that such Leases will be renewed (or if renewed, will be renewed on terms as favorable to the Operating Partnership). If the Leases are not renewed, the Operating Partnership will be required to find other lessees, which lessees must meet certain requirements set forth in the Management Agreements. There can be no assurance that satisfactory lessees could be found or as to the terms and conditions on which the Operating Partnership would be able to renew the Leases or enter into new leases with such lessees.

                                  PHLP Supp-4

  .  Requisite Vote of PHLP Limited Partners Binds All PHLP Limited
     Partners. For PHLP, approval by a majority of the Partnership Interests that are eligible to be voted is required to approve the Merger, as described in "Voting Procedures--Required Vote and Other Conditions." Such approval will cause PHLP to participate in the Merger and will bind all PHLP Limited Partners, including PHLP Limited Partners who voted against or abstained from voting with respect to the Merger.

  . Substantial Indebtedness of the Operating Partnership. The Operating Partnership will have substantial indebtedness. As of June 19, 1998, on a pro forma basis assuming the Full Participation Scenario, the Operating Partnership had outstanding indebtedness totaling
     approximately $5.1 billion, which represents a   % debt-to-total market
     capitalization ratio on a pro forma basis at such date (based upon a
     price per Common Share of Host REIT of $   ). The Operating
     Partnership's business is capital intensive and it will have significant capital requirements in the future. The Operating Partnership's leverage level could affect its ability to (i) obtain financing in the future,
     (ii) undertake refinancings on terms and subject to conditions deemed acceptable by the Operating Partnership, (iii) make distributions to partners, (iv) pursue its acquisition strategy or (v) compete effectively or operate successfully under adverse economic conditions.

  . No Limitation on Debt. There are no limitations in Host REIT's or the Operating Partnership's organizational documents which limit the amount of indebtedness either may incur, although both the Notes and the Operating Partnership's other debt instruments will contain certain restrictions on the amount of indebtedness that the Operating Partnership may incur.

  . Rental Revenues from Hotels Subject to Rights of Lenders. In accordance with the mortgage loan agreements with respect to outstanding indebtedness of certain Hotel Partnerships, the rental revenues received by such Hotel Partnerships under certain Leases first will be used to satisfy the debt service on such outstanding indebtedness with only the cash flow remaining after debt service being available to satisfy other obligations of the Hotel Partnership (including paying property taxes and insurance, funding the required FF&E reserves for the Hotels and capital improvements and paying debt service with respect to unsecured debt) and to make distributions to holders of OP Units.

  . Ownership Limitations. No person or group may own, actually or constructively (as determined under the applicable Code provisions), (i) in excess of 9.8% of the number or value of outstanding Common Shares of Host REIT or (ii) in excess of 4.9% of the value of the OP Units (other than Host REIT and The Blackstone Group), subject to waiver or modification by Host REIT or the Operating Partnership, as the case may be, in certain limited circumstances.

  . Timing of the REIT Conversion. If the REIT Conversion does not occur in time for Host REIT to elect REIT status effective January 1, 1999, the effectiveness of Host REIT's election could be delayed to January 1, 2000, which would result in Host REIT continuing to pay corporate-level income taxes in 1999 and could cause the Blackstone Acquisition not to be consummated.

  . Effect of Subsequent Events upon Recognition of Gain. Even though the PHLP Limited Partners (other than those who elect to receive a Note in exchange for OP Units) generally are not expected to recognize significant taxable gain at the time of the Merger, there are a variety of events and transactions (including the sale of one or more of the Hotels currently owned by PHLP or the reduction of indebtedness securing one or more of the Hotels) that could cause a PHLP Limited Partner to recognize all or a part of the gain that otherwise has been deferred through the REIT Conversion. In this regard, the refinancing of the existing debt secured by PHLP's Hotels (the "Mitsui Bank Debt"), which matures in December 1998 but which may be extended through December 1999, could result, depending upon the circumstances, in the recognition of significant taxable gain by PHLP Limited Partners. See "Federal Income Tax Consequences--Tax Treatment of PHLP Limited Partners Who Hold OP Units Following the Merger." Certain Hotels (including the Blackstone Hotels) will be covered by agreements with third parties which will restrict the Operating Partnership's ability to dispose of those properties or refinance their debt. In addition, if Atlanta Marquis participates in the Merger, the Operating Partnership will succeed to an existing agreement that will restrict its ability to disposes of the Atlanta Marquis Hotel or to refinance the debt secured by such Hotel without compensating certain outside partners for the resulting adverse tax consequences. As for the remaining

                                  PHLP Supp-5
     initial properties (including the Hotels owned by PHLP), the partnership agreement of the Operating Partnership, which is substantially in the form attached to the Consent Solicitation as Appendix A (the "Partnership Agreement"), does not impose any restrictions on the Operating Partnership's ability to dispose of the Hotels or to refinance debt secured by the Hotels (but the Operating Partnership is obligated to pay any taxes Host REIT incurs as a result of such transactions). In addition, the Partnership Agreement provides that Host REIT, as general partner of the Operating Partnership, is not required to take into account the tax consequences of the limited partners in deciding whether to cause the Operating Partnership to undertake specific transactions (but the Operating Partnership is obligated to pay any taxes that Host REIT incurs as a result of such transactions) and the limited partners have no right to approve or disapprove such transactions. See "Description of OP Units--Sales of Assets."

  . Election to Exchange OP Units for Notes. A PHLP Limited Partner who elects to receive a Note in connection with the Merger in exchange for his OP Units will be treated as having made a taxable disposition of his Partnership Interest. A PHLP Limited Partner who receives a Note may be eligible to defer only a small portion, but not all, of that gain under the "installment sale" rules. A PHLP Limited Partner with a "negative capital account" with respect to his Partnership Interest who elects to receive a Note will recognize "phantom income" in that amount at the time of the Merger in any event. See "Federal Income Tax Consequences-- Tax Treatment of PHLP Limited Partners Who Exercise Their Right to Make the Note Election."

  . Competition in the Lodging Industry. The profitability of the Hotels is subject to general economic conditions, the management abilities of the Managers (including primarily Marriott International), competition, the desirability of particular locations and other factors relating to the operation of the Hotels. The full-service segment of the lodging industry, in which virtually all of the Hotels operate, is highly competitive, and the Hotels generally operate in geographical markets that contain numerous competitors. The Hotels' success will be dependent, in large part, upon their ability to compete in such areas as access, location, quality of accommodations, room rate structure, the quality and scope of food and beverage facilities and other services and amenities. The lodging industry, including the Hotels (and thus the Operating Partnership), may be adversely affected in the future by (i) national and regional economic conditions, (ii) changes in travel patterns, (iii) taxes and government regulations which influence or determine wages, prices, interest rates, construction procedures and costs, (iv) the availability of credit and (v) other factors beyond the control of the Operating Partnership.

  . Failure of Host REIT to Qualify as a REIT for Tax Purposes. Taxation of Host REIT as a corporation if it fails to qualify as a REIT, and Host REIT's subsequent liability for federal, state and local taxes on its income and property, would, among other things, have the effect of reducing cash available for distribution to Host REIT's shareholders and materially reducing the value of the Common Shares and OP Units.

  . Failure of the Operating Partnership to Qualify as a Partnership for Tax Purposes. Taxation of the Operating Partnership as a corporation if it fails to qualify as a partnership and the Operating Partnership's subsequent liability for federal, state and local income taxes would, among other things, have the effect of reducing cash available for distribution to holders of OP Units, would cause Host REIT to fail to qualify as a REIT for tax purposes and would cause the holders of OP Units to recognize substantial taxable gain at the time the Operating Partnership ceases to qualify as a partnership.

  . Failure of the Leases to Qualify as Leases. If one or more of the Leases of the Hotels to the Lessees were to be disregarded for tax purposes (for example, because a Lease was determined to lack economic substance), Host REIT could fail to qualify as a REIT and the Operating Partnership might be treated as a corporation for federal income tax purposes, which would have a material adverse impact on the PHLP Limited Partners and the value of the OP Units.

  . Change in Tax Laws. No assurance can be provided that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to Host REIT's qualification as a REIT or the federal income tax consequences of such qualification.

                                  PHLP Supp-6

  . PHLP Limited Partners Need to Consult with Their Own Tax Advisors. Because the specific tax attributes of a PHLP Limited Partner and the facts regarding such PHLP Limited Partner's interest in PHLP could have a material impact on the tax consequences to such PHLP Limited Partner of the Merger, the subsequent ownership and disposition of OP Units or Notes and/or the subsequent ownership and disposition of Common Shares, it is essential that each PHLP Limited Partner consult with his own tax advisors regarding the application of federal, foreign and state and local tax laws to such PHLP Limited Partner's personal tax situation.

  . Effect of Possible Classification as a Publicly Traded Partnership on Passive Losses. There is a significant possibility that the Operating Partnership could be classified as a "publicly traded partnership," in which event the PHLP Limited Partners would not be able to use suspended passive activity losses from other investments to offset income from the Operating Partnership.

  . Host's Substantial Deferred Tax and Contingent Liabilities. Host will have substantial deferred tax liabilities that are likely to be recognized in the next ten years (notwithstanding Host REIT's status as a REIT), and the IRS could assert substantial additional liabilities for taxes against Host for taxable years prior to the time Host REIT qualifies as a REIT. Under the terms of the REIT Conversion and the Partnership Agreement, the Operating Partnership will be responsible for paying (or reimbursing Host REIT for the payment of) all such tax liabilities as well as any other liabilities (including contingent liabilities and liabilities attributable to litigation that Host REIT may incur) whether such liabilities are incurred by reason of Host's activities prior to the REIT Conversion or the activities of Host REIT subsequent thereto.

  Because REITs are not permitted under current federal income tax law to derive revenues directly from the operation of hotels, the Operating Partnership will lease the Hotels to lessees (the "Lessees") that will operate the Hotels under the existing management agreements and pay rent to the Operating Partnership, as more fully described herein. The Lessees generally will be indirect controlled subsidiaries of HMC Senior Communities, Inc. ("SLC"), which currently is a wholly owned subsidiary of Host. SLC will become a separate public company when Host distributes the common stock of SLC and other consideration to its existing shareholders and the Blackstone Entities in connection with Host's distribution of its accumulated earnings and profits, which Host REIT is required to do in order to qualify as a REIT. Shares of Host REIT and SLC will become separately traded securities and the companies will operate independently. There will be no overlap between the boards of Host REIT and SLC. There will be a substantial overlap of shareholders of the two companies initially, but this likely will diverge over time.

  HOST MARRIOTT CORPORATION (THE "GENERAL PARTNER"), THE GENERAL PARTNER OF PHLP, BELIEVES THAT THE MERGER PROVIDES SUBSTANTIAL BENEFITS AND IS FAIR TO THE PHLP LIMITED PARTNERS AND RECOMMENDS THAT ALL PHLP LIMITED PARTNERS VOTE FOR THE MERGER. THE GENERAL PARTNER ALSO RECOMMENDS THAT PHLP LIMITED PARTNERS DO NOT ELECT TO RECEIVE NOTES AS SUCH ELECTION MAY RESULT IN A SUBSTANTIAL TAXABLE GAIN.

  The effects of the Mergers may be different for Limited Partners of the various Partnerships. This Supplement has been prepared to highlight for PHLP Limited Partners the specific risks, benefits, effects and fairness of the Merger to them and to provide other information specific to PHLP. Supplements have also been prepared for each of the other Partnerships. This Supplement, together with the supplements of the other Partnerships (collectively, the "Supplements"), are part of the Consent Solicitation. Upon receipt of a written request by a Limited Partner or his representative so designated in writing, the General Partner will send a copy of any Supplement without charge. All requests for a copy of a Supplement should be directed to:
Investors Relations, 10400 Fernwood Road, Bethesda, Maryland 20817, telephone number 301-380-2070 (between the hours of 9:00 a.m. and 4:00 p.m., eastern time).

  All cross-references refer to the Consent Solicitation unless the context indicates otherwise. Capitalized terms not defined herein shall have the meaning set forth in the Consent Solicitation. The information contained herein, unless otherwise indicated, assumes the REIT Conversion occurs with all Partnerships participating and no Notes being issued (the "Full Participation Scenario").

                                  PHLP Supp-7

EXPECTED BENEFITS OF THE MERGER

  The General Partner believes that participating in the Merger would likely be beneficial to the PHLP Limited Partners for the reasons set forth below. This information is qualified by and should be read in conjunction with the information in the Consent Solicitation under "Background and Reasons for the Mergers and the REIT Conversion--Reasons for the Mergers." These benefits, which should be viewed as alternatives to continuing the business and operations of PHLP, are expected to include:

  . Exchange Value of PHLP. PHLP Limited Partners who elect to retain OP Units in the Merger will receive OP Units with an estimated Exchange Value equal to $5,040 per Partnership Unit.

  . Enhanced Liquidity of Investment. The REIT Conversion will offer PHLP Limited Partners significantly enhanced liquidity with respect to their investments in PHLP because, commencing one year following the Effective Date, PHLP Limited Partners who retain OP Units will be able to exercise their Unit Redemption Right at any time, subject to certain limited exceptions. Host has approximately 204 million shares of common stock outstanding and is expected to have a total common equity market
     capitalization of approximately $   billion after giving effect to the
     estimated $    million earnings and profits distribution (based on
     Host's $   closing price per share on the NYSE on      , 1998). The
     exercise of the Unit Redemption Right, however, generally would result in recognition of taxable income or gain at that time.

  . Public Market Valuation of Assets. Trading has been extremely limited in the Partnership Units of PHLP. In contrast, the General Partner believes that by exchanging interests in PHLP, which is a non-traded, finite-life limited partnership with a fixed portfolio for interests in an infinite-life real estate company focused primarily on a more diverse and growing full-service hotel portfolio and providing valuation based upon publicly traded Common Shares of Host REIT, the PHLP Limited Partners will have the opportunity to participate in the recent trend toward ownership of real estate through a publicly traded entity, which, in many instances, has resulted in market valuations of public real estate companies in excess of the estimated net asset values of those companies. There can be no assurance, however, that the Common Shares of Host REIT will trade at a premium to the private market values of the Operating Partnership's assets or that the relative pricing differential will not change or be eliminated in the future. Also, the benefit of Host's conversion to a REIT will not be shared by the PHLP Limited Partners if and to the extent that such benefit is reflected in the market valuation of Host's common stock prior to the REIT Conversion.

  . Regular Quarterly Cash Distributions. The General Partner expects that the Operating Partnership will make regular quarterly cash distributions to holders of OP Units. PHLP has never distributed cash to its Limited Partners, thus the ability of the PHLP Limited Partners to receive quarterly and regular distributions would be enhanced. For additional information regarding historical and estimated future distributions for PHLP and the other Partnerships, see "Background and Reasons for the Mergers and the REIT Conversion--Reasons for the Mergers."

  . Substantial Tax Deferral. The General Partner expects that PHLP Limited Partners who do not elect to receive a Note in exchange for OP Units generally should be able to obtain the benefits of the Merger while continuing to defer recognition for federal income tax purposes of at least a substantial portion, if not all, of the gain with respect to their Partnership Interests that otherwise would be recognized in the event of a liquidation of PHLP or a sale or other disposition of its assets in a taxable transaction (although PHLP Limited Partners may (although are not expected to) recognize a relatively modest amount of ordinary income as the result of required sales of personal property to a Non-Controlled Subsidiary in order to facilitate Host REIT's qualification as a REIT). Thereafter, such PHLP Limited Partners generally should be able to defer at least a substantial portion of such built-in gain until they elect to exercise their Unit Redemption Right or one or more of the Hotels currently owned by PHLP are sold or otherwise disposed of in a taxable transaction by the Operating Partnership or the Mitsui Bank Debt now secured by such Hotels is repaid, prepaid or substantially reduced. The federal income tax consequences of the Merger are highly complex and, with respect to each PHLP Limited Partner, are dependent upon many variables, including the particular circumstances of such PHLP Limited

                                  PHLP Supp-8

     Partner. See "Federal Income Tax Consequences--Tax Consequences of the Merger." Each PHLP Limited Partner is urged to consult with his own tax advisors as to the consequences of the Merger in light of his particular circumstances.

  . Enhanced Ability of Operating Partnership to Refinance the Mitsui Bank Debt. The Mitsui Bank Debt of $172.7 million as of December 31, 1997, must be refinanced no later than December 1999. There is no assurance, however, that such refinancing, either by PHLP on a standalone basis or the Operating Partnership following the Merger, will not require that PHLP Limited Partners recognize at least a substantial portion of the taxable gain that otherwise has been deferred through the Merger. In connection with an IRS ruling that the Operating Partnership has requested, see "Federal Income Tax Consequences--Tax Consequences of the Merger--Deemed Cash Distribution and Resulting Taxable Gain," it is expected that the former PHLP Limited Partners will reduce the amount of "phantom income" they are allocated, thereby reducing their taxable gains. There can be no assurance, however, that the Operating Partnership will receive the ruling and, if received, the exact impact it will have on an individual PHLP Limited Partner.

  . Risk Diversification. Participation in the Merger, as well as future hotel acquisitions by the Operating Partnership, will reduce the dependence of PHLP Limited Partners upon the performance of, and the exposure to the risks associated with, its Hotels and spread such risk over a broader and more varied portfolio, including more diverse geographic locations and multiple brands. See "Business and Properties-- Business Objectives."

  . Reduction in Leverage and Interest Costs. It is expected that the Operating Partnership will have a significantly lower leverage to value ratio than PHLP currently, which has outstanding debt balances in excess of the Appraised Values of its Hotels, resulting in significant interest and debt service savings and greater financial stability. In addition, the Mitsui Bank Debt currently matures in December 1998 with the right to extend the maturity to December 1999. There can be no assurance, however, that PHLP can either extend the debt maturity beyond December 1999 or refinance such debt on favorable terms in the absence of the Merger or the Operating Partnership could extend or refinance such debt if the Merger is consummated. The Operating Partnership and the General Partner believe, however, that PHLP will face greater difficulties in finding a satisfactory replacement for such debt than the Operating Partnership, given the Operating Partnership's larger size, greater diversity of assets and extent of its relationship with lenders.

  . Growth Potential. The General Partner believes that the PHLP Limited Partners, by owning interests in a publicly traded real estate company focused primarily on a more diverse and growing luxury and upscale full-service hotel portfolio, will be able to participate in growth opportunities that would not otherwise be available to them.

  . Greater Access to Capital. With publicly traded equity securities, a larger base of assets and a substantially greater equity value than PHLP individually, Host REIT expects to have greater access to the capital necessary to fund the Operating Partnership's operations and to consummate acquisitions on more attractive terms than would be available to PHLP individually. This greater access to capital should provide greater financial stability to the Operating Partnership and reduce the level of risk associated with refinancing existing loans upon maturity, as compared to PHLP individually.

  If PHLP does not participate in the Merger, its business will continue in the same manner; however, the Operating Partnership may elect to contribute some or all of its interest in PHLP to a Non-Controlled Subsidiary.

DETERMINATION OF EXCHANGE VALUE OF PHLP AND ALLOCATION OF OP UNITS

  GENERAL. The Exchange Value of PHLP will be equal to the greatest of its Adjusted Appraised Value, Continuation Value and Liquidation Value, each of which has been determined as follows:

  . Adjusted Appraised Value. The General Partner has retained AAA to determine the market value of each of the Hotels as of March 1, 1998 (the "Appraised Value"). The "Adjusted Appraised Value"

                                  PHLP Supp-9
     of PHLP equals the Appraised Value of its Hotels, adjusted as of the Final Valuation Date for lender reserves, capital expenditure reserves, existing indebtedness (including a "mark to market" adjustment to reflect the market value of such indebtedness), certain deferred maintenance costs, deferred management fees and transfer and recordation taxes and fees.

  . Continuation Value. The "Continuation Value" of PHLP represents AAA's estimate, as adopted by the General Partner, of the discounted present value, as of January 1, 1998, of the PHLP limited partners' share of estimated future cash distributions and estimated net sales proceeds (plus lender reserves), assuming that PHLP continues as an operating business for twelve years and its assets are sold on December 31, 2009 for their then estimated market value.

  . Liquidation Value. The "Liquidation Value" of PHLP represents the General Partner's estimate of the net proceeds to PHLP limited partners resulting from the assumed sale as of December 31, 1998 of the Hotels of PHLP, each at its Adjusted Appraised Value (after eliminating any "mark to market" adjustment and adding back the deduction for transfer and recordation taxes and fees, if any, made in deriving the Adjusted Appraised Value), less (i) estimated liquidation costs, expenses and contingencies equal to 2.5% of Appraised Value and (ii) prepayment penalties or defeasance costs, as applicable.

  Final determination of the Exchange Value of PHLP will be made as of the end of the four week accounting period ending at least 20 days prior to the Effective Date (the "Final Valuation Date") and will be equal to the greatest of Adjusted Appraised Value, Continuation Value and Liquidation Value as of such date. Adjusted Appraised Value, Continuation Value and Liquidation Value will be adjusted as of the Final Valuation Date(i) to reflect the amount of lender and capital expenditure reserves and the amount of deferred management fees as of such date, (ii) to increase the Adjusted Appraised Value by any amounts actually expended by PHLP after the Initial Valuation Date to perform deferred maintenance that were previously subtracted in determining the estimated Adjusted Appraised Value of PHLP and (iii) to reflect any changes in PHLP's other reserves, such as for litigation expenses and indemnification costs and any revised estimates of transfer and recordation taxes and fees.

  APPRAISED VALUE. PHLP's Hotels were appraised as of March 1, 1998 by AAA, an independent, nationally recognized hotel valuation and financial advisory firm experienced in the appraisals of lodging properties such as PHLP's Hotels. Each appraisal (an "Appraisal") was reviewed by a Member Appraisal Institute ("MAI") appraiser and certified by such MAI appraiser as having been prepared in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation.

  The purpose of each Appraisal is to provide an estimate of the "Market Value" of the related Hotel. "Market Value" means the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably and assuming the price is not affected by undue stimuli. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby: (i) the buyer and seller are equally motivated; (ii) both parties are well informed or well advised, and each is acting in what he considers his own best interest; (iii) a reasonable time frame is allowed for exposure in the open market; (iv) payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto and (v) the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale. AAA made site visits at all but one of PHLP's Hotels for purposes of the Appraisals.

  In preparing the Appraisals, AAA relied primarily on the income capitalization method of valuation, and then compared the value estimated by this method with recent sales of comparable properties, as a check on the reasonableness of the value determined through the income capitalization method. AAA employed the following procedures for determining the Appraised Value of PHLP's Hotels:

  . Historical 1997 and Projected Year's Earnings. AAA reviewed the historical 1997 net operating income (i.e., income before interest, taxes, depreciation and amortization) ("NOI") prior to incentive

                                 PHLP Supp-10
     management fees and certain capital expenditures for each Hotel. AAA also prepared a projection of the net operating income prior to incentive management fees and certain capital expenditures for each Hotel for the twelve month period ending February 28, 1999 (the "Projected Year"), using historical financial information for each Hotel, budget information, a survey with the manager of each Hotel addressing the physical condition of each Hotel, local market conditions (including business mix, demand generators, future trends and predictability of business), changes in the competitive environment, comparison with direct competitors of the Hotel and risk factors relating to each Hotel. The resulting gross margin (ratio of total revenues to NOI prior to incentive management fees) was checked against AAA's database of the gross margins for similar hotels for reasonableness.

  . Impact of Incentive Management Fees. AAA estimated a normalized annual amount of incentive management fees payable under the applicable management agreement and subtracted this amount from the net operating income prior to incentive management fees and certain capital expenditures for 1997 and the Projected Year.

  . Impact of Owner Funded Capital Expenditures. AAA estimated normalized annual amounts of owner funded capital expenditures (over and above the FF&E reserve) based in part on projected owner funded capital expenditures estimated in the Engineering Study. The normalized amounts were then subtracted from the NOI prior to owner funded capital expenditures for 1997 and the Projected Year.

  . Capitalization of Adjusted NOI. AAA then capitalized the amount resulting from the foregoing adjustments ("Adjusted NOI") for 1997 and the Projected Year by dividing such amounts by capitalization rates that AAA determined to be appropriate. A capitalization rate represents the relationship between net operating income and sales prices of income producing property. AAA selected the capitalization rates based upon its review of current published surveys reflecting the opinions of investors and participants such as REITs, hotel acquisition/management companies and pension funds, lenders, brokers and consultants as to current capitalization rates, and its own database of capitalization rates reflected in recent transactions, adjusted for factors specific to the Hotel, such as location, physical condition, reserve policies, local market volatility and competition, guest mix, renovation influences and other income characteristics. AAA used separate capitalization rates that it deemed appropriate to capitalize 1997 historical Adjusted NOI and estimated Projected Year's Adjusted NOI. AAA then estimated the value of each Hotel based upon each of the values estimated by capitalizing 1997 and Projected Year's Adjusted NOI and its professional judgment. The following table sets forth the effective capitalization rates for 1997 and Projected Year's Adjusted NOI resulting from AAA's estimated Appraised Values of PHLP's Hotels.

   RESULTING EFFECTIVE CAPITALIZATION RATES FOR APPRAISALS OF PHLP'S HOTELS

                         PROJECTED YEAR
          1997     (ENDING FEBRUARY 28, 1999)
          ----     --------------------------
         9.2-9.8%          9.7-10.6%

                    APPRAISED VALUES OF PHLP'S HOTELS

                                                                    APPRAISED
     HOTEL                                                            VALUE
     -----                                                        --------------
                                                                  (IN THOUSANDS)
     Albuquerque Marriott Hotel..................................    $ 21,600
     Greensboro High Point Marriott Hotel........................      27,800
     Houston Marriott Medical Center Hotel.......................      26,300
     Marriott Mountain Shadows Resort............................      38,600
     Miami Biscayne Bay Hotel....................................      38,500
     Raleigh Marriott Hotel......................................      28,000
     Seattle Sea-Tac Airport Marriott Hotel......................      63,600
     Tampa Westshore Marriott Hotel..............................      21,400
                                                                     --------
       Total.....................................................    $265,800
                                                                     ========

                                 PHLP Supp-11

  . Comparison with Comparable Sales. AAA checked the Appraised Value of each Hotel derived by the foregoing procedures against its database of comparable sale transactions for reasonableness.

  With respect to PHLP's Hotels, five properties were encumbered by ground leases as of the date of the Appraisals. Accordingly, the Appraised Values of such Hotels have been decreased to reflect the encumbrance of the ground leases and the interests of the ground lessors in the operating cash flows of such Hotels. The Appraised Value assumes all contractual provisions for FF&E reserves are adequate and have not been reduced to reflect deferred maintenance or environmental remediation costs with respect to PHLP's Hotels (but estimated deferred maintenance costs have been deducted in estimating the Adjusted Appraised Value of each of PHLP's Hotels). The Appraised Value did not take into account the costs that might be incurred in selling the Hotels (but estimated costs for transfer and recordation taxes and fees have been deducted in estimating the Adjusted Appraised Value of the Hotels).

  The Appraisals are not guarantees of present or future values and no assurance can be given as to the actual value of PHLP's Hotels. The Appraisals should be read in conjunction with other information, such as, but not limited to, the audited financial statements of PHLP.

  The Appraised Value, and the assumptions underlying the projections on which the Appraised Value are based, are contingent upon a series of future events, the outcomes of which are not necessarily within the Operating Partnership's control and cannot be determined at this time. There can be no assurance that another appraiser would not have arrived at a different result. Some of the assumptions inevitably will not materialize and unanticipated events and circumstances will occur subsequent to the date of the Appraisals. Furthermore, the actual results achieved from PHLP's Hotels will vary from the results projected in the Appraisals and the variations may be material.

  ADJUSTED APPRAISED VALUE. The Adjusted Appraised Value of PHLP was determined by totaling the Appraised Values of all of the Hotels of PHLP and then making various adjustments to the aggregate Appraised Value, as described below.

  . Mortgage and Other Debt. The estimated principal balance and accrued interest as of the Effective Date (assumed to be December 31, 1998) of all mortgage and other debt of PHLP has been subtracted from the Appraised Value.

  . Deferred Management Fees. The amount of deferred management fees (management fees earned by the manager pursuant to the Management Agreement and not paid currently) estimated to be payable under the Management Agreements of PHLP as of December 31, 1998 have been subtracted from the Appraised Value. The amount of such deferred management fees will be recalculated as of the Final Valuation Date.

  . Deferred Maintenance Costs. The estimated cost to complete any deferred maintenance items identified in the Engineering Study relating to PHLP's Hotels have been subtracted from the Appraised Value. The adjustments for this item will be reduced at the Final Valuation Date to reflect amounts expended after the Initial Valuation Date to perform such deferred maintenance. No adjustments have been made for previously budgeted capital expenditures or deferred maintenance costs estimated in the Engineering Study that are reflected in the cash flow projections used for purposes of estimating Appraised Values.

  . Transfer and Recordation Taxes and Fees. The estimated transfer and recordation taxes and fees required to be paid by PHLP in connection with the Merger have been subtracted from the Appraised Value. The actual transfer and recordation taxes and fees will be paid by the Operating Partnership as part of the Merger Expenses.

                                 PHLP Supp-12

  The following table sets forth the adjustments to the aggregate Appraised Values made to derive the estimated Adjusted Appraised Value for PHLP as of the Initial Valuation Date.

          CALCULATION OF ESTIMATED ADJUSTED APPRAISED VALUE FOR PHLP
                       AS OF THE INITIAL VALUATION DATE
              (IN THOUSANDS, EXCEPT PER PARTNERSHIP UNIT AMOUNT)

     Appraised Value................................................. $ 265,800
     Mortgage debt...................................................  (161,136)
     Other debt......................................................  (128,102)
     Deferred management fees........................................   (34,151)
     Deferred maintenance costs......................................    (5,212)
     Transfer taxes..................................................      (814)
                                                                      ---------
     Estimated Adjusted Appraised Value.............................. $       0
                                                                      =========
     Limited partners' share......................................... $       0
     Per Partnership Unit............................................ $       0

  CONTINUATION VALUE. AAA estimated the Continuation Value of PHLP using the following methodology:

  . Estimated Future Cash Distributions. AAA prepared estimates of future partnership cash flow for PHLP for the 12-year period from January 1, 1998 through December 31, 2009 based upon the estimated 1998 NOI before incentive management fees used in the Appraisals and for each subsequent year applying an assumed annual stabilized growth rate (as shown in the table below) developed by AAA for this analysis. For each year in the projection period, AAA estimated the amount of cash available for distribution to PHLP's limited partners after payment of all management fees, debt service, owner funded capital expenditures based on the Engineering Study and other partnership expenses and after application of the applicable partnership agreement provisions. AAA assumed that PHLP's FF&E reserve was adequate and understood that Host determined that there were no reserve shortfalls or surpluses.

  . Refinancing Assumptions. For debt that matures during the 12-year period, AAA assumed that the first mortgage debt of PHLP would be refinanced with interest rate of 8.0% per annum and a 25-year amortization schedule and the second mortgage debt would be refinanced with an 8.5% interest rate per annum and a 25-year amortization schedule, with estimated refinancing costs of 2% of the refinanced amount being added to the principal balance of the loan, since cash flow of PHLP was estimated to be insufficient to pay such costs.

  . Determination of Residual Value. To estimate the residual value of the PHLP limited partners' interest in PHLP at the end of the 12-year period, AAA assumed that the PHLP Hotels would be sold as of December 31, 2009 at their then market value. AAA estimated the market value of each Hotel as of such date by applying an exit capitalization rate that it deemed appropriate, using the factors described above in connection with the "--Appraised Value," which are set forth in the table below, to the estimated Adjusted NOI for 2009 (estimated as described above). AAA then subtracted estimated sales costs of 2.0% of the estimated market value, added lender reserves and subtracted the estimated outstanding principal balance of debt as of December 31, 2009 and deferred management fees to arrive at net sales proceeds available for distribution to PHLP partners. AAA then determined what portion of such estimated net sales proceeds would be distributable to PHLP's limited partners under the partnership and debt agreements.

  . Discounting Distributions to Present Value. As a final step, AAA discounted the estimated future cash distributions to PHLP's limited partners from operations and estimated net sales proceeds to their present value as of January 1, 1998, using a discount rate of 20% per annum. AAA believes that this discount rate reflects the return on investment that investors expect from leveraged investments of this nature.

                                 PHLP Supp-13

  The growth rate and exit capitalization rate used to determine the estimated Continuation Value for PHLP are as set forth below:

                     GROWTH RATE, EXIT CAPITALIZATION RATE
                   AND ESTIMATED CONTINUATION VALUE FOR PHLP

                                                              ESTIMATED
                                                          CONTINUATION VALUE
       GROWTH RATE    EXIT CAPITALIZATION RATE (2009)   (PER PARTNERSHIP UNIT)
       -----------    -------------------------------   ----------------------
          3.6%                     10.1%                        $5,040

  LIQUIDATION VALUE. The Liquidation Value of PHLP was estimated by the General Partner and represents the estimated value of PHLP if all of its assets were sold as of December 31, 1998. Such value was based upon the Adjusted Appraised Value of PHLP, with the following adjustments: (i) the "mark to market" adjustment used to estimate the Adjusted Appraised Value was eliminated and instead prepayment or defeasance costs that would be payable under existing debt agreements (regardless of whether the debt in fact can be prepaid on December 31, 1998) were deducted from the Appraised Value; and (ii) the deduction for transfer and recordation taxes and fees used to estimate the Adjusted Appraised Value was eliminated and instead an amount equal 2.5% of the Appraised Value of PHLP's Hotels was subtracted from the Appraised Value for estimated liquidation costs, expenses and contingencies. The General Partner then determined the portion of the estimated Liquidation Value that would be distributable to PHLP's limited partners under the terms of the partnership agreement and other contractual arrangements.

  The following table sets forth the adjustments made to the Adjusted Appraised Value to estimate the Liquidation Value of PHLP as of the Initial Valuation Date:

              CALCULATION OF ESTIMATED LIQUIDATION VALUE OF PHLP
                       AS OF THE INITIAL VALUATION DATE
              (IN THOUSANDS, EXCEPT PER PARTNERSHIP UNIT AMOUNT)

     Appraised Value................................................. $ 265,800
     Mortgage debt...................................................  (161,136)
     Other debt......................................................  (128,102)
     Deferred management fees........................................   (34,151)
     Deferred maintenance costs......................................    (5,212)
     Sales costs.....................................................    (6,645)
                                                                      ---------
     Estimated Liquidation Value..................................... $       0
                                                                      =========
     Limited partners' share......................................... $       0
     Per Partnership Unit............................................ $       0

  ESTIMATED EXCHANGE VALUE. The following table sets forth the estimated Exchange Value of PHLP (based upon the greatest of its estimated Adjusted Appraised Value, estimated Continuation Value and estimated Liquidation Value), the estimated minimum and pro forma number of OP Units to be received and the estimated Note Election Amount for PHLP, all on a per Partnership Unit basis as of the Initial Valuation Date. The estimated Exchange Value for PHLP will be received by each PHLP Limited Partner retaining OP Units in the Merger. The estimated Note Election Amount for PHLP (which will be received by PHLP Limited Partners electing to receive Notes in exchange for OP Units) is equal to 60% of the estimated Exchange Value for PHLP. The estimated values set forth below may increase or decrease as a result of various adjustments, which will be finally calculated as of the Final Valuation Date but will not change as a result of less than all of the Partnerships participating in the Mergers. The actual number of OP Units to be received by the PHLP Limited Partners will be based on the average closing price on the NYSE of a Host REIT Common Share for the 20 trading days after the Effective Date.

                                 PHLP Supp-14

 ESTIMATED EXCHANGE VALUE, NUMBER OF OP UNITS AND NOTE ELECTION AMOUNT OF PHLP

                            PER PARTNERSHIP UNIT(1)

                                                            ESTIMATED   ESTIMATED
       ESTIMATED         ESTIMATED    ESTIMATED  ESTIMATED   MINIMUM    PRO FORMA    ESTIMATED
   ADJUSTED APPRAISED   CONTINUATION LIQUIDATION EXCHANGE   NUMBER OF   NUMBER OF  NOTE ELECTION
         VALUE             VALUE        VALUE    VALUE(2)  OP UNITS(3) OP UNITS(4)   AMOUNT(5)
   ------------------   ------------ ----------- --------- ----------- ----------- -------------
           $0              $5,040         $0      $5,040                   252        $3,024

--------
(1) A Partnership Unit in PHLP represents an original investment of $10,000.
(2) The estimated Exchange Value is equal to the greatest of estimated Adjusted Appraised Value, estimated Continuation Value and estimated Liquidation Value.

(3) Assumes the price of an OP Unit is $ , which is the maximum price for purposes of the Merger.

(4) Assumes the price of an OP Unit is $20.00, which is the price used for purposes of the pro forma financial statements.

(5) The principal amount of Notes is equal to the greater of (i) the Liquidation Value or (ii) 60% of the Exchange Value (the "Note Election Amount").

  Price of OP Units to Pay Exchange Value to PHLP Limited Partners. Each PHLP Limited Partner will receive OP Units with a deemed value equal to the Exchange Value of such PHLP Limited Partner's Partnership Interests. The price of an OP Unit for this purpose will be equal to the average closing price on the NYSE of a Host REIT Common Share for the 20 trading days after the
Effective Date of the Mergers (but in no event greater than $   per share).
The closing price per share of Host common stock on the NYSE was $    on
     , 1998.

  PHLP Limited Partners at the Effective Date of the Merger who retain OP Units will receive cash distributions from PHLP for all of 1998 and, if the Merger does not occur in 1998, any portion of 1999 prior to the Merger for which period they do not receive a cash distribution from the Operating Partnership. Cash distributions will be made by PHLP in accordance with its partnership agreement on or before June 1, 1999 in respect of 1998 operations and, if the Merger does not occur prior to January 1, 1999, within 90 days after the Effective Date of the Merger in respect of any 1999 operations. PHLP Limited Partners at the Effective Date of the Merger who receive Notes in exchange for OP Units will participate in the same distributions from PHLP as Limited Partners who retain OP Units but will not receive any distributions from the Operating Partnership with respect to periods after the Effective Date of the Merger.

  No fractional OP Units will be issued. Fractional amounts less than or equal to 0.50 of an OP Unit will be rounded down to the next whole number and fractional amounts greater than 0.50 will be rounded up to the next whole number of OP Units.

VALUATION OF THE GENERAL PARTNER'S INTEREST IN PHLP AND ALLOCATION OF OP UNITS TO THE GENERAL PARTNER

  The value of the General Partner's interest will be equal to the aggregate Exchange Value of PHLP minus the aggregate Exchange Value of the PHLP Limited Partners' Partnership Interests (giving effect to the applicable distribution preferences in the PHLP partnership agreement). The number of OP Units that will be received by the General Partner will be equal to the value of its interest in PHLP divided by the same price per OP Unit used to determine the number of OP Units to be received by the PHLP Limited Partners. The total number of OP Units that will be owned directly or indirectly by Host REIT (including OP Units owned by the General Partner) will be equal to the number of outstanding shares of common stock of Host at the Effective Date.

                                 PHLP Supp-15

  The following table sets forth the estimated value of the General Partner's interest in PHLP based upon the estimated aggregate Exchange Value of the PHLP Limited Partners' Partnership Interests as of the Initial Valuation Date and the minimum and pro forma number of OP Units estimated to be received by the General Partner in respect thereof.

 ESTIMATED VALUE OF THE GENERAL PARTNER'S INTEREST AND NUMBER OF OP UNITS

                          (DOLLARS IN THOUSANDS)

Aggregate Exchange Value............................................... $12,096
Limited partners' share of aggregate Exchange Value....................   9,072
                                                                        -------
Value of General Partner's interest.................................... $ 3,024
Value of Host's limited partner interest...............................       5
                                                                        -------
Total Host interest.................................................... $ 3,029
                                                                        =======
Number of OP Units:
  Minimum(1)...........................................................
  Pro Forma(2).........................................................     151

--------

(1) Assumes the price of an OP Unit is $   , which is the maximum price for
    purposes of the Mergers.

(2) Assumes the price of an OP Unit is $20.00, which is the price used for purposes of the pro forma financial statements.

CASH DISTRIBUTIONS

  Historical Cash Distributions Paid by PHLP. PHLP has never paid any cash distributions to its Limited Partners.

  Compensation and Distributions to the General Partner. Under PHLP's partnership agreement, the General Partner does not receive fees or compensation in connection with managing the affairs of PHLP but the General Partner and its affiliates are reimbursed for certain costs and expenses incurred on behalf of PHLP. In addition, the General Partner is entitled to distributions related to its interests in PHLP. The following information has been prepared to compare the amount of reimbursements paid and cash distributions made by PHLP to the General Partner and its affiliates to the amounts that would have been paid if the reimbursement and distribution structure which will be in effect after the REIT Conversion had been in effect for the periods presented.

  Following the REIT Conversion, Host REIT will be operated as a self-administered REIT and as a result no reimbursements or other compensation will be received by the General Partner.


                                 PHLP Supp-16

  The following table sets forth the reimbursements and distributions paid by PHLP to the General Partner for the last three fiscal years and the First Two Quarters 1998 ("Historical") and the reimbursements and distributions that would have been paid to the General Partner for the last fiscal year and the First Two Quarters 1998 if the REIT Conversion had been in effect, assuming the Full Participation Scenario ("Pro Forma") and assuming a distribution per OP Unit of $1.05 per year during such period, which is the midpoint of the expected distribution range for 1999.

                         HISTORICAL AND PRO FORMA

         REIMBURSEMENTS AND DISTRIBUTIONS TO THE GENERAL PARTNER

                              (IN THOUSANDS)

                          FIRST TWO QUARTERS      FISCAL YEAR           FISCAL YEAR
                                 1998                 1997            1996       1995
                         -------------------- -------------------- ---------- ----------
                         HISTORICAL PRO FORMA HISTORICAL PRO FORMA HISTORICAL HISTORICAL
                         ---------- --------- ---------- --------- ---------- ----------
Principal and interest
 payments on loans......   $6,798      $--     $ 9,845     $ --      $9,358    $11,820
Reimbursements(1).......      132       --         259       --         218         88
Distributions(2)........        0       80           0      159           0          0
                           ------      ---     -------     ----      ------    -------
  Total.................   $6,930      $80     $10,104     $159      $9,576    $11,908
                           ======      ===     =======     ====      ======    =======

--------

(1) All expenses will be paid directly by the Operating Partnership, accordingly, there are no expected reimbursements on a pro forma basis.

(2) The amount of distribution payable to the General Partner on a pro forma basis reflect distributions at a rate of $1.05 per annum per OP Unit (which is the midpoint of the expected range of distributions per OP Unit for 1999) with respect to the estimated number of OP Units that the General Partner will receive with respect to its general and limited partner interests in PHLP. Such number does not reflect the aggregate number of OP Units Host will receive in connection with the REIT Conversion.

CERTAIN INFORMATION REGARDING THE HOTELS OWNED BY PHLP

                                                          NUMBER OF  DATE
NAME OF HOTEL                           LOCATION OF HOTEL   ROOMS   OPENED
-------------                           ----------------- --------- ------
Albuquerque Marriott Hotel               Albuquerque, NM      411    1982
Greensboro-High Point Marriott Hotel     Greensboro, NC       299    1983
Houston Marriott Medical Center Hotel    Houston, TX          386    1984
Marriott Mountain Shadows Resort         Scottsdale, AZ       337    1959
Miami Biscayne Bay Hotel                 Miami, FL            605    1983
Raleigh Marriott Hotel                   Raleigh, NC          375    1982
Seattle Sea-Tac Airport Marriott Hotel   Seattle, WA          459    1981
Tampa Westshore Marriott Hotel           Tampa, FL            310    1981
                                                            -----
  TOTAL                                                     3,182
                                                            =====

  The table below sets forth certain performance information for PHLP's Hotels for the indicated periods.

                                 FIRST TWO QUARTERS         FISCAL YEAR
                                 --------------------  ------------------------
                                   1998       1997      1997     1996   1995(1)
                                 ---------  ---------  -------  ------  -------
Average daily rate.............. $  117.81  $  110.15  $105.40  $95.98  $94.86
Occupancy.......................      81.1%      82.2%    78.5%   79.4%     79%
REVPAR.......................... $   95.54  $   90.54  $ 82.74  $76.21  $74.94
% REVPAR change.................       5.5%       --       8.6%    1.7%    --

--------

(1) 1995 information includes statistics on one Dallas hotel which was sold on August 22, 1995. The % REVPAR change for 1995 is not shown as the Point Clear and Tampa Hotels were foreclosed upon and the Tampa and Raleigh Hotels were subsequently purchased in 1994 making 1994 and 1995 information incomparable.

                                 PHLP Supp-17

 Albuquerque Marriott Hotel, Albuquerque, New Mexico

  The Albuquerque Marriott Hotel is located on a leased parcel of land of approximately six acres in the northeastern suburbs of Albuquerque in a residential, office and commercial development called Uptown.

  The Hotel, which opened in July 1982, consists of a 16-story guest room tower. The facilities include 411 guest rooms, two restaurants, one lobby bar and cocktail service in the lobby. There is approximately 13,800 square feet of space for conventions and banquets. Parking is provided for approximately 500 cars. In addition, the Hotel offers an indoor/outdoor pool, hydrotherapy pool, sauna, health club and gift shop.

  Competition. Studies indicate that currently six hotels with approximately 1,800 rooms directly compete with the Albuquerque Marriott Hotel in the Albuquerque market.

  Ground Lease. The Hotel site is subject to a ground lease with an initial term expiring in July 2032 and with three renewal options of 10 years each. The ground lease provides for annual rent equal to the greater of (i) 3.5% of annual gross room sales or (ii) $155,000 for the first 10 years and $165,000 thereafter during the initial term of the lease. For periods subsequent to the initial term of the lease, annual rent will equal the greatest of (i) 3.5% of annual gross room sales, (ii) $165,000 or (iii) 10% of the fair market value of the land, determined in each case as of each renewal date of the lease.

 Greensboro-High Point Marriott Hotel, Greensboro, North Carolina

  The Greensboro-High Point Marriott Hotel is located on approximately 15 acres of leased land on the grounds of the Greensboro-High Point Regional Airport which serves the cities of Greensboro, High Point and Winston-Salem.

  The Hotel, which opened in June 1983, is a six-story tower containing 299 guest rooms including a concierge floor, two restaurants, a lounge and approximately 9,000 square feet of space for banquets and conventions. Parking for 500 cars is provided. In addition, the Hotel has two lighted tennis courts, an indoor/outdoor pool with a 1,200-square foot deck for banquet functions, a hydrotherapy pool, a gift shop and a health club.

  Competition. Studies indicate that currently three hotels containing approximately 1,500 rooms directly compete with the Greensboro-High Point Marriott Hotel in the Greensboro market.

  Ground Lease. The Hotel site is subject to a ground lease from the Greensboro-High Point Airport Authority with an initial term expiring in June 2008 and with an option to extend for an additional 15 years. Additional renewal options totaling 20 years are available if the Hotel is expanded to 500 rooms. The lease calls for an annual rent equal to the greater of (i) 2.25% of the annual gross room sales plus 2% of the annual gross alcoholic beverage sales plus 1% of the annual gross food sales or (ii) $127,000.

  During the first extended term, the percentage rental for the annual gross room sales will be increased to 3% and, if on the first day of the extended term the Hotel contains fewer than 400 rooms, the percentage rentals for alcoholic beverage and food sales will increase to 2.5% and 1.25%, respectively.

 Houston Marriott Medical Center Hotel, Houston, Texas

  The Houston Marriott Medical Center Hotel is located in the Texas Medical Center in Houston, Texas, on a leased site of 23,670 square feet, and is situated directly opposite the main building of the Methodist Hospital and adjoins the Scurlock Towers which houses the Total Health Care Center of Methodist Hospital and approximately 200 doctors' offices.

  The Hotel, which opened in August 1984, includes 386 guest rooms, two concierge floors, two restaurants and a lounge. There is approximately 8,500 square feet of space with facilities for conventions and banquets.

                                 PHLP Supp-18

Parking is available for approximately 380 cars in an adjacent parking structure. Additional facilities within the Hotel include an indoor pool, a hydrotherapy pool, a gift shop and a health club.

  Competition. Studies indicate that currently six hotels containing approximately 1,600 rooms directly compete with the Houston Marriott Medical Center Hotel in the Houston market.

  Ground Lease. The land on which the Hotel is located is subject to a ground lease with an initial term expiring in August 2009 with five 10-year renewal options. The lease provides for annual rental equal to the greater of (i) $160,000 or (ii) 3% of the first $15 million of annual gross room sales plus 3.25% of annual gross room sales in excess of $15 million.

 Marriott's Mountain Shadows Resort, Scottsdale, Arizona

  The Mountain Shadows Resort Hotel is located on approximately 25 acres of fee-owned land in Scottsdale, approximately ten miles north of the Phoenix Sky Harbor International Airport. Host Marriott owns land adjacent to the site, on which an 18-hole executive-style golf course is located.

  Mountain Shadows opened in 1959 and was acquired by PHLP in 1982. A major renovation program was completed in 1983. The Hotel contains 337 guest rooms as well as three pools, two hydrotherapy pools, eight lighted tennis courts and a fitness center. Hotel guests have full privileges at the Mountain Shadows Golf Club which offers an 18-hole executive-style golf course. In addition, guests of the Hotel have access to the Camelback Inn Country Club owned by Marriott International (which is approximately two miles from the Hotel and offers two 18-hole championship golf courses) and the Camelback Inn spa located on the Camelback Inn resort grounds. Dining facilities at the Hotel include a family restaurant, a specialty seafood restaurant and an outdoor terrace. The Hotel's restaurants can accommodate seating for 430. In addition, the Mountain Shadows Golf Club offers a restaurant/snack bar, bar and patio area. The Hotel has more than 15,000 square feet of space for conventions and banquets. Parking is available for approximately 740 cars.

  Competition. Studies indicate that currently five hotels containing approximately 1,500 rooms directly compete with Marriott's Mountain Shadows Resort in the Scottsdale market.

 Miami Biscayne Bay Hotel, Miami, Florida

  The Miami Biscayne Bay Hotel is located on a leased parcel of land of approximately 1.9 acres plus space and facilities in an adjacent building in a residential and commercial project located on Biscayne Bay in downtown Miami.

  The Hotel, which opened in December 1983, is a 31-story tower which has 605 guest rooms, one restaurant, an indoor lounge and cocktail service in the lobby. Approximately 14,000 square feet of space with facilities for conventions and banquets is available. Parking is provided for 288 cars. In addition, the Hotel has an outdoor pool, a recreation deck, a game room, a gift shop and a health club.

  Competition. Studies indicate that currently five hotels containing approximately 2,500 rooms directly compete with the Miami Biscayne Bay Hotel in the Miami market.

  Ground Lease. The Hotel site is subject to a ground lease with an initial term expiring in December 2008, with renewal options for five successive 10-year periods. The lease calls for annual rental of the greater of (i) $1.0 million or (ii) 4% of annual gross room sales plus 3% of annual gross food and beverage sales.

 Raleigh Marriott Hotel, Raleigh, North Carolina

  The Raleigh Marriott Hotel is located on approximately ten acres of fee-owned land at the entrance to Crabtree Valley Mall in northwest Raleigh. The Raleigh-Durham Airport and the Research Triangle Park are located 10 and 17 miles west of the site, respectively. Downtown Raleigh is two miles east of the site.

                                 PHLP Supp-19

  The Hotel, which opened in March 1982, includes 375 guest rooms, one restaurant, a cocktail lounge and approximately 8,300 square feet of space for conventions and banquets. Parking for approximately 571 cars is provided. In addition, the Hotel offers an indoor/outdoor pool, a concierge lounge, sauna and hydrotherapy facilities, a health club and a gift shop.

  Competition. Studies indicate that currently three hotels with approximately 900 rooms directly compete with the Raleigh Marriott Hotel in the Raleigh market.

 Seattle Marriott Hotel Sea-Tac Airport, Seattle, Washington

  The Seattle Marriott Hotel is located on nine acres of fee-owned land near the entrance to the Seattle-Tacoma International Airport. The Hotel is approximately ten miles from downtown Seattle and approximately three miles from Interstate 5, the major north-south route through Washington.

  The Hotel, which opened in January 1981, consists of a nine-story tower and three five-story wings surrounding a landscaped atrium. The facilities include 459 guest rooms, a restaurant, an atrium cocktail service bar, three ballrooms totaling 18,500 square feet and meeting and conference rooms. In addition, the Hotel has two hydrotherapy pools, a health club, a sauna, an indoor pool, a gift shop, a game room and parking for 550 cars.

  Competition. Studies indicate that currently four hotels containing approximately 1,500 rooms directly compete with the Seattle Marriott Hotel Sea-Tac Airport in the Seattle market.

 Tampa Westshore Hotel, Tampa, Florida

  The Tampa Westshore Hotel is located on a leased parcel of land of approximately seven acres in a major office development just off I-75 on North Westshore Boulevard. The Hotel is approximately two miles from the Tampa International Airport and five miles from downtown Tampa.

  The Hotel, which opened in July 1981, consists of a 13-story hotel tower, a one-and-one-half story lobby and meeting space. The facilities include 310 guest rooms, a restaurant, a sports bar, a concierge lounge and approximately 8,400 square feet of space for conventions and banquets. Parking for more than 400 cars is provided. In addition, the Hotel has an indoor/outdoor pool, a hydrotherapy pool, a health club, a game room and a gift shop.

  Competition. Studies indicate that currently 11 hotels containing approximately 3,200 rooms directly compete with the Tampa Westshore Hotel in the Tampa market.

  Ground Lease. The Hotel is subject to a ground lease with an initial term expiring in July 2006 with five 10-year renewal options. The lease provides for a percentage rent equal to the greater of (i) 3% of gross room sales plus 1% of gross food sales plus 1% of gross alcoholic beverage sales or (ii) $96,000 per year.

LEGAL PROCEEDINGS

  PHLP. On July 15, 1998, one limited partner in PHLP filed a class action lawsuit styled Michael C. deBerardinis v. Host Marriott Corporation, Civil Action No. WMN 98-2263, in the United States District Court for the District of Maryland. The plaintiff alleges that Host misled the limited partners in order to induce them into approving the sale of one of the Partnership's hotels, violated the securities regulations by issuing a false and misleading consent solicitation and breached fiduciary duties and the partnership agreement. The complaint seeks unspecified damages. Host has not yet been served with the complaint but intends to vigorously defend against the claims asserted in the lawsuit.

AMENDMENTS TO PHLP'S PARTNERSHIP AGREEMENT

  In order to allow the Hotels of PHLP to be leased to SLC in connection with the Merger and the REIT Conversion, PHLP's partnership agreement must be amended. Currently, there is no provision in PHLP's

                                 PHLP Supp-20
partnership agreement to allow PHLP's Hotels to be leased. Therefore, Section 5.02B of PHLP's partnership agreement must be amended to amend and restate paragraph 5.02B(ii) to read as follows:

    (vi) sell, lease or otherwise dispose of (or consent to the sale, lease or other disposition of), directly or indirectly, in one transaction or a series of related transactions any or all of the Hotels.

  Other Amendments. Amendments to certain terms and sections of PHLP's partnership agreement would be made in order to (i) delete certain obsolete references to entities and agreements that are no longer in existence, (ii) update PHLP's partnership agreement to reflect the passage of time since the formation of PHLP and (iii) make any other amendments to PHLP's partnership agreement deemed necessary or advisable, in the sole discretion of the General Partner, in connection with the consummation of the Merger and the REIT Conversion. The General Partner does not believe that these amendments would affect the rights of the PHLP Limited Partners in any material respect nor the duties and obligations of the General Partner. These changes are included, along with the other proposed amendments, in the copy of PHLP's partnership agreement, as proposed to be amended, which is attached hereto. The amended PHLP partnership agreement is marked to indicate the revisions made to the existing PHLP partnership agreement and should be read in its entirety. Deleted provisions are contained in brackets and struck through and added provisions are in bold type and underlined.

FAIRNESS ANALYSIS AND OPINION

 FAIRNESS ANALYSIS

  The General Partner believes that the Merger provides substantial benefits and is fair to the Limited Partners of PHLP and recommends that all Limited Partners of PHLP consent to the Merger. The General Partner bases this recommendation primarily on (i) its view that the expected benefits of the Merger for the PHLP Limited Partners outweigh the risks and potential detriments of the Merger to the PHLP Limited Partners (see "Background and Reasons for the Mergers and the REIT Conversion--Reasons for the Mergers" and "Risk Factors"), (ii) its view that the value of the OP Units allocable to the PHLP Limited Partners on the basis of the Exchange Value established for PHLP represents fair consideration for the Partnership Interests held by the PHLP Limited Partners and is fair to the PHLP Limited Partners from a financial point of view and (iii) the Appraisals and Fairness Opinion of AAA.

  The Merger is not conditioned upon the consummation of any of the other Mergers. The General Partner has considered this fact in evaluating the fairness of the Merger. The General Partner believes that the fairness of the Merger will not be materially affected by the presence or absence of any other individual Partnership or by any particular combination of other Partnerships and that the Merger will be fair to the PHLP Limited Partners, individually and as a whole, if it is consummated with any combination of other Participating Partnerships. The General Partner bases this belief primarily on the fact that the consideration to be paid to the PHLP Limited Partners has been established based upon PHLP's Exchange Value, without regard to any possible combination of other Partnerships.

  In reaching the conclusions implicit in the above recommendation, the General Partner has taken into account the following considerations, placing the greatest weight on the first two considerations:

  . The General Partner has concluded that the Exchange Value for PHLP, which is equal to its Continuation Value, represents fair consideration for the Partnership Interests of the PHLP Limited Partners in the Merger in relation to PHLP. The General Partner also has concluded that the Exchange Value established for the PHLP Limited Partners fairly reflects the value of the assets held by PHLP. In addition, the Fairness Opinion supports these conclusions.

  . PHLP Limited Partners will be able to defer recognition of gain until such time as they choose to realize such gain based on their personal circumstances.

  . The General Partner has concluded that the potential benefits of the Merger to the PHLP Limited Partners, as described under "Background and Reasons for the Mergers and the REIT Conversion--Reasons for

                                 PHLP Supp-21
   the Mergers," outweigh the potential risks and detriments of the Merger for the PHLP Limited Partners, as described in "Risk Factors."

  . The Fairness Opinion, in the view of the General Partner, supports the fairness of the Merger, even though it includes qualifications, limitations and assumptions relating to its scope and other factors that PHLP Limited Partners should consider carefully. The availability of the Fairness Opinion is particularly significant in light of the absence of arm's length negotiations in establishing the terms of the Merger.

  . Host will contribute its wholly owned full-service hotel assets, substantially all of its interests in the Hotel Partnerships and its other assets (excluding its senior living assets and the cash or securities to be distributed to its shareholders) to the Operating Partnership in exchange for (i) a number of OP Units equal to the number of outstanding shares of common stock of Host, (ii) preferred partnership interests in the Operating Partnership corresponding to any shares of Host preferred stock outstanding at the time of the REIT Conversion and
    (iii) the assumption by the Operating Partnership of all liabilities of Host (including past and future tax liabilities) other than liabilities of SLC. Following these contributions, the Operating Partnership and its subsidiaries will directly own all of Host's wholly owned hotels and all of Host's interests in the Hotel Partnerships and Host's other assets. Host will receive OP Units in respect of its general partner interests in PHLP on substantially the same basis as the Partnership Units held by Limited Partners. Host REIT will not receive any compensation for its services as general partner to the Operating Partnership following the REIT Conversion and will benefit from the operations of the Operating Partnership only to the extent of the distributions received based upon its percentage interest in the Operating Partnership to the same extent as the other limited partners. Because Host REIT will share in the value of the Operating Partnership solely through distributions and not through any separate compensation structure, the General Partner believes that this is a factor supporting the fairness of the Merger to the PHLP Limited Partners.

  . The General Partner believes that the value of the consideration to be received by the PHLP Limited Partners in the Merger is fair in relation to the value which would be derived by such Limited Partners under any of the alternatives described under "Background and Reasons for the Mergers and the REIT Conversion--Alternatives to the Mergers," especially since the Exchange Value of PHLP is equal to its Continuation Value, which is the greatest of the Adjusted Appraised Value, the Continuation Value and the Liquidation Value and the historic prices paid for PHLP Partnership Units. The General Partner does not believe that the sale of any of PHLP's Hotels and liquidation of PHLP will obtain for PHLP Limited Partners as much value as the value to be received by such PHLP Limited Partners following the Merger. In addition, while the Continuation Values of certain of the Partnerships, including PHLP, are higher than the Adjusted Appraised Values of such Partnerships, the General Partner believes that the Merger provides substantial benefits to PHLP Limited Partners, including those benefits described under "Background and Reasons for the Mergers and the REIT Conversion--Reasons for the Mergers," especially enhanced liquidity and regular quarterly cash distributions. The General Partner believes that the following benefits are of the greatest value and importance to the PHLP Limited Partners:

    . Enhanced Liquidity. The Merger and the REIT Conversion will offer
      PHLP Limited Partners significantly enhanced liquidity with respect to their investments in PHLP because, commencing one year following the Effective Date, PHLP Limited Partners who retain OP Units will be able to exercise their Unit Redemption Right at any time, subject to certain limited exceptions. Host has approximately 204 million shares of common stock outstanding and is expected to have a total common
      equity market capitalization of approximately $   billion after
      giving effect to the estimated $   million earnings and profits
      distribution (based on Host's $   closing price per share on the NYSE
      on     , 1998). The exercise of the Unit Redemption Right, however, generally would result in recognition of taxable income or gain at that time.

    . Risk Diversification. Upon consummation of the REIT Conversion, each
      PHLP Limited Partner's investment will be converted from an investment in PHLP, which owns eight hotels, into an investment in an enterprise that initially will own or control approximately 120 Hotels and will have a total market capitalization of approximately
      $ billion, thereby reducing the dependence upon the performance of, and the exposure to the risks associated with, any particular Hotel or group of

                                 PHLP Supp-22

     Hotels currently owned by PHLP and spreading such risk over a broader and more varied portfolio, including more diverse geographic locations and multiple brands.

    . Reduction in Leverage and Interest Costs. It is expected that the Operating Partnership will have a significantly lower leverage to value ratio than PHLP currently, which has outstanding debt balances in excess of the Appraised Values of its Hotels, resulting in significant interest and debt service savings and greater financial stability.

    . Regular Quarterly Cash Distributions. The General Partner expects that the Operating Partnership will make regular quarterly cash distributions to holders of OP Units. Host expects that these distributions will be higher than the estimated cash distributions for 1998 for PHLP and, in any event, the ability to receive distributions quarterly and in regular amounts would be enhanced.

    . Substantial Tax Deferral. The General Partner expects that PHLP
      Limited Partners who do not elect to receive Notes in exchange for OP Units generally should be able to obtain the benefits of the Merger while continuing to defer recognition for federal income tax purposes of at least a substantial portion, if not all, of the gain with respect to their Partnership Interests that otherwise would be recognized in the event of a liquidation of PHLP or a sale or other disposition of its assets in a taxable transaction (although PHLP Limited Partners may (although are not expected to) recognize a relatively modest amount of ordinary income as the result of required sales of personal property by PHLP to a Non-Controlled Subsidiary in order to facilitate Host REIT's qualification as a REIT).

  The General Partner believes that the factors described above, which support the fairness of the Merger to the PHLP Limited Partners, when weighed against the factors that may be disadvantageous, taken as a whole, indicate that the Merger is fair to the PHLP Limited Partners.

FAIRNESS OPINION

  AAA, an independent financial advisory firm with substantial real estate and partnership transaction experience, was engaged by the General Partner and the other General Partners to perform the Appraisals and to render the Fairness Opinion that (i) the Exchange Value and the methodologies and underlying assumptions used to determine the Exchange Value, the Adjusted Appraised Value, the Continuation Value and the Liquidation Value of PHLP and each other Partnership (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels,) are fair and reasonable, from a financial point of view, to the PHLP Limited Partners and the Limited Partners of each other Partnership and (ii) the methodologies used to determine the value of an OP Unit and to allocate the equity in the Operating Partnership to be received by the PHLP Limited Partners and the Limited Partners of each other Partnership are fair and reasonable to the PHLP Limited Partners and the Limited Partners of each other Partnership. The Fairness Opinion is addressed to each Partnership and it may be relied upon by each of the PHLP Limited Partners and the Limited Partners of each of the other Partnerships. The full text of the Fairness Opinion, which contains a description of the assumptions and qualifications applicable to the review and analysis by AAA, is set forth in Appendix B to the Consent Solicitation and should be read in its entirety. The material assumptions and qualifications to the Fairness Opinion are summarized below, although this summary does not purport to be a complete description of the various inquiries and analyses undertaken by AAA in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex analytical process not necessarily susceptible to partial analysis or amenable to summary description. For a more complete description of the assumptions and qualifications that limit the scope of the Fairness Opinion, see "--Qualifications to Fairness Opinion" and "--Assumptions" below.

  Although the General Partner advised AAA that certain assumptions were appropriate in its view, the General Partner imposed no conditions or limitations on the scope of the investigation by AAA or the methods and procedures to be followed by AAA in rendering the Fairness Opinion. The fees and expenses of AAA will be treated as a Merger Expense and will be paid by the Operating Partnership. In addition, the General Partner has agreed to indemnify AAA against certain liabilities. See "--Compensation and Material
Relationships."

                                  PHLP Supp-23

  Qualifications to Fairness Opinion. In the Fairness Opinion, AAA specifically states that it did not: (a) specifically consider other methodologies for allocation of the OP Units, (b) address or conclude that other methodologies for allocation of the OP Units to PHLP and the other Partnerships might not have been more favorable to the Limited Partners in certain of the Partnerships, (c) negotiate with the General Partner, the General Partners of other Partnerships or Host, (d) participate in establishing the terms of the Merger and the other Mergers, (e) provide an opinion as to the terms and conditions of the Merger and the other Mergers other than those explicitly stated in the Fairness Opinion, (f) make any independent review of the capital expenditure estimates set forth in the Engineering Study or (g) make any estimates of PHLP's and each other Partnership's contingent liabilities. In addition, with respect to the specific reference to the allocation of the equity interest in the Operating Partnership to be received by the limited partners of each Partnership, AAA has assumed that the average closing price on the NYSE of a Host REIT Common Share for the 20 trading days after the Effective Date of the Mergers represents a fair price.

  In connection with preparing the Fairness Opinion, AAA was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the analysis set forth in Appendix B. AAA will not deliver any additional written opinion of the analysis, other than to update the written opinion if requested by the Operating Partnership.

  Experience of AAA. AAA is the world's largest independent valuation consulting firm and is regularly and continually engaged in the valuation of commercial real estate and businesses and their securities in connection with tender offers, mergers and acquisitions, recapitalizations and reorganizations, divestitures, employee stock ownership plans, leveraged buyout plans, private placements, limited partnerships, estate and corporate matters, other financial advisory matters and other valuation purposes.

  AAA was selected because of its experience in the valuation of businesses and their securities in connection with tender offers, mergers and acquisitions, recapitalizations and reorganizations, including transactions involving hotel partnerships. In addition, Host and its affiliates have previously engaged AAA to provide appraisals and fairness opinions in connection with other transactions. The General Partner and the other General Partners considered two other firms for purposes of performing the appraisals and rendering the Fairness Opinion and received proposals from each. The General Partners Selected AAA based upon price and experience.

  Summary of Materials Considered and Investigation Undertaken. As a basis for rendering the Fairness Opinion, AAA has made such reviews, studies and analyses as it deemed necessary and pertinent in order to provide it with a reasonable basis for the Fairness Opinion, including, but not limited to, the following: (i) reviewed the transaction documents and SEC reporting and/or filing documents, including drafts of the Form S-4 for the Mergers; (ii) provided the Market Value of each Hotel owned by each Partnership in a separate short form appraisal report and each such report was reviewed and certified by an MAI appraiser as to its preparation in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation; as part of the Appraisals, AAA reviewed historical operating statements, 1998 budget and year-to-date results, and other financial information as it deemed necessary as a basis for the Fairness Opinion and the Appraisals also considered market transactions of similar lodging properties as appropriate as a basis for the Market Value of each Hotel; (iii) reviewed the methodologies used by each of the General Partners in their determination of the Exchange Value of each Partnership, including the nature and amount of all adjustments to the Appraised Values in determining such Exchange Values; AAA reviewed and tested for the fairness and reasonableness of all adjustments as well as for consideration of all adjustments deemed to be appropriate by AAA; (iv) reviewed the methodologies used by each of the General Partners in their determination of the value of an OP Unit and the allocation of the equity interest in the Operating Partnership to be received by the limited partners of each Partnership, and AAA reviewed and tested for the fairness and reasonableness of the methods and measurements made by the General Partners; (v) reviewed the General Partners' determination of the Liquidation Value of each Partnership, and AAA reviewed and tested for the fairness and reasonableness of all adjustments proposed by the General Partners, as well as for consideration of all adjustments deemed appropriate by AAA; (vi) provided an estimate of the Continuation Value of each Partnership based upon the estimated present value of expected

                                 PHLP Supp-24
benefits to be received by each limited partner interest as though the Mergers did not occur and each Partnership's assets were sold within a twelve year period; AAA, as part of its analysis and review, determined appropriate rates of growth in house profit or net operating income, as well as reviewed other key variables affecting partnership cash flows and other economic/financial factors affecting the Partnerships' expected operations and results; (vii) reviewed the terms of the ground leases of the Hotels and the partnership agreement of each Partnership; (viii) reviewed audited and unaudited historical income statements, balance sheets and statements of sources and uses of funds of each Partnership and Host and pro forma financial information for Host REIT; (ix) reviewed audited and unaudited historical operating statements of each Hotel, as well as current operating statements and budgets;
(x) conducted real estate valuation and financial due diligence with respect to the Partnerships and their underlying assets, liabilities and equity; (xi) reviewed internal Marriott International, Host and Partnership financial analyses and other internally generated data for each Hotel; and (xii) discussed all of the foregoing information, where appropriate, with management of Marriott International, Host and the Partnerships and their respective employees.

  Assumptions. In rendering its opinion, AAA relied, without independent verification, on the accuracy and completeness in all material respects of certain relevant publicly available information and information provided to AAA by Host and the Hotels. AAA assumed that all information furnished by Host, the Hotels and the Partnerships and their representatives, upon which AAA relied, presented an accurate description in all material respects of the current and prospective status of the Hotels and the Partnerships from an operational and financial point of view. AAA also noted that the Fairness Opinion was based upon financial, economic, market and other considerations as they existed and could be evaluated on the date thereof.

  Conclusions. AAA concluded that, based upon and subject to its analysis and assumptions and limiting conditions, and as of the date of the Fairness
Opinion: (i) the Exchange Value and methodologies used to determine the Exchange Value, the Adjusted Appraised Value, the Continuation Value and the Liquidation Value of each Partnership (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of each of the Hotels,) are fair and reasonable, from a financial point of view, to the PHLP Limited Partners and the Limited Partners of each other Partnership and (ii) the methodologies used to determine the value of an OP Unit and to allocate the equity interest in the Operating Partnership to be received by the PHLP Limited Partners and the Limited Partners of each other Partnership are fair and reasonable to the PHLP Limited Partners and the Limited Partners of each other Partnership.

  Compensation and Material Relationships. AAA has been paid a fee of $335,000 for its services as described herein, including the Appraisals and preparing to deliver the Fairness Opinion. In addition, AAA will be reimbursed for all reasonable out-of-pocket expenses, including legal fees and will be indemnified against certain liabilities, including certain liabilities under the securities laws. The fee was negotiated between Host, the General Partners and AAA. Payment of the fee to AAA is not dependent upon completion of the Mergers. AAA has been previously engaged by Host and its affiliates to provide appraisals, fairness opinions and solvency opinions in connection with other transactions.

VOTING PROCEDURES

  The consent of PHLP Limited Partners holding more than 50% of the outstanding limited partner interests is required for participation in the Merger. The General Partner holds 0.06% of the outstanding limited partner interests. The General Partner intends to vote its limited partner interests FOR the Merger.

  A PHLP Limited Partner may mark the Consent Form to vote "FOR," "AGAINST" or "ABSTAIN" with respect to participation in the Merger by PHLP. THE FAILURE OF A PHLP LIMITED PARTNER TO VOTE OR AN ABSTENTION WILL HAVE THE SAME EFFECT AS IF SUCH LIMITED PARTNER HAD VOTED HIS PARTNERSHIP INTERESTS "AGAINST" THE MERGER. LIMITED PARTNERS WHO RETURN A SIGNED CONSENT FORM BUT FAIL TO INDICATE THEIR APPROVAL OR DISAPPROVAL AS TO ANY MATTER (INCLUDING THE MERGER) WILL BE DEEMED TO HAVE VOTED TO APPROVE SUCH MATTER. The voting procedures applicable to PHLP Limited Partners are set forth in the Consent Solicitation under the heading "Voting Procedures--Required Vote and Other Conditions."

  As of June 19, 1998, no person owned of record, or to the Partnership's knowledge owns beneficially, more than 5% of the total number of PHLP Partnership Units.

                                 PHLP Supp-25

FEDERAL INCOME TAX CONSEQUENCES

  In addition to the federal income tax consequences discussed in the sections of the Consent Solicitation entitled "Federal Income Tax Consequences" and "Risk Factors--Federal Income Tax Risks," PHLP Limited Partners should read carefully the following discussion of federal income tax consequences applicable specifically to the PHLP Limited Partners. The information included in this discussion is based upon various factual assumptions and information which are believed by the Operating Partnership and the General Partner to be reliable. However, some of these assumptions inevitably will not materialize and unanticipated events and circumstances will occur. Therefore, there likely will be differences between the information provided herein, including the numerical data and estimates, and actual results and the variations may be material and adverse.

 Applicability of Tax Opinions

  Hogan & Hartson L.L.P. ("Hogan & Hartson"), counsel to Host REIT, Host and the Operating Partnership, has provided to Host REIT and the Operating Partnership an opinion letter (substantially in the form of Appendix C to the Consent Solicitation) as to certain federal income tax consequences to the Operating Partnership and the PHLP Limited Partners resulting from the Mergers and the REIT Conversion. The opinion letter is based upon certain assumptions and certain representations provided by Host REIT, Host, the Operating Partnership and the General Partners. These representations generally involve factual matters relating to the organization, ownership and operations (including the income, assets, businesses, liabilities and properties) of the Partnerships and Hotels contributed to the Operating Partnership by Host and the Blackstone Entities prior to the Mergers and the REIT Conversion and of Host REIT, the Operating Partnership and the Partnerships following the Mergers and the REIT Conversion. In addition, on the Effective Date, Hogan & Hartson expects to provide to Host REIT and the Operating Partnership an opinion letter (substantially in the form of Appendix D to the Consent Solicitation) as to the qualification and taxation of Host REIT as a REIT under the Code following the REIT Conversion. The receipt of this opinion letter is a condition to the REIT Conversion and each of the Mergers. See "Federal Income Tax Considerations--Summary of Tax Opinions" in the Consent Solicitation.

  Each opinion provided by Hogan & Hartson in the opinion letter that is substantially in the form of Appendix C to the Consent Solicitation is applicable to the PHLP Limited Partners.

  The opinions already rendered by Hogan & Hartson are based on the Code and Treasury Regulations in effect on the date hereof, current administrative interpretations and positions of the IRS and existing court decisions, and the opinions to be rendered by Hogan & Hartson on the Effective Date will be based on the same authorities as of the Effective Date. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the law or the above conclusions reached by counsel. In addition, any such change could apply retroactively to transactions preceding the date of change. Moreover, opinions of counsel merely represent counsel's best judgment with respect to the probable outcome on the merits and are not binding on the IRS or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinions (which do not bind the IRS or the courts) will not be challenged by the IRS or will be sustained by a court if so challenged. With the one exception described below (see "--Tax Consequences of the Merger--Deemed Cash Distribution and Resulting Taxable Gain") and in the Consent Solicitation under "Federal Income Tax Consequences--Tax Consequences of the Mergers --IRS Ruling Request Regarding Allocation of Partnership Liabilities," neither Host REIT, the Operating Partnership nor the General Partners have requested or plan to request any rulings from the IRS concerning the tax consequences of the Mergers or the treatment of either the Operating Partnership or Host REIT subsequent to the REIT Conversion.

 Tax Consequences of the Merger

  Overview. Hogan & Hartson has provided an opinion to the effect that, except for any gain attributable to the sale of personal property by PHLP to a Non-Controlled Subsidiary in connection with the REIT Conversion, the Merger will not result in the recognition of taxable gain or loss at the time of the Merger to a PHLP Limited

                                 PHLP Supp-26

Partner (i) who does not exercise his Unit Redemption Right on a date sooner than the date two years after the date of the consummation of the Merger; (ii) who does not receive a cash distribution (or a deemed cash distribution resulting from relief from liabilities, including as a result of any repayment of the Mitsui Bank Debt) in connection with the Merger or the REIT Conversion in excess of his aggregate adjusted basis in his PHLP Partnership Units at the time of the Merger; (iii) who does not elect to receive a Note in exchange for his OP Units in connection with the Merger (the "Note Election"); (iv) who is not required to recognize gain by reason of the exercise by another PHLP Limited Partner of his right to make the Note Election (which, in counsel's opinion, described below, should not be the result of such election); and (v) who does not have his "at risk" amount fall below zero as a result of the Merger or the REIT Conversion. See "Federal Income Tax Consequences--Summary of Tax Opinions" in the Consent Solicitation.

  With respect to the foregoing exceptions to nonrecognition treatment, the Operating Partnership and the General Partner believe as follows: (i) a PHLP Limited Partner who acquired his PHLP Partnership Units in the original offering of such Partnership Units and who has held such Partnership Units at all times since would not be considered to receive, as a result of the Merger, a distribution (or a deemed cash distribution resulting from relief from liabilities) that exceeds his aggregate adjusted basis in his PHLP Partnership Units at the time of the Merger, and would not have his "at risk" amount fall below zero as a result of the Merger, and (ii) a portion of the personal property associated with six of the eight Hotels owned by PHLP will need to be sold to a Non-Controlled Subsidiary in connection with the REIT Conversion, which may (but is not expected to) result in the recognition of a relatively modest amount of income by the PHLP Limited Partners. See "Federal Income Tax Consequences--Tax Consequences of the Mergers--Overview" in the Consent Solicitation and "Tax Allocations upon the Sale of Certain Personal Property Associated with the PHLP Hotels" below.

  With respect to the effects of a PHLP Limited Partner's election to receive a Note in exchange for his OP Units in connection with the Merger, Hogan & Hartson is of the opinion that, although the matter is not free from doubt, a PHLP Limited Partner who does not make the Note Election should not be required to recognize gain by reason of another PHLP Limited Partner's exercise of such right. With respect to the exercise of a Unit Redemption Right, Hogan & Hartson is of the opinion that it is more likely than not that a PHLP Limited Partner's exercise of his Unit Redemption Right more than one year after the date of consummation of the Merger but less than two years after such date will not cause the Merger itself to be a taxable transaction for the PHLP Limited Partner (or the other PHLP Limited Partners). See "Federal Income Tax Consequences--Summary of Tax Opinions" in the Consent Solicitation. Opinions of counsel, however, do not bind the IRS or the courts, and no assurances can be provided that such opinions will not be challenged by the IRS or will be sustained by a court if so challenged.

  Deemed Cash Distribution and Resulting Taxable Gain. With respect to his PHLP Partnership Units, a PHLP Limited Partner will receive no actual cash distribution in connection with the Merger but would be deemed to receive a cash distribution in connection with the Merger to the extent that his share of Operating Partnership liabilities immediately after the Merger and the REIT Conversion is less than his share of PHLP liabilities immediately prior to the Merger. For example, any repayment of the Mitsui Bank Debt or debt encumbering other Hotels may result in a deemed cash distribution to the PHLP Limited Partners. See "Federal Income Tax Considerations--Tax Consequences of the Mergers--Relief from Liabilities/Deemed Cash Distribution" in the Consent Solicitation. Even if the Mitsui Bank Debt or debt encumbering other Hotels is not repaid or refinanced in connection with the Mergers and the REIT Conversion, a PHLP Limited Partner's share of indebtedness following the Mergers and the REIT Conversion may decrease in comparison to the Limited Partner's estimated aggregate share of PHLP indebtedness as of December 31, 1998 (calculated based on the assumption that the Mergers did not occur) by reason of the manner in which the debt allocation rules work when multiple assets with different levels of leverage are consolidated into a single partnership. However, the prepayment of indebtedness owed by PHLP to the General Partner or its affiliates in connection with the Merger will not result in a deemed cash distribution to the PHLP Limited Partners.

  A PHLP Limited Partner, however, would recognize taxable gain as a result of any deemed cash distribution only to the extent that the deemed cash distribution were to exceed his adjusted tax basis in his PHLP Partnership

                                 PHLP Supp-27

Units immediately prior to the Merger. As noted above, the Operating Partnership and the General Partner believe, based upon and subject to the assumptions and other limitations described below, that a PHLP Limited Partner who acquired his PHLP Partnership Units in the original offering of such Partnership Units and has held the Partnership Units at all times since the offering will have an adjusted tax basis in excess of the deemed cash distribution that might occur in connection with the Merger and the REIT Conversion. Therefore, such a PHLP Limited Partner should not recognize gain due to such deemed cash distribution resulting from the relief from liabilities in connection with the Merger and the REIT Conversion.

  The adjusted tax basis of a PHLP Limited Partner who did not acquire his PHLP Partnership Units in the original offering of such Partnership Units or who has not held his PHLP Partnership Units at all times since such offering could vary materially from that of a PHLP Limited Partner who did so. If a PHLP Limited Partner has an adjusted tax basis in his PHLP Partnership Units (per PHLP Partnership Unit) that is substantially less than the adjusted tax basis of a PHLP Limited Partner who acquired his PHLP Partnership Units in the original offering of such Partnership Units and has held such Partnership Units at all times since, he could recognize gain due to any deemed cash distribution resulting from the relief from liabilities in connection with the Merger and the REIT Conversion.

  The Mitsui Bank Debt matures on December 22, 1999. There can be no assurance that either PHLP or the Operating Partnership could refinance the Mitsui Bank Debt at maturity with mortgage indebtedness secured only by the PHLP Hotels that would qualify as nonrecourse liabilities allocable to the PHLP Limited Partners for purposes of determining their adjusted tax basis in their partnership interests (either in PHLP or in the Operating Partnership following the Merger). The Operating Partnership and the General Partner believe, however, that PHLP will face the same, if not greater, difficulties with regard to obtaining such refinancing if PHLP does not participate in the Merger and that the Operating Partnership, given the magnitude and diversity of its assets and the extent of its relationships with lenders, may be in a better position than PHLP to obtain satisfactory replacement financing. Moreover, the Operating Partnership's current long-term financing strategy is to have as little debt as possible that is secured by individual Hotels and to have as much debt as possible in the form of unsecured debt, held either by the public or by institutional investors, which debt may or may not be recourse to Host REIT, as general partner of the Operating Partnership. In view of these considerations and the potential adverse consequences to Limited Partners in certain Partnerships, including the PHLP Limited Partners, the Operating Partnership has requested from the IRS a ruling to the effect that such unsecured indebtedness of the Operating Partnership that is issued initially to institutional investors and is not recourse to Host REIT (i) would qualify as "nonrecourse liabilities" for purposes of Code Section 752,
(ii) to the extent the proceeds thereof are applied to repay existing nonrecourse mortgage indebtedness secured by one or more Hotels (including the Mitsui Bank Debt), would be considered to be "secured" by those Hotels for purposes of allocating the liabilities for tax basis purposes (and thus would be allocable, at least in substantial part, to the former Limited Partners in the Partnerships owning those Hotels, including the PHLP Limited Partners), and (iii) would constitute "qualified nonrecourse financing" secured by such Hotels for purposes of Code Section 465. The IRS has recently issued a ruling to that effect to another taxpayer, and has indicated to the Operating Partnership's representatives that it is favorably inclined to issue that ruling to the Operating Partnership.

  Each PHLP Limited Partner will gradually begin to recognize income over the term of his ownership of OP Units (beginning, perhaps, in his first year of ownership of OP Units) attributable to deemed cash distributions resulting from the relief from liabilities, as the aggregate principal amount of nonrecourse indebtedness encumbering (or deemed to encumber) the Hotels amortizes in accordance with its terms. The Operating Partnership will make regular quarterly cash distributions to the PHLP Limited Partners that may or may not be sufficient to allow the PHLP Limited Partners to pay the federal and state income tax owed on the income allocated to such Limited Partners by reason of the amortization of the debt secured by the PHLP Hotels.

  Even if PHLP does not participate in the Merger, the General Partner has estimated that the PHLP Limited Partners will be required to recognize in taxable year 1998 income of approximately $5,000 per PHLP

                                 PHLP Supp-28

Partnership Unit, as of December 31, 1998, resulting, in part, from the amortization of the Mitsui Bank Debt and the General Partner expects that PHLP will not make cash distributions to the Limited Partners sufficient to pay such additional taxes.

  Section 465(e) Recapture. As discussed in the Consent Solicitation, see "Federal Income Tax Consequences--Tax Consequences of the Mergers--Section 465(e) Recapture," the "at risk" rules of Section 465 of the Code generally apply to limit the use of partnership losses by a partner. Under Section 465(e) of the Code, a partner may be required to include in gross income, or "recapture," losses previously allowed to such partner with respect to his investment in a partnership if the amount for which the partner is "at risk" in relation to his investment in the partnership is less than zero at the close of the taxable year. The "at risk" rules generally do not apply to losses attributable to real property placed in service prior to January 1, 1987 by the taxpayer or to losses attributable to a partnership in which the taxpayer acquired his interests before that date (the "grandfather" rule). Thus, the "at risk" rules have not been applicable to date to those PHLP Limited Partners who acquired their Partnership Units at the time of the original offering in July of 1982 or at any time prior to January 1, 1987, and who have held those Partnership Units since the date of the acquisition. The PHLP Limited Partners, however, will become subject to the "at risk" rules as a result of the Merger and their receipt of OP Units in connection therewith (since the OP Units do not qualify for the "grandfather" rule).

  It is possible that the consummation of the Mergers and the REIT Conversion or the repayment of certain "qualified nonrecourse financing" of the Operating Partnership, the Hotel Partnerships or the Hotels contributed to the Operating Partnership by the Blackstone Entities at the time of or following the Merger and the REIT Conversion could, singularly or in combination, cause a PHLP Limited Partner's amount at risk in relation to his investment in PHLP (and, after the Mergers, in the Operating Partnership) to be reduced below zero, resulting in an income inclusion to the Limited Partner under Section 465(e) of the Code. Currently, a sufficient portion of the current debt of PHLP constitutes "qualified nonrecourse financing" so that the PHLP Limited Partners have positive at risk amounts, and the Operating Partnership expects that most of the current debt with respect to the other Hotel Partnerships and the Hotels contributed by the Blackstone Entities that will be assumed by the Operating Partnership as part of the Mergers and the REIT Conversion should qualify as "qualified nonrecourse financing." The Operating Partnership and the General Partner believe, based upon and subject to the assumptions and other limitations described below, that a PHLP Limited Partner who acquired his PHLP Partnership Units in the original offering of such Partnership Units and has held the Partnership Units at all times since will have a positive at risk amount immediately following the Merger and the REIT Conversion.

  It is possible, however, that a former PHLP Limited Partner's at risk amount could decline in the future, either because of the allocation of losses from the Operating Partnership to that former PHLP Limited Partner or because of cash distributions by the Operating Partnership to that former PHLP Limited Partner in excess of the taxable income allocable to him with respect to his OP Units. Moreover, there can be no assurance that debt incurred by the Operating Partnership in the future to refinance the Mitsui Bank Debt or outstanding mortgage debt of the other Hotel Partnerships or the Hotels contributed by the Blackstone Entities will qualify as "qualified nonrecourse financing." If, however, the Operating Partnership were to obtain the requested ruling from the IRS and were to refinance existing mortgage indebtedness of the Partnerships with the type of indebtedness described in the ruling, such indebtedness should constitute "qualified nonrecourse financing" for purposes of the "at risk" rules.

  Impact of Assumption of PHLP Liabilities by the Operating Partnership. As described in the Consent Solicitation, see "Federal Income Tax Consequences-- Tax Consequences of the Mergers--Disguised Sale Regulations," a PHLP Limited Partner will recognize gain to the extent he is treated as having sold all or part of his PHLP Partnership Interest in a "disguised sale." For purposes of these rules, certain reductions in a partner's share of partnership liabilities are treated as a transfer of money or other property from the partnership to the partner which may give rise to a disguised sale, even if that reduction would not otherwise result in a taxable deemed cash distribution in excess of the partner's basis in his partnership interest. However, if a transfer of property by a partner to a partnership is not otherwise treated as part of a disguised sale, then any reduction in

                                 PHLP Supp-29
the partner's share of "qualified liabilities" also will not be treated as part of a disguised sale. A "qualified liability" in connection with a transfer of property to a partnership includes (i) any liability incurred more than two years prior to the earlier of the transfer of the property or the date the partner agrees in writing to the transfer, as long as the liability has encumbered the transferred property throughout the two-year period; (ii) a liability that was not incurred in anticipation of the transfer of the property to a partnership, but that was incurred by the partner within the two-year period prior to the earlier of the date the partner agrees in writing to transfer the property or the date the partner transfers the property to a partnership and that has encumbered the transferred property since it was incurred; (iii) a liability that is traceable under the Treasury Regulations to capital expenditures with respect to the property; and (iv) a liability that was incurred in the ordinary course of the trade or business in which property transferred to the partnership was used or held, but only if all the assets related to that trade or business are transferred, other than assets that are not material to a continuation of the trade or business. However, a recourse liability is not a "qualified liability" unless the amount of the liability does not exceed the fair market value of the transferred property (less any other liabilities that are senior in priority and encumber such property or any allocable liabilities described in (iii) or (iv), above) at the time of transfer.

  The General Partner and the Operating Partnership believe, based upon their review of the facts and circumstances surrounding each liability, that all liabilities of PHLP fall into one of the four categories of "qualified liabilities" described above and, accordingly, that the mere assumption by the Operating Partnership of the outstanding liabilities of PHLP will not give rise to a "disguised sale" by any of the PHLP Limited Partners.

 Tax Treatment of PHLP Limited Partners Who Hold OP Units Following the Merger

  Initial Basis in Units. In general, a PHLP Limited Partner will have an initial tax basis in his OP Units received in the Merger with respect to his PHLP Partnership Units equal to the basis in his PHLP Partnership Units at the time of the Merger, reduced to reflect any deemed cash distributions resulting from a reduction in his share of PHLP liabilities and increased to reflect his share of other liabilities of the Operating Partnership and any gain required to be recognized in connection with the Merger and the REIT Conversion (including income, if any, attributable to the sale of a portion of the personal property associated with the six PHLP Hotels, as described below under "--Tax Allocations upon the Sale of Certain Personal Property Associated with the PHLP Hotels"). For a discussion of the federal income tax consequences for a PHLP Limited Partner from a reduction in basis that may result from the Merger and the REIT Conversion, see "Federal Income Tax Consequences--Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers--Initial Tax Basis of OP Units" in the Consent Solicitation.

  Tax Allocations by the Operating Partnership upon a Sale of PHLP
Hotels. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (referred to as the "Book-Tax Difference"). The Operating Partnership and the General Partner estimate, based upon and subject to the assumptions and other limitations described below, that the Book-Tax Difference for all PHLP Limited Partners (but excluding all of Host's Interests) with respect to the PHLP Hotels will be $100,606,432 upon the consummation of the Merger.

  If the Operating Partnership were to sell all of the PHLP Hotels, the former partners of PHLP (including Host REIT with respect to Host's interest in PHLP) would be specially allocated by the Operating Partnership an aggregate amount of taxable gain equal to the aggregate Book-Tax Difference with respect to the PHLP Hotels. The share of such gain allocable to a PHLP Limited Partner who acquired his PHLP Partnership Units in the original offering of such Partnership Units and held such Partnership Units at all times since would be $55,892 per PHLP Partnership Unit. The share of such gain of a PHLP Limited Partner who did not acquire his PHLP Partnership Units in the original offering of such Partnership Units or who has not held his PHLP

                                 PHLP Supp-30

Partnership Units at all times since such offering could vary materially from this amount. If the Operating Partnership were to sell a PHLP Hotel with a Book-Tax Difference, the remaining Book-Tax Difference at the time the Hotel is sold would be required to be allocated exclusively to the former PHLP Limited Partners and the General Partner, even though the proceeds of such sale would be allocated proportionately among all the partners in the Operating Partnership (and would likely be retained by the Operating Partnership, rather than distributed to holders of OP Units and Common Shares of Host REIT). The PHLP Limited Partners would not be entitled to any special distributions from the Operating Partnership in connection with such a sale, and thus would not necessarily receive cash distributions from the Operating Partnership sufficient to pay such additional taxes. Although the Partnership Agreement does not impose any restrictions upon the Operating Partnership preventing it from causing the sale of any or all of the PHLP Hotels at any time following the Merger, the Operating Partnership does not have current plans to pursue a sale of any of the PHLP Hotels. See "Federal Income Tax Consequences--Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers--Sale of Individual Hotels" in the Consent Solicitation.

  Tax Allocations upon the Sale of Certain Personal Property Associated with the PHLP Hotels. As discussed in the Consent Solicitation, see "Federal Income Tax Consequences--Federal Income Taxation of Host REIT Following the REIT Conversion--Income Tests Applicable to REITs" and "--Taxable Income Attributable to Sales of Personal Property in Connection with the REIT Conversion," if the rent attributable to personal property leased in connection with the lease of each Hotel is greater than 15% of the total rent received under the lease of such Hotel, the portion of the rent attributable to the personal property will not constitute qualifying income to Host REIT (the "15% Personal Property Test"). The Operating Partnership and the General Partner have determined that the percentage of rent attributable to the personal property to be leased in connection with the lease of the six PHLP Hotels (other than the Tampa and Raleigh Hotels) would not satisfy the 15% Personal Property Test. The 15% Personal Property Test is a mechanical test that is based not on the relative fair market value of the assets subject to lease, or the relative fair rental value of those assets, but, rather, is based on the average relative adjusted tax bases of the assets subject to the lease. Accordingly, immediately prior to the Merger, the Operating Partnership will require PHLP, if it chooses to participate in the Merger, to sell to a Non-Controlled Subsidiary a portion of the personal property associated with those six PHLP Hotels. This sale, which will be a taxable transaction, may (although is not expected to) result in the recognition by PHLP (and the allocation to the PHLP Limited Partners) of a relatively modest amount of taxable gain to the extent of the difference, if any, between the fair market value of the personal property at the time of the sale and the adjusted tax basis of such property at that time. The actual amount of any such gain will be determinable only at the time of the sale and will be affected by the specific personal property selected to be sold and the fair market value and adjusted basis of that personal property. Pursuant to the PHLP partnership agreement, any such taxable gain will be characterized as ordinary recapture income and will be allocated by PHLP to the former PHLP Limited Partners in the same proportions and to the same extent that such Limited Partners were allocated any deductions directly or indirectly giving rise to the treatment of such gains as recapture income prior to the Merger. The PHLP Limited Partners would not be entitled to any special distributions from PHLP in connection with such a sale of personal property.

  Tax Allocations with Respect to Contributed Hotels Generally. The tax allocations of depreciation to the PHLP Limited Partners may change significantly as a result of the Mergers and the REIT Conversion for two reasons. First, as described above, pursuant to Section 704(c) of the Code, depreciation and deductions attributable to the PHLP Hotels will be required to be allocated for federal income tax purposes in a manner such that the PHLP Limited Partners are charged with the Book-Tax Difference associated with the PHLP Hotels at the time of the consummation of the Merger. Consequently, a PHLP Limited Partner will be allocated less depreciation with respect to the PHLP Hotels than would be the case if the Mergers had not occurred and the PHLP Limited Partner had continued to hold his PHLP Partnership Units. (On the other hand, a former PHLP Limited Partner will be allocated depreciation with respect to other Hotels acquired by the Operating Partnership in connection with the Mergers and the REIT Conversion, including the Hotels owned by the other Hotel Partnerships and the Hotels being contributed to the Operating Partnership by Host and the Blackstone Entities

                                 PHLP Supp-31
in connection with the Merger and the REIT Conversion.) Second, the Mergers will cause the technical termination under Section 708(b)(1)(B) of the Code of PHLP and most of the other Hotel Partnerships that participate in the Mergers and the REIT Conversion. Section 168(i)(7) of the Code provides, in effect, that when a partnership terminates under Section 708(b)(1)(B) of the Code, the partnership must begin new depreciation periods for its property. As a result, the remaining bases of the real estate components of the PHLP Hotels and the Hotels held by the other Hotel Partnerships that terminate will be depreciated over 39 years, rather than over the remaining current lives of such Hotels (which range from less than one year to 39 years). See "Federal Income Tax Consequences--Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers--Effect of Mergers on Depreciation" in the Consent Solicitation.

  In light of the complexity of the governing rules affecting the calculation and allocation of depreciation with respect to properties contributed to a partnership, particularly when a number of those properties are subject to the separate adjustments required in connection with a technical termination under
Section 708 of the Code, the number of Hotels that the Operating Partnership will be acquiring in connection with the Mergers and the REIT Conversion, and the impact on these calculations of other outside events, including equity offerings by Host or Host REIT and other acquisitions undertaken by Host, Host REIT or the Operating Partnership prior to or in connection with the REIT Conversion, the Operating Partnership and the General Partner believe that it is impossible to predict with any degree of precision the impact that the Mergers and the REIT Conversion will have on the future depreciation (and, consequently, the amount of taxable income) allocable to a PHLP Limited Partner.

  Impact on Passive Activity Losses of an Investment in a Publicly Traded Partnership. The passive loss limitation rules generally provide that individuals, estates, trusts and certain closely held corporations and personal service corporations can only deduct losses from passive activities (generally activities in which the taxpayer does not materially participate, which would include the Operating Partnership for PHLP Limited Partners) to the extent that such losses are not in excess of the taxpayer's income from passive activities or investments. A PHLP Limited Partner would be able to offset losses from other passive activities against income from the Operating Partnership that is considered passive income (but not portfolio income) so long as the Operating Partnership is not treated as a publicly traded partnership. The Operating Partnership and the General Partner believe, however, that there is a substantial risk that the Operating Partnership will be treated as a publicly traded partnership for purposes of the passive loss limitation rules. In this event, any losses or deductions of the Operating Partnership allocable to a PHLP Limited Partner after the Merger could not be used to offset passive income from other passive activities. Similarly, losses from other passive activities could not be applied to offset income of the Operating Partnership allocated to a PHLP Limited Partner. A PHLP Limited Partner, however, would be able to offset any passive losses from his other investments against any gain recognized by the PHLP Limited Partner as a result of the Merger.

  State and Local Taxes. PHLP Limited Partners holding OP Units will be subject to state and local taxation in a number of jurisdictions in which the Operating Partnership directly or indirectly holds real property and would be required to file periodic tax returns in those jurisdictions. In this regard, immediately following the Mergers and the REIT Conversion, the Operating Partnership expects that it will own properties in approximately 28 states across the United States and the District of Columbia. Currently, PHLP owns, directly and indirectly, properties in only six states. See "Federal Income Tax Consequences--Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers--State and Local Taxes" in the Consent Solicitation.

 Assumptions Used in Determining Tax Consequences of the Merger

  In preparing the discussion set forth above, the Operating Partnership and the General Partner made several key assumptions, which are described below. If any such assumption is not accurate with respect to a particular PHLP Limited Partner, the tax consequences of the Merger to such PHLP Limited Partner could be substantially different from those reflected above. ACCORDINGLY, EACH PHLP LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISORS TO DETERMINE THE IMPACT OF SUCH

                                 PHLP Supp-32

PHLP LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER.

  First, with respect to a PHLP Limited Partner's basis in his PHLP Partnership Units prior to the Merger, the Operating Partnership and the General Partner assumed that a PHLP Limited Partner acquired his PHLP Partnership Units in the original offering of such Partnership Units and has held such Partnership Units at all times since the offering (the "Original Limited Partner's Adjusted Basis"). In general, each PHLP Limited Partner had an initial tax basis in his PHLP Partnership Units ("Initial Basis") equal to his cash investment in PHLP (plus his proportionate share of PHLP's nonrecourse liabilities at the time he acquired his PHLP Partnership Units). A PHLP Limited Partner's Initial Basis generally has been increased by (a) such Limited Partner's share of PHLP taxable income and (b) any increases in his share of liabilities of PHLP. Generally, such Limited Partner's Initial Basis has been decreased (but not below zero) by (i) his share of PHLP cash distributions, (ii) any decreases in his share of liabilities of PHLP, (iii) his share of losses of PHLP and (iv) his share of nondeductible expenditures of PHLP that are not chargeable to capital.

  The General Partner has set forth on Appendix E to the Consent Solicitation for PHLP (i) the Original Limited Partner's Adjusted Basis as of December 31, 1997 for each such PHLP Limited Partner and (ii) an estimate of such PHLP Limited Partner's Original Limited Partner's Adjusted Basis as of December 31, 1998 (computed without regard to the Mergers and based upon the assumptions set forth in Appendix E to the Consent Solicitation). The General Partner also has set forth on Appendix E to the Consent Solicitation for each PHLP Limited Partner whose adjusted basis in his PHLP Partnership Interest is the same as the Original Limited Partner's Adjusted Basis (a) the PHLP liabilities allocable to such PHLP Limited Partner as of December 31, 1997 and (b) an estimate of the PHLP liabilities allocable to such Limited Partner as of December 31, 1998 (computed without regard to the Mergers and based upon the assumptions set forth in Appendix E to the Consent Solicitation).

  The adjusted tax basis of a PHLP Limited Partner who did not acquire his PHLP Partnership Units in the original offering of such Partnership Units could vary materially from that of a PHLP Limited Partner who did so for various reasons. If a PHLP Limited Partner has an adjusted tax basis in his PHLP Partnership Units that is less than the Original Limited Partner's Adjusted Tax Basis, the Merger might result in the receipt by the PHLP Limited Partner of a deemed distribution of cash in excess of his adjusted tax basis in his PHLP Partnership Units, which could result in the recognition of income or gain.

  Second, the Operating Partnership and the General Partner assumed that the method expected to be used by the Operating Partnership to allocate liabilities among the partners will be respected for federal income tax purposes. The Operating Partnership will allocate liabilities associated with the PHLP Hotels as described in "Federal Income Tax Consequences--Tax Consequences of the Mergers--Relief from Liabilities/Deemed Cash Distribution" in the Consent Solicitation. If the method used by the Operating Partnership were not respected for federal income tax purposes and the nonrecourse liabilities actually allocable to a PHLP Limited Partner are less than the amount assumed by the Operating Partnership and the General Partner, the Merger might result in the receipt by such PHLP Limited Partner of a deemed distribution of cash that is greater than the deemed distribution of cash expected to be received by such PHLP Limited Partner as described above in "Tax Consequences of the Merger--Deemed Cash Distribution and Resulting Taxable Gain." For a PHLP Limited Partner who did not acquire his PHLP Partnership Units in the original offering of such Partnership Units or who did not hold such Partnership Units at all times since, this deemed distribution of cash could exceed his adjusted tax basis in his PHLP Partnership Units, which could result in the recognition of income or gain.


  Finally, the Operating Partnership and the General Partner assumed that the Merger will be treated for federal income tax purposes as the transfer by the PHLP Limited Partners of their interests in the Partnership to the Operating Partnership in exchange for OP Units. There can be no assurance, however, that the IRS will not seek to recharacterize each Merger as either (i) the liquidation of a Partnership followed by the distribution by the Partnership of its assets to its partners and the subsequent transfers by such partners of such assets to the

                                 PHLP Supp-33

Operating Partnership in exchange for OP Units or (ii) the transfer by a Partnership of its assets to the Operating Partnership in exchange for OP Units (and possibly Notes) and the subsequent distribution of such OP Units (and possibly Notes) to its partners. If the Merger is recharacterized in the manner described in (ii) in the preceding sentence, the tax consequences of the Merger to the PHLP Limited Partners likely would be materially affected.

  EACH PHLP LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISORS TO DETERMINE THE IMPACT OF SUCH PHLP LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER. THE TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER TO A PARTICULAR PHLP LIMITED PARTNER COULD VARY SUBSTANTIALLY FROM THE CONSEQUENCES DESCRIBED ABOVE.

 Tax Treatment of PHLP Limited Partners Who Exercise their Right to Make the Note Election

  A PHLP Limited Partner who exercises his right to make the Note Election and receive a Note in connection with the Merger will be treated as having made a taxable disposition of his OP Units. The amount realized in connection with such disposition will equal the sum of the "issue price" of the Note (i.e., the face amount of the Note, currently estimated as $3,024 per PHLP Partnership Unit) plus the portion of PHLP liabilities allocable to the PHLP Limited Partner for federal income tax purposes immediately prior to the disposition of the OP Units (estimated as $71,861 per PHLP Partnership Unit as of December 31, 1998). To the extent the amount realized exceeds the PHLP Limited Partner's adjusted basis in his PHLP Partnership Units, the PHLP Limited Partner will recognize gain. The Operating Partnership and the General Partner estimate (assuming the PHLP Limited Partner acquired his PHLP Partnership Units at the time of the original offering and has held such Partnership Units at all times since the offering) that the amount of gain that would be recognized by a PHLP Limited Partner who made the Note Election would be approximately $53,876 per PHLP Partnership Unit, as of December 31, 1998. For a discussion of the federal income tax rates applicable to the net capital gain from the sale of a capital asset, see "Federal Income Tax Consequences--Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers--Disposition of OP Units by Limited Partners" in the Consent Solicitation. In this regard, the General Partner estimates that, as of December 31, 1998, if PHLP sold all of its Hotels in a fully taxable transaction for a net amount, after payment of liabilities, determined by reference to the Note Election Amount of PHLP, the "unrecognized Section 1250 gain" per PHLP Partnership Unit would be $52,023 and the gain subject to tax as ordinary income under Code Section 1245 per PHLP Partnership Unit would be $1,853. A PHLP Limited Partner who makes the Note Election would be able to treat any per Partnership Unit passive activity loss carryforward with respect to the activities of PHLP, to the extent the sum of such losses exceeds his passive activity income for 1998, as losses that are not from a passive activity and, therefore, not subject to the passive activity loss limitation rules.

  A PHLP Limited Partner who elects to receive a Note may be eligible to defer only a small portion of that gain under the "installment sale" rules. To the extent that the face amount of the Note (and any other installment obligations received by the taxpayer during the year) outstanding at the end of the taxable year in which the Merger occurs exceeds $5,000,000, the "installment sale" rules will require that the PHLP Limited Partner who defers gain pay to the IRS interest on the resulting tax that has been deferred. The PHLP Limited Partner will not be eligible to defer gain recognized upon the receipt of the Note to the extent that his share of PHLP liabilities at the time of the Merger exceeds his adjusted tax basis in his PHLP Partnership Units immediately prior to the Merger (that is, to the extent that he has a "negative capital account" for tax purposes). In addition, the PHLP Limited Partner will not be eligible to defer gain to the extent that such gain would be taxed as ordinary income under Sections 1245 and 1250 of the Code. Lastly, if a PHLP Limited Partner disposes of his Note, any gain that had been deferred would be recognized in the year of disposition.

                                 PHLP Supp-34

  THE SPECIFIC TAX ATTRIBUTES OF A PARTICULAR PHLP LIMITED PARTNER COULD HAVE A MATERIAL IMPACT ON THE TAX CONSEQUENCES OF THE MERGER AND THE SUBSEQUENT OWNERSHIP AND DISPOSITION OF NOTES. THEREFORE, IT IS ESSENTIAL THAT PHLP LIMITED PARTNERS CONSIDERING ELECTING TO RECEIVE NOTES CONSULT WITH THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO SUCH PHLP LIMITED PARTNERS' RESPECTIVE PERSONAL TAX SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION.

 Tax Consequences if PHLP Does Not Participate in the Merger

  If PHLP does not participate in the Merger, the PHLP Limited Partners would not have any tax consequences resulting from the Merger. The consequences of continued ownership of PHLP Partnership Units will be the same as would have resulted if the Merger had not been proposed.

                                  *    *    *

  The above description is not exhaustive of all possible tax considerations associated with the Merger and the REIT Conversion. This summary does not discuss foreign tax considerations, nor does it discuss all of the aspects of federal income taxation or state and local taxation that may be relevant to PHLP Limited Partners in light of their particular circumstances. EACH PHLP LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISORS TO DETERMINE THE IMPACT OF SUCH PHLP LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER.

                                 PHLP Supp-35

                            SELECTED FINANCIAL DATA

  The following table presents selected historical financial data derived from the audited financial statements for the five most recent fiscal years in the period ended December 31, 1997 and the unaudited condensed financial statements for the First Two Quarters 1998 and First Two Quarters 1997. The following data should be read in conjunction with the financial statements and the notes thereto, Management's Discussion and Analysis of Financial Condition and Results of Operations and the other financial information included elsewhere herein.

                          FIRST TWO QUARTERS                         FISCAL YEAR
                          --------------------  ----------------------------------------------------------
                            1998       1997        1997        1996        1995        1994        1993
                          ---------  ---------  ----------  ----------  ----------  ----------  ----------
                              (UNAUDITED)       (AMOUNTS IN THOUSANDS, EXCEPT PER PARTNERSHIP UNIT(1))
Revenues................  $  29,480  $  28,048  $   50,323  $   45,853  $   50,598  $   43,777  $   45,994
Operating profit........     14,077     14,350      21,056      21,898      23,442       9,863      10,593
Income (loss) before
 extraordinary item(2)..      2,429      3,188      (2,825)     (1,841)     20,045     (22,741)    (21,729)
Net income (loss).......      2,429      3,188      (2,825)     (1,841)    166,348      24,427      (4,581)
Distributions
 General partner........        --         --          --          --          --          --          --
 Limited partners.......        --         --          --          --          --          --          --
Per Partnership Unit:
 Net income (loss)......      1,336      1,753      (1,554)     (1,013)     88,187       8,601      (2,519)
 Distributions..........        --         --          --          --          --          --          --
Cash provided by
 operating activities...     17,962     18,043      20,886      19,384      14,812       3,480       5,764
Cash used in (provided
 by) investing
 activities.............     (4,082)    (4,195)     (7,754)    (10,249)     37,237     (36,472)        --
Cash used in (provided
 by) financing
 activities.............    (16,473)   (18,102)    (15,178)    (10,046)    (53,793)     37,156      (4,372)
Increase (decrease) in
 cash and cash
 equivalents............     (2,593)    (4,254)     (2,046)       (911)     (1,744)      4,164       1,392
Ratio of earnings to
 fixed charges
 (unaudited)(3).........       1.20x      1.27x        --          --          --          --          --
Deficiency of earnings
 to fixed charges
 (unaudited)(3).........        --         --        2,825       1,841       4,541      22,741      21,729
Total assets at book
 value..................    185,666    188,608     178,224     179,867     176,521     196,061     203,251
Cash and cash
 equivalents............        589        974       3,182       5,228       6,139       7,883       3,719
Total debt(4)...........    292,998    299,940     298,442     304,564     308,519     359,186     401,829
Total liabilities.......    330,359    329,717     325,346     324,164     318,977     506,865     538,482
Partners' deficit:
 Limited partners.......   (109,876)  (106,327)   (112,280)   (109,483)   (107,660)   (266,396)   (281,878)
 General partner........    (34,817)   (34,782)    (34,842)    (34,814)    (34,796)    (44,408)    (53,353)
Book Value per
 Partnership Unit
 (unaudited)(1).........    (61,042)   (59,071)    (62,378)    (60,824)    (59,811)   (147,998)   (156,599)
Exchange Value per
 Partnership Unit
 (unaudited)(1).........      5,040        --          --          --          --          --          --

--------
(1) A Partnership Unit represents a $10,000 original investment in PHLP.
(2) In 1995, an extraordinary gain of $46,303,000 was recognized as a result of the forgiveness of deferred base and incentive management fees in connection with the bank loan restructuring. In 1994 and 1993, $47,168,000 and $17,148,000 respectively, of gains on early debt extinguishment resulting from the foreclosure of the S&L Hotels were recognized as extraordinary items.

(3) The ratio of earnings to fixed charges is computed by dividing net income before interest expense and other fixed charges by total fixed charges, including interest expense, amortization of debt issuance costs and the portion of rent expense that is deemed to represent interest. The deficiency of earnings to fixed charges is largely the result of depreciation and amortization of $8,430,000, $5,473,000, $5,912,000,
    $7,219,000, and $6,859,000 for the fiscal years 1997, 1996, 1995, 1994, and 1993, respectively.

(4) Total debt includes amounts due to Host of $123,819,000, $121,952,000, $125,475,000, $124,348,000, $122,176,000, $114,186,000 and $79,983,000 as
    of June 19, 1998, June 20, 1997 and December 31, 1997, 1996 and 1995,
    respectively.

                                 PHLP Supp-36

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

 First Two Quarters 1998 Compared to First Two Quarters 1997

  Hotel Revenues: Hotel revenues increased 5% to 29.5 million for the first two quarters 1998, when compared to the same period in 1997. The increases in revenues are primarily due to the increases in REVPAR at seven of the eight Hotels for the first two quarters 1998. REVPAR, or revenue per available room, represents the combination of the average daily room rate charged and the average daily occupancy achieved and is a commonly used indicator of hotel performance. For the first two quarters 1998, the combined average room rate increased 7% to $118, while the combined average occupancy decreased one percentage point to 81%, when compared to the same period in 1997.

  Operating Costs and Expenses: Operating costs and expenses increased 12% to $15.4 million for the first two quarters 1998, when compared to the same period in 1997. The principal components of this category are:

    Management Fees: Incentive management fees, base management fees, and ground rent are calculated generally as a percentage of Hotel sales or Hotel revenues. The increases in these expenses for the first two quarters 1998 were directly related to the increases in Hotel sales and Hotel revenues for the first two quarters 1998.

    Depreciation: Depreciation expense increased in the first two quarters of 1998 due to property and equipment additions as well as a change in the estimated useful lives of certain assets.

  Operating Profit: Operating profit decreased 2% to $14.1 million for the first two quarters 1998, when compared to the same period in 1997. The decrease in operating profit for the first two quarters 1998 was attributable to the increase in operating costs and expenses which was partially offset by the increase in revenues.

  Interest Expense: Interest expense increased 4% to $11.9 million for the first two quarters 1998, when compared to the same period in 1997. The weighted average interest rate on the Bank Loan was 8.3% for the first two quarters 1998, as compared to 7.4% for the comparable period in 1997.

  Net Income: Net income decreased 24% to $2.4 million for the first two quarters 1998, when compared to the same period in 1997 due to the increases in operating costs and expenses and interest expense.

  Individual hotel operating results are discussed below:

  For the first two quarters 1998 revenues at the MOUNTAIN SHADOWS RESORT decreased 2% to $5.3 million when compared to the same period of 1997 due to the decline in food and beverage revenues. In the upcoming months the Hotel plans to increase its marketing efforts by distributing a newsletter in the fall and circulating mailers during the holiday season.

  Revenues for the TAMPA WESTSHORE HOTEL increased 4% to $2.9 million for the first two quarters 1998, due to a 9% increase in room sales which was offset by a 3% decrease in food and beverage sales. REVPAR improved 8% to $106 due to an increase of 12% in the average room rate to $128 which was offset by a four percentage point decrease in average occupancy when compared to the first two quarters 1997. The slight decrease in average occupancy is related to the customer's sensitivity to increases in average room rates. The Hotel recently completed the renovation of the Champions lounge and has installed new health club equipment for the guests. The Hotel is also utilizing focus groups in order to continue to increase guest satisfaction and employing aggressive pricing strategies in order to gain group business.

  For the first two quarters 1998, revenues at the MIAMI BISCAYNE BAY HOTEL increased 9% to $6.1 million when compared to the same period in 1997. This increase was due to a 6% increase in REVPAR to $100 coupled

                                 PHLP Supp-37
with a 15% increase in food and beverage revenues due to strong catering sales. The Hotel added two new airline contracts and started to focus on the Latin American markets to increase it occupancy for the remainder of 1998.

  For the first two quarters 1998 revenues at the SEATTLE SEA-TAC HOTEL increased 17% to $4.8 million when compared to the same period in 1997. REVPAR increased 10% to $96 due to a four percentage point increase in average occupancy to 80% and a 6% increase in the average room rate to $120. Additionally, for the first two quarters 1998 food and beverage revenues increased 22% to $1.4 million. During 1998, the Hotel implemented revenue-maximizing strategies, such as requiring large groups to purchase one catered meal per day, and recent renovations at the Yukon Landing Restaurant and Snoqualmie Ballroom have helped increase restaurant and banquet business. During 1998, the Hotel obtained business from several new groups and also experienced greater success with weekend promotions resulting in increased revenues.

  The GREENSBORO HOTEL experienced a 9% increase in revenues for the first two quarters 1998 to $2.4 million over the same period in 1997 due to increased room revenues and food and beverage revenues. Room revenues at the Hotel increased 6% to $3.4 million when compared to the same period in 1997 due to a 7% increase in REVPAR to $89. The increase in REVPAR was due to a 7% increase in the average room rate to $111 with average occupancy remaining stable at 80%. Food and beverage revenues increased 38% to $518,000 over the same period of 1997 due to the significant increases in the Hotel's catering business.

  Revenues at the HOUSTON MEDICAL CENTER HOTEL increased 18% to $3.3 million for the first two quarters 1998 when compared to the same period in 1997. The Hotel increased its sales 7% while reducing its direct operating expenses by 2%. The increase in sales was due to a 10% increase in REVPAR to $88 which was attributable to a 14% increase in the average room rate to $109 offset by a two percentage point decline in average occupancy to 81%. Direct operating expenses decreased as the Hotel used stricter cost containment measures in its food and beverage department. In order to address the decline in average occupancy for the first two quarters 1998, the Hotel is planning several new promotions. These promotions include using amusement park affiliations to garner weekend and Labor Day business and using local media to obtain weekend restaurant business. The Hotel is undergoing a rooms renovation that will replace the bedspreads, drapery, upholstery, carpet and furniture in all the guest rooms.

  The RALEIGH CRABTREE VALLEY HOTEL reported a 4% increase in revenues for the first two quarters 1998 to $2.7 million due to a 5% increase in REVPAR to $84. The average room rate increased 6% to $102 while average occupancy decreased one percentage point to 82% when compared to same period of last year. The Hotel increased its corporate room rate by $10 in 1998, which primarily led to the increase in the average room rate. In order to better serve its guests, the Hotel opened a business center in May 1998. To improve the Hotel's average occupancy, the Hotel is continuing its partnership with the North Carolina State University as the preferred hotel of Wolfpack sporting events.

  Revenues for the first two quarters of 1998 at the ALBUQUERQUE HOTEL decreased 20% to $2 million due to a 7% decrease in REVPAR to $68 and a 36% decline in food and beverage revenues when compared to the same period in 1997. The decrease in REVPAR was due to a 5% decrease in the average room rate to $91 and a one percentage point decrease in occupancy to 75%. The Hotel is trying to increase business on weekends through the "Can't Beat Friday" discounted rate promotion. In order to increase food and beverage sales, a director of catering was hired, and a restaurant and bar renovation is planned for early 1999.

                                 PHLP Supp-38

  The following chart summarizes REVPAR, or revenues per available room, and the percentage change in REVPAR from the prior year for each Hotel owned by the Partnership as of the end of the Second Quarter 1998. The percentage change in REVPAR for the Raleigh and Tampa Hotels from 1994 to 1995 is not shown because these Hotels were not owned by the Partnership for the entire year in 1994.

                          FIRST TWO QUARTERS 1998            1997            1996            1995
                          -----------------------       --------------- --------------- ---------------
                            REVPAR        % CHANGE      REVPAR % CHANGE REVPAR % CHANGE REVPAR % CHANGE
                          ------------  ------------    ------ -------- ------ -------- ------ --------
Mountain Shadows........   $        139             2%   $105      6%    $99       5%    $94       7%
Seattle.................             96            10      91     11      82       4      79      11
Tampa Westshore.........            106             8      87      9      80      10      73     N/A
Greensboro..............             89             7      80      7      75      (1)     76       7
Miami Biscayne Bay......            100             6      80     13      71       1      70       9
Raleigh Crabtree
 Valley.................             84             5      76      6      72       9      66     N/A
Houston Medical Center..             88            10      75     12      67       5      64       2
Albuquerque.............             68            (7)     70      1      69       3      67       0

1997 COMPARED TO 1996

 Mountain Shadows

  The Mountain Shadows Resort's revenues increased 10% to $6.8 million in 1997 when compared to 1996 due primarily to a 6% increase in REVPAR to $105. The increase in REVPAR was due to an 11% increase in the average room rate to $138 offset by a four percentage point decrease in average occupancy to 76%. The increase in the average room rate was attributable to the increases in the Hotel's corporate rate by $15 to $151 and in the group rates by $9 to $135. The decrease in average occupancy was related to unexpected group cancellations during the second quarter of 1997. In 1997, the Hotel combined its sales center with two other Marriott properties in the Scottsdale region which improved its sales and marketing efficiency. Additionally during 1997, the Hotel completed a renovation of its Cactus Flower Restaurant and its Shells Seafood Restaurant. In early 1998, the Hotel replaced the carpet in the ballroom.

 Seattle

  The Seattle Marriott Hotel reported an increase in revenues of 14% to $9.7 million for 1997 when compared to the prior year due to an 11% increase in REVPAR to $91. The increase in REVPAR was due to a $12 increase in the average room rate to $117. The Hotel's average occupancy remained stable at 78%. The increase in average room rate is the result of the Hotel's ability to increase room rates with little to no price resistance due to the strong transient demand in the Seattle area. The Hotel's food and beverage revenues increased $365,000 or 17% to $2.5 million when compared to 1996. This increase is attributable to the increase in catering sales. The Hotel completed renovations of its Snoqualmie Ballroom and Yukon Restaurant in February 1998. In addition, the Hotel will be adding coffee makers, reading chairs, and ergonomic workstations to its guest rooms in 1998. The current outlook for the Seattle area remains strong due to continued growth of large companies such as Boeing and Microsoft in the region.

 Tampa Westshore

  The Tampa Marriott Westshore Hotel experienced a 2% increase in revenues to $4.6 million in 1997 as compared to 1996. REVPAR increased 9% to $87 in 1997 due to an $8 increase in the average room rate to $108 coupled with a two percentage point increase in average occupancy to 81%. Rooms revenues increased 7%, or $500,000, in 1997 when compared to 1996. This increase was partially offset by an increase in repairs and maintenance expense related to the air conditioning system. In 1998, the Hotel plans to replace the cooling tower related to the air conditioning system. In early 1997, the Hotel completed the third phase of the rooms renovation project that replaced the furniture in approximately 108 guest rooms. All the guest rooms now feature new furniture. During the summer of 1998, the Hotel plans to replace the guest room carpet, draperies, and bedspreads. These improvements will enable the Hotel to compete more effectively in the Tampa market in the future.

                                 PHLP Supp-39

 Greensboro

  In 1997, the Greensboro Hotel's revenues increased 4% to $4.7 million when compared to 1996. REVPAR increased 7% to $80 due to increases in the average room rate of $3 to $101 and in average occupancy of three percentage points to 79%. The increase in occupancy was primarily due to the addition of 2,000 new contract roomnights. During 1997, the Hotel filled an open Director of Marketing position that has helped increase revenues at the Hotel, especially revenue from group and contract sales. In early 1997 the Hotel renovated the restaurant, and in 1998 the Hotel will replace fixtures and tiles in all its guest bathrooms. The Partnership expects the Greensboro market to continue to improve in 1998 due to the increased popularity of the North Carolina furniture market.

 Miami Biscayne Bay

  Miami Biscayne Bay Hotel revenues for 1997 increased an impressive 18% to $9.1 million when compared to 1996 due primarily to increased rooms revenues. REVPAR for 1997 increased 13% to $80 when compared to 1996 due to a $10 increase in average room rate to $97 and a one percentage point increase in average occupancy to 83%. In 1997, the Hotel reduced its lower-rated airline contract roomnights by approximately 19,000 roomnights and replaced a majority of these roomnights with higher-rated corporate roomnights. During 1997, the Hotel sold 64% corporate-rated rooms and 36% group and contract-rated rooms as compared to 1996 when the Hotel sold 55% corporate-rated rooms and 45% group and contract-rated rooms. During 1997, the Hotel replaced the furniture in its guest rooms. During the summer of 1998, the Hotel plans to renovate the lobby, restaurant and lounges.

 Raleigh

  In 1997, revenues increased 4% to $5.2 million for the Raleigh Hotel as compared to 1996. REVPAR increased 6% to $76 due to a 7% increase in the average room rate to $94. Average occupancy declined slightly to 81%. The increase in average room rate was due to a $10 increase in the corporate rate in 1997 to $119 as well as increases in some of the Hotel's special corporate rates. During 1997, the Hotel began projects to expand its restaurant and to convert its lounge to additional meeting space. These projects will be completed in early 1998. Additionally, the Hotel plans to replace its ballroom carpeting and create a Hotel business center in 1998. The Hotel currently is marketing to local universities to attract weekend business during the fall sports season.

 Houston Medical Center

  Revenues for the Houston Medical Center Hotel increased an impressive 20% to $5.4 million in 1997 when compared to 1996. REVPAR increased 12% to $75 due to a 12% increase in average room rate to $97 and a one percentage point increase in average occupancy to 78%. The Hotel increased its corporate room rate by $20 to $149 in 1997. Rooms revenues increased 13% due to the increase in the average room rate. In 1998, the Hotel plans to complete a rooms renovation that will replace the bedspreads, drapery, upholstery, carpet, and furniture in all its guest rooms. This renovation will enable the Hotel to have a more competitive product, and the General Partner anticipates that it will allow the Hotel to increase its average room rate further in the future.

 Albuquerque

  Although REVPAR increased $1 to $70, revenues for the Albuquerque Hotel decreased slightly in 1997 to $4.8 million when compared to the prior year. The increase in REVPAR was due to the 13% increase in average room rate to $97 offset significantly by the eight percentage point decrease in average occupancy to 72%. The decrease in revenues was due to the increase in salaries and wages expenses related to the addition of a director of group sales and the increase in sales promotion costs. These costs were necessary to address the declining average occupancy. During 1998, the Hotel plans to replace a major portion of the roof on the building and renovate the Allies American Grille restaurant.

                                 PHLP Supp-40

1997 COMPARED TO 1996 COMBINED RESULTS OF OPERATIONS

  Hotel Revenues: Hotel revenues increased 10% to $50.3 million in 1997 primarily due to an increase in REVPAR at each of the Partnership's Hotels in 1997 when compared to 1996.

  Hotel Sales: Hotel sales increased 5% to $150.5 million in 1997 due to increased rooms sales in 1997. The combined average room rate increased 10% to $105 while combined average occupancy remained stable at 79%.

  Direct Hotel Expenses: Direct hotel expenses increased 3% to $100.2 million in 1997. The increase in direct hotel expenses is due to higher variable costs related to the increase in hotel sales. However, direct hotel expenses as a percentage of hotel sales decreased to 67% in 1997 from 68% in 1996.

  Depreciation: Depreciation increased in 1997 due to property and equipment additions, and the change in the estimated useful lives of certain assets.

  Management Fees: Incentive and base management fees increased 12% to $8.4 million and 5% to $4.5 million, respectively, in 1997 due to the corresponding increase in hotel sales.

  Net Loss: Net loss increased 53% to $2.8 million in 1997. The increase in net loss primarily is attributable to increased depreciation expense on the Partnership's property and equipment and an increase in management fees in 1997 as compared to 1996.

1996 COMPARED TO 1995

 Mountain Shadows

  REVPAR for 1996 increased 5% to $99. This increase was due to a 3% increase in the average room rate to $124 combined with a two percentage point increase in occupancy to 80%. Hotel revenues for 1996 increased 4% to $6.2 million. The increase in average room rate and hotel revenues is due to the Hotel's successful efforts in shifting business from lower rated group business to higher transient rates. The Hotel's marketing promotions include a newsletter to 3,000 past customers as well as newspaper advertising in key cities such as Los Angeles, Chicago and New York.

 Seattle

  Hotel revenues increased 7% to $8.5 million in 1996 when compared to the prior year due to an increase in REVPAR of 4% to $82. The increase in REVPAR was due to a $6 increase in average room rate to $105 partially offset by a one percentage point decrease in occupancy to 78%. The increase in the average room rate is the result of the strong transient demand in the growing Seattle economy. The local economy is tied to the global aerospace industry as well as the availability of raw timber products. Current projections for each of these industries are strong and indicate steady growth and reliability.

 Tampa Westshore

  The Tampa Westshore Hotel experienced a 10% increase in REVPAR to $80 for 1996 as compared to 1995. This increase was due to a 6% increase in the average room rate to $100 coupled with a two percentage point increase in average occupancy to 79%. The increase in average room rate is attributable to strong market demand and the successful efforts of Hotel management in restricting discounted corporate rates. An increase in transient business contributed to the increase in average occupancy. In early 1997, the Hotel completed the third phase of a rooms renovation project which replaced the furniture in approximately 108 guest rooms. All 311 guest rooms now have new furniture which will enable the Hotel to compete more effectively in the Tampa market.

                                 PHLP Supp-41

 Greensboro

  For 1996, REVPAR decreased slightly to $75 when compared to 1995. The average room rate increased 6% to $98; however, this increase was offset by a six percentage point decline in average occupancy to 76% as a result of new competition in the Greensboro area. Hotel revenues decreased 5% to $4.5 million primarily due to the decline in occupancy. In 1996, the Hotel facade was painted, and in early 1997 a renovation of the restaurant was completed.

 Miami Biscayne Bay

  REVPAR for 1996 increased slightly to $71 when compared to 1995 due to a four and one-half percentage point increase in average occupancy to 82% partially offset by a 3% decrease in the average room rate to $87. The increase in average occupancy was due to the addition of a new contract with United Airlines for 13,000 room nights in 1996. Hotel revenues decreased 7% to $7.7 million primarily due a decrease in catering profits as a result of business associated with the 1995 Superbowl not recurring in 1996. During 1996, the Hotel installed new carpet in the ballrooms and in selected corridors. During 1997, the remaining corridors will receive new carpet, and 285 rooms will undergo a redo which will include new carpet and mattresses.

 Raleigh

  In 1996, REVPAR increased 9% to $72, due to a 9% increase in average room rate to $88 while the average occupancy remained stable at 82%. The increase in average room rate was due to a $10 increase in the corporate rate in 1996. Hotel revenues increased 16% to $5 million primarily due to the increase in average room rates. During 1996, the Hotel completed a rooms renovation which replaced the furniture in 375 guest rooms.

 Houston Medical Center

  REVPAR for 1996 increased 5% to $67 when compared to 1995 due to the 2% increase in average room rate to $87 and a two percentage point increase in average occupancy to 77%. Hotel revenues increased 10% to $4.5 million in 1996. These increases were due to strong demand in the medical markets, increased business due to city wide conventions and success in shifting lower rated business to higher corporate rates.

 Albuquerque

  Hotel revenues for 1996 increased slightly to $5.0 million when compared to the prior year primarily due a 3% increase in REVPAR to $69. The increase in REVPAR is primarily due to a one and one-half percentage point increase in average occupancy to 80% as a result of increased transient demand in the Albuquerque market. The average room rate remained stable at $86. The Hotel is focusing its marketing efforts on increasing weekend group business. During 1997, the Hotel will complete a renovation of its meeting rooms.

1996 COMPARED TO 1995 COMBINED RESULTS OF OPERATIONS

  Hotel Revenues: Hotel revenues decreased 9% to $45.9 million in 1996 primarily due to the sale of the Dallas Hotel in 1995. For the eight hotels which were owned by the Partnership continuously throughout 1996 and 1995 (Albuquerque, Greensboro, Houston, Miami Biscayne Bay, Mountain Shadows, Raleigh, Seattle, and Tampa (the "Combined Hotels")), Combined Hotel revenues increased 4% in 1996 due to an increase in Combined Hotel sales.

  Hotel Sales: Hotel sales decreased 6% to $143.3 million in 1996 due to the sale of the Dallas Hotel in 1995. Combined Hotel sales increased 5% in 1996 through a 1% increase in the Combined Hotel average room rate to $96 and a slight increase in the Combined Hotel average occupancy to 79%.

  Direct Hotel Expenses: Direct hotel expenses decreased 5% to $97.5 million in 1996 due to the sale of the Dallas Hotel. Combined direct hotel expenses increased 5% in 1996. The increase in Combined direct hotel

                                 PHLP Supp-42
expenses is due to an increase in variable costs related to the increase in Combined Hotel sales. Furthermore, direct hotel expenses as a percentage of Hotel sales increased to 68% in 1996 from 67% in 1995.

  Management Fees: Incentive and base management fees decreased 14% to $7.5 million and 6% to $4.3 million, respectively, in 1996 due to a corresponding decrease in hotel sales.

  Property Taxes: Property taxes decreased 25% to $3.1 million in 1996 due to the sale of the Dallas Hotel in 1995.

  Interest Expense: Interest expense decreased 16% to $24.6 million in 1996 due to lower principal balances in 1996 and a lower average interest rate on the Bank Loan in 1996.

  Net Income: Net income decreased 109% to a net loss of $1.8 million in 1996. The decrease is due to the recognition of the gain on the sale of the Dallas Hotel of $24.6 million and the gain on forgiveness of deferred fees of $146.3 million in 1995.

CAPITAL RESOURCES AND LIQUIDITY

  The Partnership's financing needs have historically been funded through loan agreements with independent financial institutions, Host Marriott Corporation ("Host Marriott") and its affiliates or Marriott International, Inc. ("Marriott International") and its affiliates. The general partner believes that the Partnership will have sufficient capital resources and liquidity to continue to conduct its business in the ordinary course.

 Principal Sources and Uses of Cash

  The Partnership reported a decrease in cash and cash equivalents of $2.6 million during the first two quarters 1998. This decrease was due to the use of cash for investing and financing activities partially offset by cash provided by operating activities. The Partnership reported a decrease in cash and cash equivalents of $2.0 million for 1997. This decrease was due to the use of cash for investing and financing activities partially offset by cash provided by operating activities.

  The Partnership's principal source of cash is cash from operations. Total cash provided by operations remained steady at $18.0 million, for the twenty-four weeks ended June 19, 1998, when compared to the first two quarters 1997. Total cash provided by operations increased $1.5 million, to $20.9 million, for 1997 due to improved Hotel operating results. Total cash provided by operations was $19.4 million and $14.8 million for 1996 and 1995, respectively.

  The Partnership's principal uses of cash are to (i) pay for capital expenditures and to fund the property improvement funds, (ii) make deposits to restricted cash accounts, (iii) pay debt service on the Partnership's mortgage debt, and (iv) pay amounts owed to Host Marriott and Marriott International.

  Cash used in investing activities was $4.1 million for the first two quarters 1998, and $4.2 million for the first two quarters 1997. Cash used in investing activities for the first two quarters 1998, included capital expenditures of $3.4 million primarily related to furniture, fixtures, and equipment renewals and replacements at the Hotels. Cash used in investing activities decreased to $7.8 million in 1997 from $10.2 million in 1996. Cash used in investing activities included cash paid for FF&E of $7.3 million in 1997 compared to $9.9 million in 1996. Cash used in investing activities was $10.2 million in 1996, and cash provided by investing activities was $37.2 million in 1995 due to proceeds received from the gain on the sale of the Dallas Hotel.

  Cash used in financing activities was $16.5 million and $18.1 million for the first two quarters 1998 and 1997, respectively. Cash used in financing activities for the first two quarters 1998, included repayments to Host Marriott and affiliates of $4.6 million and repayments on the Partnership's mortgage debt of $3.8 million. Cash used in financing activities increased to $15.2 million in 1997 from $10.0 million in 1996. Cash used in financing activities for 1997 included repayments on the Partnership's mortgage debt of $7.2 million, repayments to Host

                                 PHLP Supp-43

Marriott and affiliates of $6.1 million, and net deposits to restricted cash accounts of $1.8 million. Cash used in financing activities was $10.0 million and $53.8 million in 1996 and 1995, respectively. In 1995, the Partnership repaid $59 million on its mortgage on the Bank Hotels primarily from proceeds from the sale of the Dallas Hotel and from a $10 million advance from Host Marriott under the Bank Guaranty.

  No cash was distributed to the partners during the First Two Quarters 1998, or the First Two Quarters 1997. No cash was distributed to the Partners for the years ended December 31, 1997, 1996 and 1995. Since all cash flow from the Partnership's hotels is utilized to pay Partnership obligations, no cash is expected to be available for distribution to the partners for the foreseeable future.

 Capital Expenditures

  It is anticipated that shortfalls in the property improvement fund for the six hotels financed with the Bank Loan, as defined below, will occur in 1999. The General Partner is currently working with the Manager and the lender to resolve the expected shortfalls.

 Debt

  The Partnership's financing needs are funded through loan agreements with
(i) The Mitsui Trust and Banking Company (the "Bank Lender"), (ii) Host Marriott and its affiliates, and (iii) Marriott International and its affiliates.

  Total Partnership interest expense increased 4% to $11.9 million for the first two quarters 1998, when compared to the same period in 1997 primarily due to increased interest expense on the mortgage loan (the "Bank Loan"). The weighted average interest rate on the Bank Loan was 8.3% for the first two quarters 1998, as compared to 7.4% for the comparable period in 1997.

  On June 22, 1998, the Partnership made the required Bank Loan principal payment of $3.0 million. Thus, as of June 22, 1998, the Bank Loan principal balance is $165.9 million.

  The Bank Loan was scheduled to mature on December 22, 1998; however, an additional one-year extension was available. As required under the Bank Loan, the Partnership provided notice of its intent to extend the loan along with adequate debt service coverage tests to extend the Bank Loan maturity to December 22, 1999.

  Pursuant to the terms of the restated Bank Loan, operating profit, as defined, and the subordinated portion of the base management fee in excess of debt service for the six hotels financed with the Bank Loan must be held in a collateral account with the lender. After the end of each fiscal year, excess cash remaining in the collateral account is applied to repay Bank Loan principal, advances under the $26 million debt service guaranty (the "Bank Guaranty") provided by Host Marriott and, depending upon the unadvanced balance of the Bank Guaranty, deferred base management fees to Marriott International. As a result, on February 23, 1998, the Partnership repaid $3.8 million in principal on the Bank Loan, $2.2 million to Host Marriott on the Bank Guaranty, and $1.5 million to Marriott International for deferred base management fees using amounts in the collateral account. As of June 19, 1998, the balance of the Bank Loan was $168.9 million, $21.6 million was available under the Bank Guaranty, and deferred base management fees payable to Marriott International were $2.4 million.

  In connection with the restructuring of the Bank Loan, Host Marriott agreed to provide an additional guaranty (the "Interest Guaranty") for $12 million to cover any shortfalls in the payment of interest after application of all cash flow available for debt service. Advances with respect to interest will be made first under the Interest Guaranty and then under the Bank Guaranty or an equivalent "backup" guaranty provided by Marriott International. No amounts have been advanced under the Interest Guaranty. Additionally, in early 1998, in accordance with the terms of the Interest Guaranty, the amount available was reduced from $8 million to $4 million.

                                 PHLP Supp-44

  Host Marriott advanced funds (the "Host FF&E Loans") to the Partnership from 1991 through 1994 for the purchase of FF&E. The loans are secured by payments from Marriott International under leases from the Partnership for FF&E replacements. On February 9, 1998, Marriott International repaid $1.5 million of principal to the Partnership on these leases, and the Partnership subsequently repaid $1.4 million of principal to Host Marriott on the Host FF&E Loans. Therefore, as of June 19, 1998, the balance of the Host FF&E Loans was $1.5 million.

INFLATION

  For the three fiscal years ended December 31, 1997, the rate of inflation has been relatively low and, accordingly, has not had a significant impact on the Partnership's revenues and net losses before extraordinary items. However, the Hotel's room rates and occupancy levels are sensitive to inflation, and the amount of the Partnership's interest expense under floating rate debt for a particular year will be affected by changes in short-term interest rates.

YEAR 2000 ISSUES

  Over the last few years, Host Marriott Corporation, the parent company of the General Partner, has invested in implementing new accounting systems which are Year 2000 compliant. Accordingly, the General Partner believes that future costs associated with Year 2000 issues will be minimal and not material to the Partnership's financial statements.

  However, the Partnership does rely upon accounting software used by MHSI, the Manager of its properties to obtain financial information. The General Partner believes that the manager has begun to implement changes to the property specific software to ensure the software will function properly in the Year 2000 and does not expect to incur significant costs related to these modifications.

                                 PHLP Supp-45

                              FINANCIAL STATEMENTS


                                  PHLP Supp-46

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE PARTNERS OF POTOMAC HOTEL LIMITED PARTNERSHIP:

  We have audited the accompanying balance sheet of Potomac Hotel Limited Partnership, a Delaware limited partnership, (the "Partnership") as of December 31, 1997 and 1996, and the related statements of operations, changes in partners' deficit and cash flows for each of the three years in the period ended December 31, 1997. These financial statements referred to below are the responsibility of the General Partner's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Potomac Hotel Limited Partnership as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Washington, D.C.,
March 4, 1998

                                 PHLP Supp-47

                       POTOMAC HOTEL LIMITED PARTNERSHIP
                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996
                                 (IN THOUSANDS)

                                                            1997       1996
                                                          ---------  ---------
                         ASSETS
Property and equipment, net.............................. $ 154,253  $ 155,412
Due from Marriott International, Inc. and affiliates.....    10,173     10,870
Restricted cash..........................................     6,351      4,507
Property improvement funds...............................     3,792      3,141
Deferred financing costs, net............................       473        709
Cash and cash equivalents................................     3,182      5,228
                                                          ---------  ---------
                                                          $ 178,224  $ 179,867
                                                          =========  =========
            LIABILITIES AND PARTNERS' DEFICIT
LIABILITIES
  Mortgage debt.......................................... $ 172,667  $ 179,837
  Due to Host Marriott Corporation and affiliates........   125,549    124,370
  Incentive and base management fees due to Marriott
   International, Inc....................................    25,868     17,172
  Due to Marriott International, Inc. and affiliates.....       398      1,956
  Accrued interest and other liabilities.................       864        829
                                                          ---------  ---------
      Total Liabilities..................................   325,346    324,164
                                                          ---------  ---------
PARTNERS' DEFICIT
  General Partner
    Capital contribution.................................   172,093    172,093
    Cumulative net losses................................   (20,408)   (20,380)
    Cumulative withdrawals...............................  (186,527)  (186,527)
                                                          ---------  ---------
                                                            (34,842)   (34,814)
                                                          ---------  ---------
  Limited Partners
    Capital contributions, net of offering costs.........    15,600     15,600
    Cumulative net losses................................  (127,880)  (125,083)
                                                          ---------  ---------
                                                           (112,280)  (109,483)
                                                          ---------  ---------
      Total Partners' Deficit............................  (147,122)  (144,297)
                                                          ---------  ---------
                                                          $ 178,224  $ 179,867
                                                          =========  =========

                       See Notes to Financial Statements.

                                  PHLP Supp-48

                       POTOMAC HOTEL LIMITED PARTNERSHIP
                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                    (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                   1997      1996      1995
                                                 --------  --------  --------
REVENUES
  Hotel (Note 3)................................ $ 50,323  $ 45,853  $ 50,598
                                                 --------  --------  --------
OPERATING COSTS AND EXPENSES
  Depreciation..................................    8,430     5,473     5,912
  Incentive management fee......................    8,408     7,477     8,651
  Base management fee...........................    4,515     4,300     4,597
  Property taxes................................    3,071     3,081     4,082
  Ground rent, insurance and other..............    4,843     3,624     3,914
                                                 --------  --------  --------
                                                   29,267    23,955    27,156
                                                 --------  --------  --------
OPERATING PROFIT................................   21,056    21,898    23,442
  Interest expense..............................  (24,596)  (24,582)  (29,431)
  Other revenue.................................      715       843     1,448
  Gain on sale of Dallas Hotel..................      --        --     24,586
                                                 --------  --------  --------
NET (LOSS) INCOME BEFORE EXTRAORDINARY ITEM.....   (2,825)   (1,841)   20,045
EXTRAORDINARY ITEM
  Gain on forgiveness of deferred fees..........      --        --    146,303
                                                 --------  --------  --------
NET (LOSS) INCOME............................... $ (2,825) $ (1,841) $166,348
                                                 ========  ========  ========
ALLOCATION OF NET (LOSS) INCOME
  General Partner............................... $    (28) $    (18) $  7,612
  Limited Partners..............................   (2,797)   (1,823)  158,736
                                                 --------  --------  --------
                                                 $ (2,825) $ (1,841) $166,348
                                                 ========  ========  ========
NET (LOSS) INCOME BEFORE EXTRAORDINARY ITEM PER
 LIMITED PARTNER UNIT (1,800 UNITS)............. $ (1,554) $ (1,013) $  7,720
                                                 ========  ========  ========
NET (LOSS) INCOME PER LIMITED PARTNER UNIT
 (1,800 UNITS).................................. $ (1,554) $ (1,013) $ 88,187
                                                 ========  ========  ========


                       See Notes to Financial Statements.

                                  PHLP Supp-49

                       POTOMAC HOTEL LIMITED PARTNERSHIP
                   STATEMENTS OF CHANGES IN PARTNERS' DEFICIT
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                GENERAL    LIMITED
                                                PARTNER   PARTNERS     TOTAL
                                                --------  ---------  ---------
Balance, December 31, 1994..................... $(44,408) $(266,396) $(310,804)
  Net income...................................    7,612    158,736    166,348
  Capital contribution from forgiveness of
   debt........................................    2,000        --       2,000
                                                --------  ---------  ---------
Balance, December 31, 1995.....................  (34,796)  (107,660)  (142,456)
  Net loss.....................................      (18)    (1,823)    (1,841)
                                                --------  ---------  ---------
Balance, December 31, 1996.....................  (34,814)  (109,483)  (144,297)
  Net loss.....................................      (28)    (2,797)    (2,825)
                                                --------  ---------  ---------
Balance, December 31, 1997..................... $(34,842) $(112,280) $(147,122)
                                                ========  =========  =========



                       See Notes to Financial Statements.

                                  PHLP Supp-50

                       POTOMAC HOTEL LIMITED PARTNERSHIP
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                     1997     1996      1995
                                                    -------  -------  --------
OPERATING ACTIVITIES
 Net (loss) income................................. $(2,825) $(1,841) $166,348
 Extraordinary item................................     --       --    146,303
                                                    -------  -------  --------
 Net (loss) income before extraordinary item.......  (2,825)  (1,841)   20,045
 Noncash items:
  Deferred incentive and base management fees......   8,696    7,737     9,435
  Depreciation.....................................   8,430    5,473     5,912
  Interest on amounts due to Host Marriott
   Corporation and affiliates......................   7,084    6,892     6,235
  Amortization of financing costs as interest......     236      237       310
  Loss on disposition of property and equipment....     --       136       103
  Interest on amounts due to an affiliate of
   Marriott International, Inc.....................     --        29       --
  Gain on sale of the Dallas Hotel.................     --       --    (24,586)
 Changes in operating accounts:
  Due from/to Marriott International, Inc. and
   affiliates......................................    (985)     541    (2,719)
  Accrued interest and other liabilities...........     250      180        77
                                                    -------  -------  --------
   Cash provided by operating activities...........  20,886   19,384    14,812
                                                    -------  -------  --------
INVESTING ACTIVITIES
 Additions to property and equipment, net..........  (7,271)  (9,924)   (4,976)
 Change in property improvement funds..............    (651)     (63)   (2,590)
 Working capital received from (funded to) Marriott
  International, Inc. and affiliates, net..........     168     (262)      400
 Net proceeds from sale of the Dallas Hotel........     --       --     44,403
                                                    -------  -------  --------
  Cash (used in) provided by investing activities..  (7,754) (10,249)   37,237
                                                    -------  -------  --------
FINANCING ACTIVITIES
 Principal repayments on mortgage debt.............  (7,170)  (6,163)  (59,000)
 (Repayments to) advances from Host Marriott
  Corporation and affiliates, net..................  (6,120)  (4,670)    3,319
 Change in restricted cash.........................  (1,844)  (1,559)   (2,948)
 (Repayments to) advances from affiliates of
  Marriott International, Inc......................     (44)     (37)      350
 Collection of amounts due from Marriott
  International, Inc...............................     --     2,383     5,755
 Payment of financing costs........................     --       --     (1,112)
 Increase in amounts due from Marriott
  International, Inc...............................     --       --       (157)
                                                    -------  -------  --------
  Cash used in financing activities................ (15,178) (10,046)  (53,793)
                                                    -------  -------  --------
DECREASE IN CASH AND CASH EQUIVALENTS..............  (2,046)    (911)   (1,744)
CASH AND CASH EQUIVALENTS at beginning of year.....   5,228    6,139     7,883
                                                    -------  -------  --------
CASH AND CASH EQUIVALENTS at end of year........... $ 3,182  $ 5,228  $  6,139
                                                    =======  =======  ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Cash paid for mortgage and other interest......... $17,046  $17,528  $ 22,555
                                                    =======  =======  ========
NONCASH FINANCING ACTIVITIES:
Forgiveness of obligations due to General Partner
 accounted for as a capital contribution........... $   --   $   --   $  2,000
                                                    =======  =======  ========

                       See Notes to Financial Statements.

                                  PHLP Supp-51

                       POTOMAC HOTEL LIMITED PARTNERSHIP
                         NOTES TO FINANCIAL STATEMENTS
                FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

NOTE 1. THE PARTNERSHIP

 Description of the Partnership

  Potomac Hotel Limited Partnership (the "Partnership") was formed in Delaware on December 17, 1981, to acquire, develop, own, and operate up to 11 Hotels (the "Hotels"). On July 16, 1982, 1,800 limited partnership interests ("Units") were sold pursuant to a public offering at $10,000 per unit. The Partnership commenced operations on July 17, 1982. The Hotels are operated as part of the Marriott full-service hotel system and are managed by Marriott International, Inc. ("Marriott International") or Marriott Hotel Services, Inc. ("MHSI"), which is a subsidiary of Marriott International, (collectively the "Managers"). The sole general partner of the Partnership is Host Marriott Corporation ("Host Marriott" or the "General Partner").

  The General Partner contributed five existing hotels (including one undergoing substantial renovation), three hotels under construction, and sites for three hotels planned to be developed to the Partnership in exchange for $186,527,000 and a 1% General Partner interest. These funds were borrowed by the Partnership under a loan agreement (see Note 6). The Partnership completed the development and construction of its final hotel during 1984. On January 31, 1986, the Partnership sold its 307-room Denver West Hotel to Host Marriott in accordance with provisions of the loan agreement and the partnership agreement. As discussed in Note 6, foreclosures on the Raleigh, Tampa, and Point Clear Hotels occurred in 1993 and 1994. In 1994, the Partnership repurchased the Raleigh and Tampa Hotels using proceeds from two loans advanced by a subsidiary of Host Marriott. On August 22, 1995, the Partnership sold its Dallas Hotel to a wholly-owned subsidiary of Host Marriott and used the proceeds to repay a portion of its mortgage debt in connection with the restructuring of the Bank Loan, as described in Note 6. As of December 31, 1997, the Partnership owned and operated eight hotels located in the following cities: Albuquerque, New Mexico; Greensboro, North Carolina; Houston, Texas; Miami, Florida; Raleigh, North Carolina; Scottsdale, Arizona; Seattle, Washington; and Tampa, Florida.

 Partnership Allocations and Distributions

  The partnership agreement provides for the distribution of cash and the allocation, for tax purposes, of operating income, gains and losses, and deductions and credits among the partners. Except for all cash proceeds attributable to the replacement of furniture, fixtures and equipment ("FF&E") as well as depreciation and interest on indebtedness (all of which are specially allocated to the General Partner by the partnership agreement), profits and losses are allocated between the partners as follows:

                                                                  PROFITS LOSSES
                                                                  ------- ------
      General Partner............................................    25%     1%
      Limited Partners...........................................    75%    99%

  Any future distributions of cash will be made in the same percentages that profits and losses are allocated.

  Gains (for financial statement purposes) from the sale or other disposition of Partnership property are allocated (i) first, to the partners with negative capital accounts in proportion to their capital investment balances and (ii) thereafter 25% to the General Partner and 75% to the limited partners.


NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Accounting

  The Partnership records are maintained on the accrual basis of accounting, and its fiscal year coincides with the calendar year.

                                 PHLP Supp-52

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Working Capital and Supplies

  Pursuant to the terms of the Partnership's management agreements discussed in Note 8, the Partnership is required to provide the Managers with working capital and supplies to meet the operating needs of the Hotels. The Managers convert cash advanced by the Partnership into other forms of working capital consisting primarily of operating cash, inventories, and trade receivables and payables which are maintained and controlled by the Managers. Upon the termination of the agreements, it is expected that the working capital and supplies will be converted into cash and returned to the Partnership or transferred to a subsequent owner or operator for consideration. As a result of these conditions, the individual components of working capital and supplies controlled by the Managers are not reflected in the accompanying balance sheet.

 Revenues and Expenses

  Hotel revenues represent house profit of the Partnership's Hotels since the Partnership has delegated substantially all of the operating decisions related to the generation of house profit of the Hotels to the Managers. House profit reflects hotel operating results which flow to the Partnership as property owner and represents gross hotel sales less property-level expenses, excluding depreciation, base and incentive management fees, property taxes, ground rent, insurance, and certain other costs, which are disclosed separately in the statement of operations.

  On November 20, 1997, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board reached a consensus on EITF 97-2, "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements." EITF 97-2 addresses the circumstances in which a management entity may include the revenues and expenses of a managed entity in its financial statements.

  The Partnership is assessing the impact of EITF 97-2 on its policy of excluding the property-level revenues and operating expenses of the Hotels from its statements of operations. If the Partnership concludes that EITF 97-2 should be applied to the Hotels, it would include operating results of those managed operations in its financial statements. Application of EITF 97-2 to financial statements as of and for the year ended December 31, 1997, would have increased both revenues and operating expenses by approximately $100.2 million and would have had no impact on the net loss.

 Property and Equipment

  Property and equipment is recorded at the cost incurred directly by the Partnership or at the cost incurred by the General Partner in the case of those assets contributed by the General Partner. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

      Buildings and improvements.....................................   40 years
      Leasehold improvements.........................................   40 years
      Furniture and equipment........................................ 4-10 years

  The Partnership assesses impairment of its real estate properties based on whether estimated undiscounted future cash flows from such properties will be less than their net book value. If a property is impaired, its basis is adjusted to fair market value.

                                 PHLP Supp-53

 Deferred Financing Costs

  Deferred financing costs consist of legal and accounting fees and other costs incurred in connection with obtaining Partnership financing. Financing costs are amortized using the straight-line method, which approximates the effective interest rate method, over the life of the mortgage debt. As of December 31, 1997 and 1996, deferred financing costs totaled $1,256,000. Accumulated amortization of deferred financing costs as of December 31, 1997 and 1996, was $783,000 and $547,000, respectively.

 Cash and Cash Equivalents

  The Partnership considers all highly liquid investments with a maturity of three months or less at date of purchase to be cash equivalents.

 Income Taxes

  Provision for federal and state income taxes has not been made in the accompanying financial statements because the Partnership does not pay income taxes but, rather, allocates profits and losses to the individual partners. Significant differences exist between the net income or loss for financial reporting purposes and the net income or loss as reported in the Partnership's tax return. These differences are due primarily to the use for tax purposes of differing useful lives and accelerated depreciation methods for assets, differing bases in contributed capital, and differing timings of the recognition of management fee expenses. As a result of these differences, the excess of the net liabilities reported on a tax basis over the net liabilities reported in the accompanying financial statements was $36 million as of December 31, 1997, and $46 million as of December 31, 1996.

 Statement of Financial Accounting Standards

  In 1996, the Partnership adopted Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Adoption of SFAS No. 121 did not have an effect on its financial statements.

 Reclassifications

  Certain reclassifications were made to the prior years financial statements to conform to the current year presentation.

NOTE 3. REVENUES

  Hotel revenues consist of the following hotel operating results for the three years ended December 31 (in thousands):

                                                       1997     1996     1995
                                                     -------- -------- --------
   HOTEL SALES
     Rooms.......................................... $ 95,761 $ 89,916 $ 94,654
     Food and beverage..............................   43,385   42,111   46,605
     Other..........................................   11,348   11,315   11,977
                                                     -------- -------- --------
                                                      150,494  143,342  153,236
                                                     -------- -------- --------
   HOTEL EXPENSES
     Departmental direct costs
       Rooms........................................   23,556   22,619   23,443
       Food and beverage............................   33,231   32,863   35,569
     Other hotel operating expenses.................   43,384   42,007   43,626
                                                     -------- -------- --------
                                                      100,171   97,489  102,638
                                                     -------- -------- --------
   HOTEL REVENUES................................... $ 50,323 $ 45,853 $ 50,598
                                                     ======== ======== ========

                                 PHLP Supp-54

NOTE 4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following as of December 31 (in thousands):

                                                               1997      1996
                                                             --------  --------
   Land..................................................... $ 10,444  $ 10,444
   Building and improvements................................  194,661   191,449
   Furniture and equipment..................................   26,758    22,699
                                                             --------  --------
                                                              231,863   224,592
   Less accumulated depreciation............................  (77,610)  (69,180)
                                                             --------  --------
                                                             $154,253  $155,412
                                                             ========  ========

NOTE 5. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

  The estimated fair values of financial instruments are shown below. The fair values of financial instruments not included in this table are estimated to be equal to their carrying amounts.

                               AS OF DECEMBER 31, 1997  AS OF DECEMBER 31, 1996
                               ------------------------ ------------------------
                                            ESTIMATED                ESTIMATED
                                CARRYING       FAIR      CARRYING       FAIR
                                 AMOUNT       VALUE       AMOUNT       VALUE
                               ----------- ------------ ----------- ------------
                                    (IN THOUSANDS)           (IN THOUSANDS)
   DEBT AND OTHER LIABILITIES
   Mortgage debt.............  $   172,667 $   173,474  $   179,837 $   177,695
   Due to Host Marriott
    Corporation and
    affiliates...............      122,356      40,803      118,280      41,313
   Due to Marriott
    International, Inc. and
    affiliates...............       26,168       3,208       17,515       2,086

  The estimated fair value of mortgage debt is based on the expected future debt service payments, discounted at estimated market rates adjusted for the presence of debt service guaranties. "Due to Host Marriott Corporation and affiliates" and "Due to Marriott International, Inc. and affiliates" are valued based on the expected future payments from operating cash flow discounted at risk adjusted rates.

NOTE 6. DEBT

 Host Marriott Guaranty

  The Partnership originally entered into a loan agreement dated January 14, 1982, (the "Original Loan") which funded up to $348 million to finance the acquisition and development of the Hotels. In connection with the Original Loan, the General Partner agreed to advance up to $42.6 million to cover debt service shortfalls (the "Host Marriott Guaranty"). The General Partner advanced a total of $33.4 million under the Host Marriott Guaranty. The Partnership repaid $22.3 million and $5 million from the proceeds of the S&L Loan and the Bank Loan, respectively, as defined below. Therefore, as of December 31, 1997, $6.1 million plus accrued interest was outstanding related to the Host Marriott Guaranty.

 Savings and Loan Association Loan

  On February 28, 1985, the Partnership borrowed $103 million (the "S&L Loan") from a savings and loan association (the "S&L Lender") to refinance the loans on three of its hotels located in Raleigh, North Carolina; Tampa, Florida; and Point Clear, Alabama (the "S&L Hotels") and to repay a portion of the Host Marriott Guaranty ($22.3 million). The S&L Loan, with an original maturity of March 1, 2000, bore interest at 2.75% over the monthly average rate on six-month Treasury Bills (subject to a 9% floor and a 16% ceiling). For the years 1989 through 1992, the S&L Lender, the Manager, and the General Partner agreed to several modifications including (i) reductions in the interest rate, (ii) reductions in the base management fees paid to the Manager, (iii) increases in the debt service guaranty provided by Host Marriott (the "S&L Guaranty"), and
(iv) Host Marriott's subordination of cash flow generated from the Host Marriott owned 66-room addition to the Raleigh Hotel.

                                 PHLP Supp-55

 Bank Loan

  On December 22, 1987, the Partnership borrowed $245 million (the "Bank Loan") from The Mitsui Trust and Banking Company (the "Bank Lender") to repay the outstanding indebtedness on seven of its Hotels (the "Bank Hotels"), a portion of the Host Marriott Guaranty ($5.0 million), and related transaction costs. The Bank Loan bore interest at an effective fixed rate of 10.37% and required monthly interest payments with the entire principal balance due at maturity.

  The Bank Loan was secured by first priority liens on the Bank Hotels and all related assets, including working capital and supplies advanced to the Manager for each Bank Hotel. The Bank Loan established a priority for distributions of cash from operations, prohibited the Partnership from creating any other liens on the Bank Hotels, and restricted the Partnership from incurring certain other indebtedness. The Bank Loan was non-recourse to the Partnership and its partners, but was supported by a $26 million Host Marriott guaranty (the "Bank Guaranty") and an equivalent Marriott International "backup" guaranty (to be funded only if Host Marriott did not fund its guaranty).

  The Bank Loan matured on December 22, 1994, with a principal balance of $245 million, and was not repaid at that time because the Partnership had insufficient funds to do so. On December 22, 1994, the Partnership entered into a forbearance agreement with the Bank Lender under which the Bank Lender agreed not to exercise its rights and remedies for nonpayment of the Bank Loan on the maturity date until February 24, 1995. The forbearance agreement was subsequently extended until August 22, 1995, to allow the Partnership time to solicit the consent of its limited partners regarding the sale of the Dallas Hotel to a subsidiary of the General Partner in connection with the restructuring of the Bank Loan. In exchange for the Bank Lender's agreement to forbear, the Partnership made monthly interest payments at the one-month London Interbank Offered Rate ("LIBOR") rate plus two percentage points for the period December 22, 1994, through June 21, 1995, and at the one-month LIBOR rate plus two-and-one-quarter percentage points for the period June 22, 1995, through August 21, 1995.

 Restructured Bank Loan

  On August 22, 1995, the General Partner and the Bank Lender successfully completed the restructuring and extension of the Bank Loan. The principal terms of the restructured Bank Loan are as follows: (i) the General Partner advanced $10 million under the Bank Guaranty, which was used to pay down principal on the Bank Loan (advances under the Bank Guaranty bear interest at an annual rate equal to the prime rate, as announced by Bankers Trust Company); (ii) the Partnership used $44 million of proceeds from the sale of the Dallas Hotel to repay principal on the Bank Loan; (iii) the maturity of the Bank Loan was extended to December 22, 1997, with two additional one-year extensions available if certain debt service coverage tests are met; (iv) semi-annual payments of interest at the six-month LIBOR rate plus 1.5 percentage points and annual payments of principal of $5 million during the first three years of the restructured loan and $6 million during any extension periods; (v) the General Partner's liability under the Bank Guaranty remained at $26 million (subject to a credit for the advance of $10 million described in (i) above); (vi) Marriott International continued its "backup" guaranty ( the "Marriott International Backup Guaranty"), under which Marriott International agreed to advance any amounts not advanced by Host Marriott under the Bank Guaranty; (vii) Host Marriott (but not Marriott International) agreed to an additional guaranty (the "Interest Guaranty") for $12 million to cover any shortfalls in the payment of interest after application of all cash flow available for debt service (advances in respect to interest will be made first under the Interest Guaranty then under the Bank Guaranty or the Marriott International Backup Guaranty); (viii) the Interest Guaranty is to be reduced each year by $4 million less any Interest Guaranty advances as of the date such reduction is to occur and the Interest Guaranty will be increased by $4 million for each extension period, if applicable (the remaining liability under the Bank Guaranty and the Marriott International Backup Guaranty in any event must at least be equal to the scheduled amortization payments due during the extension periods); (ix) all Partnership cash relating to the Bank Hotels (including the Bank Hotels property improvement fund and the subordinated base management fees) collateralize the Bank Loan; (x) the Bank Lender was paid a fee of $573,000 for the successful restructuring of the Bank Loan; and (xi) the Bank

                                 PHLP Supp-56

Lender required Marriott International to terminate the management agreement related to the Bank Hotels (the "Marriott International Management Agreement") and to forgive the deferred balances of base and incentive management fees outstanding as of December 31, 1994. The Partnership recorded an extraordinary gain of $146.3 million in 1995 to recognize the gain which resulted from the forgiveness of the deferred fees. In addition, the Bank Lender required a portion of the base management fee equal to 1% of gross Bank Hotel sales and a portion of the property improvement fund contribution equal to 1% of gross Bank Hotel sales to be subordinated to the payment of debt service.

  The Bank Loan was scheduled to mature on December 22, 1997; however, two one-year extensions were available. As required under the Bank Loan, on June 19, 1997, the Partnership provided notice to the lender of its intent to extend the loan along with a debt service coverage ratio calculation with a required ratio greater than 1.2 and successfully extended the Bank Loan maturity to December 22, 1998. An additional one-year extension is available under the Bank Loan, and in order to extend the loan to December 22, 1999, the Partnership must provide notice of its intent to extend the loan along with adequate debt service coverage tests to the lender by June 22, 1998. Based on current debt service coverage tests, the Partnership expects to be able to exercise the additional one-year extension of the loan upon its maturity on December 22, 1998.

  Pursuant to the terms of the restated Bank Loan, operating profit, as defined, and the subordinated portion of the base management fee from the Bank Hotels in excess of debt service must be held in a collateral account with the Bank Lender. After the end of each fiscal year, excess cash remaining in the collateral account is applied as follows: (i) 50% to repay Bank Loan principal and (ii) 50% to pay principal and interest on advances under the Bank Guaranty, until the unadvanced portion of the Bank Guaranty is replenished to a balance of $20.0 million. Thereafter, excess cash in the collateral account is applied as follows: (i) 50% to repay Bank Loan principal, (ii) 25% to pay principal and interest on advances under the Bank Guaranty, and (iii) 25% to repay deferred base management fees to Marriott International.

  As of December 31, 1997 and 1996, the principal balance of the Bank Loan was $172.7 million and $179.8 million, respectively. As of December 31, 1997 and 1996, $8.5 million and $10.0 million including accrued interest, respectively, was outstanding pursuant to the Bank Guaranty. On February 23, 1998, in accordance with the cash flow priorities described in the preceding paragraph, the Partnership repaid $3.8 million in principal on the Bank Loan, $2.2 million to Host Marriott on the Bank Guaranty, and $1.5 million to Marriott International for deferred base management fees using amounts in the collateral account. Therefore, as of February 23, 1998, the balance on the Bank Loan was $168.9 million, $21.6 million was available under the Bank Guaranty, and deferred base management fees payable to Marriott International were $2.1 million. The weighted average interest rate on the Bank Loan was 7.46% for 1997, 7.26% for 1996, and 7.89% for 1995. At December 31, 1997, the
interest rate on the Bank Loan was 8.25%. The weighted average interest rate on the Bank Guaranty was 8.44% for 1997, 8.27% for 1996, and 8.85% for 1995. At December 31, 1997, the interest rate on the Bank Guaranty was 8.50%.

  No amounts were advanced under the Interest Guaranty during 1997. Additionally on December 22, 1997, in accordance with the terms of the Interest Guaranty, the amount available was increased from $4 million to $8 million, and in early 1998, the amount available was reduced to $4 million.

 Raleigh and Tampa Loans

  The Partnership repurchased the Raleigh Hotel and the Tampa Hotel on May 20, 1994, and July 11, 1994, respectively, with funding provided by non-recourse loans to the Partnership from a wholly-owned subsidiary of Host Marriott.

  The non-recourse loan for the Raleigh Hotel totaled $19.4 million to cover the $18.7 million purchase price and closing costs. Under the terms of the loan, $14.0 million of principal ("Raleigh Note A") bears interest at a fixed rate of 10% and requires quarterly payments of interest and principal, based on a 25-year amortization schedule, with a balloon payment due at maturity on May 20, 2001. The remaining principal of $5.4 million

                                 PHLP Supp-57

("Raleigh Note B") bears interest at a fixed rate of 11.5% and matures on May 20, 2006. Cash flow from the Raleigh Hotel is used to pay debt service in the following order of priority: (i) interest on Raleigh Note A, (ii) principal on Raleigh Note A, and (iii) interest on Raleigh Note B. The remaining cash flow is used to pay principal on Raleigh Note B. If cash flow is insufficient to pay interest on Raleigh Note B, the unpaid interest rolls into the Raleigh Note B principal balance annually. As of December 31, 1997 and 1996, the Raleigh Note A principal balance was $13.5 million, and the Raleigh Note B principal balance was $3.8 million and $4.8 million, respectively.

  The non-recourse loan for the Tampa Hotel totaled $16.3 million to cover the $15.7 million purchase price and closing costs. Under the terms of the loan, $10.0 million of principal ("Tampa Note A") bears interest at a fixed rate of 10% and requires quarterly payments of interest and principal, based on a 25-year amortization schedule, with a balloon payment due at maturity on July 11, 2001. The remaining principal of $6.3 million ("Tampa Note B") bears interest at a fixed rate of 11.5% and matures on July 11, 2006. Cash flow from the Tampa Hotel is used to pay debt service in the following order of priority:
(i) interest on Tampa Note A, (ii) principal on Tampa Note A, and (iii) interest on Tampa Note B. The remaining cash flow is used to pay principal on Tampa Note B. If cash flow is insufficient to pay interest on Tampa Note B, the unpaid interest rolls into the Tampa Note B principal balance annually. As of December 31, 1997 and 1996, the Tampa Note A principal balance was $9.7 million, and the Tampa Note B principal balance was $5.4 million and $6.1 million, respectively.

  Both of the Raleigh and Tampa loans are secured by a first priority lien on the building; land (the Partnership's leasehold interest in the case of the Tampa Hotel); furniture, fixtures and equipment; and working capital and supplies advanced to the Manager.

  As of December 31, 1997, required principal payments related to the Raleigh and Tampa Loans are as follows (in thousands):

      YEAR
      ----
      1998.............................................................. $   325
      1999..............................................................     357
      2000..............................................................     393
      2001..............................................................  22,125
      2002..............................................................     --
      Thereafter........................................................   9,200
                                                                         -------
                                                                         $32,400
                                                                         =======

 Furniture, Fixtures and Equipment Loans

  Prior to December 22, 1994, the Bank Loan and Marriott International Management Agreement, as defined in Note 8, required the Partnership to deposit funds in an escrow account (based on a percentage, ranging from 1% to 5%, of Bank Hotel sales) to be used to replace FF&E at the Bank Hotels. Additionally, the Bank Loan required the General Partner to fund up to $30 million of these reserves, if necessary (the "FF&E Guaranty"). The Marriott International Management Agreement contained a similar reserve requirement for the S&L Hotels.

  Host Marriott advanced funds (the "Host FF&E Loans") for the purchase of FF&E for the Bank Hotels from 1991 through 1994 pursuant to the FF&E Guaranty and also provided loans for the purchase of FF&E at the S&L Hotels for 1991 and 1992. The Host FF&E Loans bear interest at the prime rate and are to be repaid in annual installments over six years. As of December 31, 1997 and 1996, $2.9 million and $5.2 million was outstanding under the Host FF&E Loans. The weighted average interest rate was 8.44% for 1997, 8.27% for 1996 and 8.85% for 1995. At December 31, 1997, the interest rate was 8.50%.

                                 PHLP Supp-58

  As of December 31, 1997, required principal payments related to the Host FF&E Loans are as follows (in thousands):

      YEAR                                                                AMOUNT
      ----                                                                ------
      1998............................................................... $2,600
      1999...............................................................    300
                                                                          ------
                                                                          $2,900
                                                                          ======

  Subsequent to year-end, the Partnership repaid $1.4 million of principal to Host Marriott on the Host FF&E Loans, thereby reducing the balance on the Host FF&E Loans to $1.5 million.

  These loans are non-recourse to the Partnership and its partners and are secured by payments from Marriott International under the FF&E Leases, as defined in Note 8. Interest expense on these loans is offset by lease payments received under the Marriott International FF&E Leases. As of December 31, 1997 and 1996, Marriott International owed $2.9 million plus accrued interest to the Partnership pursuant to these agreements with the final installment due on December 31, 1999. Subsequent to year-end, Marriott International repaid $1.5 million of principal to the Partnership on the Marriott International FF&E Leases.

  Since 1995 the Bank Hotels' FF&E funding requirements have been met through contributions to a property improvement fund for the combined Bank Hotels. Since its acquisition date in 1994, the FF&E funding requirements for the Tampa Hotel have been met through the establishment of a property improvement fund for the Hotel. However, the Raleigh Hotel required additional funds, as described below. See Note 8 for further details on the property improvement funds.

 Raleigh Hotel Furniture, Fixtures and Equipment Loans

  In 1995, Host Marriott and MHSI each provided an unsecured loan to the Partnership in the amount of $350,000 ("Raleigh $350,000 FF&E Loans") to fund costs of a softgoods rooms renovation at the Raleigh Hotel in excess of amounts available in the Hotel's property improvement fund. Each Raleigh $350,000 FF&E Loan was fully advanced to the Partnership by January 24, 1995. The Raleigh $350,000 FF&E Loans bear interest at the prime rate. Payments on the loans are made each accounting period from a portion of the property improvement fund contribution equal to 1% of gross Hotel sales and are applied first to interest and then to principal. The Raleigh $350,000 FF&E Loans are due and payable on the earlier of the termination of the Raleigh management agreement or December 31, 2005. Interest accrued in 1995 was added to the principal balance of each of the loans. As of December 31, 1997 and 1996, $298,000 and $342,000, respectively, was due on each of the Raleigh $350,000 FF&E Loans. The weighted average interest rate was 8.44% for 1997, 8.27% for 1996, and 8.85% for 1995. At December 31, 1997, the interest rate on the Raleigh $350,000 FF&E Loans was 8.50%.

  In 1996, Host Marriott provided another unsecured loan to the Partnership in the amount of $700,000 ("Raleigh $700,000 FF&E Loan") to fund costs of a casegoods rooms renovation at the Raleigh Hotel in excess of the amounts available in the Hotel's property improvement fund. The Raleigh $700,000 FF&E Loan was fully advanced to the Partnership by December 9, 1996. The Raleigh $700,000 FF&E Loan bears interest at the prime rate plus 0.5%. Payments on the loan are made each accounting period from a portion of the property improvement fund contribution equal to 1% of gross Hotel sales and are applied first to interest and then to principal. The Raleigh $700,000 FF&E Loan is due and payable on the earlier of the termination of the Raleigh management agreement or December 31, 2003. As of December 31, 1997 and 1996, $571,000 and $658,000, respectively, was due on the Raleigh $700,000 FF&E Loan. The weighted average interest rate was 8.94% for 1997 and 8.75% for 1996. At December 31, 1997, the interest rate was 9.00%.

 Other Loans

  As of December 31, 1997, the Partnership also owed Host Marriott $88.8 million including accrued interest, as follows: (i) $64.4 million related to the original Host Marriott Guaranty and the S&L Guaranty; (ii) $8.5

                                 PHLP Supp-59
million related to the Bank Guaranty; (iii) $5.4 million related to working capital advances; (iv) $8.9 million for capital improvements at the Point Clear, Alabama Hotel; and (v) $1.6 million from Host Marriott's subordination of cash flow from the 66-room Raleigh addition. All of the above-mentioned advances bear interest at the prime rate as announced by Bankers Trust Company with a weighted average interest rate of 8.44% for 1997, 8.27% for 1996, and 8.85% for 1995. At December 31, 1997, the interest rate was 8.50%.

  All Partnership indebtedness, including the Bank Loan, guaranty advances, other General Partner loans, and deferred base and incentive management fees, which is outstanding upon dissolution of the Partnership must be repaid before any cash distributions can be made to the partners.

NOTE 7. LEASES

  The Partnership's five ground leases have lease terms expiring in 2006 (Tampa), 2008 (Greensboro and Miami), 2009 (Houston), and 2032 (Albuquerque) and contain one or more renewal options that allow the Partnership to extend the leases from 15 to 50 additional years. The leases generally provide for minimum base rentals as well as additional ground rentals which are calculated as a percentage of sales in excess of minimum base rentals. Total ground rental expense for the three years ended December 31 consisted of (in thousands):

                                                            1997   1996   1995
                                                           ------ ------ ------
      Minimum rentals..................................... $1,548 $1,548 $1,548
      Additional rentals based on sales...................    719    706    664
                                                           ------ ------ ------
                                                           $2,267 $2,254 $2,212
                                                           ====== ====== ======

  Minimum rentals for the five Hotels operating under noncancelable leases for real estate for future years (exclusive of percentage rentals) are as follows (in thousands):

                                                                        MINIMUM
      YEAR                                                              RENTAL
      ----                                                              -------
      1998............................................................. $ 1,548
      1999.............................................................   1,548
      2000.............................................................   1,548
      2001.............................................................   1,548
      2002.............................................................   1,548
      Thereafter.......................................................  13,216
                                                                        -------
      Total minimum lease payments..................................... $20,956
                                                                        =======

NOTE 8. MANAGEMENT AGREEMENTS

 Marriott International Management Agreement

  On July 16, 1982, the Partnership entered into a management agreement with Marriott International (the "Marriott International Management Agreement") to manage and operate the Hotels for a term of 25 years from the opening of each Hotel with renewal terms, at the option of Marriott International, of up to an additional 50 years. The Marriott International Management Agreement provided for payment of base management fees equal to a percentage of sales ranging from 7% to 8% depending on the length of time the Hotel had been open as well as incentive management fees equal to a percentage of hotel operating profit, as defined, ranging from 20% to 90% depending on the level of returns from operating profit paid to the Partnership. In connection with obtaining the Bank Loan, the Marriott International Management Agreement was amended on December 22, 1987, with respect to the Bank Hotels to provide for the payment of base management fees only after payment of debt service on the Bank Loan. If funds available after debt service were insufficient to pay all base management fees related to the Bank Hotels, the fees were deferred without interest and payable in future years. The Partnership and the S&L Lender also modified the Marriott International Management Agreement with respect to the S&L Hotels, providing for reductions in the base management fees for 1989 through 1993. As of December 31, 1994,

                                 PHLP Supp-60
the balance of deferred base management fees was $47.5 million. Payment of the incentive management fees was dependent upon the availability of cash flow after debt service, and incentive management fees were payable only after repayment of certain debt service guaranty advances and certain priority returns to the Partnership expressed as a percentage of limited partner invested equity. Through December 31, 1994, no incentive management fees had been paid since inception. As of December 31, 1994, deferred incentive management fees were $98.8 million. In connection with the Bank Loan restructuring in 1995, the Marriott International Management Agreement was terminated and the deferred balances of base and incentive management fees outstanding as of December 31, 1994, were forgiven. The Partnership recorded an extraordinary gain of $146.3 million in 1995 to recognize the gain which resulted from the forgiveness of the deferred fees.

  Until the termination of the Marriott International Management Agreement, Marriott International entered into leases (the "FF&E Leases") from the Partnership for all FF&E replacements for terms of up to six years. Lease payments represent an amount approximately equal to the principal amortization, interest, and fees associated with indebtedness incurred by the Partnership to finance the replacements and any sales and use taxes, personal property taxes, insurance premiums, and additional costs incurred by the Partnership in connection with the acquisition and use of such replacements. As of December 31, 1997 and 1996, Marriott International was obligated to pay $2.9 million and $5.2 million, respectively, to the Partnership under these agreements.

 Bank Hotels Management Agreement

  Effective December 31, 1994, in connection with the Bank Loan restructuring, the Partnership entered into a new management agreement (the "Bank Hotels Management Agreement") with Marriott International. This agreement provides for an initial term of 25 years from the opening date, as specified in the agreement, of each Bank Hotel with renewal terms at the option of Marriott International of up to an additional 50 years. The Bank Hotels Management Agreement provides Marriott International with a base management fee of 3% of gross Bank Hotel sales. In accordance with the restructured Bank Loan, a portion of the base management fee equal to 1% of gross Bank Hotel sales (the "Subordinated Base Management Fee") is subordinate to the payment of debt service on the Bank Loan and repayment of certain advances under the Bank Guaranty. As a result, the Subordinated Base Management Fee is set aside in a collateral account to be made available for the payment of (i) debt service on the Bank Loan, (ii) debt service on the Bank Guaranty, and (iii) depending upon the balance of the Bank Guaranty, deferred base management fees. Any unpaid base management fees are deferred without interest and are payable in future years. As of December 31, 1997 and 1996, deferred base management fees were $3.6 million and $2.4 million, respectively. On February 23, 1998, the Partnership repaid $1.5 million to Marriott International for deferred base management fees. Therefore, as of February 23, 1998, deferred base management fees were $2.1 million.

  The Manager will continue to earn incentive management fees equal to 20% of hotel operating profit, as defined, and additional incentive management fees, after certain returns to the Partnership, ranging from 10% to 70% of hotel operating profit depending upon the level of returns achieved by the Partnership. Payment of incentive management fees will continue to be fully subordinated to the payment of debt service and to the replenishment of all guaranties. As of December 31, 1997 and 1996, deferred incentive management fees were $22.2 million and $14.8 million, respectively.

  The Bank Hotels Management Agreement also requires the Partnership to maintain a property improvement fund (the "Bank Hotels Property Improvement Fund") to ensure that the physical condition and product quality of the Bank Hotels are maintained. Contributions to the Bank Hotels Property Improvement Fund are equal to 5% of gross Bank Hotel sales.

  On February 24, 1995, the Partnership, the Bank Lender, and Marriott International entered into a cash collateral agreement with terms effective January 1, 1995, whereby all Partnership cash relating to the Bank Hotels (including the Bank Hotels Property Improvement Fund and the Subordinated Base Management Fees) was pledged as collateral for the Bank Loan. Pursuant to the cash collateral agreement, a portion of the Bank Hotels Property Improvement Fund contribution equal to 4% of gross Bank Hotel sales is to be deposited into an

                                 PHLP Supp-61
escrow account for the FF&E needs of the Bank Hotels. This escrow balance as of December 31, 1997 and 1996, was $2.8 million and $2.4 million, respectively. The remaining portion of the Bank Hotels Property Improvement Fund contribution equal to 1% of gross Bank Hotel sales is to be deposited into a restricted cash account which is subordinated to the payment of current debt service on the Bank Loan. Any balance remaining in the restricted cash account at the end of each year, after payment of debt service, will be released from any restrictions. As of December 31, 1997 and 1996, the balance in the restricted cash account was $1.1 million. The balance in the fund was not required for 1997 or 1996 debt service and was transferred to the Bank Hotels Property Improvement Fund in early 1998 and 1997, respectively.

 Raleigh and Tampa Management Agreements

  Upon the Partnership's reacquisition of the Raleigh and Tampa Hotels, the Partnership entered into new management agreements (the "MHSI Agreements") with MHSI for each of the Hotels. These agreements provide for payments to MHSI as follows: (i) a base management fee equal to 3% of gross Hotel sales and (ii) an incentive management fee equal to 20% of operating profit, as defined. The MHSI Agreements provide for an initial term expiring on December 31, 2009. MHSI may renew each agreement at its option, for up to two successive eight-year terms. The Partnership may terminate the Raleigh or Tampa management agreement after June 18, 1999, and July 16, 1999, respectively, if specified minimum operating results for each Hotel are not achieved. However, MHSI can prevent termination by waiving its base management fee with respect to each Hotel for a two-year period.

  The MHSI Agreements provide for a priority return to the Partnership equal to 10.75% of the owner's investment, plus ground rent in the case of the Tampa Hotel. As of December 31, 1997, the Raleigh and Tampa owner's investment was $19.6 million and $16.8 million, respectively. The MHSI Agreement for Raleigh provides for a portion of the base management fee payable to MHSI equal to 1% of gross Hotel sales to be subordinated to the first 10% of the 10.75% priority return for five years from the effective date of the Raleigh agreement. Any unpaid base management fees will accrue and are payable from any excess operating profit; however, any deferred base management fees remaining on June 18, 1999, will be waived. As of December 31, 1997 and 1996, no base management fees were deferred under the Raleigh management agreement.

  Incentive management fees are payable from 40% of available cash flow, as defined. Any unpaid incentive management fees for the Raleigh and Tampa Hotels are waived annually. In 1997, incentive management fees paid for the Raleigh and Tampa Hotels were $567,000 and $350,000, respectively. In 1996, incentive management fees paid for the Raleigh and Tampa Hotels were $574,000 and $315,000, respectively.

  Each MHSI Agreement provides for the establishment of a property improvement fund ("Property Improvement Fund") for each Hotel. Contributions to the Property Improvement Fund equal 5% of gross Hotel sales from each Hotel. However, effective August 1996, MHSI and the Partnership agreed to increase the contribution from 5% to 7% for the Raleigh Hotel until an additional $300,000 was deposited to cover the cost of certain renovations. This increase was in effect until the fourth quarter of 1997. In addition, a portion of the contribution for the Raleigh Hotel equal to 2% of gross Hotel sales is used to pay interest and principal on the Raleigh $350,000 FF&E Loans and the Raleigh $700,000 FF&E Loan. As of December 31, 1997, the balances of the Raleigh and Tampa Property Improvement Funds were $727,000 and $232,000, respectively. As of December 31, 1996, the balances of the Raleigh and Tampa Property Improvement Funds were $678,000 and $67,000, respectively.

 General

  Pursuant to the terms of the management agreements, the Managers are required to furnish the Hotels with certain services ("Chain Services") which generally are provided on a central or regional basis to all hotels in the Marriott hotel system. Chain Services include central training, advertising and promotion, a national reservation system, computerized payroll and accounting services, and such additional services, as needed, which may be performed more efficiently on a centralized basis. Costs and expenses incurred in providing such services

                                 PHLP Supp-62
are allocated among all domestic hotels managed, owned, or leased by Marriott International or its subsidiaries. In addition, the Hotels also participate in Marriott International's Marriott Rewards Program ("MRP"). This program was formerly called the Honored Guest Awards Program. The cost of this program is charged to all hotels in the Marriott hotel system based on the MRP sales at each hotel. The total amount of Chain Services and MRP costs charged to the Partnership was $7.3 million in 1997, $7.1 million in 1996, and $7.6 million in 1995.

  Pursuant to the terms of the management agreements, the Partnership is required to provide the Managers with working capital and supplies to meet the operating needs of the Hotels. In 1995, in conjunction with the sale of the Dallas Hotel, $946,000 was reimbursed by the Dallas Hotel to the Partnership. These funds were used to pay interest and principal on working capital advances from Host Marriott. Additionally during 1995, Marriott International returned $400,000 in working capital to the Partnership. During 1996, the Partnership advanced $262,000 to Marriott International for working capital. During 1997, $168,000 in working capital was returned to the Partnership. Therefore, as of December 31, 1997 and 1996, $5.1 million and $5.3 million, respectively, has been advanced to the Managers for working capital and supplies for the Hotels.

NOTE 9. RELATED PARTY TRANSACTIONS

  A 66-guest room addition to the Raleigh Hotel was completed and opened on July 18, 1987. The $3.4 million addition was operated as part of the Raleigh Hotel but was owned by Host Marriott. Host Marriott subordinated its receipt of cash flow generated from the Host Marriott-owned Raleigh addition (the "Addition Deferral") to the payment of debt service on the S&L Loan for the years 1991 through 1993. The Addition Deferral bears interest at the prime rate. The weighted average interest rate was 8.44% for 1997, 8.27% for 1996, and 8.85% for 1995. The balance of the Addition Deferral including accrued interest at December 31, 1997 and 1996, was $1.6 and $1.5 million, respectively. Except for the balance of $1.6 million, the Partnership's rights and obligations under the Addition Deferral arrangement terminated with the Raleigh Hotel foreclosure. Additionally, the 66-room addition was purchased by the Partnership when the Raleigh Hotel was repurchased during 1994.

  On June 28, 1995, the Partnership assigned its right of first refusal to purchase the Point Clear Hotel to a subsidiary of Host Marriott, which subsequently purchased the Hotel. In exchange, Host Marriott agreed to forgive $2 million of accrued interest on certain advances to the Partnership, which has been accounted for as a capital contribution by the General Partner.

  On August 22, 1995, the Partnership sold the Dallas Hotel to a subsidiary of Host Marriott. The proceeds from the sale of the Dallas Hotel were used to repay $44 million of the Bank Loan.

                                 PHLP Supp-63

                       POTOMAC HOTEL LIMITED PARTNERSHIP

                       CONDENSED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                                 FIRST TWO
                                                                 QUARTERS
                                                             ------------------
                                                               1998      1997
                                                             --------  --------
REVENUES
  Hotel revenues............................................ $ 29,480  $ 28,048
                                                             --------  --------
OPERATING COSTS AND EXPENSES
  Incentive management fees.................................    5,548     5,195
  Depreciation..............................................    3,891     2,526
  Base management fees......................................    2,370     2,257
  Property taxes............................................    1,625     1,602
  Ground rent, insurance and other..........................    1,969     2,118
                                                             --------  --------
                                                               15,403    13,698
                                                             --------  --------
OPERATING PROFIT............................................   14,077    14,350
  Interest expense..........................................  (11,905)  (11,490)
  Other revenues............................................      257       328
                                                             --------  --------
NET INCOME.................................................. $  2,429  $  3,188
                                                             ========  ========
ALLOCATION OF NET INCOME
  General Partner........................................... $     25  $     32
  Limited Partners..........................................    2,404     3,156
                                                             --------  --------
                                                             $  2,429  $  3,188
                                                             ========  ========
NET INCOME PER LIMITED PARTNER UNIT (1,800 Units)........... $  1,336  $  1,753
                                                             ========  ========


                  See Notes to Condensed Financial Statements.

                                  PHLP Supp-64

                       POTOMAC HOTEL LIMITED PARTNERSHIP

                            CONDENSED BALANCE SHEET
                                 (IN THOUSANDS)

                                                         JUNE 19,   DECEMBER 31,
                                                           1998         1997
                                                        ----------- ------------
                                                        (UNAUDITED)
                        ASSETS
Property and equipment, net...........................   $ 153,748   $ 154,253
Due from Marriott International, Inc. and affiliates..      10,602      10,173
Other assets..........................................       4,834       4,265
Restricted cash.......................................      15,893       6,351
Cash and cash equivalents.............................         589       3,182
                                                         ---------   ---------
                                                         $ 185,666   $ 178,224
                                                         =========   =========
          LIABILITIES AND PARTNERS' DEFICIT
LIABILITIES
  Mortgage debt.......................................   $ 168,909   $ 172,667
  Due to Host Marriott Corporation and affiliates.....     123,819     125,549
  Incentive and base management fees due to Marriott
   International, Inc. ...............................      29,793      25,868
  Due to Marriott International, Inc. and affiliates..         368         398
  Accrued interest and other liabilities..............       7,470         864
                                                         ---------   ---------
    Total Liabilities.................................     330,359     325,346
                                                         ---------   ---------
PARTNERS' DEFICIT
  General Partner.....................................     (34,817)    (34,842)
  Limited Partners....................................    (109,876)   (112,280)
                                                         ---------   ---------
    Total Partners' Deficit...........................    (144,693)   (147,122)
                                                         ---------   ---------
                                                         $ 185,666   $ 178,224
                                                         =========   =========


                  See Notes to Condensed Financial Statements.

                                  PHLP Supp-65

                       POTOMAC HOTEL LIMITED PARTNERSHIP

                       CONDENSED STATEMENT OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                FIRST TWO
                                                                QUARTERS
                                                            ------------------
                                                              1998      1997
                                                            --------  --------
OPERATING ACTIVITIES
  Net income............................................... $  2,429  $  3,188
  Noncash items............................................   11,251     9,457
  Changes in operating accounts............................    4,282     5,398
                                                            --------  --------
    Cash provided by operating activities..................   17,962    18,043
                                                            --------  --------
INVESTING ACTIVITIES
  Additions to property and equipment......................   (3,404)   (3,358)
  Change in property improvement funds.....................     (678)   (1,005)
  Working capital received from Marriott International,
   Inc. and affiliates, net................................      --        168
                                                            --------  --------
    Cash used in investing activities......................   (4,082)   (4,195)
                                                            --------  --------
FINANCING ACTIVITIES
  Change in restricted cash................................   (9,542)  (10,490)
  Repayments to Host Marriott Corporation and affiliates,
   net.....................................................   (4,649)   (5,419)
  Principal repayments on mortgage debt....................   (3,758)   (2,171)
  Repayments to affiliates of Marriott International,
   Inc.....................................................      (28)      (22)
  Collection of amounts due from Marriott International,
   Inc.....................................................    1,504       --
                                                            --------  --------
    Cash used in financing activities......................  (16,473)  (18,102)
                                                            --------  --------
DECREASE IN CASH AND CASH EQUIVALENTS......................   (2,593)   (4,254)
CASH AND CASH EQUIVALENTS at beginning of period...........    3,182     5,228
                                                            --------  --------
CASH AND CASH EQUIVALENTS at end of period................. $    589  $    974
                                                            ========  ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for mortgage and other interest................ $  2,162  $  2,080
                                                            ========  ========

                  See Notes to Condensed Financial Statements.

                                  PHLP Supp-66

                       POTOMAC HOTEL LIMITED PARTNERSHIP

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

  1. The accompanying condensed financial statements have been prepared by Potomac Hotel Limited Partnership (the "Partnership") without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted from the accompanying statements. The Partnership believes the disclosures made are adequate to make the information presented not misleading. However, the condensed financial statements should be read in conjunction with the Partnership's financial statements and notes thereto included in the Partnership's Form 10-K for the fiscal year ended December 31, 1997.

  In the opinion of the Partnership, the accompanying unaudited condensed financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Partnership as of June 19, 1998; the results of operations and cash flows for the first two quarters 1998 and 1997. Interim results are not necessarily indicative of fiscal year performance because of seasonal and short-term variations.

  For financial reporting purposes, the Partnership's net income is allocated 99% to the limited partners and 1% to Host Marriott Corporation ("Host Marriott" or "General Partner"). Significant differences exist between the net income for financial reporting purposes and the net income for Federal income tax reporting purposes. These differences are due primarily to the use for tax purposes of differing useful lives and accelerated depreciation methods, differing tax bases in contributed capital, and differing timings in the recognition of management fee expense.

  2. Certain reclassifications were made to the prior quarter financial statements to conform to the current quarter presentation.

  3. Hotel revenues represent house profit of the Partnership's hotels since the Partnership has delegated substantially all of the operating decisions related to the generation of house profit of the hotels to the manager. House profit reflects hotel operating results which flow to the Partnership as property owner and represents gross hotel sales less property-level expenses, excluding depreciation, base and incentive management fees, property taxes, ground rent, insurance, and certain other costs, which are disclosed separately in the condensed statement of operations.

  On November 20, 1997, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board reached a consensus on EITF 97-2 "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements." EITF 97-2 addresses the circumstances in which a management entity may include the revenues and expenses of a managed entity in its financial statements.

  The Partnership is assessing the impact of EITF 97-2 on its policy of excluding property-level revenues and operating expenses of the Hotels from its condensed statements of operations. If the Partnership concludes that EITF 97-2 should be applied to the Hotels, it would include operating results of this managed operation in its condensed financial statements. Application of EITF 97-2 to the condensed financial statements as of and for the first two quarters 1998, would have increased both revenues and operating expenses by approximately $49.5 million, respectively, and would have had no impact on net income.


                                 PHLP Supp-67

                    POTOMAC HOTEL LIMITED PARTNERSHIP

  Hotel revenues consist of the following hotel operating results (in thousands):

                                                                  FIRST TWO
                                                                  QUARTERS
                                                              -----------------
                                                                1998     1997
                                                              -------- --------
HOTEL SALES
  Rooms...................................................... $ 51,015 $ 48,339
  Food and beverage..........................................   22,137   21,190
  Other......................................................    5,841    5,704
                                                              -------- --------
                                                                78,993   75,233
                                                              -------- --------
HOTEL EXPENSES
  Departmental Direct Costs
    Rooms....................................................   11,780   11,098
    Food and beverage........................................   16,292   15,840
  Other hotel operating expenses.............................   21,441   20,247
                                                              -------- --------
                                                                49,513   47,185
                                                              -------- --------
HOTEL REVENUES............................................... $ 29,480 $ 28,048
                                                              ======== ========

  4. Host Marriott, the General Partner of the Partnership, announced on April 17, 1998, that its Board of Directors has authorized the company to reorganize its business operations to qualify as a real estate investment trust ("REIT") to become effective as of January 1, 1999. As part of the REIT conversion, Host Marriott expects to form a new operating partnership (the "Operating Partnership") and limited partners in certain Host Marriott full-service hotel partnerships and joint ventures, including the Partnership, are expected to be given an opportunity to receive, on a tax-deferred basis, Operating Partnership units in the Operating Partnership in exchange for their current limited partnership interests. The Operating Partnership units would be redeemable by the limited partner for freely traded Host Marriott shares (or the cash equivalent thereof) at any time after one year from the closing of the merger. In connection with the REIT conversion, the Operating Partnership filed a Registration Statement on Form S-4 with the Securities and Exchange Commission on June 2, 1998. Limited partners will be able to vote on this Partnership's participation in the merger later this year through a consent solicitation.


                                 PHLP Supp-68

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF TRUSTEES AND OFFICERS.

  The Declaration of Trust of Host REIT authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer or (b) any individual who, while a trustee of Host REIT and at the request of Host REIT, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former Trustee or officer of Host REIT. The Bylaws of Host REIT obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer who is made party to the proceeding by reason of his service in that capacity or (b) any individual who, while a trustee or officer of Host REIT and at the request of Host REIT, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. The Declaration of Trust and Bylaws also permit Host REIT to indemnify and advance expenses to any person who served as a predecessor of Host REIT in any of the capacities described above and to any employee or agent of Host REIT or a predecessor of Host REIT. The Bylaws require Host REIT to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

  The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for trustees and officers of Maryland corporations. Host REIT will indemnify its present and former trustees and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the trustee or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, Host REIT may not indemnify for an adverse judgment in a suit by or in the right of the corporation. The Bylaws of Host REIT require it, as a condition to advancing expenses, to obtain (a) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by Host REIT as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by Host REIT if it shall ultimately be determined that the standard of conduct was not met.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

                                                                          PAGE
                                                                          ----
FINANCIAL STATEMENT SCHEDULES
Report of Independent Public Accountants on Financial Statement Sched-
 ules.................................................................... S-1
Schedule III--Real Estate and Accumulated Depreciation................... S-2

 EXHIBITS
 --------
  2.1**   --Form of Agreement and Plan of Merger between the Partnerships and the Merger Partnerships
  3.1*    --Form of Amended and Restated Agreement of Limited Partnership of
            Host Marriott, L.P.
  3.2*    --Amended and Restated Agreement of Limited Partnership dated
            December 31, 1997 of Atlanta Marriott Marquis II Limited Partnership
            (incorporated by reference to Exhibit 2.a. of Atlanta Marquis
            Limited Partnership's Form 10-K for the year ended December 31,
            1997)
  3.3*    --Amended and Restated Agreement of Limited Partnership dated June
            12, 1989, of Mutual Benefit Chicago Marriott Suite Hotel Partners,
            L.P. (incorporated by reference to Exhibit 3.1 of Mutual Benefit
            Chicago Marriott Suite Hotel Partners, L.P.'s Form 10 filed June 12,
            1998)
  3.4*    --Second Amended and Restated Agreement of Limited Partnership dated
            September 26, 1997 of Desert Springs Marriott Limited Partnership
            (incorporated by reference to Exhibit 3.2 of Desert Springs Limited
            Partnership's Form 10-Q for the quarter ended September 30, 1997)
  3.5*    --Second Amended and Restated Agreement of Limited Partnership dated
            April 3, 1997 of Hanover Marriott Limited Partnership (incorporated by reference to Exhibit 3(a) of Hanover Marriott Limited
            Partnership's Form 10 filed June 12, 1998)
  3.6*    --Amended and Restated Agreement of Limited Partnership dated
            February 7, 1990 of Marriott Diversified American Hotels, L.P.
            (incorporated by reference to Exhibit 3(a) of Marriott Diversified
            American Hotels, L.P.'s Form 10 filed June 12, 1998)
  3.7*    --Amended and Restated Agreement of Limited Partnership dated
            November 27, 1985 of Marriott Hotel Properties Limited Partnership
            (incorporated by reference to Exhibit 3.1 of Marriott Hotel
            Properties Limited Partnership's Form 10 dated September 29, 1986)
  3.8*    --Amended and Restated Agreement of Limited Partnership dated June
            14, 1996 of Marriott Hotel Properties II Limited Partnership
            (incorporated by reference to Exhibit 3.1 of Marriott Hotel
            Properties II Limited Partnership's Form 10-K for the year ended
            December 31, 1996)
  3.9*    --Amended and Restated Agreement of Limited Partnership dated July
            16, 1982 of Potomac Hotel Limited Partnership (incorporated by reference to Exhibit 3 of Potomac Hotel Limited Partnership's Form
            10-K for the year ended December 31, 1994)
  3.10*   --Certificate of Incorporation dated April 15, 1998 of HMC Real
            Estate Corporation, the general partner of Host Marriott, L.P.
  3.11*   --Bylaws dated April 15, 1998 of HMC Real Estate Corporation, the general partner of Host Marriott, L.P.
  4.1**   --Form of Indenture between Host Marriott, L.P. and [Indenture
            Trustee]
  4.2**   --Form of Note
  5.1**   --Opinion of Hogan & Hartson L.L.P. regarding legality of the securities being registered
  8.1**   --Opinion of Hogan & Hartson L.L.P. regarding certain tax matters
 10.1**   --Form of Management Agreement
 10.2**   --Form of Lease
 12.1*    --Computation of Ratios of Earnings to Fixed Charges
 21.1**   --List of Subsidiaries of Host Marriott, L.P.
 23.1**   --Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
 23.2     --Consent of Arthur Andersen LLP
 23.3     --Consent of American Appraisal Associates, Inc.
 25.1**   --Statement of Eligibility and Qualification of [Trustee] [bound separately]
 99.1*    --Appraisal of Houston Marriott Medical Center Hotel by American
            Appraisal Associates, Inc. dated March 1, 1998
 99.2*    --Appraisal of Seattle Marriott Hotel, Sea-Tac by American Appraisal
            Associates, Inc. dated March 1, 1998
 99.3*    --Appraisal of Marriott's Desert Springs Resort & Spa by American
            Appraisal Associates, Inc. dated March 1, 1998
 99.4*    --Appraisal of Raleigh Marriott Crabtree Valley by American Appraisal
            Associates, Inc. dated March 1, 1998
 99.5*    --Appraisal of Atlanta Marriott Marquis by American Appraisal
            Associates, Inc. dated March 1, 1998

 EXHIBITS
 --------
 99.6*    --Appraisal of Greensboro-High Point Marriott by American Appraisal
            Associates, Inc. dated March 1, 1998
 99.7*    --Appraisal of San Ramon Marriott at Bishop Ranch by American
            Appraisal Associates, Inc. dated March 1, 1998
 99.8*    --Appraisal of Marriott Rivercenter by American Appraisal Associates,
            Inc. dated March 1, 1998
 99.9*    --Appraisal of New Orleans Marriott Hotel by American Appraisal
            Associates, Inc. dated March 1, 1998
 99.10*   --Appraisal of Santa Clara Marriott by American Appraisal Associates,
            Inc. dated March 1, 1998
 99.11*   --Appraisal of Fairview Park Marriott by American Appraisal
            Associates, Inc. dated March 1, 1998
 99.12*   --Appraisal of Detroit Marriott Livonia Hotel by American Appraisal
            Associates, Inc. dated March 1, 1998
 99.13*   --Appraisal of Biscayne Bay Marriott Hotel & Marina by American
            Appraisal Associates, Inc. dated March 1, 1998
 99.14*   --Appraisal of Marriott's Mountain Shadow Resort & Golf Club by
            American Appraisal Associates, Inc. dated March 1, 1998
 99.15*   --Appraisal of Southfield Marriott Hotel by American Appraisal
            Associates, Inc. dated March 1, 1998
 99.16*   --Appraisal of Marriott At Research Triangle Park by American
            Appraisal Associates, Inc. dated March 1, 1998
 99.17*   --Appraisal of Tampa Marriott Westshore by American Appraisal
            Associates, Inc. dated March 1, 1998
 99.18*   --Appraisal of Albuquerque Marriott by American Appraisal Associates,
            Inc. dated March 1, 1998
 99.19*   --Appraisal of Fullerton Marriott Hotel by American Appraisal
            Associates, Inc. dated March 1, 1998
 99.20*   --Appraisal of Dayton Marriott by American Appraisal Associates, Inc.
            dated March 1, 1998
 99.21*   --Appraisal of Marriott's Harbor Beach Resort by American Appraisal
            Associates, Inc. dated March 1, 1998
 99.22*   --Appraisal of Marriott's Orlando World Center by American Appraisal
            Associates, Inc. dated March 1, 1998
 99.23*   --Appraisal of Chicago Marriott Suites O'Hare by American Appraisal
            Associates, Inc. dated March 1, 1998
 99.24*   --Appraisal of Hanover Marriott Hotel by American Appraisal
            Associates, Inc. dated March 1, 1998
 99.25**  --Fairness Opinion dated    , 1998 of American Appraisal Associates,
            Inc.

--------

*  Previously filed.
** To be filed by amendment.

ITEM 22. UNDERTAKINGS.

  The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BETHESDA, STATE OF MARYLAND, ON AUGUST 10, 1998.

                                          Host Marriott, L.P.


                                          By:  HMC Real Estate Corporation,
                                              ---------------------------------
                                                AS GENERAL PARTNER OF HOST
                                                      MARRIOTT, L.P.


                                          By:   /s/ Robert E. Parsons, Jr.
                                              ---------------------------------
                                               NAME: ROBERT E. PARSONS, JR.
                                               TITLE: PRESIDENT AND DIRECTOR

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

     /s/ Robert E. Parsons, Jr.        President and
-------------------------------------   Director (Chief        August 10, 1998
       ROBERT E. PARSONS, JR.           Executive Officer
                                        and Chief Financial
                                        Officer)

        /s/ Donald D. Olinger          Vice President
-------------------------------------   (Chief Accounting      August 10, 1998
          DONALD D. OLINGER             Officer)

     /s/ Christopher G. Townsend       Vice President and
-------------------------------------   Director               August 10, 1998
       CHRISTOPHER G. TOWNSEND